      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      SECURITY CAPITAL GROUP INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        MARYLAND                     6719                    36-3692698
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          JEFFREY A. KLOPF, SECRETARY
                      SECURITY CAPITAL GROUP INCORPORATED
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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                                                 PROPOSED
          TITLE OF EACH CLASS OF             MAXIMUM AGGREGATE       AMOUNT OF
       SECURITIES TO BE REGISTERED           OFFERING PRICE(1)   REGISTRATION FEE
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Warrants to Purchase Class B Common Stock.      $46,926,322         $14,220.10
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(1) Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(g), the above calculation is based on the aggregate exercise price of the warrants. Includes such number of shares of Class B Common Stock, $0.01 par value per share ("Class B Shares"), as may be issuable upon exercise of warrants (as well as such additional indeterminate number of Class B Shares as may be issued upon exercise of warrants as a result of adjustments to the exercise rate in accordance with the terms thereof) and such number of Preferred Share Purchase Rights associated with such Class B Shares.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                                     LOGO

To the Shareholders of Security Capital Atlantic Incorporated ("ATLANTIC"):

  You are invited to attend a special meeting of ATLANTIC shareholders to be
held in           ,            on           ,              , 1997 at      a.m.
local time.

  The purpose of the special meeting is to consider a transaction by which ATLANTIC will become internally managed. At the meeting you will be asked to consider and vote upon a proposed Merger and Issuance Agreement which contemplates (i) the merger of ATLANTIC's REIT manager and property manager with and into a subsidiary of ATLANTIC in exchange for ATLANTIC common shares,
(ii) the issuance by ATLANTIC to its common shareholders of rights to subscribe for and purchase additional ATLANTIC common shares at or below the price of those being acquired by Security Capital Group Incorporated ("Security Capital") and (iii) the issuance by Security Capital of warrants to purchase shares of Class B Common Stock of Security Capital directly to holders of ATLANTIC common shares (other than Security Capital). You will also be asked to approve a long-term incentive plan for officers and key employees. If the foregoing proposals are approved, each holder of ATLANTIC common shares will (1) retain his or her existing ATLANTIC common shares, (2) receive rights to purchase additional ATLANTIC common shares and (3) receive warrants to purchase shares of Security Capital Class B Common Stock. The transaction and certain related matters are described in detail in the accompanying Proxy Statement and Prospectus. Please review it carefully.

  After careful consideration, the Board of Directors has unanimously approved the transaction and recommends that all shareholders vote for its approval. The affirmative vote of holders of a majority of the outstanding common shares of ATLANTIC will be necessary for approval of the Merger and Issuance Agreement. The approval by the holders of a majority of the votes cast at the meeting is necessary for the approval of the long-term incentive plan. Security Capital intends to vote its ATLANTIC common shares, representing approximately 51% of the outstanding shares, in favor of such proposal.

  Please complete, sign and date your enclosed proxy card and return it to us in the accompanying envelope as soon as possible. Failure to return your proxy card or to vote in person at the special meeting will have the effect of a vote against the Merger and Issuance Agreement. Returning your completed proxy card will not limit your right to vote in person if you attend the special meeting.

  If you have any questions regarding the proposed transaction, please call Georgeson & Company, Inc., our proxy solicitation and information agent, at
(800)    -    .

                                          Very truly yours,

                                          Constance B. Moore
                                          Co-Chairman

               YOUR PROXY IS IMPORTANT--PLEASE RESPOND PROMPTLY
         SIX PIEDMONT CENTER . ATLANTA, GEORGIA 30305 . (404) 237-9292

                                     LOGO

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), will be
held on           ,              , 1997, commencing at      a.m., local time,
at           , for the following purposes:

    1. To consider and vote upon the approval of a Merger and Issuance Agreement dated as of March 24, 1997, as amended (the "Merger Agreement"), between ATLANTIC and Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), pursuant to which, among other matters,
  (i) Security Capital would contribute to ATLANTIC, through a merger transaction, all of Security Capital's REIT management and property management businesses and operations relating to ATLANTIC, in exchange for common shares of ATLANTIC valued at $54,608,549, (ii) ATLANTIC would issue to its shareholders rights to subscribe for and purchase additional ATLANTIC common shares generally at or below the price as those being acquired by Security Capital through the merger transaction and (iii) Security Capital would issue warrants to acquire shares of its Class B Common Stock directly to the holders of ATLANTIC common shares (other than Security Capital), all as more fully described in the accompanying Proxy Statement and Prospectus;

    2. To approve the adoption of the Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan (the "1997 Incentive Plan"); and

    3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

  A copy of the Merger Agreement is set forth as Annex I to the Proxy Statement and Prospectus attached hereto and is incorporated herein by reference. A copy of the 1997 Incentive Plan is set forth in Annex II to the Proxy Statement and Prospectus attached hereto and is incorporated herein by reference.

  The Board of Directors of ATLANTIC has fixed              , 1997 as the
record date for the determination of shareholders entitled to notice of and to vote at the special meeting. The affirmative vote of the holders of a majority of the outstanding common shares of ATLANTIC entitled to vote at the special meeting is necessary to approve and adopt proposal 1 above and the affirmative vote of a majority of the votes cast at the meeting in person or by proxy is necessary to approve and adopt proposal 2 above. Holders of common shares of ATLANTIC are not entitled to dissenters' appraisal rights under Maryland law in connection with any of the proposals.

  Whether or not you plan to attend the special meeting, please fill in, date and sign the proxy card furnished herewith and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          Jeffrey A. Klopf
                                          Secretary

Atlanta, Georgia
       , 1997

         SIX PIEDMONT CENTER . ATLANTA, GEORGIA 30305 . (404) 237-9292

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS SHALL NOT CONSTITUTE + +AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE + +ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION + +OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION DATED MAY 1, 1997

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                                PROXY STATEMENT

                                  -----------

                      SECURITY CAPITAL GROUP INCORPORATED

                                   PROSPECTUS

  This Proxy Statement and Prospectus relates to (i) a proposed transaction pursuant to which Security Capital Atlantic Incorporated ("ATLANTIC") will acquire, through a merger transaction (the "Merger"), the operations and businesses of its REIT manager and property manager currently being conducted through wholly owned subsidiaries of Security Capital Group Incorporated
("Security Capital"), in exchange for            shares of ATLANTIC common
stock, $0.01 par value per share ("Common Shares"), valued at $54,608,549, all as contemplated by the terms of a Merger and Issuance Agreement dated as of March 24, 1997, as amended (the "Merger Agreement"); (ii) the issuance (the "Warrant Issuance") by Security Capital of $46,926,322 of warrants (the "Warrants"), each to purchase one share of Class B Common Stock, $0.01 par value per share (the "Class B Shares"), of Security Capital to holders of Common Shares other than Security Capital; and (iii) the approval of the Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan (the "1997 Incentive Plan").

  ATLANTIC is soliciting proxies from its shareholders for use at a Special
Meeting of Shareholders of ATLANTIC scheduled to be held on              , 1997
and at any adjournment or postponement thereof (the "Special Meeting") to consider the matters described above. A copy of the Merger Agreement is attached to this Proxy Statement and Prospectus as Annex I and is incorporated herein by reference. A copy of the 1997 Incentive Plan is attached to this Proxy Statement and Prospectus as Annex II and is incorporated herein by reference.

  This Proxy Statement and Prospectus constitutes both the proxy statement of ATLANTIC relating to the solicitation of proxies by ATLANTIC's Board of Directors (the "Board of Directors") for use at the Special Meeting, and the prospectus of Security Capital with respect to the Warrants. The actual number of Warrants that will be issued to holders of Common Shares will depend on both the price at which the Class B Shares are trading on the Warrant Issuance Date (as hereafter defined), and on the number of Common Shares outstanding on the record date determined by the Board of Directors of Security Capital (the "Warrant Issuance Record Date"). Information concerning Security Capital is set forth in the Security Capital Prospectus attached hereto and is incorporated herein by reference. This Proxy Statement and Prospectus and the enclosed form of proxy are first being sent to shareholders of ATLANTIC on or about
             , 1997. A shareholder who returns a signed proxy may revoke it at any time prior to its exercise.

  Concurrently with the consummation of the transactions contemplated by the Merger Agreement, including the Warrant Issuance (the "Transaction"), ATLANTIC expects to close a rights offering of up to $51,567,704 of Common Shares (the "Concurrent Rights Offering"). The Concurrent Rights Offering is being made pro
rata to ATLANTIC shareholders at $      per share, at or below the price at
which Security Capital will receive Common Shares in the Merger. Security Capital has agreed that it will not exercise any rights it receives in the Concurrent Rights Offering. Accordingly, the Concurrent Rights Offering represents an opportunity for holders of Common Shares to maintain their proportionate interest in Common Shares. The Concurrent Rights Offering is being made pursuant to a separate prospectus of ATLANTIC. See "The Transaction--Concurrent Rights Offering."

  SEE "RISK FACTORS" AT PAGE 11 OF THIS PROXY STATEMENT AND PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE TRANSACTION.

                                  -----------

THE  SECURITIES TO BE  ISSUED PURSUANT TO THIS  PROXY STATEMENT AND  PROSPECTUS
 HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED BY  THE  SECURITIES  AND  EXCHANGE
  COMMISSION OR  ANY STATE SECURITIES COMMISSION, NOR HAS THE  SECURITIES AND
   EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION PASSED  UPON THE
    ACCURACY  OR  ADEQUACY OF  THIS  PROXY  STATEMENT AND  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

    The date of this Proxy Statement and Prospectus is              , 1997.

                             AVAILABLE INFORMATION

  ATLANTIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and are also available on the Commission's Worldwide Web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "SCA." All such reports, proxy statements and other information filed by ATLANTIC with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  Security Capital has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Warrants to be issued pursuant to the Transaction. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  Security Capital will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by Security Capital with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the addresses specified above. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement and Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement and Prospectus nor any distribution of securities pursuant to this Proxy Statement and Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of ATLANTIC or Security Capital since the date of this Proxy Statement and Prospectus. However, if any material change occurs during the period that this Proxy Statement and Prospectus is required to be delivered, this Proxy Statement and Prospectus will be amended and supplemented accordingly. All information regarding ATLANTIC in this Proxy Statement and Prospectus has been supplied by ATLANTIC, and all information regarding Security Capital in this Proxy Statement and Prospectus has been supplied by Security Capital.

                          FORWARD LOOKING STATEMENTS

  The statements contained in this Proxy Statement and Prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which ATLANTIC and Security Capital operate, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Neither ATLANTIC nor Security Capital undertakes any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. ATLANTIC's operating results depend primarily on income from multifamily communities, which is substantially influenced by (i) the demand for and supply of multifamily units in ATLANTIC's primary target market and submarkets, (ii) operating expense levels, (iii) the effectiveness of property-level operations and (iv) the pace and price at which ATLANTIC can acquire and develop additional multifamily communities. Capital and credit market conditions which affect ATLANTIC's cost of capital also influence operating results.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION ....................................................   i
FORWARD LOOKING STATEMENTS................................................   i
SUMMARY...................................................................   1
RISK FACTORS..............................................................  11
  Risks in Valuation......................................................  11
  Conflicts of Interests in the Transaction...............................  11
  Significant Influence of Principal Shareholder..........................  11
  Taxability of Warrant Issuance..........................................  12
  Impact on ATLANTIC's Financial Position.................................  12
  Absence of Public Market for Warrants and Class B Shares................  12
THE TRANSACTION (Proposal 1)..............................................  13
  General.................................................................  13
  Background..............................................................  13
  Recommendations of the Board of Directors and Reasons for the
   Transaction............................................................  16
  Fairness Opinion........................................................  20
  The Warrant Issuance....................................................  24
  Concurrent Rights Offering..............................................  25
  Federal Income Tax Consequences.........................................  25
  Interests of Certain Persons in the Transaction.........................  27
  The Merger Agreement....................................................  28
  Investor Agreement......................................................  33
  Administrative Services Agreement.......................................  34
  License Agreement.......................................................  35
  Protection of Business Agreement........................................  35
  REIT Management Agreement...............................................  35
  Property Management.....................................................  36
  Regulatory Filings and Approvals........................................  36
  Restrictions on Sales by Affiliates.....................................  36
  Accounting Treatment....................................................  36
  Expenses................................................................  36
  Dissenters' Appraisal Rights............................................  37
  Board Recommendation....................................................  37
LONG-TERM INCENTIVE PLAN (Proposal 2).....................................  37
THE SPECIAL MEETING.......................................................  40
  Purpose of the Meeting..................................................  40
  Date, Time and Place; Record Date.......................................  40
  Voting Rights...........................................................  40
  Other Matters...........................................................  41
INFORMATION CONCERNING ATLANTIC...........................................  41
  General.................................................................  41
  Employees...............................................................  41
  Legal Proceedings.......................................................  41
  Competition.............................................................  41
  ATLANTIC Common Share Prices and Distributions..........................  42
  Principal Shareholders..................................................  44

                                                                            PAGE
                                                                            ----
REIT MANAGEMENT...........................................................   45
  General.................................................................   45
  Directors and Officers of ATLANTIC and the REIT Manager.................   47
COMMUNITIES...............................................................   51
  Portfolio Composition...................................................   51
  Geographic Distribution.................................................   52
SELECTED FINANCIAL INFORMATION............................................   53
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   55
  Overview................................................................   55
  Results of Operations...................................................   59
  Environmental Matters...................................................   63
  Liquidity and Capital Resources.........................................   63
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...............................   70
  Investment Policies.....................................................   70
  Financing Policies......................................................   70
  Conflict of Interest Policies...........................................   71
  Policies Applicable to the REIT Manager and Officers and Directors of
   ATLANTIC...............................................................   71
  Policies with Respect to Other Activities...............................   72
INDEPENDENT AUDITORS AND EXPERTS..........................................   72
EXPENSES OF SOLICITATION..................................................   72
SHAREHOLDER PROPOSALS.....................................................   73
INDEX TO ATLANTIC FINANCIAL STATEMENTS....................................  F-1

Appendix A--Security Capital Prospectus
Annex I--Merger and Issuance Agreement
Annex II--Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan Annex III--Opinion of J.P. Morgan Securities Inc.

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement and Prospectus (including the Security Capital Prospectus attached hereto and the Annexes hereto). Shareholders are urged to review the entire Proxy Statement and Prospectus, the Security Capital Prospectus and the Annexes hereto. For a description of funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Unless otherwise indicated, information contained herein regarding ATLANTIC assumes that no outstanding options to acquire Common Shares are exercised prior to the Warrant Issuance Record Date. Unless otherwise indicated, all Common Share and per Common Share amounts have been adjusted to give effect to ATLANTIC's one-for-two reverse share split, which was effective on September 10, 1996.

                     SECURITY CAPITAL ATLANTIC INCORPORATED

  ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily communities in its southeastern United States target market. ATLANTIC focuses on the development, acquisition, operation and long-term ownership of multifamily communities. At February 28, 1997, ATLANTIC's portfolio consisted of 25,596 multifamily units, including 6,355 units under construction or in planning, in 16 metropolitan areas and 49 submarkets in growth areas of the southeastern United States. The total expected investment cost of ATLANTIC's 70 operating communities, including budgeted renovations and total budgeted development expenditures, was approximately $969.9 million at February 28, 1997 and the total budgeted development cost of ATLANTIC's 20 communities under construction or in planning was approximately $397.0 million. Additionally, at February 28, 1997, ATLANTIC had land in planning and under control for the development of 1,808 units with a total budgeted development cost of $111.2 million.

  ATLANTIC has elected to be taxed as a real estate investment trust (a "REIT") for federal income tax purposes. ATLANTIC's principal executive offices are located at Six Piedmont Center, Atlanta, Georgia 30305, and its telephone number is (404) 237-9292.

                                  RISK FACTORS

  In considering whether to approve the matters described herein, ATLANTIC shareholders should consider the following matters in addition to the matters described in greater detail herein under "Risk Factors." ADDITIONALLY, ATLANTIC SHAREHOLDERS SHOULD CONSIDER THOSE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS," BEGINNING ON PAGE 7 IN THE SECURITY CAPITAL PROSPECTUS, WITH RESPECT TO THE OWNERSHIP OF WARRANTS.

  . There may be alternative methods of determining the value of the management companies contributed by Security Capital to ATLANTIC which could result in higher or lower valuations for such management companies.

  . Although a special committee of independent directors was appointed and it retained its own legal counsel and financial advisor to evaluate the Transaction, no independent representatives were retained to negotiate the terms of the Transaction on behalf of ATLANTIC.

  . Conflicts of interest may exist as a result of Security Capital's control over ATLANTIC.

  . Security Capital will continue to exercise significant influence over the business and policies of ATLANTIC after the Transaction due to its (i) continued presence as the largest shareholder of ATLANTIC, (ii) contractual right to nominate up to three members to the Board of Directors and (iii) contractual right to prior approval and consultation regarding certain matters.

  . The Warrants are not currently traded and there may be no public trading market in which shareholders can dispose of the Warrants (and the Class B Shares issuable upon exercise thereof) received in connection with the Transaction.

                              THE SPECIAL MEETING

THE MEETING

  The Special Meeting is scheduled to be held at      a.m., local time, on
        ,          , 1997, at                              . The Board of
Directors has fixed the close of business on          , 1997 as the record date
(the "ATLANTIC Record Date") for the determination of holders of Common Shares entitled to notice of and to vote at the Special Meeting. See "The Special Meeting."

THE PROPOSALS

  At the Special Meeting, shareholders will be asked to consider and vote upon the following matters:

  . The approval of the Merger Agreement and the Transaction; and

  . The approval of the 1997 Incentive Plan.

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND THE 1997 INCENTIVE PLAN AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION, AND THE APPROVAL OF THE 1997 INCENTIVE PLAN. SEE "THE TRANSACTION--RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE TRANSACTION."

REQUIRED VOTE

  The affirmative vote of the holders of at least a majority of the outstanding Common Shares is required to approve the Merger Agreement and the Transaction. Assuming the existence of a quorum at the Special Meeting, the affirmative vote of the holders of a majority of the votes cast at the Special Meeting is required to approve the 1997 Incentive Plan. The approval by shareholders of the Merger Agreement and the Transaction is a condition to the approval of the 1997 Incentive Plan. As of April 25, 1997, Security Capital beneficially owned approximately 51% of the outstanding Common Shares. See "The Special Meeting-- Voting Rights." Security Capital has agreed, subject to certain conditions, to vote all Common Shares owned by it in favor of the proposals. Therefore, assuming such conditions are satisfied, approval of the proposals is assured.

                                THE TRANSACTION

BACKGROUND

  ATLANTIC believes that much of its historical growth has resulted from its relationship with Security Capital (Atlantic) Incorporated (the "REIT Manager") which has provided ATLANTIC with certain advantages, including access to management personnel with extensive real estate expertise, a well-developed, fully integrated organization, highly focused research and other administrative support, all at costs below that which ATLANTIC would have incurred for providing the same level and breadth of services internally. Currently, ATLANTIC pays a fee to the REIT Manager based on a fixed percentage of ATLANTIC's cash flow (as defined) which increases proportionately as ATLANTIC adds assets. The Board of Directors believes that ATLANTIC has reached a sufficient size to realize economies of scale by internalizing the management function since ATLANTIC will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. These economies of scale should result in an increase in the level of earnings growth. The Transaction will allow ATLANTIC to terminate the existing management agreements with the REIT Manager and SCG Realty Services Atlantic Incorporated (the "Property Manager") and become an internally managed REIT. It is expected that ATLANTIC will continue to purchase certain administrative services from Security Capital following completion of the Transaction.

  The REIT Manager and Property Manager are each owned by Security Capital, which owned approximately 51% of ATLANTIC's Common Shares as of April 25, 1997. Substantially all officers of ATLANTIC are employees of the REIT Manager and ATLANTIC has no employees. The REIT Manager and Property Manager currently employ approximately 95 professionals and 445 property level and support personnel. Pursuant to the terms of the REIT Management Agreement (as defined below) between ATLANTIC and the REIT Manager, the REIT Manager provides both strategic and day-to-day management for ATLANTIC in exchange for a REIT management fee equal to approximately 16% of ATLANTIC's cash flow (as defined in the REIT Management Agreement). The REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by ATLANTIC's independent directors that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. ATLANTIC may terminate the REIT Management Agreement on 60 days' notice. For the years 1996, 1995 and 1994, ATLANTIC paid the REIT Manager fees totalling approximately $10.4 million, $6.9 million and $3.7 million, respectively.

  As of March 31, 1997, the Property Manager managed approximately 88.3% of ATLANTIC's operating multifamily units. Rates for services performed by the Property Manager are at rates prevailing in the markets in which ATLANTIC operates and range between 3.5% and 3.75% per annum of community revenues and are subject to annual approval by ATLANTIC's independent directors. During the years 1996, 1995, and 1994, ATLANTIC paid the Property Manager fees of approximately $4.2 million, $3.5 million and $1.5 million, respectively, for property management services. For a further description of these agreements, see "The Transaction--REIT Management Agreement" and "--Property Management Agreement."

  The purchase price of $54,608,549 that will be paid for the REIT Manager and the Property Manager under the terms of the Transaction reflects a multiple of
7.0 times the net change in ATLANTIC's adjusted 1997 funds from operations forecast calculated assuming that the Transaction occurred as of January 1, 1997. The forecast also accounts for the stabilization of pre-stabilized operating assets that are in the process of being repositioned and the stabilization of assets that are under development or in lease up. By making this adjustment, the multiple calculation takes into account not only the costs that ATLANTIC would incur in developing or transitioning these assets but also the fee that would otherwise have been paid to the REIT Manager as those properties generated additional cash flow. At February 28, 1997, ATLANTIC had $183.2 million of prestabilized assets and $397.0 million of multifamily communities under development (based on total expected investment).

TERMS OF THE TRANSACTION

  In January 1997, Security Capital made a proposal to the Board of Directors that Security Capital exchange the REIT Manager and the Property Manager for Common Shares, with the result that ATLANTIC would become an internally managed REIT. On March 18, 1997, a special committee of independent directors of the Board of Directors (the "Special Committee") recommended that the Board of Directors approve the Transaction subject to definitive documentation. Following the meeting of the Special Committee, the full Board of Directors approved the Merger Agreement and the Transaction. On March 24, 1997, ATLANTIC and Security Capital entered into the Merger Agreement. Pursuant to the Merger Agreement, Security Capital will cause the REIT Manager and the Property Manager to be merged into a newly formed subsidiary of ATLANTIC. The employees of the REIT Manager and the Property Manager will become employees of ATLANTIC as a result of the Merger, which will be consummated as follows:

  . Security Capital will transfer all of its shares of the REIT Manager and the Property Manager to a newly formed subsidiary of ATLANTIC in exchange for Common Shares valued at approximately $54.6 million, assuming that the market price of the Common Shares is within the range described below.

  . The number of Common Shares to be issued to Security Capital will be based on the average market price of the Common Shares over the five-day period prior to the ATLANTIC Record Date, subject to such average being not more than $25.8633 or less than $20.6367. If the average market price of the Common Shares falls outside of the range, then the number of Common Shares issuable to Security Capital will be based on the high or low end of the range, as the case may be.

  . In order to allow ATLANTIC's shareholders to maintain their relative ownership in ATLANTIC, ATLANTIC is conducting the Concurrent Rights Offering entitling its shareholders (other than Security Capital) to purchase up to approximately $51.6 million of additional Common Shares (based on the number of Common Shares expected to be outstanding on the ATLANTIC Record Date). Security Capital has agreed not to exercise any rights it receives in the Concurrent Rights Offering. The exercise price for Common Shares in the Concurrent Rights Offering is expected to be the same price at which Common Shares will be issued to Security Capital in the Merger if the average market price of the Common Shares remains within the range described above. If the average market price of the Common Shares is below the minimum price of the range, the Concurrent Rights Offering will be conducted at the average market price, and if the average market price of the Common Shares is above the maximum price of the range, the Concurrent Rights Offering will be conducted at such maximum price. Any Common Shares issued pursuant to the Concurrent Rights Offering will be offered only by means of a separate prospectus which is being mailed concurrently with this Proxy Statement and Prospectus. The closing of the Concurrent Rights Offering is contingent upon the consummation of the Transaction.

  . As part of the Transaction, and in order to permit holders of Common
    Shares to benefit from the Transaction on the same basis as equity holders in Security Capital, Security Capital will issue Warrants pro rata to ATLANTIC's shareholders, other than Security Capital, to acquire Class B Shares having an aggregate exercise price at the time of the Warrant Issuance of approximately $46.9 million. The Warrant Issuance will occur subject to and after the closing of the Merger and after the closing of the Concurrent Rights Offering. The number of Warrants to be received by each shareholder in the Warrant Issuance will be determined after ATLANTIC's shareholders have approved the Transaction. The number of Class B Shares subject to the Warrants will be based on the closing price of the Class B Shares on the date the Warrants are issued to the Warrant Issuance Agent (as defined below) for subsequent distribution to holders of Common Shares. Security Capital intends to apply for listing of the Class B Shares and the Warrants on the NYSE, although there can be no assurance that either, or both, the Class B Shares or the Warrants will be so listed. The Warrants will expire one year after issuance and will contain customary anti-dilution provisions. The issuance of the Warrants by Security Capital is contingent upon the closing of the Merger and the Concurrent Rights Offering.

  Concurrently with signing the Merger Agreement with ATLANTIC, Security Capital also signed substantially similar agreements with each of Security Capital Industrial Trust ("SCI") and Security Capital Pacific Trust ("PTR"), each which are affiliates of Security Capital and ATLANTIC. Consummation of the Transaction is not dependent upon the closing of the SCI and PTR transactions.

BENEFITS OF THE TRANSACTION

  The Board of Directors believes that the Transaction will result in an enhancement to shareholder value. Currently, ATLANTIC pays a fee to the REIT Manager based on a fixed percentage of ATLANTIC's cash flow (as defined) which increases proportionately as ATLANTIC adds assets. The Board of Directors believes that ATLANTIC has reached a sufficient size to realize economies of scale by internalizing the management function since ATLANTIC will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. These economies of scale should result in an increase in the level of earnings growth and over time, the multiple at which Common Shares trade. The Board of Directors believes that the Transaction will further benefit ATLANTIC's long-term performance as follows:

  . The Transaction will position ATLANTIC to pursue possible acquisitions of other REITs in a more effective way.

  . Investors and analysts will view an internally managed structure more favorably since ATLANTIC's costs, after capitalization of qualifying acquisition and development costs in accordance with generally accepted accounting principles ("GAAP"), will be more comparable to other multifamily REITs. These acquisition and development activities are currently provided by the REIT Manager and paid for as part of the REIT management fee, which fee is expensed by ATLANTIC. Management believes that the increased comparability, in addition to the opportunity for increased funds from operations growth due to the economies of scale, as discussed above, will result in a higher multiple on ATLANTIC's funds from operations and an enhancement to shareholder value.

  . As a consequence of the REIT Manager's and Property Manager's personnel becoming full-time employees of ATLANTIC, they will be able to more closely relate the results of their efforts to ATLANTIC's performance.

  . ATLANTIC intends to apply for rating for future offerings of debt securities. The Transaction is expected to be viewed positively by the rating agencies, which could have a positive impact on ATLANTIC's future debt cost.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE TRANSACTION

  The Special Committee unanimously approved the Merger Agreement and the Transaction as being fair and reasonable to ATLANTIC. The Special Committee recommended that the Board of Directors approve the Merger Agreement and the Transaction. The Board of Directors unanimously approved the Merger Agreement and the Transaction as being fair and reasonable. In reaching its conclusion, the Board of Directors placed particular emphasis on the recommendation of the Special Committee. The Board of Directors considered a number of other factors, including the reasons emphasized by the Special Committee. Finally, the Board of Directors considered the condition to the closing of the Merger that the Special Committee receive a written opinion from an investment banking firm satisfactory to the Special Committee that, as of the date of this Proxy Statement and Prospectus, the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) is fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital) and that such opinion must not have been withdrawn, revoked or modified. The Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination although, as noted above, it did place special emphasis on the recommendation of the Special Committee. For a more detailed discussion of ATLANTIC's reasons for the Transaction and the factors considered by the Board of Directors in making its recommendation, see "The Transaction--Recommendations of the Board of Directors and Reasons for the Transaction."

INTERESTS OF CERTAIN PERSONS

  Certain officers of the REIT Manager and the Property Manager will become employees of ATLANTIC and may receive grants of options to acquire Common Shares or restricted stock under ATLANTIC's proposed 1997 Incentive Plan. See "The Transaction--Interests of Certain Persons in the Transaction" and "Long-Term Incentive Plan."

FAIRNESS OPINION

  The Special Committee retained J.P. Morgan Securities Inc. ("J.P. Morgan") to deliver a fairness opinion in connection with the proposed transaction.

  On March 11, 1997, J.P. Morgan delivered its oral opinion to the Special Committee to the effect that, as of the date of such opinion, the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital). J.P. Morgan has confirmed its March 11, 1997 oral opinion by delivering its written opinion to the Special Committee, dated as of the date of this Proxy Statement and Prospectus, that, as of such date, the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital). The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limitations of the review undertaken in connection with the opinion, is attached hereto as Annex III and is incorporated herein by reference. SHAREHOLDERS OF ATLANTIC ARE URGED TO, AND SHOULD, READ THE OPINION OF J.P. MORGAN IN ITS ENTIRETY. For additional information concerning the assumptions made, matters considered and limits of review by J.P. Morgan in reaching its opinion and the fees received and to be received by it, see "The Transaction-- Fairness Opinion."

FEDERAL INCOME TAX CONSEQUENCES

  The Merger has been structured to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as a condition to closing, ATLANTIC will receive an opinion from Mayer, Brown & Platt, based on certain representations of Security Capital and ATLANTIC, to this effect. Accordingly, ATLANTIC will not recognize income, gain or loss on the Merger. In addition, ATLANTIC will receive an opinion from Mayer, Brown & Platt to the effect that, based on certain representations of Security Capital and ATLANTIC, the Merger will not jeopardize ATLANTIC's qualification as a REIT under the Code. The Merger will not result in a taxable event to the ATLANTIC shareholders. See "The Transaction--Federal Income Tax Consequences--The Merger."

  ATLANTIC believes that a shareholder receiving Warrants pursuant to the Warrant Issuance should have ordinary taxable income equal to the value of the Warrants on the Warrant Issuance Date (as defined below). Although not free from doubt, the receipt of the Warrants by tax-exempt shareholders should be treated as "unrelated business taxable income." See "The Transaction--Federal Income Tax Consequences--The Warrant Issuance."

CONDITIONS TO THE TRANSACTION

  The obligations of ATLANTIC to consummate the Transaction are subject to the satisfaction or waiver of certain conditions, including, among others, (i) obtaining the requisite approval of ATLANTIC and Security Capital shareholders,
(ii) the absence of any injunction prohibiting the consummation of the Transaction, (iii) the receipt of all governmental consents, orders and approvals legally required for consummation of the Transaction, (iv) the receipt of certain legal opinions or Internal Revenue Service ("IRS") rulings with respect to the tax consequences of the Transaction, REIT qualification and certain other legal matters, (v) the continuing accuracy of the representations and warranties of each party and (vi) the performance of certain other specified obligations by each party. See "The Transaction--The Merger Agreement--Conditions to the Transaction."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the date on which the Merger is closed (the "Closing Date") (i) by mutual consent of ATLANTIC and Security Capital; (ii) by either of ATLANTIC or Security Capital after December 31, 1997 if the Transaction has not been consummated on or before that date (so long as the terminating party has not breached its obligations under the Merger Agreement except for immaterial breaches); (iii) unilaterally by ATLANTIC or Security Capital if (a) the other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of a written notice of the alleged failure from the other party,
(b) the other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of the other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1997; (iv) unilaterally by Security Capital if ATLANTIC, through the Board of Directors or the Special Committee, withdraws, modifies or amends its recommendation that ATLANTIC shareholders approve the Merger Agreement and the Transaction; and (v) unilaterally by ATLANTIC if Security Capital, through its Board of Directors (the "Security Capital Board"), withdraws, modifies or amends its recommendation that Security Capital shareholders approve the Merger Agreement and the Transaction. On April 17, 1997, the shareholders of Security Capital approved the Merger Agreement after the Security Capital Board had recommended such approval.

AMENDMENT AND WAIVER

  Subject to compliance with applicable law, the Merger Agreement may be amended by the written agreement of ATLANTIC and Security Capital. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of ATLANTIC or Security Capital. See "The Transaction--The Merger Agreement--Amendment and Waiver."

DISSENTERS' APPRAISAL RIGHTS

  Under Maryland law, holders of Common Shares are not entitled to dissenters' appraisal rights in connection with the Transaction. See "The Transaction-- Dissenters' Appraisal Rights."

                              ATLANTIC SHARE PRICE

  The Common Shares are listed and traded on the NYSE under the symbol "SCA." On January 21, 1997 (the last trading day prior to the public announcement that ATLANTIC was evaluating the Transaction), the last sales price of the Common Shares, as reported on the NYSE Composite Tape, was $25 3/8 per share. On March 24, 1997 (the last trading day preceding the time the signing of the Merger Agreement was announced), the last sales price of the Common Shares, as reported on the NYSE Composite Tape, was $22 1/4 per share. See "Information Concerning ATLANTIC--ATLANTIC Share Prices and Per Share Dividends."

  Security Capital has filed a registration statement with the Commission relating to an initial public offering of the Class B Shares and intends to apply for listing of the Class B Shares on the NYSE. No assurances can be given that such initial public offering will be consummated or that a market for the Class B Shares will develop. Security Capital intends to apply for listing of the Warrants (and the Class B Shares issuable upon exercise thereof) on the NYSE. However, no assurance can be given that such application will be accepted or that, if accepted, a market for the Warrants will develop. The Warrants and the Class B Shares are not currently traded on any established public trading market and no such market may ever develop.

            ATLANTIC HISTORICAL AND PRO FORMA SUMMARY FINANCIAL DATA

  The following table sets forth the Pro Forma Financial Results as of and for the year ended December 31, 1996, and the Historical Financial Results as of and for the years ended December 31, 1996, 1995 and 1994 and the period from inception (October 26, 1993) through December 31, 1993. Such selected financial information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this Proxy Statement and Prospectus. The Pro Forma Financial Results are not necessarily indicative of what the actual financial position and results of operations of ATLANTIC would have been as of and for the periods indicated, nor do they purport to represent the financial position and results of operations for future periods. Unless otherwise indicated, all Common Share and per Common Share amounts have been adjusted to give effect to ATLANTIC's one-for-two reverse Common Share split, which was effective on September 10, 1996.

                               PRO FORMA                HISTORICAL
                              ------------ ------------------------------------
                               YEAR ENDED       PERIOD ENDED DECEMBER 31,
                              DECEMBER 31, ------------------------------------
                                  1996        1996      1995     1994   1993(1)
                              ------------ ---------- -------- -------- -------
                                (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
OPERATIONS SUMMARY:
  Rental income..............  $  148,361  $  137,729 $103,634 $ 55,071 $   156
  Property management fees
   paid to affiliate.........         --        4,208    3,475    1,536     --
  Property management fees
   paid to third parties.....         971         971      591      661     --
  REIT management fee paid to
   affiliate.................         --       10,445    6,923    3,671      12
  General and administrative
   expenses..................       5,923         673      646      266       1
  Earnings before
   extraordinary item........      41,420      42,569   19,639    9,926      38
  Extraordinary item--loss on
   early extinguishment of
   debt......................         --        3,940      --       --      --
  Net earnings...............      41,420      38,629   19,639    9,926      38
  Net earnings per Common
   Share before extraordinary
   item......................        1.03        1.33     0.89     0.81    0.13
  Net earnings per Common
   Share.....................        1.03        1.21     0.89     0.81    0.13
  Cash distributions declared
   and paid..................      53,064      53,064   35,119   14,648     --
  Cash distributions declared
   and paid per Common Share.  $     1.65  $     1.65 $   1.60 $   1.20 $   --
  Weighted average Common
   Shares outstanding........      40,246      32,028   21,944   12,227     286
                               PRO FORMA                HISTORICAL
                              ------------ ------------------------------------
                                                       DECEMBER 31,
                              DECEMBER 31, ------------------------------------
                                  1996        1996      1995     1994    1993
                              ------------ ---------- -------- -------- -------
                                               (IN THOUSANDS)
FINANCIAL POSITION:
  Real estate owned, at cost.  $1,157,235  $1,157,235 $888,928 $631,260 $31,005
  Total assets...............   1,165,859   1,135,065  885,824  637,846  31,850
  Line of credit(2)..........     147,520     228,000  190,000  153,000     --
  Mortgages payable..........     155,790     155,790  118,524  107,347     --
  Total liabilities..........     357,486     436,423  328,886  271,216     178
  Total shareholders' equity.  $  808,373  $  698,642 $556,938 $366,630 $31,672
  Number of Common Shares
   outstanding...............      44,240      37,892   27,763   18,567   1,582

                          PRO FORMA                 HISTORICAL
                         ------------ -----------------------------------------
                          YEAR ENDED        PERIOD ENDED DECEMBER 31,
                         DECEMBER 31, -----------------------------------------
                             1996       1996       1995       1994       1993(1)
                         ------------ ---------  ---------  ---------  --------
                                           (IN THOUSANDS)
OTHER DATA:
  Net earnings..........  $  41,420   $  38,629  $  19,639  $   9,926  $     38
  Add (Deduct):
    Real estate
     depreciation and
     amortization of
     goodwill...........     24,102      20,824     15,925      8,770        28
    Gain on disposition
     of real estate.....        --       (6,732)       --         --        --
    Gain on sale of
     Homestead
     Assets(3)..........        --       (2,839)       --         --        --
    Provision for
     possible loss on
     investments........      2,500       2,500        --         --        --
    Extraordinary item--
     loss on early
     extinguishment of
     debt...............        --        3,940        --         --        --
                          ---------   ---------  ---------  ---------  --------
  Funds from
   Operations(4)........  $  68,022   $  56,322  $  35,564  $  18,696  $     66
                          =========   =========  =========  =========  ========
  Net cash provided
   (used) by operating
   activities...........  $  67,367   $  54,356  $  39,732  $  23,564  $   (492)
  Net cash used by
   investing activities.   (291,477)   (287,418)  (235,149)  (390,077)  (31,005)
  Net cash provided by
   financing activities.  $ 230,526   $ 230,907  $ 195,649  $ 372,638  $ 31,634

--------
(1) For the period from inception (October 26, 1993) to December 31, 1993.
(2) At April 25, 1997, ATLANTIC had $224.0 million of outstanding borrowings under its $350 million unsecured line of credit and such outstanding
    borrowings are expected to be approximately $      million at the closing
    of the Transaction.
(3) For a description of the transaction relating to these assets, see "Management, Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Homestead Transaction."
(4) ATLANTIC believes that funds from operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments. For an explanation of funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. On January 1, 1996, ATLANTIC adopted the National Association of Real Estate Investment Trusts' ("NAREIT") new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition. The funds from operations measure presented by ATLANTIC may not be comparable to similarly titled measures of other REITs.

                           COMPARATIVE PER SHARE DATA

  The following sets forth for Common Shares certain historical and pro forma summary per share financial information for the year ended December 31, 1996. The pro forma after the Merger summary amounts included in the table below reflect the Merger being accounted for as a combination of entities under common control in a manner similar to pooling. The following information should be read in conjunction with and is qualified in its entirety by the financial statements and accompanying notes of ATLANTIC included elsewhere in this Proxy Statement and Prospectus.

                                                                YEAR ENDED
                                                             DECEMBER 31, 1996
                                                             -----------------
      ATLANTIC PER COMMON SHARE DATA:
      Net Earnings from operations excluding gains on
       dispositions and extraordinary item:
        Historical..........................................      $ 1.03
        Pro forma before the Merger(1)......................        1.00
        Pro forma after the Merger..........................      $ 1.03
      Cash Distributions(2):
        Historical..........................................      $ 1.65
        Pro forma before the Merger.........................        1.65
        Pro forma after the Merger..........................      $ 1.65
      Book Value:
        Historical..........................................      $18.44
        Pro forma before the Merger.........................       18.60
        Pro forma after the Merger..........................      $18.27

--------
(1) Reflects the pro forma effect of the sale of ATLANTIC's Homestead Village assets, the Common Share issuance in April 1997 and the acquisition and disposition of communities in 1996 as described in ATLANTIC's pro forma condensed financial statements included in this Proxy Statement and Prospectus.
(2) In addition, ATLANTIC made a special distribution of Homestead common stock and warrants on November 12, 1996 as more fully described in ATLANTIC's financial statements included in this Proxy Statement and Prospectus.

                                 RISK FACTORS

  Holders of Common Shares should consider carefully the specific factors set forth below as well as the other information contained in this Proxy Statement and Prospectus in evaluating the Transaction. Additionally, holders of Common Shares should consider the factors set forth in the Security Capital Prospectus attached hereto under the caption "Risk Factors" with respect to an investment in Security Capital securities.

RISKS IN VALUATION

  Security Capital is merging its ATLANTIC REIT management and property management operations with and into a newly created subsidiary of ATLANTIC in
exchange for            Common Shares valued at $54,608,549. In determining
the value of the ATLANTIC REIT management and property management operations, Security Capital projected net operating income from existing agreements with ATLANTIC through 1999 and discounted this net operating income back to July 1, 1997. See "The Transaction--Recommendations of the Board of Directors and Reasons for the Transaction." The present value of the projected net operating income from REIT management and property management operations does not, and is not intended to, reflect what Security Capital could obtain in an actual sale of its REIT management and property management operations. Security Capital did not obtain a third party valuation of the projected net operating income anticipated to be received by it under the existing REIT management and property management agreements. Therefore, no assurance can be given that the value of the Common Shares being issued to Security Capital is not greater than the value of the operations being merged.

CONFLICTS OF INTERESTS IN THE TRANSACTION

  The Transaction was initiated and structured by individuals who are executive officers of Security Capital, the largest shareholder of ATLANTIC. Although no independent representatives have been retained to negotiate the terms of the Transaction on behalf of ATLANTIC, the Board of Directors created the Special Committee consisting of Messrs. Manuel A. Garcia, III, Ned S. Holmes and John M. Richman. The Special Committee engaged Hogan & Hartson L.L.P. as its legal counsel and engaged J.P. Morgan as its financial advisor to provide a written opinion with respect to the fairness, from a financial point of view, of the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) to ATLANTIC and its shareholders (other than Security Capital). No member of the Special Committee is an officer of ATLANTIC or a director or officer of the REIT Manager or the Property Manager, or an officer or director of Security Capital. However, Messrs. Garcia, Holmes and Richman beneficially own 11,000, 58,500 and 11,000 Common Shares, respectively, and Messrs. Holmes and Richman beneficially own 67 and 1,516 shares, respectively, of Security Capital's Class A Common Stock, $0.01 par value per share ("Class A Shares"). Additionally, Messrs. Holmes and Richman beneficially own $508,358 and $856,318 aggregate principal amount of Security Capital's Convertible Subordinated Debentures due 2014 (the "2014 Convertible Debentures"), respectively (convertible into an aggregate of 486 and 819 Class A Shares, respectively). Directors of ATLANTIC, other than members of the Special Committee, beneficially own in the aggregate 24,649 Common Shares, 511 Class A Shares and $151,248 aggregate principal amount of 2014 Convertible Debentures (convertible into an aggregate of 144 Class A Shares). Beginning on January 1, 1998, each Class A Share will be convertible into 50 Class B Shares.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of April 25, 1997, Security Capital beneficially owned approximately 51% of the issued and outstanding Common Shares. As a result, Security Capital currently controls approximately 51% of the vote on matters submitted for ATLANTIC shareholder action, including the Transaction. Under ATLANTIC's charter (the "ATLANTIC Charter"), no other shareholder may hold more than 9.8% of the shares of ATLANTIC. Security Capital has the contractual right (and after the Transaction will continue to have the contractual right) to nominate up to three directors to the Board of Directors, depending upon its level of ownership of Common

Shares. The directors so elected are in a position to exercise control or significant influence over the affairs of ATLANTIC if they act together. Upon consummation of the Transaction, Security Capital's ownership could increase
from approximately     % to approximately     %, if no other shareholders
subscribe for Common Shares issuable in the Concurrent Rights Offering, and would remain at approximately 51% if all other shareholders subscribe for the full amount of Common Shares in the Concurrent Rights Offering. Additionally, after the Transaction Security Capital will continue to have contractual rights of prior approval and consultation regarding certain important matters. See "The Transaction--Investor Agreement."

TAXABILITY OF WARRANT ISSUANCE

  ATLANTIC believes that a shareholder receiving Warrants pursuant to the Warrant Issuance should have ordinary taxable income equal to the value of the Warrants on the Warrant Issuance Date. Although not free from doubt, the receipt of Warrants by tax-exempt shareholders should be treated as "unrelated business taxable income." See "The Transaction--Federal Income Tax Consequences--The Warrant Issuance."

IMPACT OF TRANSACTION ON ATLANTIC'S FINANCIAL POSITION

  To date ATLANTIC has incurred a REIT management fee and property management fee for services provided by Security Capital. After completion of the Merger, ATLANTIC will no longer pay a REIT management or property management fee; instead, it will incur the operating and related costs for the professionals (currently 95 professionals) and property level and support personnel (currently 445 persons) employed by the REIT Manager and the Property Manager. ATLANTIC will directly incur all future increases in management costs that currently are borne by the REIT Manager and the Property Manager. The Board of Directors believes that ATLANTIC has reached a sufficient size to realize economies of scale by internalizing the management function since ATLANTIC will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. However, no assurance can be given that the cost to ATLANTIC of providing such services internally will not exceed the fees payable to the REIT Manager and the Property Manager under the current agreements. However, as a result of the Transaction, ATLANTIC will capitalize qualifying acquisition and development costs.

ABSENCE OF PUBLIC MARKET FOR WARRANTS AND CLASS B SHARES

  Security Capital intends to apply for listing of the Class B Shares and the Warrants (including the Class B Shares issuable upon exercise thereof) on the NYSE, although no assurance can be given that such application, if made, will be accepted or, if accepted, that a trading market will develop. In the event that the Security Capital initial public offering of Class B Shares is not consummated, the Warrants (and the Class B Shares issuable upon exercise thereof) will not be listed or traded on any established market. As a result, shareholders may have difficulty disposing of their Warrants or shares issuable upon exercise of such Warrants.

                                THE TRANSACTION

                                 (PROPOSAL 1)

GENERAL

  The following is a summary of the material aspects of the Transaction. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement and Prospectus as Annex I and is incorporated herein by reference.

BACKGROUND

  In March 1996, Security Capital's management began considering the feasibility of a transaction whereby Security Capital would transfer to each of ATLANTIC, PTR and SCI all of its REIT management and property management operations in exchange for equity in each of ATLANTIC, PTR and SCI with the result that each of ATLANTIC, PTR and SCI would become an internally managed REIT.

  On September 17, 1996, at a regular meeting of the Security Capital Board, Security Capital management made a presentation to the Security Capital Board regarding Security Capital's REIT and property management operations. The Security Capital Board instructed management to recommend options which would maximize shareholder values for shareholders of ATLANTIC, PTR and SCI and shareholders of Security Capital. Security Capital's management then began to actively explore the means of achieving this goal. At the December 4, 1996 meeting of the Security Capital Board, Security Capital's management recommended that Security Capital contribute its respective REIT and property management operations to ATLANTIC, PTR and SCI in exchange for common shares in each entity. At this meeting, the Security Capital Board authorized management to proceed with each of the proposed transactions.

  On January 13, 1997, at a special meeting of the Board of Directors, Security Capital's management discussed with the Board of Directors a proposal with respect to the REIT Manager and the Property Manager. At the meeting, because of Security Capital's significant ownership of Common Shares and its direct interest in the proposed transaction, the Board of Directors created the Special Committee, consisting of Manuel A. Garcia, Ned S. Holmes and John
M. Richman, to consider the proposal and recommend action with respect to the proposal to the Board of Directors. The Special Committee appointed J.P. Morgan as its financial advisor and retained Hogan & Hartson L.L.P. as its legal counsel.

  On January 22, 1997, at a special meeting of the Board of Directors, Security Capital's management made a formal presentation to the Board of Directors describing the material terms and expected benefits to ATLANTIC of the proposed transaction, the valuation methodology and underlying assumptions used to determine the proposed purchase price, the legal procedures necessary to consummate the proposed transaction, the anticipated tax impact of the proposed transaction and the impact of the proposed transaction on ATLANTIC's personnel and accounting policies. Representatives of Hogan & Hartson L.L.P. and J.P. Morgan attended this meeting. After the presentation, the Special Committee met with J.P. Morgan and Hogan & Hartson L.L.P. At this meeting, the Special Committee discussed generally the proposal which had been outlined in detail at the Board of Directors meeting. J.P. Morgan provided a brief overview of the process that it would undertake for the purpose of analyzing the proposed transaction and making a determination as to the fairness, from a financial point of view, of the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) to ATLANTIC and its shareholders (other than Security Capital). Hogan & Hartson L.L.P. reviewed with the Special Committee its duties under Maryland law in connection with consideration of the proposed transaction, and requested from each member of the Special Committee information concerning his relationship with Security Capital (including ownership of securities) in order to permit each member to determine whether or not he would be considered a disinterested director for purposes of Maryland law.

  At the January 22 meeting, the Special Committee concluded that, prior to approving the proposed transaction, the Special Committee would have to be satisfied that the transaction would, based on the internal management projections described elsewhere herein, result in increased funds from operations per Common Share following the proposed transaction. In addition to financial considerations, the Special Committee also identified several components of the transaction which they determined would require specific analysis and input from legal and financial advisors, including (i) the advisability (and if advisable, the terms of) business protection agreements for certain members of management, (ii) the potential benefits and detriments to ATLANTIC of continuing to obtain on a contract basis certain administrative services from Security Capital, (iii) whether there should be any amendment to the Investor Agreement (as defined below) between ATLANTIC and Security Capital and (iv) whether any special vote of shareholders of ATLANTIC other than Security Capital should be a requirement for approval of the transaction.

  After the January 22, 1997 meeting, Security Capital provided the Special Committee with detailed financial forecasts, a funds from operations accretion analysis and a summary description of proposed compensation arrangements for senior officers.

  On January 21 and 22, 1997, Security Capital made similar proposals to the board of trustees of PTR and the board of trustees of SCI, respectively. On the afternoon of January 22, 1997, ATLANTIC issued the following statement:

  "[ATLANTIC] . . . today announced that it has received a proposal from Security Capital Group to exchange Security Capital Group's REIT management and property management companies for ATLANTIC common shares. As a result of the transaction, ATLANTIC would become an internally managed REIT, and Security Capital Group would remain ATLANTIC's largest shareholder.

    ATLANTIC's Board of Directors has formed a special committee comprised of independent directors to review the proposed transaction. The transaction is subject to approval by the special committee and the full Board of Directors. If the board approves the transaction, a proxy statement, subject to review by the Securities and Exchange Commission, will be mailed to ATLANTIC shareholders prior to a shareholder vote on the proposed transaction.

    After the Board of Directors has voted on this matter, ATLANTIC's management will be available to discuss the transaction."

  The Special Committee met again with J.P. Morgan and Hogan & Hartson L.L.P. by telephone conference call on February 10, 1997. The Special Committee reviewed Security Capital's proposed schedule for preparation of documents and approval of the proposed transaction and discussed in detail with J.P. Morgan the scope of its review and the expected content of its fairness opinion. The Special Committee also reviewed certain publicly available information with respect to selected REIT Asset Management Comparable Transactions (as elsewhere defined) concerning administrative services contracts with affiliates, restrictions on disposition of securities by affiliates receiving securities in the transactions, business protection agreements, limitations on indemnification from the contributors of management businesses and escrows of securities related thereto, and shareholder vote requirements for approval of such transactions.

  On March 5, 1997, Mr. Holmes, the Chairman of the Special Committee, the chairs of the special committees of PTR and SCI and members of Security Capital's management participated in a telephonic meeting at which Security Capital agreed with the chairs of each of the special committees that all negotiations among the parties would be conducted openly and full access to all information supplied by Security Capital to the members of any of the special committees would be supplied to each of the other special committees. Additionally, Security Capital agreed that each of ATLANTIC, PTR and SCI would receive the benefit of any favorable terms negotiated by any of the special committees.

  Between March 5, 1997 and March 17, 1997, Mr. Holmes and the chairs of the PTR and SCI special committees engaged in further discussions and negotiations with one of Security Capital's Managing Directors and other representatives of Security Capital. Also during this period, Hogan & Hartson L.L.P. negotiated various terms and provisions of the Merger Agreement and related agreements with Mayer, Brown & Platt, regular counsel for ATLANTIC and counsel for Security Capital in the Transaction. In the course of such negotiations,

Hogan & Hartson L.L.P. consulted on various occasions with legal counsel for the special committees of PTR and SCI.

  The Special Committee again met on March 11, 1997 with J.P. Morgan and Hogan & Hartson L.L.P. J.P. Morgan presented its initial report on its analysis of the financial aspects of the proposed transaction and rendered its oral opinion as to the fairness, from a financial point of view, of the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) to ATLANTIC and its shareholders (other than Security Capital). Members of the Special Committee asked J.P. Morgan about various aspects of its presentation and discussed fully the proposed financial terms of the proposed transaction. In addition, the Special Committee requested that J.P. Morgan reevaluate the Warrants to take into account the fact that there could be no assurance that Security Capital's proposed initial public offering would be successful. At this meeting, the Special Committee also reviewed with Hogan & Hartson L.L.P. the draft documents related to the proposed transaction prepared by Security Capital. At the conclusion of this meeting the Special Committee met with representatives of Security Capital's management, including one of Security Capital's Managing Directors, and requested that Security Capital consider modifying the proposed transaction in certain respects, including (i) to reduce the purchase price to reflect the potential illiquidity of the Warrants and any revisions in management's projections as more analysis is undertaken,
(ii) to provide a cap on the number of shares that could be issued to Security Capital pursuant to the Merger Agreement, (iii) to restrict Security Capital's ability to dispose of its Common Shares for a period of at least six months following the transaction, (iv) to lower the proposed threshold on the amount of a claim that could be asserted against Security Capital pursuant to the indemnification of ATLANTIC under the Merger Agreement, (v) to include in the Merger Agreement certain representations and warranties by Security Capital which the Special Committee, with the advice of Hogan & Hartson L.L.P., believed to be customary for transactions of this type, (vi) to clarify in the Administrative Services Agreement (as defined below) that ATLANTIC has ultimate authority to manage its business and that Security Capital will provide services pursuant to the agreement at the request of ATLANTIC, and
(vii) to provide a cap on the payments to be made to Security Capital pursuant to the Administrative Services Agreement. The Special Committee also requested that they be provided with a report by Ernst & Young LLP on procedures applied in connection with ATLANTIC's financial analysis of the impact of the proposed transaction. Finally, the Special Committee requested that Security Capital give further consideration to conditioning approval of the transaction on the favorable vote of a majority of those shareholders of ATLANTIC other than Security Capital voting at the Special Meeting.

  On March 14, 1997, following discussions among the Chairman of the Special Committee, the chairmen of the special committees of PTR and SCI and members of Security Capital's management, Security Capital agreed to reduce the proposed purchase price for the REIT Manager and the Property Manager from $56,858,549 to $54,608,549. Security Capital also agreed to restrictions on its ability to engage in the REIT and property management businesses and to limitations on its ability to make employment opportunities available to employees of ATLANTIC, PTR and SCI.

  On March 18, 1997, the Special Committee met by conference telephone with J.
P. Morgan and Hogan & Hartson L.L.P. to discuss the outcome of negotiations with Security Capital regarding various terms of the proposed transaction. The Special Committee was advised by its Chairman that Security Capital had (i) agreed to reduce ATLANTIC's overall purchase price by approximately $2.3 million to $54,608,549 to reflect the impact of ATLANTIC's assumption of retirement and stock option plan expenses and the potential adverse impact on the value of the Warrants if Security Capital's proposed initial public offering does not occur and (ii) agreed to a minimum and maximum number of Common Shares to be issued in the Merger, based upon a range of 11.24% above and below the March 14, 1997 stock market closing price of $23.25 per Common Share and to certain other revisions to the proposed transactions. In addition, Security Capital had agreed to cap the cost of administrative services to be purchased by ATLANTIC from Security Capital, to accept a three-year business protection agreement and a six-month prohibition on transfer of all of its Common Shares, to reduce to $250,000 the threshold for indemnity claims, and to include in the Merger Agreement in all material respects the additional representations and warranties of Security Capital that had been requested. J.P. Morgan reported the impact on its analysis of assuming nominal value of the Warrants.

  At the March 18 meeting, Hogan & Hartson L.L.P. also reported to the Special Committee that Security Capital had rejected conditioning approval of the transaction on the favorable vote of a majority of non-Security Capital shareholders voting at the Special Meeting and again reviewed with the Special Committee members their duties and responsibilities under Maryland law in connection with their consideration and recommendation of the proposed transaction. Based upon all of its review and negotiations, J.P. Morgan's financial analysis and oral fairness opinion, and advice from Hogan & Hartson L.L.P., the Special Committee concluded that, subject to final documentation satisfactory to its counsel and to the Chairman of the Special Committee, the proposed transaction was fair and reasonable to ATLANTIC and the shareholders of ATLANTIC other than Security Capital and on terms and conditions not less favorable to ATLANTIC than those available from unaffiliated third parties. The Special Committee therefore recommended that the Board of Directors approve the proposed transaction and recommend to the shareholders of ATLANTIC that they approve it.

  On March 24, 1997, the Chairman of the Special Committee met by conference telephone with Hogan & Hartson L.L.P. and J.P. Morgan to review various revisions to the final transaction documents prior to their execution. J.P. Morgan orally re-confirmed its fairness opinion as described above.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND REASONS FOR THE TRANSACTION

 Security Capital Recommendations and Reasons

  Based on the reasons described below, Security Capital believes that it would be in the best interests of ATLANTIC and its shareholders to internalize its REIT and property management operations within ATLANTIC. Because of the interests of ATLANTIC and Security Capital in the Transaction, Security Capital's management's goal was to structure the Transaction in a manner that would maximize shareholder values for each party.

  The following reasons were emphasized by Security Capital in recommending to the Board of Directors that it approve the Transaction:

  . IMPACT ON FUNDS FROM OPERATIONS. Security Capital believes that the
    Transactions will be accretive to ATLANTIC's funds from operations. Currently, ATLANTIC pays a fee to the REIT Manager based on a fixed percentage of ATLANTIC's cash flow (as defined) which increases proportionately as ATLANTIC adds assets. Security Capital believes that ATLANTIC has reached a sufficient size to realize economies of scale by internalizing the management function since ATLANTIC will have sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. These economies of scale should result in an increase in the growth of funds from operations.

  . ACQUISITION POSSIBILITIES. Security Capital believes that the REIT industry is undergoing a period of significant consolidation. Security Capital believes that an internally managed REIT will have much greater flexibility to participate in this industry consolidation than does an externally managed REIT because of the perceived conflicts of interest with external management.

  . PUBLIC MARKET VALUATION. Security Capital examined the public market valuation and funds from operations multiples of comparable public multifamily REITs that were internally managed. Security Capital believes that investors and analysts will view an internally managed structure more favorably since ATLANTIC's costs, after capitalization of qualifying acquisition and development costs in accordance with GAAP, will be more comparable to other multifamily REITs. These acquisition and development activities are currently provided by the REIT Manager and paid for as part of the REIT management fee, which fee is expensed by ATLANTIC. Management believes that the increased comparability, in addition to the opportunity for the increased growth in funds from operations due to the economies of scale, as discussed above, will result in a higher multiple on ATLANTIC's funds from operations and an enhancement to shareholder value.

  . RATING AGENCY ISSUES. It is Security Capital's belief that the external management structure of ATLANTIC may cause concern for the rating agencies because of perceived conflicts of interest. ATLANTIC intends to seek a rating for long-term debt it may issue. Because ATLANTIC expects that long-term debt will be an important component of ATLANTIC's capital structure, Security Capital believes it would be prudent to eliminate rating agencies' issues regarding any perceived conflicts of interest.

  Based primarily on these reasons, Security Capital recommended the Transaction to the Board of Directors.

  For purposes of determining the value of the REIT management and property management operations being acquired by ATLANTIC, Security Capital calculated, for the six months ending December 31, 1997, and each of the years ending December 31, 1998 and December 31, 1999, the projected REIT management fees and property management fees, net of operating costs, which Security Capital would have received under existing agreements with ATLANTIC for all of ATLANTIC's existing properties, remaining acquisitions budgeted in 1997, as well as those development properties included in ATLANTIC's 1997 operating budget which were currently identified and which were scheduled to begin construction prior to December 31, 1997. Security Capital then multiplied the 1999 net operating income derived from such fees by a multiple of 9.0x, and discounted this value along with the net operating income derived from such fees between July 1, 1997 and December 31, 1998 back to July 1, 1997 using an annual discount rate of 17.5%. The valuation multiple of 9.0x was applied to 1999 net operating income because that is the first year in which all budgeted properties under development or to be acquired are expected to be stabilized. The 9.0x multiple for the 1999 net operating income for Security Capital was based on (i) a publicly available report prepared by an independent third party (The Future of Money Management in America, Bernstein Research, 1995 Edition) of private and public companies in the financial services sector after adjusting for growth expectations and business objectives for each company, (ii) comparison with ten transactions in which REITs valued their external management operations in the process of becoming internally managed and (iii) comparison with 16 publicly traded management companies for which an estimated net operating income multiple could be calculated. The 17.5% discount rate applied to Security Capital's 30-month net operating income ending December 31, 1999 is a reflection of Security Capital's estimation of the compounded annual total rate of return for these businesses. Security Capital's announced strategy is to deploy capital with a goal of achieving a 15% to 20% compounded annual total rate of return.

  The purchase price of $54,608,549 that will be paid for the REIT Manager and Property Manager under the terms of the Transaction reflects a multiple of 7.0 times the net change in ATLANTIC's adjusted 1997 funds from operations forecast calculated assuming that the Transaction occurred as of January 1, 1997. The forecast also accounts for the stabilization of pre-stabilized operating assets that are in the process of being repositioned and the stabilization of assets that are under development or in lease up. By making this adjustment, the multiple calculation takes into account not only the costs that ATLANTIC would incur in developing or transitioning these assets but also the fee that would otherwise have been paid to the REIT Manager as those properties generated additional cash flow.

  No separate consideration was attributed to the operating systems contributed by Security Capital.

 Board of Directors Recommendations and Reasons

  At the March 18, 1997, telephonic meeting of the Special Committee, the Special Committee concluded that, subject to final documentation satisfactory to its counsel and to the Chairman of the Special Committee, the proposed transaction was fair and reasonable to ATLANTIC and the shareholders of ATLANTIC other than Security Capital and on terms and conditions not less favorable to ATLANTIC than those available from unaffiliated third parties. The Special Committee therefore recommended that the Board of Directors approve the proposed transaction and recommend to the shareholders of ATLANTIC that they approve it. At a special meeting of the Board of Directors on March 24, 1997, following a review of the information considered by Security Capital and a review of the terms of the Merger Agreement and the Transaction, as well as consideration of the recommendation of the Special Committee, the Board of Directors approved the Merger Agreement and the Transaction. As noted below, the Board of Directors considered the determination by the Special Committee that the Merger Agreement and the Transaction are fair to and in the best interests of ATLANTIC and its shareholders (other than Security Capital) and their recommendation that the Board of Directors approve the Merger Agreement and the Transaction.

  In making its determination with respect to the Transaction, the Board of Directors considered the following material factors:

    (i) Security Capital's stated objective of maximizing shareholder value for the shareholders of ATLANTIC (and in turn, its own investment in ATLANTIC).

    (ii) The immediate accretion to ATLANTIC's funds from operations because of the internalization of management and the resulting ability to capitalize qualifying acquisition and development related costs in accordance with GAAP.

    (iii) The valuation methodology used to determine the purchase price of the REIT management and property management companies, which methodology took into account the following:

    . Budgeted development activities including development budgets, construction schedules, anticipated lease-up schedules and budgeted operating results.

    . Budgeted acquisition activities and acquisition opportunities, including acquisition timetables, anticipated initial yields and improvement reserves.

    . Budgeted dispositions.

    . The 1997 budget and 1998 and 1999 forecast of operating results, including rental and operating expense assumptions for ATLANTIC's operating portfolio, including the risks in achieving the anticipated results.

    . The REIT Manager's and Property Manager's 1997 budgets and 1998 and
      1999 forecasts, including the risks in achieving the anticipated results.

    . The reasonableness of the multiple used to value the REIT management and property management businesses, based in part on the multiple on ten similar transactions.

    . The discount rate used in the valuation.

    . The accounting methodology used in arriving at the budgets and forecasts, including the impact of the Transaction on both the accrual and cash basis accounting methods.

    (iv) The estimated financial impact of the proposed Transaction on ATLANTIC, having reviewed the historical performance of ATLANTIC, Security Capital's forecasts assuming no Transaction and Security Capital's forecasts assuming the Transaction is consummated.

    (v) The impact of the Transaction on ATLANTIC's projected funds from operations and ATLANTIC's ability to continue to make cash distributions to shareholders at the current level.

    (vi) The contributions of the REIT Manager since October 1993 related to acquisitions, development, dispositions, asset management, property management and financial planning and whether other unaffiliated entities could provide similar breadth of services and the probable cost of obtaining some or all such services from third parties if the REIT Manager were terminated.

    (vii) The franchise value of the REIT Manager and Property Manager and the operating system and the value to ATLANTIC of retaining the entire group of REIT Manager and Property Manager employees as an entity.

    (viii) The yield that ATLANTIC could expect to earn on its investment on both a cash basis and by dividing the purchase price paid by the net funds from operations effect of the Transaction as reflected in the elimination of fees and internalization of management and giving effect to the ability to capitalize qualifying acquisition and development activities.

    (ix) Other methods of valuing the REIT management and property management businesses, including the following:

    . The net impact on ATLANTIC's 1997 and 1998 funds from operations expressed as a multiple of the purchase price.

    . A five-year discounted cash flow analysis and the return on investment that is produced by the Transaction.

    . The cost and practicality of engaging third party firms to conduct the activities currently conducted by the REIT Manager and the Property Manager. In considering this issue, the Board of Directors took into account ATLANTIC's prior experience with third party developers and property managers. The Board of Directors considered the fact that it would be extremely difficult to identify qualified firms that had an appropriate geographic market capability, experience level and financial capability to meet ATLANTIC's requirements for acquisition, development, disposition and property management activities. The Board of Directors considered the impact of engaging multiple firms.

    . The cost and practicality of building its own staff to conduct the REIT Manager's and Property Manager's activities.

    (x) Different ways of determining the value of the Warrants and their impact on the Transaction. The Board of Directors considered the impact of the Transaction on ATLANTIC shareholders including and excluding the Warrants.

    (xi) The taxability of the Warrant Issuance to shareholders and the estimated amount of such tax in light of the anticipated value of the Warrants. For a description of the taxability of the Warrant Issuance, see "--Federal Income Tax Consequences--The Warrant Issuance."

    (xii) The tax, accounting and legal issues relating to, and disclosure requirements for, the Transaction.

    (xiii) The results produced by the REIT management and property management companies including a review of the current staffing levels. The Board of Directors considered the impact on prospective performance levels of the individuals of internalizing the REIT management and property management companies.

    (xiv) The current compensation levels of REIT and property management personnel, compensation trends and projected compensation trends following the Transaction.

    (xv) The financial impact on ATLANTIC of the 1997 Incentive Plan, including ranges of options and stock purchase arrangements prepared by ATLANTIC's Compensation Committee, and ATLANTIC's proposed 401(k) plan.

    (xvi) The range of services currently provided by the REIT Manager and the Property Manager and the costs of such services and the services which will be provided by Security Capital in the future under the Administrative Services Agreement and the cost of these services.

    (xvii) The current Investor Agreement (as defined below) between Security Capital and ATLANTIC and the amended Investor Agreement and the likely impact such agreement will have on ATLANTIC's future operations.

    (xviii) The existing relationships with Security Capital and the continuing relationships with Security Capital after the Transaction and the benefits to ATLANTIC of those continuing relationships.

    (xix) The nature of the Transaction in light of ATLANTIC's policies against principal transactions and the existing provisions of the ATLANTIC Charter. The Board of Directors considered that the approval by ATLANTIC shareholders was required and that Security Capital would control the outcome of such vote.

    (xx) The condition to the closing of the Merger that the Special Committee receive a written opinion from an investment banking firm satisfactory to the Special Committee that, as of the date of this Proxy Statement and Prospectus, the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital).

    (xxi) As noted above, the Board of Directors placed special emphasis on the recommendation of the Special Committee. In reaching this determination, the Special Committee considered the same factors described herein which were considered by the Board of Directors as a whole. The Special Committee consulted with Security Capital management as well as with Hogan & Hartson L.L.P. and with J.P. Morgan. In addition, the Special Committee considered the oral opinion, analyses and presentations of J.P. Morgan described below under "--Fairness Opinion," including the oral opinion of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received in the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital). In this respect, while the Special Committee did not explicitly adopt J.P. Morgan's financial analyses, the Special Committee placed special emphasis on such analyses in its overall evaluation of the Transaction and viewed such analyses as favorable to its determination. See "--Background" above.

  In view of the wide variety of factors considered by the Board of Directors, the Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination.

FAIRNESS OPINION

  Pursuant to an engagement letter dated February 28, 1997 (the "Engagement Letter"), the Special Committee, acting on behalf of ATLANTIC, retained J.P. Morgan to deliver a fairness opinion in connection with the proposed Transaction.

  At the meeting of the Special Committee on March 11, 1997, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date, the consideration to be received in the proposed transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital). J.P. Morgan has confirmed its March 11, 1997 oral opinion by delivering its written opinion to the Special Committee, dated as of the date of this Proxy Statement and Prospectus, that, as of such date, the consideration to be received in the proposed transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to ATLANTIC and its shareholders (other than Security Capital). No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

  THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED AS OF THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX III TO THIS PROXY STATEMENT AND PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ATLANTIC SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE, IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND BY THE RELATED AGREEMENTS (AS DEFINED IN THE MERGER AGREEMENT), AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ATLANTIC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinions, J.P. Morgan reviewed, among other things: in the case of its March 11, 1997 opinion, a draft of the Merger Agreement and, in the case of its written opinion dated as of the date of this Proxy Statement and Prospectus, the Merger Agreement and this Proxy Statement and Prospectus; certain information concerning the REIT Manager and the Property Manager (collectively, the "Management Companies") and ATLANTIC and certain transactions involving companies comparable to the Management Companies and ATLANTIC and the consideration received in connection with such transactions; the audited financial statements of ATLANTIC for the fiscal year ended December 31, 1995; and certain internal financial analyses and forecasts concerning the Management Companies and ATLANTIC prepared by the management of the Management Companies and ATLANTIC, respectively. J.P. Morgan also held discussions with certain members of the management of Security Capital, the Management Companies and ATLANTIC with respect to certain aspects of the Transaction, and the past and current business operations of the Management Companies and ATLANTIC, the financial condition and future prospects and operations of the Management Companies and ATLANTIC, the effects of the Transaction on the financial condition and future prospects of the Management Companies and ATLANTIC and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinions.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Security Capital, the Management Companies and ATLANTIC or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Security Capital, the Management Companies or ATLANTIC, as applicable, as to the expected future results of operations and financial condition of the Management Companies and ATLANTIC, respectively. J.P. Morgan has also assumed that the Transaction will have the tax consequences described in this Proxy Statement and Prospectus and materials furnished to J.P. Morgan by representatives of Security Capital, the Management Companies and ATLANTIC, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Proxy Statement and Prospectus.

  The projections furnished to J.P. Morgan for the Management Companies and ATLANTIC were prepared by the management of each company. Neither the Management Companies nor ATLANTIC publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

  J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J. P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated as of the date of this Proxy Statement and Prospectus, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which ATLANTIC's or Security Capital's securities will trade at any future time.

  In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its written opinion dated as of the date of this Proxy Statement and Prospectus.

  Because J.P. Morgan's opinion related to the fairness, from a financial point of view, to ATLANTIC shareholders (other than Security Capital) of the consideration to be paid by ATLANTIC in the proposed

Transaction, for purposes of its analysis J. P. Morgan determined that the portion of the consideration to be paid by ATLANTIC in the proposed Transaction allocable to the shareholders of ATLANTIC (other than Security Capital) was $24.2 million; after giving effect to the value of the Warrants to be issued to the shareholders of ATLANTIC (other than Security Capital) in the proposed transaction (described below), J.P. Morgan determined that the portion of the consideration to be paid by ATLANTIC in the proposed transaction allocable to the shareholders of ATLANTIC (other than Security Capital) was between $19.1 million and $22.9 million.

  J.P. Morgan used publicly available information to compare selected financial data of the Management Companies with similar data for selected companies (the "Comparables Universe"), both public and private, from several sectors of the asset and property management industries. The Comparables Universe was divided into the following categories: (i) public market transaction comparables, including (a) equity and fixed income asset management companies, (b) dedicated REIT asset management companies and (c) property management companies; (ii) public/private market transaction comparables of real estate asset management companies; and, (iii) public market going-concern multiples for (a) mutual fund managers, (b) institutional partnerships, (c) limited partnerships and (d) property management companies.

  With respect to comparable transactions, J.P. Morgan reviewed 17 REIT and nine public/private real estate asset management transactions. Additionally, J.P. Morgan reviewed eight public asset management transactions (primarily fixed-income asset management transactions). Based on this review, J.P. Morgan selected four REIT asset management transactions, five public/private real estate asset management transactions, two public asset management transactions and one private asset management transaction to comprise the Comparables Universe. Based on its review of these transactions, J.P. Morgan applied an earnings before interest, income taxes, depreciation and amortization ("EBITDA") transaction multiple range of 7.5x to 8.5x to 1997 projected EBITDA received by ATLANTIC shareholders (other than Security Capital) of the Management Companies of between $16.9 million and $19.2 million. With respect to going-concern multiples, J.P. Morgan compared selected financial data of the Management Companies with similar data for selected publicly traded companies engaged in business which J.P. Morgan judged to be similar to the Management Companies, given that no company is directly comparable to the Management Companies. J.P. Morgan selected comparables from mutual fund managers, institutional managers, limited partnerships and property management companies. These companies were selected, among other reasons, because of their respective business focus which was in at least certain respects similar to the Management Companies. For each comparable company, publicly available financial performance through the twelve months ended September 30, 1996 was measured. J.P. Morgan calculated the mean and the median value for the latest twelve months firm value-to-EBITDA multiple for the comparable companies; based on its review of these companies, J.P. Morgan applied a firm value-to-EBITDA going-concern multiple range of 9.0x to 10.0x. This implied a value to ATLANTIC shareholders (other than Security Capital) of the Management Companies of between $20.3 million and $22.5 million.

  A description of the Comparables Universe analyzed by J.P. Morgan is detailed below:

  Asset Management Comparable Transactions. Public market asset management company transactions considered by J.P. Morgan included Morgan Stanley's acquisition of Miller Anderson & Sherrerd; Phoenix Home Life's acquisition of Duff & Phelps; Nicholas-Appelgate's acquisition of Criterion Investment; Liberty Financial's acquisition of Colonial Group; and PNC Bank Corporation's acquisition of Black-Rock Financial.

  REIT Asset Management Comparable Transactions. Public market REIT asset management company transaction comparables considered by J.P. Morgan included the spin-off of Homestead Village Incorporated from ATLANTIC, PTR and Security Capital; Realty Income Corporation's acquisition of R.I.C. Adviser; Storage Equities, Inc.'s acquisition of Public Storage Management, Inc.; Mid-American Apartment Communities' acquisition of America First REIT Inc. (and Advisory Co.); Shurgard REIT's acquisition of Shurgard Inc.; the acquisition of R.M. Bradley & Co., Inc. by the Bradley Real Estate Trust; and FFCA I and its eleven Limited Partnership's acquisition of the FFCA Management Company.

  Real Estate Asset Management Comparable Transactions. J.P. Morgan also considered certain private market acquisitions of real estate asset management companies to provide a general understanding of the private market for this type of transaction. Knowledge of these transactions was obtained from information publicly available in the press and other trade journals. The transactions considered by J.P. Morgan include New England Investment Companies' acquisition of Aldrich Eastman & Waltch; TA Associates' acquisition of Aetna Asset Management; Heitman's acquisition of JMB Realty; LaSalle Advisors' acquisition of Alex. Brown/Kleinwort Benson; Coldwell Banker's acquisition of TCW-Westmark; O'Connor's acquisition of Eastdil Realty Asset Management; Lend Lease's acquisition of the Yarmouth Group; and United Asset Management's acquisition of Heitman.

  Property Management Comparable Transactions. Public market property management company transaction comparables considered by J.P. Morgan included; LaSalle Advisors' acquisition of CIN; and Insignia Financial Group's acquisition of the following property managers: Edward S. Gordon, Paragon Commercial, National Property Investors, Allegiance Realty Group, Security Management Corporation and Angeles Corporation.

  Going-Concern Comparables. The universe considered for this group were selected companies from various investment management industries. Although there are no publicly traded entities directly comparable to the Management Companies, J.P. Morgan selected certain companies from the investment management industry which J.P. Morgan believed were in a similar line of business to that of the Management Companies. The companies selected were as follows: (a) Mutual Fund Managers (Eaton Vance Corporation, Franklin Resources, The John Nuveen Company, T. Rowe Price Associates, and Pioneer Group, Inc.); (b) Institutional Managers (Atalanta/Sosnoff Capital, Phoenix Duff & Phelps, and United Asset Management Corp.); (c) Limited Partnerships (Alliance Capital Management, L.P., New England Investment Cos., L.P., Oppenheimer Capital, L.P., and Pimco Advisors, L.P.); and (d) Property Managers (Insignia Financial Group and NHP, Inc.)

  J.P. Morgan also analyzed three-year discounted cash flows ("DCF"), prepared by management, to determine a range of values for the Management Companies. In particular, J.P. Morgan performed several DCF analyses for the cash flows of the Management Companies to consider the effects of various terminal multiples and discount rates. Appropriate terminal multiples were determined by analyzing going-concern comparables' firm value-to-EBITDA multiples (as discussed above) and appropriate discount rates were determined by analyzing the cost of equity for each of the going-concern comparables. J.P. Morgan applied a range of terminal value multiples between 7.5x and 9.0x to 1999 EBITDA and discounted both the terminal value and the three-year cash flows back to present at discount rates between 12.5% and 17.5%. This implied a value to ATLANTIC shareholders (other than Security Capital) of the Management Companies of between $21.5 million and $26.7 million.

  In connection with the Warrants to be received by ATLANTIC shareholders (other than Security Capital) in connection with the Transaction, J.P. Morgan analyzed the Warrants based on the Black-Scholes framework for valuing options and utilized a proprietary trinomial pricing application. The valuation was based on the terms of the Warrants as provided by Security Capital and is subject to fluctuations based on changes in the share price of the Class B Shares of Security Capital, time to expiration, the volatility of the Class B Shares of Security Capital, the strike price, the dividends and the risk-free interest rate. In performing the valuation, J.P. Morgan considered the strike on the Warrants and the risk free rate of return based on a one year interest rate swap curve, estimated the expected volatility of the Class B Shares of Security Capital after the dilution caused by the Warrants and reviewed the terms as presented by Security Capital. J.P. Morgan's analysis concluded that the total value of the Warrants to be issued to the ATLANTIC shareholders (other than Security Capital) was approximately $5 million. To adjust for potential liquidity in the Warrants, J.P. Morgan calculated the adjustment to the portion of the consideration to be paid by ATLANTIC in the proposed Transaction allocable to the shareholders of ATLANTIC (other than Security Capital) based on 25%, 50%, 75%, and 100% of the value of the Warrants, which implied a value of the Warrants of between $1.3 million and $5.0 million.

  The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analysis are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Special Committee with respect to the Transaction on the basis of such experience and its familiarity with ATLANTIC.

  Pursuant to the Engagement Letter, ATLANTIC has agreed to pay J.P. Morgan a fee of $250,000 for the delivery of its opinion. In addition, ATLANTIC has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the securities laws.

  J.P. Morgan and its affiliates maintain banking and other business relationships with ATLANTIC, PTR, Security Capital U.S. Realty ("Security Capital USREALTY") and Security Capital, including Morgan Guaranty Trust Company of New York acting as the agent bank under ATLANTIC's existing commercial bank facility and as a participating bank under Security Capital USREALTY's existing commercial bank facility. Specifically, in 1996 and 1997, J.P. Morgan acted as a financial advisor to ATLANTIC in the spinoff of Homestead Village Incorporated, acted as co-manager for ATLANTIC in a $104 million equity offering, acted as lead manager for SCI in a $200 million bond offering, acted as co-manager for SCI in a $175 million preferred stock issuance and a $100 million bond offering, acted as a lead manager for PTR in bond offerings of $150 million, $100 million, $130 million, and $50 million, acted as a co-manager for Security Capital USREALTY in a $250 million and $200 million equity offering, acted as financial advisor to Security Capital in the private placement of approximately $165 million of equity securities and performed various exposure management transactions for SCI and PTR. In connection with these credit facilities, capital markets activities, and advisory assignments, J.P. Morgan has received aggregate compensation of approximately $12,000,000. J.P. Morgan also has been selected to act as a lead manager for Security Capital's proposed initial public offering. In the ordinary course of their businesses, J.P. Morgan's affiliates may actively trade the debt and equity securities of ATLANTIC, SCI, PTR, Security Capital USREALTY, Security Capital or their affiliates for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

THE WARRANT ISSUANCE

  The Warrants will be issued by Security Capital directly to holders of Common Shares (other than Security Capital) following approval of the proposals by ATLANTIC shareholders and subject to the satisfaction of certain conditions to the Merger Agreement. The Warrants will be issued to the Warrant Issuance Agent (as defined below) for distribution to holders of Common Shares on a date (the "Warrant Issuance Date") within 30 days following the Warrant Issuance Record Date, as determined by the Security Capital Board. The Warrant Issuance will be made to holders of Common Shares of record at the close of business on the Warrant Issuance Record Date, which record date will be within 31 days after the Closing Date. The amount of Warrants to be received by each holder of Common Shares will depend on the number of Common Shares outstanding on the Warrant Issuance Record Date and the closing price of the Class B Shares on the Warrant Issuance Date. Based on the number of Common Shares
outstanding on March 31, 1997, and assuming a price of $      per Class B
Share, each holder of Common Shares would receive       Warrants for each
Common Share held. To the extent that (i) additional Common Shares are issued prior to the Closing Date, (ii) any ATLANTIC shareholders do not exercise their rights to subscribe in the Concurrent Rights Offering,
(iii) outstanding ATLANTIC convertible or exchangeable securities are converted into or exchanged for Common Shares prior to the Warrant Issuance Record Date or (iv) the actual price of Class B Shares on the Warrant Issuance Date is different from that assumed above, the number of Warrants issuable to holders of Common Shares will differ.

  No certificates or scrip representing fractional Warrants will be issued to holders of Common Shares as part of the Warrant Issuance. The First National Bank of Boston, as warrant issuance agent (the "Warrant Issuance Agent"), will, as soon as practicable after the Warrant Issuance Date, aggregate and sell all fractional Warrants on the NYSE or otherwise at then prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to holders of Common Shares who would otherwise be entitled to receive fractional Warrants.

  NO HOLDER OF COMMON SHARES WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE WARRANTS THEY RECEIVE OR TO SURRENDER OR EXCHANGE COMMON SHARES IN ORDER TO RECEIVE THE WARRANTS. THE WARRANT ISSUANCE WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING COMMON SHARES.

  For a description of the terms of the Warrants and the Class B Shares issuable upon exercise thereof, see "Description of Capital Stock" in the attached Security Capital Prospectus.

CONCURRENT RIGHTS OFFERING

  ATLANTIC is conducting the Concurrent Rights Offering pursuant to the terms of the Merger Agreement to allow its holders of Common Shares (other than Security Capital) to maintain their proportionate ownership and to allow holders of Common Shares to purchase Common Shares on the same terms as those being issued to Security Capital in the Merger. The price at which Common Shares are being offered in the Concurrent Rights Offering will be based upon the five-day trailing average closing price of Common Shares on the ATLANTIC Record Date. In the event that such price is greater than $25.8633 (the high end of the range at which Common Shares may be issued to Security Capital in the Merger), the price at which Common Shares will be offered in the Concurrent Rights Offering will be $25.8633. The Concurrent Rights Offering will only be made by means of a separate prospectus of ATLANTIC.

FEDERAL INCOME TAX CONSEQUENCES

 General

  The following discussion summarizes the material U.S. federal income tax considerations of the Merger and the Warrant Issuance to ATLANTIC and its shareholders. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Merger and the Warrant Issuance under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of ATLANTIC shareholders, such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt organizations (except with regard to "unrelated business taxable income"). THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL ATLANTIC SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER OR WARRANT ISSUANCE, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES.

 The Merger

  In the opinion of Mayer, Brown & Platt, based on certain representations of Security Capital and ATLANTIC, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, ATLANTIC will not recognize income, gain or loss upon the consummation of the Merger (assuming that ATLANTIC makes the election described under "--Built-in Gain Rules" below). In addition, the Merger will not result in a taxable event to the ATLANTIC shareholders. Nonetheless, such opinion is not binding on the IRS nor will it preclude the IRS from adopting a contrary position. Moreover, since no ruling from the IRS will be sought with respect to the federal income tax consequences of the Merger, there can be no complete assurance that the IRS will agree with the conclusions set forth herein. The discussion below assumes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  Basis and Holding Period. Immediately following the Closing Date, the assets of the REIT Manager and the Property Manager in the hands of ATLANTIC will have the same adjusted tax basis as they had in the hands of the REIT Manager and the Property Manager immediately prior to the Closing Date. The holding period for each of the assets of the REIT Manager and the Property Manager in the hands of ATLANTIC following the Closing Date will include the period each asset was held by the REIT Manager and the Property Manager immediately prior to the Closing Date.

  Built-in Gain Rules. Under the "Built-in Gain Rules" of IRS Notice 88-19, 1988-1 C.B. 486, ATLANTIC will be subject to a corporate level tax if it disposes of any of the assets acquired from Security Capital in the Merger at any time during the 10-year period beginning on the Closing Date (the "Restriction Period"). This tax would be imposed on ATLANTIC at the top regular corporate rate (currently 35%) in effect at the time of the disposition on the excess of (i) the lesser of (a) the fair market value on the Closing Date of the assets disposed of or (b) the selling price of such assets over (ii) ATLANTIC's adjusted basis on the Closing Date in such assets (such excess being referred to as the "Built-in Gain"). ATLANTIC currently does not intend to dispose of any of the assets acquired in the Merger during the Restriction Period, but there can be no assurance that one or more of such dispositions will not occur. The results described above with respect to the recognition of Built-in Gain assume that ATLANTIC will make the appropriate election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury regulations. Under the Merger Agreement, ATLANTIC has covenanted to make this election.

  Liability for Other Taxes. Pursuant to the Merger Agreement, Security Capital will be responsible for income tax liabilities attributable to the operations of the REIT Manager and the Property Manager through the consummation of the Merger. However, ATLANTIC, as successor to the REIT Manager and the Property Manager in the Merger, will be severally liable (together with Security Capital and the members of its "affiliated group" within the meaning of Section 1502 of the Code) for income tax liabilities of Security Capital and the members of its "affiliated group" for periods prior to and including the year in which the consummation of the Merger occurs. Security Capital, however, has agreed to indemnify and hold harmless ATLANTIC from and against any income tax liabilities of the REIT Manager and Property Manager for all periods prior to the Closing Date and any income tax liabilities of Security Capital and the members of its "affiliated group". See "The Transaction--The Merger--Terms of the Merger--Indemnification" for a description of this indemnification and the related limitations on it.

  Consequences of the Merger on ATLANTIC's Qualification as a REIT. In light of the unique federal income tax requirements applicable to REITs, the Merger could have adverse consequences on ATLANTIC's continued qualification as a REIT. In the opinion of Mayer, Brown & Platt, based upon certain representations of Security Capital and ATLANTIC, the consummation of the Transaction will not jeopardize the status of ATLANTIC as a REIT under the Code.

 The Warrant Issuance

  Receipt of Warrants. ATLANTIC believes that a shareholder should be treated as having ordinary income upon receipt of a Warrant pursuant to the Warrant Issuance in an amount equal to the fair market value of the Warrants received on the Warrant Issuance Date. Security Capital and ATLANTIC each intend to report the Warrant Issuance in a manner consistent with this treatment. Accordingly, a shareholder's tax basis in the Warrants received will equal the fair market value of the Warrants received on the Warrant Issuance Date. A shareholder's holding period for the Warrants received will begin on the Warrant Issuance Date. For a discussion of the federal income tax consequences from holding or disposing of the Warrants, see "Federal Income Tax Consequences" in the attached Security Capital Prospectus.

  Fractional Warrants. If a shareholder receives cash in lieu of a fractional Warrant, such shareholder will recognize gain or loss measured by the difference between the tax basis of such fractional Warrant (i.e. the fair market value of such fractional Warrant on the Warrant Issuance Date) and the amount of cash received. Such gain or loss will constitute capital gain or loss if the shareholder holds the Warrants as a capital asset on the Warrant Issuance Date, and will be short-term capital gain or loss since the holding period for such fractional Warrants will be less than one year.

  Disposition of Common Shares Prior to the Warrant Issuance Record Date. While a shareholder generally would not recognize ordinary income on the disposition of his or her Common Shares, a shareholder disposing of his or her Common Shares on or after the Closing Date and prior to the Warrant Issuance Record Date may recognize ordinary income in an amount equal to the fair market value of the right of a holder of the Common Shares to receive the Warrants, measured as of the time of disposition of the Common Shares. A shareholder would not be able to offset any portion of such ordinary income with his or her tax basis in his or her Common Shares. To the extent a shareholder recognizes ordinary income, the amount realized for purposes of calculating capital gain or loss on such disposition will be reduced by the amount of such ordinary income.

  Tax-Exempt Shareholders. Section 511 of the Code imposes on organizations exempt from federal income tax under Section 501(a) of the Code a tax at corporate income tax rates on such organizations' "unrelated business taxable income." Although not free from doubt, the receipt by tax-exempt shareholders of ATLANTIC of the Warrants pursuant to the Warrant Issuance should be treated as unrelated business taxable income.

  Backup Withholding. Under the backup withholding rules of the Code (which generally impose a 31% withholding tax on certain persons who fail to furnish the information required under the United States tax reporting requirements), an ATLANTIC shareholder may be subject to backup withholding with respect to the receipt of the Warrants unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not currently subject to backup withholding because of a failure to report all dividend and interest income. Any amount withheld under these rules will be credited against the shareholder's Federal income tax liability.

  Information Reporting. Security Capital is required to report to the ATLANTIC shareholders receiving Warrants and the IRS the value of the Warrants issued pursuant to the Warrant Issuance on Form 1099-MISC.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

  If the Transaction is consummated, the current officers and employees of the REIT Manager and the Property Manager (except Jeffrey A. Klopf) will become officers and employees of ATLANTIC and be compensated for their service by ATLANTIC. The following table sets forth the compensation for each of the Co-Chairmen and the three other most highly compensated executive officers of ATLANTIC (the "Named Executive Officers") and for all executive officers as a group (who will become employees of ATLANTIC) for 1996. All compensation for 1996 was paid by Security Capital.

                                                                    OTHER ANNUAL
                    NAME AND TITLE                 SALARY   BONUS   COMPENSATION
                    --------------                -------- -------- ------------
      James C. Potts, Co-Chairman...............  $186,000 $199,000     $ 0
      Constance B. Moore, Co-Chairman...........   190,000  185,000       0
      J. Lindsay Freeman, Senior Vice President.   160,446  100,000       0
      Bradley Miller, Senior Vice President (1).    99,205   50,000       0
      William Kell, Vice President and
       Controller...............................   125,000   28,000       0
      Executive Officers as a group (5 persons).   760,651  562,000       0

--------
(1) Began on June 1, 1996

  For 1997, each Named Executive Officer will remain an employee of the REIT Manager and be compensated by Security Capital until the closing of the Transaction, at which time he or she will become an employee of ATLANTIC and be compensated by ATLANTIC. For 1997, each Named Executive Office will receive a salary and be eligible for a target bonus. The actual amount of the bonus (which may be higher or lower than the target bonus) will be determined at the end of the year and will be based on several factors, including individual performance and ATLANTIC's performance and other relevant factors. ATLANTIC will continue the same compensation arrangements for the portion of 1997 in which the Named Executive Officers are employees of ATLANTIC. The Named Executive Officers are expected to be paid the following salaries for 1997 and will be eligible for the following target bonuses for 1997:

                                                                        TARGET
                          NAME AND TITLE                       SALARY   BONUS
                          --------------                      -------- --------
      James C. Potts, Co-Chairman............................ $230,000 $115,000
      Constance B. Moore, Co-Chairman........................  230,000  115,000
      J. Lindsay Freeman.....................................  195,000   65,000
      Bradley C. Miller......................................  185,000   60,000
      William Kell...........................................  137,500   25,625

  In addition, subject to shareholder approval, during 1997 the officers and employees may be granted options to purchase Common Shares. Such persons may also be granted the right to purchase Common Shares under the 1997 Incentive Plan; ATLANTIC will loan such officers up to 95% of the purchase price for any Common Shares so purchased on a full recourse basis. See "Long-Term Incentive Plan." Additionally, during 1997 such persons may also be granted options to acquire Class A Shares of Security Capital.

  The Board of Directors will also adopt a 401(k) plan which will permit eligible employees to make pre-tax contributions of up to $9,500 to the plan or such other amount as may be permitted under Code Section 401(k). ATLANTIC will match 50% of participants' contributions that do not exceed 6% of their compensation. ATLANTIC intends to make such matching contributions in the form of Common Shares. Participants will become vested in the matching contributions 20% per each year of service. Employees of the REIT Manager and Property Manager will be credited for service for the time they were employees of the REIT Manager or Property Manager.

THE MERGER AGREEMENT

  Pursuant to the Merger Agreement, ATLANTIC and Security Capital will take all actions necessary to cause the REIT Manager and the Property Manager to be merged with and into a wholly owned subsidiary of ATLANTIC in exchange for Common Shares. The number of Common Shares to be issued to Security Capital will be based upon the average closing price of the Common Shares for the five trading days ending on the day prior to the ATLANTIC Record Date, subject to the price being within an 11.24% range of the closing price of the Common Shares on March 14, 1997 ($23.25). If the price of the Common Shares on the ATLANTIC Record Date falls outside of the range, then the number of Common Shares issuable to Security Capital will be based on the high end ($25.8633) or low end ($20.6367) of the range, as the case may be. The minimum and maximum number of Common Shares issuable to Security Capital in the Transaction is 2,111,430 and 2,646,186, respectively. For a description of the Warrants to be received by holders of Common Shares, see "--The Warrant Issuance" above.

  The following is a summary of the Merger Agreement, which is attached as Annex I to this Proxy Statement and Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of ATLANTIC and Security Capital, including,
(i) documents filed with the Commission and the accuracy of the information included or incorporated therein, (ii) the preparation of the financial statements in accordance with GAAP applied on a consistent basis, (iii) the absence of undisclosed liabilities, (iv) the absence of certain material adverse events and (v) the accuracy of the information supplied to the other with respect to the Registration Statement of which this Proxy Statement and Prospectus forms a part.

  Certain Covenants and Agreements. Pursuant to the Merger Agreement, ATLANTIC has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or consented to in writing by Security Capital): (i) conduct its business in the ordinary and usual course of business and consistent with past practice; (ii) not take any action which would jeopardize its status as a REIT under the Code; and
(iii) operate in compliance with the terms and conditions of its Investor Agreement with Security Capital (see "--Investor Agreement").

  Pursuant to the Merger Agreement, Security Capital has agreed that, during the period from the date of the Merger Agreement until the Closing Date or the earlier termination of the Merger Agreement, it will, among other things (except as permitted by the Merger Agreement or consented to in writing by ATLANTIC) cause the REIT Manager and the Property Manager to: (i) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice and, as to the REIT Manager, the requirements of the REIT Management Agreement, and as to the Property Manager, the management agreements between ATLANTIC and it; (ii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, capital stock of the REIT Manager or the Property Manager of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing; (iii) not
(a) incur or become contingently liable with respect to any additional indebtedness for borrowed money, (b) take any action which would jeopardize ATLANTIC's status as a REIT under the Code, (c) sell or otherwise dispose of any of its assets, (d) prepay or cause to be prepaid any principal amount outstanding with respect to indebtedness for borrowed money or (e) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (iv) use reasonable efforts to preserve intact its businesses, organization and goodwill, keep available the services of its present officers and employees and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers and others having business relationships with it and ATLANTIC and not engage in any action, directly or indirectly, with the intent to adversely impact the Transaction;
(v) confer with one or more representatives of ATLANTIC when requested to report on material operational matters and the general status of ongoing operations of their respective businesses; (vi) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of their respective insurable assets and businesses in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers; (vii) except as may be required to distribute earnings and profits, not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock, or purchase, redeem or otherwise acquire any shares of their capital stock;
(viii) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof; (ix) not acquire or agree to acquire any assets that are material, individually or in the aggregate, to either of the REIT Manager or the Property Manager, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice; (x) not adopt or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any present or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation of fringe benefits of any present or former director or employee, and not pay any benefit not required by an existing plan, arrangement or agreement, or grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies; (xi) not take any action that would, or is reasonably likely to, result in any of its or ATLANTIC's representations and warranties in the Merger Agreement becoming untrue, or in any of the conditions to the Merger not being satisfied; (xii) not pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (a) liabilities or obligations in the ordinary course of business (including for taxes) consistent with past practice or in accordance with their terms as in effect on the date hereof,
(b) liabilities reflected or reserved against in, or contemplated by, the financial statements of the REIT Manager and the Property Manager, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other documents, other than as contemplated by the Merger Agreement or in the ordinary course of business consistent with past practice; (xiii) not (a) adopt a plan of complete or partial liquidation, (b) adopt any amendment to its respective charter or bylaws, (c) enter into any contract, agreement or arrangement involving more than $500,000 annually, except for agreements entered into in the ordinary course of business and with prior written consent, (d) authorize or enter into any agreement relating to property management services to be provided by it to a third party property owner on other than customary terms, (e) modify or change in any material respect any existing material agreements, except in the ordinary course and consistent with past practice, (f) engage in any conduct the nature of which is materially different than the business in which it is currently engaged or (g) enter into any agreement providing for acceleration of payment or performance or other consequences as a result of a change of control of it; and (xiv) not authorize any of, or commit or agree to take any of, the foregoing actions set forth in clauses (ii), (iii), and (vii) through (xiii).

  Pursuant to the Merger Agreement, each of ATLANTIC and Security Capital will
(i) afford to each other and their respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Closing Date to all properties, books, contracts commitments and records of such party, as appropriate and, during such period, shall furnish promptly to the other, (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by the Merger Agreement, (b) such other information concerning their respective businesses, properties and personnel which are the subject of the Merger Agreement as shall be reasonably requested and (c) a writing indicating any change or occurrence which may have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such party; (ii) in the case of Security Capital, file the Registration Statement with the Commission as soon as is reasonably practicable after the date of the Merger Agreement and use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and take any action required to be taken under applicable state blue sky or securities laws; (iii) promptly take such action as is necessary to obtain shareholder approval of the Merger Agreement and the Transaction; (iv) in the case of ATLANTIC, use its best efforts to obtain and deliver to Security Capital certain letters from the principal executive officers, trustees and "affiliates" (as defined under Rule 145 under the Securities Act) agreeing to certain restrictions on resale of Warrants (and the Class B Shares issuable upon exercise thereof) received in the Transaction; (v) in the case of Security Capital, use its best efforts to effect, at or before the Closing Date, authorization for quotation or listing on a national securities exchange or interdealer quotation system upon official notice of issuance, the Warrants to be issued in the Warrant Issuance; (vi) cooperate and use its best efforts to take all actions, make all filings, registrations and submissions, and do all things necessary and advisable to consummate the Transaction, including, but not limited to, obtaining all required consents, waivers and approvals from the Commission and any other applicable government entity; (vii) consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the Transaction and shall not issue any such press release or written public statement prior to review by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or public statement in violation of any applicable law, rule, regulation or policy of a national securities exchange or interdealer quotation system; (viii) in the case of Security Capital, vote all Common Shares owned by it in favor of approval and adoption of the Merger Agreement and the Transaction, provided, however, that Security Capital will not be obligated to vote any such shares in favor of such matters in the event the Board of Directors, the Special Committee or the Security Capital Board withdraws, modifies or amends its recommendation to shareholders; (ix) maintain as confidential certain information provided by the other during the negotiation of the Merger Agreement and the Transaction; (x) in the case of Security Capital, be responsible for amounts to employees who will become employees of ATLANTIC for earned but unpaid salary, wages and benefits, and be responsible for, and entitled to the benefit of, any other rents, taxes, fees, charges and income for periods prior to the Closing Date; (xi) in the case of ATLANTIC, make an election in accordance with IRS Notice 88-19, 1988-1 C.B. 486, or any future applicable administrative rules or treasury regulations, to be subject to a corporate level tax on the disposition of any assets acquired in the Merger at any time during the 10-year period beginning on the Closing Date; and (xii) in the case of Security Capital, not sell any Common Shares owned by it for a period of six months following the Closing Date.

  Conditions to the Transaction. The respective obligations of ATLANTIC and Security Capital to effect the Transaction are subject to a number of conditions, including, among others: (i) the other party shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and all representations and warranties of such party shall be true and correct in all material respects on and as of the date made and the Closing Date; (ii) the Merger Agreement and the Transaction shall have been approved by the shareholders of each of ATLANTIC and Security Capital; (iii) the Registration Statement and the registration statement relating to the Concurrent Rights Offering shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding shall have been initiated or threatened by the Commission; (iv) ATLANTIC and Security Capital shall have received a study from Arthur Andersen LLP or another nationally recognized independent certified public accounting firm concluding that the accumulated earnings and profits for the REIT Manager and the Property Manager as of December 31, 1996 and the projected earnings and profits of the REIT Manager and the Property Manager for the period beginning January 1, 1997 and ending on the Closing Date are in the aggregate less than $5 million; (v) each of ATLANTIC and Security Capital shall have received a favorable opinion of Mayer, Brown & Platt to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of ATLANTIC, the REIT Manager and the Property Manager, and the subsidiary of ATLANTIC that shall be the surviving corporation in the Merger will be a party to the reorganization within the meaning of Section 368(b) of the Code; (vi) ATLANTIC and Security Capital shall have received (a) an opinion from Mayer, Brown & Platt that the performance of the Merger Agreement will not jeopardize the status of ATLANTIC as a REIT under the Code or (b) a favorable ruling from the IRS to the effect that the Warrant Issuance will be respected for federal income tax purposes as a direct issuance of the Warrants by Security Capital to the shareholders of ATLANTIC and an opinion from Mayer, Brown & Platt that the performance of the Merger Agreement will not jeopardize the status of ATLANTIC as a REIT under the Code; (vii) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transaction shall have been issued or taken and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted); (viii) all governmental consents, orders and approvals legally required for the consummation of the Transaction shall have been obtained and be in effect at the Closing Date and such consents, orders and approvals shall have become final; (ix) all material consents from third parties necessary to consummate the Transaction shall have been obtained; (x) the REIT Management Agreement and property management agreements with the Property Manager shall have been cancelled; and (xi) Security Capital shall have forgiven all indebtedness owed to it by the REIT Manager and the Property Manager.

  In addition to the conditions set forth above, the obligations of ATLANTIC to effect the Transaction are subject to the following conditions: (i) the receipt by the Special Committee from J.P. Morgan or another investment banking firm satisfactory to the Special Committee, of a written opinion to the effect that, as of the date of this Proxy Statement and Prospectus, the consideration to be received in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement and by the Related Agreements (as defined in the Merger Agreement) was fair, from a financial point of view, to the ATLANTIC shareholders (other than Security Capital), which opinion shall not have been withdrawn, revoked or modified; (ii) the receipt from Security Capital of the Amended and Restated Investor Agreement described below; (iii) the receipt from Security Capital of the executed Administrative Services Agreement described below; (iv) the receipt from Security Capital of the executed License Agreement described below; (v) the receipt from Security Capital of the executed Protection of Business Agreement described below; (vi) the receipt of a "comfort letter" in form and substance reasonably satisfactory to ATLANTIC from the independent certified public accountants of

Security Capital; (vii) the Warrants to be issued in connection with the Warrant Issuance shall have been authorized for quotation or listing, upon official notice of issuance, on the national securities exchange or interdealer quotation system, if any, on which the Class B Shares are listed or quoted; (viii) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of ATLANTIC, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to ATLANTIC; and (ix) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to ATLANTIC.

  In addition to the conditions set forth above, the obligations of Security Capital to effect the Transaction are subject to the following conditions: (i) the receipt of letters from affiliates of ATLANTIC relating to the restrictions on transferability of the Warrants to be received in the Warrant Issuance pursuant to Rule 145 promulgated under the Securities Act; (ii) the receipt from ATLANTIC of the executed Amended and Restated Investor Agreement described below; (iii) the receipt from ATLANTIC of the executed Administrative Services Agreement described below; (iv) the receipt from ATLANTIC of the executed License Agreement described below; (v) the receipt of a "comfort letter" in form and substance reasonably satisfactory to Security Capital from the independent certified public accountants of ATLANTIC; (vi) no governmental consent, order or approval legally required to consummate the Transaction shall have any terms which, in the reasonable judgment of Security Capital, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Transaction to Security Capital; and (vii) no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Transaction to Security Capital.

  Termination. The Merger Agreement may be terminated at any time prior to the Closing Date (i) by mutual consent of ATLANTIC and Security Capital; (ii) by either of ATLANTIC or Security Capital after December 31, 1997 if the Transaction has not been consummated on or before that date (so long as the terminating party has not breached its obligations under the Merger Agreement except for immaterial breaches); (iii) unilaterally by ATLANTIC or Security Capital if (a) the other party fails to perform any covenant or agreement in the Merger Agreement in any material respect and does not cure such failure in all material respects within 15 business days after receipt of a written notice of the alleged failure from the other party, (b) the other party fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations in the Merger Agreement or (c) any condition to the obligations of the other party is not satisfied (other than by reason of a breach by that party of its obligations under the Merger Agreement), and it reasonably appears that the condition cannot be satisfied prior to December 31, 1997;
(iv) unilaterally by Security Capital if ATLANTIC, through the Board of Directors or the Special Committee, either fails to recommend to ATLANTIC shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation; and (v) unilaterally by ATLANTIC if Security Capital, through the Security Capital Board, either fails to recommend to Security Capital shareholders the approval of the Merger Agreement and the Transaction or withdraws, modifies or amends such recommendation.

  In the event of termination of the Merger Agreement by either party as provided above, the Merger Agreement will become void and there will be no further obligation on the part of any party or their respective officers and trustees or directors (except as set forth in certain provisions of the Merger Agreement, including the expense reimbursement described under "--Expenses"). However in the event that termination is pursuant to clause (iv) or (v) in the previous paragraph, Security Capital or ATLANTIC, as the case may be, shall pay to the other party all of the documented, out-of-pocket expenses incurred by such party after execution of the Merger Agreement in connection with the transactions contemplated thereby.

  Amendment and Waiver. Subject to applicable law, the Merger Agreement may be amended by the written agreement of ATLANTIC and Security Capital. However, the Merger Agreement may not be amended in any material respect subsequent to obtaining the approval of the shareholders of ATLANTIC and Security Capital. ATLANTIC and Security Capital may agree to (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

  Indemnification. Security Capital has agreed to indemnify and hold harmless ATLANTIC from and against any losses incurred by ATLANTIC as a result of any
(i) breach of, or inaccuracy in, any of Security Capital's representations and warranties or other agreements contained in the Merger Agreement, (ii) any breach of, or inaccuracy in, any of ATLANTIC's representations and warranties contained in the Merger Agreement other than those relating to the issuance of Common Shares and authority of ATLANTIC with respect to the Merger Agreement and (iii) any acts or omissions of either the REIT Manager or Property Manager in their capacities as such prior to the closing of the Merger, but, in the case of clauses (ii) and (iii), only to the extent that such breach, inaccuracy, act or omission arises out of or results from the gross negligence, bad faith or willful misconduct of either the REIT Manager or Property Manager. Security Capital has also agreed to indemnify and hold harmless ATLANTIC from and against any income tax liabilities of the REIT Manager and Property Manager for all periods prior to the Closing Date and any income tax liabilities arising pursuant to Treasury Regulation 1.1502-6 or any analogous provision. ATLANTIC has agreed to indemnify and hold harmless Security Capital from and against losses incurred by Security Capital as a result of any breach of, or inaccuracy in, ATLANTIC's representations and warranties relating to the issuance of Common Shares and authority of ATLANTIC with respect to the Merger Agreement. The indemnification obligations of ATLANTIC and Security Capital (other than Security Capital's indemnification obligations as to certain tax matters) are subject to a maximum amount of the fair market value (as defined and determined on the ATLANTIC Record Date) of the Common Shares issuable to Security Capital in the Transaction. The obligations to indemnify terminate two years after the Closing Date (other than Security Capital's indemnification obligations as to certain tax matters for which the obligation to indemnify terminates upon the expiration of the applicable statute of limitations) and may be invoked only in the event of losses that exceed $250,000, in which event the indemnification will cover all losses (including the initial amount).

INVESTOR AGREEMENT

  Pursuant to an investor agreement (the "Investor Agreement"), between ATLANTIC and Security Capital, Security Capital is entitled to designate three persons to be nominated for election to the Board of Directors. So long as Security Capital beneficially owns at least 10% of the Common Shares, ATLANTIC is prohibited from increasing the number of members of the Board of Directors to more than seven. Additionally, the Investor Agreement, among other things, requires ATLANTIC to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The Investor Agreement also provides certain registration rights to Security Capital in respect of Common Shares beneficially owned by Security Capital.

  As part of the Transaction, ATLANTIC and Security Capital will amend and restate the Investor Agreement (as so amended and restated, the "Amended and Restated Investor Agreement"), which will provide that, without first having consulted with the nominees of Security Capital designated in writing, ATLANTIC may not seek Board of Directors approval of (i) ATLANTIC's annual budget; (ii) incurring expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the acquisition or sale of any assets in any single transaction or series of related transactions in the ordinary course of ATLANTIC's business where the aggregate purchase price paid or received by ATLANTIC exceeds $25 million; and (iv) entering into any new contract with a service provider (a) for investment management, property management or leasing services or (b) that reasonably contemplates annual contract payments by ATLANTIC in excess of $1 million. ATLANTIC is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

  Additionally, so long as Security Capital beneficially owns at least 25% of the Common Shares, Security Capital will have the right to approve the following matters proposed by ATLANTIC: (i) the issuance or sale of any Common Shares, (including the grant of any rights, options or warrants to subscribe for or purchase Common Shares or any security convertible into or exchangeable for Common Shares or the issuance or sale of any security convertible into or exchangeable for Common Shares) at a price per share less than the fair market value of a Common Share on the date of such issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, ATLANTIC's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of ATLANTIC or any securities convertible into shares of ATLANTIC may be issued and any action with respect to the compensation of the senior officers of ATLANTIC (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, ATLANTIC's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of ATLANTIC pursuant to the provisions of any benefit plan approved by the shareholders of ATLANTIC, (B) the issuance or sale of shares upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the Closing Date or in accordance with the provisions of the Amended and Restated Investor Agreement,
(C) the issuance and sale of any shares of ATLANTIC pursuant to any dividend reinvestment and share purchase plan approved by the Board of Directors or (D) the issuance, grant of distribution of rights, options or warrants to all holders of Common Shares entitling them to subscribe for or purchase shares of ATLANTIC or securities convertible into or exercisable for shares.

  The Amended and Restated Investor Agreement will also provide that, so long as Security Capital owns at least 10% of the outstanding Common Shares, ATLANTIC may not increase the number of persons serving on the Board of Directors to more than seven. Security Capital also will be entitled to designate one or more persons as directors of ATLANTIC, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding Common Shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding Common Shares, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Board of Directors as the number of Common Shares beneficially owned by Security Capital bears to the total number of outstanding Common Shares, provided, that Security Capital shall be entitled to designate no more than three persons so long as the Board of Directors consists of no more than seven members.

  As part of the Amended and Restated Investor Agreement, Security Capital may make employment opportunities with Security Capital or its affiliates available to the officers and employees of ATLANTIC. Prior to commencing discussions with a senior officer of ATLANTIC about any such opportunity, Security Capital must give the Board of Directors 14 days' prior written notice.

  In addition, the Amended and Restated Investor Agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital may request at any time, registration of all of Security Capital's Common Shares pursuant to Rule 415 under the Securities Act. Security Capital may request one such registration for every $100 million (based on market value) of Common Shares it owns.

ADMINISTRATIVE SERVICES AGREEMENT

  Upon consummation of the Transaction, ATLANTIC and Security Capital will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which Security Capital will provide ATLANTIC with certain administrative and other services with respect to certain aspects of ATLANTIC's business, as selected from time to time by ATLANTIC at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services, plus 20% (not to exceed market), subject to a maximum amount of approximately $5.2 million during the initial term of the agreement, of which approximately $1.5 million will apply to the period between closing of the Merger and December 31, 1997 and the remainder will apply to 1998. Cost savings under the Administrative Services Agreement will accrue to ATLANTIC. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the Board of Directors.

LICENSE AGREEMENT

  ATLANTIC and Security Capital will enter into a license agreement on the Closing Date (the "License Agreement") pursuant to which Security Capital will grant ATLANTIC a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license will be for a period of 15 years, subject to ATLANTIC's right to extend the license for up to two additional five-year periods.

PROTECTION OF BUSINESS AGREEMENT

  ATLANTIC and Security Capital will enter into a protection of business agreement on the Closing Date (the "Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those currently provided by the REIT Manager and the Property Manager to any entity that owns or operates multifamily properties. The Protection of Business Agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of ATLANTIC or PTR. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of ATLANTIC and (ii) the percentage of outstanding voting securities of ATLANTIC owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the Board of Directors. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the third anniversary of the Closing Date.

REIT MANAGEMENT AGREEMENT

  ATLANTIC has a REIT management agreement (the "REIT Management Agreement") pursuant to which the REIT Manager provides management services to ATLANTIC. All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC currently has no employees. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT Management Agreement requires ATLANTIC to pay an annual fee of 16% of cash flow as defined in the REIT Management Agreement, payable monthly. Cash flow is calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent directors of ATLANTIC and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there have been none since inception); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which there have been none since inception) and (iii) distributions actually paid with respect to any non-convertible preferred stock (of which there have been none since inception). Cash flow does not include (i) realized gains or losses from dispositions of investments, (ii) interest income from cash equivalent investments and the convertible mortgage notes of Homestead Village Incorporated and dividend and interest income from Atlantic Development Services Incorporated, (iii) provisions for possible losses on investments and (iv) extraordinary items.

  The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. The REIT management fee aggregated $10.4 million, $6.9 million and $3.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  The REIT Management Agreement will be terminated upon closing of the Merger.

PROPERTY MANAGEMENT

  Commencing May 12, 1994, the Property Manager began providing property management services for certain of ATLANTIC's communities. The agreements terminate September 30, 1997, subject to earlier termination by ATLANTIC on 30 days' notice, is renewable annually upon approval of ATLANTIC's independent directors and contemplates a fee to the Property Manager of 3.5% per annum of community revenues for communities located in Atlanta and Washington, D.C. markets and 3.75% per annum of community revenues for all other communities, paid monthly, which was $4.2 million for the year ended December 31, 1996. ATLANTIC may terminate the property management agreements on 60 days' notice.

  The management agreements between ATLANTIC and the Property Manager will be terminated upon closing of the Merger.

REGULATORY FILINGS AND APPROVALS

  Pursuant to the Merger Agreement, ATLANTIC or Security Capital may terminate the Merger Agreement if (i) any governmental consent, order or approval legally required for the consummation of the Transaction has not been obtained and in effect on the Closing Date or (ii) any governmental consent, order or approval legally required for the consummation of the Transaction shall have any terms, which in the reasonable judgement of either ATLANTIC or Security Capital, would materially impair the value of the Transaction to ATLANTIC or Security Capital, respectively.

RESTRICTIONS ON SALES BY AFFILIATES

  The Warrants to be issued in the Transaction will have been registered under the Securities Act. Such securities will be freely transferable under the Securities Act, except for those issued to any person who may be deemed to be an affiliate (as such term is defined for purposes of Rule 145 under the Securities Act, an "Affiliate") of ATLANTIC. Affiliates may not sell their Warrants (or Class B Shares issuable upon exercise thereof) acquired in connection with the Transaction except pursuant to (i) an effective registration statement under the Securities Act covering such securities, (ii) paragraph (d) of Rule 145 or (iii) any other applicable exemption under the Securities Act. ATLANTIC has agreed to use its best efforts to procure written agreements from executive officers, directors and other Affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act.

ACCOUNTING TREATMENT

  Due to Security Capital's majority ownership in ATLANTIC as well as the REIT Manager and the Property Manager, the Transaction will be accounted for as a combination of entities under common control in a manner similar to pooling.

EXPENSES

  The Merger Agreement provides that, whether or not the Transaction is consummated, all expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring such expenses; provided, however, that (i) all costs and expenses of the Special Committee (including fees and expenses of counsel and its financial advisors), and all fees and expenses in connection with the filing, printing and distributing the registration statement relating to the Concurrent Rights Offering and this Proxy Statement (not including the Security Capital Prospectus) shall be paid by ATLANTIC and (ii) all costs and expenses in connection with filing, printing and distributing the Registration Statement (not including the Proxy Statement) and all fees and expenses in connection with the listing of the Warrants on any national securities exchange or interdealer quotation system shall be paid by Security Capital. See "Expenses of Solicitation."

DISSENTERS' APPRAISAL RIGHTS

  Holders of Common Shares are not entitled to dissenters' appraisal rights in connection with the Transaction.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTION AND RECOMMENDS THAT ATLANTIC SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTION. The affirmative vote of a majority of the outstanding Common Shares is required to approve this proposal.

                           LONG-TERM INCENTIVE PLAN

                                 (PROPOSAL 2)

 General

  The Board of Directors has adopted, subject to shareholder approval, the 1997 Incentive Plan which contains the following terms and conditions. A copy of the 1997 Incentive Plan is attached to this Proxy Statement and Prospectus as Annex II and is incorporated herein by reference. The number of Common Shares which may be awarded under the Incentive Plan may not exceed 3,000,000 in the aggregate and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. Common Shares issued under the 1997 Incentive Plan may be authorized and unissued shares, or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the 1997 Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The 1997 Incentive Plan authorizes the establishment of one or more option programs and share purchase programs and authorizes the award of share grants (any of which may be subject to restrictions). The Compensation Committee of the Board of Directors will administer the 1997 Incentive Plan. Subject to the terms of the 1997 Incentive Plan, the Compensation Committee determines which employees or other individuals providing services to ATLANTIC shall be eligible to receive awards under the 1997 Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee directors are not eligible to participate in the 1997 Incentive Plan.

  Options awarded under the 1997 Incentive Plan may be either incentive share options which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified share options which are not intended to satisfy Section 422 of the Code. Options become exercisable in accordance with the terms established by the Compensation Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards or such other criteria as the Compensation Committee deems appropriate. Options expire on the date determined by the Compensation Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death, disability or retirement or
(iii) the three month anniversary of the participant's termination of employment for any other reason. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The 1997 Incentive Plan provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units will be subject to the same vesting schedule as the options and will be payable when the options are exercised, unless the participant elects to defer receipt, or expire. Generally, each participant will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the dividends paid during such year with respect to a Common Share that are in excess of the S&P 500 average dividend yield for such year, multiplied by (ii) the number of Common Shares underlying the participant's outstanding options that were granted with dividend equivalent units, divided by (iii) the fair market value of a Common Share at the end of the year. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

  The 1997 Incentive Plan provides that the Compensation Committee may award participants performance stock, the distribution of which is subject to achievement of performance objectives. The number of shares and the performance measures and periods shall be established by the Compensation Committee at the time the award is made, provided that any performance period shall be at least one year.

 Non-Qualified Options

  The Compensation Committee may grant non-qualified options to acquire Common Shares. Concurrently with the consummation of the Transaction, it is expected that the Named Executive Officers and certain other officers and employees of ATLANTIC will be granted options to purchase Common Shares at the closing price of the Common Shares on the date the 1997 Incentive Plan is approved by shareholders. The amount of options to be granted to each such officer and employee will be determined prior to the consummation of the Transaction. The options will become exercisable 25% on the second anniversary of the date of grant and an additional 25% on each of the third, fourth and fifth anniversaries of the date of grant and expire ten years after the date of grant. The participants have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income will be recognized by a participant at the time the options or the dividend equivalent units are granted. The exercise of a non-qualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option price. Receipt of a dividend equivalent unit by the participant is generally a taxable event that requires the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. ATLANTIC ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant. ATLANTIC has adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") "Accounting for Stock Based Compensation." Under the provisions of this statement, ATLANTIC will continue to account for its share options under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

 Share Purchase Program

  Concurrently with the consummation of the Transaction, ATLANTIC intends to permit the Named Executive Officers and certain other officers and employees
to purchase up to a total of       Common Shares at the closing price of the
Common Shares on the date the 1997 Incentive Plan is approved by shareholders with two matching options for each share purchased. Each matching option shall have an exercise price equal to the closing price of a Common Share on the date the 1997 Incentive Plan is approved by the shareholders. No equivalent dividend units will be issued with respect to such matching options. The share purchases are expected to provide for a restricted period during which the participants may not, while employed, sell the purchased shares. If a participant leaves the employ of ATLANTIC prior to the end of the restricted period, ATLANTIC has the right to repurchase the shares at the fair market value of such shares at the time the participant's employment is terminated. At the end of the restricted period, the participant would own the shares without further restriction. However, if the participant sells the restricted shares after the end of the restricted period, the participant's matching options may be adversely affected. ATLANTIC will make loans for up to 95% of the purchase price available to participants. Each loan will be fully recourse to the participant and be secured by the purchased shares. Each loan will have a 10 year term and have an interest rate which is equal to the lower of 6% or the dividend yield of a Common Share, determined based on the purchase date fair market value of a Common Share. The loan will become due and payable (i) immediately upon sale of the purchased shares or ATLANTIC's termination of the participant's employment for cause, (ii) 60 days following the participant's termination of employment with ATLANTIC for any reason other than death, disability, retirement or following a change in control of ATLANTIC, (iii) 90 days following ATLANTIC's termination of the participant's employment for any reason other than cause or (iv) 180 days following the participant's termination of employment with ATLANTIC by reason of death, disability, retirement or following a change in control.

 New Plan Benefits

  The following table shows the benefits that are expected to be received by
(i) the Named Executive Officers, (ii) all executive officers as a group, and
(iii) all employees, including all officers who are not executive officers, as a group.

                                      OPTION AWARDS               SHARE AWARDS
                             -------------------------------- ---------------------
                                NUMBER    EXERCISE EXPIRATION   DOLLAR     NUMBER
        NAME AND TITLE       OF SHARES(1) PRICE(2)    DATE    VALUE(2)(3) OF SHARES
        --------------       ------------ -------- ---------- ----------- ---------
   James C. Potts, Co-
    Chairman...............
   Constance B. Moore, Co-
    Chairman...............
   J. Lindsay Freeman,
    Senior Vice President..
   Bradley C. Miller,
    Senior Vice President..
   William Kell, Vice
    President and
    Controller.............
   All executive officers
    as a group (
    persons)...............
   All employees, including
    all officers who are
    not executive officers,
    as a group
    (   persons)...........

--------
(1) Non-qualified options with dividend equivalent units and vesting schedule
    of          .
(2) The exercise price of the options and the purchase price for the share awards will be the price of the Common Shares as of the date the shareholders approve the 1997 Incentive Plan.
(3) Includes dividend equivalent units and matching options granted with respect to Common Shares purchased.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 1997 INCENTIVE PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting is required to approve this proposal.

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING

  At the Special Meeting, the holders of Common Shares will be asked to (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and the Transaction and (ii) consider and vote upon the approval of the 1997 Incentive Plan. A copy of the Merger Agreement is attached as Annex I hereto, a copy of the 1997 Incentive Plan is attached hereto as Annex II and a copy of the Security Capital Prospectus is attached hereto as Appendix A, each of which is incorporated herein by reference.

DATE, TIME AND PLACE; RECORD DATE

  The Special Meeting is scheduled to be held at      a.m., local time, on
          ,              , 1997, at           . The Board of Directors has
fixed the close of business on              , 1997 as the record date for the
determination of holders of Common Shares entitled to notice of and to vote at the Special Meeting. On April 25, 1997, there were 41,891,580 Common Shares outstanding and ATLANTIC had approximately 300 record holders. As of April 25, 1997, Security Capital and ATLANTIC's directors and executive officers beneficially owned an aggregate of 21,650,819 Common Shares or approximately 52% of the outstanding Common Shares. Security Capital has agreed, subject to certain conditions, and each of such other persons has indicated his or her intent, to vote his or her Common Shares in favor of the Merger Agreement and the Transaction as well as in favor of the 1997 Incentive Plan.

VOTING RIGHTS

  Assuming the existence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding Common Shares is required to approve the Merger Agreement and the Transaction. The approval of a majority of the votes cast at the meeting is required to approve the 1997 Incentive Plan. Holders of record of Common Shares on the ATLANTIC Record Date are entitled to one vote per Common Share at the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum at the Special Meeting.

  If a shareholder attends the Special Meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the Special Meeting, the Board of Directors is soliciting proxies so that each holder of Common Shares on the ATLANTIC Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting. When a proxy card is returned properly signed and dated, the Common Shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, his or her Common Shares will not be voted and thus will have the effect of a vote against the Merger Agreement and the Transaction, but will have no effect on the proposal to approve the 1997 Incentive Plan. Similarly, broker non-votes and abstentions have the effect of a vote against the Merger Agreement and the Transaction, but will have no effect on the proposal to approve the 1997 Incentive Plan. Shareholders are urged to mark the box on the proxy card to indicate how their Common Shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how his or her Common Shares are to be voted, the Common Shares represented by the proxy card will be voted "FOR" the Merger Agreement and the Transaction and "FOR" the approval of the 1997 Incentive Plan. The proxy card also confers discretionary authority on the individuals appointed by the Board of Directors and named on the proxy card to vote the Common Shares represented thereby on any other matter that is properly presented for action at the Special Meeting.

  Any ATLANTIC shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of ATLANTIC at Six Piedmont Center, Atlanta, Georgia 30305, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

OTHER MATTERS

  ATLANTIC is not aware of any business or matter other than those indicated above which may be properly presented at the Special Meeting. If, however, any other matter properly comes before the Special Meeting, the proxy holders will vote thereon in their discretion.

                        INFORMATION CONCERNING ATLANTIC

GENERAL

  ATLANTIC's objective is to be the preeminent real estate operating company focusing on multifamily communities in its southeastern United States target market. Through the REIT Manager and Property Manager, ATLANTIC has access to the services which provides ATLANTIC with the same resources as a fully integrated operating company. The REIT Manager and Property Manager have approximately 95 professionals dedicated to implementing ATLANTIC's highly focused operating strategy. ATLANTIC focuses on the development, acquisition, operation and long-term ownership of multifamily communities. At February 28, 1997, ATLANTIC's portfolio consisted of 25,596 multifamily units, including 6,355 units under construction or in planning, in 16 metropolitan areas and 49 submarkets in growth areas of the southeastern United States. The total expected investment cost of ATLANTIC's 70 operating communities, including budgeted renovations and total budgeted development expenditures, was approximately $969.9 million at February 28, 1997 and the total budgeted development cost of ATLANTIC's 20 communities under construction or in planning was approximately $397.0 million. Additionally, at February 28, 1997, ATLANTIC had land in planning and under control for the development of 1,808 units with a total budgeted development cost of $111.2 million.

  ATLANTIC seeks to achieve long-term sustainable growth in per Common Share cash flow by maximizing the operating performance of its core portfolio through value-added operating systems and concentrating its experienced team of professionals on developing and acquiring industry-leading multifamily communities in targeted submarkets exhibiting strong job growth and favorable demographic trends. Since its inception in 1993, ATLANTIC has employed a research-driven investment approach, deploying its capital in markets and submarkets that exhibit strong market fundamentals. ATLANTIC believes that population and employment growth are the primary demand generators for multifamily product.

EMPLOYEES

  ATLANTIC currently has no employees. The REIT Manager, whose sole activity is advising ATLANTIC, manages the day-to-day operations of ATLANTIC. The REIT Manager and Property Manager have assembled a team of approximately 95 operating professionals, collectively possessing extensive experience in multifamily real estate.

LEGAL PROCEEDINGS

  ATLANTIC is a party to various claims and routine litigation arising in the ordinary course of its business. ATLANTIC does not believe that the results of any of such claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position or results of operations.

COMPETITION

  There are numerous commercial developers, real estate companies and other owners of real estate that compete with ATLANTIC in seeking land for development, communities for acquisition and disposition and residents for communities. All of ATLANTIC's multifamily communities are located in developed areas that include other multifamily communities. The number of competitive multifamily communities in a particular area could have a material adverse effect on ATLANTIC's ability to lease units and on the rents charged. In addition, other forms of single family and multifamily residential communities provide housing alternatives to residents and potential residents of ATLANTIC's multifamily communities.

ATLANTIC COMMON SHARE PRICES AND DISTRIBUTIONS

  The Common Shares are listed on the NYSE under the symbol "SCA." As of April 25, 1997, ATLANTIC had 41,891,580 Common Shares issued and outstanding, which were held of record by approximately 300 shareholders. The Common Shares commenced trading on the NYSE on October 15, 1996 and the high and low sales prices of the Common Shares as reported in the NYSE Composite Tape were $24 5/8 and $20 7/8, respectively, for the fourth quarter of 1996 (as adjusted for the Homestead Distribution described below), and were $26 1/2 and $22, respectively, for the first quarter of 1997 and $22 3/8 and $20 3/4 for the second quarter of 1997 (through April 25). The following table sets forth ATLANTIC's cash distributions per Common Share for the periods indicated.

                                                                      CASH
                                                                 DISTRIBUTIONS
                                                                PER COMMON SHARE
                                                                ----------------
      1995:
        First Quarter..........................................      $0.40
        Second Quarter.........................................      $0.40
        Third Quarter..........................................      $0.40
        Fourth Quarter.........................................      $0.40
                                                                     -----
                                                                     $1.60
                                                                     =====
      1996:
        First Quarter..........................................      $0.42
        Second Quarter.........................................      $0.42
        Third Quarter..........................................      $0.42
        Fourth Quarter.........................................      $0.39(1)
                                                                     -----
                                                                     $1.65
                                                                     =====
      1997:
        First Quarter..........................................      $0.39
        Second Quarter (through April 25)......................        --

--------
(1) In light of the Homestead transaction described below and ATLANTIC's initial public offering, the Board of Directors adjusted the distribution in the fourth quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Homestead Transaction."

  In addition to the quarterly cash distributions shown above, ATLANTIC made the Homestead Distribution (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Homestead Transaction") on November 12, 1996 to shareholders of record on October 29, 1996. The securities distributed in the Homestead Distribution had a market value of $2.67 per Common Share based on the closing prices of such securities on the American Stock Exchange ("ASE") on November 11, 1996, the day prior to the distribution date. The Homestead Distribution resulted in an adjustment of $2.75 per Common Share to ATLANTIC's Common Share price information on the NYSE on November 12, 1996. Accordingly, ATLANTIC's October 1996 initial public offering price, as adjusted for the Homestead Distribution, was $21.25 per Common Share (as compared to the pre-adjustment price of $24.00 per Common Share).

  ATLANTIC, in order to qualify as a REIT, is required to make distributions (other than capital gain distributions) to its shareholders in amounts at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends-paid deduction and its net capital gain) and
(B) 95% of the
net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. ATLANTIC's long-term distribution strategy is to distribute what it believes is a conservative percentage of its cash flow, permitting ATLANTIC to retain funds for capital improvements and other investments while funding its distributions. ATLANTIC has paid 13 consecutive quarterly cash distributions since its inception in October 1993.

  ATLANTIC announces the following year's projected annual distribution level after the Board of Directors' annual budget review and approval in December of each year. At its December 19, 1996 Board meeting, the Board of Directors announced a projected annual distribution level of $1.56 per Common Share for 1997. The payment of distributions is subject to the discretion of the Board of Directors and is dependent upon the financial condition and operating results of ATLANTIC. ATLANTIC's unsecured line of credit contains covenants which provide that ATLANTIC's distributions for the preceding four quarters, excluding the Homestead Distribution, may not exceed 95% (97% for distributions made before December 31, 1996) of funds from operations (as defined in the credit agreement) for the preceding four quarters.

  ATLANTIC expects to continue to pay regular quarterly distributions to its shareholders, but the historical distributions presented above prior to the fourth quarter of 1996 did not take into account the cost of being a public company and should not be considered to be indicative of future distributions. ATLANTIC's ability to pay future distributions depends on a number of factors including, among other things, continued property occupancy, capital expenditures and other costs relating to ATLANTIC's existing communities and ATLANTIC's financial condition and capital requirements. A change in any such factor could affect ATLANTIC's ability to pay future distributions. Moreover, ATLANTIC's operating results may be adversely affected if occupancy levels decrease, if revolving credit borrowing costs increase or if any other adverse changes occur.

  Cash available for distribution will be affected by a number of factors, including rental revenues from existing and new residents, the level of acquisition and new leasing activity, ATLANTIC's operating expenses, the interest expense and other debt service costs of ATLANTIC, the ability of residents to meet their obligations, taxes payable by ATLANTIC and unanticipated capital expenditures. ATLANTIC's policy is to expense, rather than capitalize, repairs and maintenance, in determining net earnings and cash available for distribution. Only major renovations, replacements or improvements with a substantial expected economic life (such as roofs, parking lots and additions) are capitalized. ATLANTIC has budgeted $8.8 million for such purposes for the remainder of 1997. No assurances can be given that cash available for distribution will be sufficient to pay future distributions. Although ATLANTIC does not expect any future cash shortfalls, any such shortfalls which do arise could result in reductions in ATLANTIC's cash available for distribution which could result in lower than expected distributions.

  In addition to the $8.8 million of budgeted capital expenditures, as of February 28, 1997, ATLANTIC had $94.8 million of unfunded construction commitments and $195.0 million of communities in planning (owned and under control), of which $179.8 million had not been funded. In addition, pursuant to its Funding Commitment Agreement (as defined below), ATLANTIC has agreed to provide secured financing of up to approximately $111.1 million to Homestead in exchange for convertible mortgage notes, of which $98.1 million had not been funded as of February 28, 1997. ATLANTIC expects to finance its renovation, acquisition and development investments and its funding commitment under its Funding Commitment Agreement with borrowings under its $350 million unsecured revolving line of credit (which matures in December 1998) and future offerings of debt and equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  For federal income tax purposes, distributions may consist of ordinary income, capital gains, non-taxable return of capital or a combination thereof. Distributions that exceed ATLANTIC's current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital rather than a dividend and reduce the shareholder's basis in the Common Shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the shareholder's basis in the Common Shares, it will generally be treated as gain from the sale or exchange of that shareholder's Common Shares.

PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of April 25, 1997, the beneficial ownership of Common Shares for (i) each person known to ATLANTIC to be the beneficial owner of more than 5% of ATLANTIC's Common Shares, (ii) each director of ATLANTIC and (iii) the directors and executive officers of ATLANTIC as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                                 NUMBER OF COMMON
                                                      SHARES         PERCENT OF
                  NAME AND ADDRESS                 BENEFICIALLY      ALL COMMON
                 OF BENEFICIAL OWNER                  OWNED            SHARES
                 -------------------             ----------------    ----------
      Security Capital Group Incorporated......     21,545,669(1)       51.4%
       125 Lincoln Avenue
       Santa Fe, NM 87501
      Ameritech Pension Trust(2)...............      2,223,320           5.3
       Ameritech Corporation
       225 West Randolph Street
       HQ-13A
       Chicago, IL 60606
      General Motors Investment Management
       Corporation.............................      2,173,913(3)        5.2
       767 Fifth Avenue
       New York, NY 10153
      Manuel A. Garcia III.....................         11,000(4)          *
       P.O. Box 2066
       Davgar Restaurants, Inc.
       Winter Park, FL 32790
      Ned S. Holmes............................         58,500(4)(5)       *
       Parkway Investments/Texas, Inc.
       55 Waugh Drive
       Houston, TX 77007
      Constance B. Moore.......................         11,600             *
       Six Piedmont Center
       Atlanta, GA 30305
      James C. Potts...........................         13,050             *
       Six Piedmont Center
       Atlanta, GA 30305
      John M. Richman..........................         11,000(4)          *
       Wachtell, Lipton, Rosen & Katz
       227 West Monroe Street, Suite 4825
       Chicago, IL 60606
      All Directors and executive officers as a
       group
       (9 persons).............................        105,150             *

--------
*Less than 1%
(1) These Common Shares are owned of record by SC Realty Incorporated, a wholly-owned subsidiary of Security Capital, and are pledged to secure Security Capital's $300 million revolving line of credit facility with a syndicate of banks. As of April 25, 1997, there were $22 million in outstanding borrowings under the line of credit. The line of credit is also secured by securities owned by Security Capital of PTR, SCI, Homestead and Security Capital U.S. Realty, an entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital estimates that the aggregate market value of the pledged securities exceeded $2.9 billion as of April 25, 1997. Security Capital was in compliance with all covenants under the line of credit at December 31, 1996.
(2) This information is based on a Schedule 13G dated February 14, 1997. According to the Schedule 13G, the Common Shares were not acquired for the purpose of changing or influencing the control of ATLANTIC.
(3) 1,956,522 of these Common Shares are owned by the General Motors Hourly-Rate Employees Pension Trust and 217,391 of these Common Shares are owned by the General Motors Salaried Employees Pension Trust.
(4) Includes 1,000 Common Shares each for Messrs. Garcia, Holmes and Richman which are issuable upon exercise of Options granted under the Outside Directors Plan.
(5) Mr. Holmes directly owns 2,500 of these Common Shares. Mr. Holmes may be deemed to beneficially own 55,000 of these Common Shares which are owned by Mr. Holmes' wife and children and by Holmes Family Venture Ltd., a family entity with respect to which Mr. Holmes shares voting and dispositive power.

                                REIT MANAGEMENT

GENERAL

  The REIT Manager and its specialized service affiliates provide ATLANTIC with strategic and day-to-day management, research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, and legal and accounting services, all of which are included in the REIT Management fee. ATLANTIC currently has no employees. Hence, ATLANTIC depends on the quality of the management provided by the REIT Manager. ATLANTIC believes that its relationship with the REIT Manager provides ATLANTIC with access to high quality and depth of management personnel and resources, savings from a dedicated capital markets group, and access to centralized research, accounting and legal support. Approximately 50 operating professionals are employed by the REIT Manager. The REIT Manager also provides office and other facilities supporting ATLANTIC's needs. The REIT Manager's address is the same as ATLANTIC's. The owner of the REIT Manager, Security Capital, as of April 25, 1997 owns approximately 51% of ATLANTIC's outstanding Common Shares.

  The owner of the REIT Manager has a substantial shareholder interest in ATLANTIC, creating alignment of interest with ATLANTIC's shareholders. Furthermore, the REIT Manager provides all its services for one fee, and an affiliate provides property management services at market rates in a competitive environment. The REIT Manager does not receive additional fees for investment banking, financing, asset sales or similar services.

  The REIT Manager has organized itself such that each operating professional specializes in a particular discipline (such as research, marketing, development, acquisition, due diligence, asset management, capital markets or financial operations) rather than being responsible for all functions on a project-by-project basis. Local investments are approved by the REIT Manager's investment committee, using uniform criteria, prior to being submitted to ATLANTIC's investment committee. Regional operating professionals focus on specific target markets to ensure attention to resident services.

  ATLANTIC believes that the quality of management should be assessed in light of the following factors:

 Management Depth/Succession

  ATLANTIC believes that management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of the REIT. ATLANTIC believes that several of its senior officers could serve as the principal executive officer and continue ATLANTIC's performance. See "--Directors and Officers of ATLANTIC and the REIT Manager" below.

 Strategic Vision

  ATLANTIC believes that management should have the strategic vision to determine an investment focus that provides favorable initial yields and long-term growth prospects. The REIT Manager has demonstrated its strategic vision by focusing ATLANTIC on multifamily communities in the southeastern United States, where demographic and supply factors have permitted high occupancies at increasing rents.

  ATLANTIC focuses primarily on moderate income communities, which comprise one of the largest segments of the renter population. Few other REITs in ATLANTIC's primary target market currently focus on the moderate income segment. Consequently, ATLANTIC believes that the moderate income segment is a significantly underserved market with limited competition.

 Research Capability

  ATLANTIC believes that management should have the means for researching markets to determine appropriate investment opportunities. ATLANTIC divides its target market cities into numerous submarkets for analysis purposes. The REIT Manager and its affiliates have several persons who devote substantial time to research, on a submarket-by-submarket basis, and are closely supervised by senior officers of the REIT Manager.

 Investment Committee Process

  ATLANTIC believes that investment committees should provide discipline and guidance to the investment activities of the REIT in order to achieve its investment goals. The four members of the REIT Manager's investment committee have a combined 95 years experience in the real estate industry. See "-- Directors and Officers of ATLANTIC and the REIT Manager" below. The investment committee receives detailed written analyses and research, in a standardized format, from the REIT Manager's personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the investment committee of the Board of Directors. The quality of the REIT Manager's investment committee process is demonstrated by ATLANTIC's ability to achieve its investment goals and generally realize its projected initial returns and growth from multifamily investments.

 Development/Redevelopment and Acquisition Capability

  ATLANTIC believes that by internally developing projects and redeveloping well located operating communities, management can capture for the REIT the value that normally escapes through sales premiums paid to successful developers. The REIT Manager's personnel have substantial development and redevelopment experience, as described in "--Directors and Officers of ATLANTIC and the REIT Manager" below. The REIT Manager has approximately 15 full-time professionals committed to development and acquisition activities. The REIT Manager has arranged for over $979.0 million of successful acquisitions for ATLANTIC. As of February 28, 1997, the REIT Manager was developing 6,355 multifamily units for ATLANTIC with a total budgeted development cost of $397.0 million. Additionally, as of February 28, 1997, ATLANTIC had land in planning and under control for the development of 1,808 units with a total budgeted development cost of $111.2 million. The REIT Manager has engaged in substantial development on behalf of ATLANTIC at attractive yields that have exceeded projections and ATLANTIC believes that development will contribute to ATLANTIC's objective of long-term growth in cash flow.

 Disposition Capability

  The ability to identify and effectively complete the cost-effective disposition of targeted communities is essential to the successful execution of ATLANTIC's asset optimization strategy. During 1995 and 1996, ATLANTIC disposed of 1,780 units, realizing an aggregate gain of $6.7 million on aggregate proceeds of $95.1 million, which were redeployed into strategic acquisitions and developments. Marketing efforts and related costs and negotiation were conducted primarily by the REIT Manager and, therefore, broker fees were minimal.

 Due Diligence Process

  ATLANTIC believes that management should have experienced senior personnel dedicated to performing intelligent and thorough due diligence. The REIT Manager has four full time due diligence professionals and has developed uniform systems and procedures for due diligence. The REIT Manager's due diligence personnel have screened and selected a large volume of investments.

 Operating Capability

  ATLANTIC believes that management can substantially improve funds from operations by actively and effectively managing assets. The REIT Manager and its affiliates have devoted substantial personnel and financial resources to control and effectively manage ATLANTIC's multifamily portfolio.

 Capital Markets Capability

  ATLANTIC believes that management must be able effectively to raise equity and debt capital in order for the REIT to achieve superior growth through investment. The REIT Manager has successfully arranged funding for ATLANTIC's investment program.

 Communications/Shareholder Relations Capability

  ATLANTIC believes that a REIT's success in capital markets and investment activities can be enhanced by management's ability to effectively communicate the REIT's strategy and performance to investors, sellers of property and the financial media. The REIT Manager provides full time personnel who prepare informational materials for and conduct periodic meetings with the investment community and analysts.

  ATLANTIC believes that successfully combining the foregoing attributes significantly enhances a REIT's ability to increase cash flow and increase the market valuation of the REIT's portfolio.

DIRECTORS AND OFFICERS OF ATLANTIC AND THE REIT MANAGER

  Upon consummation of the Transaction, each of the persons discussed below will become officers or directors of ATLANTIC and be compensated for such services by ATLANTIC (other than Mr. Klopf who will be compensated by Security Capital).

 Directors of ATLANTIC

  Members of the REIT Manager's Investment Committee are designated by an asterisk.

  C. RONALD BLANKENSHIP--47--Advisory Director of ATLANTIC since September 1996 and Director from April 1996 to September 1996; Managing Director of Security Capital since March 1991 and Chairman of PTR since June 1991. After PTR's 1997 annual meeting of shareholders, Mr. Blankenship will become the Non-Executive Chairman of PTR. Mr. Blankenship is a director of Strategic Hotel Capital Incorporated and an advisory director of Homestead. From July 1988 until June 1991, Mr. Blankenship was a regional partner with Trammell Crow Residential in Chicago, a multifamily real estate development and property management firm. Prior thereto, Mr. Blankenship was Executive Vice-President and Chief Financial Officer of the Mischer Corporation in Houston, a multi-business holding company with investments primarily in real estate.

  MANUEL A. GARCIA III--53--Director of ATLANTIC since December 1995; Chief Executive Officer of Davgar Restaurants, Inc. since May 1969 where he is the owner/operator of ten Burger King Restaurants in central Florida, five Pebbles Restaurants, Harvey's Bistro and Manuel's on the 28th Restaurant in Orlando, Florida; Director of Homestead, a corporation affiliated with Security Capital, The Foundation for Orange County Public Schools, Florida State University Seminole Boosters' Association, a Director and Member of the Executive Committee of the Florida Citrus Sports Association and National Director of Cities in Schools. Mr. Garcia is also on the Board of the National Conference of Christians and Jews and an Honorary Director of the Boys' Clubs and Boy Scouts of Central Florida. In addition, Mr. Garcia is a former member of former President Bush's Drug Advisory Council.

  NED S. HOLMES--52--Director of ATLANTIC since May 1994; President and Chief Executive Officer of Laing Properties, Inc. since May 1990; from April 1984 to present, Chairman and President of Parkway Investments/Texas Inc., a Houston-based real estate investment and development company which specializes in residential (apartment and townhouse), commercial (office and warehouse) and subdivision projects. Mr. Holmes also serves as a Director of Commercial Bancshares, Inc. and Heritage Bank, both based in Houston, Texas. Mr. Holmes is a Chairman of the Port Commission of the Port of Houston Authority and a Director of the Greater Houston Partnership.

  *CONSTANCE B. MOORE--41--Co-Chairman, Chief Operating Officer and Director of ATLANTIC and the REIT Manager since January 1996, where she has overall responsibility for operations of ATLANTIC; from May 1994 to December 1995, Managing Director of PTR, Director and Managing Director of PTR's REIT manager; Senior Vice President of Security Capital from March 1993 to April 1994; from January 1990 to December 1992, President and Director of Kingswood Realty Advisors, Inc., investment advisor to ICM Property Investors, a NYSE-listed REIT, and from March 1991 to December 1992, President and Director of ICM Property Investors.

  *JAMES C. POTTS--50--Co-Chairman and Chief Investment Officer of ATLANTIC and the REIT Manager since January 1996 and Director of ATLANTIC and the REIT Manager since October 1993, where he has overall responsibility for investments of ATLANTIC; Chairman of ATLANTIC and the REIT Manager from May 1994 to December 1995; from December 1992 to April 1994, Managing Director of PTR's REIT manager, where he supervised the asset management of all of PTR's multifamily communities and oversaw the relationship of PTR's REIT manager with SCG Realty Services Incorporated, which provides on-site management for these communities; from April 1984 to December 1992, Chief Executive Officer of four regional multifamily management companies of Trammell Crow Residential Services.

  JOHN M. RICHMAN--69--Director of ATLANTIC since September 1996; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1, 1990; Mr. Richman is a member of the American, Illinois and New York Bar Associations. He was Chairman and Chief Executive Officer of Kraft, Inc. from 1979 to 1989, prior to which he was Senior Vice President--Administration and General Counsel of that company. He is currently a director of BankAmerica Corporation and Bank of America National Trust and Savings Association, USX Corporation,
R. R. Donnelley & Sons Company and the Evanston Hospital Corporation. He is also a Trustee of the Chicago Symphony Orchestra, Northwestern University and The Johnson Foundation. In addition, Mr. Richman is a Director of The Chicago Council on Foreign Relations and Lyric Opera of Chicago and a member of The Business Council, The Commercial Club of Chicago and the Economic Club of Chicago.

 Senior Officers of ATLANTIC and the REIT Manager

  CONSTANCE B. MOORE--See "--Directors of ATLANTIC" above.

  JAMES C. POTTS--See "--Directors of ATLANTIC" above.

  *J. LINDSAY FREEMAN--51--Senior Vice President of ATLANTIC and the REIT Manager since May 1994 and Director of the REIT Manager since March 1995, where he is responsible for operations. From June 1980 to March 1994, Mr. Freeman was Senior Vice President and Operating Partner of Lincoln Property Company in Atlanta, Georgia, where he was responsible for acquisitions, financing, construction and management of multifamily communities within the Atlantic region and oversaw operations of 16,000 multifamily units.

  JEFFREY A. KLOPF--48--Senior Vice President and Secretary of ATLANTIC, the REIT Manager and Security Capital since January 1996, where he provides securities offerings and corporate acquisition services and oversees the provisions of legal services for affiliates of Security Capital. From January 1988 to December 1995, Mr. Klopf was a partner with Mayer, Brown & Platt where he practiced corporate and securities law.

  *BRADLEY C. MILLER--49--Senior Vice President of ATLANTIC and the REIT Manager since June 1996 and Director of the REIT Manager since February 1997, where he is responsible for investments. From October

1979 to May 1996, Mr. Miller was Senior Vice President and Operating Partner of Lincoln Property Company in Tampa, Florida, where he was responsible for acquisitions, financing, construction and management of multifamily communities within the Atlantic region and oversaw the development of over 6,500 new multifamily units and operations of 11,000 multifamily units.

  WILLIAM KELL--41--Vice President and Controller of ATLANTIC and the REIT Manager since January 1996, where he supervises accounting and financial reporting for ATLANTIC; from June 1991 to December 1995, Vice President and Controller of PTR, where he had overall responsibility for multifamily accounting and financial reporting; from 1987 to 1991, Vice President and Treasurer, Bohannon Development Corporation, El Paso, Texas (multifamily development); prior thereto, Manager with KPMG Peat Marwick in its El Paso, Texas office.

 Other Officers

  STEVEN A. ABNEY--41--Vice President of ATLANTIC and the REIT Manager since March 1997 where he has been responsible for property accounting and reporting since April 1996; from August 1994 to March 1996, Division Controller for Lincoln Property Company in Dallas, Texas, where he was responsible for financial reporting activities for all Dallas/Ft. Worth area commercial properties; from July 1989 to August 1994, Director of Finance and Accounting for Bramalea USA Retail Group, a shopping center developer/manager in Dallas, Texas.

  RAYMOND D. BARROWS--35--Vice President of ATLANTIC and the REIT Manager since May 1994, where he is a member of the development group; prior thereto, he supervised the due diligence group; from January 1994 to December 1995, a member of ATLANTIC's asset management group and prior thereto, a member of PTR's asset management group; from May 1990 to August 1993, Portfolio Manager with The First National Bank of Chicago where he was responsible for underwriting and structuring transactions for both project and corporate facilities.

  LESLIE L. BIVINS--43--Vice President of ATLANTIC and the REIT Manager since June 1996, where she is responsible for asset and property management for the States of Georgia and Alabama and with the Property Manager since May 1994; from January 1992 to May 1994, Senior Regional Manager of Laing Management Company in Atlanta, Georgia, where she was responsible for management of over 2,000 units throughout the southeastern United States; from November 1987 through December 1991, District Manager of Trammell Crow Residential, Atlanta, Georgia, where she supervised the management of approximately 2,000 multifamily units in the Atlanta market.

  NEIL T. BROWN--40--Vice President of ATLANTIC and the REIT Manager since April 1996, where he is responsible for directing the development of new multifamily communities in the mid-Atlantic region; from July 1992 to December 1995, Regional Vice President/Regional Partner of JPI Development Partners, Inc. where he was responsible for all development activity in Florida; prior thereto, Partner of Trammell Crow Residential where he was responsible for development of residential projects in Dade and Broward Counties, Florida.

  ANDREW W. COLQUITT--30--Vice President of ATLANTIC and the REIT Manager since December 1996, where he is responsible for land acquisition for all markets north of Florida; prior thereto, he was a member of the Development Group; from March 1994 to October 1995, Development Associate for Trammell Crow Residential in Portland, Oregon, where he was responsible for acquisition and development management for the Portland development portfolio including 1,800 multifamily units; from June 1993 to February 1994, Acquisitions Analyst for Prudential Real Estate Investors in San Francisco, with emphasis on multifamily and office acquisitions; in May 1994, he obtained his M.B.A. from the University of California at Berkeley; from June 1987 to June 1992, Cost Engineer and Project Engineer for Holder Construction Company in Atlanta, Georgia, with emphasis on project management, estimating and scheduling.

  JOSEPH J. DOMINGUEZ--37--Vice President of ATLANTIC and the REIT Manager since April 1996, where he is a member of the development group; prior thereto, he was an associate in the development group; from

November 1984 to August 1995, Vice President of Operations for The Casden Company, where he had overall responsibility for the start-up and operations of a general contracting subsidiary; prior thereto, Project Manager with Pacific Southwest Construction Company where he oversaw the construction of various residential projects.

  RICHARD L. GLEICHAUF--45--Vice President of ATLANTIC and the REIT Manager since March 1997 where has been responsible for financial planning and analysis since April 1996; from 1977 to 1996, manager with various El Paso Energy Corporation subsidiaries in El Paso, Texas and Paris, France where he was responsible for financial accounting, budgeting and forecasting, and auditing; prior thereto with KPMG Peat Marwick LLP in its El Paso, Texas office.

  W. SCOTT HARTMAN--32--Vice President of ATLANTIC and the REIT Manager since September 1996, where he oversees financing activities, coordinates external financial reporting and supervises acquisition due diligence compliance activities; prior thereto, he was in the Management Development Program with Security Capital working in six-month rotational assignments with Managing Directors of Security Capital and its affiliates; from May 1993 to May 1994, Research Analyst with AMB Institutional Realty Advisors; in May 1994, Mr. Hartman obtained his J.D. from The University of California, Hastings College of the Law and his M.B.A. from The University of California, Haas School of Business.

  GEORGE E. KELLY--44--Vice President of ATLANTIC and the REIT Manager since December 1996, where he is responsible for planning, coordinating and executing the production of development of multifamily communities; from May 1995 to December 1996, Development Manager of ATLANTIC; from February 1995 to April 1995, Real Estate and Construction Management Consultant to property management companies; from August 1992 to April 1995, Assistant Vice President of The Travelers Realty Investment Company in Atlanta, Georgia.

  MARY CAPERTON LESTER--42--Vice President of ATLANTIC and the REIT Manager since July 1995, where she is responsible for asset and property management in the Mid-Atlantic region (except Georgia and Alabama) and with the Property Manager since June 1994; prior thereto, she was a member of the asset management group; from May 1993 to May 1994, she was with Summit Management Company, where she specialized in new business development; from April 1984 to May 1993, with Trammell Crow Residential Services, most recently as a Vice President, where she was responsible for property operations, marketing and new business development.

  JEFFREY G. MEGRUE--35--Vice President of ATLANTIC and the REIT Manager since July 1995, where he is a member of the development group; prior thereto, he was an associate in the development group; from March 1993 to May 1994, he was a member of the acquisition group of PTR; from June 1988 to February 1993, Vice President of Trammell Crow Residential Services North; prior thereto, Development Associate for the New Jersey/Pennsylvania division of Trammell Crow Residential.

  GLENN T. RAND--36--Vice President of ATLANTIC and of the REIT Manager since June 1996, where he is responsible for asset and property management for the State of Florida, and with the Property Manager since May 1995; from August 1987 to April 1995, Vice President of Trammell Crow Residential and Avalon Properties, where he was responsible for operations and third party management solicitation in southern Florida and the northeastern United States.

  JAMES C. ROOT--41--Vice President of ATLANTIC and the REIT Manager since December 1996, where he is responsible for major capital expenditures; from February 1994 to December 1996, Construction Services Manager, where he was responsible for capital budgeting, major repairs and renovations of over 13,000 units located throughout the Southeast; from February 1993 to February 1994, Construction Manager and Consultant in Chicago, Illinois, where he evaluated potential acquisitions for Republic Management, a Houston-based, nationwide property management company; from June 1992 to February 1993, Construction Services Director with Genmar Realty Group, Inc. in Chicago, where he established the Construction Department responsible for capital items for a nationwide portfolio of communities.

  ANN L. SCHUMACHER--38--Vice President of ATLANTIC and the REIT Manager since July 1995 and a member of the accounting group since January 1994, where she is responsible for accounting and financial reporting; from September 1988 to October 1993, she was with Trammell Crow Company, most recently as Regional Controller, where she managed the accounting department for the company's 26 million-square-foot industrial portfolio in Southern California and Arizona; prior thereto, Senior Accountant for Price Waterhouse.

  L. DOUGLAS SNIDER--43--Vice President of ATLANTIC and the REIT Manager since July 1995, where he is responsible for directing the development of new multifamily communities in the South Atlantic region; prior thereto, he was an associate in the development group; from July 1993 to March 1995, Vice President of Operations with American Constructors, where he was responsible for all design/build activities; from June 1990 to July 1993, Vice President of Robert L. Mayer Corporation, where he was responsible for residential and commercial development activities.

  C. MELVIN WHITE--57--Vice President of ATLANTIC and the REIT Manager since April 1996, where he has been a member of the development group since August 1995; from September 1991 to August 1995, Founder/Partner of Sherrill and Associates, an interior specialty contracting firm; from 1985 to 1991, Construction Manager of Laing where he was responsible for construction of garden apartments, personal care retirement facilities and mid-rise office space.

                                  COMMUNITIES

PORTFOLIO COMPOSITION

  The following table indicates the composition of communities owned by ATLANTIC at February 28, 1997:

                                                                   PERCENTAGE OF
                                                        NUMBER OF  ASSETS BASED
                                                       COMMUNITIES  ON COST(1)
                                                       ----------- -------------
      Moderate Income.................................      48         49.0%
      Middle Income...................................      35         41.3
      Upper Middle Income.............................       7          9.7
                                                           ---         ----
          Total.......................................      90          100%
                                                           ===         ====

--------
(1) For operating communities, represents cost, including budgeted renovations. For communities under construction and in planning, represents total budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period. Does not include land held for future development, which is less than 1% of assets, based on cost.

GEOGRAPHIC DISTRIBUTION

  In order to effectively manage its multifamily communities, ATLANTIC has organized its operations with a regional focus (Mid-Atlantic and South Atlantic). ATLANTIC's multifamily communities are located in 16 metropolitan areas in seven states and the District of Columbia. The table below demonstrates the geographic distribution of ATLANTIC's portfolio (operating communities and total communities, which includes operating communities and owned communities under construction and in planning) at February 28, 1997:

                                  OPERATING COMMUNITIES       TOTAL COMMUNITIES
                                ------------------------- -------------------------
                                            PERCENTAGE OF             PERCENTAGE OF
                                 NUMBER OF  ASSETS BASED   NUMBER OF  ASSETS BASED
                                COMMUNITIES  ON COST(1)   COMMUNITIES  ON COST(1)
                                ----------- ------------- ----------- -------------
      MID-ATLANTIC:
        Charlotte, North
         Carolina.............        4            6%           5            6%
        Greenville, South
         Carolina.............        1            1            1            1
        Memphis, Tennessee....        4            4            4            3
        Nashville, Tennessee..        2            4            3            4
        Raleigh, North
         Carolina.............        5            7            7            7
        Richmond, Virginia....        2            3            5            7
        Washington, D.C.......        4            7            6           10
                                    ---          ---          ---          ---
          Total Mid-Atlantic..       22           32%          31           38%
                                    ---          ---          ---          ---
      SOUTH ATLANTIC:
        Atlanta, Georgia......       21           35%          25           30%
        Birmingham, Alabama...        4            5            5            5
        Ft. Lauderdale/West
         Palm Beach, Florida..        7           10            9            9
        Ft. Myers, Florida....        1            1            1            1
        Jacksonville,
         Florida..............        2            3            6            7
        Miami, Florida........        1            1            1            1
        Orlando, Florida......        5            4            5            3
        Sarasota, Florida.....        1            3            1            2
        Tampa, Florida........        6            6            6            4
                                    ---          ---          ---          ---
          Total South
           Atlantic...........       48           68%          59           62%
                                    ---          ---          ---          ---
          Total...............       70          100%          90          100%
                                    ===          ===          ===          ===

--------
(1) For operating communities, represents cost, including budgeted renovations. For communities under construction and in planning, represents total budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period. Does not include land held for future development, which is less than 1% of assets, based on cost.

                        SELECTED FINANCIAL INFORMATION

  The following table sets forth the Pro Forma Financial Results as of and for the year ended December 31, 1996, and the Historical Financial Results as of and for the years ended December 31, 1996, 1995 and 1994 and the period from inception (October 26, 1993) through December 31, 1993. Such selected financial information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this Proxy Statement and Prospectus. The Pro Forma Financial Results are not necessarily indicative of what the actual financial position and results of operations of ATLANTIC would have been as of and for the periods indicated, nor do they purport to represent the financial position and results of operations for future periods. Unless otherwise indicated, all Common Share and per Common Share amounts have been adjusted to give effect to ATLANTIC's one-for-two reverse Common Share split, which was effective on September 10, 1996.

                              PRO FORMA                HISTORICAL
                             ------------ ------------------------------------
                              YEAR ENDED       PERIOD ENDED DECEMBER 31,
                             DECEMBER 31, ------------------------------------
                                 1996        1996      1995     1994    1993(1)
                             ------------ ---------- -------- -------- -------
                               (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
OPERATIONS SUMMARY:
  Rental income.............  $  148,361  $  137,729 $103,634 $ 55,071 $   156
  Property management fees
   paid to affiliate........         --        4,208    3,475    1,536     --
  Property management fees
   paid to third parties....         971         971      591      661     --
  REIT management fee paid
   to affiliate.............         --       10,445    6,923    3,671      12
  General and administrative
   expenses.................       5,923         673      646      266       1
  Earnings before
   extraordinary item.......      41,420      42,569   19,639    9,926      38
  Extraordinary item--loss
   on early extinguishment
   of debt..................         --        3,940      --       --      --
  Net earnings..............      41,420      38,629   19,639    9,926      38
  Net earnings per Common
   Share before
   extraordinary item.......        1.03        1.33     0.89     0.81    0.13
  Net earnings per Common
   Share....................        1.03        1.21     0.89     0.81    0.13
  Cash distributions
   declared and paid........      53,064      53,064   35,119   14,648     --
  Cash distributions
   declared and paid per
   Common Share.............  $     1.65  $     1.65 $   1.60 $   1.20 $   --
  Weighted average Common
   Shares outstanding.......      40,246      32,028   21,944   12,227     286
                              PRO FORMA                HISTORICAL
                             ------------ ------------------------------------
                                               PERIOD ENDED DECEMBER 31,
                              YEAR ENDED  ------------------------------------
                             DECEMBER 31,
                                 1996        1996      1995     1994    1993
                             ------------ ---------- -------- -------- -------
                                              (IN THOUSANDS)
FINANCIAL POSITION:
  Real estate owned, at
   cost.....................  $1,157,235  $1,157,235 $888,928 $631,260 $31,005
  Total assets..............   1,165,859   1,135,065  885,824  637,846  31,850
  Line of credit(2).........     147,520     228,000  190,000  153,000     --
  Mortgages payable.........     155,790     155,790  118,524  107,347     --
  Total liabilities.........     357,486     436,423  328,886  271,216     178
  Total shareholders'
   equity...................  $  808,373  $  698,642 $556,938 $366,630 $31,672
  Number of Common Shares
   outstanding..............      44,240      37,892   27,763   18,567   1,582

                             PRO FORMA               HISTORICAL
                            ------------ -------------------------------------
                                             PERIOD ENDED DECEMBER 31,
                                         -------------------------------------
                             YEAR ENDED
                            DECEMBER 31,
                                1996       1996      1995      1994    1993(1)
                            ------------ --------  --------  --------  -------
                                            (IN THOUSANDS)
OTHER DATA:
  Net earnings.............   $ 41,420   $ 38,629  $ 19,639  $  9,926  $    38
  Add (Deduct):
    Real estate
     depreciation and
     amortization of
     goodwill..............     24,102     20,824    15,925     8,770       28
    Gain (loss) on
     disposition of real
     estate................        --      (6,732)      --        --       --
    Gain on sale of
     Homestead Assets......        --      (2,839)      --        --       --
    Provision for possible
     loss on investments...      2,500      2,500       --        --       --
    Extraordinary item--
     loss on early
     extinguishment of
     debt..................        --       3,940       --        --       --
                              --------   --------  --------  --------  -------
  Funds from Operations(3).   $ 68,022   $ 56,322  $ 35,564  $ 18,696  $    66
                              --------   --------  --------  --------  -------
  Net cash provided (used)
   by operating activities.   $ 67,367   $ 54,356  $ 39,732  $ 23,564  $  (492)
  Net cash used by
   investing activities....   (291,477)  (287,418) (235,149) (390,077) (31,005)
  Net cash provided by
   financing activities....   $230,526   $230,907  $195,649  $372,638  $31,634

--------
(1) For the period from inception (October 26, 1993) to December 31, 1993.
(2) At April 25, 1997, ATLANTIC had $224.0 million of outstanding borrowings under its $350 million unsecured line of credit and such outstanding
    borrowings are expected to be approximately $      million at the closing
    of the Transaction.
(3) ATLANTIC believes that funds from operations is helpful in understanding a property portfolio in that such calculation reflects cash flow from operating activities and the properties' ability to support interest payments. For an explanation of funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. On January 1, 1996, ATLANTIC adopted NAREIT's new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition. The funds from operations measure presented by ATLANTIC may not be comparable to similarly titled measures of other REITs.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with ATLANTIC's financial statements and the notes thereto included in this Proxy Statement and Prospectus.

  The statements contained in this discussion and elsewhere in this Proxy Statement and Prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which ATLANTIC operates, management's beliefs and assumptions made by management. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. ATLANTIC undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. ATLANTIC's operating results depend primarily on income from multifamily communities, which is substantially influenced by (i) the demand for and supply of multifamily units in ATLANTIC's primary target market and submarkets, (ii) operating expense levels, (iii) the effectiveness of property-level operations and (iv) the pace and price at which ATLANTIC can acquire and develop additional multifamily communities. Capital and credit market conditions which affect ATLANTIC's cost of capital also influence operating results.

OVERVIEW

  Since its inception on October 26, 1993 and through December 31, 1996, ATLANTIC has amassed a portfolio of 24,836 multifamily units with a total expected investment cost of $1.30 billion located in the southeastern United States. Additionally, at December 31, 1996, ATLANTIC had land in planning and under control for the development of 2,228 units with a total budgeted development cost of $139.3 million. ATLANTIC's investment in real estate has been financed through both debt and equity. From inception through December 31, 1996, ATLANTIC has raised approximately $806.2 million in net equity, primarily through private and public sales of Common Shares. Additionally, ATLANTIC had long-term mortgage debt at December 31, 1996 of approximately $155.8 million which is secured by certain of the communities acquired. ATLANTIC's $350 million unsecured line of credit provided the remaining investment capital.

  The following table summarizes ATLANTIC's multifamily investment activity for 1996, 1995 and 1994 (dollar amounts in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1996     1995     1994
                                                      -------- -------- --------
      OPERATING COMMUNITIES:
        Communities..................................       70       58       43
        Units........................................   19,241   15,823   11,990
        Total investment(1).......................... $959,860 $783,448 $600,880
        Cost per unit................................ $   49.9 $   49.5 $   50.1
      DEVELOPMENT COMMUNITIES:
      Starts During Year:
        Communities..................................        9        6        4
        Units........................................    2,815    2,214    1,212
        Total investment(1).......................... $164,442 $143,822 $ 64,054
        Cost per unit................................ $   58.4 $   65.0 $   52.8
      Completions During Year:
        Communities .................................        3        2      --
        Units........................................    1,046      468      --
        Total investment(1).......................... $ 56,370 $ 25,462      --
        Cost per unit................................ $   53.9 $   54.4      --

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
      Stabilizations During Year:
        Communities.................................        3      --       --
        Units.......................................      804      --       --
        Total investment(1)......................... $ 43,004      --       --
        Cost per unit............................... $   53.5      --       --
      Under Construction at Year-End:
        Communities.................................       14        8        4
        Units.......................................    4,727    2,958    1,212
        Total investment(1)......................... $290,486 $176,740 $ 63,006
        Cost per unit............................... $   61.5 $   59.7 $   52.0
        Investment to date.......................... $194,587 $ 94,094 $ 20,741
      ACQUISITIONS:
        Communities.................................       13       15       40
        Units.......................................    3,556    3,961   11,307
        Total investment(1)......................... $171,731 $182,242 $582,077
        Cost per unit............................... $   48.3 $   46.0 $   51.5
      DISPOSITIONS:
        Communities.................................        4        2      --
        Units.......................................    1,184      596      --
        Proceeds.................................... $ 64,150 $ 30,934      --
        Gain........................................ $  6,732      --       --

--------
(1) For operating communities, represents cost, including budgeted renovations. For communities under construction, represents total budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.

  In addition to its multifamily investment activity, ATLANTIC developed extended-stay lodging facilities known as Homestead Village that were sold to Homestead, a newly formed company, in 1996, as discussed below in "--Liquidity and Capital Resources--Investing and Financing Activities--Homestead Transaction." ATLANTIC's investment, at cost, in Homestead Village properties was $2.6 million at December 31, 1995. ATLANTIC did not begin developing Homestead Village properties until 1995.

  ATLANTIC's target market cities and submarkets have benefitted substantially in recent periods from demographic trends (including population and job growth) which increase the demand for multifamily units. Consequently, rental rates for multifamily units have increased more than the inflation rate for the last two years. Management of expense levels also influence operating results. Over the past two years, rental expenses (other than real estate taxes) as a percentage of rental revenues for multifamily communities have generally remained flat due to a continual effort to reduce resident turnover. Over the next few years, expenses are expected to increase at a rate slightly lower than increases in rental revenue.

  ATLANTIC believes that development of multifamily communities from the ground up, which are built for long-term ownership and designed to meet broad renter preferences and demographic trends, will provide a greater source of long-term cash flow growth in the future. Therefore, while land prices are favorable, ATLANTIC has acquired and will continue to acquire, on an unleveraged basis, prudent amounts of land zoned for multifamily development. ATLANTIC believes its ability to compete is significantly enhanced relative to other companies because of the REIT Manager's depth of development and acquisition personnel and presence in local markets combined with ATLANTIC's access to investment capital.

  ATLANTIC's overall results of operations and financial condition for 1996, 1995 and 1994 have been significantly influenced by this investment activity. Detailed information about this investment activity during 1996, which will significantly influence future operations, is provided below.

 Current Development Activity

  At December 31, 1996, ATLANTIC had 4,727 units under construction, representing a total expected investment cost of $290.5 million. These development communities are summarized below (dollar amounts in thousands):

                                                                     DATE OF    EXPECTED
                                                            START     FIRST   STABILIZATION
                          NUMBER INVESTMENT     TOTAL       DATE      UNITS       DATE
                            OF    COST TO     EXPECTED    (QUARTER/ (QUARTER/   (QUARTER/       %
                          UNITS     DATE    INVESTMENT(1)   YEAR)   YEAR)(2)      YEAR)     LEASED(3)
                          ------ ---------- ------------- --------- --------- ------------- ---------
COMMUNITIES UNDER
 CONSTRUCTION AND IN
 LEASE-UP(4):
MID-ATLANTIC:
Raleigh, North Carolina:
 Waterford Forest.......    384   $ 20,349    $ 21,574      2Q/95     3Q/96       3Q/97       64.3%
Washington, D.C.:
 Cameron at Milestone...    444     30,344      30,418      2Q/95     3Q/96       4Q/97       49.5
 Woodway at Trinity
  Center................    504     35,583      37,836      2Q/95     3Q/96       2Q/98       49.4
                          -----   --------    --------
   Total Mid-Atlantic...  1,332   $ 86,276    $ 89,828
                          -----   --------    --------
SOUTH ATLANTIC:
Atlanta, Georgia:
 Cameron Creek II.......    260   $ 19,332    $ 19,445      2Q/95     3Q/96       3Q/97       41.9%
Jacksonville, Florida:
 Cameron Deerwood.......    336     14,504      17,598      1Q/96     4Q/96       1Q/98        5.7
 Cameron Timberlin Parc
  I.....................    320     15,447      16,885      4Q/95     3Q/96       4Q/97       32.2
                          -----   --------    --------
   Total South Atlantic.    916   $ 49,283    $ 53,928
                          -----   --------    --------
   Total in Lease-up....  2,248   $135,559    $143,756
                          -----   --------    --------
OTHER COMMUNITIES UNDER
 CONSTRUCTION:
MID-ATLANTIC:
Charlotte, North
 Carolina:
 Waterford Square II....    286   $  6,592    $ 17,181      2Q/96     3Q/97       3Q/98        N/A
Nashville, Tennessee:
 Cameron Overlook.......    452      7,338      23,848      2Q/96     3Q/97       1Q/99        N/A
Raleigh, North Carolina:
 Cameron Brooke.........    228     10,070      12,885      1Q/96     1Q/97       4Q/97        N/A
Richmond, Virginia:
 Cameron at Wyndham.....    312      4,404      20,048      3Q/96     4Q/97       4Q/98        N/A
 Cameron Crossing I &
  II....................    424     11,202      26,622      1Q/96     2Q/97       4Q/98        N/A
                          -----   --------    --------
   Total Mid-Atlantic...  1,702   $ 39,606    $100,584
                          -----   --------    --------
SOUTH ATLANTIC:
Birmingham, Alabama:
 Cameron at the Summit
  I.....................    372   $  8,483    $ 21,531      2Q/96     3Q/97       3Q/98        N/A
Ft. Lauderdale/West Palm
 Beach,
 Florida:
 Parrot's Landing II....    152      8,070       9,648      2Q/96     1Q/97       4Q/97        N/A
Jacksonville, Florida:
 Cameron Lakes II.......    253      2,869      14,967      4Q/96     4Q/97       3Q/98        N/A
                          -----   --------    --------
   Total South Atlantic.    777   $ 19,422    $ 46,146
                          -----   --------    --------
   Total Other..........  2,479   $ 59,028    $146,730
                          -----   --------    --------
   Total Communities
    Under Construction..  4,727   $194,587    $290,486
                          =====   ========    ========

--------
(1) Represents total budgeted development cost, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period.

(2) Represents the date that the first completed units were made available for leasing (or are expected to be made available for leasing). ATLANTIC begins leasing completed units prior to completion of the entire community.
(3) The percentage leased is based on total units upon completion.
(4) A development community is considered in "lease-up" once ATLANTIC begins leasing completed units.

  There are risks associated with ATLANTIC's development and construction activities which include: development and acquisition opportunities explored by ATLANTIC may be abandoned; construction costs of a community may exceed original estimates due to increased materials, labor or other expenses, which could make completion of the community uneconomical; occupancy rates and rents at a newly completed community are dependent on a number of factors, including market and general economic conditions, and may not be sufficient to make the community profitable; financing may not be available on favorable terms for the development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary land-use, building, occupancy and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect ATLANTIC's ability to achieve its projected yields on communities under development or redevelopment.

 1996 Acquisition Activity

  ATLANTIC completed the acquisition of $171.7 million of operating communities, representing a total of 3,556 units, in 1996. These acquisitions are summarized below (dollar amounts in thousands):

                                                          TOTAL
                                                        EXPECTED    ACQUISITION
                                                UNITS INVESTMENT(1)    DATE
                                                ----- ------------- -----------
      MID-ATLANTIC:
      Charlotte, North Carolina:
        Cameron at Hickory Grove...............   202   $  8,392     04/10/96
      Greenville, South Carolina:
        Cameron Court..........................   234     11,060     04/22/96
      Memphis, Tennessee:
        Cameron Century Center.................   420     15,928     10/18/96
        Country Oaks...........................   200      8,484     09/05/96
      Raleigh, North Carolina:
        Cameron Lake...........................   196      9,293     11/13/96
        Cameron Ridge..........................   228     10,131     10/17/96
        Emerald Forest.........................   320     14,680     12/19/96
      Washington, D.C.:
        West Springfield Terrace...............   244     16,210     09/30/96
                                                -----   --------
          Total Mid-Atlantic................... 2,044   $ 94,178
                                                -----   --------
      SOUTH ATLANTIC:
      Atlanta, Georgia:
        Balmoral Village.......................   312   $ 19,215     10/22/96
        Cameron Pointe.........................   214     14,891     05/30/96
      Ft. Lauderdale/West Palm Beach, Florida:
        Park Place at Turtle Run...............   350     15,714     04/22/96
        The Pointe at Bayberry Lake............   308     17,021     05/29/96
      Tampa, Florida:
        Cameron Bayshore.......................   328     10,712     12/20/96
                                                -----   --------
          Total South Atlantic................. 1,512   $ 77,553
                                                -----   --------
            Total.............................. 3,556   $171,731
                                                =====   ========

--------
(1) Represents cost, including budgeted renovations as of December 31, 1996.

  Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the cost of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although ATLANTIC undertakes an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase ATLANTIC's total acquisition costs.

RESULTS OF OPERATIONS

  Net earnings for the years ended December 31, 1996, 1995 and 1994 were $38.6 million, $19.6 million and $9.9 million, respectively. Net earnings increased $19.0 million in 1996 over 1995 and $9.7 million in 1995 over 1994.

 Property Operations

  At December 31, 1996, ATLANTIC had 19,241 operating multifamily units as compared to 15,823 operating multifamily units at December 31, 1995 and 11,990 operating multifamily units at December 31, 1994. The increased number of communities in operation resulted in increases in rental income ($34.1 million in 1996 over 1995 and $48.6 million in 1995 over 1994), rental expenses ($9.0 million in 1996 over 1995 and $12.6 million in 1995 over 1994), real estate taxes ($2.7 million in 1996 over 1995 and $4.0 million in 1995 over 1994), property management fees ($1.1 million in 1996 over 1995 and $1.9 million in 1995 over 1994) and depreciation ($4.9 million in 1996 over 1995 and $7.2 million in 1995 over 1994).

  During the period prior to a community being stabilized, the REIT Manager and the Property Manager began implementing expense controls, reconfiguring the resident mix, supervising renovations and implementing a strategy to increase rental income. The full benefits of the changes are not reflected until the communities are stabilized. As a result of high levels of acquisitions of operating communities since inception, 26.7% of ATLANTIC's operating multifamily communities, based on total expected investment cost, were classified as pre-stabilized at December 31, 1996 as compared to 25.7% at December 31, 1995 and 94.7% at December 31, 1994.

  Because ATLANTIC will be completing construction on its current development portfolio and acquiring additional operating communities in its target market, ATLANTIC anticipates increases in rental income and property-level expenses in subsequent periods.

  Cash provided by operating activities was $54.4 million in 1996, an increase of $14.6 million from the 1995 level of $39.7 million. Cash provided by operating activities in 1995 increased by $16.2 million from the 1994 level. These increases are primarily the result of the increased number of communities in operation.

 Communities Fully Operating Throughout Both Periods

  The following table presents the operating performance of ATLANTIC's 34 "same store" communities that were fully operational throughout 1996 and 1995. Operating expenses and net operating income have been adjusted for pre-stabilized versus stabilized accounting differences that result from capitalizing certain costs during the period after acquisition when a community is being repositioned and is classified as pre-stabilized and expensing those costs once repositioning is completed and the community is classified as stabilized. The same store communities consist of 9,458 units at a total expected investment cost of $496.5 million (38.1% of ATLANTIC's total portfolio) at December 31, 1996. A summary of the operating performance of the same store communities in 1996 is as follows:

                                                                   1996 COMPARED
                                                                      TO 1995
                                                                   -------------
      Collections growth..........................................      2.76%
      Operating expense decrease, as adjusted.....................     -0.97%
      Net operating income growth, as adjusted....................      4.88%
                                                                       1996
                                                                   -------------
      Average physical occupancy..................................     95.32%
      Property operating expense ratio............................     39.68%
      Average rental rate per unit................................    $  719
      Recurring capital expenditures per unit.....................    $  209

                                      AVERAGE   AVERAGE    ANNUAL
                                      ANNUAL    ANNUAL   COLLECTIONS
                                     PHYSICAL  PHYSICAL    GROWTH    SAME STORE
                                     OCCUPANCY OCCUPANCY  (1996 OVER COMMUNITIES
                                       1996      1995       1995)    % BY MARKET
                                     --------- --------- ----------- -----------
      MID-ATLANTIC:
        Charlotte, North Carolina..    95.92%    95.96%      4.54%       3.09%
        Greenville, South
         Carolina(1)...............      --        --         --          --
        Memphis, Tennessee(1)......      --        --         --          --
        Nashville, Tennessee.......    94.62     95.68       1.10        3.66
        Raleigh, North Carolina....    95.72     94.64      -0.94        3.22
        Richmond, Virginia.........    94.71     96.17       2.90        3.93
        Washington, D.C............    94.62     94.38       0.37        6.18
                                       -----     -----      -----      ------
          Total Mid-Atlantic.......    95.02%    95.32%      1.42%      20.08%
                                       -----     -----      -----      ------
      SOUTH ATLANTIC:
        Atlanta, Georgia...........    95.77%    96.31%      4.36%      42.21%
        Birmingham, Alabama........    92.25     95.40      -3.06        4.03
        Ft. Lauderdale/West Palm
         Beach, Florida............    94.72     95.00       0.15       11.35
        Jacksonville, Florida......    97.04     96.25       5.12        2.46
        Orlando, Florida...........    95.06     95.05       3.64        6.72
        Tampa/Ft. Myers/Sarasota,
         Florida...................    95.78     95.24       3.21       13.15
                                       -----     -----      -----      ------
          Total South Atlantic.....    95.39%    95.72%      3.06%      79.92%
                                       -----     -----      -----      ------
          Totals...................    95.32%    95.65%      2.76%     100.00%
                                       =====     =====      =====      ======

--------
(1) ATLANTIC entered this market subsequent to January 1, 1995; therefore, there are no communities for the same store comparison.

  At January 1, 1994, ATLANTIC's portfolio consisted of only three pre-stabilized operating communities and, consequently, comparisons for fully operational communities between 1995 and 1994 are not meaningful.

 Development Dilution

  ATLANTIC's development activity is dilutive to net earnings and funds from operations in the short term, but is expected to add significantly to ATLANTIC's long-term performance as the developments reach stabilization in 1997 and subsequent years.

  During the construction period, the reduction to interest expense resulting from the capitalization of interest on units under construction is less than the operating income which could be earned on those expenditures if the community were complete and earning a stabilized return, thus resulting in dilution. Essentially, the return on investment during the construction period is equivalent to ATLANTIC's cost of funds.

  The lease-up phase commences when units are placed in service. During the lease-up phase, ATLANTIC's policy is to expense operating expenses (including pre-opening marketing expenses) and interest expense which during the construction period is capitalized. The operating expenses and the interest expense on such completed units will typically exceed rental revenues, due to less than break-even occupancy, thus resulting in dilution in the form of a "lease-up" deficit. These deficits are typically experienced for a period of two to four months after "first units" are placed in service.

  Development dilution begins to decline once occupancy increases and revenues from completed units exceed the operating expenses and interest expense associated with such completed units. However, the net operating income generated during this pre-stabilized period is less than the net operating income which would be earned if the community were stabilized. The time required to achieve stabilization generally ranges from six to twelve months after completion of construction.

 Interest Expense

  The following summarizes ATLANTIC's interest expense (in thousands):

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ------------------------
                                                        1996     1995     1994
                                                       -------  -------  ------
      Mortgage........................................ $ 9,484  $ 7,662  $3,363
      Line of credit..................................  16,947   15,784   6,670
      Capitalized interest............................ (10,250)  (4,404)   (793)
                                                       -------  -------  ------
          Total interest expense...................... $16,181  $19,042  $9,240
                                                       =======  =======  ======

  Mortgage interest expense increased $1.8 million in 1996 as compared to 1995 and $4.3 million in 1995 as compared to 1994. These increases are the result of additional weighted-average mortgage debt outstanding.

  Line of credit interest expense increased $1.2 million in 1996 over 1995 and $9.1 million in 1995 over 1994. The increase in 1996 is primarily a function of an increase in the average outstanding balance ($204.3 million in 1996 as compared to $178.3 million in 1995) partially offset by a lower weighted-average daily interest rate (7.39% in 1996 as compared to 7.92% in 1995). The increase in 1995 is primarily a function of an increase in the average outstanding balance ($178.3 million in 1995 as compared to $65.6 million in 1994) and a higher weighted-average daily interest rate (7.92% in 1995 as compared to 7.34% in 1994). The increases were also affected by amortization of issuance costs and other loan-related costs.

  The increases in interest expense were offset by increases in capitalized interest of $5.8 million in 1996 over 1995 and $3.6 million in 1995 over 1994. These increases in capitalized interest are the result of ATLANTIC's increased development activity.

 REIT Management Fee Paid to Affiliate

  The REIT management fee paid by ATLANTIC increased by $3.5 million in 1996 over 1995 and $3.2 million in 1995 over 1994. Because the REIT management fee fluctuates with the level of ATLANTIC's cash flow calculated before the REIT management fee, this increase is expected based upon the larger increases in revenues than expenses experienced by ATLANTIC during the year ended December 31, 1996. In the future, interest income recognized on the convertible mortgage notes received by ATLANTIC pursuant to the funding commitment agreement entered into as part of the Homestead transaction will not be included in the calculation of the REIT management fee to be paid by ATLANTIC. Because this interest income is not included in cash flow for purposes of calculating the REIT management fee, the REIT Management fee calculated as a percentage of ATLANTIC's funds from operations will decline as the convertible mortgage notes are funded and the related interest income increases. The REIT management fee is described more thoroughly below under "--Liquidity and Capital Resources--REIT Management Agreement."

  Additionally, as ATLANTIC arranges fully amortizing, fixed rate, long-term unsecured debt, which it intends to arrange after achieving a substantial equity base and an investment-grade debt rating, the REIT management fee will effectively decline in proportion to ATLANTIC's cash flow because regularly scheduled principal payments or their assumed equivalent are deducted from the cash flow amount on which the REIT management fee is based. Currently, principal and principal reserve account payments on long-term mortgage debt are deducted in arriving at cash flow for purposes of calculating the REIT Management fee, thus reducing REIT management fee expense.

  If the Transaction is approved, the REIT Management Agreement will be terminated.

 Gains on Dispositions and Valuation of Long-Lived Investments

  ATLANTIC's strategy is to build its asset base through the development and acquisition of multifamily communities that will provide long-term growth in cash flow. ATLANTIC's real estate investments have been made with a view to effective long-term operation and ownership. ATLANTIC's "asset optimization strategy" is based on market research and is aimed at optimizing its portfolio composition. Under this strategy, ATLANTIC may from time to time dispose of assets that no longer meet its long-term investment objectives and redeploy the proceeds therefrom, preferably through tax-deferred exchanges, into assets with better prospects for growth. As a result of this asset optimization strategy, ATLANTIC disposed of four operating communities aggregating 1,184 units in 1996. A gain was recognized on each disposition with the total gain aggregating $6.7 million on total proceeds of $67.2 million.

  The four communities that were disposed of in 1996 accounted for $3.6 million and $5.2 million of net operating income during 1996 and 1995, respectively. Each disposition was included in a tax-deferred exchange. At December 31, 1996, ATLANTIC held a portion of the proceeds from one of these dispositions aggregating $1.7 million in an interest-bearing escrow account. These funds were used in the acquisition of a land parcel in January 1997, completing the tax-deferred exchange. Two communities that ATLANTIC disposed of in 1995 accounted for $2.4 million of net operating income during 1995.

  Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of ("SFAS No. 121"), adopted by ATLANTIC effective January 1, 1996, establishes accounting standards for the review of long-lived assets to be held and used for impairment whenever the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that certain long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. ATLANTIC did not recognize any losses on the date it adopted SFAS No. 121.

  Long-lived investments held and used are periodically evaluated for impairment and provisions for possible losses are made if required. As of December 31, 1996, such investments are carried at cost, which is not in excess of fair market value and no provisions for possible losses have been made. ATLANTIC recognized a provision for possible loss of $2.5 million in 1996 associated with a community that is being held for sale. The carrying value of this community at December 31, 1996 was $8.8 million. This community is not being depreciated during the period in which it is being held for sale. ATLANTIC expects the disposition to occur in 1997. This community accounted for $1.0 million, $1.0 million and $0.5 million of net operating income for 1996, 1995 and 1994, respectively. This income is included in ATLANTIC's earnings from operations in those years.

 Homestead Transaction

  As more fully described under "--Liquidity and Capital Resources--Homestead Transaction", ATLANTIC sold its Homestead Village properties (one operating property and 25 properties under construction or in planning (or the rights to acquire such properties)) and paid $16.6 million in cash to Homestead on October 17, 1996 in exchange for 4,201,220 shares of Homestead common stock. ATLANTIC recognized a gain on the transaction of $2.8 million, net of expenses of $1.3 million. The Homestead transaction was treated as a sale for financial accounting purposes, but was treated as a contribution for tax purposes.

 Extraordinary Item--Loss on Early Extinguishment of Debt

  In December 1996, ATLANTIC replaced its existing secured line of credit with an unsecured line of credit. Such early extinguishment of debt resulted in the write-off of unamortized loan costs of $3.9 million and is reflected as an extraordinary item in the statement of earnings for the year ended December 31, 1996.

ENVIRONMENTAL MATTERS

  ATLANTIC is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, ATLANTIC has conducted Phase I environmental assessments on each community prior to acquisition. The cost of complying with environmental regulations was not material to ATLANTIC's results of operations. ATLANTIC is not aware of any environmental condition on any of its communities that is likely to have a material adverse effect on ATLANTIC's financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  ATLANTIC considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet ATLANTIC's development, acquisition, operating, debt service, Homestead commitment and shareholder distribution requirements. At December 31, 1996, ATLANTIC had unfunded commitments for multifamily developments under construction of $95.9 million and unfunded commitments of $111.1 million in connection with the Homestead convertible mortgage notes described below.

 Investing and Financing Activities

  Overview. ATLANTIC's investment activities, which consisted primarily of acquiring and developing multifamily communities, used approximately $287.4 million, $235.1 million and $390.1 million of cash for 1996, 1995 and 1994, respectively.

  ATLANTIC's financing activities provided net cash flow of $230.9 million, $195.6 million and $372.6 million for 1996, 1995 and 1994, respectively. Combined proceeds from equity offerings of $229.1 million in 1996, $205.8 million in 1995 (net of Common Share repurchases) and $239.7 million in 1994 were the primary source of financing funds. Proceeds from line of credit borrowings, net of repayments, were $38.0 million in 1996, $37.0 million in 1995 and $153.0 million in 1994.

  ATLANTIC expects to finance construction, development and acquisition of multifamily communities primarily with cash on hand, borrowings under its line of credit and cash from future securities offerings. After it has achieved a substantial equity base and an investment-grade debt rating, ATLANTIC intends to arrange fully amortizing, fixed rate, 15-year to 25-year unsecured debt to finance additional acquisitions and developments. ATLANTIC believes that its current conservative ratio of long-term debt to total long-term undepreciated book capitalization (which was 17.4% at December 31, 1996) provides considerable flexibility to prudently increase its capital base by utilizing long-term debt as a financing tool in the future. Long-term undepreciated book capitalization is defined as the sum of long-term debt and shareholders' equity after adding back accumulated depreciation.

  1994 Investing and Financing Activities. ATLANTIC's investment strategy in 1994 focused on two components: the acquisition of a substantial base of existing operating communities to provide operating cash flow and the creation of an internal development process. During 1994, ATLANTIC acquired 40 operating communities, 31 of which were obtained in two large portfolio acquisitions. These 40 communities, located in 14 metropolitan areas, added 11,307 units to the portfolio for a total of 11,990 operating units. See the table of investment activity under "--Overview" above.

  ATLANTIC's investment in real estate during 1994 of approximately $600.3 million was financed through a combination of debt and equity. As partial payment for one of the portfolio acquisitions, ATLANTIC issued

$100.0 million in Common Shares to the seller of the portfolio and subsequently repurchased certain of these Common Shares with proceeds from later equity offerings. Sales of Common Shares through a private placement raised an additional $239.7 million. Existing debt of $107.5 million associated with certain of the communities acquired was assumed by ATLANTIC. Additionally, ATLANTIC had net borrowings on its line of credit during 1994 of $153.0 million.

  1995 Investing and Financing Activities. In 1995, ATLANTIC acquired existing communities aggregating 3,961 units and disposed of two communities aggregating 596 units. Also in 1995, ATLANTIC began construction on 2,214 multifamily units. In the fourth quarter ATLANTIC completed construction on its first two internally developed multifamily communities, a 270-unit property in Charlotte, North Carolina and a 198-unit property in Birmingham, Alabama. See the table of investment activity under "--Overview" above.

  During 1995, ATLANTIC's net additional investment in real estate was $257.7 million bringing its total real estate investment at December 31, 1995 to $888.9 million. Sales of Common Shares generated the largest source of capital in 1995. ATLANTIC sold $205.8 million of Common Shares, net of Common Share repurchases, through two private placements. In connection with the acquisition of certain communities in 1995, ATLANTIC assumed $24.7 million in existing debt. Additional borrowings on its line of credit during 1995 aggregated $37 million.

  1996 Investing and Financing Activities. In 1996, ATLANTIC acquired operating communities aggregating 3,556 units and disposed of four communities aggregating 1,184 units. Also in 1996, ATLANTIC began construction on 2,815 multifamily units. In 1996, ATLANTIC completed construction on three internally developed multifamily communities (1,046 units), bringing the total of completed internally developed multifamily communities to five (1,514 units). See the table of investment activity under "--Overview" above.

  During 1996, ATLANTIC's net additional investment in real estate was $268.3 million bringing its total real estate investment at December 31, 1996 to $1.16 billion. Sales of Common Shares generated the largest source of capital in 1996.

  In 1996, ATLANTIC raised net proceeds of $119.1 million from a private placement of Common Shares. The private placement, which began in 1995, raised a total of $249.3 million, net of commissions and other expenses.

  ATLANTIC's initial public offering of Common Shares was completed on October 18, 1996. The proceeds from the sale, net of the underwriters' commissions and other expenses, were $110.0 million.

  In connection with the acquisition of certain communities in 1996, ATLANTIC assumed $17.9 million in existing debt. Additional borrowings on the line of credit during 1996 aggregated $38.0 million. At December 31, 1996, ATLANTIC's outstanding balance on its line of credit was $228.0 million.

  At February 28, 1997, ATLANTIC had 5,095 units under construction with a total budgeted development cost of $313.2 million of which $94.8 million was unfunded. In addition, ATLANTIC owned multifamily developments in planning at February 28, 1997 aggregating 1,260 units located in various target market cities with a total budgeted development cost of $83.8 million. ATLANTIC's multifamily developments under control at February 28, 1997 aggregated 1,808 units with a total budgeted development cost of $111.2 million. The foregoing developments are subject to a number of conditions, and ATLANTIC cannot predict with certainty that any of them will be consummated.

  Homestead Transaction. On October 17, 1996, ATLANTIC sold its moderate-priced, purpose-built, extended-stay lodging facilities known as Homestead Village properties to Homestead. In the transaction, ATLANTIC sold one operating property and 25 properties under construction or in planning (or the rights to acquire such properties) and paid $16.6 million in cash (the "Homestead Assets"). In addition, ATLANTIC entered into a funding commitment agreement to provide secured financing of up to $111.1 million to Homestead for purposes of completing the development and construction of the properties sold in the transaction. The

Homestead transaction was treated as a sale for financial accounting purposes, but was treated as a contribution for tax purposes.

  The transaction resulted in ATLANTIC receiving 4,201,220 shares of common stock of Homestead in exchange for the Homestead Assets and 2,818,517 warrants, each to purchase one share of Homestead common stock at $10.00 per share, in exchange for entering into the funding commitment agreement. On November 12, 1996, ATLANTIC distributed the Homestead common stock and warrants to its shareholders of record on October 29, 1996. ATLANTIC shareholders received 0.110875 shares of Homestead common stock and 0.074384 Homestead warrants per Share. ATLANTIC will receive up to $98.0 million of convertible mortgage notes from Homestead in exchange for funding up to $111.1 million under the funding commitment agreement. The difference between the amounts funded and the convertible mortgage notes received of $13.1 million (assuming full funding of the funding commitment) represents a mortgage note premium that will be amortized as a reduction to interest income over the term of the convertible mortgage notes.

  ATLANTIC realized a gain of $2.8 million, after deducting expenses associated with the transaction, representing the excess of the value of the Homestead common stock received over the recorded basis of the Homestead Assets. The Homestead warrants received represent a funding commitment fee which has been valued at $6.5 million. The conversion feature of the convertible mortgage notes has been valued at $6.9 million (assuming full funding of the funding commitment). These deferred credits will be amortized as an increase to interest income over the term of the convertible mortgage notes. ATLANTIC intends to fund this commitment through cash on hand, borrowings on its line of credit and sales of securities.

  The convertible mortgage notes received from Homestead will bear interest at 9% per annum, will be due October 2006, will not be callable until 2001 and will be convertible commencing March 31, 1997 at the option of the holder into one share of Homestead common stock for every $11.50 of principal amount outstanding. Upon full funding of ATLANTIC's convertible mortgage notes, its conversion rights would represent a 15.35% ownership in Homestead (assuming no further equity offerings by Homestead, conversion of all convertible mortgage notes and exercise of all outstanding warrants). The effective yield on the convertible mortgage notes, assuming conversion of all convertible mortgage notes and exercise of all outstanding warrants, is estimated to be 8.46%, after giving effect to the mortgage note premium, the funding commitment fee and the conversion value of the convertible mortgage notes. At December 31, 1996, no funds had been advanced pursuant to the funding commitment agreement and there were no convertible mortgage notes outstanding. ATLANTIC advanced $32.0 million under the funding commitment agreement through April 25, 1997 and $28.2 million of mortgage notes was outstanding on such date.

  ATLANTIC will deduct from net earnings the accretion of both the funding commitment fee and the conversion value of the convertible mortgage notes in calculating funds from operations. Therefore, the effective yield on the convertible mortgage notes for purposes of calculating funds from operations will be approximately 7.09% as compared to 8.46% for purposes of calculating net earnings.

  Line of Credit. ATLANTIC obtained a $200 million secured line of credit from Morgan Guaranty Trust Company of New York ("MGT"), as agent for a group of lenders, in June 1994. In June 1996, the line of credit was increased to $350 million. On December 18, 1996, ATLANTIC obtained a $350 million unsecured line of credit agreement from MGT that replaced the previous secured line of credit. Borrowings on the unsecured line of credit bear interest at prime or, at ATLANTIC's option, LIBOR plus a margin ranging from 1.0% to 1.375% (currently 1.375% as compared to 1.5% under the previous agreement) depending on ATLANTIC's debt rating. ATLANTIC's objective is to achieve an investment-grade debt rating in 1997. ATLANTIC currently pays a commitment fee on the average unfunded line of credit balance of 0.1875%. If ATLANTIC achieves an investment-grade debt rating, the commitment fee on the average unfunded line of credit balance will range from 0.125% to 0.25% per annum, depending on the amount of undrawn commitments. The line of credit matures December 1998 and may be extended for one year with the approval of MGT and the other participating lenders.

  In August 1995, ATLANTIC entered into a swap agreement with Goldman Sachs Capital Markets, L.P. covering $100 million of borrowings under the line of credit, effectively mitigating a portion of its variable interest rate exposure. Under this one-year agreement which became effective on February 5, 1996, ATLANTIC paid a fixed LIBOR interest rate of 7.46% on the $100 million of borrowings through December 17, 1996 and 7.335% thereafter. A swap agreement with MGT took effect upon the expiration of the prior swap agreement on February 5, 1997 and provides for a fixed LIBOR interest rate of 7.325% on $100 million of borrowings through February 5, 1998. The interest rate that ATLANTIC pays will be reduced if ATLANTIC achieves an investment-grade debt rating and will range from 6.95% to 7.2% depending on the debt rating achieved. ATLANTIC paid $0.3 million more in interest than it received under the swap agreement during 1996. ATLANTIC is exposed to credit loss in the event of non-performance by the swap counterparty; however, ATLANTIC believes the risk of loss is minimal.

  All debt incurrences under the line of credit are subject to certain covenants as more fully described in the loan agreement. Specifically, distributions for the preceding four quarters, excluding the Homestead Distribution, may not exceed 95% (97% for distributions made before December 31, 1996) of ATLANTIC's funds from operations (as defined in the credit agreement) for the preceding four quarters. ATLANTIC is in compliance with all such covenants.

  As of April 25, 1997, $224.0 million of borrowings were outstanding under the line of credit.

  Mortgage Debt. At December 31, 1996, ATLANTIC had approximately $155.8 million of mortgages payable consisting of approximately $34.2 million of fixed rate conventional mortgage debt and approximately $121.6 million of mortgages that secure ten tax-exempt bond issues. This long-term mortgage debt, which is substantially fully amortizing, has a weighted-average interest rate of 6.95%, and provides ATLANTIC with favorable and conservative financial leverage on its investment in communities associated with such debt.

  Nine of ATLANTIC's ten tax-exempt bond issues have variable interest rates. All of the tax-exempt bond issues are included in a credit enhancement agreement with FNMA. Under the agreement with FNMA, ATLANTIC makes monthly principal payments, based upon a 30-year amortization, into a principal reserve account. To mitigate the variable interest rate exposure associated with these bond issues, ATLANTIC has entered into swap agreements. Under these swap agreements, ATLANTIC pays and receives interest on the aggregate principal amount of the underlying bonds outstanding, net of the amount held in the principal reserve account. These swap agreements effectively result in ATLANTIC paying interest at a fixed rate of 6.64% on these nine tax-exempt bond issues.

  ATLANTIC's swap agreements related to its tax-exempt variable rate mortgages are summarized as follows:

 AMOUNTS OF                                  FIXED
   BONDS                TERM            INTEREST RATE(1)                  ISSUER
 ----------             ----            ----------------                  ------
$23.1 mil-
 lion        June 1995 to June 2002           6.48%      General Re Financial Products Corporation
 64.6 mil-
 lion        June 1995 to June 2005           6.74       Morgan Guaranty Trust Company of New York
  5.0 mil-
 lion        March 1996 to March 2006         6.18       Morgan Guaranty Trust Company of New York
 15.5 mil-
 lion        August 1996 to August 2006       6.51       Morgan Stanley Derivative Products Inc.
                                              ----
Weighted-average interest rate                6.64%
                                              ====

--------
(1) Includes the fixed interest rate provided by the swap agreements, annual fees associated with the swap agreements and credit enhancement agreement and amortization of capitalized costs associated with the credit enhancement agreement.

  To the extent the deposits in the principal reserve account with FNMA have not been used to redeem any of the outstanding bonds, ATLANTIC pays interest at the variable rates as provided by the mortgage agreements on that portion of bonds outstanding which is equivalent to the balance in the principal reserve fund ($1.1 million at December 31, 1996).

 Distributions

  ATLANTIC's current distribution policy is to pay quarterly cash distributions to shareholders based upon what it considers to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly cash distributions will be higher than quarterly earnings, resulting in a reduction to shareholders' equity.

  Cash distributions paid on Common Shares in 1996, 1995 and 1994 were $1.65 per Common Share, $1.60 per Common Share and $1.20 per Common Share, respectively. Additionally in 1996, ATLANTIC made the Homestead Distribution, which was valued at $58.2 million.

  ATLANTIC paid a quarterly cash distribution of $0.42 per Common Share in each of the first three quarters of 1996. On November 12, 1996, the Homestead Distribution was made to shareholders of record on October 29, 1996. On December 16, 1996, in light of the Homestead transaction and ATLANTIC's initial public offering, ATLANTIC paid a reduced fourth quarter cash distribution of $0.39 per Common Share to shareholders of record on December 2, 1996.

  ATLANTIC announces the following year's projected annual distribution level after the Board of Directors' annual budget review and approval in December of each year. At its December 19, 1996 meeting, the Board of Directors announced a projected annual distribution level of $1.56 per Common Share for 1997 and declared a distribution of $0.39 per Common Share for the first quarter of 1997, which was paid on February 19, 1997. The payment of distributions is subject to the discretion of the Board of Directors and is dependent upon the financial condition and operating results of ATLANTIC.

 Funds from Operations

  Funds from operations represents ATLANTIC's net earnings computed in accordance with GAAP, excluding gains (or losses) from real estate transactions, provisions for losses, extraordinary items and depreciation. On January 1, 1996, ATLANTIC adopted NAREIT's new definition of funds from operations. Under this new definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1996 give effect to this new definition.

  In 1996, ATLANTIC sold its Homestead Assets to Homestead, as more fully described above under "--Homestead Transaction." Management believes that funds from operations for 1996 and 1995 should be adjusted to reflect the effects of the Homestead transaction on results of operations in order to be comparable. Accordingly, the table below also presents pro forma funds from operations, which have been calculated as if the Homestead transaction had occurred on January 1, 1995. ATLANTIC did not own any Homestead properties in 1994 and, therefore, 1994 funds from operations have not been adjusted. Management believes that the pro forma funds from operations information presented below provides a more meaningful comparison of 1996 and 1995; however, the pro forma funds from operations information is unaudited, does not give effect to or adjust for any other events (such as subsequent acquisitions and dispositions of communities or subsequent sales of Common Shares), and is not necessarily indicative of what actual funds from operations would have been if the Homestead transaction had occurred on January 1, 1995.

  Funds from operations and pro forma funds from operations were as follows (amounts in thousands):

                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                         -----------------------
                                                          1996     1995    1994
                                                         -------  ------- ------
      Net earnings.....................................  $38,629  $19,639 $9,926
      Add (Deduct):
        Depreciation...................................   20,824   15,925  8,770
        Gain on disposition of real estate.............   (6,732)     --     --
        Gain on sale of Homestead Assets...............   (2,839)     --     --
        Provision for possible loss on investments.....    2,500      --     --
        Extraordinary item-loss on early extinguishment
         of debt.......................................    3,940      --     --
                                                         -------  ------- ------
      Funds from operations............................   56,322   35,564 18,696
                                                         -------  ------- ------

                                                        FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
      Add (deduct) pro forma adjustments relating to
       the sale of
       Homestead:
        Reduction in rental income(1)...............     (424)     --       --
        Reduction in rental expenses(1).............      173      --       --
        Increase in interest expense(2).............   (2,739)  (3,448)     --
        Other, net..................................       34       59      --
        REIT Management fee effect(3)...............      475      542      --
                                                      -------  -------  -------
          Total pro forma adjustments...............   (2,481)  (2,847)     --
                                                      -------  -------  -------
      Pro forma funds from operations...............   53,841   32,717   18,696
      Cash distributions paid.......................  (53,064) (35,119) (14,648)
                                                      -------  -------  -------
      Excess (deficit) of pro forma funds from
       operations over cash distributions...........  $   777  $(2,402) $ 4,048
                                                      -------  -------  -------
      Weighted-average Common Shares outstanding (as
       adjusted for reverse Common Share split).....   32,028   21,944   12,227
                                                      =======  =======  =======

--------
(1) Represents the reduction in rental income and rental expenses that would have occurred had the Homestead property that commenced operations in 1996 been sold as of January 1, 1995.
(2) Represents the increase in interest expense due to (i) the reduction in capitalized interest that would have resulted from the sale of the Homestead Village properties under development and (ii) the increased borrowings necessary to fund the cash payment to Homestead upon closing of the Homestead transaction, as if these two items had occurred on January 1, 1995.
(3) Represents the decrease in REIT management fee that would have resulted from the pro forma adjustments.

  Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Cash flow from financing activities is expected to be substantially equivalent to cash used in investing activities, as ATLANTIC utilizes revolving credit borrowings, to be refunded with sales of equity and long-term, fully amortizing unsecured debt securities, to fund its investment activities. ATLANTIC's policy is to expense, rather than capitalize, repairs and maintenance including carpet and appliance replacements, in determining net income and funds from operations. Only major renovations, replacements or improvements with a substantial expected economic life (such as roofs, parking lots and additions) are capitalized. Therefore, the funds from operations measure presented by ATLANTIC may not be comparable to similarly titled measures of other REITs.

 REIT Management Agreement

  Pursuant to the REIT Management Agreement, the REIT Manager provides management services to ATLANTIC. All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC currently has no employees. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT Management Agreement requires ATLANTIC to pay an annual fee of 16% of cash flow as defined in the REIT Management Agreement, payable monthly. Cash flow is calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC (of which there were none in the periods reported) and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there were none in the periods reported); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which there were none in the periods reported) and (iii) distributions actually paid with respect to any non-convertible preferred stock (of which there were none in the periods reported). Cash flow does not include (i) realized gains or losses from dispositions of investments, (ii) interest income from cash equivalent investments and the Homestead convertible mortgage notes and dividend and interest income from Atlantic Development Services, (iii) provisions for possible losses on investments and (iv) extraordinary items.

  The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. The REIT management fee aggregated $10.4 million, $6.9 million and $3.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Total real estate operating, interest, general and administrative costs will increase due to ATLANTIC's larger asset size, as well as unforeseen changes that may occur. REIT management fees paid by ATLANTIC will increase if cash flow of ATLANTIC, as defined in the REIT Management Agreement, increases, including such increases that may relate to increases in ATLANTIC's assets. ATLANTIC does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from ATLANTIC's assets.

  ATLANTIC must reimburse the REIT Manager for third-party and out-of-pocket expenses relating to travel, transaction costs and similar costs relating to the acquisition, development or disposition of assets or the obtaining of financing for ATLANTIC and its operations. The REIT Manager will pay all of its own salary and other overhead expenses. ATLANTIC will not have any employee expense; however, it will pay all of the third-party costs related to its normal operations, including legal, accounting, travel, architectural, engineering, shareholder relations, independent Director fees and similar expenses, property management and similar fees paid on behalf of ATLANTIC, and travel expenses incurred in seeking financing, community acquisitions, community sales and similar activities on behalf of ATLANTIC and in attending Board of Directors, committee and shareholder meetings. Under the REIT Management Agreement, the REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including REITs, even if such investors compete with ATLANTIC. The REIT Manager is owned by ATLANTIC's largest shareholder and, consequently, the REIT Manager has no intention of rendering services to investors who compete with ATLANTIC.

  The REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by the independent Directors that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of ATLANTIC and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on ATLANTIC's results of operations cannot be predicted, other than that REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases.

  If the Transaction is approved, the REIT Management Agreement will be terminated.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

  The following policies are in effect for ATLANTIC and the REIT Manager. These policies will continue in effect after the consummation of the Transaction. To the extent these policies refer to the REIT Manager, they will be changed to include ATLANTIC or eliminated, as appropriate.

  The Board of Directors reserves the right to make exceptions to ATLANTIC's policies described below for transactions when it believes that the transaction is in the best long-term interests of ATLANTIC and its shareholders. The Board of Directors may amend or revise ATLANTIC's policies from time to time without a vote of the shareholders of ATLANTIC.

INVESTMENT POLICIES

  Prospective community investments are analyzed pursuant to several underwriting criteria, including purchase price, competition and other market factors, and prospects for long-term growth in cash flow. ATLANTIC's investment decisions are based upon the expected contribution of the community to long-term cash flow growth on an unleveraged basis. The expected economic contribution is based on an evaluation of a community's stabilized operations, including an estimate of all cash revenues from leases and other revenue sources, minus expenses incurred in operating the community (including real estate taxes, insurance, maintenance, turnover costs (such as carpet and appliance replacement), personnel costs and utility charges, but excluding depreciation, debt service and amortization of loan costs) and a reserve for capital expenditures.

  It is ATLANTIC's policy to generally limit its investments such that (i) no more than 10% of its assets are invested in land held for development other than land under development or where development is in planning, (ii) ATLANTIC will not be treated as an investment company under the Investment Company Act of 1940 and (iii) ATLANTIC will not invest in mortgage loans, other than mortgage loans to third party owner/developers in connection with the development of multifamily communities that are contractually required to be sold to ATLANTIC upon completion or convertible mortgage loans to Homestead or mortgage loans to entities in which ATLANTIC owns a substantial majority of the economic interest and other than convertible mortgage loans where the Board believes that such loans are in the best long-term interests of ATLANTIC and its shareholders.

  ATLANTIC's strategy includes the development of industry-leading, moderate income multifamily communities designed for the largest renter groups. Long term, ATLANTIC believes that development will contribute more to its earnings growth than acquisitions.

  While the current policy of ATLANTIC is to make equity investments in multifamily communities exclusively, ATLANTIC may invest in other real estate interests consistent with its qualification as a REIT. A change in this policy could occur, for example, if ATLANTIC concludes that it may benefit from the cash flow or any appreciation in the value of the community arising through convertible mortgage investment.

  Subject to the gross income and asset tests necessary for REIT qualification, ATLANTIC may also invest in securities of other entities engaged in real estate activities or securities of other issuers. ATLANTIC does not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in communities (normally, general or limited partnership interests in special purpose partnerships controlled by ATLANTIC and owning multifamily communities and except for preferred stock of entities in which ATLANTIC has a substantial majority of the economic interest).

FINANCING POLICIES

  ATLANTIC does not intend to incur long-term, floating rate debt other than in connection with property acquisitions in which the debt assumed is impracticable to prepay or is tax-exempt debt. Because its assets are largely long-term, ATLANTIC's debt is expected to be unsecured long-term, fixed rate, fully amortizing debt. ATLANTIC has an unsecured line of credit for the purpose of facilitating investment in developments and acquisitions as well as for working capital. ATLANTIC's financing policies are to replace line of credit borrowings with the proceeds of equity offerings or unsecured long-term, fixed rate, fully amortizing debt. ATLANTIC may also determine to issue securities senior to the Common Shares, including preferred stock and debt securities (either of which may be convertible into Common Shares or be accompanied by warrants to purchase Common Shares).

  The proceeds of any borrowings by ATLANTIC may be used to pay distributions, to provide working capital, to pay existing indebtedness or to finance acquisitions, expansions or development of new multifamily communities.

CONFLICT OF INTEREST POLICIES

  ATLANTIC does not intend to engage in principal transactions with officers and directors or to engage independent directors to provide services to ATLANTIC. In addition, transactions with the REIT Manager and its affiliates are significantly restricted and must be reviewed and approved by a majority of independent directors. ATLANTIC will not borrow from or make loans to affiliates, other than mortgage loans to entities in which ATLANTIC owns a substantial majority of the economic interest, convertible mortgage loans to Homestead or convertible mortgage loans where the Board of Directors believes that such loans are in the best long-term interests of ATLANTIC and its shareholders. With a view to resolving potential conflicts of interest and protecting the interests of ATLANTIC's shareholders against such possible conflicts, the ATLANTIC Charter requires that a majority of the Board of Directors be independent directors.

POLICIES APPLICABLE TO THE REIT MANAGER AND OFFICERS AND DIRECTORS OF ATLANTIC

  The REIT Manager has agreed in writing not to engage in any principal transaction with ATLANTIC, including but not limited to purchases, sales or leases of communities or borrowing or lending of funds, except for transactions approved by a majority of the independent directors not otherwise interested in such transaction as being fair and reasonable to ATLANTIC and on terms and conditions not less favorable to ATLANTIC than those available from unaffiliated third parties. The REIT Manager and ATLANTIC have agreed to waive this prohibition as it relates to the Transaction. The Homestead transaction would have been prohibited by the terms of the REIT Management Agreement; the REIT Manager and ATLANTIC waived the prohibition and ATLANTIC's shareholders approved the transaction. In addition to the requirements described above, ATLANTIC will not engage in such transactions unless the independent directors believe that any such transaction is in the long-term best interests of ATLANTIC and its shareholders. The sole activity of the REIT Manager is advising ATLANTIC.

  The REIT Management Agreement permits affiliates of the REIT Manager to provide property management and other services to ATLANTIC for compensation. The fees charged for such services must be comparable to fees that would be charged by unaffiliated, qualified third parties. Any property management fees are reviewed annually by the Board of Directors and must be approved by a majority of the independent directors.

  ATLANTIC does not intend to issue options or warrants to the REIT Manager or its employees; however, in the event that the Transaction is approved, ATLANTIC intends to adopt an employee incentive plan under which options may be granted to employees, subject to Board of Directors and shareholder approval. See "Long-Term Incentive Plan."

  Under Maryland law (where ATLANTIC is incorporated), each director is obligated to offer to ATLANTIC any opportunity (with certain limited exceptions) which comes to him or her and which ATLANTIC could reasonably be expected to have an interest in developing. In addition, under Maryland law, a contract or other transaction between ATLANTIC and a director or between ATLANTIC and another corporation or entity in which a director of ATLANTIC is a director or has a material financial interest is not void or voidable solely because of such interest or the presence of the director at the meeting at which the contract or transaction is approved or the director's vote in favor thereof, if (a) the contract or transaction is approved or ratified, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders or (b) the contract or transaction is fair and reasonable to ATLANTIC.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  ATLANTIC may, but does not presently intend to, make investments other than as previously described. All investments will be primarily related to multifamily communities and the management and development thereof. The Board of Directors has authority to reclassify unissued Common Shares into senior securities, to offer Common Shares or other securities and, subject to certain restrictions, to repurchase or otherwise reacquire Common Shares or any other securities and may engage in such activities in the future. ATLANTIC's policy is not to make loans to its officers or directors or to the REIT Manager; however, in the event that the Transaction is approved, ATLANTIC may (i) adopt an employee incentive plan, under which loans may be made to employees to purchase Common Shares, subject to Board of Directors and shareholder approval, and (ii) make relocation and other loans to employees, subject to Board of Directors approval. ATLANTIC may in the future make loans to partnerships and joint ventures in which it participates in order to meet working capital needs. ATLANTIC has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and does not intend to do so. ATLANTIC does not intend to engage in the purchase or sale of investments (other than acquisition or disposition of communities in accordance with the REIT rules and ATLANTIC's investment policies) and may on a selected basis in the future offer securities in exchange for communities. ATLANTIC intends to make annual and quarterly reports to shareholders. The annual reports will contain audited financial statements.

  At all times, ATLANTIC intends to make investments in such a manner as to be consistent with the requirements of the Code for ATLANTIC to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Directors determines that it is no longer in the best interests of ATLANTIC to qualify as a REIT.

                       INDEPENDENT AUDITORS AND EXPERTS

  The financial statements and related schedule of ATLANTIC included in this Proxy Statement and Prospectus and elsewhere in the Registration Statement of which this Proxy Statement and Prospectus forms a part have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                           EXPENSES OF SOLICITATION

  ATLANTIC will pay the expenses in connection with the filing, printing and distribution of this Proxy Statement and Security Capital will pay the expenses in connection with the filing, printing and distribution of the Security Capital Prospectus. The costs of solicitation of proxies from ATLANTIC shareholders will be borne by ATLANTIC. ATLANTIC will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement and Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of stock. ATLANTIC shareholder proxies may be solicited by directors or officers of ATLANTIC in person, by letter or by telephone or telegram. In addition, ATLANTIC has retained Georgeson & Company, New York, New York, to assist in the solicitation of proxies. It is estimated that its fees for services to ATLANTIC will not exceed $10,000 in the aggregate plus expenses.

  ATLANTIC will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of their stock in accordance with regulations of the Commission and the NYSE.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the 1998 annual meeting of shareholders must be received by ATLANTIC at its principal executive offices located at Six Piedmont Center, Atlanta, Georgia 30305 not
later than           , 1997 for inclusion in ATLANTIC's proxy statement and
form of proxy relating to ATLANTIC's 1998 annual meeting of shareholders.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HISTORICAL:
  Report of Independent Auditors..........................................  F-2
  Balance Sheets as of December 31, 1996 and 1995.........................  F-3
  Statements of Earnings for the years ended December 31, 1996, 1995 and
   1994...................................................................  F-4
  Statements of Shareholders' Equity for the years ended December 31,
   1994, 1995 and 1996....................................................  F-5
  Statements of Cash Flows for the years ended December 31, 1996, 1995 and
   1994...................................................................  F-6
  Notes to Financial Statements...........................................  F-7
  Schedule III--Real Estate and Accumulated Depreciation.................. F-21
  Note to Schedule III.................................................... F-26
PRO FORMA (UNAUDITED):
  Summary of Pro Forma adjustments........................................ F-27
  Pro Forma Condensed Balance Sheet as of December 31, 1996............... F-28
  Pro Forma Condensed Statement of Earnings for the year ended December
   31, 1996............................................................... F-29
  Notes to Pro Forma Condensed Financial Statements....................... F-30
COMBINED HISTORICAL SUMMARY OF GROSS INCOME AND DIRECT OPERATING EXPENSES
 PURSUANT TO RULE 3-14:
  Report of Independent Auditors.......................................... F-35
  Group C Communities Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the year ended December 31, 1995......... F-36
  Notes to Group C Communities Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-37
  Report of Independent Auditors.......................................... F-38
  Group D Communities Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the year ended December 31, 1995......... F-39
  Notes to Group D Communities Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-40
  Report of Independent Auditors.......................................... F-42
  Group E Communities Combined Historical Summary of Gross Income and
   Direct Operating Expenses for the year ended December 31, 1995......... F-43
  Notes to Group E Communities Combined Historical Summary of Gross Income
   and Direct Operating Expenses.......................................... F-44

                        REPORT OF INDEPENDENT AUDITORS

                   The Board of Directors and Shareholders
                    SECURITY CAPITAL ATLANTIC INCORPORATED

  We have audited the accompanying balance sheets of Security Capital Atlantic Incorporated as of December 31, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Atlantic Incorporated at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Supplemental Schedule of Real Estate and Accumulated Depreciation is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          Ernst & Young LLP

Dallas, Texas
February 3, 1997

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             DECEMBER 31,
                                                          --------------------
                                                             1996       1995
                                                          ----------  --------
                         ASSETS
                         ------
Real estate.............................................. $1,157,235  $888,928
Less accumulated depreciation............................     41,166    23,561
                                                          ----------  --------
  Net investments in real estate.........................  1,116,069   865,367
Cash and cash equivalents--unrestricted..................      4,339     6,494
Cash and cash equivalents--restricted tax-deferred
 exchange proceeds.......................................      1,672       --
Other assets.............................................     12,985    13,963
                                                          ----------  --------
  Total assets........................................... $1,135,065  $885,824
                                                          ==========  ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Liabilities:
  Line of credit......................................... $  228,000  $190,000
  Mortgages payable......................................    155,790   118,524
  Distributions payable..................................     14,778       --
  Accounts payable.......................................     20,076    11,030
  Accrued expenses and other liabilities.................     17,779     9,332
                                                          ----------  --------
    Total liabilities....................................    436,423   328,886
                                                          ----------  --------
Shareholders' equity:
  Common shares (250,000,000 authorized, 37,891,580
   issued and outstanding at December 31, 1996 and
   27,762,817 issued and outstanding at December 31,
   1995).................................................        379       278
  Additional paid-in capital.............................    747,640   576,824
  Distributions in excess of net earnings................    (49,377)  (20,164)
                                                          ----------  --------
    Total shareholders' equity...........................    698,642   556,938
                                                          ----------  --------
    Total liabilities and shareholders' equity........... $1,135,065  $885,824
                                                          ==========  ========


    The accompanying notes are an integral part of the financial statements.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                             STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1996     1995    1994
                                                      -------- -------- -------
Revenues:
  Rental income...................................... $137,729 $103,634 $55,071
  Interest income....................................      427      245     149
                                                      -------- -------- -------
                                                       138,156  103,879  55,220
                                                      -------- -------- -------
Expenses:
  Rental expenses....................................   36,808   27,814  15,260
  Real estate taxes..................................   12,293    9,570   5,595
  Property management fees:
    Paid to affiliate................................    4,208    3,475   1,536
    Paid to third parties............................      971      591     661
  Depreciation.......................................   20,824   15,925   8,770
  Interest...........................................   16,181   19,042   9,240
  REIT management fee paid to affiliate..............   10,445    6,923   3,671
  General and administrative.........................      673      646     266
  Provision for possible loss on investments.........    2,500      --      --
  Other..............................................      255      254     295
                                                      -------- -------- -------
                                                       105,158   84,240  45,294
                                                      -------- -------- -------
Earnings from operations.............................   32,998   19,639   9,926
  Gain on disposition of real estate.................    6,732      --      --
  Gain on sale of Homestead Assets...................    2,839      --      --
                                                      -------- -------- -------
Earnings before extraordinary item...................   42,569   19,639   9,926
  Extraordinary item--loss on early extinguishment of
   debt..............................................    3,940      --      --
                                                      -------- -------- -------
Net earnings......................................... $ 38,629 $ 19,639 $ 9,926
                                                      ======== ======== =======
Weighted-average shares outstanding..................   32,028   21,944  12,227
                                                      ======== ======== =======
Per share amounts:
  Earnings per share before extraordinary item....... $   1.33 $   0.89 $  0.81
                                                      ======== ======== =======
  Net earnings per share............................. $   1.21 $   0.89 $  0.81
                                                      ======== ======== =======

    The accompanying notes are an integral part of the financial statements.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

                                      COMMON            DISTRIBUTIONS
                                      SHARES ADDITIONAL   IN EXCESS
                                      AT PAR  PAID-IN      OF NET
                                      VALUE   CAPITAL     EARNINGS     TOTAL
                                      ------ ---------- ------------- --------
Balances at December 31, 1993........  $ 16   $ 31,618    $     38    $ 31,672
  Net earnings.......................   --         --        9,926       9,926
  Distributions paid.................   --         --      (14,648)    (14,648)
  Shares issued--private offerings...   170    339,510         --      339,680
                                       ----   --------    --------    --------
Balances at December 31, 1994........   186    371,128      (4,684)    366,630
  Net earnings.......................   --         --       19,639      19,639
  Distributions paid.................   --         --      (35,119)    (35,119)
  Shares issued--private offerings...   130    289,578         --      289,708
  Shares repurchased.................   (38)   (83,882)        --      (83,920)
                                       ----   --------    --------    --------
Balances at December 31, 1995........   278    576,824     (20,164)    556,938
  Net earnings.......................   --         --       38,629      38,629
  Distributions paid.................   --         --      (53,064)    (53,064)
  Distributions--Homestead...........   --     (58,228)        --      (58,228)
  Distributions accrued..............   --         --      (14,778)    (14,778)
  Shares issued--private offerings...    52    119,125         --      119,177
  Shares issued--initial public
   offering..........................    49    109,919         --      109,968
                                       ----   --------    --------    --------
Balances at December 31, 1996........  $379   $747,640    $(49,377)   $698,642
                                       ====   ========    ========    ========


    The accompanying notes are an integral part of the financial statements.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1996       1995       1994
                                               ---------  ---------  ---------
Operating activities:
  Net earnings................................ $  38,629  $  19,639  $   9,926
  Adjustments to reconcile net earnings to net
   cash flow provided by operating activities:
    Depreciation and amortization.............    22,492     17,496      9,480
    Provision for possible loss on
     investments..............................     2,500        --         --
    Gain on disposition of real estate........    (6,732)       --         --
    Gain on sale of Homestead Assets..........    (2,839)       --         --
    Extraordinary item-loss on early
     extinguishment of debt...................     3,940        --         --
    Increase (decrease) in accounts payable...      (374)       937      1,909
    Increase in accrued expenses and other
     liabilities..............................     1,993      3,053      6,141
    Increase in other assets..................    (5,253)    (1,393)    (3,892)
                                               ---------  ---------  ---------
   Net cash flow provided by operating
    activities................................    54,356     39,732     23,564
                                               ---------  ---------  ---------
Investing activities:
  Real estate investments.....................  (331,440)  (259,008)  (390,077)
  Proceeds from disposition of real estate....    63,544     23,859        --
  Cash payment to Homestead...................   (16,595)       --         --
  Tax-deferred exchange proceeds held in es-
   crow.......................................    (1,672)       --         --
  Other.......................................    (1,255)       --         --
                                               ---------  ---------  ---------
  Net cash flow used by investing activities..  (287,418)  (235,149)  (390,077)
                                               ---------  ---------  ---------
Financing activities:
  Proceeds from sale of shares................   229,145    289,708    239,680
  Repurchase of shares........................       --     (83,920)       --
  Proceeds from line of credit................   246,000    270,000    166,000
  Payments on line of credit..................  (208,000)  (233,000)   (13,000)
  Proceeds from mortgage debt.................    20,500        --         --
  Distributions paid..........................   (53,064)   (35,119)   (14,648)
  Debt issuance costs incurred................    (2,573)    (5,019)    (5,204)
  Regularly scheduled mortgage principal
   payments...................................    (1,101)      (623)      (190)
  Mortgage principal payments at maturity.....       --      (6,378)       --
                                               ---------  ---------  ---------
  Net cash flow provided by financing
   activities.................................   230,907    195,649    372,638
                                               ---------  ---------  ---------
  Net increase (decrease) in cash and cash
   equivalents................................    (2,155)       232      6,125
  Cash and cash equivalents, beginning of
   year.......................................     6,494      6,262        137
                                               ---------  ---------  ---------
  Cash and cash equivalents, end of year...... $   4,339  $   6,494  $   6,262
                                               =========  =========  =========

See Note 9 for information on non-cash investing and financing activities.

    The accompanying notes are an integral part of the financial statements.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  Security Capital Atlantic Incorporated ("ATLANTIC") is an equity real estate investment trust organized as a corporation under the laws of the State of Maryland, which owns, acquires, develops and operates income-producing multifamily communities in the southeastern United States.

 Principles of Financial Presentation

  The accounts of ATLANTIC and its wholly owned subsidiaries are consolidated in the accompanying financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  ATLANTIC considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

 Real Estate and Depreciation

  Real estate is carried at cost, which is not in excess of net realizable value. Costs directly related to the acquisition, renovation or development of real estate are capitalized. Costs incurred in connection with the pursuit of unsuccessful acquisitions are expensed at the time the pursuit is abandoned.

  Repairs and maintenance, including carpet and appliance replacements, are expensed as incurred. Renovations and improvements are capitalized and depreciated over their estimated useful lives.

  Depreciation is computed over the economic useful lives of depreciable property on a straight-line basis. Communities are depreciated principally over the following periods:

        Buildings and improvements.................................. 20-40 years
        Furnishings and other.......................................  2-10 years


 Make-Ready and Repairs and Maintenance

  Make-ready expenses (expenses incurred in preparing a vacant multifamily unit for the next resident) and repairs and maintenance, other than acquisition-related renovation costs identified during ATLANTIC's pre-acquisition due diligence, are expensed as incurred. ATLANTIC expenses carpet and appliance repairs and replacements once all planned acquisition-related renovation expenses for such items have been incurred.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Interest

  Periodically, ATLANTIC enters into swap agreements to manage its variable interest rate exposure. Swap agreements are used to exchange interest rate payment streams based on a notional principal amount. Under the swap agreements, ATLANTIC pays a fixed rate of interest to a swap counterparty pursuant to one agreement and receives a variable rate of interest from a swap counterparty pursuant to another agreement. The amounts received from the variable rate agreement are structured such that the amount received will closely approximate the amount of variable interest due on a portion of the underlying line of credit or mortgage note borrowings. The difference between the variable amount received and the fixed amount paid represents either the cost or the benefit of the interest rate swap agreement and is recorded as an increase or decrease to the variable interest paid on the underlying debt instrument.

  During 1996, 1995 and 1994, the total interest paid in cash on all outstanding debt was $24,677,000, $20,609,000 and $8,412,000, respectively.

  ATLANTIC capitalizes interest as part of the cost of real estate projects under development. Interest capitalized during 1996, 1995 and 1994 aggregated $10,250,000, $4,404,000 and $793,000, respectively.

 Cost of Raising Capital

  Costs incurred in connection with the issuance of shares of common stock, par value $.01 per share (the "Shares"), are deducted from shareholders' equity. Costs incurred in connection with the incurrence or renewal of debt are capitalized, included with other assets and amortized over the term of the related loan or renewal term. Amortization of deferred financing costs included in interest expense for 1996, 1995 and 1994 totaled $1,663,000, $1,568,000 and $707,000, respectively.

 Revenue Recognition

  Rental and interest income are recorded on the accrual method of accounting. Gains on sales of real estate are recorded when criteria required by Statement of Financial Accounting Standards No. 66, Accounting for Sales of Real Estate, have been met. A provision for possible loss is made when collection of receivables is considered doubtful.

 Rental Expenses

  Rental expenses include utilities, repairs and maintenance, make-ready costs (including carpet and appliance replacement), property insurance, marketing, landscaping, on-site personnel and other administrative costs.

 Federal Income Taxes

  ATLANTIC has made an election to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. ATLANTIC believes it qualifies as a real estate investment trust. Accordingly, no provisions have been made for federal income taxes in the accompanying financial statements.

 Per Share Data

  Per share data is computed based on the weighted average number of Shares outstanding during the period. The Share and per Share amounts included in the financial statements have been restated to reflect the reverse Share split discussed in Note 6.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Reclassifications

  Certain of the 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

NOTE 2 HOMESTEAD TRANSACTION

  On October 17, 1996, ATLANTIC sold its moderate-priced, purpose-built, extended-stay lodging facilities known as Homestead Village(R) properties to Homestead Village Incorporated ("Homestead"). In the transaction, ATLANTIC sold one operating property and 25 properties under construction or in planning (or the rights to acquire such properties) and paid $16.6 million in cash (the "Homestead Assets"). In addition, ATLANTIC entered into a funding commitment agreement to provide secured financing of up to $111.1 million to Homestead for purposes of completing the development and construction of the properties sold in the transaction. The Homestead transaction was treated as a sale for financial accounting purposes, but was treated as a contribution for tax purposes.

  The transaction resulted in ATLANTIC receiving 4,201,220 shares of common stock of Homestead in exchange for the Homestead Assets and 2,818,517 warrants to purchase one share of Homestead common stock at $10 per share in exchange for entering into the funding commitment agreement. On November 12, 1996, ATLANTIC distributed the Homestead common stock and warrants to its shareholders of record on October 29, 1996 (the "Homestead Distribution"). ATLANTIC shareholders received 0.110875 shares of Homestead common stock and
0.074384 Homestead warrants per Share. ATLANTIC will receive up to $98.0 million of convertible mortgage notes from Homestead in exchange for funding up to $111.1 million under the funding commitment agreement. The difference between the amounts funded and the convertible mortgage notes received of $13.1 million (assuming full funding of the funding commitment) represents a mortgage note premium that will be amortized as a reduction to interest income over the term of the convertible mortgage notes.

  ATLANTIC realized a gain of $2.8 million, after deducting expenses associated with the transaction, representing the excess value of the Homestead common stock received over the recorded basis of the Homestead Assets. The Homestead warrants received represent a funding commitment fee which has been valued at $6.5 million. The conversion feature of the convertible mortgage notes has been valued at $6.9 million (assuming full funding of the funding commitment). These deferred credits will be amortized as an increase to interest income over the term of the convertible mortgage notes.

  The convertible mortgage notes received from Homestead will bear interest at 9% per annum, will be due October 2006, will not be callable until 2001 and will be convertible commencing March 31, 1997 at the option of the holder into one share of Homestead common stock for every $11.50 of principal amount outstanding. Upon full funding of ATLANTIC's convertible mortgage notes, its conversion rights would represent a 15.35% ownership in Homestead (assuming no further equity offerings by Homestead, conversion of all convertible mortgage notes and exercise of all outstanding warrants). The effective yield on the convertible mortgage notes, assuming conversion of all convertible mortgage notes and exercise of all outstanding warrants, is estimated to be 8.46%, after giving effect to the mortgage note premium, the funding commitment fee and the conversion value of the convertible mortgage notes. At December 31, 1996, no funds had been advanced pursuant to the funding commitment agreement and there were no convertible mortgage notes outstanding. ATLANTIC advanced $6.0 million under the funding commitment agreement in January 1997.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 3 REAL ESTATE

 Investment in Real Estate

  Investments in real estate, at cost, were as follows (dollar amounts in thousands):

                                            DECEMBER 31,
                                 -------------------------------------------
                                       1996                    1995
                                 --------------------    -------------------
                                 INVESTMENT    UNITS     INVESTMENT   UNITS
                                 ----------    ------    ----------   ------
Multifamily:
  Operating communities:
    Acquired.................... $  878,029    17,727     $757,986    15,355
    Developed...................     74,741     1,514       23,097       468
                                 ----------    ------     --------    ------
                                    952,770    19,241      781,083    15,823
  Developments under
   construction.................    194,587     4,727       94,094     2,958
  Developments in planning:
    Owned.......................      7,795       868(1)     9,830     1,258(1)
    Under control(2)............        --      2,228(1)       --        922(1)
                                 ----------    ------     --------    ------
                                      7,795     3,096        9,830     2,180
  Land held for future
   development..................      2,083       --         1,294       --
                                 ----------    ------     --------    ------
      Total multifamily(3)......  1,157,235    27,064      886,301    20,961
                                 ----------    ------     --------    ------
Homestead Village(R)
 properties(4)..................        --        --         2,627     2,515
                                 ----------    ------     --------    ------
      Total..................... $1,157,235(5) 27,064     $888,928(5) 23,476
                                 ==========    ======     ========    ======

--------
(1) Unit information is based on management's estimates and is unaudited.
(2) ATLANTIC's investment at December 31, 1996 and 1995 for multifamily developments under control was $1.4 million and $0.6 million, respectively, and is reflected in the "Other assets" caption of ATLANTIC's balance sheets.
(3) At December 31, 1996, ATLANTIC had unfunded commitments for multifamily developments under construction of $95.9 million, for a total completed construction cost of $290.5 million. Cost for multifamily developments in planning shown above are primarily for land acquisitions.
(4) ATLANTIC sold all of its Homestead Village(R) properties to Homestead on October 17, 1996. The Homestead transaction is discussed in Note 2.
(5) Of ATLANTIC's investment in real estate, at cost, communities located in Atlanta, Georgia aggregated 30.7% and 36.4% at December 31, 1996 and 1995, respectively.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The change in investments in real estate, at cost, consisted of the following (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                    1996       1995      1994
                                                 ----------  --------  --------
Beginning balances.............................. $  888,928  $631,260  $ 31,005
Acquisitions and renovation expenditures........    179,752   187,267   571,288
Development expenditures, including land
 acquisitions...................................    179,783   101,335    28,967
Recurring capital expenditures..................      2,783       --        --
Provision for possible loss.....................     (2,500)      --        --
Dispositions....................................    (59,988)  (30,934)      --
Sale of Homestead Assets........................    (31,523)      --        --
                                                 ----------  --------  --------
Ending balances................................. $1,157,235  $888,928  $631,260
                                                 ==========  ========  ========

 Third Party Owner/Developers

  To enhance its flexibility in developing and acquiring multifamily communities, ATLANTIC has and will enter into presale agreements to acquire communities developed by third-party owner/developers where the developments meet ATLANTIC's investment criteria. ATLANTIC has and will fund such developments through development loans to these owner/developers. In addition, to provide greater flexibility for the use of land acquired for development and to dispose of excess parcels, ATLANTIC plans to make mortgage loans to Atlantic Development Services Incorporated ("Atlantic Development Services") to purchase land for development. ATLANTIC owns all of the preferred stock of Atlantic Development Services, which entitles ATLANTIC to substantially all of the net operating cash flow (95%) of Atlantic Development Services. All of the common stock of Atlantic Development Services is owned by an unaffiliated trust. The common stock is entitled to receive the remaining 5% of net operating cash flow. As of December 31, 1996, the outstanding balance of development and mortgage loans made by ATLANTIC to third-party owner/developers and Atlantic Development Services aggregated $15,413,000 and none, respectively. The activities of Atlantic Development Services and third-party owner/developers are consolidated with ATLANTIC's activities and all intercompany transactions have been eliminated in consolidation.

 Gains and Losses from Dispositions or Impairments of Real Estate

  ATLANTIC acquires and develops communities with a view to effective long-term operation and ownership. Each year, REIT Management generates operating and capital plans based on an ongoing active review of ATLANTIC's portfolio. Based upon ATLANTIC's market research and in an effort to optimize its portfolio composition, ATLANTIC may from time to time dispose of assets that no longer meet its long-term investment objectives and redeploy the proceeds, preferably through tax-deferred exchanges, into assets with better prospects for growth.

  As a result of this asset optimization strategy, ATLANTIC disposed of four operating communities aggregating 1,184 units in 1996. A gain was recognized on each disposition with the total gain aggregating $6,732,000. These four communities accounted for $3,648,000 and $5,174,000 of net operating income during 1996 and 1995, respectively. Each disposition has been included in a tax-deferred exchange. At December 31, 1996, ATLANTIC held a portion of the proceeds from one of these dispositions aggregating $1,672,000 in an interest-bearing escrow account. These funds were used in the acquisition of a land parcel in January 1997, completing the tax-deferred exchange.

  ATLANTIC disposed of two communities in 1995. The proceeds from these dispositions were not materially different from the book value of the assets on the date of disposition. These two communities accounted for $2,409,000 of net operating income during 1995.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Statement of Financial Accounting Standards No. 121, Accounting For The Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of ("SFAS No. 121"), adopted by ATLANTIC effective January 1, 1996, establishes accounting standards for the review of long-lived assets to be held and used for impairment whenever the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that certain long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. ATLANTIC did not recognize any losses on the date it adopted SFAS No. 121.

  Long-lived investments held and used are periodically evaluated for impairment and provisions for possible losses are made if required. As of December 31, 1996, such investments are carried at cost, which is not in excess of fair market value and no provisions for possible losses have been made. ATLANTIC recognized a provision for possible loss of $2,500,000 in 1996 associated with a community that is being held for sale. The carrying value of this community at December 31, 1996 was $8,842,000. This community is not being depreciated during the period in which it is being held for sale. ATLANTIC expects the disposition of this community to occur in 1997. This community accounted for $959,000, $1,023,000 and $501,000 of net operating income for 1996, 1995 and 1994, respectively. This income is included in ATLANTIC's earnings from operations in these years.

NOTE 4 LINE OF CREDIT AND MORTGAGES PAYABLE

 Line of Credit

  On December 18, 1996, ATLANTIC obtained a $350 million unsecured line of credit from Morgan Guaranty Trust Company of New York ("MGT"), as agent for a group of lenders, that replaced the previous $350 million secured line of credit. Borrowings on the unsecured line of credit bear interest at prime or, at ATLANTIC's option, LIBOR plus a margin ranging from 1.0% to 1.375% (currently 1.375% as compared to 1.5% under the previous agreement) depending on ATLANTIC's debt rating. ATLANTIC's objective is to achieve an investment-grade debt rating in 1997. ATLANTIC currently pays a commitment fee on the average unfunded line of credit balance of 0.1875%. If ATLANTIC achieves an investment-grade debt rating, the commitment fee on the average unfunded line of credit balance will range from 0.125% to 0.25% per annum, depending on the amount of undrawn commitments. The line of credit matures December 1998 and may be extended for one year with the approval of MGT and the other participating lenders.

  In 1996, ATLANTIC expensed all previously unamortized costs associated with the secured line of credit that was extinguished in 1996. These costs aggregated $3,940,000 and are reflected as an extraordinary item in ATLANTIC's 1996 statement of earnings.

  All debt incurrences under the unsecured line of credit are subject to certain covenants. Specifically, distributions for the preceding four quarters, excluding the Homestead Distribution, may not exceed 95% (97% for distributions made before December 31, 1996) of ATLANTIC's funds from operations (as defined in the loan agreement) for the preceding four quarters. ATLANTIC is in compliance with all such covenants.

  A summary of ATLANTIC's line of credit borrowings is as follows (dollar amounts in thousands):

                          YEAR ENDED DECEMBER 31,
                         ----------------------------
                           1996      1995      1994
                         --------  --------  --------
Total line of credit.... $350,000  $300,000  $225,000
Borrowings outstanding
 at December 31.........  228,000   190,000   153,000
Weighted-average daily
 borrowings.............  204,265   178,318    65,556
Maximum borrowings
 outstanding at any
 month end..............  234,000   252,000   153,000
Weighted-average daily
 interest rate..........     7.39%     7.92%     7.34%
Weighted-average
 interest rate at
 December 31............     7.24%     7.73%     8.17%

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  In August 1995, ATLANTIC entered into a swap agreement with Goldman Sachs Capital Markets, L.P. covering $100 million of borrowings under the line of credit, effectively mitigating a portion of its variable interest rate exposure. Under this one-year agreement which became effective on February 5, 1996, ATLANTIC paid a fixed rate of interest of 7.46% on the $100 million of borrowings through December 17, 1996 and 7.335% thereafter. Upon expiration of the existing swap agreement on February 5, 1997, a swap agreement with MGT will take effect. The new agreement will provide for a fixed rate of 7.325% on $100 million of borrowings through February 5, 1998. The interest rate ATLANTIC will pay under the new agreement will be reduced if ATLANTIC achieves an investment-grade debt rating and will range from 6.95% to 7.2%, depending on the rating achieved. ATLANTIC paid $332,000 more in interest than it received under the swap agreement during 1996. ATLANTIC is exposed to credit loss in the event of non-performance by the swap counterparty; however, ATLANTIC believes the risk of loss is minimal.

 Mortgages Payable

  Mortgages payable consisted of the following at December 31, 1996 (dollar amounts in thousands):

                                                       PERIODIC
                              INTEREST MATURITY        PAYMENT      PRINCIPAL
  COMMUNITY                     RATE     DATE           TERMS        BALANCE
  ---------                   -------- --------    ---------------- ---------
Conventional fixed rate:
  Cameron Ridge..............  7.000%  09/18/98(1) fully amortizing  $  5,888
  Country Place Village I....  7.750   11/01/00      (2)                2,004
  Country Oaks...............  7.655   07/01/02      (3)                5,933
  Cameron at Hickory Grove...  8.000   07/10/03      (4)                5,979
  Cameron Villas I...........  8.750   04/01/24    fully amortizing     6,343
  Cameron on the Cahaba II...  7.125   03/01/29    fully amortizing     8,021
                                                                    --------
                                                                       34,168
                                                                    --------
Tax exempt fixed rate or
 variable rate subject to
 swap agreements(5):
  Cameron Station............  6.000%  06/01/07    interest only       14,500
  Azalea Park................   (6)    06/01/25    interest only       15,500
  Cameron Brook..............   (6)    06/01/25    interest only       19,500
  Clairmont Crest............   (6)    06/01/25    interest only       11,600
  Forestwood.................   (6)    06/01/25    interest only       11,485
  Foxbridge on the Bay.......   (6)    06/01/25    interest only       10,400
  The Greens.................   (6)    06/01/25    interest only       10,400
  Parrot's Landing I.........   (6)    06/01/25    interest only       15,835
  Sun Pointe Cove............   (6)    06/01/25    interest only        8,500
  WintersCreek...............   (6)    06/01/25    interest only        5,000
  Less amounts held in
   principal reserve
   fund(7)...................                                          (1,098)
                                                                    --------
                                                                      121,622
                                                                    --------
                                                                     $155,790
                                                                    ========
  Total annual weighted-
   average interest rate.....                                            6.95%
                                                                    ========

--------
(1) This loan is callable at the option of the mortgage lender on September 10, 1998 and at subsequent five-year intervals through September 10, 2013.
(2) Interest and principal payments due monthly; balloon payment of $1,849,000 due at maturity.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) Interest and principal payments due monthly; balloon payment of $5,539,000 due at maturity.
(4) Interest and principal payments due monthly; balloon payment of $5,556,000 due at maturity.
(5) These communities, in addition to others, are held by Security Capital Atlantic Multifamily Incorporated, a wholly owned subsidiary of ATLANTIC. Security Capital Atlantic Multifamily Incorporated is a legal entity that is separate and distinct from ATLANTIC with separate assets and liabilities and business operations.
(6) Interest rate is fixed through swap agreements executed in conjunction with the credit enhancement agreement with the Federal National Mortgage Association ("FNMA") discussed below. Through these swap agreements, ATLANTIC has effectively mitigated its variable interest rate exposure.
(7) ATLANTIC has a 30-year credit enhancement agreement with FNMA related to the tax-exempt bond issues. This credit enhancement agreement requires ATLANTIC to make monthly payments on each mortgage, based on a 30-year amortization, into a principal reserve account.

  ATLANTIC's swap agreements related to its tax-exempt variable rate mortgages are summarized as follows:

AMOUNTS                               FIXED
  OF                                 INTEREST
 BONDS               TERM            RATE(1)                   ISSUER
-------   -------------------------- --------                  ------
$23.1
 million  June 1995 to June 2002       6.48%  General Re Financial Products Corporation
 64.6
 million  June 1995 to June 2005       6.74   Morgan Guaranty Trust Company of New York
  5.0
 million  March 1996 to March 2006     6.18   Morgan Guaranty Trust Company of New York
 15.5
 million  August 1996 to August 2006   6.51   Morgan Stanley Derivative Products Inc.
                                       ----
Weighted-average interest rate....     6.64%
                                       ====

--------
(1) Includes the fixed interest rate provided by the swap agreements, annual fees associated with the swap agreements and credit enhancement agreement and amortization of capitalized costs associated with the credit enhancement agreement.


  ATLANTIC paid $1,832,000 more in interest during 1996 and $575,000 more in interest during 1995 than it received under the swap agreements. The swap agreements cover the principal amount of the bonds, net of amounts deposited in the principal reserve fund. ATLANTIC pays interest on that portion of bonds not covered by the swap agreements at the variable rates as provided by the mortgage agreements. ATLANTIC is exposed to credit loss in the event of non-performance by the swap counterparties; however, ATLANTIC believes the risk of loss is minimal.

  Real estate with an aggregate undepreciated cost at December 31, 1996 of $50,714,000 and $206,963,000 serves as collateral for the conventional mortgages payable and the tax-exempt mortgages payable, respectively.

  The change in mortgages payable is as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
Balances at January 1............................ $118,524  $107,347  $    --
Mortgages assumed................................   17,867    24,678   107,537
Mortgage proceeds................................   20,500       --        --
Regularly scheduled principal payments...........   (1,101)     (623)     (190)
Reduction upon disposition of multifamily
 community.......................................      --     (6,500)      --
Principal payments at maturity...................      --     (6,378)      --
                                                  --------  --------  --------
Balances at December 31.......................... $155,790  $118,524  $107,347
                                                  ========  ========  ========

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Approximate principal payments due on mortgages payable during each of the years in the five-year period ending December 31, 2001 and thereafter are as follows (in thousands):

1997................................................................... $  1,537
1998...................................................................    7,136
1999...................................................................    1,577
2000...................................................................    3,554
2001...................................................................    1,812
Thereafter.............................................................  140,174
                                                                        --------
                                                                        $155,790
                                                                        ========

NOTE 5 DISTRIBUTIONS

  ATLANTIC made total cash distributions of $1.65 per Share in 1996, $1.60 per Share in 1995 and $1.20 per Share in 1994. On December 19, 1996, ATLANTIC's Board of Directors (the "Board") declared a distribution of $0.39 per Share for the first quarter of 1997. The distribution is payable on February 19, 1997.

  In addition, on November 12, 1996, ATLANTIC distributed 0.110875 shares of Homestead common stock and warrants to purchase 0.074384 shares of Homestead common stock per Share in the Homestead Distribution to each shareholder of record on October 29, 1996. The Homestead Distribution was valued at $58.2 million based on the estimated fair value of the net assets sold to Homestead.

  For federal income tax purposes, the following summarizes the taxability of cash distributions paid for 1994 and 1995 and the estimated taxability for 1996:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1996    1995    1994
                                                         ------- ------- -------
Per Share:
  Ordinary income....................................... $  0.78 $  0.92 $  0.92
  Return of capital.....................................    0.87    0.68    0.28
                                                         ------- ------- -------
    Total............................................... $  1.65 $  1.60 $  1.20
                                                         ======= ======= =======

  The securities distributed to each ATLANTIC shareholder in the Homestead Distribution were valued at $1.91 per Share for federal income tax purposes, of which $0.90 was taxable as ordinary income and $1.01 was treated as a return of capital. ATLANTIC's tax return for the year ended December 31, 1996 has not been filed, and the taxability information for 1996 is based on the best available data. ATLANTIC's tax returns for prior years have not been examined by the Internal Revenue Service and, therefore, the taxability of distributions and dividends is subject to change.

NOTE 6 SHAREHOLDERS' EQUITY

 Shares Authorized

  At December 31, 1996, 250,000,000 Shares were authorized. The Board may classify or reclassify any unissued shares of ATLANTIC's stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of such shares. No such shares have been reclassified, except as described under "Purchase Rights" below, and no reclassified shares are issued or outstanding.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Reverse Share Split

  On September 10, 1996, the shareholders of ATLANTIC authorized a one-for-two reverse split of ATLANTIC's Shares. A transfer from the common shares account to additional paid-in capital was made to reflect the reduced number of Shares outstanding after the split. All references in the accompanying financial statements to the number of Shares and per Share amounts have been restated to reflect the reverse Share split.

 Ownership Restrictions and Significant Shareholder

  ATLANTIC's Charter restricts beneficial ownership (or ownership generally attributed to a person under the REIT tax rules) of ATLANTIC's outstanding shares of stock by a single person, or persons acting as a group, to 9.8% of ATLANTIC's outstanding shares of stock. The purpose of this provision is to assist in protecting and preserving ATLANTIC's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ATLANTIC to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of its outstanding shares of stock may be owned by five or fewer individuals at any time during the last half of ATLANTIC's taxable year. The provision permits five persons to individually acquire up to a maximum of 9.8% each of the outstanding shares of stock, or an aggregate of 49% of the outstanding shares and, thus, assists the Board in protecting and preserving ATLANTIC's REIT status for tax purposes.

  Shares of stock owned by a person or group of persons in excess of these limits are subject to redemption by ATLANTIC. The provision does not apply where a majority of the Board, in its sole absolute discretion, waives such limit after determining that the status of ATLANTIC as a REIT for federal income tax purposes will not be jeopardized or the disqualification of ATLANTIC as a REIT is advantageous to the shareholders.

  The Board has exempted Security Capital Group Incorporated ("Security Capital Group"), an affiliate of the REIT Manager (see Note 7), from the ownership restrictions described above. Security Capital Group owned 56.9% of the outstanding Shares at December 31, 1996. For tax purposes, Security Capital Group's ownership is attributed to its shareholders.

 Capital Offerings

  On October 18, 1996, ATLANTIC completed an initial public offering of 4,940,000 Shares at a price of $24.00 per Share (before adjusting for the Homestead Distribution described in Notes 2 and 5). The Shares, excluding the 416,666 Shares sold to Security Capital Group, were sold through an underwritten offering. The proceeds from the sale of these 4,940,000 Shares, net of underwriters' commission and other expenses, were approximately $110.0 million. The proceeds were used to repay borrowings under ATLANTIC's $350 million line of credit.

  From inception through May 1996, ATLANTIC raised capital through various private offerings. ATLANTIC sold a total of 31,701,580 Shares during this period at prices ranging from $20 to $23.136 per Share. In addition, ATLANTIC exchanged 5,000,000 Shares at a price of $20 per Share as partial consideration for the acquisition of a pool of communities in May 1994. The acquisition price was negotiated prior to the seller becoming a related party. To facilitate ATLANTIC's transactions with the seller, Security Capital Group granted the seller certain rights to require Security Capital Group to purchase the 5,000,000 Shares owned by the seller at pre-agreed prices. In consideration for Security Capital Group purchasing Shares through its private offerings, ATLANTIC assumed Security Capital Group's obligation with respect to 3,750,000 Shares. ATLANTIC repurchased these Shares directly from the seller. The remaining 1,250,000 Shares were acquired directly from the seller by Security Capital Group.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Option Plan

  On March 12, 1996, ATLANTIC adopted the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors (the "Outside Directors Plan"). There are 100,000 Shares reserved for issuance upon exercise of options granted under the Outside Directors Plan. The Outside Directors Plan provides that each member of the Board who is not an employee of ATLANTIC or the REIT Manager on the date of each annual meeting of ATLANTIC's shareholders will receive an option to purchase 1,000 Shares at an exercise price equal to the fair market value of the Shares on such date. The options will be granted on the date of the annual meeting of shareholders for the years 1997 through and including 2006. The options granted are for a term of five years and are exercisable in whole or in part. At December 31, 1996, 3,000 options had been granted at an exercise price of $24.00 per Share, none of which have been exercised.

 Purchase Rights

  On March 12, 1996, the Board declared and paid a dividend of one preferred share purchase right ("Purchase Right") for each Share outstanding at the close of business on March 12, 1996 to the holders of ATLANTIC's Shares on that date. Holders of additional Shares issued after March 12, 1996 and prior to the expiration of the rights on March 12, 2006 will be entitled to one Purchase Right for each additional Share.

  Each Purchase Right entitles the holder, under certain circumstances, to purchase from ATLANTIC two one-hundredths of a share of non-redeemable Series A Junior Participating Preferred Stock of ATLANTIC, par value $0.01 per share (the "Participating Preferred Shares"), at a price of $40 per one one-hundredth of a Participating Preferred Share, subject to adjustment. ATLANTIC has designated two one-hundredths of the total Shares outstanding at any point in time as Participating Preferred Shares. Purchase Rights are exercisable when a person or group of persons (other than certain affiliates of ATLANTIC) acquire beneficial ownership of 20% or more of the outstanding Shares, commence or announce a tender offer or exchange offer which would result in the beneficial ownership by a person or group of persons (other than certain affiliates of ATLANTIC) of 25% or more of the outstanding Shares or file or announce their intention to file with any regulatory authority an application seeking approval of any transaction which would result in the beneficial ownership by a person or group of persons (other than certain affiliates of ATLANTIC) of 25% or more of the outstanding Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase at the Purchase Right's then current exercise price, a number of Shares having a market value of twice the Purchase Right's exercise price. The acquisition of ATLANTIC pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than certain affiliates of ATLANTIC) would not be exercisable. As of December 31, 1996, ATLANTIC had no Participating Preferred Shares outstanding and the events required to exercise the Purchase Rights had not occurred. Therefore, the Purchase Rights dividend had no value and was not recorded in the financial statements.

NOTE 7 REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

 REIT Management Agreement

  ATLANTIC has a REIT management agreement (the "REIT Management Agreement") with Security Capital (Atlantic) Incorporated (the "REIT Manager") to provide management services to ATLANTIC. The REIT Manager is a subsidiary of Security Capital Group (see Note 6). All officers of ATLANTIC are employees

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

of the REIT Manager and ATLANTIC currently has no employees. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition, development, marketing, disposition of assets, asset management, due diligence, capital markets, legal and accounting services.

  The REIT Management Agreement requires ATLANTIC to pay an annual fee of 16% of cash flow, as defined in the REIT Management Agreement, payable monthly. Cash flow is calculated by reference to ATLANTIC's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Directors of ATLANTIC (of which there were none in the periods reported) and (iii) 33% of any interest paid by ATLANTIC on convertible subordinated debentures (of which there were none in the periods reported); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) assumed principal and interest payments on senior unsecured debt treated as having regularly scheduled principal and interest payments like a 20-year level-payment, fully amortizing mortgage (of which there were none in the periods reported) and
(iii) distributions actually paid with respect to any non-convertible preferred stock (of which there were none in the periods reported). Cash flow does not include: (i) realized gains or losses from dispositions of investments, (ii) interest income from cash equivalent investments and the Homestead convertible mortgage notes and dividend and interest income from Atlantic Development Services, (iii) provisions for possible losses on investments and (iv) extraordinary items.

  The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. ATLANTIC must also reimburse the REIT Manager for third-party and out-of-pocket expenses relating to travel, transaction costs and similar costs relating to the acquisition, development or disposition of assets or the obtaining of financing for ATLANTIC and its operations. The REIT Manager will pay all of its own salary and other overhead expenses. ATLANTIC will not have any employee expense; however, it will pay all of the third-party costs related to its normal operations, including legal, accounting, travel, architectural, engineering, shareholder relations, independent Director fees and similar expenses, property management and similar fees paid on behalf of ATLANTIC, and travel expenses incurred in seeking financing, community acquisitions, community dispositions and similar activities on behalf of ATLANTIC and in attending ATLANTIC Board, committee and shareholder meetings.

  The REIT Management Agreement is renewable by ATLANTIC annually, subject to a determination by the independent Directors that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of ATLANTIC and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on ATLANTIC's results of operations cannot be predicted, other than that REIT management fees will generally increase or decrease in proportion to cash flow increases or decreases.

 Property Management Agreement

  SCG Realty Services Atlantic Incorporated ("SCG Realty Services") provides property management services to ATLANTIC. At January 31, 1997, SCG Realty Services managed approximately 87% of ATLANTIC's multifamily communities. Security Capital Group owns 100% of SCG Realty Services' voting shares.

  The property management agreement, like the REIT Management Agreement, is renewable annually and subject to a determination by the independent Directors that SCG Realty Services' performance has been satisfactory and that the compensation payable to SCG Realty Services is at rates prevailing in the markets in which ATLANTIC operates. ATLANTIC may terminate the property management agreement on 30 days' notice.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 8 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  Selected quarterly financial data (in thousands except per Share amounts) for 1996 and 1995 is as follows:

                                             THREE MONTHS ENDED
                             --------------------------------------------------
                             MARCH 31 JUNE 30 SEPTEMBER 30 DECEMBER 31  TOTAL
                             -------- ------- ------------ ----------- --------
1996:
 Rental income.............. $30,809  $32,876   $35,959      $38,085   $137,729
                             =======  =======   =======      =======   ========
 Earnings before
  extraordinary item........ $ 6,650  $ 9,747   $11,131      $15,041   $ 42,569
                             =======  =======   =======      =======   ========
 Net earnings............... $ 6,650  $ 9,747   $11,131      $11,101   $ 38,629
                             =======  =======   =======      =======   ========
 Earnings per Share before
  extraordinary item........ $  0.24  $  0.32   $  0.34      $  0.41   $   1.33
                             =======  =======   =======      =======   ========
 Net earnings per Share..... $  0.24  $  0.32   $  0.34      $  0.30   $   1.21
                             =======  =======   =======      =======   ========
 Weighted-average Shares....  27,777   30,393    32,952       36,925     32,028
                             =======  =======   =======      =======   ========
1995:
 Rental income.............. $22,952  $24,330   $26,969      $29,383   $103,634
                             =======  =======   =======      =======   ========
 Net earnings............... $ 4,175  $ 4,956   $ 5,333      $ 5,175   $ 19,639
                             =======  =======   =======      =======   ========
 Net earnings per Share..... $  0.22  $  0.23   $  0.23      $  0.21   $   0.89
                             =======  =======   =======      =======   ========
 Weighted-average Shares....  18,567   21,642    23,340       24,153     21,944
                             =======  =======   =======      =======   ========

  The total of the four quarterly amounts for net earnings per Share may not equal the total for the year. These differences result from the use of a weighted average to compute the average number of Shares outstanding.

NOTE 9 SUPPLEMENTAL CASH FLOW INFORMATION

  Non-cash investing and financing activities for the years ended December 31, 1996, 1995 and 1994 are as follows:

    (a) As discussed in Note 2, in 1996, ATLANTIC received Homestead common stock valued at $51,717,000 upon the sale of the Homestead Assets (assets with a net book value of $31,028,000 and cash of $16,595,000). A gain of $2,839,000, net of expenses of $1,255,000, was recognized on the transaction.

    (b) As discussed in Note 2, in 1996, ATLANTIC received warrants to purchase Homestead common stock valued at $6,511,000 in exchange for entering into a funding commitment agreement. The value of the warrants has been recognized as deferred revenue.

    (c) ATLANTIC made a $58,228,000 non-cash distribution to its shareholders in November 1996 consisting of the Homestead common stock and warrants.

    (d) In December 1996, ATLANTIC declared a distribution for the first quarter of 1997 in the amount of $14,778,000.

    (e) In connection with the acquisition of communities, ATLANTIC assumed mortgage debt in the amount of $17,867,000, $24,678,000 and $107,537,000 in
  1996, 1995 and 1994, respectively.

    (f) In 1994, ATLANTIC issued $100,000,000 of Shares in partial consideration for the purchase of a pool of communities.

    (g) ATLANTIC sold a community in 1995 that secured $6,500,000 of mortgage debt.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


NOTE 10 COMMITMENTS AND CONTINGENCIES

  ATLANTIC is a party to various claims and routine litigation arising in the ordinary course of business. ATLANTIC does not believe that the claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position or results of operations.

  ATLANTIC is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, ATLANTIC has conducted Phase I environmental assessments on each community prior to acquisition. The cost of complying with environmental regulations was not material to ATLANTIC's results of operations. ATLANTIC is not aware of any environmental condition on any of its communities that is likely to have a material adverse effect on its business, financial position or results of operations.

NOTE 11 FAIR VALUES OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents, other assets, accrued expenses and other liabilities approximates fair value as of December 31, 1996 and 1995 because of the short maturity of these instruments. Similarly, the carrying value of line of credit borrowings approximates fair value as of those dates because the interest rate fluctuates based on published market rates. In the opinion of management, the interest rates associated with the mortgages payable approximates the market interest rates for this type of instrument, and as such, the carrying values approximate fair value at December 31, 1996 and 1995, in all material respects.

NOTE 12 PROPOSED TRANSACTION

  On January 22, 1997, ATLANTIC received a proposal from Security Capital Group to exchange the REIT Manager and SCG Realty Services for Shares. As a result of the proposed transaction, ATLANTIC would become an internally managed REIT, and Security Capital Group would remain ATLANTIC's largest shareholder. The Board has formed a special committee comprised of independent Directors to review the proposed transaction. The proposed transaction is subject to approval by the special committee, the Board and ATLANTIC's shareholders.

                                                                    SCHEDULE III

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        INITIAL COST                    GROSS AMOUNT AT WHICH CARRIED AT
                                        TO ATLANTIC          COSTS             DECEMBER 31, 1996
                                    --------------------  CAPITALIZED  --------------------------------------
                            ENCUM-         BUILDINGS AND SUBSEQUENT TO             BUILDINGS AND   TOTALS     ACCUMULATED
 MUTIFAMILY COMMUNITIESL    BRANCES  LAND  IMPROVEMENTS                  LAND ACQUIIMPROVEMENTSSITION(C)      DEPRECIATION
-----------------------     ------- ------ ------------- ------------- ---------- --------------------------- ------------
   COMMUNITIES
   ACQUIRED:
   Atlanta, Georgia:
    Azalea Park.....        $15,500 $3,717    $21,076       $  975         $3,717        $22,051  $    25,768    $ 715
    Balmoral
    Village.........            --   2,871     16,270           74          2,871         16,344       19,215       73
    Cameron
    Ashford.........            --   3,672     20,841          399          3,672         21,240       24,912    1,551
    Cameron
    Briarcliff......          (b)    2,105     11,953          191          2,105         12,144       14,249      897
    Cameron Brook...         19,500  3,318     18,784          326          3,318         19,110       22,428    1,279
    Cameron Creek
    I...............            --   3,627     20,589          328          3,627         20,917       24,544    1,473
    Cameron Crest...            --   3,525     20,009          290          3,525         20,299       23,824    1,426
    Cameron
    Dunwoody........            --   2,486     14,114          252          2,486         14,366       16,852    1,050
    Cameron Forest..            --     884      5,008          352            884          5,360        6,244      145
    Cameron Place...            --   1,124      6,372          579          1,124          6,951        8,075      185
    Cameron Pointe..            --   2,172     12,306          413          2,172         12,719       14,891      192
    Cameron
    Station.........         14,500  2,338     13,246          496          2,338         13,742       16,080      354
    Clairmont
    Crest...........         11,600  1,603      9,102          315          1,603          9,417       11,020      626
    The Greens......         10,400  2,004     11,354          382          2,004         11,736       13,740      794
    Lake Ridge......            --   2,001     11,359        4,012          2,001         15,371       17,372    1,200
    Morgan's
    Landing.........            --   1,168      6,646          857          1,168          7,503        8,671      608
    Old Salem.......            --   1,053      6,144          919          1,053          7,063        8,116      485
    Trolley Square..            --   2,031     11,528          347          2,031         11,875       13,906      911
    Vinings
    Landing.........            --   1,363      7,902          714          1,363          8,616        9,979      613
    WintersCreek....          5,000  1,133      6,434          220          1,133          6,654        7,787      233
    Woodlands.......            --   3,785     21,471          485          3,785         21,956       25,741      761
   Birmingham,
   Alabama:
    Cameron on the
    Cahaba I........            --   1,020      5,784          352          1,020          6,136        7,156      281
    Cameron on the
    Cahaba II.......          8,021  1,688      9,580          501          1,688         10,081       11,769      463
    Colony Woods I..            --   1,560      8,845          281          1,560          9,126       10,686      676
    Morning Sun
    Villas..........            --   1,260      7,309          732          1,260          8,041        9,301      554
   Charlotte, North
   Carolina:........
    Cameron at
    Hickory Grove...          5,979  1,203      6,808          381          1,203          7,189        8,392      137
    Cameron Oaks....            --   2,255     12,800          306          2,255         13,106       15,361      974
                            CONSTRUCTION   YEAR
 MUTIFAMILY COMMUNITIESL        YEAR     ACQUIRED
-----------------------     ------------ --------
   COMMUNITIES
   ACQUIRED:
   Atlanta, Georgia:
    Azalea Park.....            1987       1995
    Balmoral
    Village.........            1990       1996
    Cameron
    Ashford.........            1990       1994
    Cameron
    Briarcliff......            1989       1994
    Cameron Brook...            1988       1994
    Cameron Creek
    I...............            1988       1994
    Cameron Crest...            1988       1994
    Cameron
    Dunwoody........            1989       1994
    Cameron Forest..            1981       1995
    Cameron Place...            1979       1995
    Cameron Pointe..            1987       1996
    Cameron
    Station.........            (c)        1995
    Clairmont
    Crest...........            1987       1994
    The Greens......            1986       1994
    Lake Ridge......            1979       1993
    Morgan's
    Landing.........            1983       1993
    Old Salem.......            1968       1994
    Trolley Square..            1989       1994
    Vinings
    Landing.........            1978       1994
    WintersCreek....            1984       1995
    Woodlands.......            (d)        1995
   Birmingham,
   Alabama:
    Cameron on the
    Cahaba I........            1987       1995
    Cameron on the
    Cahaba II.......            1990       1995
    Colony Woods I..            1991       1994
    Morning Sun
    Villas..........            1985       1994
   Charlotte, North
   Carolina:........
    Cameron at
    Hickory Grove...            1988       1996
    Cameron Oaks....            1989       1994

                                                     (see notes following table)

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        INITIAL COST                        GROSS AMOUNT AT WHICH CARRIED AT
                                        TO ATLANTIC             COSTS              DECEMBER 31, 1996
                                    -----------------------  CAPITALIZED   --------------------------------------
                            ENCUM-            BUILDINGS AND SUBSEQUENT TO              BUILDINGS AND   TOTALS     ACCUMULATED
 MUTIFAMILY COMMUNITIESL    BRANCES  LAND     IMPROVEMENTS                   LANDACQUISIMPROVEMENTSITION (C)      DEPRECIATION
-----------------------     ------- ------    ------------- -------------  ---------- --------------------------- ------------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...        $   --  $1,225       $ 6,961       $  324      $    1,225    $     7,285  $     8,510    $  271
    Park Place at
    Turtle Run......            --   2,208        12,223        1,283           2,208         13,506       15,714       223
    Parrot's Landing
    I...............         15,835  2,691        15,276          684           2,691         15,960       18,651     1,072
    The Pointe at
    Bayberry Lake...            --   2,508        14,210          303           2,508         14,513       17,021       222
    Spencer Run.....          (b)    2,852        16,194          425           2,852         16,619       19,471     1,133
    Sun Pointe
    Cove............          8,500  1,367         7,773          229           1,367          8,002        9,369       550
    Trails at Meadow
    Lakes...........            --   1,285         7,293          262           1,285          7,555        8,840       282
   Ft. Myers,
   Florida:
    Forestwood......         11,485  2,031        11,540          210           2,031         11,750       13,781       815
   Greenville, South
   Carolina:
    Cameron Court...            --   1,602         9,369           89           1,602          9,458       11,060       163
   Jacksonville,
   Florida:
    Bay Club........            --   1,789        10,160          273           1,789         10,433       12,222       773
   Memphis,
   Tennessee:
    Cameron Century
    Center..........            --   2,382        13,496           50           2,382         13,546       15,928        60
    Cameron at Kirby
    Parkway.........            --   1,386         7,959          829           1,386          8,788       10,174       686
    Country Oaks....          5,933  1,246         7,061          177           1,246          7,238        8,484        63
    Stonegate.......            --     985         5,608          483             985          6,091        7,076       360
   Miami, Florida:
    Park Hill.......            --   1,650         9,377       (2,185)(e)       1,650          7,192        8,842       606
   Nashville,
   Tennessee:
    Arbor Creek.....            --     -- (f)     17,671          512             --          18,183       18,183     1,267
    Enclave at
    Brentwood.......            --   2,263        12,847        1,016           2,263         13,863       16,126       605
   Orlando, Florida:
    Camden Springs..            --   2,477        14,072          808           2,477         14,880       17,357     1,056
    Cameron Villas
    I...............          6,343  1,087         6,317          609           1,087          6,926        8,013       473
    Cameron Villas
    II..............          (b)      255         1,454           64             255          1,518        1,773        56
    Kingston
    Village.........            --     876         4,973          164             876          5,137        6,013       192
    The Wellington..          (b)    1,155         6,565          282           1,155          6,847        8,002       466
   Raleigh, North
   Carolina:
    Cameron Lake....            --   1,385         7,848           60           1,385          7,908        9,293        35
    Cameron Ridge...          5,888  1,503         8,519          109           1,503          8,628       10,131        38
    Cameron Square..            --   2,314        13,143          525           2,314         13,668       15,982       959
    Emerald Forest..            --   2,202        12,478          --            2,202         12,478       14,680       --
   Richmond,
   Virginia:
    Camden at
    Wellesley.......            --   2,878        16,339          293           2,878         16,632       19,510     1,240
    Potomac Hunt....          (b)    1,486         8,452          181           1,486          8,633       10,119       464
                            CONSTRUCTION   YEAR
 MUTIFAMILY COMMUNITIESL        YEAR     ACQUIRED
-----------------------     ------------ --------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...            1987       1995
    Park Place at
    Turtle Run......            1989       1996
    Parrot's Landing
    I...............            1986       1994
    The Pointe at
    Bayberry Lake...            1988       1996
    Spencer Run.....            1987       1994
    Sun Pointe
    Cove............            1986       1994
    Trails at Meadow
    Lakes...........            1983       1995
   Ft. Myers,
   Florida:
    Forestwood......            1986       1994
   Greenville, South
   Carolina:
    Cameron Court...            1991       1996
   Jacksonville,
   Florida:
    Bay Club........            1990       1994
   Memphis,
   Tennessee:
    Cameron Century
    Center..........            1988       1996
    Cameron at Kirby
    Parkway.........            1985       1994
    Country Oaks....            1985       1996
    Stonegate.......            1986       1994
   Miami, Florida:
    Park Hill.......            1968       1994
   Nashville,
   Tennessee:
    Arbor Creek.....            1986       1994
    Enclave at
    Brentwood.......            1988       1995
   Orlando, Florida:
    Camden Springs..            1986       1994
    Cameron Villas
    I...............            1982       1994
    Cameron Villas
    II..............            1981       1995
    Kingston
    Village.........            1982       1995
    The Wellington..            1988       1994
   Raleigh, North
   Carolina:
    Cameron Lake....            1985       1996
    Cameron Ridge...            1985       1996
    Cameron Square..            1987       1994
    Emerald Forest..            1986       1996
   Richmond,
   Virginia:
    Camden at
    Wellesley.......            1989       1994
    Potomac Hunt....            1987       1994

                                                     (see notes following table)

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                           INITIAL COST                     GROSS AMOUNT AT WHICH CARRIED AT
                                           TO ATLANTIC           COSTS             DECEMBER 31, 1996
                                      ----------------------  CAPITALIZED  ------------------------------------
                             ENCUM-            BUILDINGS AND SUBSEQUENT TO            BUILDINGS AND   TOTALS    ACCUMULATED
 MUTIFAMILY COMMUNITIESL    BRANCES     LAND   IMPROVEMENTS                  LAND ACQUIIMPROVEMENTSSITIO(C)N    DEPRECIATION
-----------------------     --------  -------- ------------- ------------- ---------- ------------------------- ------------
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........          $  --   $  3,534   $ 20,057       $   607    $    3,534   $   20,664   $   24,198   $ 1,469
   Tampa, Florida:
    Camden Downs....             --      1,840     10,447           305         1,840       10,752       12,592       780
    Cameron
    Bayshore........             --      1,607      9,105           --          1,607        9,105       10,712       --
    Cameron Lakes...             --      1,126      6,418         1,107         1,126        7,525        8,651       365
    Country Place
    Village I.......           2,004       567      3,219           140           567        3,359        3,926       125
    Country Place
    Village II......             --        644      3,658            94           644        3,752        4,396       141
    Foxbridge on the
    Bay.............          10,400     1,591      9,036           328         1,591        9,364       10,955       652
    Summer Chase....             (b)       542      3,094           136           542        3,230        3,772       219
   Washington, D.C.:
    Camden at
    Kendall Ridge...             --      1,708      9,698           295         1,708        9,993       11,701       755
    Cameron at
    Saybrooke.......             --      2,802     15,906           258         2,802       16,164       18,966     1,190
    Sheffield
    Forest..........             --      2,269     12,859           418         2,269       13,277       15,546       374
    West Springfield
    Terrace.........             --      2,417     13,695            98         2,417       13,793       16,210        92
    Less amounts
    held in
    principal
    reserve
    fund(g).........          (1,098)      --         --            --            --           --           --        --
                            --------  --------   --------       -------    ----------   ----------   ----------   -------
    Total Operating
    Communities
    Acquired........        $155,790  $124,701   $726,004       $27,324    $  124,701   $  753,328   $  878,029   $38,948
                            --------  --------   --------       -------    ----------   ----------   ----------   -------
   COMMUNITIES
   DEVELOPED:
   Birmingham,
   Alabama:
    Colony Woods
    II..............        $    --   $  1,254   $    --        $ 9,261    $    1,551   $    8,964   $   10,515   $   365
   Charlotte, North
   Carolina:
    Waterford
    Hills...........             --      1,508        --         11,109         1,943       10,674       12,617       476
    Waterford Square
    I...............             --      1,890        --         17,763         2,053       17,600       19,653       436
   Jacksonville,
   Florida:
    Cameron Lakes
    I...............             --      1,759        --         14,358         1,959       14,158       16,117       216
   Raleigh, North
   Carolina:
    Waterford
    Point...........             --        985        --         14,854         1,493       14,346       15,839       519
                            --------  --------   --------       -------    ----------   ----------   ----------   -------
    Total Operating
    Communities
    Developed.......        $    --   $  7,396   $    --        $67,345    $    8,999   $   65,742   $   74,741   $ 2,012
                            --------  --------   --------       -------    ----------   ----------   ----------   -------
    TOTAL OPERATING
    COMMUNITIES.....        $155,790  $132,097   $726,004       $94,669    $  133,700   $  819,070   $  952,770   $40,960
                            --------  --------   --------       -------    ----------   ----------   ----------   -------
                            CONSTRUCTION   YEAR
 MUTIFAMILY COMMUNITIESL        YEAR     ACQUIRED
-----------------------     ------------ --------
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........            1988       1994
   Tampa, Florida:
    Camden Downs....            1988       1994
    Cameron
    Bayshore........            1984       1996
    Cameron Lakes...            1986       1995
    Country Place
    Village I.......            1982       1995
    Country Place
    Village II......            1983       1995
    Foxbridge on the
    Bay.............            1986       1994
    Summer Chase....            1988       1994
   Washington, D.C.:
    Camden at
    Kendall Ridge...            1990       1994
    Cameron at
    Saybrooke.......            1990       1994
    Sheffield
    Forest..........            1987       1995
    West Springfield
    Terrace.........            1978       1996
    Less amounts
    held in
    principal
    reserve
    fund(g).........
    Total Operating
    Communities
    Acquired........
   COMMUNITIES
   DEVELOPED:
   Birmingham,
   Alabama:
    Colony Woods
    II..............            1995       1994
   Charlotte, North
   Carolina:
    Waterford
    Hills...........            1995       1993
    Waterford Square
    I...............            1996       1994
   Jacksonville,
   Florida:
    Cameron Lakes
    I...............            1996       1995
   Raleigh, North
   Carolina:
    Waterford
    Point...........            1996       1994
    Total Operating
    Communities
    Developed.......
    TOTAL OPERATING
    COMMUNITIES.....

                                                     (see notes following table)

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONTINUED)

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                        INITIAL COST                    GROSS AMOUNT AT WHICH CARRIED AT
                                         TO ATLANTIC          COSTS             DECEMBER 31, 1996
                                    ---------------------  CAPITALIZED  -------------------------------------
                            ENCUM-          BUILDINGS AND SUBSEQUENT TO            BUILDINGS AND   TOTALS     ACCUMULATED
 MUTIFAMILY COMMUNITIESL    BRANCES  LAND   IMPROVEMENTS                  LAND ACQUIIMPROVEMENTSSITIO(C)N     DEPRECIATION
-----------------------     ------- ------- ------------- ------------- ---------- -------------------------- ------------
   COMMUNITIES UNDER
   CONSTRUCTION:
   Atlanta, Georgia:
    Cameron Creek
    II..............        $ --    $ 2,730    $ --         $ 16,602    $    2,897   $    16,435  $    19,332     $ 39
   Birmingham,
   Alabama:
    Cameron at the
    Summit I........          --      2,774      --            5,709         2,778         5,705        8,483      --
   Charlotte, North
   Carolina:
    Waterford Square
    II..............          --      2,014      --            4,578         2,065         4,527        6,592      --
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Parrot's Landing
    II..............          --      1,328      --            6,742         1,367         6,703        8,070      --
   Jacksonville,
   Florida:
    Cameron
    Deerwood........          --      2,331      --           12,173         2,332        12,172       14,504      --
    Cameron Lakes
    II..............          --      1,340      --            1,529         1,340         1,529        2,869      --
    Cameron
    Timberlin Parc
    I...............          --      2,167      --           13,280         2,282        13,165       15,447       16
   Nashville,
   Tennessee:
    Cameron
    Overlook........          --      2,659      --            4,679         2,659         4,679        7,338      --
   Raleigh, North
   Carolina:
    Cameron Brooke..          --      1,353      --            8,717         1,382         8,688       10,070      --
    Waterford
    Forest..........          --      2,371      --           17,978         2,480        17,869       20,349       52
   Richmond,
   Virginia:
    Cameron at
    Wyndham.........          --      2,038      --            2,366         2,052         2,352        4,404      --
    Cameron Crossing
    I & II..........          --      2,752      --            8,450         2,768         8,434       11,202      --
   Washington, D.C.:
    Cameron at
    Milestone.......          --      5,477      --           24,867         5,607        24,737       30,344       43
    Woodway at
    Trinity Center..          --      5,342      --           30,241         5,584        29,999       35,583       56
                            ------  -------    ------       --------    ----------   -----------  -----------     ----
    TOTAL
    COMMUNITIES
    UNDER
    CONSTRUCTION....        $ --    $36,676    $ --         $157,911    $   37,593   $   156,994  $   194,587     $206
                            ------  -------    ------       --------    ----------   -----------  -----------     ----
                            CONSTRUCTION   YEAR
 MUTIFAMILY COMMUNITIESL        YEAR     ACQUIRED
-----------------------     ------------ ---------
   COMMUNITIES UNDER
   CONSTRUCTION:
   Atlanta, Georgia:
    Cameron Creek
    II..............            -- (h)     1994
   Birmingham,
   Alabama:
    Cameron at the
    Summit I........            --         1996
   Charlotte, North
   Carolina:
    Waterford Square
    II..............            --         1995
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Parrot's Landing
    II..............            --         1994
   Jacksonville,
   Florida:
    Cameron
    Deerwood........            -- (h)     1996
    Cameron Lakes
    II..............            --         1996
    Cameron
    Timberlin Parc
    I...............            -- (h)     1995
   Nashville,
   Tennessee:
    Cameron
    Overlook........            --         1996
   Raleigh, North
   Carolina:
    Cameron Brooke..            --         1995
    Waterford
    Forest..........            -- (h)     1995
   Richmond,
   Virginia:
    Cameron at
    Wyndham.........            --         1993
    Cameron Crossing
    I & II..........            --         1995(i)
   Washington, D.C.:
    Cameron at
    Milestone.......            -- (h)     1995
    Woodway at
    Trinity Center..            -- (h)     1994
    TOTAL
    COMMUNITIES
    UNDER
    CONSTRUCTION....

                                                     (see notes following table)

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

      SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION--(CONCLUDED)

                               DECEMBER 31, 1996
                                (IN THOUSANDS)

                                       INITIAL COST                    GROSS AMOUNT AT WHICH CARRIED AT
                                       TO ATLANTIC           COSTS             DECEMBER 31, 1996
                                  ----------------------  CAPITALIZED  ---------------------------------
                          ENCUM-           BUILDINGS AND SUBSEQUENT TO          BUILDINGS AND   TOTALS   ACCUMULATED  CONSTRUCTION
MUTIFAMILY COMMUNITIES   BRANCES    LAND   IMPROVEMENTS   ACQUISITION    LAND   IMPROVEMENTS     (C)     DEPRECIATION     YEAR
-----------------------  -------- -------- ------------- ------------- -------- ------------- ---------- ------------ ------------
   COMMUNITIES IN
   PLANNING:
   Atlanta, Georgia:
    Cameron
    Landing.........     $    --  $  1,508   $    --       $    512    $  1,508   $    512    $    2,020   $   --         --
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cameron
    Waterway........          --     4,025        --            361       4,029        357         4,386       --         --
   Jacksonville,
   Florida:
    Cameron
    Timberlin Parc
    II..............          --     1,294        --             95       1,294         95         1,389       --         --
                         -------- --------   --------      --------    --------   --------    ----------   -------
    TOTAL
    COMMUNITIES IN
    PLANNING........     $    --  $  6,827   $    --       $    968    $  6,831   $    964    $    7,795   $   --
                         -------- --------   --------      --------    --------   --------    ----------   -------
   LAND HELD FOR
   FUTURE
   DEVELOPMENT:
   Birmingham,
   Alabama:
    Cameron at the
    Summit II.......          --     2,008        --             75       2,083        --          2,083       --         --
                         -------- --------   --------      --------    --------   --------    ----------   -------
    TOTAL LAND HELD
    FOR FUTURE
    DEVELOPMENT.....     $    --  $  2,008   $    --       $     75    $  2,083   $    --     $    2,083   $   --
                         -------- --------   --------      --------    --------   --------    ----------   -------
    TOTAL...........     $155,790 $177,608   $726,004      $253,623    $180,207   $977,028    $1,157,235   $41,166
                         ======== ========   ========      ========    ========   ========    ==========   =======
                              YEAR
 MUTIFAMILY COMMUNITIES     ACQUIRED
-----------------------     --------
   COMMUNITIES IN
   PLANNING:
   Atlanta, Georgia:
    Cameron
    Landing.........          1996
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cameron
    Waterway........          1996
   Jacksonville,
   Florida:
    Cameron
    Timberlin Parc
    II..............          1995
    TOTAL
    COMMUNITIES IN
    PLANNING........
   LAND HELD FOR
   FUTURE
   DEVELOPMENT:
   Birmingham,
   Alabama:
    Cameron at the
    Summit II.......          1996
    TOTAL LAND HELD
    FOR FUTURE
    DEVELOPMENT.....
    TOTAL...........

----
(a) For federal income tax purposes, ATLANTIC's aggregate cost of real estate at December 31, 1996 was $1,133,431,000.
(b) Pledged as additional collateral under credit enhancement agreement with the Federal National Mortgage Association.
(c) Phase I (108 units) was constructed in 1981 and Phase II (240 units) was constructed in 1983.
(d) Phase I (332 units) was constructed in 1983 and Phase II (312 units) was constructed in 1985.
(e) A provision for possible loss of $2,500,000 was recognized in December 1996 to more properly reflect the fair value of this community.
(f) The land associated with this community is leased by ATLANTIC through the year 2058 under an agreement with the Metropolitan Nashville Airport Authority.
(g) The FNMA credit enhancement agreement requires payments to be made to a principal reserve fund.
(h) This community is leasing completed units.
(i) 19.24 acres purchased in 1995; 9.86 acres purchased in 1996.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                              NOTE TO SCHEDULE III

                            AS OF DECEMBER 31, 1996

  The following is a reconciliation of the carrying amount and related accumulated depreciation of ATLANTIC's investment in real estate, at cost (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                   CARRYING AMOUNT                   1996       1995      1994
                   ---------------                ----------  --------  --------
      Beginning balances........................  $  888,928  $631,260  $ 31,005
      Acquisitions and renovation expenditures..     179,752   187,267   571,288
      Development expenditures, including land
       acquisitions.............................     179,783   101,335    28,967
      Recurring capital expenditures............       2,783       --        --
      Provision for possible loss...............      (2,500)      --        --
      Dispositions..............................     (59,988)  (30,934)      --
      Sale of Homestead Assets..................     (31,523)      --        --
                                                  ----------  --------  --------
      Ending balances...........................  $1,157,235  $888,928  $631,260
                                                  ==========  ========  ========
                                                    YEAR ENDED DECEMBER 31,
                                                  ------------------------------
               ACCUMULATED DEPRECIATION              1996       1995      1994
               ------------------------           ----------  --------  --------
      Beginning balances........................  $   23,561  $  8,798  $     28
      Depreciation for the period...............      20,824    15,925     8,770
      Accumulated depreciation of real estate
       disposed of..............................      (3,219)   (1,162)      --
                                                  ----------  --------  --------
      Ending balances...........................  $   41,166  $ 23,561  $  8,798
                                                  ==========  ========  ========

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                   PRO FORMA CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  The accompanying pro forma condensed financial statements for ATLANTIC reflect the Merger pursuant to which ATLANTIC will acquire its REIT Manager and Property Manager currently owned by Security Capital, in exchange for ATLANTIC Common Shares. Due to Security Capital's majority ownership of ATLANTIC, as well as the REIT Manager and Property Manager, the Merger will be accounted for as a combination of entities under common control in a manner similar to pooling. The Merger, if approved by a majority of ATLANTIC's shareholders, will result in ATLANTIC becoming an internally managed REIT. The Merger does not meet the significance tests of the Securities and Exchange Commission that require pro forma financial statements and financial statements of the acquired companies. However, pro forma condensed financial statements have been included because management believes that presenting the pro forma effects of the Merger will help shareholders evaluate and understand the Merger.

  The pro forma condensed financial statements have been prepared based on certain pro forma adjustments to the historical financial statements of ATLANTIC.

  The accompanying pro forma condensed balance sheet as of December 31, 1996 has been prepared as if the Merger had been completed as of the balance sheet date and also reflects the sale of $86.0 million of Common Shares on April 10, 1997 (4,000,000 Common Shares at $21.50 per Common Share), net of estimated costs of issuance of $5.5 million, as if the Common Shares had been sold as of December 31, 1996. For pro forma purposes, the proceeds from the sale of Common Shares have been assumed to be used to repay borrowings on ATLANTIC's $350 million line of credit.

  The accompanying pro forma condensed statement of earnings for the year ended December 31, 1996 has been prepared as if the Merger had occurred on January 1, 1996 and also reflects: (i) the sale of ATLANTIC's Homestead Village(R) properties to Homestead and subsequent distribution of the Homestead common stock and warrants to ATLANTIC's shareholders as if the transaction had been consummated on January 1, 1996; (ii) the acquisition and disposition by ATLANTIC of all communities acquired or disposed of from December 31, 1995 through February 28, 1997 as if these communities had been acquired or disposed of as of January 1, 1996; (iii) the assumption of mortgage debt associated with the acquisition of the communities acquired from December 31, 1995 through February 28, 1997 as if this mortgage debt had been assumed as of January 1, 1996; (iv) the sale of Common Shares through private placement subsequent to December 31, 1995, necessary to fund pro forma acquisitions as if the Common Shares had been sold as of January 1, 1996; (v) the sale of Common Shares in ATLANTIC's initial public offering in October 1996, net of costs of issuance, necessary to fund pro forma acquisitions as if the Common Shares had been sold as of January 1, 1996; and (vi) the sale of $86.0 million of Common Shares on April 10, 1997 (4,000,000 Common Shares at $21.50 per Common Share), net of estimated costs of issuance of $5.5 million as if the Common Shares had been sold as of January 1, 1996. For pro forma purposes, the proceeds from the sale of Common Shares on April 10, 1997 have been assumed to be used to repay pro forma borrowings on ATLANTIC's line of credit.

  The accompanying pro forma condensed statement of earnings for the year ended December 31, 1996 does not give effect to the fully stabilized results of operations related to ATLANTIC communities under construction or in planning and owned at December 31, 1996 with a total budgeted completion cost of $343.9 million or 1996 development completions with a total budgeted cost of $56.4 million. Management believes there will be sufficient depth of management and personnel such that additional assets can be acquired, developed and managed without a significant increase in personnel or other costs. As a result, management of ATLANTIC believes that the accretion in net earnings and funds from operations from the Merger reflected in the pro forma condensed statement of earnings is not indicative of the full accretion that is expected to occur under an internally managed structure.

  The pro forma condensed financial statements do not reflect the funding of ATLANTIC's obligation of approximately $111.1 million under a funding commitment agreement with Homestead or receipt of the related convertible mortgage notes of approximately $98.0 million, as this funding is related to future development costs of the properties sold to Homestead.

  The pro forma condensed financial statements do not purport to be indicative the financial position or results of operations which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The pro forma condensed financial statements should be read in conjunction with the historical financial statements of ATLANTIC included elsewhere herein. In management's opinion all material adjustments necessary to reflect the effects of these transactions have been made.

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                       PRO FORMA CONDENSED BALANCE SHEET

                               DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                              COMMON
                                 ATLANTIC      SHARE      THE
                                HISTORICAL  ISSUANCE(A) MERGER      PRO FORMA
                                ----------  ----------- -------     ----------
            ASSETS
Real estate.................... $1,157,235   $    --    $   --      $1,157,235
 Less accumulated
  depreciation.................     41,166        --        --          41,166
                                ----------   --------   -------     ----------
 Net real estate investments...  1,116,069        --        --       1,116,069
Cash and cash equivalents--
 unrestricted..................      4,339        --        220 (b)      4,559
Cash and cash equivalents--
 restricted....................      1,672        --        --           1,672
Goodwill.......................        --         --     28,220 (c)     28,220
Due from Security Capital......        --         --      1,093 (d)      1,093
Other fixed assets.............        --         --      1,031 (c)      1,031
Accounts receivable and other
 assets........................     12,985        --        230 (b)     13,215
                                ----------   --------   -------     ----------
   Total assets................ $1,135,065   $    --    $30,794     $1,165,859
                                ==========   ========   =======     ==========
 LIABILITIES AND SHAREHOLDERS'
            EQUITY
Liabilities:
 Line of credit................ $  228,000   $(80,480)  $   --      $  147,520
 Mortgages payable.............    155,790        --        --         155,790
 Accounts payable..............     20,076        --      1,543 (b)     21,619
 Distributions payable.........     14,778        --        --          14,778
 Accrued expenses and other
  liabilities..................     17,779        --        --          17,779
                                ----------   --------   -------     ----------
   Total liabilities........... $  436,423   $(80,480)  $ 1,543     $  357,486
                                ----------   --------   -------     ----------
Shareholders' Equity:
 Common Shares (37,891,580
  historical and 44,239,967
  pro forma)...................        379         40        23 (e)        442
 Additional paid-in capital....    747,640     80,440    35,689 (f)    863,769
 Distributions in excess of
  net earnings.................    (49,377)       --     (6,461)(c)    (55,838)
                                ----------   --------   -------     ----------
   Total shareholders' equity..    698,642     80,480    29,251        808,373
                                ----------   --------   -------     ----------
   Total liabilities and
    shareholders' equity....... $1,135,065   $    --    $30,794     $1,165,859
                                ==========   ========   =======     ==========


      See accompanying notes to pro forma condensed financial statements.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

                   PRO FORMA CONDENSED STATEMENT OF EARNINGS

                         YEAR ENDED DECEMBER 31, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              ACQUISITIONS
                           ATLANTIC    HOMESTEAD             DISPOSITIONS &             THE
                          HISTORICAL TRANSACTION(G) SUBTOTAL SHARE ISSUANCE  SUBTOTAL MERGER      PRO FORMA
                          ---------- -------------- -------- --------------  -------- -------     ---------
Revenues:
 Rental income..........   $137,729     $  (424)    $137,305    $11,056 (h)  $148,361 $   --      $148,361
 Interest income........        427         (21)         406        --            406     --           406
                           --------     -------     --------    -------      -------- -------     --------
                            138,156        (445)     137,711     11,056       148,767     --       148,767
                           --------     -------     --------    -------      -------- -------     --------
Expenses:
 Rental expenses........     49,101        (173)      48,928      4,279 (h)    53,207   5,662 (i)   58,869
 Property management
 fees:
 Paid to affiliate......      4,208         --         4,208        404 (h)     4,612  (4,612)(j)      --
 Paid to third parties..        971         --           971        --            971     --           971
 Depreciation...........     20,824         (43)      20,781      1,753 (k)    22,534     213 (l)   22,747
 Interest:
 Mortgage interest......      9,484         --         9,484        785 (m)    10,269     --        10,269
 Interest on general
 debt...................      6,697       2,739        9,436     (5,168)(n)     4,268     --         4,268
 REIT management fee
 paid to affiliate......     10,445        (475)       9,970      1,682 (o)    11,652 (11,652)(j)      --
 General and
 administrative.........        673         (32)         641        --            641   5,282 (p)    5,923
 Provision for possible
 loss on investments....      2,500         --         2,500        --          2,500     --         2,500
 Amortization of
 goodwill...............        --          --           --         --            --    1,568 (q)    1,568
 Other..................        255         (23)         232        --            232     --           232
                           --------     -------     --------    -------      -------- -------     --------
                            105,158       1,993      107,151      3,735       110,886  (3,539)     107,347
                           --------     -------     --------    -------      -------- -------     --------
Net earnings from
operations excluding
gains on dispositions
and extraordinary item..   $ 32,998     $(2,438)    $ 30,560    $ 7,321      $ 37,881 $ 3,539 (r) $ 41,420
                           ========     =======     ========    =======      ======== =======     ========
Weighted average Common
Shares outstanding......     32,028         --        32,028      5,869 (s)    37,897   2,349 (t)   40,246
                           ========     =======     ========    =======      ======== =======     ========
Net earnings from
operations per Common
Share excluding gains on
dispositions and
extraordinary item......   $   1.03     $ (0.08)    $   0.95    $  0.05      $   1.00 $  0.03     $   1.03
                           ========     =======     ========    =======      ======== =======     ========
Reconciliation of net
earnings from operations
excluding gains on
dispositions and
extraordinary item to
funds from operations:
 Net earnings from
 operations excluding
 gains on dispositions
 and extraordinary item.   $ 32,998     $(2,438)    $ 30,560    $ 7,321      $ 37,881 $ 3,539     $ 41,420
 Add (Deduct):
 Depreciation and
 amortization of
 goodwill...............     20,824         (43)      20,781      1,753        22,534   1,568       24,102
 Provision for possible
 loss on investments....      2,500         --         2,500        --          2,500     --         2,500
                           --------     -------     --------    -------      -------- -------     --------
 Funds from operations
 (u)....................   $ 56,322     $(2,481)    $ 53,841    $ 9,074      $ 62,915 $ 5,107     $ 68,022
                           ========     =======     ========    =======      ======== =======     ========
Weighted average Common
Shares outstanding......     32,028         --        32,028      5,869        37,897   2,349       40,246
                           ========     =======     ========    =======      ======== =======     ========

      See accompanying notes to pro forma condensed financial statements.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
                                  (UNAUDITED)

  (a) Reflects the sale of 4,000,000 Common Shares at a price of $21.50 per Common Share which occurred on April 10, 1997. The total proceeds of $86.0 million, net of estimated costs of issuance of $5.5 million, results in $80.5 million of cash available which, for pro forma purposes, have been assumed to be used to repay borrowings on ATLANTIC's $350 million line of credit.

  (b) Reflects the historical operating assets and liabilities of the REIT Manager and Property Manager for which Security Capital will reimburse ATLANTIC as more fully discussed in (d).

  (c) Reflects the historical cost of the assets and retained earnings deficit being acquired from the REIT Manager and the Property Manager as of December 31, 1996. Assets and liabilities, consisting primarily of intercompany and related accounts, which are not being acquired in the Merger have not been reflected as they will have no impact on the financial position of ATLANTIC.

  (d) In accordance with the terms of the Merger Agreement, reflects the amount due to ATLANTIC from Security Capital as reimbursement for the net historical operating liabilities (as discussed in note (b)) acquired from the REIT Manager and the Property Manager as of December 31, 1996.

  (e) Reflects the par value of the Common Shares issued in exchange for the common stock of the REIT Manager and the Property Manager. The 2,349,000 Common Shares were calculated using the purchase price of $54.6 million and an assumed per Common Share price of $23.25. This price represents the midpoint of the pricing range set forth in the Merger Agreement.

  (f) Reflects the historical additional paid-in capital of the REIT Manager and Property Manager as of December 31, 1996 ($25,587,000) adjusted to convert intercompany liabilities to equity ($9,032,000), recognize the balance receivable from Security Capital ($1,093,000) discussed in note (d) and remove the par value of the Common Shares issued in the Merger ($23,000) as discussed in note (e).

  (g) Reflects the sale of ATLANTIC's Homestead Village(R) properties to Homestead as if the transaction had taken place on January 1, 1996 as follows:
(i) the elimination of the historical results of operations of ATLANTIC's Homestead Village(R) properties from January 1, 1996 to the date of sale (October 17, 1996), (ii) the recognition of additional interest expense and a corresponding reduction in the REIT management fee resulting from the additional borrowings that would have been necessary in 1996 to complete the Homestead transaction and (iii) the recognition of the historical interest expense that was capitalized on the properties sold to Homestead and the corresponding reduction in the REIT management fee.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

        NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

  (h) All of ATLANTIC's acquisitions subsequent to December 31, 1995 were acquired from unaffiliated third parties. These acquisitions are described below:

                                                                                             OCCUPANCY
                          ACQUISITION                      ACQUISITION                      AT DATE OF
       COMMUNITY             DATE          LOCATION      COST (IN 000'S) UNITS PRODUCT TYPE ACQUISITION
       ---------          -----------      --------      --------------- ----- ------------ -----------
Cameron at Hickory Grove
 (formerly Esprit)......   4/10/96    Charlotte, NC          $ 8,000      202    Moderate      93.6%
Cameron Court (formerly
 Paces Court)...........   4/22/96    Greenville, SC          11,007      234    Middle        91.0
Park Place at Turtle Run
 (formerly Park Place)..   4/22/96    Ft. Lauderdale, FL      14,355      350    Moderate      91.7
The Pointe at Bayberry
 Lake...................   5/29/96    Ft. Lauderdale, FL      16,650      308    Moderate      90.9
Cameron Pointe..........   5/30/96    Atlanta, GA             14,450      214    Middle        96.3
Country Oaks............   9/5/96     Memphis, TN              8,250      200    Moderate      98.0
West Springfield
 Terrace................   9/30/96    Washington, DC          16,100      244    Moderate      94.7
Cameron Ridge (formerly
 Lincoln Ridge).........   10/17/96   Raleigh, NC             10,000      228    Middle        99.6
Cameron Century Center
 (formerly Arbors of
 Century Center)........   10/18/96   Memphis, TN             15,800      420    Moderate      90.7
Balmoral Village........   10/22/96   Atlanta, GA             19,125      312    Middle        95.5
Cameron Lake (formerly
 Summer Lake)...........   11/12/96   Raleigh, NC              9,225      196    Moderate      84.1
Emerald Forest..........   12/19/96   Raleigh, NC             14,625      320    Moderate      85.6
Cameron Bayshore (for-
 merly Chesapeake)......   12/20/96   Tampa, FL               10,700      328    Moderate      97.0

  This adjustment reflects historical gross income and rental expenses for all communities acquired subsequent to December 31, 1995 for the period from January 1, 1996 to the respective dates of acquisition (results of operations after the date of acquisition are included in ATLANTIC's historical operating results). It also reflects the removal from ATLANTIC's historical balances of gross income and rental expenses for all communities disposed of subsequent to December 31, 1995 for the period from January 1, 1996 to the respective dates of disposition. The historical gross income and rental expenses relating to the period prior to ATLANTIC's acquisition of the communities exclude amounts which would not be comparable to the proposed future operations of the communities such as certain interest income and income taxes.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

        NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

  The following tables summarize the historical income and expense amounts shown on the pro forma statement of earnings (in thousands):

                                                          RENTAL     RENTAL
                                                          INCOME   EXPENSES(1)
                                                          -------  -----------
   FOR THE YEAR ENDED DECEMBER 31, 1996:
     Group C Communities................................  $ 5,805    $ 2,481
     Group D Communities................................    6,180      2,505
     Group E Communities................................   11,645      4,753
     Other communities acquired in 1996.................    3,683      1,534
                                                          -------    -------
       Totals for the year..............................   27,313     11,273
     Less: Post acquisition amounts already included in
          ATLANTIC's historical balances................   (9,690)    (3,616)
     Less: Dispositions.................................   (6,567)    (2,920)
                                                          -------    -------
       Net adjustment to ATLANTIC's historical balances.  $11,056    $ 4,737 (2)
                                                          =======    =======

--------
(1) Includes property management fees and real estate taxes.
(2) Rental expenses are further adjusted by ($54) to reflect the difference for the year ended December 31, 1996 between historical property management fee expense and ATLANTIC's pro forma property management fee expense.

  The following analysis reconciles the audited information for the Group C Communities, the Group D Communities and the Group E Communities to the amounts contained in the pro forma statement of earnings (in thousands):

                                                      RENTAL         RENTAL
                                                      INCOME      EXPENSES (1)
                                                      -------     ------------
   Group C Communities: Audited results of
    operations for the year ended December 31, 1995.  $ 5,876        $3,043
     Adjustment to reflect the results of operations
      of Group C Communities for 1996...............      (71)(2)      (562)(2)
                                                      -------        ------
       Total 1996 Group C...........................  $ 5,805        $2,481
                                                      =======        ======
   Group D Communities: Audited results of
    operations for the year ended December 31, 1995.  $ 6,173        $2,576
     Adjustment to reflect the results of operations
      of Group D Communities for 1996...............        7(2)        (71)(2)
                                                      -------        ------
       Total 1996 Group D...........................  $ 6,180        $2,505
                                                      =======        ======
   Group E Communities: Audited results of
    operations for the year ended December 31, 1995.  $11,347        $4,990
     Adjustment to reflect the results of operations
      of Group E Communities for 1996...............      298(2)      (237)(2)
                                                      -------        ------
       Total 1996 Group E...........................  $11,645        $4,753
                                                      =======        ======

--------
(1) Includes property management fees and real estate taxes.
(2) Represents incremental income and expense adjustments necessary to reconcile the 1995 audited results with the 1996 actual results.

  (i) Reflects the historical operating expenses of the Property Manager ($5,257,000) which were directly related to providing services to ATLANTIC for the year ended December 31, 1996, as adjusted for the estimated increase to historical operating expenses of the Property Manager ($405,000) resulting from the pro forma acquisitions, net of dispositions, discussed in note (h).

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

        NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

  (j) Reflects the elimination of ATLANTIC's expenses related to REIT management fees and property management fees. The corresponding fee revenue recognized by the REIT Manager and the Property Manager have not been reflected as they would be eliminated in consolidation.

  (k) Reflects (i) the removal of depreciation expense recognized on communities disposed of subsequent to December 31, 1995 which is included in ATLANTIC's historical balances ($735,000) and (ii) the addition of depreciation expense from January 1, 1996 through the acquisition date for all communities acquired subsequent to December 31, 1995 ($2,488,000) (depreciation expense after the date of acquisition is included in ATLANTIC's historical operating results). This depreciation adjustment is based on ATLANTIC's purchase cost assuming asset lives of ten to 40 years. Depreciation is computed using a straight-line method.

  (l) Reflects the historical depreciation expense of the REIT Manager and the Property Manager ($193,000) directly related to fixed assets being acquired in the Merger for the year ended December 31, 1996, as adjusted for the estimated increase that would result from the capitalization of acquisition and development-related costs ($20,000) discussed in note (p). These capitalized costs will be depreciated utilizing the same lives and methods currently utilized by ATLANTIC.

  (m) Reflects pro forma interest expense for the year ended December 31, 1996 on the three mortgage notes assumed in connection with acquisitions in 1996. The interest rates on the mortgage notes varies from 7.0% to 8.0%.

  (n) Represents the reduction to interest expense resulting from the pro forma repayments on the line of credit. The interest reduction is calculated using the weighted-average daily interest rate of 7.39% for 1996.

  (o) Reflects the additional REIT management fee that would have been incurred in the year ended December 31, 1996, had the pro forma acquisitions and dispositions and the pro forma repayments on the line of credit all occurred as of January 1, 1996.

  (p) Reflects the historical general and administrative costs of the REIT Manager ($9,383,000) which were associated with providing services to ATLANTIC for the year ended December 1996, reduced for the pro forma adjustment to capitalize qualifying direct and incremental costs relating primarily to the acquisition and development of real estate investments ($4,101,000) that would have been capitalized by ATLANTIC under GAAP, had the Merger occurred on January 1, 1996.

  In connection with the Merger, it is expected that ATLANTIC will enter into a proposed Administrative Services Agreement (ASA) with Security Capital. Under the ASA, Security Capital will provide ATLANTIC with administrative services such as payroll, accounts payable, cash management, risk management, internal audit, tax and legal administration, systems development and systems support. Such services are currently provided by Security Capital to ATLANTIC through the REIT Manager and Property Manager. Based upon a review of the terms of the agreement, it was determined that the costs that would have been incurred under the ASA for 1996 would not differ materially from the actual costs charged to the REIT Manager and Property Manager by Security Capital during 1996 and therefore no pro forma adjustment has been reflected.

  Historical general and administrative costs of the REIT Manager relating to the operations of Homestead Village properties which were contributed to Homestead (as discussed in note (g)), have not been reflected as they would not impact the ongoing operations of ATLANTIC.

  (q) Reflects the historical amortization of goodwill over a 20 year term using a straight-line method. The goodwill recorded on the historical books of the REIT Manager and the Property Manager resulted from a previous merger transaction. Amortization of goodwill will be added back to net earnings in arriving at funds from operations.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED

        NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

  (r) Estimated costs of completing the Merger aggregate $700,000 and will be expensed in arriving at earnings from operations in the period the Merger is consummated. Such expenses are not shown on the pro forma condensed financial statements as they are one time costs that would not impact the results of operations of ATLANTIC on an ongoing basis. No income tax adjustment is reflected in the accompanying pro forma condensed statement of earnings as the operations of the REIT Manager and the Property Manager will be merged into a qualified REIT subsidiary which, under federal income tax laws, would not be subject to income taxes.

  (s) The number of Common Shares used in the calculation of the pro forma per Common Share data was based on the weighted-average number of Common Shares outstanding during the period, adjusted to give effect to Common Shares assumed to have been issued on January 1, 1996 as necessary to complete the pro forma acquisitions and to make the pro forma repayments on the line of credit.

  (t) Reflects the increase in weighted average shares outstanding that would result from the issuance of Common Shares in exchange for the common stock of the REIT Manager and the Property as if the Merger had occurred on January 1, 1996. The number of Common Shares shown is based on the purchase price of $54.6 million at an assumed per Common Share price of $23.25. The price represents the mid point of the pricing range set forth in the Merger Agreement.

  (u) Funds from operations represents ATLANTIC's net earnings computed in accordance with GAAP, excluding gains (or losses) from real estate transactions, provisions for losses, extraordinary items, depreciation and amortization of goodwill. Management believes that an understanding of funds from operations will enhance the reader's comprehension of the impact of the Merger to ATLANTIC. The impact of the Merger on ATLANTIC's funds from operations was a specific consideration of ATLANTIC's Special Committee which was formed for purposes of making a recommendation to ATLANTIC's Board of Directors. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of ATLANTIC's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. Furthermore, the funds from operations measure presented by ATLANTIC may not be comparable to similarly titled measures of other REITs. Cash flows from operating, investing and financing activities on a pro forma basis after giving effect to the Merger and all other pro forma adjustments discussed throughout these pro forma condensed financial statements are as follows for the year ended December 31, 1996:

      Net cash provided by operating activities................. $  67,367,000
      Net cash used by investing activities..................... $(291,477,000)
      Net cash provided by financing activities................. $ 230,526,000

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group C Communities described in Note 1 for the year ended December 31, 1995. This combined Historical Summary is the responsibility of the Group C Communities' management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group C Communities and is not intended to be a complete presentation of the income and expenses of the combined Group C Communities.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group C Communities for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

West Palm Beach, Florida
April 26, 1996

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED
                              GROUP C COMMUNITIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

                          YEAR ENDED DECEMBER 31, 1995

      Gross income:
        Rental...................................................... $5,760,923
        Other.......................................................    114,949
                                                                     ----------
          Total gross income........................................  5,875,872
                                                                     ----------
      Direct operating expenses:
        Utilities and other operating expenses......................  1,279,237
        Real estate taxes...........................................    615,907
        Repairs and maintenance.....................................    783,851
        Management fees.............................................    228,903
        Advertising.................................................     88,289
        Insurance...................................................     47,163
                                                                     ----------
          Total direct operating expenses...........................  3,043,350
                                                                     ----------
      Excess of gross income over direct operating expenses......... $2,832,522
                                                                     ==========


                            See accompanying notes.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED
                              GROUP C COMMUNITIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

                               DECEMBER 31, 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the "Historical Summary") for the year ended December 31, 1995, relates to the operations of the following Group C Communities which were acquired from unaffiliated parties by Security Capital Atlantic Incorporated ("ATLANTIC") between January 1, 1996 and April 29, 1996:

      ACQUISITION DATE COMMUNITY NAME            LOCATION          ACQUISITION COST
      ---------------- --------------   -------------------------- ----------------
                                                                      (IN 000S)
      April 10, 1996   Cameron at       Charlotte, North Carolina      $ 8,000
                       Hickory
                       Grove
                       (formerly
                       Esprit)
      April 22, 1996   Park Place       Ft. Lauderdale, Florida         14,355
                       at Turtle
                       Run
                       (formerly
                       Park
                       Place)
      April 22, 1996   Cameron          Greenville, South Carolina      11,007
                       Court
                       (formerly
                       Paces
                       Court)

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of ATLANTIC. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group C Communities for the year ended December 31, 1995, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not considered comparable to the future operations of the Group C Communities have been excluded.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

  Rental income from leasing activities consist of lease payments earned from tenants under lease agreements with terms of one year or less.

Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

Advertising Expense

  The cost of advertising is expensed as incurred.

Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

  Management fees of $228,903 were paid to affiliates of the prior owners under property management contracts.

4. DEBT ASSUMPTION

  During 1995, the Cameron at Hickory Grove Apartments secured an 8.75%, interest-only mortgage note with a balance of $6,660,000. ATLANTIC assumed this mortgage note on April 10, 1996 in connection with the acquisition of the community. Substantial modifications in the terms of the note were made prior to the assumption by ATLANTIC. Therefore, on a continuing basis, the interest expense incurred will differ from the amounts incurred prior to ATLANTIC's assumption of the debt. Accordingly, no interest expense is recognized in the accompanying combined Historical Summary.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group D Communities described in Note 1 for the year ended December 31, 1995. This combined Historical Summary is the responsibility of the Group D Communities' management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group D Communities and is not intended to be a complete presentation of the income and expenses of the combined Group D Communities.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group D Communities for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

West Palm Beach, Florida
August 13, 1996

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED
                              GROUP D COMMUNITIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

  YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM JANUARY 1, 1996 THROUGH THE
                EARLIER OF JUNE 30, 1996 OR DATE OF ACQUISITION

                                                             1995       1996
                                                          ---------- -----------
                                                                     (UNAUDITED)
Gross income:
  Rental................................................. $5,927,498 $2,530,039
  Other..................................................    245,113     95,154
                                                          ---------- ----------
    Total gross income...................................  6,172,611  2,625,193
                                                          ---------- ----------
Direct operating expenses:
  Utilities and other operating expenses.................  1,252,442    595,707
  Real estate taxes......................................    557,446    278,615
  Repairs and maintenance................................    336,297     78,735
  Management fees........................................    266,917    106,175
  Advertising............................................     65,935     35,320
  Insurance..............................................     97,417     58,141
                                                          ---------- ----------
    Total direct operating expenses......................  2,576,454  1,152,693
                                                          ---------- ----------
Excess of gross income over direct operating expenses.... $3,596,157 $1,472,500
                                                          ========== ==========


                            See accompanying notes.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED
                              GROUP D COMMUNITIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

 YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD FROM JANUARY 1, 1996 THROUGH THE
          EARLIER OF JUNE 30, 1996 OR DATE OF ACQUISITION (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the "Historical Summary") for the year ended December 31, 1995 and the period from January 1, 1996 through the earlier of June 30, 1996 or the date Security Capital Atlantic Incorporated (" ATLANTIC") acquired the community (the "Date of Acquisition") relates to the operations of the following Group D Communities which have been or are likely to be acquired from unaffiliated parties by ATLANTIC between May 29, 1996 and September 30, 1996:

   ACQUISITION                                                                    ACQUISITION
       DATE                   COMMUNITY NAME                     LOCATION            COST
   -----------                --------------                     --------         -----------
                                                                                  (IN 000'S)
   May 29, 1996  The Pointe at Bayberry Lake              Ft. Lauderdale, Florida $   16,650
   May 30, 1996  Cameron Pointe (formerly Calibre Pointe) Atlanta, Georgia            14,450
      -- (1)     Country Oaks                             Memphis, Tennessee             -- (1)

--------
(1) Community is under contract

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of ATLANTIC. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group D Communities for the year ended December 31, 1995 and the period from January 1, 1996 through the earlier of June 30, 1996 or the Date of Acquisition, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not considered comparable to the future operations of the Group D Communities have been excluded.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rental income from leasing activities consist of lease payments earned from tenants under lease agreements with terms of one year or less.

 Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

 Advertising Expense

  The cost of advertising is expensed as incurred.

 Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED
                              GROUP D COMMUNITIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
               INCOME AND DIRECT OPERATING EXPENSES--(CONCLUDED)

 Unaudited Interim Historical Summary

  The combined Historical Summary for the period from January 1, 1996 through the earlier of June 30, 1996 or the Date of Acquisition is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such combined Historical Summary have been included. The results of operations for the period are not necessarily indicative of the Group D Communities' future results of operations.

3. RELATED PARTY TRANSACTIONS

  Management fees of $266,917 and $106,175 were paid to affiliates of the prior owners under property management contracts in 1995 and 1996, respectively.

4. DEBT ASSUMPTION

  In June 1995, the Country Oaks Apartments secured a mortgage note in the amount of $6,010,000. The note provides for monthly payments of $42,663, including principal and interest at 7.655% through July 2002, at which time all outstanding principal and interest will be due. ATLANTIC will assume this note in connection with the acquisition of the community.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Security Capital Atlantic Incorporated

  We have audited the accompanying combined Historical Summary of Gross Income and Direct Operating Expenses (the Historical Summary) of the Group E Communities described in Note 1 for the year ended December 31, 1995. This combined Historical Summary is the responsibility of the Group E Communities' management. Our responsibility is to express an opinion on this combined Historical Summary based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined Historical Summary. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the combined Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Security Capital Atlantic Incorporated as described in the accompanying
Note 1 of the combined Group E Communities and is not intended to be a complete presentation of the income and expenses of the combined Group E Communities.

  In our opinion, the combined Historical Summary of Gross Income and Direct Operating Expenses referred to above presents fairly, in all material respects, the combined gross income and direct operating expenses as described in Note 1 of the combined Group E Communities for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
January 31, 1997

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED
                              GROUP E COMMUNITIES

                      COMBINED HISTORICAL SUMMARY OF GROSS
                      INCOME AND DIRECT OPERATING EXPENSES

                        YEAR ENDED DECEMBER 31, 1995 AND
        THE PERIOD FROM JANUARY 1, 1996 THROUGH THE DATE OF ACQUISITION
                                 (IN THOUSANDS)

                                                              1995      1996
                                                             ------- -----------
                                                                     (UNAUDITED)
Gross income:
  Rental.................................................... $10,774   $9,022
  Other.....................................................     573      554
                                                             -------   ------
    Total gross income......................................  11,347    9,576
                                                             -------   ------
Direct operating expenses:
  Utilities and other operating expenses....................   1,674    1,351
  Real estate taxes.........................................     956      848
  Repairs and maintenance...................................   1,470    1,198
  Management fees...........................................     468      378
  Interest on certain obligations assumed...................     437      341
  Advertising...............................................     207      148
  Insurance.................................................     215      176
                                                             -------   ------
    Total direct operating expenses.........................   5,427    4,440
                                                             -------   ------
Excess of gross income over direct operating expenses....... $ 5,920   $5,136
                                                             =======   ======



                            See accompanying notes.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED
                              GROUP E COMMUNITIES
                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
                     INCOME AND DIRECT OPERATING EXPENSES

                       YEAR ENDED DECEMBER 31, 1995 AND
  THE PERIOD FROM JANUARY 1, 1996 THROUGH THE DATE OF ACQUISITION (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

  The combined Historical Summary of Gross Income and Direct Operating Expenses (the "Historical Summary") for the year ended December 31, 1995 and the period from January 1, 1996 through the date Security Capital Atlantic Incorporated ("ATLANTIC") acquired the community (the "Date of Acquisition"), relates to the operations of the following Group E Communities which were acquired from unaffiliated parties by ATLANTIC between September 30, 1996 and December 20, 1996:

                                                                    ACQUISITION
                                                                       PRICE
        DATE               COMMUNITY NAME              LOCATION     (IN 000'S)
        ----               --------------              --------     -----------
 September 30, 1996 West Springfield Terrace       Washington, D.C.   $16,100
 October 17, 1996   Cameron Ridge (formerly Lin-   Raleigh, NC         10,000
                    coln Ridge)
 October 18, 1996   Cameron Century Center         Memphis, TN         15,800
                    (formerly Arbors at Century
                    Center)
 October 22, 1996   Balmoral Village               Atlanta, GA         19,125
 December 20, 1996  Cameron Bayshore               Tampa, FL           10,700
                    (formerly Chesapeake)

  The accompanying combined Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement of Form S-11 of ATLANTIC. The combined Historical Summary is not intended to be a complete presentation of combined income and expenses of the Group E Communities for the year ended December 31, 1995 and the period from January 1, 1996 through the Date of Acquisition, as certain costs such as depreciation, amortization, certain mortgage interest, professional fees and other costs not considered comparable to the future operations of the Group E Communities have been excluded.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Rental income from leasing activities consists of lease payments earned from tenants under lease agreements with terms of one year or less.

 Capitalization Policy

  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

 Advertising Expense

  The cost of advertising is expensed as incurred.

                           SECURITY CAPITAL ATLANTIC
                                 INCORPORATED
                              GROUP E COMMUNITIES

                 NOTES TO COMBINED HISTORICAL SUMMARY OF GROSS
               INCOME AND DIRECT OPERATING EXPENSES--(CONTINUED)

 Use of Estimates

  The preparation of the combined Historical Summary in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined Historical Summary and accompanying notes. Actual results could differ from those estimates.

 Unaudited Interim Historical Summary

  The combined Historical Summary for the period from January 1, 1996 through the Date of Acquisition is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such combined Historical Summary have been included. The results of operations for the period are not necessarily indicative of the Group E Communities' future results of operations.

3. RELATED PARTY TRANSACTIONS

  Management fees of $73,000 and $73,000 in 1995 and 1996, respectively, and allocated accounting costs of $53,000 and $49,000 in 1995 and 1996, respectively, were paid to affiliates of the prior owners under property management contracts.

4. DEBT ASSUMPTION

  ATLANTIC assumed outstanding debt in connection with the acquisition of the Lincoln Ridge Apartments. A 7% mortgage note with an outstanding balance of $5,920,186 at October 17, 1996 (the date of acquisition) was assumed by ATLANTIC. The note, which is collateralized by the community, matures on September 10, 2013, subject to the lender's call options in 1998, 2003 or 2008. The mortgage note requires monthly principal and interest payments of $50,660 until September 1998, at which time the interest rate will be based on the prime rate or, at ATLANTIC's option, may be fixed at a rate based on the current Treasury rate. Beginning in September, 1998, the note requires monthly payments of interest and monthly principal payments beginning at $15,206, increasing by approximately 9% annually.

  The mortgage note had an outstanding balance of $6,071,000 at December 31, 1995. ATLANTIC's assumption of this mortgage note did not provide for any modification to the original terms of the note through September 1998; therefore, interest expense incurred prior to ATLANTIC's assumption is representative of future interest expense. Accordingly, interest expense of $437,000 and $341,000 for 1995 and 1996, respectively, is recognized in the combined Historical Summary.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS                   Subject to Completion
                               Dated May 1, 1997

                                      LOGO

Warrants to Purchase
$250,000,000 of Class B Common Stock
(par value $.01 per share)

This Prospectus of Security Capital Group Incorporated ("Security Capital" or the "Company") is being used in connection with the issuance (the "Warrant Issuance") by Security Capital of an aggregate of $250 million of warrants (the "Warrants"), each to purchase shares of Class B Common Stock, $0.01 par value per share, of Security Capital (the "Class B Shares"), to holders (the "Securityholders") of (i) shares of common stock, $0.01 par value per share ("ATLANTIC Common Shares"), of Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), (ii) common shares of beneficial interest, $1.00 par value per share ("PTR Common Shares"), of Security Capital Pacific Trust, a Maryland real estate investment trust ("PTR"), and Cumulative Convertible Series A Preferred Shares of Beneficial Interest, $1.00 par value per share (the "PTR Preferred Shares"), of PTR, and (iii) common shares of beneficial interest, $0.01 par value per share ("SCI Common Shares"), of Security Capital Industrial Trust, a Maryland real estate investment trust ("SCI"), Cumulative Convertible Series B Preferred Shares of Beneficial Interest, $0.01 par value per share (the "SCI Preferred Shares"), of SCI and limited partnership interests ("Units") in four partnerships in which SCI is the general partner, which Units are exchangeable for SCI Common Shares, in each case, other than Security Capital.

The Warrant Issuance is being made by Security Capital as part of the Transaction (as defined) pursuant to which, among other things, each of ATLANTIC, PTR and SCI would become internally managed real estate investment trusts ("REITs"). The actual number of Warrants that will be issued to any particular Securityholder will depend on both the price at which the Class B Shares are trading, and on the number of ATLANTIC Common Shares, PTR Common Shares, SCI Common Shares, PTR Preferred Shares, SCI Preferred Shares and Units (collectively, the "REIT Securities") outstanding on the record date determined by the Board of Directors of Security Capital (the "Warrant Issuance Record Date"). The exercise price of the Warrants will be based on the closing price of the Class B Shares on the day prior to the date the Warrants are issued (the "Warrant Issuance Date"), and the Warrants will have a term of one year.

Application will be made for listing of the Class B Shares and the Warrants on
the New York Stock Exchange ("NYSE") under the symbols "     ", and "     ",
respectively, although no assurance can be given that such application will be granted. See "Risk Factors--No Prior Market for Class B Shares or Warrants."

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1997

No person is authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Warrants or the Class B Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    3
Risk Factors........................    7
Use of Proceeds.....................   13
Dividend Policy.....................   13
Business............................   14
Management..........................   29
Selected Financial Information......   41
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   42
Relationships with Operating
 Companies..........................   51
Certain Relationships and
 Transactions.......................   61
Principal Shareholders..............   63

                                      Page
Description of Capital Stock........   66
Certain Provisions of Maryland Law
 and of Security Capital's Charter
 and Bylaws.........................   72
Shares Available for Future Sale....   74
Certain Federal Income Tax
 Consequences.......................   75
Certain United States Federal Tax
 Considerations for Non-U.S. Holders
 of Class B Shares..................   76
ERISA Matters.......................   79
Experts.............................   80
Legal Matters.......................   80
Available Information...............   80
Index to Financial Statements.......  F-1

Security Capital intends to furnish its shareholders with annual reports containing audited consolidated financial statements certified by an independent public accounting firm and with quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Concurrently with the Warrant Issuance, Security Capital is conducting an initial public offering of $250 million in aggregate amount of its Class B shares (the "Offering"). There can be no assurance that the Offering will occur. Unless otherwise indicated, the information contained in this Prospectus assumes approval by the shareholders of ATLANTIC, PTR and SCI (each as defined below) of the proposed merger transactions described below (see "Business--The Proposed Mergers"), but does not give effect to the Offering.

                      SECURITY CAPITAL GROUP INCORPORATED

Security Capital is a real estate research, investment and management company. Management has assembled a superior team of operating and investment professionals to implement the firm's strategy. Prior to the Warrant Issuance and the Offering, Security Capital was owned primarily by directors, officers, employees and 65 major domestic and foreign institutional investors.

Security Capital's strategy is to create the optimal organization to lead and profit from global real estate securitization. Security Capital will implement this strategy by:

  . Providing leadership in real estate research conducted on a global basis.
    Security Capital's proprietary research, which is available to Security Capital's affiliates, provides a strong foundation for its capital deployment strategy.

  . Continuing to invest its capital in fully integrated, value-added operating companies that have strong prospects for sustained growth. Security Capital plans to utilize the results of its research to identify opportunities in which it can invest its capital in the start-up of highly focused, private operating companies with the objective of becoming publicly traded and having the prospect of dominating their respective niches. In addition, Security Capital will continue to make investments in public companies in which it can provide strategic and operating guidance and capital and thereby enable the companies to pursue an attractive growth strategy.

  .Creating a global real estate securities management business.

Since its commencement of operations in 1991, Security Capital has continually committed research and development capital to generate new start-up, fully integrated real estate operating companies and new business services. Based on such research and development activities, Security Capital has established a range of real estate research, service and management businesses and made a series of investments in Security Capital Pacific Trust ("PTR"), Security Capital Industrial Trust ("SCI"), Security Capital Atlantic Incorporated ("ATLANTIC"), Security Capital U.S. Realty ("Security Capital USREALTY") and Homestead Village Incorporated ("Homestead"), each of which is now publicly traded. Through March 31, 1997, Security Capital has invested an aggregate of approximately $2.0 billion in the common shares of PTR, SCI, ATLANTIC, Security Capital USREALTY and Homestead and warrants of Homestead. Those securities had an aggregate market value of approximately $2.9 billion (based on the closing price of those securities on the principal exchange on which such securities are listed on March 31, 1997). As of April 25, 1997, Security Capital owned approximately 36% of PTR, 44% of SCI, 51% of ATLANTIC, 37% of Security Capital USREALTY and 62% of Homestead and, pursuant to a series of investor agreements, advisory agreements, board representation or other control rights, has significant influence over the operations of each of these entities. As of March 31, 1997, these five publicly traded real estate companies had a collective equity market capitalization (assuming full conversion or exercise of convertible securities, options and warrants) of approximately $7.8 billion. Security Capital USREALTY has made strategic investments in three publicly traded companies, CarrAmerica Realty Corporation ("CarrAmerica"), Storage USA, Inc. ("Storage USA") and Regency Realty Corporation ("REGENCY"), and one private company, Pacific Retail Trust ("PACIFIC RETAIL"), which had a collective equity market capitalization of approximately $3.8 billion as of March 31, 1997 (assuming contractual equity commitments by investors have been funded, and full conversion or exercise of convertible securities, options and warrants). For further information on the Company's relationship to these publicly traded companies, see "Business--Operating Strategy," "--Operating Companies Market Price Information and Financial Performance" and "Relationships with Operating Companies."

Security Capital has several new business initiatives which are in varying stages of research and development. Security Capital USREALTY also has several new business initiatives expected to be operational by the end of 1997. See "Business--Future Strategy." Security Capital believes that an important component of its future growth will come from new business initiatives and the implementation of new business strategies, although there can be no assurance that current new business initiatives will be continued or prove successful.

Security Capital's and its affiliates' principal business activities are carried out in offices located in Atlanta, Brussels, Chicago, Denver, El Paso, London, Luxembourg, New York and Santa Fe.

                        THE PROPOSED MERGER TRANSACTIONS

Security Capital, through its affiliates, currently provides real estate investment trust ("REIT") management and property management services to each of ATLANTIC, PTR and SCI. In December 1996, management of Security Capital proposed to its Board that Security Capital exchange its REIT management companies and property management companies for common shares of ATLANTIC, PTR and SCI, respectively. In January 1997, based upon the direction of the Board, Security Capital proposed to the Board of Directors of ATLANTIC, and the Board of Trustees of each of PTR and SCI, that each of ATLANTIC, PTR and SCI become internally managed. On March 24, 1997, Security Capital and each of ATLANTIC, PTR and SCI entered into Merger and Issuance Agreements (collectively, the "Merger Agreements"), pursuant to which Security Capital will cause its affiliates providing REIT management and property management services to each of ATLANTIC, PTR and SCI to be merged into newly formed subsidiaries of such respective entities (the "Mergers") with the result that all personnel employed in the REIT management and property management businesses would become officers and employees of ATLANTIC, PTR and SCI, respectively. In exchange for the transfer of those businesses, Security Capital will receive $54,608,549 of ATLANTIC's shares of common stock, $75,838,457 of PTR's common shares of beneficial interest and $81,870,626 of SCI's common shares of beneficial interest. The number of shares of each entity issuable to Security Capital will depend on the value of such shares on the record date for determining shareholders entitled to vote at the meetings of shareholders to be held to consider the respective Mergers, subject to a maximum and minimum number of shares being issued by each of ATLANTIC, PTR and SCI. Each Merger is subject to approval of the shareholders of each of ATLANTIC, PTR and SCI, respectively, and to various customary closing conditions.

                              THE RIGHTS OFFERINGS

In order to allow the common shareholders of ATLANTIC, PTR and SCI, respectively, to maintain their relative percentage ownership interests in each of their companies, concurrently with proxy solicitations seeking approval of the Mergers, each of ATLANTIC, PTR and SCI will conduct a rights offering entitling its common shareholders (other than Security Capital) to purchase additional common shares. The rights offering price for each company is expected to be the same price at which common shares in each of ATLANTIC, PTR and SCI will be issued to Security Capital pursuant to the respective Merger Agreements.

                              THE WARRANT ISSUANCE

As part of the transactions contemplated by the Merger Agreements, and to permit the shareholders of ATLANTIC, PTR and SCI to benefit from the Mergers on the same terms as Security Capital equity holders, Security Capital will issue Warrants to purchase an aggregate of $250 million of Class B Shares to the common equity holders (and holders of certain securities convertible into common shares) of each of ATLANTIC, PTR and SCI (other than Security Capital) after the closing of the Mergers (the "Warrant Issuance"). The exercise price of the Warrants will be based on the market price of the Class B Shares on a date to be established following completion of the Offering, and the Warrants will have a term of one year. In the event that there is no market price for the Class B Shares, the exercise price of the Warrants will be the fair market value of the Class B Shares as determined in good faith by the Board. See "Risk Factors--No Prior Market for Class B Shares or Warrants."

                                  THE OFFERING

Security Capital filed a registration statement with the Securities and Exchange Commission on April 29, 1997, relating to the offering of $250 million in aggregate amount of Class B Shares ($287.5 million if the underwriters' overallotment option is exercised in full). It is currently expected that the Offering will occur in the third quarter of 1997, although there can be no assurance that the Offering will occur.

                                  RISK FACTORS

An investment in the Class B Shares involves certain risks including the following: (i) recent underlying favorable conditions in the real estate industry may not continue and Security Capital may not continue to grow at rates similar to those which it has achieved in the past; (ii) there can be no assurance that Security Capital will be successful in creating new businesses;
(iii) Security Capital is dependent on dividends, capital gains and management and service fees from its operating companies to meet its operating needs and to pay principal and interest on debt; (iv) Security Capital is subject to general real estate investment risks; (v) there are limitations on the shareholders' ability to change control of Security Capital; and (vi) there has been no prior market for the Class B Shares. See "Risk Factors."

                     SUMMARY SELECTED FINANCIAL INFORMATION
The following table sets forth summary selected financial information for Security Capital as of and for the years ended December 31, 1996, 1995, 1994, 1993, 1992 and 1991. The following summary selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's consolidated financial statements and notes thereto included in this Prospectus.

                          -----------------------------------------------------

                                              YEARS ENDED DECEMBER 31,
Dollars in thousands,           1996   1995 (1)        1994        1993       1992       1991
except per share data     ---------- ---------   ---------   ---------  ---------  ---------
SELECTED OPERATING DATA:
Equity in earnings        $  168,473 $  45,685   $   8,812   $   6,032  $   1,722  $     242
Rental revenues              145,907   103,634     146,545      10,916      1,592          -
Services Division
 revenues (2)                 77,512    49,404           -           -          -          -
Total revenues               398,122   200,534     156,855      17,503      3,534        467
Rental expenses               54,050    37,948      23,052       1,428        292          -
General and
 administrative (2)          116,122    79,100      18,755       2,555        679        205
Interest expense:
 Security Capital:
  Convertible
   Debentures/notes (3)       93,912    78,785      29,647       1,228        180          -
  Line of credit               6,256     5,977       6,424       2,196        960         88
 Majority-owned
  subsidiaries (4)            17,056    19,042      17,718         362          -          -
                          ---------- ---------   ---------   ---------  ---------  ---------
 Total interest expense      117,224   103,804      53,789       3,786      1,140         88
Net earnings (loss)
 attributable to Class A
 Shares (5)               $   24,145 $ (51,112)  $  (7,685)  $   5,155  $   1,014  $     141

                          -----------------------------------------------------
                                              YEARS ENDED DECEMBER 31,
                                1996   1995 (1)        1994        1993       1992       1991
                          ---------- ---------   ---------   ---------  ---------  ---------
PER SHARE DATA:
Series A Preferred Stock
 dividends                $    56.25         -           -           -          -          -
Net earnings (loss)
 attributable to
 Class A Shares           $    21.30 $  (57.00)  $  (16.74)  $   39.12  $   21.61  $    3.96
Class A Share
 distributions paid (6)            -         -   $   33.50   $   60.00  $   55.00  $   24.95
Weighted-average Class A
 Shares outstanding        1,133,711   896,681     458,945     131,776     46,913     35,565

                          -----------------------------------------------------
                                                 AS OF DECEMBER 31,
                                1996   1995 (1)        1994        1993       1992       1991
Dollars in thousands      ---------- ---------   ---------   ---------  ---------  ---------
SELECTED BALANCE SHEET
 DATA:
Investments, at equity    $1,438,937 $ 930,043   $ 230,756   $ 161,270  $  68,160  $  24,911
Real estate, net of
 accumulated
 depreciation (1)          1,365,373   865,367   2,005,937     478,630     41,577          -
Total assets               3,071,884 2,005,578   2,300,613     673,019    110,765     25,003
Long-term debt:
 Security Capital (3)        940,197   718,611     514,383      48,970      6,532          -
 Majority-owned
  subsidiaries (4)           257,099   118,524     301,787      47,988          -          -
Minority interests           394,537   159,339     554,752     157,545      4,884          -
Total shareholders'
 equity                   $1,061,302 $ 679,061   $ 359,859   $ 293,821  $  57,847  $  16,314

-------
(1) Prior to 1995, Security Capital consolidated the accounts of SCI and Security Capital Pacific Incorporated ("PACIFIC"). During 1995, Security Capital's ownership of SCI decreased to less than 50% and PACIFIC was merged into PTR. Accordingly, these entities were deconsolidated effective January 1, 1995.
(2) Security Capital resulted from the merger of two affiliated, but not commonly controlled, entities on January 1, 1995 (the "1995 Merger"). See Note 1 to the Company's consolidated financial statements included in this Prospectus for more information concerning the 1995 Merger and the predecessor entity.
(3) During 1994, Security Capital made a $757.50 per share distribution of the Convertible Subordinated Debentures due June 30, 2014 (the "2014 Convertible Debentures") resulting in a total increase of $417.2 million in outstanding 2014 Convertible Debentures.
(4) Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies.
(5) On April 17, 1997, shareholders approved an amended and restated charter which created Class A Shares and Class B Shares. All outstanding common shares as of April 18, 1997 automatically became Class A Shares and all securities convertible into or exchangeable for common shares became convertible into or exchangeable for Class A Shares.
(6) For the years ended December 31, 1994, 1993 and 1992, Security Capital elected to be taxed as a REIT and made cash distributions to its shareholders.

                                  RISK FACTORS

Holders of Warrants and Class B Shares should consider carefully the information set forth below, as well as the other information set forth in this Prospectus, the ATLANTIC Proxy Statement, the PTR Proxy Statement or the SCI Proxy Statement, as applicable. This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its Board of Directors (the "Board") or its officers with respect to (i) future revenues, (ii) future performance of the Company's businesses and
(iii) future business initiatives of the Company. The Company's actual results could differ materially from those anticipated in the forward looking statements as a result of certain factors, including those discussed below and elsewhere in this Prospectus.

PAST GROWTH RATE NOT INDICATIVE OF FUTURE RESULTS

Security Capital was started in 1991 and its early stages of development occurred when it was an optimal time to purchase real estate. Over the five-year period ended December 31, 1996, Security Capital's book value per share (after payment of convertible debt interest and preferred stock dividends) increased at a compounded average growth rate of 10.99% per year. There can be no assurance that underlying favorable conditions in the real estate industry will continue or that, in the future, the stock price of the Class A Shares or Class B Shares will increase, or the book value per share will continue to grow, at rates similar to those which Security Capital has achieved in the past.

CREATION OF NEW BUSINESSES

Since its inception, Security Capital has continually devoted substantial resources to the creation of new businesses. Security Capital currently has several new business initiatives which are in varying stages of research and development and Security Capital USREALTY also has several new business initiatives that are expected to be operational by the end of 1997. These new business initiatives, to the extent they are developed into new businesses, will be subject to all risks generally associated with new business activities. In addition, there can be no assurance that these new business initiatives will be completed, or if completed, prove to be successful or viable. See "Business--Future Strategy."

DEPENDENCE ON KEY PERSONNEL

Security Capital's success depends upon attracting and retaining the services of executive officers, including C. Ronald Blankenship, William D. Sanders and Thomas G. Wattles, who are members of the Operating Committee, as well as several key senior officers, consisting of the following Managing Directors:
Jeffrey A. Cozad; W. Joseph Houlihan; Anthony R. Manno, Jr.; Caroline S. McBride; Daniel F. Miranda; Mary Lou Rogers; and Paul E. Szurek. Security Capital has experienced individuals who manage its operating companies, including R. Scot Sellers and Patrick R. Whelan, Managing Directors of PTR, K. Dane Brooksher and Irving F. Lyons, III, Co-Chairmen of SCI, Constance B. Moore and James C. Potts, Co-Chairmen of ATLANTIC, and Michael D. Cryan and David C. Dressler Jr., Co-Chairmen of Homestead. Security Capital's success will depend, among other things, on its ability to retain each of the foregoing individuals. Security Capital's success also depends upon the ability of Security Capital's operating companies and any new entities it creates to continue to recruit experienced management. There is substantial competition for qualified personnel in the real estate industry. Security Capital believes it has an effective succession plan in place and that several of its officers could serve as Security Capital's senior executive officers and continue Security Capital's performance. Senior executives have significant beneficial ownership in Security Capital which, combined with Security Capital's incentive compensation programs, enhances Security Capital's ability to retain these persons. The loss of any of these key personnel could have an adverse effect on Security Capital.

RELIANCE ON DIVIDENDS AND TRANSFERS FROM OPERATING COMPANIES

Security Capital conducts all of its operations through its operating companies and service businesses. As such, Security Capital is dependent on dividends and fees from such entities to meet its operating expense needs and to pay principal and interest on debt, including borrowings under the revolving line of credit of SC Realty Incorporated ("SC Realty"), a wholly owned subsidiary of Security Capital which holds the Company's shares of PTR, SCI, ATLANTIC, Security Capital USREALTY and Homestead and warrants to purchase shares of

Homestead. This revolving line of credit is secured by such securities and is guaranteed by Security Capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Investing and Financing Activities--Line of Credit." Although many of the Company's operating companies are REITs, others are not and the Company's ability to obtain dividends, fees or other funds from such operating companies depends on the economic performance of such operating companies, the prior claims of creditors or holders of preferred stock of such operating companies and the Company's ability to control or cause such operating companies to make distributions or such other payments.

LACK OF DIVIDENDS

Security Capital is not a REIT and is not required to make distributions to its common shareholders. Security Capital does not intend to pay dividends on Class A Shares or Class B Shares in the foreseeable future.

SUBSTANTIAL LEVERAGE

Security Capital has a substantial amount of leverage and will continue to have a substantial amount of leverage after the Offering. As of December 31, 1996, Security Capital had approximately $1.2 billion of consolidated outstanding long-term indebtedness (of which $257 million represented indebtedness of Security Capital's consolidated operating companies) and $262 million of consolidated outstanding short-term indebtedness (of which $228 million represented indebtedness of Security Capital's consolidated operating companies). Of such long-term indebtedness, approximately $982 million consisted of the 2014 Convertible Debentures and the Convertible Debentures due March 29, 2016 (the "2016 Convertible Debentures" and together with the 2014 Convertible Debentures, the "Convertible Debentures") (including $42 million of accrued interest on the Convertible Debentures), which are convertible at the option of the holders into Class A Shares one year after the date of the Offering or upon redemption of the Convertible Debentures. The current conversion prices for the Convertible Debentures are below the Company's estimate of its net asset value per Class A Share, which is the price at which Class A Shares have been sold in the past. If the Convertible Debentures were converted, the outstanding long-term indebtedness would be reduced to approximately $257 million (all of which would be indebtedness of Security Capital's consolidated operating companies). Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies. In addition, Security Capital's operating companies have a substantial amount of indebtedness and, in certain cases, have issued preferred stock to third parties.

In 1993, Security Capital, through SC Realty, entered into an $85 million revolving line of credit with Wells Fargo Realty Advisers, Incorporated ("Wells Fargo"), as agent for a syndicate of banks. Subsequently, this line of credit was amended and the size of the facility was increased to $250 million and $300 million in 1994 and 1995, respectively. The facility, which is provided by a group of 11 banks, is effective through November 15, 1998 and had an outstanding balance of $22 million as of April 25, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Investing and Financing Activities--Line of Credit."

Based on Security Capital's current level of operations and anticipated growth as a result of pending new business initiatives, Security Capital expects that cash flows from operations (including dividends and fees received from its operating companies), the proceeds of the Offering and the exercise of Warrants and funds currently available under its $300 million revolving line of credit will be sufficient to enable Security Capital to satisfy its anticipated requirements for operating and investing activities for the next twelve months. Security Capital intends to finance its long-term business activities (including investments in new business initiatives) through the proceeds of the Offering, borrowings under an expanded line of credit and the exercise of the Warrants. In addition, the Company anticipates that its operating companies will separately finance their activities through cash flow from operations, sales of equity and debt securities and the incurrence of mortgage debt or line of credit borrowings. The degree to which Security Capital is leveraged and to which it is able to meet its financial obligations could affect its ability to obtain additional financing in the future for refinancing indebtedness, working capital, capital expenditures, acquisitions, investments in new businesses, general corporate purposes or other purposes.

LIMITATIONS ON ACQUISITION OF SHARES AND CHANGE IN CONTROL

Ownership Limit
Security Capital's 9.8% ownership limit, as well as the ability of Security Capital to issue additional Class A Shares, Class B Shares or other classes or series of stock (which may have rights and preferences senior to the

Class B Shares), may have the effect of delaying or preventing a change in control of Security Capital without the consent of the Board even if a change in control were in the shareholders' interests and may also (i) deter tender offers for Class A Shares or Class B Shares, which offers may be advantageous to shareholders and (ii) limit the opportunity for shareholders to receive a premium for their Class A Shares or Class B Shares that might otherwise exist if an investor were attempting to assemble a block of Class A Shares or Class B Shares in excess of 9.8% or otherwise effect a change in control of Security Capital. See "Description of Capital Stock--Restriction on Size of Holdings of Shares."

Shareholder Purchase Rights
On April 21, 1997, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Share outstanding. Each Purchase Right entitles the holder, under certain circumstances, to purchase from Security Capital, in the event the underlying share is a Class A Share, one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Participating Preferred Shares"), at a price of $6,000 per one one-hundredth of a Participating Preferred Share, subject to adjustment. In the event the underlying share is a Class B Share, the Purchase Right entitles the registered holder, under certain circumstances, to purchase from Security Capital one five-thousandth of a Participating Preferred Share of Security Capital at a price of $120 per one five-thousandth of a Participating Preferred Share. Purchase Rights are exercisable when a person or group of persons (other than Security Capital USREALTY and other affiliates of Security Capital) acquires 20% or more of the voting power of the voting equity securities of Security Capital or announces a tender offer for 25% or more of the voting power of the voting equity securities of Security Capital. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Class A Shares or Class B Shares, as the case may be, having a market value of twice the Purchase Right's exercise price. The acquisition of Security Capital pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by the triggering 20% shareholders (other than Security Capital USREALTY or other affiliates of Security Capital) would not be exercisable.

The Purchase Rights may have the effect of delaying or preventing a change in control of Security Capital without the consent of the Board even if a change in control were in the shareholders' interests and may also adversely affect the voting and other rights of shareholders. See "Description of Capital Stock--Purchase Rights."

Classified Board; Preferred Stock; Advance Notice Provisions
The Board has been divided into three classes of directors. The terms of the classes will expire in 1998, 1999 and 2000, respectively. As the term of a class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. See "Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws--Classification of the Board."

Security Capital's amended and restated articles of incorporation (the "Charter") authorizes the Board to reclassify any unissued shares of Security Capital's stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption. See "Description of Capital Stock--General" and "--Preferred Stock."

For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, Security Capital's amended and restated bylaws (the "Bylaws") require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as it appears on Security Capital's books and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

The classified Board, the issuance of preferred stock and the advance notice provisions discussed in the preceding paragraphs each could have the effect of delaying or preventing a change in control of Security Capital even if a change in control were in the shareholders' interests.

POSSIBLE ADVERSE CONSEQUENCE OF LIMITS ON OWNERSHIP OF SHARES

As noted above under "--Limitations on Acquisition of Shares and Change in Control," the Charter restricts ownership of more than 9.8% of the number or value of the outstanding Class A Shares or Class B Shares by any single shareholder except Security Capital USREALTY. The Board, in its sole discretion, may waive this restriction. Shares acquired in breach of the limitation may be redeemed by Security Capital at the average daily closing sales price per Class A Share or Class B Share, as applicable, during the 30-day period ending on the business day prior to the redemption date. A transfer of such Shares to a person who, as a result of the transfer, violates the ownership limit may be void under some circumstances. See "Description of Capital Stock--Restriction on Size of Holdings of Shares" for additional information regarding the ownership limit.

CERTAIN RISKS RELATING TO THE INVESTMENT COMPANY ACT

Security Capital is not registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), in reliance on an exemption set forth in the rules promulgated thereunder. Security Capital is not required to register as an investment company because it is principally engaged in the real estate business through companies that it primarily controls. As of April 25, 1997, Security Capital owned approximately 36% of PTR, 44% of SCI, 51% of ATLANTIC, 37% of Security Capital USREALTY and 62% of Homestead which, together with certain investor agreements, advisory agreements, board representation or other control rights, allows Security Capital to exert significant influence over the operations of each of these entities. Security Capital currently intends to exert similar influence over any other operating company through which it makes future investments. However, to the extent Security Capital does not elect to participate in future equity offerings by its operating companies, its ownership interest in and control over such companies could diminish, and the Company could potentially be required to register as an investment company under the Investment Company Act. Security Capital would be materially adversely affected if it were required to register as an investment company under the Investment Company Act.

CERTAIN TAX RISKS RELATING TO STATUS OF SECURITY CAPITAL USREALTY

Security Capital USREALTY was organized in 1995 principally to own significant strategic positions in leading value-added real estate operating companies based in the United States. The Company has been advised by Security Capital USREALTY that Security Capital USREALTY is not currently, and intends to operate so as not to become, a Passive Foreign Investment Company ("PFIC") or be subject to the accumulated earnings tax for United States income tax purposes. Characterization of Security Capital USREALTY as a PFIC could potentially subject the Company to income tax on its pro rata share of the undistributed income of Security Capital USREALTY. In addition, application of the accumulated earnings tax to Security Capital USREALTY could potentially subject Security Capital USREALTY to a 39.6% tax rate on its "accumulated taxable income" for United States income tax purposes.

GENERAL REAL ESTATE INVESTMENT RISKS

Although Security Capital owns no real estate, its operating companies, and companies in which its affiliates may invest, own real estate. Real property investments are subject to varying degrees of risk. Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of properties or a reduction in rental demand in an area), the quality and philosophy of management, competition from other available properties and the ability of the owner to provide adequate maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning and tax laws, interest rate levels, the availability of financing and potential liability under, and changes in, environmental and other laws. Since a significant portion of Security Capital's operating companies' income is derived from rental income from real property, their respective income and distributable cash flow would be adversely affected if a significant number of tenants were unable to meet their obligations, or if such operating companies were unable to lease properties on economically favorable terms.

Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of Security Capital's operating companies to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity investments (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments.

In addition, the market price of the Warrants and the Class B Shares may be affected by the market prices of shares of Security Capital's real estate operating companies, which in turn may be affected by risks generally associated with investments in real estate, including risks associated with acquisition and disposition of real estate assets, development or redevelopment of properties and, in certain cases, risks generally associated with investments in REITs.

COMPETITION

There are numerous commercial developers, real estate companies and other owners of real estate, including those that operate in the regions in which Security Capital's operating companies' properties are located, that compete with Security Capital's operating companies in seeking land for development, properties for acquisition and disposition and tenants for properties. All of the operating companies' properties are located in developed areas that include other similar properties. The number of competitive properties in a particular area could have a material adverse effect on the operating companies' ability to lease units and on the rents charged. In addition, other forms of properties provide alternatives to tenants of the operating companies' properties (for example, single family residential housing may be an alternative to multifamily housing).

The global real estate securities management business of Security Capital will compete for capital and investment opportunities with a large number of investment management firms as well as certain insurance companies, commercial banks and other financial institutions, some of which may have greater access to capital and other resources and which may offer a wider range of services than Security Capital. Real estate investment management firms can be formed with relatively small amounts of capital and depend most significantly on the continued involvement of their professional staff. The Company believes that competition among real estate investment management firms is affected principally by investment performance, development and implementation of investment strategies, information technologies and databases and client service performance.

NO PRIOR MARKET FOR CLASS B SHARES OR WARRANTS

Prior to the Offering, there has been no public market for the Class B Shares or the Warrants. Although application will be made to list the Class B Shares and the Warrants on the NYSE, there can be no assurance the Class B Shares or the Warrants will be so listed or that an active trading market will develop. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Class B Shares and the Warrants for reasons unrelated to Security Capital's performance. In addition, the initial public offering price may not accurately reflect the market price of the Class B Shares.

If the Offering does not occur, the holders of Warrants will own securities for which the underlying Class B Shares are not publicly traded. This may cause the Warrants to be illiquid. If the Offering does not occur, the Company will determine the exercise price for the underlying Class B Shares based on the Board's determination of the fair market value of the Class B Shares.

EFFECT ON CLASS B SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

Sales of a substantial number of Class B Shares, or the perception that such sales could occur, could adversely affect the prevailing market price for Class B Shares. After consummation of the Mergers, Security Capital is expected to issue Warrants to purchase a total of $250 million of Class B Shares (the number of such shares will be based on the price of the Class B Shares on a date to be established following completion of the Offering), which underlying Class B Shares may be sold by non-affiliates in the public markets without limitation. Upon completion of the Offering, Security Capital will have Class B Shares outstanding. All such shares may be sold by non-affiliates in the public markets without limitation. In addition, upon completion of the Offering, Security Capital expects to have 1,301,010 Class A Shares outstanding, which will be convertible beginning January 1, 1998 into a total of 65,050,500 Class B Shares, and 139,000 shares of Series A Cumulative Convertible Redeemable Voting Preferred Stock (the "Series A Preferred Stock") outstanding, convertible into a maximum of 105,896 Class

A Shares. As of March 31, 1997, Security Capital also had outstanding (i) approximately $714 million principal amount of its 2014 Convertible Debentures, convertible into an aggregate of 682,293 Class A Shares, (ii) approximately $323 million principal amount of its 2016 Convertible Debentures, convertible into an aggregate of 279,949 Class A Shares, (iii) warrants to purchase 40,241 Class A Shares and approximately $30 million principal amount of 2014 Convertible Debentures (convertible into 29,142 Class A Shares) and (iv) options to purchase 138,521 Class A Shares and approximately $56 million principal amount of 2014 Convertible Debentures (convertible into 53,168 Class A Shares) under Security Capital's employee benefit plans. All such Class A Shares, and the Class B Shares into which they may be converted, may be sold in the public markets in the future pursuant to registration rights or available exemptions from registration. See "Shares Available for Future Sale." No prediction can be made regarding the effect of future sales of Class B Shares, Class A Shares or Warrants, or the conversion of Class A Shares into Class B Shares, on the market price of Class B Shares or Warrants.

ENVIRONMENTAL

Security Capital, through certain of its operating companies, is subject to environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of real estate. Under such laws and regulations, Security Capital may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Such laws and regulations often impose liability without regard to fault.

As part of its due diligence procedures, Security Capital's operating companies have conducted Phase I environmental assessments on each of their respective properties prior to their acquisition; however, there can be no assurance that such assessments have revealed all potential environmental liabilities. Security Capital is not aware of any environmental condition on any of its operating companies' properties which is likely to have a material adverse effect on Security Capital's financial position or results of operations; however, there can be no assurance that any such condition does not exist or may not arise in the future.

                                USE OF PROCEEDS

The maximum net proceeds to Security Capital from the exercise of Warrants offered hereby, after payment of all expenses of the Warrant Issuance, will be a maximum of $250 million. The net proceeds will be used for general corporate purposes, which may include the allocation of capital to new businesses and the partial repayment of outstanding indebtedness. At April 25, 1997, SC Realty, a wholly owned subsidiary of Security Capital, had $22 million in outstanding borrowings under its $300 million revolving line of credit with Wells Fargo and outstanding borrowings under such line of credit are expected to be approximately $ million at the time of the closing of the Offering. Borrowings under the line of credit bear interest, at SC Realty's option, at either (i) LIBOR plus a margin of 1.50% or (ii) the higher of the federal funds rate plus a margin of .50% or Wells Fargo's prime rate, with interest payable monthly in arrears. The line of credit is guaranteed by Security Capital and is secured by its shares in PTR, SCI, ATLANTIC, Security Capital USREALTY and Homestead, as well as its warrants to acquire shares of Homestead. At March 31, 1997, the aggregate market value of the securities pledged pursuant to the line of credit was approximately $2.9 billion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Investing and Financing Activities--Line of Credit."

                                DIVIDEND POLICY

Security Capital is not a REIT and is not required to make distributions to its common shareholders. The declaration and payment of dividends by Security Capital is subject to the discretion of the Board. Any determination as to the payment of dividends will depend upon the results of operations, capital requirements and financial condition of Security Capital and such other factors as the Board deems relevant. The Company believes that there currently are substantial investment opportunities available to Security Capital and, as a result, the Board intends to follow a policy of retaining earnings to finance Security Capital's growth and for general corporate purposes. Therefore, Security Capital does not anticipate paying any cash dividends on the Class A Shares or the Class B Shares in the foreseeable future.

                                    BUSINESS

OVERVIEW AND STRATEGY

Security Capital is a real estate research, investment and management company. Management has assembled a superior team of operating and investment professionals to implement the firm's strategy. Prior to the Warrant Issuance and the Offering, Security Capital was owned primarily by directors, officers, employees and 65 major domestic and foreign institutional investors.

Security Capital's strategy is to create the optimal organization to lead and profit from global real estate securitization. Security Capital will implement this strategy by:

  . Providing leadership in real estate research conducted on a global basis.
    Security Capital's proprietary research, which is available to Security Capital's affiliates, provides a strong foundation for its capital deployment strategy.

  . Continuing to invest its capital in fully integrated, value-added operating companies that have strong prospects for sustained growth. Security Capital plans to utilize the results of its research to identify opportunities in which it can invest its capital in the start-up of highly focused, private operating companies with the objective of becoming publicly traded and having the prospect of dominating their respective niches. In addition, Security Capital will continue to make investments in public companies in which it can provide strategic and operating guidance and capital and thereby enable the companies to pursue an attractive growth strategy.

  . Creating a global real estate securities management business.

The global real estate industry is in the early stages of a dramatic transition from ownership in "passive hands" to becoming a securitized industry with a more rational approach to capital allocation and operating management. As public real estate investment enterprises become more prevalent, a greater percentage of the industry's new capital is moving to publicly traded, fully integrated, value-added operating companies. Securitized holdings offer significant benefits to institutional and retail investors, including enhanced liquidity, real-time pricing and the opportunity for optimal growth and sustainable competitive rates of return.

Security Capital will deploy its capital (both its corporate and third-party managed capital) in enterprises that emulate the operating characteristics of the leading value-added operating companies in other highly competitive global industries. As the shift toward securitization of real estate ownership leads to a more rational system for deploying capital, the Company believes leading real estate companies will commit significant dollars to research and development to create value-added operating systems for application in carefully selected, focused target markets. The Company believes leading real estate companies will devote significant capital and energy to management development programs, creating a strong corporate culture with succession plans in place. The Company also believes leading real estate companies will consider capital as a precious resource to be deployed utilizing evaluation processes based on Economic Value-Added (EVA) or similar strategies. The shift toward securitization creates unprecedented opportunities for Security Capital and its operating companies. By building talented management teams, creating fully integrated operating systems and implementing highly focused strategies, the Company believes leading real estate companies can achieve sustainable annualized rates of return which are very competitive with other growth industries.

Through March 31, 1997, Security Capital has invested an aggregate of approximately $2.0 billion in the common shares of PTR, SCI, ATLANTIC, Security Capital USREALTY and Homestead and in the warrants of Homestead. Those securities had an aggregate market value of approximately $2.9 billion (based on the closing price of those securities on the principal exchange on which the securities are listed on March 31, 1997).

Security Capital is a Maryland corporation. Security Capital's and its affiliates' principal business activities are carried out in offices located in Atlanta, Brussels, Chicago, Denver, El Paso, London, Luxembourg, New York and Santa Fe.

OPERATING STRATEGY

Security Capital executes its strategy through the four functional groups shown on the following organization chart. The Real Estate Research Group ("RERG") conducts proprietary real estate research and provides analyses of long-term market conditions and short-term trends to the companies and funds in which Security Capital has invested. The Investment Research Group ("IRG") manages or advises capital invested in real estate securities funds with an intermediate-term investment focus. The Strategic Group ("SG") provides overall business strategy and investment oversight to the companies in which Security Capital has direct and indirect ownership positions, either directly or through consulting agreements. The Financial Services Group ("FSG") provides administrative and capital markets services to Security Capital's client companies.

                 SECURITY CAPITAL OPERATING ORGANIZATION CHART
                         AS OF THE SECOND QUARTER 1997

                           SECURITY CAPITAL GROUP
                                INCORPORATED

                           REAL ESTATE RESEARCH,
                         INVESTMENT AND MANAGEMENT
                             $3.25 BILLION (1)


     -------------------------------------------------------------

   REAL ESTATE          INVESTMENT        STRATEGIC GROUP        FINANCIAL
  RESEARCH GROUP      RESEARCH GROUP            (SG)           SERVICES GROUP

      (RERG)              (IRG)                                    (FSG)


                                         BUSINESS STRATEGY
                                                AND

   REAL ESTATE         REAL ESTATE                             ADMINISTRATIVE
     RESEARCH           SECURITIES            CAPITAL           AND CAPITAL
                        MANAGEMENT           DEPLOYMENT       MARKETS SERVICES

                                             OVERSIGHT

 Chicago-Santa Fe     (Intermediate
                          Term)

                                                              Chicago-El Paso-
                                                                  London-


                                         Brussels-Chicago-
                     Brussels-Chicago         London-          Luxembourg-New
                                           Luxembourg-New      York-Santa Fe
                                           York-Santa Fe



     CLIENTS             CLIENTS              CLIENTS             CLIENTS

                    Special
                     Opportunity
                     Investments
                     (Security Capital U.S. Realty) (2)
                                         Security Capital    Limited to
Investment                                Pacific Trust       Direct/Indirect
 Research Group                                               Affiliates


                                         Security Capital
Strategic Group                           Atlantic
                                          Incorporated

                    Security Capital
                     Employee REIT
                     Fund (3)

                                         Homestead Village
                                          Incorporated


                    Security Capital
                     Preferred Growth    Security Capital
                     Incorporated (3)     Industrial Trust

                                         Strategic Hotel
                                          Capital
                                          Incorporated
                                           (3)

                                         Security Capital
                                          U.S. Realty (2)
                                          CarrAmerica
                                           Realty
                                           Corporation
                                           (4)

                                          Storage USA,
                                           Inc. (4)

                                          Regency Realty Corporation (4)

                                          Pacific Retail
                                           Trust (4)
--------
(1) Pre-Offering, equity market capitalization on a fully converted basis as of March 31, 1997, which assumes all convertible instruments have been converted into, and options and warrants have been exercised for, Class A Shares and is based on the Company's estimate of net asset value per Class A Share of $1,236 on such date.
(2) The European management and Board of Directors of Security Capital USREALTY receive operating and investment advice from Security Capital (EU) Management S.A., which subcontracts certain research and advisory activities from its affiliates IRG and SG.
(3) Italics represents new business initiatives.
(4) This company is an investee of Security Capital USREALTY through its subsidiary and is not directly advised by SG.

    REAL ESTATE                               SECURITY
   RESEARCH GROUP                             CAPITAL

       (RERG)

                             ------------------------------------------


    REAL ESTATE
      RESEARCH


                           RERG
  Chicago-Santa Fe




Security Capital Real Estate Research Group (RERG)
RERG produces real estate research for both the Investment Research Group and Strategic Group. Research plays a key role in the process of deploying capital through the long- and short-term evaluation of supply and demand for each real estate property type in targeted geographic markets. The evaluations are based on economic, demographic and market factors as well as proprietary demand and supply models.

RERG conducts an economic base analysis for every major metropolitan market in the United States. Economic base analysis identifies the key industry sectors which drive a market's economy by exporting goods or services outside the area. By examining the stability and growth potential of these industries, as well as the diversity of their mix, RERG assesses the risks and long-term growth prospects for that particular market. The demand models created by RERG for each property type incorporate demographic factors such as population, household income, age, education, employment and housing characteristics for an area as small as one-sixteenth of a square mile in certain markets. The economic and demographic analyses are translated into an overall evaluation of the demand prospects for each property type in each market.

On a short-term basis, RERG monitors real estate market conditions such as occupancy and rent growth to forecast the near-term (one to two years) demand/supply balance of each property type in the market.

     INVESTMENT                               SECURITY
   RESEARCH GROUP                             CAPITAL

       (IRG)


                             ------------------------------------------
    REAL ESTATE
     SECURITIES
     MANAGEMENT


   (INTERMEDIATE                         IRG
       TERM)



  Brussels-Chicago


Security Capital Investment Research Group (IRG)
IRG manages or advises capital invested in focused funds that seek to maximize total return over an intermediate time horizon of up to 42 months. IRG's principal focus is on publicly traded real estate companies that it believes should outperform the market due to factors such as an emerging new strategy or opportunity, imminent changes in supply and demand that would affect asset performance, market inefficiencies that result in mispriced securities or consolidation opportunities. IRG, through its focused funds, will also commit capital to private start-up companies that have significant prospects for sustained growth, that can utilize both strategic and operating consulting and capital, and that have the prospect of becoming public companies. IRG will generally take ownership positions ranging from .5% to 4.99% of the equity securities of its investees, except with respect to Security Capital Preferred Growth Incorporated ("SC-PG"), in which case IRG may take larger ownership positions.

IRG currently provides investment research and advice to Security Capital (EU) Management S.A., the advisor to Security Capital USREALTY, in connection with certain investments in publicly traded companies. In addition, IRG currently manages Security Capital Employee REIT Fund ("SC-ERF") and SC-PG.

 . Security Capital U.S. Realty: Special Opportunity Investments Portfolio. Security Capital USREALTY identifies publicly traded companies with solid growth prospects and invests, through a wholly owned subsidiary, to realize attractive total returns through dividends and share price appreciation. As of March 31, 1997, the Security Capital USREALTY Special Opportunity Investments Portfolio had a fair market value of $264 million. For the period from December 31, 1995 to March 31, 1997, the Security Capital USREALTY Special Opportunity Investment Portfolio achieved a compound annual return of approximately 57.9%, as measured in the manner required by the Securities and Exchange Commission (the "Commission") for U.S. mutual funds, after the deduction of fees and expenses. Compound annual return has been calculated based on the following principal assumptions: (i) investments were made on the dates Security Capital USREALTY Special Opportunity Investments Portfolio made its investments, (ii) dividends or other distributions, if any, were immediately reinvested and (iii) the per share value of the investments on March 31, 1997 is represented by the closing sales price of the shares on such date on the principal stock exchange on which such shares are listed. There can be no assurance that a comparable rate of return may be obtained in the future.

 . Security Capital Employee REIT Fund (SC-ERF). As a matter of policy, Security Capital employees are not permitted to invest in non-Security Capital related real estate securities. Security Capital has committed to invest up to $100 million into a fund known as SC-ERF that will invest in real estate securities. SC-ERF, which registered with the Commission in January 1997, provides a vehicle through which employees, directors and trustees of Security Capital and its affiliates, their families and approved 401(k) plans of Security Capital and its affiliates can invest in real estate securities. SC-ERF's long-term objective is to achieve top-quartile returns as compared with other mutual funds that invest in securities of publicly traded real estate companies in the United States.

 . Security Capital Preferred Growth Incorporated (SC-PG). SC-PG is a private real estate company formed in January 1997. SC-PG's objective is to make intermediate-term investments in undervalued, high-potential real estate operating companies primarily through convertible securities. These companies would typically be in the second through fourth quartile of performance among real estate operating companies. SC-PG seeks to provide these companies with an opportunity for repositioning and growth by furnishing them with operating guidance and access to capital. The management of SC-PG believes that these types of investments will offer SC-PG an attractive dividend return and the opportunity to participate in the value creation that may occur as the companies in which it invests experience growth in cash flows and increases in share prices. Security Capital has initially committed to purchase $50 million of common stock of SC-PG.

  STRATEGIC GROUP
        (SG)                                  SECURITY
                                              CAPITAL
 BUSINESS STRATEGY
        AND


                             ------------------------------------------
      CAPITAL
     DEPLOYMENT
     OVERSIGHT


 Brussels-Chicago-
      London-                                           SG
   Luxembourg-New
   York- Santa Fe




Security Capital Strategic Group (SG)
SG provides overall business strategy and investment oversight (either directly or through advisory agreements) to companies in which Security Capital has a direct or indirect ownership position. Security Capital plans to pursue investments in private companies that have highly focused business strategies that management believes have prospects for sustained growth and may become publicly traded. Security Capital expects to benefit as these companies experience growth in cash flows and increases in share prices consistent with similar direct investments that Security Capital has made since 1991 in PTR, SCI, ATLANTIC, Homestead and Security Capital USREALTY and indirect investments made by Security Capital USREALTY. No assurance can be given that Security Capital will achieve similar results on future strategic investments.

                                            DIRECT/INDIRECT      EQUITY MARKET
      CLIENTS                              OWNERSHIP (1)(2) CAPITALIZATION (1)
      -------                              ---------------- ------------------
      Security Capital Pacific Trust             32%          $2,058 Million
      Security Capital Atlantic
       Incorporated                              57%          $  843 Million
      Homestead Village Incorporated (3)         29%          $  949 Million
      Security Capital Industrial Trust          38%          $2,365 Million
      Security Capital U.S. Realty (4)           37%          $1,593 Million
       CarrAmerica Realty Corporation (5)        37%          $1,726 Million
       Storage USA, Inc. (5)                     35%          $1,073 Million
       Regency Realty Corporation (5)            39%          $  592 Million
       Pacific Retail Trust (5)                  67%          $  433 Million

--------
(1) Ownership and market capitalization are as of March 31, 1997, and assume contractual equity commitments by investors have been funded, convertible instruments have been converted into common shares, and options and warrants for common shares have been exercised. The resulting number of common shares is multiplied by the closing price of the common shares on such date for those companies listed on an exchange or, in the case of PACIFIC RETAIL, the last private equity offering price. See "--Operating Companies Market Price Information and Financial Performance."
(2) As of April 25, 1997, Security Capital's percentage ownerships in its investees, based on common shares outstanding on such date, were 36% of PTR, 51% of ATLANTIC, 62% of Homestead, 44% of SCI and 37% of Security Capital USREALTY.
(3) Ownership of Homestead assumes that all convertible mortgages have been funded and converted into shares of Homestead common stock and that all warrants to purchase shares of Homestead common stock have been exercised. Ownership of Homestead does not include any ownership Security Capital may obtain in Homestead upon conversion of convertible mortgages owned by PTR and ATLANTIC through funding commitment agreements. See "Relationships with Operating Companies--Homestead--Homestead Transaction."
(4) The European management and Board of Directors of Security Capital USREALTY receive operating and investment advice from Security Capital (EU) Management S.A., which subcontracts certain research and advisory activities from its affiliates IRG and SG.
(5) This company is an investee of Security Capital USREALTY through its subsidiary and is not directly advised by Security Capital. The ownership percentage reflected is that of Security Capital USREALTY.

For further information with respect to (i) Security Capital's direct ownership interests in PTR, ATLANTIC, Homestead, SCI and Security Capital USREALTY, (ii) the historical high and low sale prices of the common shares for such companies, as well as the cash dividends declared by such companies, (iii) the average annual shareholder returns on investments in such companies, and Security Capital's unrealized appreciation in its investment in the securities of such companies, see "--Operating Companies Market Price Information and Financial Performance" and "Relationships with Operating Companies."

For purposes of the following discussion, references to "compound annual returns" for PTR, ATLANTIC, SCI and Security Capital USREALTY have been calculated based on the following principal assumptions: (i) the beginning date of the measurement period is the date on which Security Capital made its first investment, (ii) the calculation includes only Security Capital's initial investment, (iii) dividends received, if any, were immediately reinvested in common shares and (iv) the per share value of the investment on March 31, 1997 is represented by the closing sales price of the shares on such date on the principal stock exchange on which the shares are listed. There can be no assurance that comparable rates of return may be obtained in the future by Security Capital or other investors. In addition, references to "equity market capitalization" for each of the companies listed below assumes contractual equity commitments by investors have been funded, convertible instruments have been converted into common shares and options and warrants for common shares have been exercised. The resulting number of common shares is multiplied by the closing price on such date of the common shares on the principal exchange on which the shares are listed.

 . Security Capital Pacific Trust (NYSE: PTR). PTR's objective is to be the preeminent real estate operating company focused on the development, acquisition, operation and long-term ownership of multifamily communities in the growing markets of the western United States. PTR is focused on generating long-term, sustainable growth in per share cash flow. PTR expects to achieve long-term cash flow growth by maximizing the operating performance of its core assets through value-added asset management and by executing a research-based investment strategy that allows PTR to redeploy capital from existing assets with limited growth prospects into targeted developments with optimal prospects for growth. As of February 28, 1997, PTR's portfolio of multifamily communities included 42,556 operating units, 5,671 units under construction and an estimated 6,232 units in planning. In addition, PTR owns land for future development of an expected 4,492 additional units. PTR has committed to fund certain mortgage loans for Homestead which are convertible into Homestead common stock. Upon full funding of those mortgages, PTR will have $221.3 million in principal amount of convertible mortgages which will be convertible into a total of 19,246,402 shares of Homestead common stock, which would represent approximately 34% of the fully converted common shares of Homestead. Since February 1991, when Security Capital took its initial position in PTR, through March 31, 1997, PTR's equity market capitalization has increased from $33 million to $2,157 million. From February 1991 through March 31, 1997, the compound annual return for PTR was 33.6%.

 . Security Capital Atlantic Incorporated (NYSE: SCA). ATLANTIC's objective is to be the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily communities in its 12-state southeastern target market. ATLANTIC is focused on generating long-term, sustainable growth in per share cash flow. ATLANTIC is building its portfolio by implementing a research-driven investment strategy that includes opportunistic acquisitions of existing properties and the development of carefully planned moderate income multifamily communities. As of February 28, 1997, ATLANTIC's portfolio included 19,241 operating multifamily units, 5,095 units under construction and an estimated 3,068 units in planning. ATLANTIC has committed to fund certain mortgage loans for Homestead which are convertible into Homestead common stock. Upon full funding of those mortgages, ATLANTIC will have $98.0 million in principal amount of convertible mortgages which will be convertible into a total of 8,524,215 shares of Homestead common stock, which would represent approximately 15% of the fully converted common shares of Homestead. At March 31, 1997, ATLANTIC had an equity market capitalization of $843 million. Since its inception in December 1993 through March 31, 1997, the compound annual return for ATLANTIC was 14.7%.

 . Homestead Village Incorporated (American Stock Exchange: HSD). Homestead's objective is to become the preeminent developer, owner and operator of moderate priced, extended-stay lodging properties throughout the United States. Homestead was created in 1992 through extensive research and development and became a public company in October 1996. Homestead seeks to achieve long-term growth in cash flow by focusing on infill locations in major employment centers with strong demographics. As of March 31, 1997, Homestead had developed, owned and operated 34 properties representing in the aggregate 4,297 units and had 41 properties under construction totaling 5,059 units. At March 31, 1997, Homestead had an equity market capitalization of $949 million. From its spin-out in October 1996 through March 31, 1997, Homestead had a simple unannualized return of 17.9%. The simple unannualized return has been calculated based on the following principal assumptions: (i) the investment was made on October 17, 1996 (and recorded at the cost of the assets contributed by PTR, ATLANTIC and Security Capital), and (ii) the per share value of the investment on March 31, 1997 is represented by the closing sales price on such date of the shares on the American Stock Exchange. There can be no assurance that a comparable rate of return may be obtained in the future by Security Capital or other investors.

 . Security Capital Industrial Trust (NYSE: SCN). SCI, a highly focused Denver-based real estate operating company, is the largest publicly held owner and operator of distribution properties in the United States based on equity market capitalization. SCI's primary objective is to achieve long-term, sustainable growth in per share cash flow. SCI expects to achieve this objective through The SCI National Operating System(R) which is committed to creating shareholder value by targeting the Fortune 1,000 companies and providing exceptional customer service at the national, regional and local levels. SCI's investment strategy is to acquire generic distribution facilities and develop full-service, master-planned distribution parks in metropolitan areas that demonstrate strong demographic growth and excellent distribution real estate fundamentals. SCI recently announced transactions in Mexico and the acquisition, through an entity controlled by SCI, of the refrigerated warehousing and distribution operations of Christian Salvesen, Inc. in the United States and Canada. At February 28, 1997, SCI had distribution properties operating or under development in 36 target markets, totaling 88.99 million square feet. At March 31, 1997, SCI had an equity market capitalization of $2,365 million. Since its inception in December 1992 through March 31, 1997, the compound annual return for SCI was 25.6%.

 . Strategic Hotel Capital Incorporated ("SHC"). SHC was recently formed and is focused on becoming the preeminent owner of upscale hotel properties on a global basis. SHC was created in March 1997 and, ultimately as a public entity, will seek to achieve a 15% to 20% compound annual total rate of return over the long-term. Management of SHC is principally focused on maximizing the value of its investments by providing active and intensive oversight to its select operators in targeted growth markets throughout the world. Security Capital and another major institutional investor have each committed to invest $200 million of capital on an equal basis in SHC.

 . Security Capital U.S. Realty (Amsterdam Stock Exchange: SCUSR). Security Capital USREALTY's objective is to become Europe's preeminent real estate operating company owning, through a wholly owned subsidiary, significant strategic positions in leading value-added real estate operating companies based in the United States. Through a proactive ownership role, appropriate board representation and ongoing consultation, Security Capital USREALTY expects to influence the business strategies of the companies in which it invests to increase per share cash flow. The European management and Board of Directors of Security Capital USREALTY receive operating and investment advice from Security Capital (EU) Management S.A., which subcontracts certain research and advisory activities from its affiliates IRG and SG. Security Capital has advised Security Capital USREALTY that it does not intend to make its own direct strategic investments in equity-oriented REITs in the future, other than those in which Security Capital currently owns a strategic ownership position. At March 31, 1997, Security Capital USREALTY had an equity market capitalization of $1,593 million. Since its inception in October 1995 through March 31, 1997, the compound annual return for Security Capital USREALTY was 33.9%.

Security Capital USREALTY seeks to have 65% to 85% of its assets deployed in long-term strategic ownership positions in real estate operating companies organized as REITs and real estate operating companies which are expected in due course to become REITs.

Security Capital USREALTY also seeks to acquire up to 10% (but generally less than 5%) of the shares of publicly traded real estate companies and to hold such positions for an intermediate term of 12 to 18 months (or sooner if the targeted returns are realized more quickly) with the objective of obtaining attractive total returns through dividends and share price appreciation. Security Capital USREALTY seeks to have 10% to 25% of its assets deployed in such publicly traded positions and, as of March 31, 1997, Security Capital USREALTY had $264 million (market value) of publicly traded positions in 24 companies. See "--Security Capital Investment Research Group--Security Capital
USREALTY: Special Opportunity Investments Portfolio."

Security Capital USREALTY also seeks to invest up to 10% of its assets in securities of the Company to enhance the diversification of its asset base and to enable European investors in Security Capital USREALTY to participate in the full activities of Security Capital. As of March 31, 1997, Security Capital USREALTY owned 52,431 Class A Shares and $55 million principal amount of 2016 Convertible Debentures. Security Capital USREALTY purchases securities of the Company at arm's-length prices.

  Security Capital USREALTY's Strategic Investees:
 . CarrAmerica Realty Corporation (NYSE: CRE). CarrAmerica is focused on becoming the leading owner, operator and developer of value-driven office properties in key growth markets throughout the United States. Management seeks to achieve these objectives by offering corporate customers exceptional customer service on a national basis. At March 31, 1997, CarrAmerica had an equity market capitalization of $1,726 million.

 . Storage USA, Inc. (NYSE: SUS). Storage USA is well positioned to become the preeminent owner, operator and developer of self-storage facilities in the United States. Storage USA's strategy is to maximize rents, occupancy and profitability at each of its facilities by offering outstanding value and customer service in this highly fragmented industrial real estate niche. At March 31, 1997, Storage USA had an equity market capitalization of $1,073 million.

 . Regency Realty Corporation (NYSE: REG). REGENCY is focused on becoming the preeminent owner and operator of grocery-and-drug-store-anchored neighborhood infill shopping centers in selected growth markets of the southeastern United States. REGENCY is utilizing the equity from Security Capital USREALTY's investment to take advantage of attractive acquisition and development opportunities in its target market. At March 31, 1997, REGENCY had an equity market capitalization of $592 million.

 . Pacific Retail Trust (PACIFIC RETAIL). PACIFIC RETAIL is building a portfolio and implementing a business strategy that is designed to make it the leading owner, operator and developer of grocery-and-drug-store-anchored neighborhood infill shopping centers in the western United States. A fully integrated operating company, PACIFIC RETAIL plans to go public in late 1997 or early
1998, after it reaches critical mass in several key growth markets. At March
31, 1997, PACIFIC RETAIL had a private equity market capitalization of $433 million, based on the per share sales price obtained in PACIFIC RETAIL's most recent private offering of its common shares.

     FINANCIAL                                SECURITY
   SERVICES GROUP                             CAPITAL
       (FSG)


                             ------------------------------------------
  ADMININISTRATIVE
    AND CAPITAL
  MARKET SERVICES


  Chicago-El Paso-                                                   FSG
      London-

   Luxembourg-New
   York-Santa Fe



Security Capital Financial Services Group (FSG)
 . SCGroup Incorporated ("SCGroup"). SCGroup provides operational support, accounting services, human resources and benefits administration, and technical support to the companies in which Security Capital has direct investments. As a result, Security Capital's operating companies realize the benefits of economies of scale by consolidating several management activities in a centralized operations center.

 . Security Capital Markets Group Incorporated ("Security Capital Markets Group"). Security Capital Markets Group is focused on efficiently accessing institutional capital through private placements for certain private and public companies within the Security Capital organization. This gives institutional investors the early opportunity to invest in Security Capital's real estate operating companies that Security Capital believes will ultimately achieve preeminent positions in their respective market niches. Equally importantly, the professionals in the Security Capital Markets Group maintain open lines of communication with institutional investors that have taken ownership positions in Security Capital's private and public companies.

FUTURE STRATEGY

Since its inception, Security Capital has committed capital to research and development in order to identify opportunities where it can invest in the start-up of new businesses or new investment services with the objective that they will ultimately become publicly traded companies. Once opportunities are identified and thoroughly researched, Security Capital commits substantial additional capital to the development of operating systems and human capital. By pursuing a strategy of making a significant investment in advance of the start-up company's initial operations, as well as making ongoing investments in operating and people systems as the company grows, Security Capital seeks to ensure that the start-up company can successfully implement an attractive growth strategy.

In 1993, initial research began on an investment strategy which was referred to as SCG Box X and which was announced in 1995 as Security Capital USREALTY. As of March 31, 1997, Security Capital USREALTY had an equity market capitalization of $1,593 million.

After four years of research and development, Security Capital announced the formation of Homestead (previously known as SCG Box X-1) in 1996. As of March 31, 1997, approximately $368 million of value had been created for the shareholders of PTR, ATLANTIC and Security Capital as a result of the formation and spin-off of Homestead as measured by (i) the equity market capitalization of Homestead securities held by PTR and ATLANTIC (or their respective shareholders) and Security Capital less (ii) the aggregate cost basis of the assets contributed by PTR, ATLANTIC and Security Capital to Homestead in the spin-off transaction on October 17, 1996, the cost basis of the Homestead convertible mortgages to be funded by PTR and ATLANTIC and the cost basis of the Homestead warrants to purchase common shares distributed to Security Capital and the shareholders of PTR and ATLANTIC. As of March 31, 1997, Homestead had an equity market capitalization of $949 million.

During 1995, Security Capital began the implementation of its research on two new investments: SCG Box X-3 and Strategic Hotel Capital Incorporated (previously known as SCG Box X-5). In addition, Security Capital USREALTY has announced that its board has approved investment levels of $150 million in the niches of high-density urban retail, urban properties and parking, which are new businesses expected to be operational in 1997.

In 1996, Security Capital committed to make an initial $50 million investment in SC-PG (previously known as SCG Box X-4), committed to make a $100 million investment in SC-ERF (previously known as SCG Box X-2) and continued its research and development activities with respect to its additional new investments. The Company's policy is to announce new business initiatives following extensive research and development and after the Company has committed to make investments in excess of $25 million in the new business.

An important new component of Security Capital's future growth will come from new business initiatives which are in varying stages of research and development. No assurance can be given that these initiatives will be successful.

                 SECURITY CAPITAL OPERATING ORGANIZATION CHART
                         AS OF THE FOURTH QUARTER 1997

                           SECURITY CAPITAL GROUP
                                INCORPORATED

                           REAL ESTATE RESEARCH,
                         INVESTMENT AND MANAGEMENT


     -------------------------------------------------------------

   REAL ESTATE          INVESTMENT        STRATEGIC GROUP        FINANCIAL
  RESEARCH GROUP      RESEARCH GROUP            (SG)           SERVICES GROUP

      (RERG)              (IRG)                                    (FSG)


                                         BUSINESS STRATEGY
                                                AND

   REAL ESTATE         REAL ESTATE                             ADMINISTRATIVE
     RESEARCH           SECURITIES            CAPITAL           AND CAPITAL
                        MANAGEMENT           DEPLOYMENT       MARKETS SERVICES

                                             OVERSIGHT

Brussels-Chicago-     (Intermediate
     Santa Fe             Term)

                                                              Chicago-El Paso-
                                                                  London-

                                         Brussels-Chicago-
                     Brussels-Chicago         London-          Luxembourg-New
                                                               York-Santa Fe

                                           Luxembourg-New
                                           York-Santa Fe




     CLIENTS             CLIENTS              CLIENTS             CLIENTS
Investment          Special              Security Capital    Limited to
 Research Group      Opportunity          Pacific Trust       Direct/Indirect
                     Investments                              Affiliates
                     (Security
                     Capital U.S.
                     Realty) (1)


Strategic Group                          Security Capital
                                          Atlantic
                                          Incorporated


                    Security Capital     Homestead Village
                     Employee REIT        Incorporated
                     Fund


                                         Security Capital
                    Security Capital      Industrial Trust
                     Preferred Growth
                     Incorporated

                                         Strategic Hotel
                                          Capital
                                          Incorporated

                                         SCG Box X-3
                                          (2)(3)

                                         Security Capital
                                          U.S. Realty (1)

                                          CarrAmerica
                                           Realty
                                           Corporation
                                           (4)

                                          Storage USA,
                                           Inc. (4)

                                          Regency Realty
                                           Corporation (4)

                                          Pacific Retail
                                           Trust (4)

                                          National
                                           Parking
                                           Corporation--
                                           national
                                           parking
                                           operator
                                           (2)(4)(5)

                                          Urban Growth
                                           Property Trust
                                           --national
                                           urban property
                                           (2)(4)(5)

                                          City Center
                                           Retail Trust
                                           --urban
--------                                   retail (2)(4)(5)
(1) The European management and Board of Directors of Security Capital USREALTY receive operating and investment advice from Security Capital (EU) Management S.A., which subcontracts certain research and advisory activities from its affiliates IRG and SG.
(2) Italics represents new business initiatives.
(3) SCG Box X-3 is in the early stages of research and development. Security Capital's policy is to announce new business initiatives following extensive research and development and after the Company has committed to make investments in excess of $25 million in the new business.
(4) This company is an investee of Security Capital USREALTY through its subsidiary and is not directly advised by SG.
(5) New private businesses in formation and in which capital investment and strategy have been approved by the Board of Directors of Security Capital USREALTY.

FINANCIAL STRUCTURE AND STRATEGY

Security Capital's objectives are to maximize its return on investment and its operating cash flows after tax. As a consequence, Security Capital views its structure as consisting of two divisions: the Capital Division, which generates dividends and capital gains, and the Services Division, which generates service and management fees. In order to achieve its financial objectives, Security Capital plans to balance its investments between growth-oriented companies that do not pay a dividend and dividend-paying real estate entities. Security Capital plans to prudently utilize leverage which will be serviced by the dividends received from the Capital Division and service and management fees received from the Services Division. Borrowings will be deployed into the highest return opportunities in either the Capital Division or Services Division. Security Capital expects to achieve its financial objectives by continuing to be one of the leading creators of fully integrated, value-added public real estate companies and by becoming the leading global investment research/investment manager in superior public real estate companies not affiliated with Security Capital.

The financial structure and strategy of Security Capital is illustrated in the following diagram:

           SECURITY CAPITAL'S OBJECTIVE IS TO ALLOCATE CAPITAL TO THE
                      HIGHEST LONG-TERM RETURN INVESTMENTS

                                      LOGO

     Security Capital                            SCGroup
      Pacific Trust                               Incorporated (1)


     Security Capital                            Security Capital
      Atlantic Incorporated                       Markets Group
                                                  Incorporated (1)

     Homestead Village
      Incorporated

                                                 Security Capital
                                                  Real Estate
                                                  Research Group
                                                  Incorporated (1)

     Security Capital
      Industrial Trust


     Security Capital U.S.                       Security Capital
      Realty (2)                                  (EU) Investment
                                                  Research Group
                                                  S.A. (1)

     Security Capital
      Employee REIT
      Fund (3)

                                                 Security Capital
                                                  (US) Investment
                                                  Research
                                                  Incorporated (1)(3)

     Security Capital
      Preferred Growth
      Incorporated (3)

     Strategic Hotel
      Capital
      Incorporated (3)

     SCG Box X-3 (3)
-------
(1) The activities of the entities that comprise the Services Division are carried out in the following operating groups: Security Capital Real Estate Research Group, Security Capital Investment Research Group and Security Capital Financial Services Group and, prior to the Mergers, the REIT management and property management companies.
(2) The European management and Board of Directors of Security Capital USREALTY receive operating and investment advice from Security Capital (EU) Management S.A., which subcontracts certain research and advisory activities from its affiliates IRG and SG.
(3) Italics represent new business initiatives.

OPERATING COMPANIES MARKET PRICE INFORMATION AND FINANCIAL PERFORMANCE

The following table sets forth, for the periods indicated, the high and low closing sales prices of the common shares of SCI, ATLANTIC, PTR, Homestead and Security Capital USREALTY on the NYSE (in respect of SCI, ATLANTIC and PTR), the American Stock Exchange (in respect of Homestead) and the Amsterdam Stock Exchange (in respect of Security Capital USREALTY) and the cash dividends declared by such companies per outstanding common share:

                                   ----------------------------------------------------------------------
                                       SCI                         ATLANTIC                  PTR
                                       ---                 ------------------------ ---------------------
                                                    CASH                     CASH                  CASH
                                                  DIVIDEND                 DIVIDEND              DIVIDEND
                                      HIGH   LOW  DECLARED    HIGH     LOW DECLARED    HIGH  LOW DECLARED
                                      ---- -----  --------    ---- ------- --------    ---- ---- --------
1995
                                             $15                                            $ 16
 First Quarter                     $17 3/4   1/4  $0.23375       -       -  $0.40   $18 3/8  3/8 $0.2875
                                              14                                              16
 Second Quarter                     17 1/2   1/2   0.23375       -       -   0.40    18 1/8  5/8  0.2875
 Third Quarter                      16 1/2  15     0.23375       -       -   0.40    19 1/4 17    0.2875
                                                                                              17
 Fourth Quarter                     17 5/8  16     0.23375       -       -   0.40    20 1/2  1/4  0.2875
1996
                                              16                                              19
 First Quarter                      18 7/8   1/2    0.2525       -       -   0.42    22 1/4  1/4  0.31
                                              16                                              20
 Second Quarter                       18     7/8    0.2525       -       -   0.42    22 3/8  1/2  0.31
                                              16                                              20
 Third Quarter                      18 1/4   7/8    0.2525       -       -   0.42    22 5/8  1/4  0.31
                                              17
 Fourth Quarter                     22 1/2   7/8    0.2525 $24 5/8 $20 7/8   0.39    23 5/8 19    0.31
1997
                                              19
 First Quarter                      22 1/2   7/8    0.2675  26 1/2    22     0.39    25 1/8 21    0.325
                                              18                                              22
 Second Quarter (through April 25)  20 3/4   7/8         -  22 3/8  20 3/4      -    24 1/4  3/8      -
                                   ------------------------------------------------
                                                               SECURITY CAPITAL
                                    HOMESTEAD                      USREALTY
                                    ---------              ------------------------
                                                    CASH                     CASH
                                                  DIVIDEND                 DIVIDEND
                                      HIGH   LOW  DECLARED    HIGH     LOW DECLARED
                                      ---- -----  --------    ---- ------- --------
1996
 First Quarter                           -     -         -       -       -      -
 Second Quarter                          -     -         -       -       -      -
 Third Quarter                           -     -         -  $11.50  $10.40      -
 Fourth Quarter                      $19   $15           -   12.60   10.80      -
1997
                                              16
 First Quarter                      20 7/8   5/8         -   14.50   12.50      -
                                              15
 Second Quarter (through April 25)  17 5/8   7/8         -   16.00   13.40      -

On April 25, 1997, the last reported sale price of a common share of (i) SCI was $20 1/8, (ii) ATLANTIC was $21 1/2, (iii) PTR was $22 3/4, (iv) Homestead was $16 1/4 and (v) Security Capital USREALTY was $15.20. On April 25, 1997, the Company owned (i) 43,086,724 common shares of SCI, (ii) 21,545,670 shares of common stock of ATLANTIC, (iii) 27,389,833 common shares of PTR, (iv) 13,144,401 shares of common stock of Homestead and (v) 42,015,299 shares of common stock of Security Capital USREALTY. For a description of certain transactions which may affect the number of shares of common stock of such companies owned by the Company, see "Business--The Proposed Mergers" and "Relationships with Operating Companies--Homestead--Homestead Transaction." Security Capital has announced that it may over time reduce its beneficial ownership in ATLANTIC and Homestead to below 50%.

The following table presents the average annual return for all common share investors in PTR, ATLANTIC, SCI and Security Capital USREALTY for the periods indicated through March 31, 1997, based on the following principal assumptions:
(i) the beginning date of the measurement period is the date on which Security Capital made its first investment in the applicable company, (ii) the calculation includes all common share offerings at the time proceeds were received by the applicable company since the beginning date of the measurement period, (iii) dividends received, if any, were immediately reinvested in common shares and (iv) the per share value of the investment on March 31, 1997 is represented by the closing sales price of the common shares on such date on the principal exchange on which the shares are listed. There can be no assurance that comparable rates of return on investments will be obtained by Security Capital or other investors in these companies in the future.

                                      -------------------
                                       BEGINNING
                                        DATE OF   AVERAGE
                                      MEASUREMENT  ANNUAL
                                        PERIOD     RETURN
                                      ----------- -------
           PTR                          02/28/91    26.4%
           ATLANTIC                     12/31/93    15.0%
           SCI                          12/31/92    24.9%
           Security Capital USREALTY    10/31/95    40.8%

The following table presents Security Capital's total cost for its investments in the following companies' securities, the closing price of those securities on March 31, 1997 on the principal exchange on which the securities are listed, the aggregate market valuation of those securities based on such closing prices and the unrealized appreciation on those investments at March 31, 1997:

---------------------------------------------------------------------------------------
                                                                             SECURITY
                                               MARKET VALUE     TOTAL       CAPITAL'S
                                    TOTAL      PER SHARE OR  MARKET VALUE   UNREALIZED
OPERATING COMPANY AND SECURITY    COST BASIS   WARRANT (1)       (2)       APPRECIATION
------------------------------  -------------- ------------ -------------- ------------
SCI Common Shares               $  582,798,700   $20.875    $  899,435,369 $316,636,668
PTR Common Shares                  381,382,878    24.375       667,627,179  286,244,301
ATLANTIC Common Shares             417,712,317    22.250       479,391,158   61,678,841
Security Capital
 USREALTY Common
 Shares                            468,037,299    14.000       588,214,189  120,176,890
Homestead Common
 Shares                            108,300,413    16.875       221,811,767  113,511,354
Homestead Warrants                  15,976,286     7.250        21,030,235    5,053,949
                                --------------              -------------- ------------
Total at March 31,
 1997                           $1,974,207,893              $2,877,509,896 $903,302,003
                                ==============              ============== ============

--------
(1) Represents the closing price of the common shares and warrants on March 31, 1997 on the principal exchange on which the shares and warrants are listed.
(2) Represents the number of common shares and warrants owned by Security Capital multiplied by the closing price for the common shares and warrants on the principal exchange on which the shares and warrants are listed.

EMPLOYEES

After giving effect to the Mergers, it is expected that Security Capital will have approximately 250 employees. Security Capital believes its relations with its employees to be good.

COMPETITION

There are numerous developers, operators, real estate companies and other owners of real estate that compete with Security Capital's operating companies in seeking land for development on which to operate their respective businesses. All of the properties of Security Capital's operating companies are located in developed areas that include various competitors. The number of competitive properties could have a material adverse effect on Security Capital's operating companies and on the rents charged by them. Security Capital's operating companies may be competing with others that have greater resources and whose officers and directors have more experience than the officers, directors and trustees of the Company's operating companies.

The global real estate securities management business of Security Capital will compete for capital and investment opportunities with a large number of investment management firms as well as certain insurance companies, commercial banks and other financial institutions, some of which may have greater access to capital and other resources and which may offer a wider range of services than Security Capital. Real estate investment management firms can be formed with relatively small amounts of capital and depend most significantly on the continued involvement of their professional staff. The Company believes that competition among real estate investment management firms is affected principally by investment performance, development and implementation of investment strategies, information technologies and databases and client service performance.

TRADEMARKS AND SERVICE MARKS

The Company uses a number of trademarks, including "Security Capital" and variants thereof. All trademarks, service marks and copyright registrations associated with the business of the Company are registered in the name of the Company and expire over various periods of time. Certain variants of the name Security Capital will be licensed to ATLANTIC, PTR and SCI upon completion of the Mergers. See "Relationships with Operating Companies" for a description of the license agreements. The Company intends to defend vigorously against infringement of its trademarks, service marks and copyrights.

PROPERTIES

The principal offices of Security Capital are located at 125 Lincoln Avenue in Santa Fe, New Mexico and its telephone number is (505) 982-9292. Security Capital's affiliate also has an administrative office at 7777 Market Center Avenue in El Paso, Texas. The Santa Fe office is leased from an unaffiliated third party and the El Paso office is leased from SCI at an annual rental of $235,438. Security Capital and its affiliates operate out of other offices in the United States (Atlanta, Chicago, Denver and New York) and Europe (Brussels, London and Luxembourg). Although SCI, PTR, ATLANTIC and Homestead own an extensive number of properties, no single property is materially important to Security Capital and its subsidiaries.

LEGAL PROCEEDINGS

Security Capital and its subsidiaries are parties to certain legal proceedings arising in the ordinary course of their business, none of which are expected to have a material adverse impact on Security Capital.

THE PROPOSED MERGERS

In December 1996, management of Security Capital proposed to its Board that Security Capital exchange its REIT management companies and property management companies for common shares of ATLANTIC, PTR and SCI, respectively. In January 1997, based on the direction of its Board, Security Capital proposed to the Board of Directors of ATLANTIC and the Board of Trustees of each of PTR and SCI, that each of ATLANTIC, PTR and SCI become internally managed. On March 24, 1997, Security Capital and each of ATLANTIC, PTR and SCI entered into the Merger Agreements. Pursuant to the Merger Agreements, Security Capital will cause its affiliates providing REIT management and property management services to each of ATLANTIC, PTR and SCI, respectively, to be merged into a newly formed subsidiary of each such entity with the result that all personnel employed in the REIT management and property management businesses would become officers and employees of the REITs, respectively, as follows:

  . Security Capital will transfer its interests in its wholly owned subsidiaries, Security Capital (Atlantic) Incorporated and SCG Realty Services Atlantic Incorporated (which provide Security Capital's REIT management and property management services to ATLANTIC), to a newly formed subsidiary of ATLANTIC in exchange for shares of ATLANTIC's common stock valued at $54,608,549.

  . Security Capital will transfer its interests in its wholly owned subsidiaries, Security Capital Pacific Incorporated and SCG Realty Services Incorporated (which provide Security Capital's REIT management and property management services to PTR), to a newly formed subsidiary of PTR in exchange for common shares of PTR valued at $75,838,457.

  . Security Capital will transfer its interests in its wholly owned subsidiaries, Security Capital Industrial Incorporated and SCI Client Services Incorporated (which provide Security Capital's REIT management and property management services to SCI), to a newly formed subsidiary of SCI in exchange for common shares of SCI valued at $81,870,626.

  . Security Capital will license to each of ATLANTIC, PTR and SCI the trademarks and tradenames used in their respective businesses.

  . The shareholders of each of Security Capital, ATLANTIC, PTR and SCI must approve the respective Merger Agreements. The shareholders of Security Capital approved each Merger Agreement on April 17, 1997. It is currently expected that the shareholder votes of ATLANTIC, PTR and SCI will occur in the third quarter of 1997 and, if approved, the Mergers are expected to close in that same quarter. The Mergers are also subject to customary closing conditions.

  . The number of shares of ATLANTIC common stock and common shares of PTR and SCI to be issued to Security Capital will be based on the public market value of the shares on the five-day period prior to the record date for mailing proxy statements seeking shareholder approval for the transactions, subject to the price being within an 11.24% range of the closing price of the shares on March 14, 1997 ($23 1/4, $24 3/8 and $22 1/4 for ATLANTIC, PTR and SCI, respectively). If the price of the shares falls outside of the range, then the number of shares issuable to Security Capital will be based on the high or low end of the range, as the case may be.

  . In order to allow the common shareholders to maintain their relative percentage ownership in ATLANTIC, PTR and SCI, respectively, concurrently with the proxy solicitation seeking approval of the Mergers, each of ATLANTIC, PTR and SCI will conduct a rights offering entitling its common shareholders, other than Security Capital, to purchase additional common shares. The rights offering price will be the same price at which shares will be issued to Security Capital under the respective Merger Agreements if the price of the shares falls within the range described above. If the market price of the shares at the record date for the rights offering is below the minimum price of the range, the rights offering will be conducted at such market price, and if the market price of the shares is above the maximum price of the range, the rights offering will be conducted at the maximum price at which shares will be issued to Security Capital pursuant to the transaction.

  . As part of the transactions contemplated by the Merger Agreements, and to permit the REIT shareholders to benefit from the Mergers on the same basis as Security Capital equity holders, Security Capital will issue, pro rata, Warrants to the common equity holders (e.g., holders of common shares, convertible preferred shares and, in the case of SCI, units) of each of ATLANTIC, PTR and SCI, other than Security Capital, after the closing of the Mergers. If all the Mergers are approved by their respective shareholders, Security Capital will issue, pro rata, Warrants to acquire an aggregate of $250 million of its Class B Shares. The number of Class B Shares subject to the Warrants will be based on the market price of the Class B Shares on a date within approximately 60 days following the closing of the Mergers. The Warrants will each be exercisable at an exercise price based on the price of the Class B Shares on a date to be established following the completion of the Offering. It is expected that application will be made to list the Warrants on the NYSE, although there can be no assurance that the Warrants will be listed. The Warrants will expire one year after issuance and will contain customary anti-dilution provisions.

THE WARRANT ISSUANCE

The Warrants will be issued by Security Capital directly to Securityholders (other than Security Capital) following approval of the proposals by the shareholders of ATLANTIC, PTR and SCI, respectively, and subject to the satisfaction of certain conditions to each of the Merger Agreements. The Warrants will be issued to the Warrant Issuance Agent for distribution to Securityholders on the Warrant Issuance Date, which date will be within 30 days following the Warrant Issuance Record Date, as determined by the Board. The Warrant Issuance will be made to Securityholders of record at the close of business on the Warrant Issuance Record Date, which record date will be within 31 days after the closing date of the Mergers. The amount of Warrants to be received by each Securityholder will depend on the number of REIT Securities outstanding on the Warrant Issuance Record Date and the closing price of the Class B Shares on the Warrant Issuance Date. To the extent that (i) additional REIT Securities are issued prior to the closing date of the Mergers, (ii) any Securityholders do not exercise their rights to subscribe in the concurrent rights offerings being conducted by each of ATLANTIC, PTR and SCI or (iii) outstanding convertible or exchangeable securities of ATLANTIC, PTR and SCI, respectively, are converted into or exchanged for REIT Securities prior to the Warrant Issuance Record Date.

No certificates or scrip representing fractional Warrants will be issued to Securityholders as part of the Warrant Issuance. The First National Bank of Boston, as warrant issuance agent (the "Warrant Issuance Agent"), will, as soon as practicable after the Warrant Issuance Date, aggregate and sell all fractional Warrants on the NYSE or otherwise at then prevailing market prices and remit the net proceeds (after deduction of brokerage fees) to holders of Securityholders who would otherwise be entitled to receive fractional Warrants.

NO SECURITYHOLDER WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE WARRANTS THEY RECEIVE OR TO SURRENDER OR EXCHANGE REIT SECURITIES IN ORDER TO RECEIVE THE WARRANTS. THE WARRANT ISSUANCE WILL NOT AFFECT THE NUMBER OF, OR THE RIGHTS ATTACHING TO, OUTSTANDING REIT SECURITIES.

For a description of the terms of the Warrants and the Class B Shares issuable upon exercise thereof, see "Description of Capital Stock."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following are Security Capital's directors and executive officers of Security Capital or certain affiliates:

-------------------------------------------------------------------------------
                                                                        YEAR OF
                                                                  EXPIRATION OF
 NAME                    AGE POSITION                          TERM AS DIRECTOR
-------------------------------------------------------------------------------
 Samuel W. Bodman         58 Director                                2000
 Hermann Buerger          53 Director                                2000
 John P. Frazee, Jr.      52 Director                                2000
 Cyrus F. Freidheim, Jr.  61 Director                                1998
 H. Laurance Fuller       58 Director                                1998
 Ray L. Hunt              54 Director                                1998
 John T. Kelley III       56 Director                                1999
 William D. Sanders*      55 Chairman, Chief Executive               1999
                             Officer and Director
 Peter S. Willmott        59 Director                                1999
 C. Ronald Blankenship*   47 Managing Director, Security                -
                             Capital
 Jeffrey A. Cozad         32 Managing Director, Security                -
                             Capital USREALTY
 C. Robert Heaton         51 Senior Vice President, Security            -
                             Capital
 W. Joseph Houlihan       46 Managing Director, Security                -
                             Capital (EU) Investment
                             Research Group
 Jeffrey A. Klopf         48 Senior Vice President and                  -
                             Secretary, Security Capital
 Anthony R. Manno, Jr.    45 Managing Director, Security                -
                             Capital Investment Research
                             Group
 Caroline S. McBride      43 Managing Director, Security                -
                             Capital Strategic Group
 Daniel F. Miranda        43 Managing Director, Security                -
                             Capital Investment Research
                             Group
 Mary Lou Rogers          45 Managing Director, Security                -
                             Capital Strategic Group
 Paul E. Szurek           36 Managing Director, Security                -
                             Capital USREALTY
 Thomas G. Wattles*       45 Managing Director, Security                -
                             Capital

--------
*Member of the Operating Committee

SAMUEL W. BODMAN. Chairman and Chief Executive Officer of Cabot Corporation since 1988, a company with business in energy and specialty chemicals and materials. Prior thereto, Mr. Bodman was President and Chief Operating Officer of FMR Corporation, the holding company overseeing all activities of Fidelity Investments. Prior thereto, Mr. Bodman was an Associate Professor at the Massachusetts Institute of Technology ("M.I.T.") and Technical Director of American Research and Development Corporation. Mr. Bodman is a director of Cabot Corporation, Cabot Oil & Gas Corporation, John Hancock Mutual Life Insurance Company and Westvaco, Inc. He is also a member of the Executive Committee of the Board of Trustees of M.I.T., a member of the American Academy of Arts and Sciences, a trustee of Isabella Stewart Gardner Museum, a trustee of the New England Aquarium and a trustee of The French Library and Cultural Center.

HERMANN BUERGER. Executive Vice President of Commerzbank AG in New York, a position he has held since 1989. Mr. Buerger is also Co-Chairman of the Business Advisory Committee of the American Council on Germany, a trustee of the Virginia Tech Foundation and is a director of United Dominion Industries. Mr. Buerger was previously Vice Chairman of the Institute of International Bankers.

JOHN P. FRAZEE, JR. Formerly President and Chief Operating Officer of Sprint Corporation and, prior to the March 1993 merger with Sprint, the Chairman and Chief Executive Officer of Centel Corporation, a major telecommunications company he joined in 1972. Mr. Frazee is a director of Cable Satellite Public Affairs Network ("C-SPAN"), Nalco Chemical Company, Dean Foods Company, Homestead and Paging Network, Inc. Mr. Frazee is also a member of the board of trustees of the Foundation for Independent Higher Education and a trustee of Rush-Presbyterian-St. Luke's Medical Center, The Newberry Library and Florida State University.

CYRUS F. FREIDHEIM, JR. Vice Chairman of Booz . Allen & Hamilton, Inc., an international management consulting firm, which he joined in 1966. Previously, he was with Ford Motor Company and Price Waterhouse. Mr. Freidheim is a director of Household International Inc. and LaSalle Street Fund. He is also a trustee of Rush-Presbyterian-St. Luke's Medical Center and The Orchestral Association (the Chicago Symphony Orchestra). He is also a member of the America-China Society, the Council on Foreign Relations and the U.S. Japan Business Council.

H. LAURANCE FULLER. Chairman and Chief Executive Officer of Amoco Corporation, a company he joined in 1961. Mr. Fuller is a director of Abbott Laboratories, the Chase Manhattan Corporation, the Chase Manhattan Bank, N.A., Motorola Corporation, the American Petroleum Institute and the Rehabilitation Institute of Chicago. Mr. Fuller is also a trustee of The Orchestral Association (the Chicago Symphony Orchestra) and a member of the University Council of Cornell University.

RAY L. HUNT. President of Hunt Consolidated, Inc. since April 1981, where he has also been Chief Executive Officer since November 1984 and Chairman since June 1986. Chief Executive Officer of Hunt Oil Company since April 1985 and Chairman since June 1986. Mr. Hunt is a director of Electronic Data Systems Corporation, Dresser Industries, Inc., Pepsico, Inc. and Ergo Science Corporation and is a member of the advisory board of Texas Commerce Bank, N.A. Mr. Hunt serves as a member of the board of trustees of Southern Methodist University, is a trustee of the Center for Strategic and International Studies, serves on the board of directors of the Texas Research League and the Southwestern Legal Foundation, is the chairman of Texas Medical Resource and a member of the executive committee of the Southwestern Medical Foundation in Dallas.

JOHN T. KELLEY III. Founding officer of SCI, trustee of PTR since January 1988, an advisory trustee of SCI since December 1993 and Chairman of PACIFIC RETAIL. From 1987 to 1991, Mr. Kelley was Chairman of the Board of Kelley-Harris Company, Inc., El Paso, a real estate investment company and from 1968 to 1987, Managing Director of LaSalle Partners Limited, specializing in corporate real estate services. Mr. Kelley is a director of Tri State Media.

WILLIAM D. SANDERS. Founder, Chairman and Chief Executive Officer of Security Capital. Previously, Mr. Sanders was Chairman and Chief Executive Officer of LaSalle Partners Limited from 1968 through 1989. Mr. Sanders currently serves as a director of CarrAmerica, R.R. Donnelley & Sons Company, Security Capital USREALTY and Storage USA. He is also an advisory director of REGENCY. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). He was previously a director of Continental Bank Corporation, King Ranch, Inc., and Lone Star Technologies. He has also served as a trustee of the University of Chicago and a trustee fellow of Cornell University.

PETER S. WILLMOTT. President and Chief Executive Officer of Zenith Electronics Corporation since July 1996, and Chairman and Chief Executive Officer of Willmott Services, Inc. since 1989. Prior to that, Mr. Willmott was Chairman, President and Chief Executive Officer of Carson Pirie Scott & Co. and, prior thereto, President and Chief Operating Officer of Federal Express Corporation. Mr. Willmott is a director of Federal Express Corporation and Zenith Electronics Corporation. He is also Chairman of the Executive Committee of Williams College.

C. RONALD BLANKENSHIP. Managing Director of Security Capital since March 1991 and Chairman of PTR since June 1991. After PTR's 1997 annual meeting of shareholders, Mr. Blankenship will become the Non-Executive Chairman of PTR. Mr. Blankenship is a director of Strategic Hotel Capital Incorporated and an advisory director of ATLANTIC and Homestead. From July 1988 until June 1991, Mr. Blankenship was a regional partner with Trammell Crow Residential in Chicago, a multifamily real estate development and property management firm. Prior thereto, Mr. Blankenship was Executive Vice-President and Chief Financial Officer of the Mischer Corporation in Houston, a multi-business holding company with investments primarily in real estate.

JEFFREY A. COZAD. Managing Director of Security Capital USREALTY, Security Capital (EU) Management Group S.A. and Security Capital (UK) Management Limited since June 1996 and located in London, where he is responsible for investment oversight, capital markets and investor relations. Previously, he was a Senior Vice President of Security Capital Markets Group in its New York office where he was a co-head of capital markets activities and where he provided capital markets services for affiliates of Security Capital since 1991. Mr. Cozad is a general securities principal registered with the National Association of Securities Dealers, Inc. (the "NASD").

C. ROBERT HEATON. Senior Vice President for Human Capital for Security Capital since March 1996 where he is responsible for the recruitment, performance measurement, compensation and development of the firm's employees. Prior thereto, Senior Vice President with Right Management Consultants, Inc., a worldwide career management and human resources consulting firm from March 1994 to February 1996. Prior thereto, Managing Director and Member of the Executive Committee, LaSalle Partners Limited, from June 1976 to February 1994.

W. JOSEPH HOULIHAN. Managing Director of Security Capital (EU) Investment Research Group S.A. since April 1997 and located in Brussels, where he is responsible for global investment research and strategic investments;

former Director of Security Capital USREALTY from July 1995 to April 1997. Prior thereto, he was Executive Vice President and Director of Institutional Management Group at GIM Algemeen Vermogensbeheer ("GIM"), a Netherlands-based investment management company where he specialized in publicly traded real estate investments since joining GIM in 1977.

JEFFREY A. KLOPF. Senior Vice President and Secretary of Security Capital since January 1996; from January 1988 to December 1995, Partner with Mayer, Brown & Platt, where he practiced corporate and securities law. Mr. Klopf provides securities offering and corporate acquisitions services and legal services to Security Capital and its operating companies.

ANTHONY R. MANNO, JR. Managing Director of the Investment Research Group since March 1997, where he is responsible for overseeing all investment and capital allocation matters for Investment Research Group's public market securities activities and also responsible for company and industry analysis, market strategy and trading and reporting; from January 1995 to March 1997, he was Managing Director of Security Capital Investment Research Group Incorporated, where he performed the same functions. Mr. Manno was a member of Security Capital's Investment Committee from March 1994 to June 1996. Prior to joining Security Capital, Mr. Manno was a Managing Director of LaSalle Partners Limited from March 1980 to March 1994.

CAROLINE S. MCBRIDE. Managing Director of the Strategic Group since March 1997; Managing Director of Security Capital Investment Research Incorporated where she is responsible for investment oversight of strategic investments in public and private U.S. real estate operating companies. Prior to joining Security Capital Investment Research Incorporated in June 1996, Mrs. McBride was with IBM from July 1978 to May 1996. From 1994 to 1996 she was director of private market investments for the IBM Retirement Fund where she was responsible for a $3.7 billion real estate portfolio. Prior thereto, Mrs. McBride was director of Finance, Investments and Asset Management for IBM's corporate real estate division. Mrs. McBride is on the Board of Directors of the Pension Real Estate Association (PREA), the Real Estate Research Institute and CarrAmerica.

DANIEL F. MIRANDA. Managing Director of the Investment Research Group since March 1997; from September 1996 to March 1997 Managing Director of Security Capital Investment Research Group Incorporated where he is responsible for operating oversight of various investments relating to public and private U.S. real estate operating companies. Prior thereto, Mr. Miranda was regional vice president and later a managing director of General Electric Capital Real Estate Finance and Services from September 1991 to September 1996, where he was responsible for a real estate portfolio in the fourteen-state Midwest region.

MARY LOU ROGERS. Managing Director of the Strategic Group since March 31, 1997, where she is responsible for the development of retail operating systems for all of Security Capital's retailing-related initiatives. Prior thereto, she was Senior Vice President and Director of Stores - New England for Macy's East/Federated Department Stores, where she was responsible for 19 Macy's stores in five states from November 1995 to March 1997; Senior Vice President and Director of Stores--Atlanta for Macy's East/Federated Department Stores from October 1994 to November 1995; Senior Vice President and Director of Stores for Henri Bendel from November 1993 to October 1994 and Senior Vice President and Regional Director of stores for Burdines Division/Federated Department Stores from January 1986 to November 1993.

PAUL E. SZUREK. Managing Director of Security Capital USREALTY, Security Capital (EU) Management Group S.A. and Security Capital (UK) Management Limited since January 1996 and located in London, where he is responsible for operations, corporate finance and mergers and acquisitions. Prior thereto, Mr. Szurek was Senior Vice President of Security Capital from June 1993 to January 1996 where he supervised corporate finance and corporate acquisitions and oversaw legal services for affiliates of the Company. Mr. Szurek was Vice President of Security Capital from April 1991 to June 1993.

THOMAS G. WATTLES. Managing Director of Security Capital since March 1991 and a trustee of SCI since January 1993; he was a director of SCI's predecessor since its formation in June 1991 and has been Non-Executive Chairman of SCI since March 1997; prior thereto, a Co-Chairman and Chief Investment Officer of SCI and the SCI REIT Manager (as defined below) since November 1993; Managing Director of SCI and the SCI REIT Manager from January 1993 to November 1993, and Director of the SCI REIT Manager since June 1991. From January 1991 to December 1992, Mr. Wattles served as Managing Director of the PTR REIT Manager (as defined below); from July 1989 to December 1990, Managing Partner of Stanwich Advisors Incorporated, a real estate advisory and development services company; from July 1985 to June 1989, Senior Vice President--Property Finance Group of LaSalle Partners Limited, a corporate real estate services entity.

SENIOR OFFICERS OF SECURITY CAPITAL AND CERTAIN AFFILIATES AFTER THE MERGERS

ARIEL AMIR--37--Vice President of Security Capital since June 1994 where he provides securities offering and corporate acquisition services for affiliates of the Company. Prior to joining Security Capital, Mr. Amir was an associate attorney with the law firm of Weil, Gotshal & Manges in New York from September 1985 to April 1994 where he practiced securities and corporate law.

DARCY B. BORIS--34--Vice President of the Real Estate Research Group where she conducts strategic market analyses for affiliates of Security Capital. Prior thereto, Vice President of Security Capital Investment Research Incorporated from June 1995 until March 1997, and an associate from December 1994 to June 1995. Prior thereto, Ms. Boris was with Security Capital Markets Group from August 1993 to November 1994, where she provided capital markets services for affiliates of the Company. Prior to joining Security Capital Markets Group, Ms. Boris was associated with Summerhill Development Company, the multifamily development subsidiary of Marcus & Millichap, Incorporated, from January 1987 to September 1991 where she managed the development of multifamily housing.

K. SCOTT CANON--35--Vice President of Security Capital Markets Group since March 1997 and from August 1993 to January 1996, President of Security Capital Markets Group from January 1996 to March 1997 and a member of Security Capital Markets Group since March 1992, where he participates in capital markets and institutional investor relations. Mr. Canon is a general securities principal registered with the NASD.

MARK J. CHAPMAN--39--President of the Real Estate Research Group where he is director of the group and conducts strategic market analyses for affiliates of Security Capital. Prior thereto, Vice President of Security Capital Investment Research Incorporated from November 1995 until March 1997. From November 1994 to November 1995, Mr. Chapman was a Vice President of PTR with asset management responsibilities in five major markets. From July 1989 to November 1994, Mr. Chapman was a Vice President at Copley Real Estate Advisors, Inc. where he directed asset management for Copley assets located from Connecticut to Virginia.

JAYSON C. CYR--48--Vice President of SCGroup since October 1994, where he supervises accounting and financial reporting. Prior to joining Security Capital, Mr. Cyr was controller for Lincoln Property Company from June 1990 to June 1994.

ROBERT H. FIPPINGER--53--Vice President of Security Capital Markets Group since June 1995, where he directs corporate communications services for affiliates of Security Capital. Prior thereto, Mr. Fippinger headed corporate communication services for affiliates of Security Capital from October 1994 to June 1995. Prior to joining Security Capital, Mr. Fippinger was with Grubb & Ellis, in San Francisco, California from November 1991 to October 1994, where he represented corporate clients and provided tenant advisory services.

JEFFREY S. GOTTLIEB--38--Vice President of SCGroup since October 1994 where he directs tax consulting and compliance services for affiliates of Security Capital. Prior thereto, Mr. Gottlieb was Vice President of Security Capital from October 1993 to October 1994. Prior to joining Security Capital, Mr. Gottlieb was a senior tax manager with Coopers & Lybrand in Orlando, from January 1991 to October 1993, where he was responsible for its central Florida real estate practice.

GERARD DE GUNZBURG--49--Senior Vice President of Security Capital Markets Group in its New York office since January 1997 where he provides capital markets services for affiliates of Security Capital. Prior thereto, Mr. de Gunzburg was Vice President of Security Capital Markets Group from January 1993 to January 1997. From June 1988 to December 1992, Mr. de Gunzburg was a consultant for American and European companies. Mr. de Gunzburg is a general securities principal registered with the NASD.

ALISON C. HEFELE--37--Vice President of Security Capital Markets Group in its New York office since February 1994 where she provides capital markets services for affiliates of Security Capital. Ms. Hefele is registered with the NASD. Prior to joining Security Capital Markets Group, Ms. Hefele was a vice president of Prudential Real Estate Investors from January 1990 to February 1994. She is a general securities representative registered with the NASD.

GARRET C. HOUSE--32--Vice President of Security Capital Markets Group since September 1996 where he assists with financing activities for affiliates of the Company. From May 1994 to August 1996, he assisted with financing activities for affiliates of Security Capital and prior thereto, Mr. House was a member of Security Capital's

Management Development Program from May 1993 to May 1994. He is a general securities representative registered with the NASD.

G. RONALD LESTER--39--Vice President of SCGroup since December 1993 where he directs internal audit activities for affiliates of the Company. Prior to joining Security Capital, Mr. Lester was a corporate audit manager for El Paso Natural Gas Co. from April 1989 to December 1993 where he was responsible for conducting financial, operational and electronic data processing audits for all functions and subsidiaries of the corporation.

ROBERT I.S. MEYER--37--Vice President of Security Capital USREALTY, Security Capital (EU) Management Group S.A. and Security Capital (UK) Management Limited since April 1997 and located in London, where he is a member of the corporate finance team. Prior thereto, he was Vice President of J.P. Morgan Securities Limited from June 1993 to March 1997, where he was responsible for capital markets origination among German financial institutions and corporations; from June 1992 to May 1993, Mr. Meyer was with J.P. Morgan's venture/private equity investment division.

GERALD R. MORGAN, JR.--34--Vice President of Security Capital since March 1995 where he is involved in treasury and corporate finance for affiliates of the Company. Prior thereto, Mr. Morgan was in Security Capital's management development program since July 1993.

JAMES H. POLK III--54--President of Security Capital Markets Group since March 1997 where he provides capital markets services for affiliates of the Company; prior thereto, Managing Director of Security Capital Markets Group from August 1992 to March 1997. Mr. Polk is also a Trustee of PTR. Prior to joining Security Capital Markets Group, Mr. Polk was President of PTR for 16 years and past president and member of the Board of Governors of NAREIT. Mr. Polk is a general securities principal registered with the NASD.

DAVID A. ROTH--30--Vice President of Security Capital USREALTY, Security Capital (EU) Management Group S.A. and Security Capital (UK) Management Limited since April 1997 and located in London, where he is responsible for mergers and acquisitions. From October 1995 to March 1997, Mr. Roth was Vice President of Investment Research Group, where he was responsible for researching corporate and portfolio acquisitions. Prior thereto, he was an associate attorney with the law firm of Wachtell, Lipton, Rosen and Katz in New York from December 1993 to October 1995, where he practiced securities and corporate law.

GERIOS ROVERS--34--Vice President of Security Capital (EU) Investment Research Group S.A. since April 1997 and located in Brussels, where he participates in global investment research; prior thereto, from July 1988 to March 1997, he was an associate director of GIM Algemeen Vermogensbeheer responsible for client servicing, client acquisition, portfolio management and research of publicly traded real estate securities worldwide.

KENNETH D. STATZ--38--Senior Vice President of the Investment Research Group since March 1997; Senior Vice President of Security Capital Investment Research Incorporated since July 1996 where he is responsible for the development and implementation of portfolio investment strategy. Prior thereto, Vice President from May 1995 to June 1996. Prior to joining Security Capital, Mr. Statz was a Vice President in the investment research department of Goldman, Sachs & Co., from February 1993 to January 1995, concentrating on research and underwriting for the REIT industry. Prior thereto, Mr. Statz was a real estate stock portfolio manager and a managing director of Chancellor Capital Management from August 1982 to February 1992.

DONALD E. SUTER--40--Senior Vice President of Security Capital Markets Group since May 1996 where he provides capital markets services for affiliates of Security Capital; from October 1995 to April 1996, Mr. Suter was President and Chief Operating Officer for Cullinan Properties Limited in Peoria, Illinois; from July 1984 to October 1995, Mr. Suter was with LaSalle Partners Limited in Chicago, Illinois where his last position held was Senior Vice President, Corporate Finance Group. Mr. Suter is a general securities principal registered with the NASD.

ROBERT S. UNDERHILL--41--Senior Vice President of the Strategic Group since March 1997 and Senior Vice President of Security Capital Investment Research Incorporated where he is responsible for researching corporate and portfolio acquisitions. Mr. Underhill was a consultant for affiliates of Security Capital from November 1994 to February 1995. Prior to joining Security Capital, Mr. Underhill was a Senior Vice President of LaSalle Partners Limited from September 1984 to October 1994 where he was responsible for the investment management of a portfolio of office and retail properties.

ANDREW N. WALKER--34--Vice President of Security Capital USREALTY, Security Capital (EU) Management Group S.A. and Security Capital (UK) Management Limited since March 1997 and located in London, where he is a member of the corporate finance team. Prior thereto, from February 1995 to February 1997, he was a European property analyst for Paribas Capital Markets; from May 1991 to January 1995, he was a managing director of Institutional Property Forecasting Services in the U.K., a privately-held real estate research firm in England; and from February 1991 to May 1991, he was a property analyst with S.G. Warburg Securities (Japan) Ltd.

CLASSIFICATION OF DIRECTORS

Pursuant to the terms of the Charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of shareholders to be held in 1998 (consisting of Messrs. Freidheim, Fuller and Hunt), a second class will hold office for a term expiring at the annual meeting of shareholders to be held in 1999 (consisting of Messrs. Kelley, Sanders and Willmott), and a third class will hold office for a term expiring at the annual meeting of shareholders to be held in 2000 (consisting of Messrs. Bodman, Buerger and Frazee). Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified. At each annual meeting of shareholders of Security Capital, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. See "Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws."

COMMITTEES OF THE BOARD

The Board has established an Audit Committee consisting of Messrs. Fuller (Chairman), Buerger, Freidheim and Willmott, each an independent director. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Security Capital's internal accounting controls.

The Board has established a Management Development and Compensation Committee (the "Compensation Committee") consisting of Messrs. Bodman (Chairman), Kelley and Frazee, each an independent director. The Compensation Committee reviews and approves compensation arrangements and plans of Security Capital and it administers the various option plans of Security Capital described below.

The Board has established an Executive Committee consisting of Messrs. Sanders (Chairman), Hunt and Frazee. The Executive Committee has full authority to act on behalf of the Board between regular meetings of the Board, except with respect to securities offerings.

COMPENSATION OF DIRECTORS

Security Capital pays an annual retainer of $35,000 to directors who are not officers or employees of Security Capital or its affiliates; such amount is paid quarterly to the directors in cash or, at the election of the director, Class A Shares based on the then current fair market value of the Class A Shares. Non-employee chairpersons of Board committees receive an additional annual retainer of $3,000 payable in cash. Officers of Security Capital or its affiliates who are directors are not paid any director fees.

In addition, pursuant to the Outside Directors Plan (as defined below), each director who is not an employee of Security Capital or its affiliates is entitled to receive, on January 1 of each year, an option to purchase 150 Class A Shares at a price per Class A Share equal to the fair market value (as defined) of one Class A Share on such date. See "--Outside Directors Plan."

Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

INDEMNIFICATION

See "Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws--Director Liability Limitation and Indemnification" for a description of the applicable indemnification provisions.

EXECUTIVE COMPENSATION

The following table presents the compensation for 1996 paid to the Chief Executive Officer and the four other most highly compensated executive officers of Security Capital and certain affiliates (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                     ----------------------------------------------------------

                                                               LONG-TERM
                               ANNUAL COMPENSATION           COMPENSATION
                          ------------------------------ ------------------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                         RESTRICTED         STOCK
                                            OTHER ANNUAL      STOCK       OPTIONS    ALL OTHER
NAME AND POSITION           SALARY    BONUS COMPENSATION     AWARDS           (#) COMPENSATION
-----------------         -------- -------- ------------ ----------    ---------- ------------
William D. Sanders--
 Chairman and Chief
 Executive Officer        $210,000 $404,000            -          -             -            -
C. Ronald Blankenship--
 Managing Director of
 Security Capital and
 Chairman of PTR           203,000  397,000            -          -             -            -
Thomas G. Wattles--
 Managing Director of
 Security Capital and
 Co-Chairman of SCI        197,000  353,000            -          -             -            -
K. Dane Brooksher--
 Co-Chairman and Chief
 Operating Officer of
 SCI                       207,000  268,000            -          -             -            -
David C. Dressler, Jr.--
 Co-Chairman, President
 and Chief Investment
 Officer of Homestead      195,000  285,000            -         - (1)          -            -

--------
(1) Does not include 25,000 restricted shares of Homestead common stock purchased, and options to purchase 60,000 shares of Homestead common stock granted, in October 1996.

Option Grants

During 1996, options for 47,982 Class A Shares were granted by the Compensation Committee to 224 key employees and officers of Security Capital and its subsidiaries at exercise prices equal to $1,139 per Class A Share for 43,314 shares and from between $985 and $1,126 per Class A Share for 4,668 shares. The following table sets forth certain information with respect to individual grants of options to each of the Named Executive Officers.

                                  ---------------------------------------------

                                        INDIVIDUAL GRANTS
                       ---------------------------------------------------
                                         PERCENT OF
                       CLASS A SHARES TOTAL OPTIONS
                           UNDERLYING    GRANTED TO EXERCISE OR                   GRANT
                              OPTIONS  EMPLOYEES IN  BASE PRICE EXPIRATION DATE PRESENT
NAME                      GRANTED (#)   FISCAL YEAR   ($/SHARE)       DATE    VALUE (1)
----                   -------------- ------------- ----------- ---------- ------------
William D. Sanders            1,097.5         2.29%      $1,139    12/3/06     $497,705
C. Ronald Blankenship         1,031.6         2.15        1,139    12/3/06      467,843
Thomas G. Wattles               921.9         1.92        1,139    12/3/06      418,072
K. Dane Brooksher               658.5         1.37        1,139    12/3/06      298,623
David C. Dressler,
 Jr.(2)                         439.0          .91        1,139    12/3/06      199,082

--------
(1) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model for estimating the value of the options include the following: exercise prices of $1,139 equal to the estimated fair market value of the Class A Shares on the date of grant; average expected option term of seven years; interest rate of 6.32% which represents the interest rate on the date of grant on a U.S. Treasury security with a maturity date corresponding to the option term; expected volatility of 20% calculated based on (i) the annualized weekly volatility of Berkshire Hathaway Class B shares over the period of May 1996 to February 1997, (ii) monthly Class A Shares estimated fair market values for 1995 and 1996, (iii) consideration of the volatility of various publicly traded REITs and (iv) an estimate of Security Capital's weighted-average volatility; and dividends at the rate of $0 per Class A Share. The actual value, if any, an option holder will realize upon exercise of an option will depend on the excess of the market value of the Company's Class A Shares over the exercise price on the date the option is exercised. There is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model.
(2) Does not include options to purchase 60,000 shares of Homestead common stock at $10 per share which were granted on October 15, 1996, and which expire on October 15, 2006.

Aggregated Option Exercises in 1996 and Year-End Option Values

The following table sets forth certain information concerning the year-end value on a fully converted basis of unexercised options owned by such executive officers.

                 --------------------------------------------------------------

                                                       NUMBER/AMOUNT OF SECURITIES UNDERLYING
                                                           UNEXERCISED OPTIONS AT YEAR-END
                                                 ---------------------------------------------------   VALUE OF UNEXERCISED
                                CLASS A                   CLASS A              2014 CONVERTIBLE       IN-THE-MONEY OPTIONS AT
                                 SHARES              SHARE OPTIONS (#)         DEBENTURE OPTIONS       DECEMBER 31, 1996 (1)
                            ACQUIRED ON    VALUE ------------------------- ------------------------- -------------------------
NAME                       EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                       ------------ -------- ----------- ------------- ----------- ------------- ----------- -------------
William D.
 Sanders(2)                           -        -     3,816.8       1,694.0  $2,160,243    $  409,500  $4,300,573    $  356,110
C. Ronald
 Blankenship                          -        -     3,558.8       2,955.4   2,014,341     1,071,792   4,010,002     1,868,414
Thomas G. Wattles                     -        -     2,918.5       1,564.1   1,651,728       874,547   3,288,369     1,491,834
K. Dane Brooksher                     -        -       854.6       2,583.3     426,000     1,362,449     960,971     2,687,823
David C. Dressler, Jr.(3)             -        -     1,330.3       2,101.2     752,979       998,776   2,536,038     3,239,374

--------
(1) Based on a December 31, 1996 estimate of net asset value of $1,237 per Class A Share.
(2) Mr. Sanders also had exercisable warrants for 17,993 Class A Shares and $10,179,812 of 2014 Convertible Debentures on December 31, 1996. See "Certain Relationships and Transactions."
(3) Does not include options to purchase 60,000 shares of Homestead common stock at $10 per share. The closing price of Homestead common stock on December 31, 1996 was $18 per share. None of these options were exercisable at December 31, 1996.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

Security Capital has no employment contracts with any executive officer and no plans or arrangements by which any such executive officer will be compensated as a result of his resignation or retirement or any other termination of his employment with Security Capital and its subsidiaries or, except as described below under "--1995 Option Plan," in connection with a change in control of Security Capital.

OUTSIDE DIRECTORS PLAN

On September 17, 1996, the Board approved the Security Capital Group Incorporated Outside Directors Plan (the "Outside Directors Plan"). The Outside Directors Plan has been filed as an exhibit to the registration statement of which this Prospectus forms a part and the following summary of the material terms of the Outside Directors Plan is qualified in its entirety by reference to the actual terms thereof.

The purpose of the Outside Directors Plan is to enable the directors of Security Capital who are not employees or officers of Security Capital or any of its affiliates ("Outside Directors") to increase their ownership of Security Capital and thereby further the identity of their interests with those of Security Capital's other shareholders. To achieve the foregoing objective, the Outside Directors Plan provides for grants of options ("Options") to purchase Class A Shares. The Secretary of Security Capital (the "Administrator") administers the Outside Directors Plan with a view to Security Capital's best interests and the Outside Directors Plan's objectives. The Administrator has authority to adopt administrative guidelines, rules and regulations relating to the Outside Directors Plan and to make all determinations necessary or advisable for the implementation and administration of the Outside Directors Plan.

The number of Class A Shares reserved for issuance upon exercise of Options granted under the Outside Directors Plan is 7,000. The Class A Shares subject to the Outside Directors Plan may be currently authorized but unissued Class A Shares or treasury Class A Shares held or subsequently purchased by Security Capital, including Class A Shares purchased in the open market or in private transactions. If Security Capital shall effect any subdivision or consolidation of Class A Shares, payment of a stock dividend, stock split, combination of Class A Shares or recapitalization or other increase or reduction of the number of Class A Shares outstanding without receiving compensation therefor in money, services or property, then the Administrator shall adjust: (i) the number of Class A Shares available under the Outside Directors Plan; (ii) the number of Class A Shares available under any Outside Directors Plan limits; (iii) the number of Class A Shares subject to any outstanding Options; (iv) the number of Class A Shares subject to future grant; and (v) the per share exercise price under any outstanding Option.

On September 17, 1996, each Outside Director was granted an option to purchase 150 Class A Shares at an exercise price of $1,066 per share, except a recently appointed Outside Director who was granted options to purchase 75 Class A Shares at an exercise price of $1,066 per share, the fair market value of the Class A Shares on the date of the grant. On January 1, 1997, each Outside Director was granted an Option to purchase 150 Class A Shares at an exercise price of $1,237 per share, the fair market value of the Class A Shares on such date. On January 1 of each year, an Outside Director serving on such date will be granted an Option to purchase 150 Class A Shares at an exercise price equal to the fair market value of the Class A Shares on such date. In the event an Outside Director is appointed during the year, such person will receive an award reduced to reflect the portion of the year such person will serve as an Outside Director.

Each Option becomes exercisable one year from the date of grant, or earlier in the event of death or disability of the director. Each Option shall expire on the earlier of: (i) the ten-year anniversary of the date of grant; (ii) the three-month anniversary of the director's termination for any reason other than death, disability or retirement; or (iii) the one-year anniversary of the director's termination by death, disability or retirement. Options are not transferable prior to exercise, except as designated by the director by will or by the laws of descent and distribution. Notwithstanding the previous sentence, the Administrator may permit Options under the Outside Directors Plan to be transferred to or for the benefit of the director's family.

If Security Capital is reorganized, merged or consolidated or is party to a plan or exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange the shareholders of Security Capital receive any shares of stock or other securities or property, or Security Capital shall distribute securities of another corporation to its shareholders, there shall be substituted for the Class A Shares subject to outstanding Options an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of Security Capital in respect of such Class A Shares; provided that, upon the occurrence of a reorganization of Security Capital or any other event described in this paragraph, any successor to Security Capital shall be substituted for Security Capital.

The Outside Directors Plan was approved by the shareholders of Security Capital at a special meeting of shareholders in April 1997 and may be amended or terminated at any time by the Board.

1995 OPTION PLAN

The following description of certain provisions of the Security Capital Group Incorporated 1995 Option Plan (the "1995 Option Plan") is qualified in its entirety by reference to the 1995 Option Plan, a copy of which is filed as an exhibit to this registration statement.

General
With respect to Options granted prior to December 3, 1996, the 1995 Option Plan provided for the granting of Options to purchase Class A Shares in tandem with Options to purchase 2014 Convertible Debentures. The Options must be exercised in tandem and must be in a unit. With respect to Options granted on or after December 3, 1996, the 1995 Option Plan provides for the granting of Options to purchase only Class A Shares. The Compensation Committee administers the 1995 Option Plan. The Compensation Committee determines the key and emerging key employees of Security Capital or its subsidiaries or affiliates to whom awards under the 1995 Option Plan will be granted ("Participants") and the terms and conditions of such awards. Each member of the Compensation Committee must be a "non-employee" as such term is defined in Rule 16b-3 promulgated under Section 16 of the Exchange Act.

Options
An Option may be granted so as to qualify for treatment as an incentive stock option (an "Incentive Option") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or so as not to so qualify (a "Non-Qualified Option"). The exercise price (the "Option Price") for each Option shall be determined by the Compensation Committee and shall not be less than the greater of the fair market value of the underlying Class A Shares on the date of the grant of the Option or the par value of the underlying shares. The full purchase price of each Class A Share and 2014 Convertible Debentures purchased upon the exercise of any Option shall be paid at the time of exercise. The Option Price shall be payable in cash. In addition, Participants who own Class A Shares and 2014 Convertible Debentures for at least six months may surrender such shares or debentures (valued at fair market value as of the day such shares or debentures are tendered) for all or a portion of the Option Price. No Option may be exercised unless cash or previously purchased Security Capital securities are paid for the Option Price.

Subject to certain adjustments described below, Options for up to 139,716 shares of Class A Shares (representing 5.4% of the outstanding Class A Shares on a fully diluted basis) may be granted. Class A Shares issuable on conversion of the 2014 Convertible Debentures are included in such maximum number of shares for which Options may be granted. Class A Shares issued upon exercise of Options granted under the 1995 Option Plan may be either authorized and unissued shares or shares issued and thereafter acquired by Security Capital. Class A Shares allocated to an Option which expires or terminates without the issuance of Class A Shares may be allocated to new Options granted under the 1995 Option Plan.

If Security Capital shall effect any subdivision or consolidation of Class A Shares or other capital readjustment, payment of stock dividend, stock split, combination of Class A Shares or recapitalization or other increase or reduction of the number of Class A Shares outstanding without receiving compensation therefor, then the Compensation Committee shall adjust (i) the number of Class A Shares available under the 1995 Option Plan, (ii) the number of Class A Shares subject to outstanding Options, and (iii) the per share price under any outstanding Option. If Security Capital is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange, the shareholders of Security Capital receive any shares of stock or other securities or property, or Security Capital shall distribute securities of another corporation to its shareholders, there shall be substituted for the Class A Shares subject to outstanding Options an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of Security Capital in respect of such Class A Shares, subject to the following: (i) if the Compensation Committee determines that the substitution described in this sentence would not be fully consistent with the purposes of the 1995 Option Plan or the purposes of the outstanding Options under the 1995 Option Plan, the Compensation Committee may make such other adjustments to the Options to the extent that the Compensation Committee determines such adjustments are consistent with the purposes of the 1995 Option Plan and of the affected Options, (ii) all or any of the Options may be cancelled by the Compensation Committee on or immediately prior to the effective date of the applicable transaction, but only if the Compensation Committee gives reasonable advance notice of the cancellation to each affected Participant, and only if either (A) the Participant is permitted to exercise the Option in full for a reasonable period prior to the effective date of the cancellation or (B) the Participant receives payment or other benefits that the Compensation Committee determines to be reasonable compensation for the value of the cancelled Options, and (iii) upon the occurrence of a reorganization of Security Capital or any other event described in this sentence, any successor to Security Capital shall be substituted for Security Capital to the extent that Security Capital and the successor agree to such substitution. Finally, upon the sale to, or exchange with, a third party unrelated to Security Capital of all or substantially all of the assets of Security Capital, all Options shall be cancelled. If Options are cancelled, then, with respect to any affected Participant, either (i) the Participant shall be provided with reasonable advance notice of the cancellation, and the Participant shall be permitted to exercise the Option in full for a reasonable period prior to the effective date of the cancellation, or (ii) the Participant shall receive payment or other benefits that the Compensation Committee determines to be reasonable compensation for the value of the cancelled Options.

Subject to earlier termination as described below, the expiration date for each Option shall be determined by the Compensation Committee, but the expiration date with respect to any Option shall be no later than the earliest to occur of: (i) the ten-year anniversary of the date on which the Option is granted;
(ii) if the Participant's termination occurs by reason of death, disability or retirement, the one-year anniversary of the date of termination, except in the event of termination due to death or disability, all Options become immediately exercisable; (iii) if the Participant's termination occurs for reasons other than death, disability, retirement or cause, the three-month anniversary of such date of termination; and (iv) if the Participant's termination occurs for cause, the date of termination.

In the event that (i) a Participant's employment is terminated by Security Capital or a successor to Security Capital or an affiliated entity which is his or her employer for reasons other than cause following a Change in Control (as defined in the 1995 Option Plan) of Security Capital or (ii) the 1995 Option Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Options, all Options which have not otherwise expired shall become immediately exercisable.

Options granted under the 1995 Option Plan are not transferable other than by will, by the laws of descent and distribution or, to the extent provided by the Compensation Committee, pursuant to a qualified domestic relations order. To the extent that the Participant who receives an Option under the 1995 Option Plan has the right to exercise such Option, the Option may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Compensation Committee may permit Options under the 1995 Option Plan to be transferred to or for the benefit of the Participant's family, subject to such limits as the Compensation Committee may establish. However, in no event shall an Incentive Option be transferable to the extent that such transferability would violate the requirements applicable to such Option under
Section 422 of the Code.

The Compensation Committee may provide the Participant with the right to receive a replacement Option, in Class A Shares only, for the number of Class A Shares and 2014 Convertible Debentures used to satisfy the Participant's minimum tax obligations upon exercise of the original Option. In order to receive the replacement Option, the original Option must be exercised prior to termination of the Participant's employment. A replacement Option shall be granted on the date of exercise of the original Option to which it relates with an Option Price equal to the fair market value on the date of the grant of the replacement Option. Additionally, a replacement Option shall have the same expiration date as the original Option to which it relates and shall be exercisable no earlier than six months after its grant date.

Amendment and Termination
The 1995 Option Plan may, at any time, be amended or terminated by the Board, provided that, subject to the provision relating the adjustment of Class A Shares, no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Option granted under the 1995 Option Plan prior to the date such amendment is adopted by the Board.

OTHER OPTION PLANS

Security Capital's predecessors also adopted the Security Capital Realty Investors Incorporated Option Plans A and B (each a "Realty Option Plan") and the Security Capital Group Incorporated 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B (each a "Group Option Plan"). The Realty Option Plans provide for the grant of options to purchase Class A Shares. In 1994, to reflect a distribution of debt securities to shareholders, all of the outstanding options under the Realty Option Plans were adjusted to add a tandem right to purchase 2014 Convertible Debentures. Each of the Group Option Plans provides for the grant of tandem options to purchase Class A Shares and 2014 Convertible Debentures. Generally, all of the plans contain terms substantially similar to the 1995 Option Plan except that the Group 1991 and 1992 Option Plans A and B provide for the automatic grant of options to purchase Class A Shares in tandem with 2014 Convertible Debentures. Each Class A Share under an option must be exercised in tandem with a specified face amount of 2014 Convertible Debentures (referred to as a "Unit"). The number of Class A Shares reserved for issuance pursuant to options under the Realty Option Plans A and B and the Group 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B (including Class A Shares issuable upon the conversion of the 2014 Convertible Debentures) are 16,366, 3,845, 9,982, 29,946, 7,010 and 21,031, respectively.
Of such shares, 313, 0, 0, 0, 0 and 0, respectively, remain available for the granting of Options thereunder.

                         SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial information for Security Capital as of and for the years ended December 31, 1996, 1995, 1994, 1993, 1992 and 1991. The Company's consolidated financial information included below has been derived from the Company's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent accountants. Their report on the consolidated financial statements for the years ended December 31, 1996, 1995 and 1994, and the audited financial statements for those years, are included in this Prospectus beginning on Page F-2. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes thereto included in this Prospectus.

                         ----------------------------------------------------------------------
                                                YEARS ENDED DECEMBER 31,
Dollars in thousands,             1996   1995 (1)        1994        1993       1992       1991
except per share data       ---------- ----------  ----------  ---------  ---------  ---------
OPERATING DATA:
Equity in earnings          $  168,473 $   45,685  $    8,812  $   6,032  $   1,722  $     242
Rental revenues                145,907    103,634     146,545     10,916      1,592          -
Services Division
 revenues (2)                   77,512     49,404           -          -          -          -
Total revenues                 398,122    200,534     156,855     17,503      3,534        467
Rental expenses                 54,050     37,948      23,052      1,428        292          -
General and
 administrative (2)            116,122     79,100      18,755      2,555        679        205
Interest expense:
 Security Capital:
  Convertible Debentures/
   notes (3)                    93,912     78,785      29,647      1,228        180          -
  Line of credit                 6,256      5,977       6,424      2,196        960         88
 Majority-owned
  subsidiaries (4)              17,056     19,042      17,718        362          -          -
                            ---------- ----------  ----------  ---------  ---------  ---------
    Total interest expense     117,224    103,804      53,789      3,786      1,140         88
Net earnings (loss)
 attributable to Class A
 Shares                     $   24,145 $  (51,112) $   (7,685) $   5,155  $   1,014  $     141
                         ----------------------------------------------------------------------
                                                YEARS ENDED DECEMBER 31,
                                  1996   1995 (1)        1994        1993       1992       1991
                            ---------- ----------  ----------  ---------  ---------  ---------
PER SHARE DATA:
Series A Preferred Stock
 dividends                  $    56.25          -           -          -          -          -
Net earnings (loss)
 attributable to Class A
 Shares                     $    21.30 $   (57.00) $   (16.74) $   39.12  $   21.61  $    3.96
Class A Shares
 distributions paid (5)              -          -  $    33.50  $   60.00  $   55.00  $   24.95
Weighted average Class A
 Shares outstanding          1,133,711    896,681     458,945    131,776     46,913     35,565
                         ----------------------------------------------------------------------
                                                   AS OF DECEMBER 31,
                                  1996   1995 (1)        1994        1993       1992       1991
Dollars in thousands        ---------- ----------  ----------  ---------  ---------  ---------
BALANCE SHEET DATA:
Investments, at equity      $1,438,937 $  930,043  $  230,756  $ 161,270  $  68,160  $  24,911
Real estate, net of
 accumulated
 depreciation (1)            1,365,373    865,367   2,005,937    478,630     41,577          -
Total assets                 3,071,884  2,005,578   2,300,613    673,019    110,765     25,003
Long-term debt:
 Security Capital (3)          940,197    718,611     514,383     48,970      6,532          -
 Majority-owned
  subsidiaries (4)             257,099    118,524     301,787     47,988          -          -
Minority interests             394,537    159,339     554,752    157,545      4,884          -
Total shareholders' equity  $1,061,302 $  679,061  $  359,859  $ 293,821  $  57,847  $  16,314

-------
(1) Prior to 1995, Security Capital consolidated the accounts of SCI and PACIFIC. During 1995, Security Capital's ownership of SCI decreased to less than 50% and PACIFIC was merged into PTR. Accordingly, these entities were deconsolidated effective January 1, 1995.
(2) Security Capital resulted from the 1995 Merger. See Note 1 to the Company's consolidated financial statements included in this Prospectus for more information concerning the 1995 Merger and the predecessor entity.
(3) During 1994, Security Capital made a $757.50 per share distribution of the 2014 Convertible Debentures resulting in a total increase of $417.2 million in outstanding 2014 Convertible Debentures.
(4) Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies.
(5) For the years ended December 31, 1994, 1993 and 1992, Security Capital elected to be taxed as a REIT and made cash distributions to its shareholders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the "Selected Financial Information" and the financial statements included elsewhere in this Prospectus. Historical results and percentage relationships set forth in "Selected Financial Information" and the consolidated financial statements of Security Capital are not indicative of the future operations of Security Capital.

OVERVIEW

Security Capital has obtained its income historically from two sources: (1) Security Capital's share of earnings in ATLANTIC, PTR, SCI, Security Capital USREALTY and Homestead, some of which Security Capital accounts for by the equity method where it owns less than a 50% controlling interest (PTR, SCI and Security Capital USREALTY) and others of which are consolidated in Security Capital's consolidated financial statements (ATLANTIC and Homestead) and (2) financial services revenues earned by the Real Estate Research Group, the Investment Research Group and the Financial Services Group and, prior to the Mergers, the REIT management and property management companies. Revenues from the Services Division are only reflected in Security Capital's consolidated financial statements if they were earned from investees accounted for by the equity method. Services Division revenues earned from consolidated investees are eliminated in the Company's consolidated financial statements. Services Division revenues earned from PTR and SCI have historically been based upon a percentage of the cash flow from operations or a percentage of revenues, as defined in the applicable REIT management and property management agreements, respectively. See "Relationships with Operating Companies--PTR--PTR REIT Management Agreement," "--PTR Property Management," "--SCI--SCI REIT Management Agreement" and "--SCI Property Management."

Security Capital USREALTY, in accordance with generally accepted accounting principles, accounts for its investments at market value or estimated fair value (depending on whether the investment is publicly traded) and reflects changes in such values in its statement of income pursuant to fair value accounting principles. The Company accounts for its investment in Security Capital USREALTY using the equity method and, as a consequence, the Company's results of operations are affected by changes in the fair value of Security Capital USREALTY's investments. Security Capital USREALTY values its investments in publicly traded companies at market determined by using closing market prices as of the relevant balance sheet date. Security Capital USREALTY values its investments in private companies at fair value, generally determined at cost, or an appropriate lower value if the investment is not performing as expected. If substantial additional capital is raised by an investee from independent third parties in a private placement, Security Capital USREALTY values its investment at the price at which that capital was raised when a substantial percentage of the new subscriptions have been funded. In addition, through an advisory relationship with Security Capital USREALTY, the Services Division also earns advisory fee revenues based on a percentage of the fair value of Security Capital USREALTY's investments (not including short-term investments and investments in Security Capital). See "Relationships with Operating Companies--Security Capital USREALTY--Advisory Agreement" and "--Sub-Advisory Agreement."

Effective January 1, 1995, the predecessor of Security Capital, Security Capital Realty Incorporated, acquired Security Capital Group Incorporated. Subsequently, the merged entity was renamed Security Capital Group Incorporated. As part of the 1995 Merger, Security Capital acquired the Services Division. See Note 1 to the Company's consolidated financial statements included herein. From 1992 until the 1995 Merger, Security Capital Realty Incorporated elected to be taxed as a REIT and, accordingly, made cash distributions to its shareholders. On March 23, 1995, the merger of PACIFIC with and into PTR (the "PTR Merger") was completed. See "Relationships with Operating Companies--PTR--Merger and Public Offerings" and Note 3 to the Company's consolidated financial statements included herein. On October 17, 1996, Security Capital, ATLANTIC and PTR spun-off their respective extended-stay lodging assets to Homestead. See "Relationship with Operating Companies-- Homestead--Homestead Transaction" and Note 3 to the Company's consolidated financial statements included herein.

If the proposed Mergers involving ATLANTIC, PTR and SCI are consummated, Security Capital will exchange its interests in the applicable REIT management companies and property management companies for common shares of ATLANTIC, PTR and SCI, respectively. Although the effects of completion of the proposed Mergers on the

Company's future consolidated results of operations are complex, the Company expects reductions in Services Division revenues relating to the sale of the REIT management and property management companies for PTR and SCI to be substantially offset by decreases in Company-level personnel and other costs attributable to the operation of such companies and increases in capital investments revenues attributable to its ownership of additional common shares of PTR and SCI.

Please refer to the Index to Financial Statements for the audited financial statements of PTR, SCI and Security Capital USREALTY, Security Capital's unconsolidated affiliates that are accounted for by the equity method.

1996 COMPARED TO 1995

CAPITAL DIVISION INVESTMENTS

Dividends Received

Security Capital's dividends received increased $19.0 million, or 21%, from $89.6 million in 1995 to $108.6 million in 1996.

Equity in earnings of less than 50% owned investees
Security Capital's share of SCI's earnings increased 21% from $21.0 million in 1995 to $25.4 million in 1996. This increase was primarily attributable to an increase in the amount of distribution space owned and leased by SCI (80.6 million square feet at December 31, 1996 compared to 58.5 million square feet at December 31, 1995) and increased rental rates on renewal leases for previously occupied space, and was partly offset by a small decrease in SCI's average occupancy levels (93.4% in 1996 compared to 95.4% in 1995). At December 31, 1996 and 1995, Security Capital's ownership interest in the outstanding common shares of SCI was 46% and 48%, respectively.

Security Capital's share of PTR's earnings increased 62% from $24.6 million in 1995 to $39.8 million in 1996. This increase was primarily attributable to a substantial increase in the number of multifamily properties owned by PTR (42,702 operating units at December 31, 1996 compared to 38,737 operating units at December 31, 1995), and significant gains ($37.5 million) on sales of properties in 1996. At December 31, 1996 and 1995, Security Capital's ownership interest in the outstanding common shares of PTR was 36% and 38%, respectively.

Security Capital's share of Security Capital USREALTY's earnings increased substantially from $0.1 million in 1995 to $103.2 million in 1996. Security Capital USREALTY effectively commenced its investment activities in 1996, and at December 31, 1996, Security Capital USREALTY had investments at cost of $1.18 billion with a fair market value of $1.43 billion, resulting in unrealized appreciation of $250 million which is accounted for by Security Capital USREALTY pursuant to fair value accounting principles. In addition, Security Capital USREALTY recorded net investment income (defined as dividends and other investment income net of administration expenses, advisor fees, taxes and interest) of $16.4 million in 1996. At December 31, 1996 and 1995, Security Capital's ownership interest in the outstanding common stock of Security Capital USREALTY was 39% and 32%, respectively.

Rental Operations--from greater than 50% owned consolidated investees

Rental Revenues
Rental revenues increased $42.3 million, or 41%, from $103.6 million in 1995 to $145.9 million in 1996. This increase was primarily attributable to an increase in the number of multifamily units owned and operated by ATLANTIC (19,241 operating units at December 31, 1996 compared to 15,823 operating units at December 31, 1995), coupled with stable occupancies (approximately 95%) in both 1996 and 1995. Also accounting for part of the increase in rental revenues is the consolidation of Homestead after the spin-out transaction completed on October 17, 1996 by Security Capital, ATLANTIC and PTR of their extended-stay lodging assets. Homestead generated $8.2 million in revenues for the two and one-half month period ended December 31, 1996.

Other Income, Net
Other income consists of interest and miscellaneous income of $3.4 million and $1.8 million in 1996 and 1995, respectively, and in 1996 includes miscellaneous gains on sales of ATLANTIC properties.

Rental Expenses
Rental expenses increased by $16.1 million, or 42%, to $54.0 million in 1996 from $37.9 million in 1995. The increase was primarily attributable to the increase in the number of ATLANTIC's operating multifamily communities discussed previously. ATLANTIC's rental expenses increased $12.0 million (excluding REIT and property management fees) in 1996 compared to 1995. Homestead's rental expenses were $4.1 million for the period from October 17, 1996 to December 31, 1996.

Depreciation and Amortization
Total depreciation and amortization for Security Capital was $34.5 million and $26.0 million in 1996 and 1995, respectively. Of those amounts, $21.9 million and $15.9 million represented depreciation and amortization from rental operations in 1996 and 1995, respectively.

Depreciation for ATLANTIC increased $4.9 million to $20.8 million in 1996 from $15.9 million in 1995, an increase of 31%, due to the increase in the number of operating multifamily communities between 1995 and 1996. Depreciation for Homestead was $1.1 million for the two and one-half month period ended December 31, 1996. The remaining depreciation and amortization of $12.6 million and $10.1 million in 1996 and 1995, respectively, is attributable to the Services Division, which is discussed below.

SERVICES DIVISION

Revenues
Services Division revenues increased from $49.4 million in 1995 to $77.5 million in 1996. Services Division revenues are only reflected in the Company's consolidated financial statements if they were earned from investees in which Security Capital owns less than a 50% interest. Financial services revenues earned from PTR and SCI are based on a percentage of the cash flow from operations or on a percentage of revenues, as defined by the REIT and property management agreements, respectively. Through the Advisory Agreement (as defined below) with Security Capital USREALTY, Security Capital earns revenues based on a percentage of the fair value of Security Capital USREALTY's investments (not including short term investments and investments in Security Capital). The increase of $28.1 million in Services Division revenues in 1996 as compared to 1995 was primarily attributable to growth in operations at each of the Company's non-consolidated investees. In particular, financial services revenues earned from SCI increased $13.8 million, financial services revenues earned from PTR increased $3.8 million and advisory revenues earned from Security Capital USREALTY increased $7.9 million. The remaining services revenues of $2.6 million were earned by Security Capital Markets Group. Services Division revenues and associated expenses will be reduced substantially following completion of the proposed Mergers. See "--Overview."

Depreciation and Amortization
As discussed above, total depreciation and amortization for Security Capital was $34.5 million in 1996, $12.6 million of which was attributable to Services Division companies, representing an increase of $2.5 million over Services Division depreciation and amortization for 1995 of $10.1 million. Both the 1996 and 1995 amounts included approximately $7.9 million of amortization of goodwill from the 1995 Merger, as further described in Note 1 to Security Capital's consolidated financial statements. The $2.5 million increase between 1995 and 1996 is a result of additional depreciation on furniture, fixtures and equipment (consisting primarily of computer and communications equipment) acquired in connection with the expansion of the Services Division and Security Capital's decision to fund additional investments in information technology.

INTEREST EXPENSE

Security Capital's consolidated interest expense consists of interest on the 2014 Convertible Debentures and 2016 Convertible Debentures, interest on revolving lines of credit which are obligations of Security Capital and ATLANTIC and interest on mortgage notes payable which are obligations of ATLANTIC and Homestead. Interest expense for 1996 and 1995 is summarized as follows:

                        -------------------------------------------------------------------------------
                          SECURITY CAPITAL          ATLANTIC          HOMESTEAD           TOTAL
                        --------------------- ---------------------   ---------   ---------------------
                              1996       1995       1996        1995        1996        1996        1995
                        ---------  ---------  ---------   ---------   ---------   ---------   ---------
Dollars in thousands
Convertible Debentures  $  93,912  $  78,785          -           -           -   $  93,912   $  78,785
Lines of credit             6,256      5,977  $  16,947   $  15,784           -      23,203      21,761
Mortgage notes payable          -          -      9,484       7,662   $   2,978      12,462       7,662
Capitalized interest            -          -    (10,250)     (4,404)     (2,103)    (12,353)     (4,404)
                        ---------  ---------  ---------   ---------   ---------   ---------   ---------
Total                   $ 100,168  $  84,762  $  16,181   $  19,042   $     875   $ 117,224   $ 103,804
                        =========  =========  =========   =========   =========   =========   =========

Debenture interest increased as a result of the issuance of 2016 Convertible Debentures in 1996 totalling $226.5 million as well as the issuance of an additional $185 million of 2014 Convertible Debentures during 1995. See the discussion of "Convertible Debt" in Note 4 to the Company's consolidated financial statements included herein.

ATLANTIC's mortgage interest expense increase in 1996 was the result of an increase in average mortgage debt outstanding.

ATLANTIC's line of credit interest expense increase in 1996 was primarily attributable to an increase in the average outstanding balance ($204.3 million in 1996 as compared to $178.3 million in 1995) and was partially offset by a lower weighted-average interest rate (7.39% in 1996 as compared to 7.92% in 1995). The increase was also attributable to increased amortization of loan-related costs.

The overall increase in interest expense for ATLANTIC was offset by an increase in capitalized interest of $5.8 million in 1996 over 1995. The increase in capitalized interest was attributable to ATLANTIC's increased development activity.

Homestead's mortgage interest expense for 1996 was attributable to Homestead's borrowing under its funding commitment agreement with PTR for development of extended-stay lodging facilities. Interest expense was recorded for the period from October 17, 1996, the date of the spin-out transaction, through December 31, 1996. Interest expense for Homestead was also affected by the amortization of deferred financing costs and other loan-related costs incurred as a result of the spin-out.

PAYROLL AND RELATED COSTS
Payroll and related costs increased by $24.0 million, or 43%, in 1996 to $80.1 million from $56.1 million in 1995. The increase was primarily attributable to the expansion of the Services Division, including the hiring of additional professionals. Security Capital continues to make substantial investments in personnel, operating systems and research capabilities in order to take advantage of future growth opportunities. Payroll and related costs will be reduced following the proposed Mergers as a result of the transfer of personnel employed by Security Capital to PTR and SCI. See "--Overview."

GENERAL AND ADMINISTRATIVE
General and administrative costs increased by $13.0 million, or 56%, in 1996 to $36.0 million from $23.0 million in 1995. The increase was directly attributable to the increase in the number of employees as a result of the growth of the Services Division. General and administrative costs will be reduced following the proposed Mergers as a result of the transfer of personnel employed by Security Capital to PTR and SCI. See "--Overview."

PROVISION FOR INCOME TAXES
The provision for income taxes in 1996 was primarily attributable to deferred income taxes on the equity in earnings of Security Capital USREALTY, none of which is currently taxable. In 1995, Security Capital had net deferred tax assets (primarily net operating losses) that were completely offset by a valuation allowance. Accordingly, no provision for income taxes was recorded in 1995. See Note 8 to the Company's consolidated financial statements included herein.

MINORITY INTERESTS
Minority interests increased from $4.8 million in 1995 to $13.4 million in 1996 due to increased earnings at ATLANTIC, coupled with an increase in minority interests in ATLANTIC in conjunction with its initial public offering in October 1996.

PREFERRED STOCK DIVIDENDS
On April 1, 1996, Security Capital issued 139,000 shares of Series A Preferred Stock to a single investor. The Series A Preferred Stock carries a 7.5% preferential cash dividend rate, payable when and if authorized by the Board quarterly in arrears. Security Capital paid $7.8 million in dividends on the Series A Preferred Stock in 1996. See "Description of Capital Stock--Preferred Stock."

1995 COMPARED TO 1994

CAPITAL DIVISION INVESTMENTS

Dividends Received

Security Capital's dividends received increased $41.4 million, or 86%, from $48.2 million in 1994 to $89.6 million in 1995.

Equity in earnings of less than 50% owned investees
Security Capital consolidated SCI's operations in 1994 and reported earnings of SCI based on the equity method in 1995. For purposes of comparison between the years, SCI results of operations for 1994 are discussed below as if the equity method was in effect for 1994. Security Capital's share of SCI's earnings increased 65%, from $12.7 million in 1994 to $21.0 million in 1995. This increase was primarily attributable to an increase in the amount of distribution space owned and leased by SCI (58.5 million square feet at December 31, 1995 compared to 39.1 million square feet at December 31, 1994), improvements in SCI's average occupancy levels (95.42% in 1995 compared to 93.32% in 1994) and increased rental rates on renewal leases for previously occupied space. At December 31, 1995 and 1994, Security Capital's ownership interest in the outstanding common shares of SCI was 48% and 51%, respectively.

Security Capital reported earnings of PTR based on the equity method in both 1995 and 1994. However, PTR's 1995 earnings include the earnings of PACIFIC which was merged into PTR in March 1995. For purposes of comparison between the years, PTR's results of operations for 1994 are discussed below as if the PTR Merger had occurred at the beginning of 1994. Security Capital's share of PTR's earnings increased 69%, from $14.6 million in 1994 ($8.8 million from PTR and $5.8 million from PACIFIC) to $24.6 million in 1995. This increase was primarily attributable to a substantial increase in 1995 in the number of multifamily properties owned by PTR (38,737 operating units at December 31, 1995 compared to 30,182 operating units at December 31, 1994) and Security Capital's increased ownership interest in PTR. At December 31, 1995 and 1994, Security Capital's ownership interest in the outstanding common shares of PTR was 38% and 32%, respectively.

Rental Operations--from greater than 50% owned consolidated investees

Rental Revenues and Expenses
During 1995 and 1994, all rental revenues and expenses of the Company pertained solely to ATLANTIC's operations. Rental revenues increased $48.6 million, or 88%, to $103.6 million in 1995 from $55.0 million in 1994. Rental expenses increased $14.9 million, or 65%, to $37.9 million in 1995 (excluding REIT and property management fees) from $23.0 million in 1994. The increase in rental revenues and expenses was primarily attributable to the increase in the number of multifamily communities. At December 31, 1995, ATLANTIC had 15,823 operating multifamily units as compared to 11,990 operating multifamily units at December 31, 1994. In 1994, ATLANTIC acquired 11,307 units and the majority of its properties were not owned for the full year. At December 31, 1994, 94.7% of ATLANTIC's units were classified as "pre-stabilized" as compared to 25.7% at December 31, 1995. The term "pre-stabilized" means that renovation, repositioning, new management and new marketing programs (or development and marketing in the case of newly developed communities) have not been completed and in effect for a sufficient period of time (but in no event longer than 12 months, except in cases of major rehabilitation) to achieve 93% occupancy at market rents.

Depreciation and Amortization
Total depreciation and amortization for Security Capital was $26.0 million for 1995, which represented an increase of $17.2 million from depreciation and amortization of $8.8 million for 1994. Depreciation and amortization from rental operations was $15.9 million and $8.8 million in 1995 and 1994, respectively. The $7.1 million increase in depreciation and amortization from rental operations, which represented an increase of 81% over 1994, was due to increases in ATLANTIC's portfolio of operating properties and the reflection of a full year of depreciation in 1995 for properties acquired during 1994. The remaining increase of $10.1 million in 1995 was attributable to the Services Division.

SERVICES DIVISION

Revenues
Services Division revenues were $49.4 million in 1995. As mentioned previously, the Services Division companies were acquired by Security Capital on January 1, 1995 as a result of the 1995 Merger.

Depreciation and Amortization
Depreciation and amortization for the Services Division was $10.1 million in 1995, of which $7.9 million was attributable to amortization of goodwill from the 1995 Merger and $2.2 million was attributable to depreciation on furniture, fixtures and equipment (primarily computer and communications equipment) which was not owned by Security Capital in 1994.

INTEREST EXPENSE
Security Capital's interest expense for 1995 and 1994 consisted of interest on the 2014 Convertible Debentures, interest on revolving lines of credit which are obligations of Security Capital and ATLANTIC and interest on mortgage notes payable which are obligations of ATLANTIC. Interest expense for 1995 and 1994 can be summarized as follows:

                     ----------------------------------------------------------

                          SECURITY CAPITAL          ATLANTIC                  TOTAL
                        --------------------- ---------------------   ---------------------
Dollars in thousands          1995       1994       1995        1994        1995        1994
                        ---------  ---------  ---------   ---------   ---------   ---------
2014 Convertible
 Debentures             $  78,785  $  29,647          -           -   $  78,785   $  29,647
Lines of credit             5,977      6,424  $  15,784   $   5,487      21,761      11,911
Mortgage notes payable          -          -      7,662       3,363       7,662       3,363
Capitalized interest            -          -     (4,404)       (793)     (4,404)       (793)
                        ---------  ---------  ---------   ---------   ---------   ---------
                        $  84,762  $  36,071  $  19,042   $   8,057   $ 103,804   $  44,128
                        =========  =========  =========   =========   =========   =========

Interest on 2014 Convertible Debentures increased $49.1 million in 1995 from $29.6 million in 1994. The increase was primarily due to the issuance of $461 million of 2014 Convertible Debentures in 1994, and the issuance of an additional $185 million of 2014 Convertible Debentures in 1995.

ATLANTIC's mortgage interest expense increased $4.3 million in 1995 as compared to 1994, due to an increase in average mortgage debt outstanding.

ATLANTIC's line of credit interest expense increased $10.3 million in 1995 over 1994. The increase was primarily attributable to an increase in the average outstanding balance on its line of credit ($178.3 million in 1995 as compared to $65.6 million in 1994) and a higher weighted-average interest rate (7.92% in 1995 as compared to 7.34% in 1994). A portion of the increase was also attributable to amortization of loan-related costs.

The overall increase in interest expense was offset by an increase in capitalized interest of $3.6 million in 1995 over 1994. The increase in capitalized interest was the result of ATLANTIC's increased development activity.

PAYROLL AND RELATED COSTS
During 1995, Security Capital incurred payroll and related costs of $56.1 million as a result of the acquisition of the Services Division in the 1995 Merger.

GENERAL AND ADMINISTRATIVE
General and administrative costs increased to $23.0 million in 1995 from $6.2 million in 1994, primarily as a result of the acquisition of the Services Division in the 1995 Merger. General and administrative costs in 1994 consisted primarily of a REIT management fee paid by Security Capital amounting to $5.3 million, which was eliminated in 1995 as a result of the acquisition of the Services Division in the 1995 Merger. General and administrative costs in 1995 included approximately $22.1 million in additional costs related to expansion of the Services Division.

PROVISION FOR INCOME TAXES
Security Capital elected to be taxed as a REIT in 1994 and, therefore, incurred no federal or state tax at the corporate level in 1994. In 1995, Security Capital elected to be taxed as a C corporation. Security Capital sustained a loss for tax purposes in 1995 and its deferred tax assets (primarily net operating losses) were completely offset by a valuation allowance.

MINORITY INTERESTS
Minority interests decreased $10.4 million, from $15.2 million in 1994 to $4.8 million in 1995, primarily as a result of the deconsolidation of SCI and PACIFIC.

INVESTING AND FINANCING ACTIVITIES

OVERVIEW
Security Capital's investment activities consist primarily of the investment in the common shares of its Capital Division investees and capital expenditures relating to expansion of its Services Division business. The investment activities of Security Capital's operating companies consist primarily of the acquisition and development of real estate. Security Capital has historically financed its investment activities primarily through the sale of stock and debentures in private placements and borrowings under its line of credit.

Based on Security Capital's current level of operations and anticipated growth as a result of pending new business initiatives, Security Capital expects that cash flows from operations (including dividends and fees received from its operating companies), the proceeds of the Offering and the exercise of Warrants and funds currently available under its $300 million revolving line of credit will be sufficient to enable Security Capital to satisfy its anticipated requirements for operating and investing activities for the next twelve months. Security Capital intends to finance its long-term business activities (including investments in new business initiatives) through the proceeds of the Offering and the exercise of Warrants, borrowings under an expanded line of credit and the exercise of the Warrants to be issued as described below. In addition, the Company anticipates that its operating companies will separately finance their activities through cash flow from operations, sales of equity and debt securities and the incurrence of mortgage debt or line of credit borrowings.

As of December 31, 1996, Security Capital had $193.0 million of callable subscriptions for 2016 Convertible Debentures and Class A Shares, which subscription amounts had been called and received as of March 31, 1997. Concurrent with the Warrant Issuance, Security Capital has registered to sell $250 million of Class B Shares to the public in the Offering.

Security Capital's consolidated investees have undertaken the following recent financing activities:

  . In April 1997, ATLANTIC completed an $86 million (gross proceeds) equity offering to finance development and acquisition plans for 1997. (The offering is subject to a 15% overallotment option that could be exercised at the option of the underwriters through May 10, 1997.) Additionally, cash on hand, borrowings under its $350 million line of credit and securities offerings are expected to provide the remaining source of capital for ATLANTIC's financing needs.

  . Homestead plans a development program for its extended-stay lodging properties which will be financed primarily through its funding commitment agreements with PTR and ATLANTIC, which agreements will provide up to $129 million and $111 million, respectively, in financing, as well as through outstanding warrants to purchase approximately $51 million of Homestead common stock outstanding as of December 31, 1996 (if such warrants are exercised). Homestead is currently negotiating a revolving line of credit and is considering securities offerings to provide additional sources of capital to meet its financing needs.

1996 INVESTING AND FINANCING ACTIVITIES
Security Capital recorded investments of approximately $832.3 million in 1996, consisting primarily of (i) $267 million invested by ATLANTIC for the development and acquisition of multifamily communities, (ii) $65 million invested by Homestead for development of extended-stay lodging properties from October 17, 1996 to December 31, 1996, (iii) $95 million invested by Security Capital for common shares of SCI and ATLANTIC and (iv) $392.9 million invested by Security Capital for common shares of Security Capital USREALTY.

Security Capital's 1996 net financing activity of $807.7 million consisted primarily of (i) net proceeds from sales of common and preferred stock of $438.3 million and $139.0 million, respectively, (ii) $221.6 million in net proceeds from the issuance of Convertible Debentures, (iii) a $45.9 million increase in outstanding mortgage loans for ATLANTIC and Homestead, (iv) net repayments on lines of credit of $10.0 million and (v) other financing transactions resulting in an aggregate use of cash of $26 million.

Also in 1996, ATLANTIC increased its line of credit to $350 million, and Security Capital increased its line of credit to $300 million.

Security Capital completed the following non-cash transaction in 1996:

  . On October 17, 1996, Security Capital, PTR, ATLANTIC and Homestead consummated the merger transactions described under "Relationship with Operating Companies--Homestead--Homestead Transaction." Since ATLANTIC and Homestead are consolidated with Security Capital, only the effect of PTR's transaction with Homestead is reflected in the Company's consolidated financial statements for the year ended December 31, 1996. With respect to the transaction between PTR and Homestead, Homestead acquired at the date of merger approximately $166 million of net assets in exchange for the issuance of 9,485,727 shares of Homestead common stock and $76 million of convertible mortgage notes payable.

1995 INVESTING AND FINANCING ACTIVITIES
Security Capital recorded investments of approximately $493.9 million in 1995, consisting primarily of $235.1 million invested by ATLANTIC for the development and acquisition of multifamily communities and $254.4 million invested by the Company for the acquisition of common shares of PTR, SCI, ATLANTIC and Security Capital USREALTY.

Security Capital's 1995 net financing activity of $486.9 million primarily consisted of (i) net proceeds from the sale of common stock of $363.3 million,
(ii) $184.8 million in net proceeds from the issuance of Convertible Debentures, (iii) a decrease in outstanding mortgage loans of $7.0 million for ATLANTIC, (iv) net repayments on lines of credit of $39.5 million and (v) other financing transactions resulting in an aggregate use of cash of $14.7 million.

Security Capital completed the following non-cash investing and financing activities in 1995:

  . On January 1, 1995, Security Capital acquired through the 1995 Merger the net assets of the Services Division companies for $233.7 million in exchange for debt and equity securities of Security Capital.

  . On March 23, 1995, Security Capital exchanged the shares of its PACIFIC subsidiary for additional shares of PTR. The transaction was valued at approximately $136.0 million and resulted in Security Capital receiving an additional 8.5 million shares of PTR.

1994 INVESTING AND FINANCING ACTIVITIES
Security Capital recorded investments of approximately $1.2 billion in 1994, primarily as a result of ATLANTIC's development and acquisition of multifamily communities and SCI's development and acquisition of distribution facilities. Security Capital also invested approximately $73.8 million to acquire PTR common shares.

Security Capital's 1994 net financing activity of $1.2 billion primarily consisted of (i) net proceeds from the sale of common stock of $788 million,
(ii) $48.2 million in net proceeds from the issuance of 2014 Convertible Debentures; (iii) net borrowings on lines of credit of $400 million, (iv) distributions to shareholders (primarily SCI shareholders) amounting to $50 million and (v) other financing transactions resulting in an aggregate use of cash of $19 million.

Security Capital completed the following non-cash investing and financing activities in 1994:

  . In June 1994, the Board authorized a distribution of 2014 Convertible Debentures. For the year ended December 31, 1994, $417.2 million of 2014 Convertible Debentures were distributed representing $757.50 for each common share outstanding or subscribed for.

  . During the year ended December 31, 1994, Security Capital assumed $274.1 million in mortgage notes payable in connection with the acquisition of multifamily communities and distribution facilities through its ATLANTIC, PTR and SCI investees.

LINE OF CREDIT
SC Realty, a wholly owned subsidiary of the Company, has entered into a $300 million secured revolving line of credit with Wells Fargo. The line of credit matures in November 1998 and may be extended for one year periods with the approval of Wells Fargo and the other participating lenders. Borrowings on the line of credit bear interest, at SC Realty's option, at either (i) LIBOR plus a margin of 1.50% or (ii) the higher of the federal funds rate plus a margin of .50% or Wells Fargo's prime rate, with interest payable monthly in arrears. SC Realty pays a commitment fee ranging from .125% to .25% per annum based on the average unfunded line of credit balance. The line of credit is guaranteed by Security Capital and is secured by shares of PTR, SCI, ATLANTIC, Security Capital USREALTY and Homestead, as well as warrants to purchase shares in Homestead.

The line of credit contains a restricted payments covenant which prohibits dividends and distributions on SC Realty's capital stock in excess of 100% of SC Realty's cash flow available for distribution (as defined). Security Capital's guaranty of the line of credit also contains various financial and other covenants applicable to the Company, including a minimum shareholders' equity test, a total liabilities to net worth ratio and an interest coverage ratio, as well as restrictions on the Company's ability to incur indebtedness and effect consolidations, mergers (other than a consolidation or merger in which the Company is the surviving entity) and sales of assets. The guaranty also contains a restricted payments covenant which prohibits dividends and distributions on the Company's capital stock in excess of 95% of the Company's cash flow available for distribution (as defined).

As of April 25, 1997, SC Realty had borrowed $22 million under the line of credit. See "Use of Proceeds."

2014 CONVERTIBLE DEBENTURES
At December 31, 1996, the Company had approximately $713.7 million principal amount of 2014 Convertible Debentures outstanding. The 2014 Convertible Debentures accrue interest at an annual rate of 12% and require semi-annual cash interest payments at a minimum rate of 3.5%. Interest above the minimum may be paid currently or deferred at the option of the Company. Any deferred interest accrues interest at 12% and is due upon maturity. The principal amount of the 2014 Convertible Debentures are convertible into Class A Shares at $1,046.00 per share at the option of the holder at any time after the earlier to occur of (i) the first anniversary of the Company's initial public offering,
(ii) July 1, 1999, (iii) the consolidation or merger of the Company with another entity (other than a merger in which the Company is the surviving entity) or any sale or disposition of substantially all the assets of the Company or (iv) notice of redemption of the 2014 Convertible Debentures by the Company. The Company may redeem the 2014 Convertible Debentures at any time, in whole or in part, at par plus accrued and unpaid interest to the date of redemption.

2016 CONVERTIBLE DEBENTURES
At December 31, 1996, the Company had approximately $226.5 million principal amount of 2016 Convertible Debentures outstanding. The 2016 Convertible Debentures accrue interest at an annual rate of 6.5% and require semi-annual cash interest payments. The principal amount of the 2016 Convertible Debentures are convertible into Class A Shares at $1,153.90 per share at the option of the holder at any time after the earlier to occur of (i) the first anniversary of the Company's initial public offering, (ii) March 29, 2001, (iii) the consolidation or merger of the Company with another entity (other than a merger in which the Company is the surviving entity) or any sale or disposition of substantially all the assets of the Company, (iv) a recommendation by the Board of any tender offer or exchange offer for 50% or more of the Company's outstanding common stock (provided that the 2014 Convertible Debentures have then become convertible pursuant to their terms) or (v) notice of redemption of the 2016 Convertible Debentures by the Company. The Company may redeem the 2016 Convertible Debentures at any time after March 29, 1999, in whole or in part, at par plus accrued and unpaid interest to the date of redemption.

                     RELATIONSHIPS WITH OPERATING COMPANIES

In addition to the transactions with affiliates described elsewhere in this Prospectus, Security Capital has entered into the following agreements with its affiliated real estate operating companies:

ATLANTIC

ATLANTIC REIT Management Agreement
ATLANTIC's REIT manager, Security Capital (Atlantic) Incorporated (the "ATLANTIC REIT Manager"), is owned by Security Capital. The ATLANTIC REIT Manager's sole business and principal occupation since its formation in October 1993 is advising ATLANTIC. The services provided or coordinated by the ATLANTIC REIT Manager include strategic and day-to-day management, research, investment analysis, acquisition and due diligence, multifamily property development, asset management, capital markets, asset disposition, legal and accounting services. All such services are included in the fee paid to the ATLANTIC REIT Manager by ATLANTIC (the "ATLANTIC REIT Management fee"), including capital markets and development services, which most REITs capitalize (or, in the case of capital markets, deduct from proceeds). The ATLANTIC REIT Management fee is paid monthly and was $10.4 million, $6.9 million and $3.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. This agreement will be terminated upon the closing of the Mergers and all the employees of the ATLANTIC REIT Manager will become employees of ATLANTIC.

ATLANTIC Property Management
Commencing May 12, 1994, SCG Realty Services (Atlantic) Incorporated (the "ATLANTIC Property Manager"), an affiliate of the ATLANTIC REIT Manager and a subsidiary of Security Capital, began providing property management services for certain of ATLANTIC's properties. At March 31, 1997, the ATLANTIC Property Manager managed approximately 88.3% of ATLANTIC's multifamily units. The agreement terminates September 30, 1997, subject to earlier termination by ATLANTIC on 30 days' notice, is renewable annually upon approval of ATLANTIC's independent directors and contemplates a fee to the ATLANTIC Property Manager of 3.5% per annum of property revenues for properties located in Atlanta and Washington, D.C. markets and 3.75% per annum of property revenues for all other properties, paid monthly, which was $4.2 million, $3.5 million and $1.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. Any management contracts executed with the ATLANTIC Property Manager are expected to be at market rates. This agreement will be terminated upon the closing of the Mergers and all employees of the ATLANTIC Property Manager will become employees of ATLANTIC.

ATLANTIC Investor Agreement
ATLANTIC and Security Capital are parties to an Investor Agreement, dated as of October 28, 1993 (the "ATLANTIC Investor Agreement"), which required Security Capital to purchase $21.5 million in common stock of ATLANTIC, subject to certain conditions. The ATLANTIC Investor Agreement, among other things, requires ATLANTIC to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase price exceeds $5 million. The ATLANTIC Investor Agreement also provides that, so long as Security Capital owns at least 10% of the outstanding common stock of ATLANTIC, ATLANTIC may not increase its Board of Directors to more than seven members. Security Capital is entitled to designate one or more persons as directors, and ATLANTIC is obligated to use its best efforts to cause the election of such persons, as follows: (i) so long as Security Capital owns at least 10%, but less than 20%, of the outstanding common stock of ATLANTIC, it is entitled to nominate two persons; and (ii) so long as Security Capital owns at least 20% of the outstanding common stock of ATLANTIC, it is entitled to nominate three persons.

In addition, the ATLANTIC Investor Agreement provides Security Capital with registration rights pursuant to which, in certain circumstances, Security Capital may demand, at any time, registration pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") of all or any part of the shares of ATLANTIC's common stock owned by Security Capital.

At the closing of the Mergers, ATLANTIC and Security Capital will amend and restate the ATLANTIC Investor Agreement (as so amended and restated, the "ATLANTIC Amended Investor Agreement"), which will provide that, without first having consulted with the nominees of Security Capital designated in writing, ATLANTIC may not seek Board of Directors approval of (i) ATLANTIC's annual budget; (ii) the incurrence of expenses in any year exceeding (a) any line item in the annual budget by the greater of $500,000 or 20% and (b) the total expenses set forth in the annual budget by 15%; (iii) the purchase or sale of any assets in any single transaction or series of related transactions in the ordinary course of ATLANTIC's business where the aggregate purchase price to be paid or received by ATLANTIC would exceed $25 million; and (iv) the entering into of any new contract with a service provider (a) for investment management, property management or leasing services or (b) that reasonably contemplates annual contract payments by ATLANTIC in excess of $1 million. ATLANTIC is under no obligation to accept or comply with any advice offered by Security Capital with respect to the foregoing matters.

Additionally, so long as Security Capital beneficially owns at least 25% of the common shares of ATLANTIC, Security Capital will have the right to approve the following matters proposed by ATLANTIC: (i) the issuance or sale of any common shares, (including the grant of any rights, options or warrants to subscribe for or purchase common shares or any security convertible into or exchangeable for common shares or the issuance or sale of any security convertible into or exchangeable for common shares) at a price per share less than the fair market value of a common share on the date of such issuance or sale; (ii) the issuance and sale of any disqualified shares (as defined) if, as a result thereof, ATLANTIC's Fixed Charge Coverage Ratio (as defined) would be less than 1.4 to 1.0; (iii) the adoption of any employee benefit plan pursuant to which shares of ATLANTIC or any securities convertible into shares of ATLANTIC may be issued and any action with respect to the compensation of the senior officers of ATLANTIC (including the granting or award of any bonuses or share-based incentive awards); and (iv) the incurrence of any additional indebtedness (including guarantees and including renegotiations and restructurings of existing indebtedness) if, as a result thereof, ATLANTIC's Interest Expense Coverage Ratio (as defined) would be less than 2.0 to 1.0. The restriction referred to in clause (i) above does not apply to (A) the sale or grant of any options to purchase shares of ATLANTIC pursuant to the provisions of any benefit plan approved by the shareholders of ATLANTIC, (B) the issuance or sale of shares upon the exercise of any rights, options or warrants granted, or upon the conversion or exchange of any convertible or exchangeable security issued or sold, prior to the closing date of the Mergers or in accordance with the provisions of the ATLANTIC Amended Investor Agreement, (C) the issuance and sale of any shares of ATLANTIC pursuant to any dividend reinvestment and share purchase plan approved by the ATLANTIC Board of Directors or (D) the issuance, grant of distribution of rights, options or warrants to all holders of common shares entitling them to subscribe for or purchase shares of ATLANTIC or securities convertible into or exercisable for shares.

The ATLANTIC Amended Investor Agreement will also provide that, so long as Security Capital owns at least 10% of the outstanding common shares, ATLANTIC may not increase the number of persons serving on the ATLANTIC Board of Directors to more than seven. Security Capital also will be entitled to designate one or more persons as directors of ATLANTIC, as follows: (i) so long as Security Capital owns at least 10% but less than 25% of the outstanding common shares, it is entitled to nominate one person; and (ii) so long as Security Capital owns at least 25% of the outstanding common shares, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the ATLANTIC Board of Directors as the number of common shares beneficially owned by Security Capital bears to the total number of outstanding common shares, provided, that Security Capital shall be entitled to designate no more than three persons so long as the ATLANTIC Board of Directors consists of no more than seven members.

As part of the ATLANTIC Amended Investor Agreement, Security Capital may make employment opportunities with Security Capital or its affiliates available to the officers and employees of ATLANTIC. Prior to commencing discussions with a senior officer of ATLANTIC about any such opportunity, Security Capital must give the ATLANTIC Board of Directors 14 days' prior written notice.

In addition, the ATLANTIC Amended Investor Agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital may request at any time, registration of all of Security Capital's common shares pursuant to Rule 415 under the Securities Act. Security Capital may request one such registration for every $100 million (based on market value) of common shares of ATLANTIC it owns.

Administrative Services Agreement
At the closing of the Mergers, ATLANTIC and Security Capital will enter into an administrative services agreement, pursuant to which Security Capital will provide ATLANTIC with certain administrative and other services with respect to certain aspects of ATLANTIC's business, as selected from time to time by ATLANTIC at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services plus 20%, subject to a maximum amount of approximately $5.2 million during the initial term of the agreement, of which approximately $1.5 million will apply to the period between the closing of the Mergers and December 31, 1997 and the remainder will apply to 1998. Cost savings under this agreement will accrue to ATLANTIC. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the ATLANTIC Board of Directors.

License Agreement
At the closing of the Mergers, ATLANTIC and Security Capital will enter into a license agreement pursuant to which Security Capital will grant ATLANTIC a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license will be for a period of 15 years, subject to ATLANTIC's right to extend the license for up to two additional five-year periods.

Protection of Business Agreement
At the closing of the Mergers, ATLANTIC and Security Capital will enter into a protection of business agreement (the "ATLANTIC Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those currently provided by the ATLANTIC REIT Manager and the ATLANTIC Property Manager to any entity that owns or operates multifamily properties. The ATLANTIC Protection of Business Agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of ATLANTIC or PTR. The ATLANTIC Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of ATLANTIC and (ii) the percentage of outstanding voting securities of ATLANTIC owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the ATLANTIC Board of Directors. Subject to earlier termination pursuant to the preceding sentence, the ATLANTIC Protection of Business Agreement will terminate on the third anniversary of the closing date of the Mergers.

ATLANTIC Development Agreements
ATLANTIC and certain affiliates of Hanover Realty Services Inc. ("Hanover") are parties to several development agreements, in connection with the acquisition and development of six properties located in North Carolina. In consideration for Hanover's development of these properties, the development agreements provide that ATLANTIC will make certain earnest payments to Hanover either in the form of cash, shares of ATLANTIC's common stock or shares of Security Capital's common stock, as determined in the sole discretion of Hanover. The amount of such payments shall be determined on a per site basis and shall be a percentage of the amount by which annualized net operating income exceeds the total actual project costs. In February 1997, Hanover was paid $800,000 with respect to one community. The aggregate amount of such earnout amounts for the five remaining communities cannot exceed $5.8 million. Hanover was not entitled to receive any earnout payment at February 28, 1997 on the five remaining communities.

HOMESTEAD

Homestead Transaction
In January 1996, Security Capital began considering ways for ATLANTIC, PTR and Security Capital to maximize shareholder value with respect to their Homestead Village properties and operations. In May 1996, ATLANTIC, PTR, Security Capital and Homestead entered into a merger agreement, pursuant to which each of ATLANTIC, PTR and Security Capital agreed to contribute, through a series of merger transactions, all of their respective assets relating to Homestead Village properties to Homestead, and ATLANTIC and PTR agreed to enter into certain funding commitment agreements. ATLANTIC's and PTR's respective shareholders approved the Homestead transaction on September 13, 1996 and September 12, 1996, respectively, and the closing of the Homestead transaction occurred on October 17, 1996, which resulted in (i) ATLANTIC (a) owning 4,201,220 shares of Homestead common stock, (b) owning 2,818,517 warrants each to purchase one share of Homestead common stock at $10 per share, (c) agreeing to provide up to $111.1 million of mortgage financing to Homestead in exchange for up to approximately $98 million in convertible mortgage notes and (d) providing a cash payment of $16.6 million to Homestead on the closing date;
(ii) PTR (a) owning 9,485,727 shares of Homestead common stock, (b) owning

6,363,789 warrants each to purchase one share of Homestead common stock at $10 per share and (c) agreeing to provide up to $198.8 million of mortgage financing to Homestead in exchange for up to approximately $221 million in convertible mortgage notes and (iii) Security Capital (a) owning 4,062,788 shares of Homestead common stock and (b) owning 817,694 warrants each to purchase one share of Homestead common stock at $10 per share. ATLANTIC and PTR both distributed the Homestead common stock and warrants which each received to their respective shareholders pro rata in the Homestead transaction on November 12, 1996 to shareholders of record on October 29, 1996. Each holder of record of a share of ATLANTIC's common stock received 0.110875 shares of Homestead common stock and warrants to purchase 0.074384 shares of Homestead common stock and each holder of record of a share of PTR's common shares received 0.125694 shares of Homestead common stock and warrants to purchase 0.084326 shares of Homestead common stock. As a result of the Homestead transaction, including the distributions by each of ATLANTIC and PTR, Security Capital owned 9,894,401 shares of Homestead common stock and warrants to purchase 4,730,022 shares of Homestead common stock. As of March 31, 1997, Security Capital had purchased in the open market warrants to purchase 1,420,700 shares of Homestead common stock and has exercised warrants to purchase 3,250,000 shares of Homestead common stock, and as a result, as of March 31, 1997 owned 13,144,401 shares of Homestead common stock and warrants to purchase 2,900,722 shares of Homestead common stock.

Protection of Business Agreement
ATLANTIC, PTR and Security Capital entered into a protection of business agreement with Homestead, dated as of October 17, 1996 (the "Homestead Protection of Business Agreement"), which prohibits ATLANTIC, PTR and Security Capital, and their respective affiliates, from engaging, directly or indirectly, in the extended-stay lodging business except through Homestead and its subsidiaries. The agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily communities. The agreement does not prohibit ATLANTIC, PTR or Security Capital from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as it does not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and (iv) owning securities of another person primarily engaged in a business other than owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or Security Capital;
(ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing multifamily communities; and
(iii) owning the outstanding securities of another person, a majority-owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing multifamily communities, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from ATLANTIC, PTR or Security Capital or any of their respective affiliates), by any person (or group of associated persons acting in concert), other than ATLANTIC, PTR or Security Capital or their respective affiliates, of 25% or more of the outstanding voting stock of Homestead, without the prior written consent of Homestead's Board of Directors. Subject to earlier termination pursuant to the preceding sentence, the Homestead Protection of Business Agreement will terminate on October 17, 2006.

Homestead Investor Agreement
Homestead and Security Capital have entered into an investor agreement (the "Homestead Investor Agreement"), dated as of October 17, 1996, which requires Security Capital, upon notice from Homestead, to exercise all of the warrants to purchase shares of Homestead common stock (at an exercise price of $10 per share) owned by Security Capital. Homestead may call for the exercise of such warrants by Security Capital upon 10 days' prior written notice. The Homestead Investor Agreement, among other things, provides that, without having first consulted with the nominee of Security Capital designated in writing, Homestead may not seek Homestead Board of Directors' approval of (i) Homestead's annual budget, (ii) the incurrence of expenses in any year exceeding (A) any line item in the annual budget by 20% and (B) the total expenses set forth in the annual budget by 5%, (iii) acquisitions or dispositions in a single transaction or group of related transactions where the aggregate purchase price paid or received exceeds $5 million, (iv) new contracts with a service provider (A) for investment management, property management or leasing services or (B) that reasonably contemplates annual contract payments by Homestead in excess of $200,000, (v) the declaration or payment of any dividend or other distribution,
(vi) the approval of stock
option plans, (vii) the offer or sale of any shares of stock of Homestead or any securities convertible into shares of stock of Homestead (other than the sale or grant of any stock or grants of options or exercise of options granted under any benefit option plan approved by stockholders) and (viii) the incurrence, restructuring, renegotiation or repayment of indebtedness for borrowed money in which the aggregate amount involved exceeds $5 million. The Homestead Investor Agreement also provides that, so long as Security Capital owns at least 10% of the outstanding shares of Homestead's common stock, Homestead may not increase the number of persons serving on the Homestead Board of Directors to more than seven. Security Capital also will be entitled to designate one or more persons as directors of Homestead, as follows: (i) so long as Security Capital owns at least 10% but less than 30% of the outstanding shares of Homestead's common stock, it is entitled to nominate one person and
(ii) so long as Security Capital owns at least 30% of the outstanding shares of Homestead's common stock, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Homestead Board of Directors as the number of shares of Homestead common stock beneficially owned by Security Capital bears to the total number of outstanding shares of Homestead common stock, provided that Security Capital shall be entitled to designate no more than two persons so long as the Homestead Board of Directors consists of no more than seven members. Any person who is employed by Security Capital or who is an employee, a 25% shareholder or a director of any corporation of which Security Capital is a 25% shareholder (except for Homestead) shall be deemed to be a designee of Security Capital.

In addition, the Homestead Investor Agreement provides Security Capital with registration rights pursuant to which, in certain specified circumstances, Security Capital may request, at any time after October 22, 1997, and on not more than three occasions, registration pursuant to Rule 415 under the Securities Act of all of the shares of Homestead's common stock owned by Security Capital.

Homestead Escrow Agreement
Pursuant to an escrow agreement dated October 17, 1996 (the "Escrow Agreement") among Homestead, Security Capital and State Street Bank and Trust Company (the "Escrow Agent"), a portion of the shares of Homestead common stock issuable to Security Capital as part of the Homestead transaction described above was placed in an escrow account maintained with the Escrow Agent. In general, as PTR and ATLANTIC advance funds to Homestead in accordance with the terms of their respective funding commitment agreements with Homestead, a portion of the shares of Homestead's common stock in the escrow account will be released to Security Capital, together with a proportionate amount of accrued dividends, if any. On January 1, 2000, unless all of the shares of Homestead's common stock placed in the escrow account have been released to Security Capital sooner in accordance with the provisions of the Escrow Agreement, the Escrow Agent will release to Homestead all of the shares of Homestead's common stock remaining in the escrow account. All dividends or other distributions paid by Homestead in respect of the shares of Homestead's common stock held in the escrow account shall be retained by the Escrow Agent for the benefit of the party to whom the related shares of Homestead's common stock are ultimately issued. The Escrow Agent will vote all shares of Homestead's common stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares. Currently, 1,671,929 shares of Homestead common stock remain in the escrow account.

Homestead Administrative Services Agreement
Homestead has entered into an administrative services agreement with Security Capital (the "Homestead Administrative Services Agreement"), pursuant to which Security Capital, through SCGroup, provides Homestead with administrative services with respect to certain aspects of Homestead's business. These services include, but are not limited to, insurance administration, accounts payable administration, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The fees payable to Security Capital are based on Security Capital's cost of the services provided plus an additional 20%. Any arrangements under the Homestead Administrative Services Agreement for the provision of services are required to be commercially reasonable and on terms not less favorable than those which could be obtained from unaffiliated third parties. The Homestead Administrative Services Agreement expires on December 31, 1997 and is automatically renewed for successive one-year terms, subject to approval by a majority of the disinterested members of the Homestead Board of Directors of the annual compensation payable to Security Capital for services rendered to Homestead. Homestead paid fees of $375,000 to Security Capital for administrative services provided in 1996.

PTR

Merger and Public Offerings
On December 6, 1994, PTR entered into a merger agreement with PACIFIC and Security Capital, providing for the merger (the "PTR Merger") of PACIFIC with and into PTR. The PTR Merger was consummated on March 23, 1995 with 80.7% of PTR's common shares being voted in favor of the PTR Merger. Pursuant to the PTR Merger, each then outstanding share of PACIFIC common stock was converted into the right to receive 0.611 PTR common shares. Security Capital was the principal stockholder of PACIFIC prior to the PTR Merger, having owned approximately 97.6% of PACIFIC's common stock outstanding at the time of the PTR Merger. Security Capital's PACIFIC common stock was converted into 8,266,112 PTR common shares pursuant to the terms of the PTR Merger. In addition, William D. Sanders, the Chairman of Security Capital, and William G. Myers and John C. Schweitzer, both trustees of PTR, received 9,165, 9,165 and 7,637 PTR common shares, respectively, upon conversion of their PACIFIC common stock pursuant to the terms of the PTR Merger. Upon consummation of the PTR Merger, PTR changed its name from "Property Trust of America" to "Security Capital Pacific Trust."

PTR REIT Management Agreement
Security Capital Pacific Incorporated (the "PTR REIT Manager") is owned by Security Capital. All officers of PTR are employees of the PTR REIT Manager and PTR has no employees. Pursuant to a REIT management agreement (the "PTR REIT Management Agreement"), the PTR REIT Manager provides both strategic and day-to-day management to PTR, including research, investment analysis, acquisition and development services, asset management, capital markets services, disposition of assets and legal and accounting services. The PTR REIT Management Agreement requires PTR to pay a base annual fee of $855,000 plus 16% of cash flow (as defined in the PTR REIT Management Agreement) in excess of $4,837,000. The PTR REIT Manager also receives a fee of 0.25% per year on the average daily balance of cash equivalent investments. PTR is obligated to reimburse the PTR REIT Manager for certain expenses incurred by the PTR REIT Manager on behalf of PTR relating to PTR's operations, primarily including third party legal, accounting and similar fees paid on behalf of PTR, and travel expenses incurred in seeking financing, property acquisitions, property sales, property development, attendance at trustee and shareholder meetings and similar activities on behalf of PTR. The PTR REIT Management Agreement is renewable by PTR annually, subject to a determination by the independent trustees that the PTR REIT Manager's performance has been satisfactory and that the compensation payable to the PTR REIT Manager is fair. Each of PTR and the PTR REIT Manager may terminate the PTR REIT Management Agreement on 60 days' notice. For 1996, 1995 and 1994, the PTR REIT Manager earned REIT management fees totalling $22.2 million, $20.4 million and $13.2 million, respectively. This agreement will be terminated upon the closing of the Mergers and all employees of the PTR REIT Manager will become employees of PTR.

PTR Property Management
At March 31, 1997, SCG Realty Services Incorporated ("SCG Realty Services"), as property manager for most of PTR's multifamily communities, managed approximately 95.2% of PTR's operating multifamily units, with the balance in various stages of transition to SCG Realty Services' management. Security Capital owns SCG Realty Services. Rates for services performed by SCG Realty Services are subject to annual approval by PTR's independent trustees (who receive an annual review of fees paid for similar services from an independent third party). During 1996, 1995 and 1994, PTR paid aggregate fees of $9.7 million, $7.9 million and $7.1 million, respectively, to SCG Realty Services. This agreement will be terminated upon the closing of the Mergers and all employees of SCG Realty Services will become employees of PTR.

PTR Investor Agreement
Pursuant to various agreements, as amended, between PTR and Security Capital (the "PTR Investor Agreement"), Security Capital is entitled to designate three persons to be nominated for election to the PTR Board of Trustees. So long as Security Capital beneficially owns at least 10% of PTR's common shares, PTR is prohibited from increasing the number of members of the PTR Board of Trustees to more than seven. Additionally, the PTR Investor Agreement, among other things, requires PTR to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The PTR Investor Agreement also provides certain registration rights to Security Capital in respect of PTR's common shares beneficially owned by Security Capital.

At the closing of the Mergers, PTR and Security Capital will amend and restate the PTR Investor Agreement such that it will be substantially similar to the ATLANTIC Amended Investor Agreement described above except: (i) it will restrict the ability of Security Capital (or a group of which it is a member) from acquiring in excess of 49% of PTR's common shares subject to certain exceptions and (ii) it will permit PTR to increase the size of the PTR Board of Trustees to eight members.

Administrative Services Agreement
At the closing of the Mergers, PTR and Security Capital will enter into an administrative services agreement, pursuant to which Security Capital will provide PTR with certain administrative and other services with respect to certain aspects of PTR's business, as selected from time to time by PTR at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services plus 20%, subject to a maximum amount of approximately $7.7 million during the initial term of the agreement, of which approximately $2.2 million will apply to the period between closing of the Mergers and December 31, 1997 and the remainder will apply to 1998. Cost savings under this agreement will accrue to PTR. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the PTR Board of Trustees.

License Agreement
At the closing of the Mergers, PTR and Security Capital will enter into a license agreement (the "PTR License Agreement") pursuant to which Security Capital will grant PTR a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license will be for a period of 15 years, subject to PTR's right to extend the license for up to two additional five-year periods. As part of the PTR License Agreement, Security Capital will agree that, during the term of the agreement, it will not exercise its rights under the PTR Declaration of Trust to cause PTR to change its name.

Protection of Business Agreement
At the closing of the Mergers, PTR and Security Capital will enter into a protection of business agreement (the "PTR Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those currently provided by the PTR REIT Manager and the PTR Property Manager to any entity that owns or operates multifamily properties. The PTR Protection of Business Agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of PTR or ATLANTIC. The PTR Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of PTR and
(ii) the percentage of outstanding voting securities of PTR owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the PTR Board of Trustees. Subject to earlier termination pursuant to the preceding sentence, the PTR Protection of Business Agreement will terminate on the third anniversary of the closing date of the Mergers.

PTR Development Services
PTR owns all of the preferred stock of PTR Development Services Incorporated ("PTR Development Services"), which entitles PTR to 95% of the net operating cash flow of PTR Development Services. Security Capital owned all of the common stock of PTR Development Services during 1995. Effective as of January 1, 1996, Security Capital transferred such common stock to an unaffiliated trust. The common stock is entitled to receive the remaining 5% of net operating cash flow. During 1996, PTR made mortgage loans to PTR Development Services in an aggregate amount of $18.8 million for the purchase of land for multifamily development. Owning land through PTR Development Services provides greater flexibility for the use of such land and the disposition of excess parcels. PTR expects to make similar loans to PTR Development Services in 1997. The aggregate amount of such loans will vary depending upon the volume of development activity.

SCI

SCI REIT Management Agreement
Security Capital Industrial Incorporated (the "SCI REIT Manager") is owned by Security Capital. All officers of SCI are employees of the SCI REIT Manager and SCI has no employees. Pursuant to a REIT management agreement (the "SCI REIT Management Agreement"), the SCI REIT Manager provides both strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, marketing, asset management, capital markets, disposition of assets, management information systems support and legal and accounting services. The SCI REIT Management Agreement requires SCI to pay a base annual fee of approximately 16% of cash flow as defined in the SCI REIT Management Agreement. The SCI REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments. SCI is obligated to reimburse the SCI REIT Manager for all expenses incurred by the SCI REIT Manager on behalf of SCI relating to SCI's operations, primarily including third-party legal, accounting, property development and similar fees paid on behalf of SCI, and travel expenses incurred in seeking financing, property acquisitions, property sales, attendance at SCI Board of Trustees and shareholder meetings and similar activities on behalf of SCI. The SCI REIT Management Agreement is renewable annually by SCI, subject to a determination by the independent trustees that the SCI REIT Manager's performance has been satisfactory and that the compensation payable to the SCI REIT Manager is fair. Each of SCI and the SCI REIT Manager may terminate the SCI REIT Management Agreement on 60 days' notice. For 1996, 1995 and 1994, the SCI REIT Manager earned REIT management fees of $21.5 million, $14.2 million and $8.7 million, respectively, pursuant to the SCI REIT Management Agreement. This agreement will be terminated upon the closing of the Mergers and all employees of the SCI REIT Manager will become employees of SCI.

SCI Property Management
Commencing in January 1994, SCI Client Services Incorporated ("Client Services"), an affiliate of the SCI REIT Manager, began providing property management services for certain of SCI's properties. As of March 31, 1997 Client Services managed 92.7% of SCI's 82.7 million total operating square feet. The agreement is subject to termination by SCI on 30 days' notice and by Client Services on 60 days' notice, is renewable annually upon approval of SCI's independent trustees, and contemplates a fee to Client Services of not more than 3% per annum of property revenues, paid monthly, plus leasing commissions and maintenance recovery fees consistent with industry practice, which together were $11.8 million, $5.3 million and $1.7 million for 1996, 1995 and 1994, respectively. Any management contracts executed with Client Services are expected to be at or below market rates. This agreement will be terminated upon the closing of the Mergers and all employees of Client Services will become employees of SCI.

SCI Investor Agreement
SCI and Security Capital are parties to an Investor Agreement, dated as of November 18, 1993 (the "SCI Investor Agreement"), which required Security Capital to invest a minimum of $75 million in SCI's common shares in SCI's December 1993 private rights offering to shareholders, subject to certain conditions. The SCI Investor Agreement, among other things, requires SCI to obtain Security Capital's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The SCI Investor Agreement also provides that, so long as Security Capital beneficially owns at least 10% of the outstanding SCI common shares, SCI may not increase the size of its Board of Trustees to more than seven members. Security Capital is entitled to designate one or more persons for nomination to election as trustees, and SCI is obligated to use its best efforts to cause the election of such persons, as follows: (i) so long as Security Capital beneficially owns at least 10% but less than 20% of the outstanding SCI common shares, it is entitled to designate two persons; and
(ii) so long as Security Capital beneficially owns at least 20% of the outstanding SCI common shares, it is entitled to designate three persons. The SCI Investor Agreement also provides certain registration rights to Security Capital with respect to SCI's common shares beneficially owned by Security Capital.

At of the closing of the Mergers, SCI and Security Capital will amend and restate the SCI Investor Agreement such that it will be substantially similar to the ATLANTIC Amended Investor Agreement described above.

Administrative Services Agreement
At the closing of the Mergers, SCI and Security Capital will enter into an administrative services agreement, pursuant to which Security Capital will provide SCI with certain administrative and other services with respect to certain aspects of SCI's business, as selected from time to time by SCI at its option. These services are expected to include, but are not limited to, payroll and tax administration services, cash management and accounts payable services, data processing and other computer services, human resources, research, investor relations, insurance administration and legal administration. The fees payable to Security Capital will be equal to Security Capital's cost of providing such services plus 20%, subject to a maximum amount of approximately $7.1 million during the initial term of the agreement, of which approximately $2.0 million will apply to the period between the closing of the Mergers and December 31, 1997 and the remainder will apply to 1998. Cost savings under this agreement will accrue to SCI. The agreement will be for an initial term expiring on December 31, 1998 and will be automatically renewed for consecutive one-year terms, subject to approval by a majority of the independent members of the SCI Board of Trustees.

License Agreement
At the closing of the Mergers, SCI and Security Capital will enter into a license agreement (the "SCI License Agreement") pursuant to which Security Capital will grant SCI a non-exclusive license to use Security Capital's registered logo and the non-exclusive right to use the name "Security Capital." The term of the license will be for a period of 15 years, subject to SCI's right to extend the license for up to two additional five-year periods. As part of the SCI License Agreement, Security Capital will agree that during the term of the agreement, it will not exercise its rights under the SCI Declaration of Trust to cause SCI to change its name.

Protection of Business Agreement
At the closing of the Mergers, SCI and Security Capital will enter into a protection of business agreement (the "SCI Protection of Business Agreement"), which will prohibit Security Capital and its affiliates from providing, anywhere within the United States, directly or indirectly, substantially the same services as those currently provided by the SCI REIT Manager and the SCI Property Manager to any entity that owns or operates distribution properties. The SCI Protection of Business Agreement does not prohibit Security Capital or its affiliates from owning the securities of any class of SCI. The SCI Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly, (other than by purchase from Security Capital or any of its affiliates), by any person (or group of persons acting in concert), other than Security Capital or any of its affiliates, of the greater of (i) 25% or more of the outstanding shares of voting securities of SCI and (ii) the percentage of outstanding voting securities of SCI owned directly or indirectly by Security Capital and its affiliates, in either case without the prior written consent of the SCI Board of Trustees. Subject to earlier termination pursuant to the preceding sentence, the SCI Protection of Business Agreement will terminate on the third anniversary of the closing date of the Mergers.

SCI Development Services
To better serve national companies which are valued SCI customers and enable SCI to exclusively meet all of their distribution space needs, SCI Development Services Incorporated ("SCI Development Services") develops for these customers build-to-suit distribution space facilities which do not meet SCI's strict investment criteria. SCI will not own these buildings but owns a preferred stock interest representing 95% of the net operating cash flow of SCI Development Services. Security Capital owned all of the common stock of SCI Development Services during 1995. Effective as of January 1, 1996, Security Capital transferred such common stock to an unaffiliated trust. The common stock is entitled to receive the remaining 5% of net operating cash flow. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. Under a separate agreement, the SCI REIT Manager provides SCI Development Services with day-to-day management services for a fee based on 16% of SCI Development Services' pre-tax cash flow plus .20% of the average daily balance of cash equivalent investments, including gains and losses realized on property sales. The fee incurred for 1996, 1995 and 1994 was approximately $1.3 million, $700,000 and $20,000, respectively. During 1996, 1995 and 1994, SCI earned $1.1 million, $1.7 million and $1.1 million, respectively, in interest income and had $2.7 million, $1.9 million and $17,000, respectively, in accrued interest receivable from SCI Development Services. As of December 31, 1996, 1995 and 1994, SCI had outstanding $162 million, $31.1 million and $1.1 million, respectively, of mortgage loans to SCI Development Services for development and acquisition of distribution facilities. SCI expects to make similar loans to SCI Development Services in 1997, however, SCI is unable to quantify the amount of such loans.

SECURITY CAPITAL USREALTY

Advisory Agreement
Pursuant to an agreement dated July 7, 1995 (the "Advisory Agreement"), Security Capital USREALTY appointed Security Capital (EU) Management S.A. ("USREALTY Adviser") as operating advisor to provide Security Capital USREALTY with advice with respect to strategy, investments, financing, administrative and all other operating matters affecting Security Capital USREALTY. The USREALTY Adviser receives a single all-inclusive annual advisory fee equal to 1.25% of Security Capital USREALTY's assets, excluding investments in Security Capital securities and investments of short-term cash and cash equivalents. The fee payable to the USREALTY Adviser is reduced to the extent that the third-party operating and administrative expenses of Security Capital USREALTY exceed .25% of assets per annum. The USREALTY Adviser is responsible for paying all fees of Security Capital Investment Research and Security Capital Investment Research Group (described below) and any other Security Capital advisory affiliates for services related to advising Security Capital USREALTY. The Advisory Agreement expires on July 7, 1997 and is automatically renewable for successive two-year periods, unless either the USREALTY Adviser, on one hand, or Security Capital USREALTY and Security Capital Holdings S.A., a wholly owned subsidiary of Security Capital USREALTY ("USREALTY Holdings"), acting together, on the other hand, give sixty days' prior written notice that the Advisory Agreement will not be renewed; provided, however, after the first anniversary date of the agreement or the first anniversary date of any renewal date, both Security Capital USREALTY and USREALTY Holdings, acting together, may terminate the agreement on not less than sixty days' prior written notice to the USREALTY Adviser. During 1996 and 1995, the USREALTY Adviser received fees of $8.0 million and $99,000, respectively, pursuant to the Advisory Agreement.

Sub-Advisory Agreements
Pursuant to an agreement dated July 7, 1995 (the "Sub-Advisory Agreement"), the USREALTY Adviser appointed Security Capital Investment Research Incorporated, a wholly owned subsidiary of Security Capital ("Security Capital Investment Research") as sub-adviser to provide fundamental research, investment identification, investment due diligence and investment monitoring services.
Effective                , 1997, the Sub-Advisory Agreement was amended and the
USREALTY Advisor entered into a separate agreement (together with the Sub-Advisory Agreement, the "Sub-Advisory Agreements") with Security Capital Investment Research Group Incorporated, a wholly-owned subsidiary of Security Capital Investment Research ("Security Capital Investment Research Group") and a registered investment adviser under the Investment Advisers Act of 1940, as amended, with respect to its analysis, advice and research in relation to intermediate term investments in real estate operating companies. Pursuant to its Sub-Advisory Agreements, Security Capital Investment Research receives (i) an annual fee based on .06% on strategic investments up to $1 billion and .03% on strategic investments in excess of $1 billion, (ii) a one time fee equal to
 .10% of the consideration payable each time Security Capital USREALTY makes a strategic investment and (iii) reimbursement of certain expenses, and pursuant to its Sub-Advisory Agreement, Security Capital Investment Research Group receives an annual fee equal to .50% on Security Capital USREALTY's other investments and reimbursement of certain expenses. The Sub-Advisory Agreements expire on July 7, 1997 and are automatically renewable for successive two-year periods unless the USREALTY Adviser notifies Security Capital Investment Research or Security Capital Investment Research Group that either Sub-Advisory Agreement will not be renewed; provided, however, after the first anniversary date of the agreements or at any time during a renewal period, the USREALTY Adviser may terminate either agreement on not less than sixty days' prior written notice to Security Capital Investment Research or Security Capital Investment Research Group. During 1996 and 1995, Security Capital Investment Research earned $1.6 million and $60,000, respectively, pursuant to the Sub-Advisory Agreement.

OTHER TRANSACTIONS WITH AFFILIATES

In ATLANTIC's March through June 1995 private offering, Security Capital purchased $94.8 million of shares of ATLANTIC's common stock at $22 per share. In ATLANTIC's December 1995 through May 1996 private offering, Security Capital purchased an aggregate of $50 million of shares of ATLANTIC's common stock, $21.1 million of which were purchased at $23 per share (which was the price per share paid by other investors in the offering) and $28.9 million of which were purchased at $23.136 per share. In ATLANTIC's October 1996 initial public offering, Security Capital purchased $10 million of shares of ATLANTIC's common stock at $24 per share. Except as described above, all subscriptions were made on the same terms and at the same times as made available to other investors.

In previous offerings, Security Capital purchased approximately $75 million of SCI's common shares in 1993 at a price of $11 per share, $98 million of SCI's common shares in 1994 at a price of $11.50 per share, $53 million of SCI's common shares in 1994 at a price of $15.125 per share, $150 million of SCI's common shares in 1994 at a price of $15.25 per share and $100 million of SCI's common shares in 1995 at a price of $15.375 per share. All such purchases were made on the same terms and at the same time as such shares were made available to other shareholders or investors.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with R. Scot Sellers, a Managing Director of PTR and PTR's REIT Manager. Under the terms of the promissory note, Security Capital lent Mr. Sellers $249,997.13, which amount is due on the earlier of January 4, 2005 or 120 days after Mr. Sellers is no longer an officer of PTR. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semiannually on each July 4 and January 4. The proceeds of the promissory note were used by Mr. Sellers to purchase common shares of PTR.

On March 31, 1995, Security Capital entered into an unsecured, full recourse promissory note with Constance B. Moore, then a Managing Director of PTR and PTR's REIT Manager. Under the terms of such promissory note, Security Capital lent Ms. Moore $245,625, which amount is due on the earlier of January 4, 2005 or 120 days after Ms. Moore is no longer an officer of PTR or any affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semiannually on each July 4 and January 4. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of PTR.

On October 3, 1995, Security Capital entered into an unsecured, full recourse promissory note with K. Dane Brooksher, Co-Chairman and Chief Operating Officer of SCI and SCI's REIT Manager. Under the terms of the promissory note, Security Capital lent Mr. Brooksher $249,997.50, which amount is due on the earlier of January 4, 2005 or 120 days after Mr. Brooksher is no longer an officer of SCI. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semi-annually on each July 4 and January 4. The proceeds of the promissory note were used by Mr. Brooksher to purchase common shares of SCI.

On May 10, 1996, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore, Co-Chairman and Chief Operating Officer of ATLANTIC and ATLANTIC's REIT Manager. Under the terms of such promissory note, Security Capital lent Ms. Moore $250,000, which amount is due on the earlier of January 5, 2006 or 120 days after Ms. Moore is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semiannually on each July 5 and January 5. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of ATLANTIC.

On May 17, 1996, Security Capital entered into an unsecured, full recourse promissory note with James C. Potts, Co-Chairman and Chief Investment Officer of ATLANTIC and ATLANTIC's REIT Manager. Under the terms of the promissory note, Security Capital lent Mr. Potts $180,550, which amount is due on the earlier of January 5, 2006 or 120 days after Mr. Potts is no longer an officer of ATLANTIC. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semi-annually on each July 5 and January 5. The proceeds of the promissory note were used by Mr. Potts to purchase common shares of ATLANTIC.

On December 27, 1996, Security Capital entered into a secured promissory note and related pledge agreement with C. Ronald Blankenship, a Managing Director of Security Capital. Under the terms of the secured promissory note, Security Capital lent Mr. Blankenship $925,000, which amount is due on the earlier of January 15, 2000 or 120 days after Mr. Blankenship is no longer an officer of Security Capital or an affiliate thereof. Interest on the unpaid balance accrues at six percent per year and is payable annually on January 15 each year the secured promissory note is outstanding. The proceeds of the secured promissory note were used by Mr. Blankenship to repay principal and interest on earlier notes issued by Mr. Blankenship to Security Capital between August 1992 and March 1995, aggregating approximately $370,000, for repayment of other obligations and for the payment of taxes. The secured promissory note is secured by Class A Shares of Security Capital, common shares of PTR, SCI, ATLANTIC and Homestead, and by 2014 Convertible Debentures, owned by Mr. Blankenship. The secured promissory note is also secured by a life insurance policy on Mr. Blankenship in the amount of $925,000 which policy names Security

Capital as beneficiary. Mr. Blankenship has also agreed that if he exercises any options for Security Capital securities prior to repayment of the secured promissory note, any securities obtained upon exercise of such options shall become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) of any securities obtained upon exercise of such options and disposed of by Mr. Blankenship shall be immediately applied to the outstanding and unpaid interest and principal on the secured promissory note.

On April 1, 1997, Security Capital entered into a secured promissory note and related pledge agreement with Thomas G. Wattles, a Managing Director of Security Capital. Under the terms of the secured promissory note, Security Capital lent Mr. Wattles $411,000, which amount may be increased by Mr. Wattles up to $536,000, which amount is due on the earlier of January 15, 2000 or 120 days after Mr. Wattles is no longer an officer of Security Capital or an affiliate thereof. Interest on the unpaid balance accrues at six percent per year and is payable annually on January 15 each year the secured promissory note is outstanding. The proceeds of the secured promissory note were used by Mr. Wattles to repay principal and interest on earlier notes issued by Mr. Wattles to Security Capital between January 1991 and October 1995, aggregating approximately $362,000, for repayment of other obligations and for the payment of taxes. The secured promissory note is secured by Class A Shares of Security Capital, common shares of SCI, and by 2014 Convertible Debentures, owned by Mr. Wattles. The secured promissory note is also secured by a life insurance policy on Mr. Wattles in the amount of $536,000 which policy has been assigned to Security Capital. Mr. Wattles has also agreed that if he exercises any options for Security Capital securities prior to repayment of the secured promissory note, any securities obtained upon exercise of such options shall become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) of any securities obtained upon exercise of such options and disposed of by Mr. Wattles shall be immediately applied to the outstanding and unpaid interest and principal on the secured promissory note.

As of April 24, 1997, Security Capital and William D. Sanders, Chairman and Chief Executive Officer of Security Capital, entered into an agreement (the "Sanders Agreement") under which Security Capital agreed to acquire all the shares of a corporation owned by Mr. Sanders in exchange for 19,938 Class A Shares, providing Mr. Sanders increased direct ownership in the Company. The corporation's sole assets are warrants and options issued to Mr. Sanders between 1991 and 1993 to purchase an aggregate of 16,143 Class A Shares and $8,047,303 principal amount of 2014 Convertible Debentures (convertible into an aggregate of 7,693 Class A Shares), or a total of 23,836 Class A Shares, with an aggregate exercise price of approximately $11.3 million. All the options and warrants are fully vested and expire in 2002. The Company and Mr. Sanders agreed to use the average net asset value of the Class A Shares between April 1 and April 21, 1997 of $1,205 per share in determining the value of the 23,836 Class A Shares, which was approximately $28.7 million. The Sanders Agreement was entered into as an alternative to Mr. Sanders funding the exercise of the options and warrants with Class A Shares owned by Mr. Sanders, which was rejected by the Company. Under the Sanders Agreement, the Company issued $17.4 million of Class A Shares which is equal to the difference between the total value of the shares issuable ($28.7 million), and the total exercise price ($11.3 million) for the options and warrants. As additional consideration in the transaction, the Company issued $6.6 million of Class A Shares for the value of the holder's ability to defer exercising the warrants and options until 2002 in accordance with their terms. As a result, the Company agreed to issue 19,938 Class A Shares with an aggregate value of $24 million. The transaction will result in a non-cash, non-recurring charge to earnings of the Company in 1997 of approximately $6.6 million.

  On April 24, 1997, SCI, through an affiliate of SCI, acquired the refrigerated warehouse and distribution operations of Christian Salvesen, Inc. and related companies located in the United States and Canada for $122.4 million. The acquired companies were subsequently transferred to a new entity, CS Integrated LLC ("CSI"), which is 60% owned by an affiliate of SCI and 40% owned by an affiliate of Hunt Financial Corporation. SCI's affiliate paid approximately $73.4 million for its interest in CSI and the affiliate of Hunt Financial Corporation paid approximately $49.0 million for its interest in CSI. Under the terms of its agreement with Hunt Financial Corporation's affiliate, SCI's affiliate has the option to increase its ownership interest in CSI to 80% as SCI's affiliate invests additional capital. Hunt Financial Corporation is a wholly owned subsidiary of Hunt Consolidated Inc., which is part of the Hunt family interests headed by Ray L. Hunt, who is a director of Security Capital.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 1997, the beneficial ownership of Class A Shares and Class B Shares which could be received if the respective Class A Shares were converted into Class B Shares by the holders thereof after January 1, 1998 for (i) each director of Security Capital, (ii) each Named Executive Officer, (iii) each person known to Security Capital to be the beneficial owner of more than 5% of Class A Shares, and (iv) the directors and executive officers of Security Capital or certain affiliates as a group and the percentage ownership by each of such persons after the Offering and all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. There are currently no Class B Shares outstanding. The address for each director and executive officer listed below is c/o Security Capital Group Incorporated at its administrative offices located at 7777 Market Center Avenue, El Paso, Texas 79912.

                                -----------------------------------------------------
                                CLASS A SHARES          CLASS B SHARES
                                    (1)(2)                 (1)(2)(3)
                                ---------------------- ----------------------
      NAME AND ADDRESS
      OF BENEFICIAL OWNER        NUMBER              %    NUMBER            %
      ------------------------  -------        ------- ---------      -------
      Samuel W. Bodman            3,922              *    196,100
      Hermann Buerger               -  (4)           *       -
      John P. Frazee, Jr.         3,526(5)           *    176,300
      Cyrus F. Freidheim, Jr.     2,762              *    138,100
      H. Laurance Fuller          2,935(6)           *    146,750
      Ray L. Hunt                20,041(7)        1.54  1,002,050(7)
      John T. Kelley III          2,652(8)           *    132,600
      William D. Sanders         39,124(9)(10)    3.00  1,956,200
      Peter S. Willmott           3,344(11)          *    167,200
      C. Ronald Blankenship       3,853              *    192,650
      Thomas G. Wattles           3,085(12)          *    154,250
      K. Dane Brooksher           1,361              *     68,050
      David C. Dressler, Jr.      2,326              *    116,300
      All directors and
       executive officers
       as a group (22 persons)   90,882(13)       6.99  4,544,100
      The Allstate Corporation
       2775 Sanders Road
       Northbrook, IL 60062      69,474           5.34  3,473,700

--------
* Less than 1%
(1) Includes Class A Shares that may be acquired upon the exercise of options or warrants within 60 days for Messrs. Bodman (1,362), Buerger (0), Frazee (1,362), Freidheim (1,362), Fuller (1,362), Hunt (1,362), Kelley (1,362),
Sanders (3,817), Willmott (1,362), Blankenship (3,559), Wattles (2,918), Brooksher (855) and Dressler (1,330).
(2) For each person who owns options or warrants that are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his options or warrants and that no other person has exercised any outstanding options or warrants.
(3) Assumes full conversion of all Class A Shares into Class B Shares and does not give effect to the exercise of any Warrants that may be issued pursuant to the Merger Agreements.
(4) Mr. Buerger is Executive Vice President of Commerzbank AG in New York. Commerzbank Aktiengesellschaft, Grand Cayman Branch, owns all 139,000 shares of Series A Preferred Stock, which are convertible into a maximum of 105,896 Class A Shares as described under "Description of Capital Stock--Preferred Stock." Mr. Buerger disclaims beneficial ownership of these shares.
(5) Includes five shares held by Mr. Frazee's children, and one share held by his wife.
(6) Includes three shares held by Mr. Fuller's wife, and three shares held by his children.
(7) Includes four shares held by family trusts for which Mr. Hunt is trustee and 3,572 shares for which Mr. Hunt shares beneficial ownership pursuant to a power of attorney. Excludes 1,430 shares that Mr. Hunt's wife owns as separate property, of which Mr. Hunt disclaims beneficial ownership.
(8) Includes 1,289 shares held by a trust of which Mr. Kelley is trustee, and one share held by his son.

(9) Includes 430 shares held by the Sanders Foundation; an aggregate of 93 shares held by Mr. Sanders' wife and children; and 17,993 warrants held by Mr. Sanders.
(10) Subsequent to March 31, 1997, Mr. Sanders acquired 19,938 Class A Shares in exchange for shares of a corporation he owned which holds options and warrants to purchase 16,143 Class A Shares and $8,047,303 principal amount of 2014 Convertible Debentures. See "Certain Relationships and Transactions."
(11) Includes two shares held by Mr. Willmott's children.
(12) Includes one share held by Mr. Wattles' wife.
(13) Includes options to purchase 23,417 Class A Shares exercisable within 60 days.

The following table sets forth, as of March 31, 1997, the beneficial ownership of the outstanding common shares of each of the operating companies for (i) each director of Security Capital, (ii) each Named Executive Officer and (iii) the directors and executive officers of Security Capital as a group. The address of each person listed below is c/o Security Capital Group Incorporated at its administrative offices located at 7777 Market Center Avenue, El Paso, Texas 79912. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

                            -------------------------------------------------------------------------------------
                                                                                                  SECURITY
                             ATLANTIC       HOMESTEAD            PTR               SCI            CAPITAL
                              (1)(2)          (2)(3)            (1)(2)           (1)(2)         USREALTY (2)
                            -------------- ----------------  ----------------  --------------- ------------------
NAME OF BENEFICIAL OWNER    NUMBER       %  NUMBER        %   NUMBER        %   NUMBER       %    NUMBER        %
------------------------    ------     --- -------     ----  -------     ----  -------     --- ---------     ----
Samuel W. Bodman (4)          -          -    -           -     -           -   48,308       *   196,705        *
Hermann Buerger (5)           -          -  12,000        -     -           -     -          -     -            -
John P. Frazee, Jr. (6)      6,250       *   4,758(7)     *    7,637        *   40,223       *     -            -
Cyrus F. Freidheim,
 Jr. (8)                     2,500       *   1,102        *    3,055        *    5,408       *     5,000        *
H. Laurance Fuller (9)         500       *     216        *      610        *    2,850       *     -            -
Ray L. Hunt                 17,000(10)   *  85,237(11)    *  390,404(12)    *  160,135(13)   * 2,131,056(14) 1.87
John T. Kelley III (15)        250       *   2,739        *   16,835        *   90,448       *    26,000        *
William D. Sanders (16)      6,155       * 235,111        *  287,938        *  269,403       *   611,028        *
Peter S. Willmott (17)       1,250       *   3,447        *   15,327        *       10       *     -            -
C. Ronald Blankenship (18)     500       *   7,311        *   34,385        *      436       *     -            -
Thomas G. Wattles (19)          12       *   1,837        *    8,750        *   26,245       *     -            -
David C. Dressler (20)         500       *  25,629        *    6,611        *    2,425       *     1,600        *
K. Dane Brooksher (21)       1,075       *     325        *      611        *   30,077       *     5,000        *
All directors and
 executive officers as a
 group (20 persons)         35,992       * 368,912     1.32% 772,163     1.01% 675,968       * 2,976,389     2.62%

--------
* Less than 1%
(1) Assumes that (i) no common shares are issued pursuant to the rights offerings being conducted pursuant to the Merger Agreements and (ii) Security
Capital receives       common shares of ATLANTIC,        common shares of PTR
and        common shares of SCI, respectively, pursuant to the Merger
Agreements.
(2) For each person who owns options or warrants that are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his options or warrants and that no other person has exercised any outstanding options or warrants. Does not give effect to the concurrent rights offerings being conducted by ATLANTIC, PTR and SCI, respectively, pursuant to the terms of the respective Merger Agreements.
(3) Includes common shares and warrants.
(4) SCI shares are owned by the Bodman Foundation, a charitable trust of which Mr. Bodman is a trustee. Security Capital USREALTY shares include 49,176 shares owned by Elizabeth L. Bodman Trust. Mr. Bodman claims no beneficial interest in these shares.
(5) Homestead shares include warrants to acquire 11,000 shares held by Mr. Buerger and warrants to acquire 1,000 shares held in trust for Mr. Buerger's daughter.
(6) ATLANTIC and PTR shares are held in an IRA account; SCI shares include 404 shares held by Mr. Frazee's wife and 2,428 shares held by children.
(7) Includes option for 2,000 shares.
(8) Security Capital USREALTY shares are held by Mr. Freidheim's wife.

(9) Includes 250 ATLANTIC shares held by Mr. Fuller's wife, 108 Homestead shares held by Mr. Fuller's wife, 305 PTR shares held by Mr. Fuller's children, 404 SCI shares held by Mr. Fuller's children and two SCI shares held by Mr. Fuller's wife.
(10) Includes 750 shares held by a family trust for which Mr. Hunt is trustee, 2,250 shares for which Mr. Hunt shares direct or indirect beneficial ownership pursuant to powers of attorney, 12,500 shares held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner and 750 shares held by a corporation that Mr. Hunt owns. Excludes 750 shares that Mr. Hunt's wife owns as separate property, of which Mr. Hunt disclaims beneficial ownership.
(11) Includes 198 shares held by family trusts for which Mr. Hunt is trustee, 396 shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 3,304 shares held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner, and 198 shares held by a corporation that Mr. Hunt owns. Excludes 198 shares that Mr. Hunt's wife owns as separate property and 14,052 shares held by Hunt Financial Corporation, the capital stock of which is held, indirectly through a series of corporations, by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership. Includes 132 warrants held by family trusts for which Mr. Hunt is trustee, 701 warrants for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 2,217 warrants held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner and 132 warrants held by a corporation that Mr. Hunt owns. Excludes 132 warrants that Mr. Hunt's wife owns as separate property and 9,427 warrants held by Hunt Financial Corporation, as to which Mr. Hunt disclaims beneficial ownership.
(12) Includes 917 shares held by a family trust for which Mr. Hunt is trustee, 2,748 shares for which Mr. Hunt shares direct or indirect beneficial ownership pursuant to powers of attorney, 15,275 shares held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner and 916 shares held by a corporation that Mr. Hunt owns. Excludes 916 shares that Mr. Hunt's wife owns as separate property and 111,800 shares held by Hunt Financial Corporation, as to which Mr. Hunt disclaims beneficial ownership.
(13) Includes 6,343 shares held by family trusts for which Mr. Hunt is trustee, 3,801 shares for which Mr. Hunt shares direct or indirect beneficial ownership pursuant to powers of attorney, 146,192 shares held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner, 1,266 shares held by a corporation that Mr. Hunt owns and 1,266 shares of which Mr. Hunt may be deemed to be the beneficial owner as trustee of family trusts owning 50% of the stock of a corporation that owns those shares. Excludes 1,269 shares that Mr. Hunt's wife owns as separate property, of which Mr. Hunt disclaims beneficial ownership.
(14) Includes 196,706 shares for which Mr. Hunt shares indirect beneficial ownership pursuant to powers of attorney, 1,671,997 shares held by a family limited partnership of which a corporation that Mr. Hunt owns is the general partner and 98,353 shares held by a corporation that Mr. Hunt owns. Excludes 82,000 shares that Mr. Hunt's wife owns as separate property, of which Mr. Hunt disclaims beneficial ownership.
(15) ATLANTIC shares and Homestead shares are held in a trust for which Mr. Kelley is trustee. SCI shares include 404 shares held by Mr. Kelley's son; remaining SCI shares are held in a trust for which Mr. Kelley is trustee. Security Capital USREALTY shares includes 1,000 shares held by Mr. Kelley's son.
(16) Homestead shares includes 40,340 shares and 61,080 shares held by partnerships, 2,625 shares held by the Sanders Foundation and 3,500 shares held by a limited partnership. PTR shares include 74,188 shares and 9,165 shares held by partnerships and 12,500 shares held by the Sanders Foundation. SCI shares include 74,005 shares and 22,666 shares held by partnerships and an aggregate of 2,730 shares held by Mr. Sanders' wife and children. Security Capital USREALTY shares include 207,117 shares held by partnerships and an aggregate of 500 shares held by Mr. Sanders' children.
(17) Includes four SCI shares held by Mr. Willmott's children.
(18) Includes 2,895 shares of Homestead stock held by Mr. Blankenship's child; 13,791 PTR common shares owned by a corporation of which Mr. Blankenship is controlling shareholder.
(19) Includes 12 shares of ATLANTIC common stock held by Mr. Wattles' children; Homestead shares include one share held by Mr. Wattles' child, remaining Homestead shares are held in an IRA account; PTR shares are held in an IRA account; SCI shares include 1,970 shares held by Mr. Wattles' children, five shares held by his wife, and 7,422 shares held in an IRA account.
(20) ATLANTIC shares are held in trust accounts of which Mr. Dressler is trustee; Homestead shares include 25,000 shares of restricted securities; PTR common shares include 3,611 shares held in trust accounts for which Mr. Dressler is trustee and SCI shares include one share held by Mr. Dressler's son and shares held in trust accounts of which Mr. Dressler is trustee; Security Capital USREALTY shares are held in trust accounts for which Mr. Dressler is trustee.
(21) SCI shares include 640 shares held in Mr. Brooksher's wife's name; Security Capital USREALTY shares are held in an IRA account.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The authorized capital stock of Security Capital consists of 250,000,000 shares, consisting of 20,000,000 Class A Shares, 229,861,000 Class B Shares and 139,000 shares of Series A Preferred Stock. The Board may, by articles supplementary, classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock. No holder of any class of capital stock of Security Capital will have any preemptive right to subscribe for any securities of Security Capital except as may be granted by the Board pursuant to an agreement between Security Capital and a shareholder. Under Maryland law, shareholders are generally not liable for Security Capital's debts or obligations. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Risk Factors--Limitations on Acquisition of Shares and Change in Control," and "Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws."

The transfer agent and registrar for the Shares is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021.

COMMON STOCK

The holders of outstanding Class A Shares are entitled to one vote, and the holders of outstanding Class B Shares are entitled to one two-hundredth (1/200th) of a vote, for each share held of record on all matters submitted to a vote of shareholders. Unless otherwise required by Maryland law, the Class A Shares and the Class B Shares will vote as a single class with respect to all matters submitted to a vote of shareholders of Security Capital, including the election of directors. Shareholders do not have the right to cumulate their votes in the election of directors, which means that, the holders of a majority of the outstanding Class A Shares can elect all of the directors then standing for election.

Commencing January 1, 1998, each Class A Share may be converted into 50 Class B Shares at the holder's option at any time. Class B Shares are not convertible into Class A Shares or any other security.

Holders of Class A Shares are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. Holders of Class B Shares are entitled to dividends equal to one-fiftieth (1/50th) of the amount per share declared by the Board for each Class A Share. Dividends with respect to the Class B Shares will be paid in the same form and at the same time as dividends with respect to the Class A Shares, except that, in the event of a stock split or stock dividend, holders of Class A Shares will receive Class A Shares and holders of Class B Shares will receive Class B Shares, unless otherwise specifically designated by resolution of the Board. Security Capital has no present intention to pay a dividend on Class B Shares or Class A Shares (which would necessitate a one-fiftieth (1/50th) equivalent dividend on Class B Shares) in the future.

In the event of the liquidation, dissolution or winding-up of Security Capital, holders of Class A Shares and Class B Shares are entitled to share ratably in all assets remaining after the payment of liabilities, with holders of Class B Shares entitled to receive per share one-fiftieth (1/50th) of any amount per share received by holders of Class A Shares. Neither holders of Class A Shares or Class B Shares shall have preemptive rights to subscribe for additional shares of either class. All outstanding Class A Shares are, and all Class B Shares to be outstanding upon completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

The Board is empowered by the Charter, without the approval of shareholders, to cause shares of preferred stock to be issued in one or more series and to determine, among other things, the number of preferred shares of each series and the rights, preferences, powers and limitations of each series which may be senior to the rights of Shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Security Capital and may adversely affect the voting and other rights of shareholders. Upon completion of the Warrant Issuance and the Offering and except for the Series A Preferred Stock described below, no shares of preferred stock will be outstanding and Security Capital has no present plans to issue any preferred stock following completion of the Warrant Issuance and the Offering other than as contemplated by the Rights Agreement (as defined below).

Security Capital currently has outstanding 139,000 shares of Series A Preferred Stock. Generally, the Series A Preferred Stock is entitled to receive quarterly cumulative cash dividends in an annual amount equal to $75 per share. The Series A Preferred Stock is entitled to receive $1,000 per share, plus an amount equal to accrued and unpaid dividends, if any, upon any liquidation, dissolution or winding up of Security Capital before any distribution could be made to holders of Class A Shares or Class B Shares. Each share of Series A Preferred Stock is convertible at the option of the holder, into 0.76184 Class A Shares, subject to customary adjustments to prevent dilution. In the event that a holder of the Series A Preferred Stock would be prohibited under the Bank Holding Company Act of 1956, as amended, from owning securities constituting or convertible into 5% or more of the outstanding Class A Shares, then the conversion rights of the shares of Series A Preferred Stock by such holder shall be modified as follows: (i) the number of shares of Series A Preferred Stock held by such holder which may then be converted by such holder without resulting in such holder owning 5% or more of the Class A Shares outstanding after such conversion shall be convertible into Class A Shares; and
(ii) any shares of Series A Preferred Stock held by such holder in excess of the number of shares which may then be converted as described in clause (i) will not be convertible into Class A Shares until such time as (and only to the extent that) (A) such shares may be converted without resulting in such holder owning 5% or more of the Class A Shares outstanding after such conversion or
(B) such shares are held by a person not prohibited from owning securities constituting or convertible into 5% or more of Class A Shares as described above.
The Series A Preferred Stock is not redeemable before March 29, 1999. On and after such date, the Series A Preferred Stock is redeemable, in whole or in part, at the option of Security Capital upon not less than 30 days' notice, in cash at $1,000 per share plus accrued and unpaid dividends, if any. The vote or consent of a majority of the Series A Preferred Stock is necessary (i) to amend, alter or repeal any provision of the Articles Supplementary governing the Series A Preferred Stock in a manner which materially and adversely affects the voting powers, rights or preferences of the Series A Preferred Stock or
(ii) to authorize, reclassify, create or increase the authorized amount of any stock of any class (or any security convertible into stock of any class) ranking prior to the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of Security Capital or in the payment of dividends. The Series A Preferred Stock is entitled to one vote per Class A Share into which the Series A Preferred Stock is then convertible, voting together with the Class A Shares, on any of the following matters if the Class A Shares are entitled to vote thereon: (i) an amendment, alteration or repeal of any of the provisions of the Charter, (ii) a consolidation or merger of Security Capital with or into another entity or of another entity with or into Security Capital, (iii) a sale or transfer of all or substantially all of Security Capital's assets or (iv) the voluntary liquidation or dissolution of Security Capital. Also, the Series A Preferred Stock is entitled to one-half vote per Class A Share into which the Series A Preferred Stock is then convertible, voting together with the Class A Shares, on any other matter submitted to a vote of Security Capital's shareholders.

PURCHASE RIGHTS

On April 21, 1997, the Board declared a dividend of one Purchase Right for each Share outstanding at the close of business on April 21, 1997 (the "Rights Record Date") to the holders of Shares of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional Shares issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Shareholder Purchase Right for each such additional Share. Each Purchase Right entitles the registered holder, under certain circumstances, to purchase from Security Capital, in the event the underlying share is a Class A Share, one one-hundredth of a Participating Preferred Share of Security Capital at a price of $6,000 per one one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment. In the event the underlying share is a Class B Share, the Purchase Right entitles the registered holder under certain circumstances to purchase from Security Capital one five-thousandth of a Participating Preferred Share of Security Capital at a price of $120 per one five-thousandth of a Participating Preferred Share. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of April 21, 1997 between Security Capital and The First National Bank of Boston, as rights agent (the "Rights Agreement").

The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earlier to occur of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than Security Capital USREALTY and certain affiliates of Security Capital, has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital (thereby becoming an "Acquiring Person") or (2) 15 business days (or such later date as may be determined by action of the Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the Class A Share or Class B Share certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Purchase Rights will be evidenced by such certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase Rights), new certificates issued after the Rights Record Date upon transfer or new issuance of Class A Shares or Class B Shares will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Class A Shares or Class B Shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

The Purchase Rights will expire on April 21, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Security Capital, in each case as described below.

The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will be entitled to a minimum preferential quarterly distribution payment of $1 per share but will be entitled to an aggregate distribution of 100 times the distribution declared per Class A Share, or if no Class A Shares are outstanding, 2 times the distribution declared per Class B Share. Each Participating Preferred Share will have 100 votes, voting together with the Shares. In the event of liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per Class A Share, or if no Class A Shares are outstanding, 2 times the payment made per Class B Share. In the event of any merger, consolidation or other transaction in which Class A Shares or Class B Shares are exchanged, each Participating Preferred Share will be entitled to receive 100 times the amount received per Class A Share or Class B Share, as the case may be. In the event of issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one one-hundredth or one five-thousandth of a Participating Preferred Share. The Purchase Rights will be protected by customary antidilution provisions.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise a number of Class A Shares or Class B Shares, as the case may be, having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of Class A Shares or Class B Shares, as the case may be, upon exercise of Purchase Rights, the Board may under certain circumstances, and if there is an insufficient number of Class A Shares or Class B Shares, as the case may be, authorized but unissued or held as treasury Shares to permit the exercise in full of the Purchase Rights, the Board is required to, take such action as may be necessary to cause Security Capital to issue or pay upon the exercise of Purchase Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Class A Shares or Class B Shares, as the case may be, which otherwise would have been issuable upon the exercise of Purchase Rights.

In the event that, after any person or group becomes an Acquiring Person, Security Capital is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Class A Shares or Class B Shares, the Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one Class A Share or Class B Share, as the case may be (or one one-hundredth or one five-thousandth of a Participating Preferred Share as the case may be), per Purchase Right (subject to adjustment).

As soon as practicable after a Rights Distribution Date, Security Capital is obligated to use its best efforts to file a registration statement under the Securities Act relating to the securities issuable upon exercise of Purchase Rights and to cause such registration statement to become effective as soon as practicable.

At any time prior to the time a person or group of persons becomes an Acquiring Person, the Board may redeem the Purchase Rights in whole, but not in part, at a price of $.01 per Purchase Right (the "Redemption Price") payable in cash, Shares or any other form of consideration deemed appropriate by the Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

The terms of the Purchase Rights may be amended by the Board without the consent of the holders of the Purchase Rights, except that from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Purchase Rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of Class A Shares or Class B Shares becomes an Acquiring Person.

The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group that attempts to acquire Security Capital on terms not approved by its Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Board since the Purchase Rights may be redeemed by Security Capital at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital. The form of Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference into the registration statement of which this Prospectus forms a part and is incorporated herein by reference. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

WARRANTS

  The Warrants are to be issued under a Warrant Agreement (the "Warrant Agreement") between Security Capital and The First National Bank of Boston, as Warrant Agent (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following is a summary of the material terms of the Warrants and the Warrant Agreement. The summary is subject to, and is qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms.

 General

  Each Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, to purchase one Class B Share at an exercise price (the "Exercise Price") per share equal to the closing price of the Class B Shares on the day on which the Warrants are delivered to the Warrant Agent for subsequent distribution to Securityholders. The number of Class B Shares for which a Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

  Warrants may be exercised at any time by surrendering the certificate evidencing such Warrants (the "Warrant Certificates") with the form of election to purchase Class B Shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrant at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Warrant may be exercised only in whole and the exercise price may be paid only in cash or by certified or official bank check. The Warrants will expire at 5:00 p.m., New York time, on the first anniversary of the Warrant Issuance Record Date.

  The Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of Security Capital maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but Security Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Fractional Class B Shares will not be issued upon exercise of Warrants. In lieu thereof Security Capital will pay a cash adjustment based on the difference between the Current Market Value (as defined in the Warrant Agreement) of a Class B Share on the date the Warrant Certificate is surrendered for conversion and the exercise price of the Warrants.

  Holders of Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Security Capital.

 Adjustments

  The number of Class B Shares issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment upon the occurrence of certain events, including (a) dividends or distributions on Class B Shares payable in Class B Shares or certain other stock of Security Capital; (b) subdivisions, combinations or certain reclassifications of Class B Shares; (c) distributions to all holders of Class B Shares of rights, warrants or options entitling them to subscribe for Class B Shares at a price per share less than 94% of the Current Market Value at the Time of Determination (each as defined in the Warrant Agreement); (d) sales by Security Capital of Class B Shares or of securities convertible into or exchangeable or exercisable for Class B Shares (other than pursuant to (1) the exercise of the Warrants (2) any security convertible into, or exchangeable or exercisable for, Class B Shares as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (3) the conversion of Class A Shares into Class B Shares pursuant to their terms) at a price per share less than the Current Market Value at the Time of Determination; and (e) distributions to stockholders of assets or debt securities of Security Capital or certain rights, warrants or options to purchase assets or debt securities or other securities of Security Capital (excluding cash dividends or other cash distributions from consolidated retained earnings other than any Extraordinary Cash Dividend (as defined in the Warrant Agreement)). No adjustment in the Exercise Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise rate; provided that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

  If Security Capital is a party to a consolidation or merger, or certain transfers of all or substantially all of its assets occur, a Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of Warrants would have received immediately after the consolidation, merger or transfer if the holder exercised the Warrant immediately before the effective date of the transaction.

  In the event of a taxable distribution to holders of Class B Shares which results in an adjustment to the number of Class B Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax.

RESTRICTION ON SIZE OF HOLDINGS OF SHARES

The Charter contains certain restrictions on the number of Shares that individual shareholders may own. For the operating companies to qualify as REITs under the Code, no more than 50% of the value of their shares (after taking into account options to acquire shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and constructive ownership among specified family members) during the last half of a taxable year (other than the first taxable year), by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because certain of the operating companies are REITs, their respective charters and Security Capital's Charter contain restrictions on the acquisition of shares intended to ensure compliance with these requirements.

Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the number or value of the issued and outstanding shares of Security Capital's stock. The Board, upon receipt of a ruling from the U.S. Internal Revenue Service (the "IRS") or an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the proposed transferee must give written notice to Security Capital of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares of Security Capital's stock in excess of the Ownership Limit. The Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the operating companies' status as REITs. Any transfer of Shares that would (i) create a direct or indirect ownership of shares of Security Capital's stock in excess of the Ownership Limit or (ii) result in a Security Capital investee being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void ab initio, and the intended transferee will acquire no rights to the shares of Security Capital's stock. The foregoing restrictions on transferability and ownership will not apply if the Board determines, which determination must be approved by the shareholders, that it is no longer in the best interests of Security Capital to attempt to, or to continue to, assist Security Capital's operating companies in qualifying as REITs. The Charter excludes Security Capital USREALTY (and its transferees) from the Ownership Limit.

Any shares of Security Capital's stock, the purported transfer of which would result in a person owning Shares in excess of the Ownership Limit or cause any or all of the operating companies to become "closely held" under Section 856(h) of the Code, that is not otherwise permitted as provided above will constitute excess shares ("Excess Shares"), which will be transferred pursuant to the Charter to a party not affiliated with Security Capital designated by Security Capital as the trustee of a trust for the exclusive benefit of an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board as the beneficiary or beneficiaries of the trust (the "Charitable Beneficiary"), until such time as the Excess Shares are transferred to a person whose ownership will not violate the restrictions on ownership. While these Excess Shares are held in trust, they will be entitled to share in any distributions which will be paid to the trust for the benefit of the Charitable Beneficiary and may only be voted by the trustee for the benefit of the Charitable Beneficiary. Subject to the Ownership Limit, the Excess Shares shall be transferred by the trustee at the direction of Security Capital to any person (if the Excess Shares would not be Excess Shares in the hands of such person). The purported transferee will receive the lesser of (i) the price paid by the purported transferee for the Excess Shares (or, if no consideration was paid, fair market value on the day of the event causing the Excess Shares to be held in trust) and (ii) the price received from the sale or other disposition of the Excess Shares held in trust. Any proceeds in excess of the amount payable to the purported transferee will be paid to the Charitable Beneficiary. In addition, such Excess Shares held in trust are subject to purchase by Security Capital for a 90-day period at a purchase price equal to the lesser of
(i) the price paid for the Excess Shares by the purported transferee (or, if no consideration was paid, fair market value at the time of the event causing the Shares to be held in trust) and (ii) the fair market value of the Excess Shares on the date Security Capital elects to purchase. Fair market value, for these purposes, means the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which the relevant class of shares of stock may be traded, or if not then traded over or through any exchange or quotation system, then the market price on the relevant date as determined in good faith by the Board.

From and after the purported transfer to the purported transferee of the Excess Shares, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the Excess Shares except the right to payment on the transfer of the Excess Shares as described above. Any distribution paid to a purported transferee on Excess Shares prior to the discovery by Security Capital that such Excess Shares have been transferred in violation of the provisions of the Charter shall be repaid, upon demand, to Security Capital, which shall pay any such amounts to the trust for the benefit of the Charitable Beneficiary. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the purported transferee of any Excess Shares may be deemed, at the option of Security Capital, to have acted as an agent on behalf of Security Capital in acquiring such Excess Shares and to hold such Excess Shares on behalf of Security Capital.

All certificates representing Shares will bear a legend referring to the restrictions described above.

Each shareholder shall upon demand be required to disclose to Security Capital in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board deems reasonably necessary to assist its operating companies in complying with the provisions of the Code applicable to REITs, to determine Security Capital's operating companies status as REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Shares might receive a premium for their Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

 CERTAIN PROVISIONS OF MARYLAND LAW AND OF SECURITY CAPITAL'SCHARTER AND BYLAWS

The following paragraphs summarize certain provisions of Maryland law and the Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws for complete information.

CLASSIFICATION OF THE BOARD

The Bylaws provide that the number of directors may be established by the Board but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board. Pursuant to the terms of the Charter, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of shareholders to be held in 1998, another class holds office for a term expiring at the annual meeting of shareholders to be held in 1999 and another class holds office for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Security Capital believes that classification of the Board will help to assure the continuity and stability of Security Capital's business strategies and policies as determined by the Board.

The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Security Capital, even though such an attempt might be beneficial to Security Capital and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Bylaws provide that Security Capital will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Security Capital or (b) any individual who, while a director of Security Capital and at the request of Security Capital, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Security Capital has the power with the approval of the Board, to provide such indemnification and advancement of expenses to a person who has served a predecessor of Security Capital in any of the capacities described in (a) or
(b) above and to any employee or agent of Security Capital or its predecessors.

Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law permits Security Capital to advance reasonable expenses to a director or officer upon Security Capital's receipt of (a) a written affirmation by the director of officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Security Capital as authorized by the Bylaws and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by Security Capital if it shall ultimately be determined that the standard of conduct was not met.

Additionally, Security Capital has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he or she was or is serving as an officer or director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Security Capital pursuant to the foregoing provisions, Security Capital has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Security Capital's Charter exempts from these provisions of Maryland law any business combination with Security Capital USREALTY and its affiliates and successors. As a result, Security Capital USREALTY and its affiliates and successors may be able to enter into business combinations with Security Capital that may not be in the best interests of its stockholders without compliance by Security Capital with the super majority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Security Capital's Bylaws contain a provision exempting Security Capital USREALTY and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

For nominations or other business to be properly brought before an annual meeting of shareholders by a stockholder, the Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as they appear on Security Capital's books, and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

                        SHARES AVAILABLE FOR FUTURE SALE

At March 31, 1997, Security Capital had 1,301,010 Class A Shares issued and outstanding, which will be convertible beginning January 1, 1998 into a total of 65,050,500 Class B Shares. After consummation of the Mergers, Security Capital is expected to have outstanding Warrants to purchase a total of $250 million of Class B Shares (based on the price of the Class B Shares on a date to be established following completion of the Offering). To the extent such Warrants are exercised, the Class B Shares may be sold in the public markets without limitation. Additionally, upon completion of the Offering, Security
Capital will have        Class B Shares outstanding. In addition, Security
Capital has 139,000 Series A Preferred Shares outstanding, convertible into a maximum of 105,896 Class A Shares. Security Capital also has outstanding (i) approximately $714 million principal amount of its 2014 Convertible Debentures, convertible into an aggregate of 682,293 Class A Shares, (ii) approximately $323 million principal amount of its 2016 Convertible Debentures, convertible into an aggregate of 279,950 Class A Shares, (iii) warrants to purchase 40,241 Class A Shares and $30,483,000 principal amount of 2014 Convertible Debentures (convertible into 29,142 Class A Shares), and (iv) options to purchase 138,521 Class A Shares and

$55,575,000 principal amount of 2014 Convertible Debentures (convertible into 53,168 Class A Shares) reserved for issuance upon exercise of options under Security Capital's employee benefit plans. All such Class A Shares, except those held by affiliates, and the Class B Shares into which they may be converted, may be sold in the public market in the future pursuant to registration rights or available exemptions from registration. No prediction can be made regarding the effect of future sales of Class B Shares on the market prices of Class B Shares.

All of the Class B Shares to be issued or sold by Security Capital in the Offering or upon the exercise of Warrants, other than any Class B Shares purchased by affiliates, will be tradeable without restriction under the Securities Act. The Class A Shares currently issued and outstanding or reserved for issuance upon exercise of options or warrants or conversion of debentures will be eligible for sale, subject to the volume resale, manner of sale and notice limitations of Rule 144 of the Securities Act. In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares for at least one year, including any such persons who may be deemed "affiliates" of Security Capital (as defined in the Securities Act), would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for two years, a person who is not deemed an "affiliate" of Security Capital is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.

No prediction can be made as to the effect, if any, that future sales of Shares or the availability of Shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Shares (including Shares issued upon the exercise of options or warrants or conversion of Convertible Debentures and Series A Preferred Stock), or the perception that such sales could occur, could adversely affect the prevailing market price of the Shares.

For a description of certain restrictions on transfers of Shares by Security Capital (and certain of its directors, officers and affiliates), see "Underwriting."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain U.S. federal income tax consequences to Securityholders resulting from receiving, holding and disposing of the Warrants. The following discussion is based upon current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury Regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations resulting from receiving, holding and disposing of the Warrants. The following discussion does not address the tax consequences from receiving, holding and disposing of the Warrants under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of Securityholders, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations and financial institutions. No rulings on the federal, state or local tax considerations from receiving, holding and disposing of the Warrants are expected from the IRS or any other taxing authority. THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL SECURITYHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES FROM HOLDING AND DISPOSING OF THE WARRANTS, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

RECEIPT OF WARRANTS

  Security Capital believes that a Securityholder should be treated as having ordinary income upon receipt of a Warrant pursuant to the Warrant Issuance in an amount equal to the fair market value of the Warrants received on the Warrant Issuance Date. Security Capital, PTR, SCI, and ATLANTIC each intend to report the Warrant Issuance in a manner consistent with this treatment. Accordingly, a holder's tax basis in the Warrants received will equal the fair market value of the Warrants received on the Warrant Issuance Date. A holder's holding period for the Warrants received will begin on the Warrant Issuance Date. Section 511 of the Code imposes on organizations exempt from federal income tax under Section 501(a) of the Code a tax at corporate income tax rates on such organizations' "unrelated business taxable income." Although not free from doubt, the receipt by a tax-exempt Securityholder of the Warrants pursuant to the Warrant Issuance should be treated as unrelated business taxable income.

SALE, DISPOSITION, EXERCISE OR EXPIRATION OF WARRANTS

  In general, upon a sale or other disposition of a Warrant, a holder of Warrants will recognize gain or loss measured by the difference between the amount realized on the sale or other disposition and the Warrant holder's tax basis in the Warrant. In general, such gain or loss will be a capital gain or loss if the stock into which the Warrants are exercisable would be a capital asset in the Warrant holder's hands and will be a short-term capital gain or loss because the Warrants will expire in one year from the date of issuance.

EXERCISE OF WARRANTS

  Except as discussed below with respect to cash received in lieu of fractional Class B Shares, a Warrant holder will not recognize gain or loss upon the exercise of a Warrant. A Warrant holder's tax basis in the Class B Shares received upon exercise of a Warrant will be equal to the sum of (1) the Warrant holder's tax basis in the Warrant exercised and (2) the exercise price paid. The holding period of the Class B Shares received upon the exercise of a Warrant will begin on the date of exercise. Holders receiving cash in lieu of fractional Class B Shares upon exercise of a Warrant will recognize gain to the extent that the cash received exceeds the Warrant holder's tax basis in the portion of the Warrant exercised for cash in lieu of fractional Class B Shares.

EXPIRATION OF THE WARRANTS

  If a Warrant holder's Warrants expire without being exercised, the Warrant Holder will recognize a loss equal to its tax basis in the expired Warrants. In general, such loss will be a capital loss if the stock into which the Warrants were exercisable would be a capital asset in the Warrant Holder's hands and will be a short-term loss because the Warrants will expire in one year from the date of issuance.

ADJUSTMENT OF CONVERSION RATIO

  The terms of the Warrants distributed pursuant to the Merger Agreements provide for adjustment of the price for exercise if Security Capital makes certain distributions of stock, cash or other property to its shareholders. While Security Capital does not presently contemplate making such a distribution, if Security Capital makes a distribution of cash or property resulting in an adjustment to the exercise price, the holders of the Warrants may be viewed as receiving a "deemed distribution" under Section 305 of the Code, even if such Warrant holder does not hold any Class B Shares at such time. The deemed distribution would constitute a taxable dividend, taxable as ordinary income, to the extent that the earnings and profits of Security Capital were allocable to the deemed distribution. The amount of the deemed distribution which exceeded the allocated earnings and profits of Security Capital would be considered a return of capital, and would reduce the Warrant holder's tax basis in the Warrants (but not below zero) by the value of the deemed distribution. To the extent that the value of the deemed distribution exceeds the Warrant holder's tax basis in its Warrants, the deemed distribution would result in gain to such Warrant holder. In any event, the Warrant holder's tax basis in its Warrants would then immediately be increased by the value of the property deemed to have been distributed.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                     FOR NON-U.S. HOLDERS OF CLASS B SHARES

The following is a general discussion of certain U.S. federal tax consequences of the ownership and disposition of Class B Shares by a beneficial owner of such shares that is not a U.S. person (a "non-U.S. holder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing, any estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a "United States Trust." A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, and does not address state, local or non-U.S. tax considerations. Furthermore, the following discussion is based on provisions of the Code, Treasury Regulations promulgated thereunder and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Treasury Regulations were recently proposed that would, if adopted in their present form, revise in certain respects the rules applicable to non-U.S. holders of Class B Shares (the "Proposed Regulations"). The Proposed Regulations are generally proposed to be effective with respect to payments made after December 31, 1997. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations. Each prospective investor is urged to consult its own tax adviser with respect to the particular U.S. federal, state and local consequences to it of owning and disposing of Class B Shares, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

U.S. INCOME AND ESTATE TAX CONSEQUENCES

Although Security Capital does not currently intend to pay dividends on either its Class A Shares or Class B Shares, dividends paid to a non-U.S. holder are subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) and a Form 4224 stating that the dividends are so connected is filed with Security Capital. A dividend that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. holder) will be exempt from the withholding tax described above and subject instead (i) to the U.S. federal income tax on net income that applies to U.S. persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, however, a non-U.S. holder of Class B Shares who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In the case of a foreign partnership, the certification requirement would generally be applied to the partners of the partnership. In addition, the Proposed Regulations would also require the partnership to provide certain information, including a United States taxpayer identification number, and would provide look-through rules for tiered partnerships. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Under current law, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of a Class B Share unless (i) subject to the exception discussed in the paragraph below Security Capital is or has been at any time within the shorter of the five-year period preceding such disposition or such holder's holding period a "United States real property holding corporation" for U.S. federal income tax purposes, (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the non-U.S. holder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the non-U.S. holder), (iii) the gain is not described in clause
(ii) above, the non-U.S. holder is an individual who holds the share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iv) the non-U.S. holder is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates. In the case of a non-U.S. holder that is described under clause (ii) above, its gain will be subject to the U.S. federal income tax on net income that applies to U.S. persons and, in addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax as described in the second preceding paragraph. An individual non-U.S. holder that is described under clause (iii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by capital losses which are treated as U.S. source (notwithstanding the fact that he or she is not considered a resident of the United States).

Security Capital believes that it currently is not a "United States real property holding corporation." In general, if Security Capital were treated as or were to become a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act ("FIRPTA"), a non-U.S. holder of Class B Shares deemed to own more than 5% of the Class B Shares would be subject to United States federal income tax on a sale or other disposition of such Class B Shares, and a non-U.S. holder that is not deemed to own more than 5% of the Class B Shares would not be subject to United States federal income tax on gain on a sale or other disposition of such shares provided that such shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code and the temporary regulations issued pursuant thereto). Additionally if the Class B Shares are not "regularly traded on an established securities market" a non-U.S. holder of such shares would be subject to a United States withholding tax equal to 10% of the amount realized on a disposition of such shares. There is no assurance that Security Capital is not currently or will not become a "United States real property holding corporation."

Class B Shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal income tax purposes) of the United States at the date of death, or Class B Shares subject to certain lifetime transfers made by such an individual, will be included in such individual's estate for United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Dividends
Except as provided below, Security Capital must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides. In general, backup withholding at a rate of 31% and additional information reporting will apply to dividends paid on Class B Shares to holders that are not "exempt recipients" and that fail to provide in the manner required certain identifying information (such as the holder's name, address and taxpayer identification number). Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. However, dividends that are subject to U.S. withholding tax at the 30% statutory rate or at a reduced tax treaty rate are exempt from backup withholding of U.S. federal income tax and such additional information reporting.

Broker Sales
If a non-U.S. holder sells Class B Shares through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers.

The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a non-U.S. holder would be subject to backup withholding and information reporting unless Security Capital receives certification from the holder of its non-U.S. status.

Refunds
Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

                                 ERISA MATTERS

  The fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), require the investments of a pension, profit sharing or other employee benefit plan subject to ERISA (an "ERISA Plan") to be (i) prudent and in the best interests of the ERISA Plan, its participants and beneficiaries; (ii) diversified in order to reduce the risk of large losses, unless it is clearly prudent not to do so; and (iii) authorized under the terms of the governing documents of the ERISA Plan. Each fiduciary of an ERISA Plan should carefully consider whether an investment in the Class B Shares is consistent with his or her fiduciary duties.

  A fiduciary making the decision to invest in the Class B Shares on behalf of an ERISA Plan, a governmental plan, an Individual Retirement Account or certain non-ERISA plans (a "Plan") is advised to consult his or her own legal advisor regarding the specific considerations arising under ERISA, the Code or state law with respect to the purchase, ownership or sale of Class B Shares by such Plan.

  A regulation promulgated by the Department of Labor (the "DOL Regulation") provides that, except under certain circumstances set forth therein, investment by a Plan in a corporation, partnership or other entity may result in the assets of that entity being treated as the assets of the investing Plan.

  An investment in an "operating company" is one circumstance in which the entity's assets will not be deemed to be "plan assets." The DOL Regulation includes in the definition of "operating company" a "venture capital operating company" ("VCOC"). A VCOC is an entity which, as of its "initial valuation date" and annually on its "annual valuation date" (as defined by the DOL Regulation), has at least 50% of its assets (other than short-term assets pending long-term investment or distribution), valued at cost, invested in venture capital investments or derivative instruments and which actually exercises, in the ordinary course of its business, management rights in one or more of the operating companies in which it invests. The Company has received opinions from Mayer, Brown and Platt that it is a VCOC as of its most recent valuation date and, assuming that at the relevant future valuation dates (including after giving effect to the Mergers) its investments in qualifying venture capital investments constitute at least 50% of its assets valued at cost, and that it continues to exercise its management rights in at least one of the operating companies in which it invests, it will qualify as a VCOC and its assets will not be deemed "plan assets" under the DOL Regulation.

  The DOL Regulation also provides that an entity's assets will not be treated as "plan assets" because of an ERISA Plan's investment if the Plan acquires a "publicly offered security" which is an equity interest in the entity. The DOL Regulation defines a publicly offered security as a security that is freely transferable, part of a class of securities that is widely held and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) sold pursuant to an effective registration statement under the Securities Act (provided that the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Class B Shares are expected to be registered under Section 12(b) of the Exchange Act upon completion of the Offering and, prior to the completion of the Offering, the Class A Shares will be registered under Section 12(g) of the Exchange Act.

  A security is "widely held" if it is part of a class of securities owned by 100 or more investors independent of the issuer and of one another. The Company believes that the Class A Shares are widely held and expects the Class B Shares to be widely held upon completion of the Offering.

  Whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulation creates certain safe harbors for securities with a minimum investment of $10,000 or less, which safe harbor is not available for Class B Shares offered hereby. Nevertheless, the Company believes that any restrictions on the transfer of Class A Shares or Class B Shares are limited to the type of restrictions permitted by the DOL Regulation. The DOL Regulation only establishes a presumption in favor of free transferability, and no assurance can be given that the Department of Labor or the U.S. Treasury Department will not reach a contrary conclusion.

  Assuming that the Class A Shares and Class B Shares will be "widely held" and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability, the Company believes that, while the issue is not entirely free from doubt because of its factual nature, the Class A Shares and Class B Shares will be publicly offered securities and the assets of the Company will not be deemed to be "plan assets" of any Plan which invests in Class B Shares.

  Notwithstanding the foregoing, if the assets of the Company were deemed to be "plan assets" under ERISA, the Company's ability to engage in business transactions could be hampered because: (i) certain persons exercising discretion as to the Company's assets might be considered to be fiduciaries under ERISA; (ii) transactions involving the Company undertaken at their direction or pursuant to their advice might violate ERISA; and (iii) certain transactions that the Company might enter into in the ordinary course of its business might constitute "prohibited transactions" under ERISA and the Code.

                                    EXPERTS

The consolidated financial statements and related schedules of Security Capital and SCI included in this Prospectus and elsewhere in the registration statement of which this Prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The financial statements and related schedule of PTR included in this Prospectus and elsewhere in the registration statement, of which this Prospectus forms a part, have been audited by KPMG Peat Marwick LLP, independent public accountants to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement. Such financial statements have been included or consolidated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The financial statements and related schedules of ATLANTIC and Homestead consolidated into the financial statements of Security Capital, have been audited by Ernst & Young LLP, independent public accountants to the extent indicated in their reports thereon appearing elsewhere herein and in the registration statement. Such financial statements have been consolidated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

The financial statements and related schedules of Security Capital USREALTY included in this Prospectus and elsewhere in the registration statement of which this Prospectus forms a part, have been audited by Price Waterhouse LLP, independent public accountants to the extent indicated in their reports thereon also appearing elsewhere herein and in the registration statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

Certain legal matters in respect of the validity of the issuance of the Warrants and the Class B Shares offered hereby will be passed upon for Security Capital by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing Security Capital and certain of its affiliates, including representation of Security Capital in connection with the Offering and the proposed Mergers. As to certain matters of Maryland law, Mayer, Brown & Platt may rely upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland.

                             AVAILABLE INFORMATION

Security Capital has filed with the Commission a registration statement (of which this Prospectus forms a part) on Form S-4 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respect by such reference and the exhibits and schedules hereto. For further information regarding Security Capital and the Warrants and the Class B Shares offered hereby, reference is hereby made to the registration statement and such exhibits and schedules.

The registration statement, the exhibits and schedules forming a part thereof filed by Security Capital with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Security Capital Group Incorporated
  Report of Independent Public Accountants................................   F-2
  Consolidated Balance Sheets.............................................   F-3
  Consolidated Statements of Operations...................................   F-4
  Consolidated Statements of Shareholders' Equity.........................   F-5
  Consolidated Statements of Cash Flows...................................   F-6
  Notes to Consolidated Financial Statements..............................   F-9
  Schedule III--Real Estate and Accumulated Depreciation..................  F-25
Security Capital Group Incorporated (acquired company)
  Report of Independent Public Accountants................................  F-34
  Consolidated Balance Sheet..............................................  F-35
  Consolidated Statement of Operations....................................  F-36
  Consolidated Statement of Shareholders' Equity..........................  F-36
  Consolidated Statement of Cash Flows....................................  F-37
  Notes to Consolidated Financial Statements..............................  F-38
Security Capital Pacific Trust
  Report of Independent Public Accountants................................  F-43
  Balance Sheets..........................................................  F-44
  Statements of Earnings..................................................  F-45
  Statements of Shareholders' Equity......................................  F-46
  Statements of Cash Flows................................................  F-47
  Notes to Financial Statements...........................................  F-48
  Schedule III--Real Estate and Accumulated Depreciation..................  F-66
Security Capital Industrial Trust
  Report of Independent Public Accountants................................  F-72
  Consolidated Balance Sheets.............................................  F-73
  Consolidated Statements of Operations...................................  F-74
  Consolidated Statements of Shareholders' Equity.........................  F-75
  Consolidated Statements of Cash Flows...................................  F-76
  Notes to Consolidated Financial Statements..............................  F-77
  Report of Independent Public Accountants................................  F-93
  Schedule III--Real Estate and Accumulated Depreciation..................  F-94
Security Capital U.S. Realty
  Report of Independent Public Accountants................................ F-110
  Consolidated Statement of Net Assets.................................... F-111
  Consolidated Statement of Operations.................................... F-112
  Consolidated Statement of Cash Flows.................................... F-113
  Consolidated Statement of Changes in Net Assets......................... F-114
  Statement of Changes in Shares Outstanding.............................. F-114
  Consolidated Schedule of Investments in Strategic Positions............. F-115
  Consolidated Schedule of Investments in Special Opportunity Positions... F-115
  Notes to the Consolidated Financial Statements.......................... F-116
Security Capital Atlantic Incorporated
  Report of Independent Public Accountants................................ F-121
Homestead Village Incorporated
  Report of Independent Public Accountants................................ F-122

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Security Capital Group Incorporated:

We have audited the accompanying consolidated balance sheets of Security Capital Group Incorporated and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years ended December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule referred to below based on our audits. We did not audit the financial statements and accompanying Schedule IIIs of Security Capital Pacific Trust, Security Capital Atlantic Incorporated, Security Capital U.S. Realty and Homestead Village Incorporated, for which the accompanying statements reflect $1,800,084,000 (58.6%) and $918,860,000 (49.2%)
of the total consolidated assets of Security Capital Group Incorporated and subsidiaries as of December 31, 1996 and 1995, respectively, and $248,469,000 (62.9%), $103,287,000 (51.5%) and $63,728,000 (35.8%) of the total consolidated income in the consolidated statements of operations of Security Capital Group Incorporated and subsidiaries for each of the three years ended December 31, 1996, respectively. Those statements and the accompanying Schedule IIIs were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Group Incorporated and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The attached Schedule III is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, based solely upon the reports of other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        ARTHUR ANDERSEN LLP

Chicago, Illinois
February 28, 1997

(except with respect to the matters discussed in Note 11, as to which the date is April 18, 1997)

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                             ------------------

                        ASSETS                               1996        1995
                        ------                         ----------  ----------
Investments, at equity:
  Security Capital Industrial Trust                    $  548,194  $  498,916
  Security Capital Pacific Trust                          374,317     410,793
  Security Capital U.S. Realty                            516,426      20,334
                                                       ----------  ----------
                                                        1,438,937     930,043
                                                       ----------  ----------
Real estate, less accumulated depreciation, held by:
  Security Capital Atlantic Incorporated                1,116,069     865,367
  Homestead Village Incorporated                          249,304           -
                                                       ----------  ----------
                                                        1,365,373     865,367
                                                       ----------  ----------
Total real estate investments                           2,804,310   1,795,410
Cash and cash equivalents                                  23,662      13,708
Intangible assets                                         142,600     150,522
Other assets                                              101,312      45,938
                                                       ----------  ----------
Total assets                                           $3,071,884  $2,005,578
                                                       ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
LIABILITIES:
  Lines of credit                                      $  262,000  $  272,000
  Mortgage notes payable                                  257,099     118,524
  Convertible debt                                        940,197     718,611
  Accrued interest on convertible debt                     42,450      24,523
  Accounts payable and accrued expenses                    83,427      33,520
  Deferred income taxes                                    30,872           -
                                                       ----------  ----------
Total liabilities                                       1,616,045   1,167,178
                                                       ----------  ----------
Minority interests                                        394,537     159,339
SHAREHOLDERS' EQUITY:
  Common shares, $.01 par value; 20,000,000 shares
   authorized, 1,209,009 and 994,791 shares issued and
   outstanding in 1996 and 1995, respectively                  12          10
  Series A Preferred stock, $.01 par value; 139,000
   shares issued and outstanding in 1996; stated
   liquidation preference of $1,000 per share             139,000           -
  Additional paid-in capital                              985,392     766,298
  Accumulated deficit                                     (63,102)    (87,247)
                                                       ----------  ----------
Total shareholders' equity                              1,061,302     679,061
                                                       ----------  ----------
Total liabilities and shareholders' equity             $3,071,884  $2,005,578
                                                       ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       ------------------------

                                                           YEARS ENDED DECEMBER 31,
                                                               1996     1995      1994
                                                         ---------- --------  --------
INCOME:
  Equity in earnings of:
    Security Capital Industrial Trust                    $   25,439 $ 20,975  $      -
    Security Capital Pacific Trust                           39,864   24,646     8,812
    Security Capital U.S. Realty                            103,170       64         -
  Rental revenues                                           145,907  103,634    55,071
  Services Division revenues                                 77,512   49,404         -
  Other income, net                                           6,230    1,811       312
  Security Capital Industrial Trust income                        -        -    71,702
  Security Capital Pacific Incorporated income                    -        -    20,958
                                                         ---------- --------  --------
                                                            398,122  200,534   156,855
                                                         ---------- --------  --------
EXPENSES:
  Rental expenses                                            54,050   37,948    23,052
  Depreciation and amortization                              34,520   26,031     8,770
  Interest expense--convertible debt                         93,912   78,785    29,647
  Interest expense--other obligations                        23,312   25,019    14,481
  Loss on exchange of convertible notes for stock and
   debentures                                                     -        -     5,650
  Payroll and related costs                                  80,115   56,108         -
  General and administrative                                 36,007   22,992     6,172
  Security Capital Industrial Trust expenses                      -        -    46,561
  Security Capital Pacific Incorporated expenses                  -        -    15,030
                                                         ---------- --------  --------
                                                            321,916  246,883   149,363
                                                         ---------- --------  --------
Earnings (loss) before income taxes and minority
 interests                                                   76,206  (46,349)    7,492
Provision for income taxes                                   30,872        -         -
Minority interests in net earnings of subsidiaries           13,370    4,763    15,177
                                                         ---------- --------  --------
Net earnings (loss)                                          31,964  (51,112)   (7,685)
Less Series A Preferred Stock dividends                       7,819        -         -
                                                         ---------- --------  --------
Net earnings (loss) attributable to common shares
 and common equivalent shares                            $   24,145 $(51,112) $ (7,685)
                                                         ========== ========  ========
Weighted average common shares outstanding                1,133,711  896,681   458,945
                                                         ========== ========  ========
Net earnings (loss) per common share and common
 equivalent share                                        $    21.30 $ (57.00) $ (16.74)
                                                         ========== ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                         (IN THOUSANDS, EXCEPT SHARES)

                     ----------------------------------------------------------

                                                          SERIES A
                                                         PREFERRED
                                                          STOCK AT
                                    COMMON     COMMON    AGGREGATE ADDITIONAL                      TOTAL
                                    SHARES  SHARES AT  LIQUIDATION    PAID-IN  ACCUMULATED SHAREHOLDERS'
                               OUTSTANDING  PAR VALUE   PREFERENCE    CAPITAL      DEFICIT        EQUITY
                               ----------- ---------   ----------- ----------  ----------- -------------
Balances at December 31, 1993     246,322    $ 2.463     $      -  $ 298,964     $ (5,143)  $  293,823
 Subscriptions receivable
  collected                        19,281      0.193            -     26,994            -       26,994
 Sale of subscriptions for
  common shares, net of
  offering costs                  587,081      5.870            -    690,646            -      690,652
 Less subscriptions
  receivable                     (243,862)    (2.439)           -   (215,086)           -     (215,088)
 Distribution of convertible
  subordinated debentures               -          -            -   (417,185)           -     (417,185)
 Cash distributions                     -          -            -          -      (11,652)     (11,652)
 Net loss                               -          -            -          -       (7,685)      (7,685)
                               ---------   ---------   ---------   ---------   ---------    ----------
Balances at December 31, 1994     608,822    $ 6.087     $      -  $ 384,333     $(24,480)  $  359,859
 Retirement of shares in
  connection with the
  purchase of GROUP               (40,252)    (0.403)           -    (26,618)     (11,655)     (38,273)
 Issuance of shares in
  connection with the
  purchase of GROUP               135,261      1.353            -    163,529            -      163,530
 Issuance of common shares on
  January 1 for 7.25% and 7%
  convertible notes                43,493      0.435            -     26,643            -       26,644
 Subscriptions receivable
  collected                       243,862      2.439            -    215,086            -      215,088
 Exercise of stock options            538      0.005            -        140            -          140
 Interest Reinvestment Plan         3,683      0.037            -      3,536            -        3,536
 Issuance of common shares             26          -            -         24            -           24
 Repurchase of common shares         (642)    (0.006)           -       (375)           -         (375)
 Net loss                               -          -            -          -      (51,112)     (51,112)
                               ---------   ---------   ---------   ---------   ---------    ----------
Balances at December 31, 1995     994,791    $ 9.947     $      -  $ 766,298     $(87,247)  $  679,061
 Sale of subscriptions for
  common shares, net of
  offering costs                  307,958      3.080            -    320,116            -      320,119
 Less subscriptions
  receivable                      (92,012)    (0.920)           -    (96,521)           -      (96,522)
 Issuance of Series A
  preferred stock                       -          -      139,000          -            -      139,000
 Repurchase of common shares      (12,326)    (0.123)           -    (11,483)           -      (11,483)
 Interest Reinvestment Plans        5,214      0.052            -      5,516            -        5,516
 Exercise of stock options          5,353      0.054            -      1,430            -        1,430
 Issuance of common shares             31          -            -         36            -           36
 Net earnings                           -          -            -          -       31,964       31,964
 Series A preferred stock
  dividends                             -          -            -          -       (7,819)      (7,819)
                               ---------   ---------   ---------   ---------   ---------    ----------
Balances at December 31, 1996   1,209,009    $12.090     $139,000  $ 985,392     $(63,102)  $1,061,302
                               =========   =========   =========   =========   =========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   ----------------------------

                                              YEARS ENDED DECEMBER 31,
                                          ----------------------------------
                                                1996        1995        1994
                                          ---------   ---------   ----------
OPERATING ACTIVITIES:
Net earnings (loss)                       $  31,964   $ (51,112)  $   (7,685)
Adjustments to reconcile net earnings
 (loss) to cash flows provided by
 operating activities:
  Provision for deferred income taxes        30,872           -            -
  Minority interests                         13,370       4,763       15,177
  Equity in earnings of unconsolidated
   investees                               (168,473)    (45,685)      (8,812)
  Distributions from unconsolidated
   investees                                 74,653      62,838       13,169
  Depreciation and amortization              34,520      26,031        8,770
  Amortization of deferred financing
   costs                                      2,923       2,404        1,283
  Other                                      (2,792)          -            -
Increase in other assets                    (21,172)     (5,053)      (3,830)
Increase in accrued interest on
 convertible debt                            17,927      18,195        6,807
Increase in accounts payable and accrued
 expenses                                    20,799       1,289       16,822
Net operating cash flows of:
  Security Capital Industrial Trust               -           -       22,121
  Security Capital Pacific Incorporated           -           -        1,680
                                          ---------   ---------   ----------
        Net cash flows provided by
         operating activities                34,591      13,670       65,502
                                          ---------   ---------   ----------
INVESTING ACTIVITIES:
  Real estate properties                   (396,578)   (259,008)    (392,718)
  Disposition of real estate properties      61,872      23,859            -
  Investment in shares of:
    Security Capital Industrial Trust       (64,528)   (100,113)           -
    Security Capital Pacific Trust                -     (50,000)     (73,843)
    Security Capital U.S. Realty           (392,922)       (300)           -
  Purchase of Security Capital Atlantic
   Incorporated minority interest           (30,700)    (83,972)           -
  Advances on notes receivable from
   Security Capital U.S. Realty                   -     (53,000)           -
  Payment on notes receivable from
   Security Capital U.S. Realty                   -      33,030            -
  Cash acquired in purchase of GROUP              -       4,940            -
  Other                                      (9,453)     (9,354)           -
  Net investing cash flows of:
    Security Capital Industrial Trust             -           -     (631,871)
    Security Capital Pacific
     Incorporated                                 -           -     (132,921)
                                          ---------   ---------   ----------
        Net cash flows used in investing
         activities                        (832,309)   (493,918)  (1,231,353)
                                          ---------   ---------   ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                   ----------------------------

                                          YEARS ENDED DECEMBER 31,
                                      ----------------------------------
                                            1996        1995        1994
                                      ---------   ---------   ----------
FINANCING ACTIVITIES:
  Proceeds from lines of credit       $ 778,000   $ 695,000   $  999,121
  Payments on lines of credit          (788,000)   (734,525)    (717,596)
  Proceeds from mortgage notes
   payable                               45,863           -            -
  Principal payments on mortgage
   notes payable                         (1,101)     (7,001)        (190)
  Increase in accounts payable--
   developments                           6,599           -            -
  Proceeds from issuance of
   convertible debt                     229,426     184,990       48,228
  Proceeds from sale of common
   shares, net of expenses              230,579     218,786      502,560
  Proceeds from sale of preferred
   stock                                139,000           -            -
  Distributions paid to shareholders          -           -      (11,652)
  Distributions paid to minority
   interest holders                     (19,090)     (8,404)      (3,887)
  Debt issuance costs                    (5,688)     (6,265)      (9,303)
  Proceeds from issuance of stock to
   minority interest holders            219,226     144,884        3,348
  Repurchase of common shares           (11,483)       (375)           -
  Retirement of convertible debt         (7,840)       (194)           -
  Preferred dividends paid               (7,819)          -            -
  Net financing cash flows of:
    Security Capital Industrial Trust         -           -      312,608
    Security Capital Pacific
     Incorporated                             -           -       43,652
                                      ---------   ---------   ----------
        Net cash flows provided by
         financing activities           807,672     486,896    1,166,889
                                      ---------   ---------   ----------
Net increase in cash and cash
 equivalents                              9,954       6,648        1,038
Cash and cash equivalents, beginning
 of year                                 13,708       7,060        6,022
                                      ---------   ---------   ----------
Cash and cash equivalents, end of
 year                                 $  23,662   $  13,708   $    7,060
                                      =========   =========   ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                   ----------------------------

                                              YEARS ENDED DECEMBER 31,
                                          ---------------------------------
                                                1996        1995        1994
                                          ---------   ---------   ---------
NON-CASH INVESTING AND FINANCING
 ACTIVITIES:
Homestead purchase from PTR:
  Depreciated cost of assets acquired      $177,983   $       -    $      -
  Liabilities assumed                       (11,818)          -           -
  Convertible mortgages issued              (75,946)          -           -
  Reallocation of investment in PTR to
   Homestead                                (42,376)          -           -
  Minority interest contributed             (48,271)          -           -
  Net cash acquired                             428           -           -
                                          ---------   ---------   ---------
                                           $      -   $       -    $      -
                                          =========   =========   =========
Dividend distribution declared for 1st
 quarter 1997 to minority interest
 holders                                   $  6,375   $       -    $      -
                                          =========   =========   =========
Purchase of GROUP on January 1, 1995:
  Fair value of assets acquired, net of
   cash                                    $      -   $ 244,920    $      -
  Liabilities assumed                             -     (16,152)          -
  Securities issued                               -    (233,708)          -
  Net cash acquired                               -       4,940           -
                                          ---------   ---------   ---------
                                           $      -   $       -    $      -
                                          =========   =========   =========
Exchange of 7.25% and 7.0% convertible
 notes:
  Issuance of securities to convertible
   note holders:
    -convertible subordinated debentures   $      -   $  32,947    $      -
    -common stock, including value
     attributable to induced conversion           -      26,644           -
  Retirement of 7.25% and 7.0%
   convertible notes                              -     (53,201)          -
  Loss on exchange of convertible notes           -      (5,650)          -
  Reduction in interest accrued on
   convertible notes                              -        (740)          -
                                          ---------   ---------   ---------
                                           $      -   $       -    $      -
                                          =========   =========   =========
Assumption of existing mortgage notes
 payable in conjunction with real estate
 acquired                                  $ 17,867   $  24,678    $274,086
                                          =========   =========   =========
Exchange of ownership interest in
 Security Capital Pacific Incorporated
 for ownership interest in Security
 Capital Pacific Trust                     $      -   $ 135,996    $      -
                                          =========   =========   =========
Receipt of Security Capital U.S. Realty
 shares in satisfaction of indebtedness    $      -   $  19,970    $      -
                                          =========   =========   =========
Reduction of mortgages payable upon sale
 of property                               $      -   $  (6,500)   $      -
                                          =========   =========   =========
Increase in minority interest as
 consideration for real estate acquired    $      -   $       -    $100,000
                                          =========   =========   =========
Minority ownership interest contributed    $      -   $       -    $ 16,780
                                          =========   =========   =========
Distribution of convertible subordinated
 debentures                                $      -   $       -    $417,185
                                          =========   =========   =========
Disposition proceeds applied to real
 estate purchase                           $      -   $       -    $    113
                                          =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
Security Capital Group Incorporated ("Security Capital"), formerly Security Capital Realty Incorporated, is a corporation organized under the laws of the state of Maryland engaged in the creation and operation of real estate operating companies. Security Capital has invested in five operating companies (the "Capital Division"). Three such investees are highly focused, fully integrated real estate operating companies formed as real estate investment trusts (REITs), which own, develop, acquire, and operate income-producing multifamily properties and distribution facilities. The fourth investee is a European-based company formed with the objective of owning strategic positions in United States real estate operating companies focused on specific subsectors of retail, office and other well researched property types. The fifth investee develops, owns and operates moderately priced, extended-stay lodging properties across the United States. Security Capital also includes a "Services Division", which provides management and property management services to the companies in which Security Capital has made investments. The Services Division provides strategic guidance, research, investment analysis, acquisition and development services, asset management, property management, capital markets services and legal and accounting services.

Merger:
Security Capital was formed by the merger of two affiliated, but not commonly controlled, entities on January 1, 1995. Security Capital Group Incorporated ("GROUP"), a Delaware corporation, which consisted of the Services Division companies, was merged with and into Security Capital Realty Incorporated ("REALTY"). Subsequently REALTY changed its name to that of its merged affiliate, Security Capital Group Incorporated, and the combined entity is referred to herein as Security Capital. In the merger, all of GROUP's outstanding stock and principal amount of GROUP convertible subordinated debentures were exchanged for REALTY stock and REALTY convertible subordinated debentures due June 30, 2014 (the "2014 Convertible Debentures"). REALTY issued 135,261 shares of common stock, $70,178,000 of 2014 Convertible Debentures and options to acquire 58,772 shares of REALTY common stock and $29,298,000 of 2014 Convertible Debentures for an aggregate securities issuance of $233,708,000. The REALTY options were issued in exchange for GROUP options and warrants held by certain employees and directors and such options are exercisable subject to their prior terms regarding vesting and aggregate exercise price.

The acquisition of GROUP was recorded under the purchase method of accounting. The results of GROUP operations have been combined with those of REALTY's since the date of acquisition. The fair value of tangible assets acquired and liabilities assumed was $91,416,000 and $16,152,000, respectively. The balance of the purchase price, $158,444,000, was recorded as excess of cost over net assets acquired (goodwill).

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The following table reflects unaudited pro forma combined results of operations of REALTY and GROUP on the basis that the acquisition had taken place and the goodwill, noted above, was recorded on January 1, 1994. The weighted average common shares outstanding have been adjusted to reflect the Merger conversion rate (1.22 common shares for each GROUP share and 1.147 common shares for each $1,000 principal amount of GROUP's convertible subordinated debentures). The pro forma financial information does not necessarily reflect the results of operations that would have occurred had REALTY and GROUP constituted a single entity during such period (in thousands, except share data).

                                                                --------

                                                    YEAR ENDED
                                                  DECEMBER 31,
                                                      1994
                                                  ------------
      Revenues                                     $ 177,926
                                                   =========
      Net loss                                     $ (25,197)
                                                   =========
      Weighted average common shares outstanding     594,206
                                                   =========
      Net loss per common share                    $  (42.40)
                                                   =========

Principles of Financial Presentation:
The accompanying consolidated financial statements include the results of Security Capital, its majority-owned operating companies (Security Capital Atlantic Incorporated and Homestead Village Incorporated) and its wholly owned Services Division subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interest is comprised of the minority shareholders of Security Capital Atlantic Incorporated and Homestead Village Incorporated.

Security Capital accounts for its 20% or greater (but not more than 50%) owned investees by the equity method. For an investee accounted for under the equity method, Security Capital's share of net earnings or losses of the investee is reflected in income as earned and dividends are credited against the investment as received.

Goodwill:
Goodwill results from REALTY's acquisition of GROUP on January 1, 1995 and represents acquisition costs in excess of net assets acquired. Goodwill, net of accumulated amortization, aggregating $142,600,000 and $150,522,000 at December 31, 1996 and 1995, respectively, is included in intangible assets in the accompanying consolidated balance sheets and is amortized on a straight-line basis over 20 years. Amortization for each of the years ended December 31, 1996 and 1995 was $7,922,000.

Cash and Cash Equivalents:
Security Capital considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Real Estate and Depreciation:
Real estate is carried at cost, which is not in excess of net realizable value. Costs directly related to the acquisition, renovation or development of real estate for Security Capital's majority-owned operating companies are capitalized. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

Repairs and maintenance are expensed as incurred. Renovations and improvements are capitalized and depreciated over their estimated useful lives.

Depreciation is computed over the expected useful lives of depreciable property on a straight-line basis. Properties are depreciated principally over the useful lives of 20 to 40 years for multifamily and extended-stay buildings and improvements and 2 to 10 years for furnishings and other equipment.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Interest:
Security Capital capitalizes interest as part of the cost of real estate projects under development. During 1996, 1995 and 1994, the total interest paid on all outstanding debt was $100,423,000, $82,336,000 and $46,760,000, respectively, including $12,353,000, $4,404,000 and $3,184,000, respectively, which was capitalized.

Cost of Raising Capital:
Costs incurred in connection with the issuance of common shares are deducted from shareholders' equity. Costs incurred in connection with the issuance or renewal of debt are capitalized, included with other assets and amortized over the term of the related loan in the case of issuance costs or twelve months in the case of renewal costs. Amortization of deferred financing costs included in interest expense for the years ended December 31, 1996, 1995 and 1994 was $2,923,000, $2,404,000 and $2,387,000, respectively.

Revenue Recognition:
Rental, fee and interest income are recorded on the accrual method of accounting. A provision for possible loss is made when collection of receivables is considered doubtful.

Per Share Data:
Per share data is computed based on weighted-average shares outstanding during the period. In the computation of net loss per common share, outstanding options and warrants are not included as common stock equivalents as to do so would have an anti-dilutive effect. In the computation of net earnings per common share, outstanding options and warrants are included as common stock equivalents using the treasury stock method. The conversion of convertible debt into common shares is not assumed as the effect would be anti-dilutive.

Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncement:
Properties and other long-lived assets are periodically evaluated for impairment and provisions for possible losses are made if required. Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of, has been adopted by Security Capital and its affiliates, as required, effective January 1, 1996. The adoption of this accounting standard had no material impact on the financial statements as of the date of adoption.

Reclassifications:
Certain amounts in the 1995 and 1994 consolidated financial statements and notes to consolidated financial statements have been reclassified to conform to the 1996 presentation.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. SERVICES DIVISION

Certain Security Capital Services Division subsidiaries, under the terms of separate agreements, manage the operations of the separate REITs ("REIT Managers"), provide property management services to those REITs ("Property Managers") and manage the operations of Security Capital U.S. Realty ("USREALTY") ("Operating Advisor"). Each REIT Manager is paid a REIT management fee based on a percentage of the REIT's pre-management fee cash flow, after deducting actual and assumed regularly scheduled principal payments for long-term debt and dividends paid on non-convertible preferred shares, as defined in the REIT Management Agreements. The fee is generally 16% of cash flow, as so defined, for the REIT. Property management fees are at market rates and are paid separately to Security Capital's property management subsidiaries. The REIT and Property Management Agreements are generally one year in term, renewable annually by the REIT and cancelable upon sixty days notice. The Operating Advisor is paid a management fee of 1.25% of USREALTY's investments at fair value (other than liquid short-term investments and investments in Security Capital). The Operating Advisor agreement dated August 7, 1995 is for a term of two years, renewable every two years on the same terms and cancelable upon sixty days notice.

There were no Services Division revenues reported for the year ended 1994. These subsidiaries were acquired January 1, 1995 in the GROUP/REALTY merger. See Note 1.

In late January 1997, Security Capital made a proposal to Security Capital Industrial Trust, Security Capital Pacific Trust and Security Capital Atlantic Incorporated to exchange the REIT and Property Managers for additional shares of the respective REITs. As a result of the proposed transaction, each of the REITs would become internally managed. The board of trustees or directors of each REIT has appointed a special committee comprised of independent directors or trustees to review the proposed transaction. The proposed transaction is subject to approval (see Note 11) by each REIT's special committee as well as its board of directors or trustees and shareholders.

REIT, Property and Operating Advisor management fees for the years ended December 31, 1996 and 1995 were earned from the following sources (in thousands):

                                                     ------------------

                                                              1996       1995
                                                        ---------  ---------
      REIT management fees:
        Security Capital Industrial Trust                 $21,472    $14,207
        Security Capital Pacific Trust                     22,191     20,354
        Security Capital Pacific Incorporated                   -        581
        Security Capital Atlantic Incorporated             10,445      6,923
                                                        ---------  ---------
                                                           54,108     42,065
                                                        ---------  ---------
      Property management fees:
        Security Capital Industrial Trust                  11,781      5,251
        Security Capital Pacific Trust                     11,466      8,805
        Security Capital Pacific Incorporated                   -        107
        Security Capital Atlantic Incorporated              4,244      3,499
                                                        ---------  ---------
                                                           27,491     17,662
                                                        ---------  ---------
      Security Capital U.S. Realty advisory fee             8,041         99
      Security Capital Markets Group Incorporated fees      2,561          -
                                                        ---------  ---------
      Total Services Division revenues                     92,201     59,826
        Less amounts eliminated in consolidation           14,689     10,422
                                                        ---------  ---------
      Consolidated Services Division revenues             $77,512    $49,404
                                                        =========  =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3. REAL ESTATE INVESTMENTS:

Security Capital holds investments at December 31, 1996 through its wholly-owned subsidiary, SC Realty Incorporated ("SC Realty"), as follows:

  . Security Capital Industrial Trust ("SCI"), a publicly held REIT, acquires, develops, markets, operates and owns distribution facilities and develops master-planned distribution parks and build-to-suit facilities throughout the United States. At December 31, 1996 and 1995, Security Capital owned 46.00% and 48.33%, respectively, of the issued and outstanding common shares of beneficial interest of SCI. During 1996 and 1995, Security Capital accounted for its investment in SCI by the equity method as Security Capital's ownership in SCI fell below 50% upon completion of SCI's September 1995 rights offering. In 1994, Security Capital consolidated SCI's accounts.

  . Security Capital Pacific Trust ("PTR"), a publicly held REIT, primarily owns, develops, acquires and operates income-producing multifamily properties in the western United States. On March 23, 1995, Security Capital Pacific Incorporated ("PACIFIC"), a real estate investment trust owned 97.61% by Security Capital, was merged with and into PTR, and PTR changed its name to Security Capital Pacific Trust. In the merger each share of PACIFIC was converted into 0.611 shares of PTR. At December 31, 1996 and 1995, Security Capital owned 36.28% and 37.93%, respectively, of the issued and outstanding common shares of beneficial interest of PTR.

  . Security Capital accounts for its investment in PTR by the equity method. Due to PACIFIC's merger into PTR in 1995, Security Capital has accounted for its investment in PACIFIC in 1995 by the equity method and combined such amounts with PTR's in the accompanying 1995 consolidated financial statements. In 1994, Security Capital consolidated PACIFIC's accounts.

  . Security Capital Atlantic Incorporated ("ATLANTIC"), a publicly held REIT as of October 18, 1996, owns, acquires, develops and operates income-producing multifamily properties in the southeastern United States. In consideration for Security Capital's participation in ATLANTIC's March 31, 1995 and November 15, 1995 private placement offerings, ATLANTIC assumed Security Capital's Put Obligations to purchase 3,750,000 shares of ATLANTIC stock, owned by the holder of the Put Obligations, at a total cost of $83,920,000. On July 1, 1996, Security Capital purchased 1,250,000 shares of ATLANTIC stock from a minority interest holder at a total cost of $30,663,000. On October 18, 1996, Security Capital purchased an additional 416,666 shares of ATLANTIC in ATLANTIC's initial public offering at a cost of $24 per share. At December 31, 1996 and 1995, Security Capital owned 56.86% and 71.60%, respectively, of the issued and outstanding common shares of ATLANTIC. Security Capital consolidates ATLANTIC's accounts in the accompanying consolidated financial statements.

  . USREALTY is a Luxembourg real estate corporation formed at the direction of Security Capital with the objective of becoming one of Europe's preeminent publicly held real estate entities that will principally own real estate through strategic positions in both public and private real estate companies in the United States. Security Capital made its first investment of $19,970,000 in USREALTY, by converting $19,970,000 of the principal of a $53,000,000 note receivable to an investment in 1,997,000 shares of USREALTY, on October 30, 1995 as part of its subscription commitment. Security Capital has funded total subscriptions of $200,000,000 for the common stock of USREALTY ($199,700,000 was invested by Security Capital and $300,000 by Security Capital (EU) Management S.A., a wholly-owned subsidiary of Security Capital and the advisor to USREALTY). In addition to the subscriptions, on July 1, 1996, Security Capital purchased 9,132,420 shares of USREALTY in a public European offering at a cost of $11.06 per share and an additional 6,282,241 shares in a public European offering, at a cost of $12.44 a share, on December 17, 1996. Also, during 1996, Security Capital purchased shares of USREALTY with a total value of $34,041,000 in the open market and in a privately negotiated transaction. At December 31, 1996 and 1995 Security Capital owned 39.44% and 32.20%, respectively, of the issued and outstanding common shares of USREALTY. Security Capital accounts for its investment in USREALTY by the equity method.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


  . On October 17, 1996, Security Capital, ATLANTIC and PTR completed the spin-out of their extended stay lodging assets to Homestead Village Incorporated ("Homestead"). As described below, upon consummation of the transaction, Homestead's common shares were held by Security Capital and shareholders of ATLANTIC and PTR. Given the common ownership of the "Homestead assets" before and after the spin-out, Security Capital did not record a gain on this transaction in its consolidated financial statements.

    Security Capital contributed the contractual rights (primarily fees) from the PTR and ATLANTIC REIT management agreements and property management agreements relating to the Homestead properties in exchange for 4,062,788 shares of Homestead common stock, including 2,150,892 shares which are in escrow and will be released as funds are advanced under the ATLANTIC and PTR Funding Commitment Agreements described below. In addition, Security Capital contributed the Homestead trademark, the operating system and certain Homestead development properties Security Capital had acquired as they were outside the target markets of ATLANTIC and PTR. Security Capital also received 817,694 warrants to purchase Homestead shares at $10 per share in exchange for providing funding to Homestead during the time between the execution of the merger agreement and the closing date and the use of office facilities for one year. Under the terms of an Investor Agreement, Homestead can require Security Capital to exercise all or a portion of its warrants with proper written notice.

    ATLANTIC and PTR contributed assets consisting of operating properties as well as properties under construction or in planning (or the rights to acquire such properties) and ATLANTIC contributed $16.8 million in cash. In addition, ATLANTIC and PTR entered into Funding Commitment Agreements to provide secured financing of up to $111.1 million and $199.0 million, respectively, to Homestead for completing the development and construction of the properties contributed in the transaction. ATLANTIC and PTR received 4,201,220 and 9,485,727 shares, respectively, of Homestead common stock in exchange for the assets contributed and 2,818,517 and 6,363,789 warrants, respectively, to purchase Homestead shares at $10 per share in exchange for entering into the Funding Commitment Agreements. ATLANTIC and PTR will receive convertible mortgage notes from Homestead as fundings occur under the Funding Commitment Agreements. On November 12, 1996 ATLANTIC and PTR distributed the Homestead common stock and warrants to their shareholders of record as of October 29,1996. This distribution caused Security Capital to receive an additional 5,831,613 shares of Homestead common stock and 3,912,328 warrants to purchase Homestead shares at $10 per share. Additionally, Security Capital made purchases of Homestead warrants in the open market totaling 206,400 shares for $1,312,807. Security Capital exercised $17,500,000 in warrants between October 17, 1996 and December 31, 1996.

    Security Capital's ownership of Homestead's outstanding common shares as of December 31, 1996 was 59.14%. In 1996, Security Capital consolidated Homestead's accounts in the accompanying consolidated financial statements.

Security Capital received dividends from its investees for the years ended December 31, 1996, 1995 and 1994 as follows (in thousands):

                                           ----------------------------

                      1996       1995       1994
                ---------  ---------  ---------
      SCI         $40,689    $32,233    $18,886
      PTR          33,963     28,244     13,169
      PACIFIC           -      2,361      5,389
      ATLANTIC     33,975     26,715     10,761
                ---------  ---------  ---------
                 $108,627    $89,553    $48,205
                =========  =========  =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The following summarizes real estate investments of Security Capital's consolidated investees as of December 31, 1996 and 1995 (in thousands):

                                                     ------------------

                                                           1996       1995
                                                     ---------- ---------
      Multifamily properties (ATLANTIC):
        Operating properties                         $  952,770  $781,083
        Developments under construction                 194,587    95,293
        Developments in planning                          7,795    11,258
        Land held for future development                  2,083     1,294
                                                     ---------- ---------
      Subtotal                                        1,157,235   888,928
                                                     ---------- ---------
      Extended-stay lodging properties (Homestead):
        Operating properties                            129,035         -
        Developments under construction                 108,691         -
        Developments in planning                         12,256         -
        Land held for future development                  1,448         -
        Land held for sale                                5,590         -
                                                     ---------- ---------
      Subtotal                                          257,020         -
                                                     ---------- ---------
      Total real estate, at cost                      1,414,255   888,928
      Less accumulated depreciation                      48,882    23,561
                                                     ---------- ---------
      Total real estate                              $1,365,373  $865,367
                                                     ========== =========

Presented below is the summary balance sheet information for SCI as of December 31, 1996 and 1995 (in thousands):

                                                     ------------------

                                                          1996       1995
                                                    ---------- ----------
      Net real estate investments                   $2,399,600 $1,771,264
      Cash and other assets                             62,706     62,708
                                                    ---------- ----------
        Total assets                                $2,462,306 $1,833,972
                                                    ========== ==========
      Total liabilities                             $  805,933 $  639,040
      Minority interest                                 56,984     58,741
      Total shareholders' equity                     1,599,389  1,136,191
                                                    ---------- ----------
        Total liabilities and shareholders' equity  $2,462,306 $1,833,972
                                                    ========== ==========

Presented below is the summary statement of earnings information for SCI for the years ended December 31, 1996 and 1995 (in thousands):

                                                    ---------------------
                                                          1996       1995
                                                    ---------  ---------
      Rental and other income                        $233,434   $159,556
                                                    ---------  ---------
      Expenses:
        Rental expenses, net of recoveries             26,674     18,460
        Depreciation and amortization                  59,850     39,767
        Interest                                       38,819     32,005
        General and administrative, including REIT
         management fee                                25,410     17,280
                                                    ---------  ---------
                                                      150,753    107,512
                                                    ---------  ---------
      Net earnings before minority interest            82,681     52,044
        Minority interest share in net earnings         3,326      3,331
                                                    ---------  ---------
      Net earnings                                     79,355     48,713
        Less Preferred Share dividends                 25,895      6,698
                                                    ---------  ---------
      Net earnings attributable to common shares     $ 53,460   $ 42,015
                                                    =========  =========
      Security Capital share of net earnings         $ 25,439   $ 20,975
                                                    =========  =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Presented below is the summary balance sheet information for PTR as of December 31, 1996 and 1995 (in thousands):

                                                    ---------------------
                                                          1996       1995
                                                    ---------- ----------
      Net real estate investments                   $2,245,619 $1,789,731
      Cash and other assets                             36,813     51,268
                                                    ---------- ----------
        Total assets                                $2,282,432 $1,840,999
                                                    ========== ==========
      Total liabilities                             $1,014,924 $  565,331
      Total shareholders' equity                     1,267,508  1,275,668
                                                    ---------- ----------
        Total liabilities and shareholders' equity  $2,282,432 $1,840,999
                                                    ========== ==========

Presented below is the summary statement of earnings information for PTR for the years ended December 31, 1996, 1995 and 1994 (in thousands) (1995 information includes the operating results of PACIFIC):

                                           ----------------------------

                                                     1996       1995       1994
                                               ---------  ---------  ---------
      Rental and other income                   $326,246   $267,496   $186,105
                                               ---------  ---------  ---------
      Expenses:
        Rental expenses                          128,122    104,046     79,013
        Depreciation                              44,887     36,685     24,614
        Interest                                  35,288     19,584     19,442
        General and administrative, including
         REIT management fee                      24,730     22,862     16,317
                                               ---------  ---------  ---------
                                                 233,027    183,177    139,386
                                               ---------  ---------  ---------
      Earnings from operations                    93,219     84,319     46,719
        Gain on sale of investments               37,492          -          -
                                               ---------  ---------  ---------
      Net earnings                               130,711     84,319     46,719
        Less Preferred Share dividends            24,167     21,823     16,100
                                               ---------  ---------  ---------
      Net earnings attributable to common
       shares                                   $106,544   $ 62,496   $ 30,619
                                               =========  =========  =========
      Security Capital share of net earnings    $ 39,864   $ 24,646   $  8,812
                                               =========  =========  =========

Presented below is the summary balance sheet information for USREALTY as of December 31, 1996 and 1995 (in thousands):

                                                          ---------------------
                                                                1996       1995
                                                          ---------- ---------
      Investments in common shares of real estate
       operating companies, at fair value                 $1,408,140   $54,780
      Investment in common shares and debentures of
       Security Capital, at cost which approximates fair
       value                                                  22,500         -
      Cash and other assets                                   63,617     8,620
                                                          ---------- ---------
        Total assets                                      $1,494,257   $63,400
                                                          ========== =========
      Total liabilities                                   $  175,158   $   252
      Total shareholders' equity                           1,319,099    63,148
                                                          ---------- ---------
        Total liabilities and shareholders' equity        $1,494,257   $63,400
                                                          ========== =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Presented below is the summary statement of earnings information for USREALTY for the year ended December 31, 1996 and the period from inception (July 1, 1995) to December 31, 1995 (in thousands):

                                                        ---------------------
                                                              1996       1995
                                                        ---------  ---------
      Revenues:
        Dividends                                        $ 32,163       $504
        Realized gains                                      3,480          -
        Unrealized gains                                  252,294        126
        Other income                                        2,673         84
                                                        ---------  ---------
                                                          290,610        714
                                                        ---------  ---------
      Expenses:
        Interest on line of credit                          6,168        163
        General and administrative, including advisory
         fee                                               15,729        349
                                                        ---------  ---------
                                                           21,897        512
                                                        ---------  ---------
      Net earnings                                       $268,713       $202
                                                        =========  =========
      Security Capital share of net earnings             $103,170       $ 64
                                                        =========  =========

4. INDEBTEDNESS:

Lines of Credit:
At December 31, 1996, Security Capital and its consolidated REIT subsidiary, ATLANTIC, had revolving bank lines of credit. Security Capital has a $300,000,000 revolving line of credit with Wells Fargo Realty Advisors, Incorporated ("Wells Fargo") as agent for a group of lenders. The agreement is effective through November 15, 1998 with an option to renew for successive one year periods, with the approval of Wells Fargo and the participating lenders. Borrowings bear interest, at Security Capital's option, at either LIBOR plus 1.50% (1.75% prior to August 19, 1996) or a base rate (defined as the higher of Wells Fargo prime rate or the Federal Funds Rate plus .50%) with interest payable monthly in arrears. Commitment fees range from .125% to .25% per annum based on the average unfunded line of credit balance (such fees were .125% on all unfunded balances prior to October 1, 1996). Security Capital's line is secured by its holdings in SCI, PTR, ATLANTIC, USREALTY and Homestead, including warrants to purchase shares of Homestead's common stock, as well as any unfunded subscriptions for Security Capital's common stock and convertible subordinated debentures. Subscriptions receivable for Security Capital's 1996 private placement offering totaled $193,045,000 as of December 31, 1996.

The Security Capital line of credit is a primary obligation of SC Realty. Security Capital guarantees the line. SC Realty is a legal entity which is separate and distinct from Security Capital and its affiliates, and has separate assets, liabilities, business functions and operations.

On December 18, 1996, ATLANTIC obtained a $350,000,000 unsecured line of credit from Morgan Guaranty Trust Company of New York ("MGT"), as agent for a group of lenders, that replaced its previous $350,000,000 secured line of credit. Borrowings bear interest at prime, or at ATLANTIC's option, LIBOR plus a margin ranging from 1.0% to 1.375% (currently 1.375% as compared to 1.5% under the previous agreement) depending on ATLANTIC's debt rating. ATLANTIC currently pays a commitment fee on the average unfunded line of credit balance of 0.1875%. The line of credit matures December 1998 and may be extended for one year with the approval of MGT and the other participating lenders.

In August 1995, ATLANTIC entered into a swap agreement with Goldman Sachs Capital Markets, L.P. covering $100,000,000 of borrowings under the line of credit. Under this one-year agreement which became effective on February 5, 1996, ATLANTIC paid a fixed rate of interest of 7.46% from February 5, 1996 to December 17, 1996 and 7.335% thereafter. Upon expiration of the existing swap agreement on February 5, 1997, a swap agreement with MGT took effect. The MGT agreement provides for a fixed rate of 7.325% on $100,000,000 of borrowing through February 5, 1998. The interest rate ATLANTIC will pay under the new agreement will be reduced if ATLANTIC achieves an investment-grade debt rating and will range from 6.95% to 7.2% depending on the rating

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

achieved. ATLANTIC paid $332,000 more in interest during 1996 than was received under the swap agreement. ATLANTIC is exposed to credit loss in the event of non-performance by the swap counterparty; however, ATLANTIC believes the risk of loss is minimal.

Each line requires maintenance of certain financial covenants. Security Capital, SC Realty and ATLANTIC were in compliance with all such covenants at December 31, 1996.

A summary of the lines of credit borrowings as of and for the years ended December 31, 1996 and 1995 is as follows (dollar amounts in thousands):

                                                     ------------------

                                                               1996        1995
                                                         ---------   ---------
      Total lines of credit                               $650,000    $600,000
      Borrowings outstanding at December 31,              $262,000    $272,000
      Weighted average daily borrowings                   $268,600    $238,650
      Maximum borrowings outstanding at any month end     $353,000    $383,500
      Weighted average daily interest rate                    7.34%       7.95%
      Weighted average interest rate as of December 31,       7.29%       7.70%

Mortgage Notes Payable:
Mortgage notes payable, which are obligations of ATLANTIC and Homestead, consisted of the following at December 31, 1996 (dollar amounts in thousands):

                                      -----------------------------------------

                              INTEREST    MATURITY         PERIODIC  PRINCIPAL
MORTGAGE TYPE                     RATE        DATE    PAYMENT TERMS    BALANCE
-------------                 --------    -------- ---------------- ---------
Conventional fixed rate        7.125%      3/1/29  fully amortizing  $  8,021
Conventional fixed rate         8.75%      4/1/24  fully amortizing     6,343
Conventional fixed rate          7.0%      9/1/13  fully amortizing     5,888
Conventional fixed rate        7.750%     11/1/00        (a)            2,004
Conventional fixed rate        7.655%     7/01/02        (c)            5,933
Conventional fixed rate          8.0%     7/10/03        (b)            5,979
                                                                    ---------
                                                                       34,168
                                                                    ---------
Tax exempt fixed rate            6.0%      6/1/07   interest only      14,500
Tax exempt variable rate
 subject to 7 year interest
 rate protection agreement      6.48%(e)   6/1/25   interest only      23,085
Tax exempt variable rate
 subject to 7 year interest
 rate protection agreement      6.51%(e)   6/1/25   interest only      15,500
Tax exempt variable rate
 subject to 10 year interest
 rate protection agreement      6.74%(e)   6/1/25   interest only      64,635
Tax exempt variable note
 subject to 10 year interest
 rate protection agreement      6.18%(e)   6/1/25   interest only       5,000
Less amounts held in
 principal reserve fund (d)                                            (1,098)
                                                                    ---------
                                                                      121,622
                                                                    ---------
Convertible fixed rate (f)       9.0%     10/31/06  interest only     112,639
Less discount                                                         (11,330)
                                                                    ---------
                                                                      101,309
                                                                    ---------
                                                                     $257,099
                                                                    =========

--------
(a) Interest and principal payments due monthly; balloon payment of $1,849,000 due at maturity.
(b) Interest and principal payments due monthly; balloon payment of $5,556,000 due at maturity.
(c) Interest and principal payments due monthly; balloon payment of $5,539,000 due at maturity.
(d) ATLANTIC has a thirty-year credit enhancement agreement with the Federal National Mortgage Association related to eight tax-exempt bond issues. This credit enhancement agreement requires ATLANTIC to make monthly payments on each mortgage, based upon a thirty-year amortization, into a principal reserve account.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(e) Interest rate is fixed through swap agreements executed in conjunction with the credit enhancement agreement with the Federal National Mortgage Association.
(f) In connection with the Homestead spin-out transaction described in Note 3, Homestead executed a funding commitment agreement with PTR which provides borrowing capability in the amount of $199,000,000. Under this funding agreement, Homestead may call for funding from PTR through March 31, 1998 for the development of the projects acquired from PTR in the transaction. As a result of the fundings, PTR will receive convertible mortgage notes in stated amounts of up to $221,000,000. The notes are collaterized by Homestead properties.

ATLANTIC's swap agreements related to its tax-exempt variable rate mortgages are summarized as follows:

--------------------------------------------------------------------------------

 AMOUNTS OF                                    FIXED
    BONDS                 TERM            INTEREST RATE (1)                  ISSUER
 ----------               ----            ----------------                   ------
$23.1 million  June 1995 to June 2002           6.48%       General Re Financial Products Corporation
$64.6 million  June 1995 to June 2005           6.74        Morgan Guaranty Trust Company of NY
$5.0 million   March 1996 to March 2006         6.18        Morgan Guaranty Trust Company of NY
$15.5 million  August 1996 to August 2006       6.51        Morgan Stanley Derivative Products Inc.
                                                ----
Weighted-average interest rate                  6.64%
                                                ====

--------
(1) Includes the fixed interest rate provided by the swap agreements, annual fees associated with the swap agreements and credit enhancement agreement and amortization of capitalized costs associated with the credit enhancement agreement.

ATLANTIC paid $1,832,000 more in interest during 1996 and $575,000 more in interest during 1995 than was received under the swap agreements. The swap agreements cover the principal amount of the bonds, net of amounts deposited in the principal reserve fund. ATLANTIC pays interest on that portion of bonds not covered by the swap agreements at the variable rates as provided by the mortgage agreements. ATLANTIC is exposed to credit loss in the event of non-performance by the swap counterparties; however, ATLANTIC believes the risk of loss is minimal.

Real estate with an aggregate undepreciated cost at December 31, 1996 of $50,714,000 and $206,963,000 serves as collateral for the conventional mortgage notes payable and the tax-exempt mortgages, respectively.

Homestead issued warrants to PTR in exchange for entering into the funding commitment agreements (Note 3). The costs associated with the issuance of the warrants have been recorded as deferred financing costs. The premium/discount (i.e. the difference between the stated amount and the funded amount), the value attributable to the conversion feature, and the costs associated with the warrants are amortized to interest expense over the term of the related mortgage note payable using a method which approximates the effective interest method. The effective interest rate on the PTR convertible mortgage note payable after giving effect to the related discount, conversion feature, and warrants is estimated to be 13.56%.

The mortgage notes are convertible, at the option of PTR, into common shares of Homestead common stock beginning April 1, 1997. The conversion price is equal to one share of common stock for every $11.50 of principal amount outstanding.

Approximate principal payments due on mortgage notes payable during each of the years in the five-year period ending December 31, 2001 and thereafter are as follows (in thousands):

           1997        $  1,537
           1998           1,654
           1999           1,765
           2000           3,760
           2001           2,037
           Thereafter   246,346
                       --------
                       $257,099
                       ========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Convertible Debt:
Security Capital's 2014 Convertible Debentures totaling $713,677,000 at December 31, 1996 and $718,611,000 at December 31, 1995 accrue interest at 12% per annum but require semi-annual cash interest payments at a minimum rate per annum of 3.5%. Interest above the minimum may be paid currently or deferred at the option of Security Capital. Any deferred interest accrues interest at 12% and is due upon maturity. The Board of Directors of Security Capital approved a cash interest payment rate of 9.939% and 9.376% per annum for 1996 and 1995, respectively.

Security Capital's convertible subordinated debentures due March 29, 2016 (the "2016 Convertible Debentures") totaling $226,520,000 at December 31, 1996 and none at December 31, 1995 accrue interest at 6.5% per annum and require semi-annual interest payments on the last business day of June and December. Security Capital has received subscriptions from its March 1996 private placement offering for 2016 Convertible Debentures of $323,048,500.

The principal amount of the 2014 and 2016 Convertible Debentures are convertible into Security Capital common stock at $1,046.00 and $1,153.90 per share, respectively, at the option of the holder any time after the earlier to occur of (i) the first anniversary of Security Capital's initial public offering of its common stock, (ii) July 1, 1999 and March 29, 2001 for the 2014 and 2016 Convertible Debentures, respectively, (iii) the consolidation or merger of Security Capital with another entity (other than a merger in which Security Capital is the surviving entity) or any sale or disposition of substantially all the assets of Security Capital or (iv) notice of redemption of the debentures by Security Capital. On conversion of the 2014 Convertible Debentures, any accrued and unpaid deferred interest shall be deemed to be paid in full upon delivery of the common shares to the debenture holder. Security Capital may redeem the 2014 Convertible Debentures at any time and the 2016 Convertible Debentures may be redeemed at any time after March 29, 1999. To redeem the debentures, Security Capital must provide not less than 60 days nor more than 90 days prior written notice to the holders. The redemption price is par plus any accrued and unpaid interest to the redemption date.

5. SHAREHOLDERS' EQUITY:

Security Capital has received subscriptions from its March 1996 private placement offerings of securities totaling $785,097,000. Such subscriptions consist of preferred stock of $139,000,000, common stock of $323,048,500, and 2016 Convertible Debentures of $323,048,500.

On April 1, 1996 Security Capital issued 139,000 shares of its Series A Cumulative Convertible Redeemable Voting Preferred Stock ("Series A Preferred Shares"). The Series A Preferred Shares have a liquidation preference of $1,000 per share for an aggregate preference of $139,000,000 plus any accrued but unpaid dividends. The holder of the Series A Preferred Shares is entitled to voting rights, equal to the number of common shares into which the Series A Preferred Shares are convertible, on matters of amendments of Security Capital's Articles of Incorporation and merger of Security Capital, or sale of substantially all assets or liquidation or dissolution, and one-half of such number of common shares on other matters submitted to a vote of the common shareholders. Each Series A Preferred Share is convertible, at the option of the holder at any time, into 0.76184 of Security Capital common shares (a conversion price of $1,312.61 per share). Holders of the Series A Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash distributions at the rate of 7.5% of the liquidation preference per annum (equivalent to $75.00 per share). Such distributions are cumulative from the date of original issue and are payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day. The Series A Preferred Shares are redeemable, at the option of Security Capital, after March 31, 1999.

Through December 31, 1996 Security Capital has received fundings for the issuance of 215,946 shares of common stock ($226,526,000) and 2016 Convertible Debentures ($226,526,000). Included in the fundings was $22,500,000 received from USREALTY. USREALTY has committed to a total subscription of $110,000,000 in Security Capital's offering.

Participants in Security Capital's Debenture Interest Reinvestment Plans may reinvest the cash portion of their interest payments applicable to Security Capital's 2014 and 2016 Convertible Debentures in Security Capital

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

common stock at the estimated fair value per share determined as of the prior quarter end date. As of December 31, 1996, 74,602 shares of Security Capital's common stock have been reserved for issuance under these plans.

6. STOCK OPTION PLANS AND WARRANTS:

Security Capital has stock and convertible debenture option plans for directors, officers and key employees which provide for grants of non-qualified and incentive options. Prior to 1996, all options and warrants were issued in units consisting of common stock and 2014 Convertible Debentures. Such options must be exercised in units which consist of both shares and debentures. In 1996, most option grants were for common stock only. Shares totaling 262,615 have been reserved for options and warrants, including shares obtainable upon conversion of debentures. Under all plans, the option exercise price equals the fair value of the stock or stock and debentures, as applicable as of the date of grant. Vesting of the options commences no more than three years from grant date and options are fully vested no more than six years from grant date. Options expire ten years from date of grant.

Security Capital has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the option plans. As permitted by Statement 123, Security Capital has applied its provisions to options granted subsequent to December 31, 1994. Since the Statement 123 method of accounting has not been applied to options granted prior to 1995, the resulting pro forma compensation cost may not be representative of such costs to be expected in future years. The pro forma effect of Statement 123 is summarized as follows (in thousands, except share data):

                                                     ------------------

                                                    1996       1995
                                              ---------  ---------
      Net earnings (loss)--as reported          $24,145   $(51,112)
      Net earnings (loss)--pro forma            $20,915   $(52,762)
      Earnings (loss) per share--as reported    $ 21.30   $ (57.00)
      Earnings (loss) per share--pro forma      $ 18.45   $ (58.84)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 6.32% and 6.26%; expected lives of seven years for 1996 and 1995; expected dividends--none; and expected volatility of 20% for both years.

A summary of the status of Security Capital's stock option plans at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented in the following table:

                                        ---------------------------------------

                                                          2014 CONVERTIBLE
                                   COMMON STOCK              DEBENTURES
                             ------------------------- -----------------------
                                                                     WTD. AVG.
                                         WTD. AVG. EX.              CONVERSION
                                 SHARES          PRICE      AMOUNT       PRICE
                             ---------   ------------- -----------  ----------
Outstanding at December 31,
 1993                            14,259         $  242 $10,374,616      $1,046
  Granted                         3,627            242   2,693,450       1,046
  Exercised                           -              -           -           -
  Forfeited                        (146)           242    (110,876)      1,046
                             ---------      ---------  -----------  ---------
Outstanding at December 31,
 1994                            17,740            242  12,957,190       1,046
                             ---------      ---------  -----------  ---------
  Granted--GROUP merger          58,772            203  29,298,305       1,046
  Other grants                   24,141            948  16,597,259       1,043
  Exercised                        (538)           213    (174,682)      1,046
  Forfeited                        (879)           213    (461,286)      1,046
                             ---------      ---------  -----------  ---------
Outstanding at December 31,
 1995                            99,236            672  58,216,786       1,045
                             ---------      ---------  -----------  ---------
  Granted                        47,982          1,132   2,099,880       1,133
  Exercised                      (5,353)           217  (2,659,650)      1,046
  Forfeited                      (1,551)           785    (917,342)      1,045
                             ---------      ---------  -----------  ---------
Outstanding at December 31,
 1996                           140,314         $  928 $56,739,674      $1,048
                             =========      =========  ===========  =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information about options and warrants for common stock and debentures outstanding at December 31, 1996:

--------------------------------------------------------------------------------

                   OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
----------------------------------------------------------- ------------------------
                                       WTD. AVG.  WTD. AVG.                WTD. AVG.
                                       REMAINING  EXERCISE/                EXERCISE/
RANGE OF EXERCISE AND  NUMBER/AMOUNT CONTRACTUAL CONVERSION NUMBER/AMOUNT CONVERSION
    CONVERSION PRICES    OUTSTANDING        LIFE      PRICE   EXERCISABLE      PRICE
---------------------  ------------- ----------- ---------- ------------- ----------
      Stock
      ---------------
          $   123-247         72,462   5.5 years      $ 215        52,023      $ 216
          $       948         23,706   8.5 years      $ 948           372      $ 948
          $ 1139-1239         44,146    10 years      $1140             -        n/a
                         -----------                          -----------
                             140,314                               52,395
                         ===========                          ===========
      Convertible De-
             bentures
      ---------------
          $      1043    $15,737,733   8.5 years      $1043   $   254,980      $1043
          $1046-$1191     41,001,941   5.5 years      $1051    29,067,294      $1046
                         -----------                          -----------
                         $56,739,674                          $29,322,274
                         ===========                          ===========

The weighted-average fair value per share of options granted during 1996 and 1995 was $447 and $368, respectively.

In connection with ATLANTIC's acquisition of a portfolio of multifamily assets in June 1994, Security Capital issued a warrant to the seller to purchase 40,241 shares and $30,500,000 of 2014 Convertible Debentures for an aggregate price of $60,000,000 ($865 per fully converted share).The warrant expires March 31, 1998; however, if Security Capital's common stock is not registered by that date, the warrant will automatically be exercised according to its cashless exercise provisions. Due to its immateriality, no value has been assigned to the warrant in the accompanying consolidated balance sheets.

7. LEASES

Minimum future rental payments due under non-cancelable operating leases, principally for office space, having remaining terms in excess of one year as of December 31, 1996 are as follows (in thousands):

                        ---------
           YEAR ENDED
           DECEMBER
           31,              AMOUNT
           ----------   ---------
           1997           $ 2,984
           1998             2,503
           1999             2,101
           2000             1,701
           2001             1,423
           Thereafter       3,391
                        ---------
                          $14,103
                        =========

Lease expense for the years ended December 31, 1996 and 1995 was $3,659,000 and $2,692,000, respectively, including $1,390,000 and $813,000 in 1996 and 1995, respectively, paid to SCI. There was no lease expense during 1994. Included above are lease agreements with SCI with a total remaining obligation of $10,647,000.

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


8. INCOME TAXES:

Security Capital accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes. Security Capital files a consolidated Federal income tax return. Homestead also accounts for income taxes under Statement 109 and its tax effects are included in Security Capital's consolidated financial statements. Homestead files a separate Federal income tax return. ATLANTIC has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, no provisions have been made for Federal income taxes for its operations in Security Capital's consolidated financial statements.

Federal income tax expense for the years ended December 31, 1996 and 1995 consisted of deferred tax provisions of $30,872,000 and none, respectively. Prior to 1995, Security Capital had elected to be taxed as a REIT; therefore there is no tax provision for 1994. Security Capital terminated its REIT status as of January 1, 1995 as a result of the merger with GROUP.

A reconciliation of income tax expense computed at the applicable Federal tax rate of 35% in 1996 and 1995 to the amount recorded in the consolidated financial statements is as follows (in thousands):

                                               ---------------------
                                                     1996        1995
                                               ---------   ---------
      Computed expected provision/(benefit)      $26,672    $(16,222)
      ATLANTIC minority interest                  (4,840)     (1,667)
      Change in valuation allowance               (2,674)     15,315
      Goodwill amortization                        2,773       2,773
      Net deferred tax assets in consolidated
       subsidiaries                               10,824           -
      Other                                       (1,883)       (199)
                                               ---------   ---------
                                                 $30,872    $      -
                                               =========   =========

Security Capital had tax net operating loss carryforwards of approximately $61,000,000 at December 31, 1996 and 1995. If not previously utilized, the loss carryforwards will expire beginning 2005 through 2010. Utilization of existing net operating loss carryforwards is limited by IRC Section 382 (limitation on net operating loss carryforwards following ownership change) and the Separate Return Limitation Year ("SRLY") rules.

As mentioned above, prior to 1995, Security Capital elected to be taxed as a REIT. For 1994, total distributions per share were $791.00, consisting of $33.50 in cash distributions and a $757.50 debenture distribution. For Federal income tax purposes, the estimated taxability of distributions was as follows-- ordinary income ($7.91 per share); return of capital ($783.09 per share). Also, for the period that Security Capital elected to be taxed as a REIT, its Accumulated Deficit included only ordinary income and did not include any undistributed net realized gains on disposition of real estate.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1996 and 1995, are as follows (in thousands):

                                                     ---------------------
                                                           1996        1995
                                                     ---------   ---------
      Deferred tax assets:
        Security Capital's net operating loss
         carryforwards ("NOL's")                      $ 21,375    $ 21,375
        Homestead's NOL's                                1,112           -
        Loan costs                                       3,547           -
        Investments in equity method operating
         companies                                           -       2,674
                                                     ---------   ---------
        Gross deferred tax assets                       26,034      24,049
        Homestead valuation allowance                   (4,659)          -
        Security Capital valuation allowance           (21,375)    (24,049)
                                                     ---------   ---------
        Gross deferred tax assets, net of valuation
         allowances                                          -           -
                                                     ---------   ---------
      Deferred tax liabilities:
        Investments in equity method operating
         companies                                      30,872           -
                                                     ---------   ---------
      Net deferred tax liability                      $ 30,872     $     -
                                                     =========   =========

                      SECURITY CAPITAL GROUP INCORPORATED
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


9. COMMITMENTS AND CONTINGENCIES

Security Capital and its investees are parties to various claims and routine litigation arising in the ordinary course of business. Based on discussion with legal counsel, Security Capital does not believe that the results of all claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position or results of operations.

Security Capital's investees are subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of due diligence procedures, Security Capital's investees conduct Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to Security Capital's results of operations. Security Capital and its investees are not aware of any environmental condition on any of their properties which is likely to have a material adverse effect on financial condition or results of operations.

At December 31, 1996, Security Capital had approximately $323,353,000 of unfunded development commitments for developments under construction. ATLANTIC and Homestead's commitments were $95,900,000 and $227,453,000, respectively.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount of cash and cash equivalents, other assets, accounts payable and accrued expenses approximates fair value as of December 31, 1996 and 1995 because of the short maturity of these instruments. Similarly, the carrying value of line of credit borrowings approximates fair value as of those dates because the interest rates fluctuate based on published market rates. In the opinion of management, the interest rates associated with the conventional mortgages payable and the tax exempt mortgages payable approximate the market interest rates for this type of instrument, and as such, the carrying values approximate fair value at December 31, 1996 and 1995, in all material respects.

PTR's convertible mortgage notes are convertible into Homestead common stock after March 31, 1997 on the basis of one share of Homestead common stock for every $11.50 of principal amount outstanding. The fair value of the convertible mortgage notes (assuming conversion), based upon the trading price of Homestead's common stock on the American Stock Exchange at December 31, 1996, ($18.00) is $176,304,000.

11. SUBSEQUENT EVENTS

On March 24, 1997, the board of trustees or directors of SCI, PTR and ATLANTIC each unanimously approved an agreement with Security Capital to exchange its REIT common stock for Security Capital's REIT management and property management companies. The transactions, subject to approval by the shareholders of Security Capital SCI, PTR and ATLANTIC, are expected to be consummated during the third quarter of 1997. Under the terms of the agreements, SCI, PTR and ATLANTIC, will issue $81.9 million, $75.8 million and $54.6 million of their common stock, respectively, in exchange for Security Capital's REIT management and property management companies and operating systems. After giving effect to income taxes, Security Capital expects the gain on sale of the management companies to SCI and PTR will be immaterial. No gain will be recorded on the sale to ATLANTIC as Security Capital consolidates ATLANTIC's accounts.

In order to allow existing shareholders to maintain their relative ownership interests, SCI, PTR and ATLANTIC will conduct rights offerings during the time proxies are solicited from their shareholders. Also, as part of the transaction, Security Capital will issue warrants to acquire $250 million of Class B shares to the common and convertible preferred shareholders of SCI, PTR and ATLANTIC. The warrants are expected to be publicly traded and have a term of twelve months. Security Capital expects to file a registration statement with the Securities and Exchange Commission covering its initial public offering of Class B shares in the third quarter of 1997.

  On April 17, 1997 Security Capital shareholders approved an amended and restated charter which created Class A and Class B Shares. All outstanding common stock as of April 18, 1997 was automatically changed to Class A Shares. All references to Security Capital common stock are to Class A Shares unless otherwise noted.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                            -----------------------------------------------

                                           INITIAL COST              COSTS
                                      ----------------------   CAPITALIZED
                              ENCUM-           BUILDINGS AND SUBSEQUENT TOR
 MUTIFAMILY COMMUNITIESL     BRANCES      LAND  IMPROVEMENTS   ACQUISITIOND
-----------------------     --------  -------- ------------- --------------
   COMMUNITIES
   ACQUIRED:
   Atlanta, Georgia:
    Azalea Park.....        $ 15,500  $  3,717   $ 21,076      $    975
    Balmoral
    Village.........               -     2,871     16,270            74
    Cameron
    Ashford.........               -     3,672     20,841           399
    Cameron
    Briarcliff......              (b)    2,105     11,953           191
    Cameron Brook...          19,500     3,318     18,784           326
    Cameron Creek
    I...............               -     3,627     20,589           328
    Cameron Crest...               -     3,525     20,009           290
    Cameron
    Dunwoody........               -     2,486     14,114           252
    Cameron Forest..               -       884      5,008           352
    Cameron Place...               -     1,124      6,372           579
    Cameron Pointe..               -     2,172     12,306           413
    Cameron
    Station.........          14,500     2,338     13,246           496
    Clairmont
    Crest...........          11,600     1,603      9,102           315
    The Greens......          10,400     2,004     11,354           382
    Lake Ridge......               -     2,001     11,359         4,012
    Morgan's
    Landing.........               -     1,168      6,646           857
    Old Salem.......               -     1,053      6,144           919
    Trolley Square..               -     2,031     11,528           347
    Vinings
    Landing.........               -     1,363      7,902           714
    WintersCreek....           5,000     1,133      6,434           220
    Woodlands.......               -     3,785     21,471           485
   Birmingham,
   Alabama:
    Cameron on the
    Cahaba I........               -     1,020      5,784           352
    Cameron on the
    Cahaba II.......           8,021     1,688      9,580           501
    Colony Woods I..               -     1,560      8,845           281
    Morning Sun
    Villas..........               -     1,260      7,309           732
   Charlotte, North
   Carolina:
    Cameron at
    Hickory Grove...           5,979     1,203      6,808           381
    Cameron Oaks....               -     2,255     12,800           306

                          --------------------------------------------------------------------
                          GROSS AMOUNT AT WHICH CARRIED AT
                                  DECEMBER 31, 1996
                          ---------------------------------
                                   BUILDINGS AND     TOTALS  ACCUMULATED CONSTRUCTION     YEAR
 MUTIFAMILY COMMUNITIESL      LAND  IMPROVEMENTS        (C) DEPRECIATION         YEAR ACQUIRED
-----------------------   -------- ------------- ---------- ------------ ------------ --------
   COMMUNITIES
   ACQUIRED:
   Atlanta, Georgia:
    Azalea Park.....      $  3,717   $ 22,051    $   25,768   $   715        1987       1995
    Balmoral
    Village.........         2,871     16,344        19,215        73        1990       1996
    Cameron
    Ashford.........         3,672     21,240        24,912     1,551        1990       1994
    Cameron
    Briarcliff......         2,105     12,144        14,249       897        1989       1994
    Cameron Brook...         3,318     19,110        22,428     1,279        1988       1994
    Cameron Creek
    I...............         3,627     20,917        24,544     1,473        1988       1994
    Cameron Crest...         3,525     20,299        23,824     1,426        1988       1994
    Cameron
    Dunwoody........         2,486     14,366        16,852     1,050        1989       1994
    Cameron Forest..           884      5,360         6,244       145        1981       1995
    Cameron Place...         1,124      6,951         8,075       185        1979       1995
    Cameron Pointe..         2,172     12,719        14,891       192        1987       1996
    Cameron
    Station.........         2,338     13,742        16,080       354          (c)      1995
    Clairmont
    Crest...........         1,603      9,417        11,020       626        1987       1994
    The Greens......         2,004     11,736        13,740       794        1986       1994
    Lake Ridge......         2,001     15,371        17,372     1,200        1979       1993
    Morgan's
    Landing.........         1,168      7,503         8,671       608        1983       1993
    Old Salem.......         1,053      7,063         8,116       485        1968       1994
    Trolley Square..         2,031     11,875        13,906       911        1989       1994
    Vinings
    Landing.........         1,363      8,616         9,979       613        1978       1994
    WintersCreek....         1,133      6,654         7,787       233        1984       1995
    Woodlands.......         3,785     21,956        25,741       761          (d)      1995
   Birmingham,
   Alabama:
    Cameron on the
    Cahaba I........         1,020      6,136         7,156       281        1987       1995
    Cameron on the
    Cahaba II.......         1,688     10,081        11,769       463        1990       1995
    Colony Woods I..         1,560      9,126        10,686       676        1991       1994
    Morning Sun
    Villas..........         1,260      8,041         9,301       554        1985       1994
   Charlotte, North
   Carolina:
    Cameron at
    Hickory Grove...         1,203      7,189         8,392       137        1988       1996
    Cameron Oaks....         2,255     13,106        15,361       974        1989       1994

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                       --------------------------------------------------------

                                                                                 GROSS AMOUNT AT WHICH CARRIED AT
                                           INITIAL COST                 COSTS           DECEMBER 31, 1996
                                      -------------------------   CAPITALIZED   ------------------------------------
                              ENCUM-              BUILDINGS AND SUBSEQUENT TO               BUILDINGS AND    TOTALS   ACCUMULATED
 MUTIFAMILY COMMUNITIESL     BRANCES      LAND     IMPROVEMENTS                      LANDACQUIMPROVEMENTSISITION(C)  DEPRECIATION
-----------------------     --------  --------    ------------- -------------   ---------- ------------------------- ------------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...        $      -  $  1,225      $  6,961      $    324        $  1,225     $  7,285     $  8,510   $   271
    Park Place at
    Turtle Run......               -     2,208        12,223         1,283           2,208       13,506       15,714       223
    Parrot's Landing
    I...............          15,835     2,691        15,276           684           2,691       15,960       18,651     1,072
    The Pointe at
    Bayberry Lake...               -     2,508        14,210           303           2,508       14,513       17,021       222
    Spencer Run.....              (b)    2,852        16,194           425           2,852       16,619       19,471     1,133
    Sun Pointe
    Cove............           8,500     1,367         7,773           229           1,367        8,002        9,369       550
    Trails at Meadow
    Lakes...........               -     1,285         7,293           262           1,285        7,555        8,840       282
   Ft. Myers,
   Florida:
    Forestwood......          11,485     2,031        11,540           210           2,031       11,750       13,781       815
   Greenville, South
   Carolina:
    Cameron Court...               -     1,602         9,369            89           1,602        9,458       11,060       163
   Jacksonville,
   Florida:
    Bay Club........               -     1,789        10,160           273           1,789       10,433       12,222       773
   Memphis,
   Tennessee:
    Cameron Century
    Center..........               -     2,382        13,496            50           2,382       13,546       15,928        60
    Cameron at Kirby
    Parkway.........               -     1,386         7,959           829           1,386        8,788       10,174       686
    Country Oaks....           5,933     1,246         7,061           177           1,246        7,238        8,484        63
    Stonegate.......               -       985         5,608           483             985        6,091        7,076       360
   Miami, Florida:
    Park Hill.......               -     1,650         9,377        (2,185)(e)       1,650        7,192        8,842       606
   Nashville,
   Tennessee:
    Arbor Creek.....               -         -(f)     17,671           512               -       18,183       18,183     1,267
    Enclave at
    Brentwood.......               -     2,263        12,847         1,016           2,263       13,863       16,126       605
   Orlando, Florida:
    Camden Springs..               -     2,477        14,072           808           2,477       14,880       17,357     1,056
    Cameron Villas
    I...............           6,343     1,087         6,317           609           1,087        6,926        8,013       473
    Cameron Villas
    II..............              (b)      255         1,454            64             255        1,518        1,773        56
    Kingston
    Village.........               -       876         4,973           164             876        5,137        6,013       192
    The Wellington..              (b)    1,155         6,565           282           1,155        6,847        8,002       466
   Raleigh, North
   Carolina:
    Cameron Lake....               -     1,385         7,848            60           1,385        7,908        9,293        35
    Cameron Ridge...           5,888     1,503         8,519           109           1,503        8,628       10,131        38
    Cameron Square..               -     2,314        13,143           525           2,314       13,668       15,982       959
    Emerald Forest..               -     2,202        12,478             -           2,202       12,478       14,680         -
                            CONSTRUCTION     YEAR
 MUTIFAMILY COMMUNITIESL            YEAR ACQUIRED
-----------------------     ------------ --------
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cypress Lakes...            1987       1995
    Park Place at
    Turtle Run......            1989       1996
    Parrot's Landing
    I...............            1986       1994
    The Pointe at
    Bayberry Lake...            1988       1996
    Spencer Run.....            1987       1994
    Sun Pointe
    Cove............            1986       1994
    Trails at Meadow
    Lakes...........            1983       1995
   Ft. Myers,
   Florida:
    Forestwood......            1986       1994
   Greenville, South
   Carolina:
    Cameron Court...            1991       1996
   Jacksonville,
   Florida:
    Bay Club........            1990       1994
   Memphis,
   Tennessee:
    Cameron Century
    Center..........            1988       1996
    Cameron at Kirby
    Parkway.........            1985       1994
    Country Oaks....            1985       1996
    Stonegate.......            1986       1994
   Miami, Florida:
    Park Hill.......            1968       1994
   Nashville,
   Tennessee:
    Arbor Creek.....            1986       1994
    Enclave at
    Brentwood.......            1988       1995
   Orlando, Florida:
    Camden Springs..            1986       1994
    Cameron Villas
    I...............            1982       1994
    Cameron Villas
    II..............            1981       1995
    Kingston
    Village.........            1982       1995
    The Wellington..            1988       1994
   Raleigh, North
   Carolina:
    Cameron Lake....            1985       1996
    Cameron Ridge...            1985       1996
    Cameron Square..            1987       1994
    Emerald Forest..            1986       1996

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)




                            -----------------------------------------------

                                           INITIAL COST              COSTS
                                      ----------------------   CAPITALIZED
                              ENCUM-           BUILDINGS AND SUBSEQUENT TO
 MUTIFAMILY COMMUNITIESL     BRANCES      LAND  IMPROVEMENTS
-----------------------     --------  -------- ------------- -------------
   Richmond,
   Virginia:
    Camden at
    Wellesley.......        $      -  $  2,878   $ 16,339      $    293
    Potomac Hunt....              (b)    1,486      8,452           181
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........               -     3,534     20,057           607
   Tampa, Florida:
    Camden Downs....               -     1,840     10,447           305
    Cameron
    Bayshore........               -     1,607      9,105             -
    Cameron Lakes...               -     1,126      6,418         1,107
    Country Place
    Village I.......           2,004       567      3,219           140
    Country Place
    Village II......               -       644      3,658            94
    Foxbridge on the
    Bay.............          10,400     1,591      9,036           328
    Summer Chase....              (b)      542      3,094           136
   Washington, D.C.:
    Camden at
    Kendall Ridge...               -     1,708      9,698           295
    Cameron at
    Saybrooke.......               -     2,802     15,906           258
    Sheffield
    Forest..........               -     2,269     12,859           418
    West Springfield
    Terrace.........               -     2,417     13,695            98
    Less amounts
    held in
    principal
    reserve
    fund(g).........          (1,098)        -          -             -
                            --------  --------   --------      --------
    Total Operating
    Communities
    Acquired........        $155,790  $124,701   $726,004      $ 27,324
                            --------  --------   --------      --------
   COMMUNITIES
   DEVELOPED:
   Birmingham,
   Alabama:
    Colony Woods
    II..............        $      -  $  1,254   $      -      $  9,261
   Charlotte, North
   Carolina:
    Waterford
    Hills...........               -     1,508          -        11,109
    Waterford Square
    I...............               -     1,890          -        17,763
   Jacksonville,
   Florida:
    Cameron Lakes
    I...............               -     1,759          -        14,358
   Raleigh, North
   Carolina:
    Waterford
    Point...........               -       985          -        14,854
                            --------  --------   --------      --------
    Total Operating
    Communities
    Developed.......        $      -  $  7,396   $      -      $ 67,345
                            --------  --------   --------      --------
    TOTAL OPERATING
    COMMUNITIES.....        $155,790  $132,097   $726,004      $ 94,669
                            --------  --------   --------      --------




                            -----------------------------------------------------------------------
                             GROSS AMOUNT AT WHICH CARRIED AT
                                    DECEMBER 31, 1996
                            ------------------------------------
                                        BUILDINGS AND    TOTALS   ACCUMULATED CONSTRUCTION     YEAR
 MUTIFAMILY COMMUNITIESL         LANDACQUIMPROVEMENTSISITION(C)  DEPRECIATION         YEAR ACQUIRED
-----------------------     ---------- ------------------------- ------------ ------------ --------
   Richmond,
   Virginia:
    Camden at
    Wellesley.......        $    2,878   $   16,632   $   19,510   $ 1,240        1989       1994
    Potomac Hunt....             1,486        8,633       10,119       464        1987       1994
   Sarasota,
   Florida:
    Camden at Palmer
    Ranch...........             3,534       20,664       24,198     1,469        1988       1994
   Tampa, Florida:
    Camden Downs....             1,840       10,752       12,592       780        1988       1994
    Cameron
    Bayshore........             1,607        9,105       10,712         -        1984       1996
    Cameron Lakes...             1,126        7,525        8,651       365        1986       1995
    Country Place
    Village I.......               567        3,359        3,926       125        1982       1995
    Country Place
    Village II......               644        3,752        4,396       141        1983       1995
    Foxbridge on the
    Bay.............             1,591        9,364       10,955       652        1986       1994
    Summer Chase....               542        3,230        3,772       219        1988       1994
   Washington, D.C.:
    Camden at
    Kendall Ridge...             1,708        9,993       11,701       755        1990       1994
    Cameron at
    Saybrooke.......             2,802       16,164       18,966     1,190        1990       1994
    Sheffield
    Forest..........             2,269       13,277       15,546       374        1987       1995
    West Springfield
    Terrace.........             2,417       13,793       16,210        92        1978       1996
    Less amounts
    held in
    principal
    reserve
    fund(g).........                 -            -            -         -
                            ----------   ----------   ----------   -------
    Total Operating
    Communities
    Acquired........        $  124,701   $  753,328   $  878,029   $38,948
                            ----------   ----------   ----------   -------
   COMMUNITIES
   DEVELOPED:
   Birmingham,
   Alabama:
    Colony Woods
    II..............        $    1,551   $    8,964   $   10,515   $   365        1995       1994
   Charlotte, North
   Carolina:
    Waterford
    Hills...........             1,943       10,674       12,617       476        1995       1993
    Waterford Square
    I...............             2,053       17,600       19,653       436        1996       1994
   Jacksonville,
   Florida:
    Cameron Lakes
    I...............             1,959       14,158       16,117       216        1996       1995
   Raleigh, North
   Carolina:
    Waterford
    Point...........             1,493       14,346       15,839       519        1996       1994
                            ----------   ----------   ----------   -------
    Total Operating
    Communities
    Developed.......        $    8,999   $   65,742   $   74,741   $ 2,012
                            ----------   ----------   ----------   -------
    TOTAL OPERATING
    COMMUNITIES.....        $  133,700   $  819,070   $  952,770   $40,960
                            ----------   ----------   ----------   -------

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)


                            ---------------------------------------------

                                          INITIAL COST              COSTS
                                     ----------------------   CAPITALIZED
                              ENCUM-          BUILDINGS AND SUBSEQUENT TO
 MUTIFAMILY COMMUNITIESL     BRANCES     LAND  IMPROVEMENTS   ACQUISITOIN
-----------------------     -------- -------- ------------- -------------
   COMMUNITIES UNDER
   CONSTRUCTION:
   Atlanta, Georgia:
    Cameron Creek
    II..............        $      - $  2,730   $      -      $ 16,602
   Birmingham,
   Alabama:
    Cameron at the
    Summit I........               -    2,774          -         5,709
   Charlotte, North
   Carolina:
    Waterford Square
    II..............               -    2,014          -         4,578
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Parrot's Landing
    II..............               -    1,328          -         6,742
   Jacksonville,
   Florida:
    Cameron
    Deerwood........               -    2,331          -        12,173
    Cameron Lakes
    II..............               -    1,340          -         1,529
    Cameron
    Timberlin Parc
    I...............               -    2,167          -        13,280
   Nashville,
   Tennessee:
    Cameron
    Overlook........               -    2,659          -         4,679
   Raleigh, North
   Carolina:
    Cameron Brooke..               -    1,353          -         8,717
    Waterford
    Forest..........               -    2,371          -        17,978
   Richmond,
   Virginia:
    Cameron at
    Wyndham.........               -    2,038          -         2,366
    Cameron Crossing
    I & II..........               -    2,752          -         8,450
   Washington, D.C.:
    Cameron at
    Milestone.......               -    5,477          -        24,867
    Woodway at
    Trinity Center..               -    5,342          -        30,241
                            -------- --------   --------      --------
    TOTAL
    COMMUNITIES
    UNDER
    CONSTRUCTION....        $      - $ 36,676   $      -      $157,911
                            -------- --------   --------      --------



                            -----------------------------------------------------------------------
                             GROSS AMOUNT AT WHICH CARRIED AT
                                    DECEMBER 31, 1996
                            ------------------------------------
                                        BUILDINGS AND    TOTALS   ACCUMULATED CONSTRUCTION     YEAR
 MUTIFAMILY COMMUNITIESL         LANDACQUIMPROVEMENTSISITION(C)  DEPRECIATION         YEAR ACQUIRED
-----------------------     ---------- ------------------------- ------------ ------------ --------
   COMMUNITIES UNDER
   CONSTRUCTION:
   Atlanta, Georgia:
    Cameron Creek
    II..............        $    2,897   $   16,435   $   19,332   $     39         -(h)     1994
   Birmingham,
   Alabama:
    Cameron at the
    Summit I........             2,778        5,705        8,483          -         -        1996
   Charlotte, North
   Carolina:
    Waterford Square
    II..............             2,065        4,527        6,592          -         -        1995
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Parrot's Landing
    II..............             1,367        6,703        8,070          -         -        1994
   Jacksonville,
   Florida:
    Cameron
    Deerwood........             2,332       12,172       14,504          -         -(h)     1996
    Cameron Lakes
    II..............             1,340        1,529        2,869          -         -        1996
    Cameron
    Timberlin Parc
    I...............             2,282       13,165       15,447         16         -(h)     1995
   Nashville,
   Tennessee:
    Cameron
    Overlook........             2,659        4,679        7,338          -         -        1996
   Raleigh, North
   Carolina:
    Cameron Brooke..             1,382        8,688       10,070          -         -        1995
    Waterford
    Forest..........             2,480       17,869       20,349         52         -(h)     1995
   Richmond,
   Virginia:
    Cameron at
    Wyndham.........             2,052        2,352        4,404          -         -        1993
    Cameron Crossing
    I & II..........             2,768        8,434       11,202          -         -        1995(i)
   Washington, D.C.:
    Cameron at
    Milestone.......             5,607       24,737       30,344         43         -(h)     1995
    Woodway at
    Trinity Center..             5,584       29,999       35,583         56         -(h)     1994
                            ----------   ----------   ----------   --------
    TOTAL
    COMMUNITIES
    UNDER
    CONSTRUCTION....        $   37,593   $  156,994   $  194,587   $    206
                            ----------   ----------   ----------   --------

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                            ----------------------------------------------

                                          INITIAL COST              COSTS
                                     ----------------------   CAPITALIZED
                              ENCUM-          BUILDINGS AND SUBSEQUENT TO
 MUTIFAMILY COMMUNITIESL     BRANCES     LAND  IMPROVEMENTS
-----------------------     -------- -------- ------------- -------------
   COMMUNITIES IN
   PLANNING:
   Atlanta, Georgia:
    Cameron
    Landing.........        $      - $  1,508   $      -      $    512
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cameron
    Waterway........               -    4,025          -           361
   Jacksonville,
   Florida:
    Cameron
    Timberlin Parc
    II..............               -    1,294          -            95
                            -------- --------   --------      --------
    TOTAL
    COMMUNITIES IN
    PLANNING........        $      - $  6,827   $      -      $    968
                            -------- --------   --------      --------
   LAND HELD FOR
   FUTURE
   DEVELOPMENT:
   Birmingham,
   Alabama:
    Cameron at the
    Summit II.......               -    2,008          -            75
                            -------- --------   --------      --------
    TOTAL LAND HELD
    FOR FUTURE
    DEVELOPMENT.....        $      - $  2,008   $      -      $     75
                            -------- --------   --------      --------
    TOTAL
    MULTIFAMILY
    COMMUNITIES,
    HELD BY
    ATLANTIC........        $155,790 $177,608   $726,004      $253,623
                            -------- --------   --------      --------



                           --------------------------------------------------------------------
                           GROSS AMOUNT AT WHICH CARRIED AT
                                   DECEMBER 31, 1996
                           ---------------------------------
                                    BUILDINGS AND     TOTALS  ACCUMULATED CONSTRUCTION     YEAR
 MUTIFAMILY COMMUNITIESL       LANDACIMPROVEMENTSQUISITIO(C)NDEPRECIATION         YEAR ACQUIRED
-----------------------    -------- ------------- ---------- ------------ ------------ --------
   COMMUNITIES IN
   PLANNING:
   Atlanta, Georgia:
    Cameron
    Landing.........       $  1,508   $    512    $    2,020   $     -          -        1996
   Ft.
   Lauderdale/West
   Palm Beach,
   Florida:
    Cameron
    Waterway........          4,029        357         4,386         -          -        1996
   Jacksonville,
   Florida:
    Cameron
    Timberlin Parc
    II..............          1,294         95         1,389         -          -        1995
                           --------   --------    ----------   -------
    TOTAL
    COMMUNITIES IN
    PLANNING........       $  6,831   $    964    $    7,795   $     -
                           --------   --------    ----------   -------
   LAND HELD FOR
   FUTURE
   DEVELOPMENT:
   Birmingham,
   Alabama:
    Cameron at the
    Summit II.......          2,083          -         2,083         -          -        1996
                           --------   --------    ----------   -------
    TOTAL LAND HELD
    FOR FUTURE
    DEVELOPMENT.....       $  2,083   $      -    $    2,083   $     -
                           --------   --------    ----------   -------
    TOTAL
    MULTIFAMILY
    COMMUNITIES,
    HELD BY
    ATLANTIC........       $180,207   $977,028    $1,157,235   $41,166
                           --------   --------    ----------   -------

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                        ----------------------------------------------------------------------------------
                                                                    GROSS AMOUNT AT WHICH CARRIED AT
                                    INITIAL COST                            DECEMBER 31, 1996
                                ---------------------         COSTS -------------------------------------
  EXTENDED-STAY                                         CAPITALIZED
     LODGING             ENCUM-         BUILDINGS AND SUBSEQUENT TO             BUILDINGS AND    TOTALS
   PROPERTIES           BRANCES    LAND  IMPROVEMENTS   ACQUISITION     LAND     IMPROVEMENTS       (C)
  -------------         ------- ------- ------------- ------------- ---------- --------------------------
Albuquerque, New
Mexico:
 I-40............          (l)  $   770    $     -      $  1,489    $      776   $     1,483  $     2,259
 Osuna/North I-
 25..............          (l)      832          -         4,598           840         4,590        5,430
Atlanta, Georgia:
 Cumberland......          (m)    1,321        524         2,419         1,321         2,943        4,264
 Gwinnett Place..          (m)      743          -           241           790           194          984
 North Druid
 Hills...........          (m)    1,814        144         1,064         1,814         1,208        3,022
 Peachtree.......          (m)    1,091      5,085            87         1,095         5,168        6,263
 Perimeter.......          (m)    2,356        982         2,100         2,381         3,057        5,438
 Roswell.........          (m)    1,923        110           829         1,923           939        2,862
Austin, Texas:
 Burnet Road.....          (l)      525          -         3,616           723         3,418        4,141
 Midtown.........          (l)      600          -         4,085           643         4,042        4,685
 Pavillion.......          (l)      633          -         4,459           633         4,459        5,092
 Round Rock......          (l)      483          -           351           506           328          834
Charlotte, North
Carolina:
 1-77 Billy
 Graham Pkwy.....           -     1,500          -           366         1,524           342        1,866
Dallas, Texas:
 Coit Road/North
 Central.........          (l)      425          -         3,051           496         2,980        3,476
 Ft.
 Worth/Downtown
 Freeway.........          (l)      350          -         2,653           384         2,619        3,003
 Las
 Colinas/Irving..          (l)      800          -         3,900           805         3,895        4,700
 North
 Arlington/Six
 Flags Hills.....          (l)      340          -         3,487           407         3,420        3,827
 North Richland
 Hills Road......          (l)      470          -         3,113           544         3,039        3,583
 South Arlington.          (l)      550          -         3,371           642         3,279        3,921
 Skillman/Northwest.       (l)      400          -         2,765           400         2,765        3,165
 Stemmons/NW
 Highway Worth...          (l)      356          -         4,275           424         4,207        4,631
 Tollway/Addison
 Colinas.........          (l)      275          -         2,529           353         2,451        2,804
Denver, Colorado:
 Cherry Creek....          (l)    1,070          -         1,677         1,078         1,669        2,747
 Bellview/Denver
 Tech Center.....          (l)      876          -         5,318           942         5,252        6,194
 Iliff/Aurora....          (l)      615          -         4,543           624         4,534        5,158
 Inverness.......          (l)    1,041          -         2,110         1,064         2,087        3,151
Houston, Texas:
 Astrodome/Medical
 Center..........          (l)    1,530          -         3,902         1,669         3,763        5,432
 Bammel/Cypress
 Station.........          (l)      516          -         3,112           595         3,033        3,628
 Fuqua/Hobby
 Airport.........          (l)      416          -         3,034           491         2,959        3,450
 Park Ten........          (l)      791          -         3,212           860         3,143        4,003
 Stafford/Sugarland.       (l)      575          -         3,127           665         3,037        3,702
 West by
 Northwest/Hwy
 290.............          (l)      519          -         2,997           568         2,948        3,516
 Westheimer/Beltway.       (l)      796          -         3,296           897         3,195        4,092
 Willowbrook/Northwest.    (l)      575          -         3,437           669         3,343        4,012
Jacksonville,
Florida:
 JTB.............          (m)    1,137        379           976         1,206         1,286        2,492


                        ----------------------------------



  EXTENDED-STAY
     LODGING             ACCUMULATED CONSTRUCTION     YEAR
   PROPERTIES           DEPRECIATION         YEAR ACQUIRED
  -------------         ------------ ------------ --------
Albuquerque, New
Mexico:
 I-40............             (j)          (j)      1996
 Osuna/North I-
 25..............            157         1996       1995
Atlanta, Georgia:
 Cumberland......             (j)          (j)      1996
 Gwinnett Place..             (j)          (j)      1996
 North Druid
 Hills...........             (j)          (j)      1996
 Peachtree.......             45         1996       1996
 Perimeter.......             (j)          (j)      1996
 Roswell.........             (j)          (j)      1996
Austin, Texas:
 Burnet Road.....            243         1995       1994
 Midtown.........            109         1996       1995
 Pavillion.......              -         1996       1995
 Round Rock......             (j)          (j)      1995
Charlotte, North
Carolina:
 1-77 Billy
 Graham Pkwy.....             (j)          (j)      1996
Dallas, Texas:
 Coit Road/North
 Central.........            463         1994       1993
 Ft.
 Worth/Downtown
 Freeway.........             82         1996       1994
 Las
 Colinas/Irving..            126         1996       1994
 North
 Arlington/Six
 Flags Hills.....            296         1995       1993
 North Richland
 Hills Road......            464         1994       1993
 South Arlington.            302         1995       1994
 Skillman/Northwest.         373         1993       1992
 Stemmons/NW
 Highway Worth...            441         1995       1992
 Tollway/Addison
 Colinas.........            468         1993       1993
Denver, Colorado:
 Cherry Creek....             (j)          (j)      1996
 Bellview/Denver
 Tech Center.....            120         1996       1994
 Iliff/Aurora....            125         1996       1994
 Inverness.......             (j)          (j)      1996
Houston, Texas:
 Astrodome/Medical
 Center..........            236         1995       1994
 Bammel/Cypress
 Station.........            303         1994       1993
 Fuqua/Hobby
 Airport.........            412         1994       1993
 Park Ten........            320         1994       1993
 Stafford/Sugarland.         332         1994       1993
 West by
 Northwest/Hwy
 290.............            434         1994       1993
 Westheimer/Beltway.         383         1994       1993
 Willowbrook/Northwest.      250         1995       1994
Jacksonville,
Florida:
 JTB.............             (j)          (j)      1996

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                       ------------------------------------------------------------------------------------------------------------
                                                                  GROSS AMOUNT AT WHICH CARRIED
                                                                                AT
                                  INITIAL COST              COSTS       DECEMBER 31, 1996
  EXTENDED-STAY               ---------------------   CAPITALIZED ------------------------------
     LODGING           ENCUM-         BUILDINGS AND SUBSEQUENT TO         BUILDINGS AND           ACCUMULATED CONSTRUCTION     YEAR
   PROPERTIES          BRANCE    LAND  IMPROVEMENTS   ACQUISITION    LAND  IMPROVEMENTS    TOTAL DEPRECIATION         YEAR ACQUIRED
  -------------        ------ ------- ------------- ------------- ------- ------------- -------- ------------ ------------ --------
Kansas City,
Missouri:
 Merriam.........        (l)  $   871    $     -      $  3,136    $   905   $  3,102    $  4,007        (j)         (j)      1996
 Plaza...........         -     1,090          -           208      1,158        140       1,298        (j)         (j)      1996
Los Angeles,
California:
 Brea............         -     1,518          -           173      1,529        162       1,691        (j)         (j)      1996
 El Segundo......        (l)    2,233          -           425      2,255        403       2,658        (j)         (j)      1996
Miami/Ft.
Lauderdale,
Florida:
 Coral Springs-
 Northpoint......         -     1,030          -           139      1,059        110       1,169        (j)         (j)      1996
 Fort Lauderdale.        (m)    1,328        633           926      1,384      1,503       2,887        (j)         (j)      1996
 Miami Airport...        (m)    2,238        679           997      2,326      1,588       3,914        (j)         (j)      1996
 Plantation......        (m)    1,562        358           118      1,636        402       2,038        (j)         (j)      1996
Nashville,
Tennessee:
 Cool Springs....        (m)    1,106          -           355      1,182        279       1,461        (j)         (j)      1996
 Nashville
 Airport.........        (m)    1,292        338           954      1,324      1,260       2,584        (j)         (j)      1996
Orange County,
California:
 Spectrum........        (l)    2,115          -           508      2,128        495       2,623        (j)         (j)      1996
Phoenix, Arizona:
 Dunlap/North
 West Valley.....        (l)      915          -         4,418        935      4,398       5,333        77        1996       1995
 Mesa............        (l)    1,470          -           161      1,529        102       1,631        (j)         (j)      1996
 Tempe...........        (l)      808          -         4,613        830      4,591       5,421       107        1996       1995
 Scottsdale......        (l)      883          -         3,454        971      3,366       4,337       218        1995       1994
 Union Hills.....        (l)      810          -         3,963        821      3,952       4,773         -        1996       1996
Portland, Oregon:
 Lake Oswego.....        (l)    1,960          -           168      2,010        118       2,128        (j)         (j)      1996
 Sunset East.....        (l)    1,289          -           250      1,308        231       1,539        (j)         (j)      1996
Raleigh/Durham,
North Carolina:
 Hwy 70..........        (m)      901          -           238        936        203       1,139        (j)         (j)      1996
 North Raleigh...        (m)    1,163        301           935      1,197      1,202       2,399        (j)         (j)      1996
 RTP.............        (m)      984        230         1,598        993      1,819       2,812        (j)         (j)      1996
Richmond,
Virginia:
 Upper Broad.....        (m)    1,358          -           482      1,444        396       1,840        (j)         (j)      1996
Salt Lake City,
Utah:
 Ft. Union.......        (l)    1,285          -           440      1,288        437       1,725        (j)         (j)      1996
 Redwood.........        (l)      844          -         2,002        912      1,934       2,846        (j)         (j)      1996
San Antonio,
Texas:
 Bitters.........        (l)    1,000          -         3,836      1,198      3,638       4,836       254        1995       1994
 DeZavala/Six
 Flags Fiesta....        (l)      844          -         3,731        983      3,592       4,575       258        1995       1994
 Fredricksburg/Medical
 Center..........        (l)      800          -         3,356        892      3,264       4,156       319        1994       1993
San Diego,
California:
 Mission Valley..        (l)    1,603          -           418      1,618        403       2,021        (j)         (j)      1996
San Francisco
(Bay Area),
California:
 Milpitas........        (l)    1,136          -         3,413      1,143      3,406       4,549        (j)         (j)      1996
 Mountain View...        (l)    1,805          -           675      1,849        631       2,480        (j)         (j)      1996
 San Jose........        (l)    1,770          -           434      1,776        428       2,204        (j)         (j)      1996
 San Mateo.......        (l)    1,510          -         4,233      1,517      4,226       5,743        (j)         (j)      1995

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                    -----------------------------------------------

                                   INITIAL COST               COSTS
                              -----------------------   CAPITALIZED
  EXTENDED-STAY       ENCUM-            BUILDINGS AND SUBSEQUENT TO
LODGING PROPERTIES    BRANCE      LAND   IMPROVEMENTS   ACQUISITION
------------------  --------  --------  ------------- -------------
 San Ramon.......         (l) $  1,327    $      -      $    402
 Santa Clara.....          -     1,423           -            25
 Sunnyvale.......         (l)    1,274           -         4,309
Seattle,
Washington:
 Bellevue........         (l)    2,050           -         1,119
 Mountain Lake
 Terrace/N.
 Seattle.........         (l)    1,530           -           494
 Redmond.........         (l)    2,265           -           565
 Tukwila.........         (l)      900           -           465
Tampa Area,
Florida:
 Brandon.........         (m)      923         762           584
 North Airport...         (m)      615       1,142         1,883
 St. Petersburg..         (m)      766         155           264
Washington, D.C.:
 BWI.............         (m)      940           -           486
 Dulles-South....         (m)      690           -           237
 Fair Oaks.......         (m)    1,152         196           372
 Merrifield......         (m)    1,500           -           276
Miscellaneous....         (k)    5,429           -           161
Less: Fair Value
in excess of
cost--Properties
acquired from
ATLANTIC.........               (3,681)     (2,623)            -
                              --------    --------      --------
 Total Extended-
 Stay Lodging
 Properties, held
 by Homestead....             $ 89,638    $  9,395      $157,988
                    --------  --------    --------      --------
 Grand Total
 Security
 Capital.........   $155,790  $267,246    $735,399      $411,611
                    ========  ========    ========      ========


                    -------------------------------------------------------------------------
                    GROSS AMOUNT AT WHICH CARRIED AT
                            DECEMBER 31, 1996
                    ----------------------------------
  EXTENDED-STAY               BUILDINGS AND              ACCUMULATED CONSTRUCTION        YEAR
LODGING PROPERTIES      LAND   IMPROVEMENTS      TOTAL  DEPRECIATION         YEAR    ACQUIRED
------------------  --------  ------------- ----------  ------------ ------------ -----------
 San Ramon.......   $  1,341   $      388   $    1,729         (j)        (j)            1996
 Santa Clara.....      1,428           20        1,448          -         (n)            1996
 Sunnyvale.......      1,278        4,305        5,583         (j)        (j)            1995
Seattle,
Washington:
 Bellevue........      2,067        1,102        3,169         (j)        (j)            1996
 Mountain Lake
 Terrace/N.
 Seattle.........      1,589          435        2,024         (j)        (j)            1996
 Redmond.........      2,527          303        2,830         (j)        (j)            1996
 Tukwila.........        937          428        1,365         (j)        (j)            1996
Tampa Area,
Florida:
 Brandon.........        971        1,298        2,269         (j)        (j)            1996
 North Airport...        635        3,005        3,640         (j)        (j)            1996
 St. Petersburg..        766          419        1,185         (j)        (j)            1996
Washington, D.C.:
 BWI.............      1,062          364        1,426         (j)        (j)            1996
 Dulles-South....        722          205          927         (j)        (j)            1996
 Fair Oaks.......      1,157          563        1,720         (j)        (j)            1996
 Merrifield......      1,511          265        1,776         (j)        (j)            1996
Miscellaneous....      5,589            1        5,590          -          -        1995/1996
Less: Fair Value
in excess of
cost--Properties
acquired from
ATLANTIC.........     (3,681)      (2,623)      (6,304)         -
                    --------   ----------   ----------    -------
 Total Extended-
 Stay Lodging
 Properties, held
 by Homestead....   $ 93,687   $  163,334   $  257,021    $ 7,717
                    --------   ----------   ----------    -------
 Grand Total
 Security
 Capital.........   $273,894   $1,140,362   $1,414,256    $48,883
                    ========   ==========   ==========    =======

----
(a) For Federal income tax purposes, ATLANTIC's aggregate cost of real estate at December 31, 1996 was $1,133,431,000.
(b) Pledged as additional collateral under credit enhancement agreement with the Federal National Mortgage Association.
(c) Phase I (108 units) was constructed in 1981 and Phase II (240 units) was constructed in 1983.
(d) Phase I (332 units) was constructed in 1983 and Phase II (312 units) was constructed in 1985.
(e) A provision for possible loss of $2,500,000 was recognized in December 1996 to more properly reflect the fair value of this community.
(f) The land associated with this community is leased by ATLANTIC through the year 2058 under an agreement with the Metropolitan Nashville Airport Authority.
(g) The FNMA credit enhancement agreement requires payments to be made to a principal reserve fund.
(h) This community is leasing completed units.
(i) 19.24 acres purchased in 1995; 9.86 acres purchased in 1996.
(j) As of December 31, 1996, these properties were under construction or in planning and owned.
(k) Land held for sale.
(l) Certain properties owned by Homestead are subject to the terms and conditions of the Funding Commitment Agreement between Homestead and PTR. At December 31, 1996 convertible mortgage notes in the amount of $112,639 were payable to PTR (carried at $101,309, net of unamortized discount, in the accompanying financial statements).
(m) Certain properties owned by Homestead are subject to the terms and conditions of the Funding Commitment Agreement between Homestead and ATLANTIC. At December 31, 1996 there were no amounts funded on the convertible mortgage notes payable to ATLANTIC.
(n) Land held for future development.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

                              NOTE TO SCHEDULE III

                            AS OF DECEMBER 31, 1996

The following is a reconciliation of the carrying amount and related accumulated depreciation of ATLANTIC's and Homestead's investment in real estate, at cost (in thousands):

                                           ----------------------------

                                               YEAR ENDED DECEMBER 31,
                                           ---------------------------------
                CARRYING AMOUNT                  1996        1995        1994
                ---------------            ----------  ---------   ---------
      Beginning balances                   $  888,928   $631,260    $ 31,005
      Acquisitions and renovation
       expenditures                           339,867    187,267     571,268
      Development expenditures, including
       land acquisitions                      245,166    101,335      28,967
      Recurring capital expenditures            2,783          -           -
      Provision for possible loss              (2,500)         -           -
      Dispositions                            (59,988)   (30,934)          -
                                           ----------  ---------   ---------
      Ending balances                      $1,414,256   $888,928    $831,260
                                           ==========  =========   =========
                                               YEAR ENDED DECEMBER 31,
                                           ---------------------------------
           ACCUMULATED DEPRECIATION              1996        1995        1994
           ------------------------        ----------  ---------   ---------
      Beginning balances                   $   23,561   $  8,798    $     28
      Depreciation for the period              21,858     15,925       8,770
      Accumulated depreciation of assets
       acquired                                 6,683          -           -
      Accumulated depreciation--
       dispositions                            (3,219)    (1,152)          -
                                           ----------  ---------   ---------
      Ending balances                      $   48,883   $ 23,561    $  8,798
                                           ==========  =========   =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders of
Security Capital Group Incorporated:

We have audited the accompanying consolidated balance sheet of Security Capital Group Incorporated and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Group Incorporated and Subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Chicago, Illinois
February 17, 1995

                      SECURITY CAPITAL GROUP INCORPORATED

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

                          ASSETS
                          ------
Investment in Security Capital Realty Incorporated, at cost    $57,110
Notes receivable                                                 6,521
Cash and cash equivalents                                        4,939
Accounts receivable and accrued interest                         3,520
Property and equipment, net                                      6,258
Intangible assets                                               11,816
Other assets                                                     2,137
                                                             ---------
Total assets                                                   $92,301
                                                             =========
            LIABILITIES & SHAREHOLDERS' EQUITY
            ----------------------------------
LIABILITIES:
  Accounts payable and accrued expenses                        $15,902
  Notes payable                                                    250
  Convertible subordinated debentures                           70,178
                                                             ---------
Total liabilities                                               86,330
                                                             ---------
SHAREHOLDERS' EQUITY                                             5,971
                                                             ---------
Total liabilities and shareholders' equity                     $92,301
                                                             =========


  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

INCOME:
  Services Division revenues       $38,900
  Investment revenues                2,973
  Interest and other income          1,534
                                ---------
                                    43,407
                                ---------
EXPENSES:
  General and administrative        43,768
  Director fees                        187
  Depreciation and amortization      1,799
  Interest expense                   6,091
                                ---------
                                    51,845
                                ---------
Net loss                           $(8,438)
                                =========

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                  -------------------------------------------------------------

                                      COMMON STOCK
                          --------------------------------------
                               CLASS A            CLASS B
                               (VOTING)         (NON-VOTING)
                           (325,000 SHARES    (325,000 SHARES
                             AUTHORIZED)        AUTHORIZED)
                          ------------------ ------------------- ADDITIONAL                                TOTAL
                             NUMBER $.01 PAR    NUMBER  $.01 PAR    PAID-IN ACCUMULATED  TREASURY  SHAREHOLDERS'
                          OF SHARES    VALUE OF SHARES     VALUE    CAPITAL     DEFICIT     STOCK         EQUITY
                          --------- -------- ---------  -------- ---------- -----------  --------  -------------
Balances at December 31,
 1993                           375   $0.004    25,616    $0.256    $27,194    $(10,449)  $(2,071)       $14,674
 Purchase of treasury
  shares                          -        -      (139)        -          -           -      (201)          (201)
 Issuance of shares               -        -       164     0.001        164           -         -            164
 Stock dividend                 272    0.002    18,603     0.186          -           -         -              -
 Minority interest
  acquired                        -        -         -         -          -        (228)        -           (228)
 Net loss                         -        -         -         -          -      (8,438)        -         (8,438)
                                ---   ------    ------    ------    -------    --------   -------        -------
Balances at December 31,
 1994                           647   $0.006    44,244    $0.443    $27,358    $(19,115)  $(2,272)       $ 5,971
                                ===   ======    ======    ======    =======    ========   =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net loss                                                         $ (8,438)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
  Depreciation and amortization                                     1,799
  Decrease in accounts receivable and accrued interest              2,549
  Increase in other assets                                         (1,049)
  Increase in accounts payable and accrued expenses                12,828
  Decrease in accrued interest on debentures                       (2,331)
                                                                ---------
    Net cash provided by operating activities                       5,358
                                                                ---------
INVESTING ACTIVITIES:
Investments in Security Capital Realty Incorporated               (17,791)
Sale of shares of Security Capital Realty Incorporated              8,089
Cash paid upon acquisition of businesses                           (7,500)
Advances under notes receivable                                   (13,476)
Repayment of notes receivable                                      13,106
Increase in property and equipment                                 (4,536)
Minority interest acquired                                           (228)
                                                                ---------
    Net cash used by investing activities                         (22,336)
                                                                ---------
FINANCING ACTIVITIES:
Advances under notes payable                                          250
Repayments of notes payable                                        (4,175)
Net proceeds from issuance of debentures                            9,612
Retirement of debentures                                             (108)
Purchase of treasury stock                                           (201)
Net proceeds from issuance of stock                                   164
                                                                ---------
    Net cash flow provided by financing activities                  5,542
                                                                ---------
Net decrease in cash and cash equivalents                         (11,436)
Cash and cash equivalents, beginning of year                       16,375
                                                                ---------
Cash and cash equivalents, end of year                           $  4,939
                                                                =========


  The accompanying notes are an integral part of these consolidated financial statements.

                      SECURITY CAPITAL GROUP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

1. GENERAL

Organization and Recent Merger:
A merger of Security Capital Group Incorporated ("GROUP") with and into Security Capital Realty Incorporated ("REALTY") was approved by GROUP and REALTY shareholders during the fourth quarter of 1994. The merger was effective on January 1, 1995.

The merged entity ("Security Capital") is a private real estate company which combines GROUP's and REALTY's two complementary businesses. The merged entity owns controlling positions in three highly focused, fully integrated real estate operating companies. The new entity also includes the Services Division, which owns REIT Management and Property Management companies that direct these operating businesses. The Services Division provides strategic guidance, research, investment analysis, acquisition and development services, asset management, property management, capital markets services and legal and accounting services.

In August 1994, GROUP declared a dividend of .7242 shares to its stockholders. The stock dividend was paid on August 22, 1994 to holders of record on August 12, 1994.

In the merger, each share of GROUP's outstanding stock was exchanged for 1.22 shares of REALTY stock. Also, each $1,000 principal amount of GROUP's 8.5% convertible subordinated debentures was exchanged for $1,000 principal amount of REALTY's convertible subordinated debentures due June 30, 2014 (the "2014 Convertible Debentures") plus 1.147 shares of REALTY stock (equaling 1.22 REALTY shares, on a fully converted basis, for each GROUP share into which the GROUP debentures were convertible).

Each holder of an unexpired option or warrant to purchase GROUP stock or debentures automatically received the right to exercise such option or warrant, as the case may be (subject to the vesting provisions thereof and at the same aggregate exercise price), for the securities of REALTY the holder could have received pursuant to the merger had such option or warrant been exercised immediately prior to the merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Financial Presentation:
The accompanying consolidated financial statements include the accounts of GROUP and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Depreciation:
Depreciation of furniture and equipment is computed over the estimated useful lives (generally 3 to 10 years) of the depreciable property on a straight-line basis.

Goodwill:
Goodwill results from acquisitions of financial services companies and represents acquisition costs in excess of net assets of the businesses acquired. Goodwill, aggregating $12,540,111 at December 31, 1994, is included in other assets in the accompanying consolidated balance sheets and is being amortized on a straight-line basis over 15-20 years. Accumulated amortization at December 31, 1994 was $723,806.

Cash and Cash Equivalents:
Cash and cash equivalents consist of cash in bank accounts and investments in money market funds.

                      SECURITY CAPITAL GROUP INCORPORATED

3. SERVICES DIVISION

GROUP's Services Division owns REIT Management (defined below) and Property Management companies which direct the operations and provide services to the highly focused, fully integrated real estate operating companies REALTY owns. Under the terms of separate agreements, GROUP's financial services subsidiaries manage the operations of separate affiliated REITs ("REIT Managers") and provide property management services to those REITs ("Property Managers"). Each REIT Manager is paid a REIT Management fee based on a percentage of the REIT's pre-management fee cash flow, after deducting regularly scheduled and assumed mortgage principal payments, as defined in the REIT management agreements. The fee is generally 16% of cash flow for operating REITs. The fee was 4% of cash flow with respect to REALTY, except with respect to REALTY's cash flow from affiliates in which it owns 90% or more of the common stock, as to which no fee was paid by REALTY. The REIT and Property Management Agreements are generally one year in term, renewable annually by the affiliated REIT and cancelable upon sixty days' notice. Property management fees are at market rates and are paid separately to GROUP's property management subsidiaries.
REIT and property management fees for the year ended December 31, 1994 were earned from the following sources:

      REIT management fees:
        Security Capital Industrial Trust (NYSE: SCN), a publicly
         held REIT which, at December 31, 1994, is 50.86% owned by
         REALTY                                                     $ 8,673,200
        Security Capital Pacific Trust (formerly Property Trust of
         America) (NYSE: PTR), which acquired by merger Security
         Capital Pacific Incorporated; at December 31, 1994, PTR,
         a publicly held REIT, was 31.85% owned by REALTY and
         Security Capital Pacific Incorporated, a private REIT,
         was 97.61% owned by REALTY                                  14,878,295
        Security Capital Atlantic Incorporated, a private REIT
         subsidiary which, at December 31, 1994, was 72.16% owned
         by REALTY                                                    3,671,048
        REALTY, a private REIT and an affiliate of GROUP              1,391,575
                                                                    -----------
                                                                     28,614,118
                                                                    -----------
      Property management fees:
        Security Capital Industrial Trust                             1,732,797
        Security Capital Pacific Trust                                6,736,532
        Security Capital Atlantic Incorporated                        1,316,842
                                                                    -----------
                                                                     10,286,171
                                                                    -----------
          Consolidated Services Division revenues                   $38,900,289
                                                                    ===========

4. NOTES RECEIVABLE

The following is a summary of GROUP's notes receivable at December 31, 1994:

             Directors' and officers'
              investment notes                $5,576,508
             Other                               944,916
                                              ----------
               Total notes receivable         $6,521,424
                                              ==========

Directors and officers investment notes (used to fund a portion of the purchase price of securities sold by GROUP and its affiliates) have a term of ten years, bear interest at prime rate plus 1/4% (8.75% at December 31, 1994) and are recourse to the respective borrowers.

                      SECURITY CAPITAL GROUP INCORPORATED

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1994:

             Office furniture and equipment  $ 7,439,119
             Vehicles                            132,938
             Leasehold improvements              433,723
             Other                                51,824
                                             -----------
                                               8,057,604
             Less accumulated depreciation    (1,799,224)
                                             -----------
             Net property and equipment      $ 6,258,380
                                             ===========

Depreciation expense charged to operations was $1,004,837 for the year ended December 31, 1994.

The useful lives of property and equipment for purposes of computing depreciation are:

             Office furniture and equipment  5-10 Years
             Vehicles                         3-5 Years
             Leasehold improvements          1-10 Years
             Other                            1-3 Years

6. INVESTMENT IN REALTY

At December 31, 1994, GROUP's common stock investment in REALTY aggregated $26,619,150, which represented 6.61% of REALTY's outstanding common stock. Dividend income from REALTY for the year ended December 31, 1994 was $1,153,419. This stock was cancelled in the GROUP/REALTY merger (see Note 1).

On June 5, 1994, REALTY declared a dividend distribution, payable to holders of common stock of record on June 16, 1994, (the record date) of $757.50 principal amount of 2014 Convertible Debentures for each share of common stock. These debentures issued to GROUP in connection with such distribution were cancelled in the GROUP/REALTY merger.

At December 31, 1994, the investment in REALTY, at cost, was as follows:

             Common stock                 $26,619,150
             2014 Convertible Debentures   30,490,844
                                          -----------
             Total Investment in REALTY   $57,109,994
                                          ===========

Total interest income recognized and received on the REALTY 2014 Convertible Debentures for the year ended December 31, 1994 was $1,819,234.

On March 31, 1994, GROUP renewed a $20,000,000 loan facility to REALTY. As of December 31, 1994 there was no outstanding balance under the loan facility. Total interest income recognized on this loan for the year ended December 31, 1994 was $230,935.

7. LEASES

Minimum future rental payments under non-cancelable operating leases, principally for office space having remaining terms in excess of one year as of December 31, 1994, are as follows:

             YEARS
             ENDED
             DECEMBER
             31,             AMOUNT
             --------    ----------
             1995        $1,604,987
             1996         1,440,372
             1997         1,100,541
             1998           572,090
             1999           428,210
             Thereafter   1,136,521
                         ----------
                         $6,282,721
                         ==========

Lease expense for the year ended December 31, 1994 was $1,539,052. Included above is a ten-year lease agreement, which began February 1, 1994, with Security Capital Industrial Trust, an affiliate, with a total remaining obligation of $2,528,000.

                      SECURITY CAPITAL GROUP INCORPORATED

8. CONVERTIBLE SUBORDINATED DEBENTURES
The debentures bear interest at the rate of 8.5% per annum. GROUP may defer annually interest at the rate of 4.5%, which is payable at the maturity of the debentures (or earlier if the Board so directs). The balance of the interest amount (4%) is payable to the extent of the net cash flow of GROUP and may be deferred until payable out of net cash flow. Any amounts deferred accrue interest at the rate of 8.5%. On January 1, 1995 all 8.5% convertible subordinated debentures were exchanged for REALTY 2014 Convertible Debentures and shares of REALTY stock (see Notes 1 and 6). In conjunction with the merger with REALTY (see Note 1), all current and deferred accrued interest, amounting to $8,284,407, was paid on December 31, 1994.

On March 31, 1994 GROUP issued $9,833,470 principal amount of 8.5% convertible subordinated debentures, pursuant to a rights offering to existing shareholders.

9. INCOME TAXES

GROUP has no significant deferred tax assets or deferred tax liabilities other than its net operating loss carryforwards incurred from inception through December 31, 1994. No tax benefits applicable to such operating losses have been recognized, since GROUP would be unable to carry the operating loss back to prior periods for federal income tax purposes. GROUP has net operating loss carryforwards of approximately $18,310,000 at December 31, 1994. If not previously utilized, the loss carryforwards will expire beginning 2005 through 2009. Subsequent to the merger (see Note 1), utilization of existing net operating loss carryforwards may be limited by IRC Section 382 (limitation on net operating loss carryforwards following ownership change) and the Separate Return Limitation Year ("SRLY") rules.

10. SHARE OPTION PLAN

GROUP's Board of Directors has approved stock option plans and warrants for officers and directors. The plans permit options to be granted to directors and non-director employees to acquire units of Class B Common Non-voting Stock and 8.5% convertible subordinated debentures due 2006.

The securities reserved for options and warrant grants and the options and warrants granted are summarized as follows:

                                       SHARES  DEBENTURES
                                   ---------  -----------
             Total options and
              warrants reserved
              for grants              20,833  $29,581,916
                                   =========  ===========
             Options granted:
               Directors               3,466  $ 4,928,802
               Employees              12,488   17,733,503
             Warrants                  4,675    6,636,000
                                   ---------  -----------
             Total options and
              warrants granted        20,629  $29,298,305
                                   =========  ===========

Due to the stock dividend, the option and warrant shares have been increased by
 .7242 (see Note 1). All options and warrants had exercise prices of $580 per share (adjusted to $475 per Security Capital share in the GROUP/REALTY merger) for the common stock and par for the debentures and must be exercised in units of both common stock and debentures.

Options granted to directors are one-half vested, with the balance to be fully vested on January 1, 1996. These options expire December 31, 2002. Of the options granted to employees, options for 2,664 shares and $3,785,503 of debentures are fully vested and expire January 1, 1997. The remaining employee options vest over a period from January 1, 1996 to December 31, 2002, and expire December 31, 2002. Under the 1995 Option Plan, 1,311 shares

                      SECURITY CAPITAL GROUP INCORPORATED
and $993,367 of debentures were granted to employees. The 1995 Option Plan is subject to shareholder approval. If shareholder approval is not received, options will convert to "phantom" options. If that conversion occurs, on the option's expiration date the option holder will receive cash equal to the net value of the option.

The Warrants granted to a director who is also an officer are fully vested and expire on December 31, 2002. No options or warrants have been exercised.

11. BUSINESS ACQUISITIONS

On May 12, 1994, GROUP entered into an asset purchase agreement with Laing Properties, Incorporated and Laing Management Company. The total purchase price was $6,000,000 cash and the entire amount was recorded as goodwill. The transaction occurred simultaneously with Security Capital Atlantic Incorporated's acquisition of $336 million of multifamily real estate properties. A subsidiary of GROUP is managing these properties.

On October 28, 1994, subsidiary of GROUP entered into an asset purchase agreement with The Krauss/Schwartz Company. The total purchase price was $1,500,000 cash and the entire amount was recorded as goodwill. The transaction occurred simultaneously with Security Capital Industrial Trust's acquisition of $89 million of industrial real estate properties. These properties are managed by a subsidiary of GROUP.

In a series of transactions completed in January 1994, GROUP acquired all the outstanding stock of WilsonSchanzer, Inc., a multifamily property management company, and renamed it SCG Realty Services Incorporated ("REALTY SERVICES"). As part of the consideration, GROUP issued a $250,000 note payable and a three-year option to purchase Class B common stock and debentures for an exercise price of $270,000. The note payable bears interest at Texas Commerce Bank prime rate plus 1/4% and is exchangeable for stock of REALTY. GROUP also acquired the assignment of rights under a management agreement from the selling shareholders for $560,000, payable in four equal, annual installments expiring January 31, 1997.

Goodwill applicable to these transactions is being amortized on a straight-line basis over 15-20 years (see Note 2).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Trustees and Shareholders
SECURITY CAPITAL PACIFIC TRUST:

We have audited the balance sheets of SECURITY CAPITAL PACIFIC TRUST as of December 31, 1996 and 1995 and the related statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ending December 31, 1996. In connection with our audits of the financial statements, we also have audited Schedule III, Real Estate and Accumulated Depreciation. These financial statements and financial statement schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SECURITY CAPITAL PACIFIC TRUST as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                        KPMG PEAT MARWICK LLP

Chicago, Illinois
January 29, 1997, except as to Note 13which is as of March 10, 1997

                         SECURITY CAPITAL PACIFIC TRUST

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             ------------------

                                                           DECEMBER 31,
                                                             1996        1995
                                                       ----------  ----------
                        ASSETS
Real estate                                            $2,153,363  $1,855,866
Less accumulated depreciation                              97,574      81,979
                                                       ----------  ----------
                                                        2,055,789   1,773,887
Homestead Notes                                           176,304           -
Other mortgage notes receivable                            13,525      15,844
                                                       ----------  ----------
    Net investments                                     2,245,618   1,789,731
Cash and cash equivalents                                   5,643      26,919
Accounts receivable and accrued interest                    4,157       3,318
Other assets                                               27,014      21,031
                                                       ----------  ----------
    Total assets                                       $2,282,432  $1,840,999
                                                       ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Liabilities:
  Lines of credit                                      $  110,200  $  129,000
  Long-term debt                                          580,000     200,000
  Mortgages payable                                       217,188     158,054
  Distributions payable                                    24,537      22,437
  Accounts payable                                         22,782      21,040
  Accrued expenses and other liabilities                   60,217      34,800
                                                       ----------  ----------
    Total liabilities                                   1,014,924     565,331
                                                       ----------  ----------
Shareholders' equity:
  Series A Preferred Shares (6,494,967 convertible
   shares in 1996 and 9,200,000 in 1995; stated
   liquidation preference of $25 per share)               162,374     230,000
  Series B Preferred Shares (4,200,000 shares issued;
   stated liquidation preference of $25 per share)        105,000     105,000
  Common Shares (shares issued--75,510,986 in 1996 and
   72,375,819 in 1995)                                     75,511      72,376
  Additional paid-in capital                              918,434     952,679
  Unrealized holding gain on Homestead Notes               74,923           -
  Distributions in excess of net earnings                 (68,734)    (82,450)
  Treasury shares (164,901 in 1995)                             -      (1,937)
                                                       ----------  ----------
    Total shareholders' equity                          1,267,508   1,275,668
                                                       ----------  ----------
    Total liabilities and shareholders' equity         $2,282,432  $1,840,999
                                                       ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                         SECURITY CAPITAL PACIFIC TRUST

                             STATEMENTS OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   ----------------------------

                                                  YEAR ENDED DECEMBER 31,
                                                    1996       1995       1994
                                              ---------  ---------  ---------
Revenues:
  Rental income                                $322,046   $262,473   $183,472
  Interest income on Homestead Notes              2,035          -          -
  Other interest income                           2,165      2,400      2,633
                                              ---------  ---------  ---------
                                                326,246    264,873    186,105
                                              ---------  ---------  ---------
Expenses:
  Rental expenses                                89,550     73,808     55,772
  Real estate taxes                              26,962     21,326     16,093
  Property management fees paid to affiliates    11,610      8,912      7,148
  Depreciation                                   44,887     36,685     24,614
  Interest                                       35,288     19,584     19,442
  REIT management fee paid to affiliate          22,191     20,354     13,182
  General and administrative                      1,077        952        784
  Provision for possible loss on investments          -        420      1,600
  Other                                             592      1,136        751
                                              ---------  ---------  ---------
                                                232,157    183,177    139,386
                                              ---------  ---------  ---------
Earnings from operations                         94,089     81,696     46,719
Gain on sale of investments, net                 37,492      2,623          -
                                              ---------  ---------  ---------
Net earnings before extraordinary item          131,581     84,319     46,719
Less extraordinary item-loss on early
 extinguishment of debt                             870          -          -
                                              ---------  ---------  ---------
Net earnings                                    130,711     84,319     46,719
Less Preferred Share dividends                   24,167     21,823     16,100
                                              ---------  ---------  ---------
  Net earnings attributable to Common Shares   $106,544   $ 62,496   $ 30,619
                                              =========  =========  =========
Weighted-average Common Shares outstanding       73,057     67,052     46,734
                                              =========  =========  =========
Per Common Share amounts
  Net earnings before extraordinary item       $   1.47   $   0.93   $   0.66
                                              =========  =========  =========
  Net earnings                                 $   1.46   $   0.93   $   0.66
                                              =========  =========  =========


    The accompanying notes are an integral part of the financial statements.

                         SECURITY CAPITAL PACIFIC TRUST

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                    -----------------------------------------------------------

                               SHARES OF BENEFICIAL
                             INTEREST, $1.00 PAR VALUE
                          --------------------------------
                             SERIES A     SERIES B
                            PREFERRED    PREFERRED
                            SHARES AT    SHARES AT  COMMON
                            AGGREGATE    AGGREGATE  SHARES  ADDITIONAL  UNREALIZED DISTRIBUTIONS
                          LIQUIDATION  LIQUIDATION  AT PAR     PAID-IN     HOLDING  IN EXCESS OF  TREASURY
                           PREFERENCE   PREFERENCE   VALUE     CAPITAL       GAINS  NET EARNINGS    SHARES       TOTAL
                          -----------  ----------- -------  ----------  ---------- -------------  --------  ----------
Balances at December 31,
 1993                        $230,000     $      - $44,809    $523,053     $     -      $(40,916)  $(1,929) $  755,017
 Net earnings                       -            -       -           -           -        46,719         -      46,719
 Common Share
  distributions paid                -            -       -           -           -       (46,121)        -     (46,121)
 Redemption of
  shareholder purchase
  rights                            -            -       -           -           -          (448)        -        (448)
 Net increase in Common
  Share distributions
  accrued                           -            -       -           -           -        (3,345)        -      (3,345)
 Preferred Share
  dividends paid                    -            -       -           -           -       (16,100)        -     (16,100)
 Sale of shares, net of
  expenses                          -            -   5,594      95,482           -             -         -     101,076
 Dividend Reinvestment
  and Share Purchase
  Plan, net                         -            -     216       3,607           -             -         -       3,823
 Exercise of stock
  options, net                      -            -       2          19           -             -         -          21
                             --------     -------- -------    --------     -------      --------   -------  ----------
Balances at December 31,
 1994                         230,000            -  50,621     622,161           -       (60,211)   (1,929)    840,642
 Net earnings                       -            -       -           -           -        84,319         -      84,319
 Common Share
  distributions paid                -            -       -           -           -       (76,804)        -     (76,804)
 Net increase in Common
  Share distributions
  accrued                           -            -       -           -           -        (7,931)        -      (7,931)
 Preferred Share
  dividends paid                    -            -       -           -           -       (21,823)        -     (21,823)
 Issuance of shares, net
  of expenses                       -      105,000  21,694     329,591           -             -         -     456,285
 Dividend Reinvestment
  and Share Purchase
  Plan, net                         -            -      61         927           -             -         -         988
 Cost of treasury shares
  purchased                         -            -       -           -           -             -        (8)         (8)
                             --------     -------- -------    --------     -------      --------   -------  ----------
Balances at December 31,
 1995                         230,000      105,000  72,376     952,679           -       (82,450)   (1,937)  1,275,668
 Net earnings                       -            -       -           -           -       130,711         -     130,711
 Common Share
  distributions paid                -            -       -           -           -       (90,728)        -     (90,728)
 Net increase in Common
  Share distributions
  accrued                           -            -       -           -           -        (2,100)        -      (2,100)
 Preferred Share
  dividends paid                    -            -       -           -           -       (24,167)        -     (24,167)
 Conversion of Series A
  Preferred shares into
  Common Shares               (67,626)           -   3,294      64,332           -             -         -           -
 Distribution of
  Homestead common stock
  and warrants at book
  value, net of
  transaction expenses              -            -       -     (96,914)          -             -         -     (96,914)
 Unrealized holding gain
  on Homestead Notes                -            -       -           -      74,923             -         -      74,923
 Cost of treasury shares
  purchased                         -            -       -           -           -             -        (1)         (1)
 Retirement of 164,957
  treasury shares                   -            -    (165)     (1,773)          -             -     1,938           -
 Exercise of stock
  options, net                      -            -       6         110           -             -         -         116
                             --------     -------- -------    --------     -------      --------   -------  ----------
Balances at December 31,
 1996                        $162,374     $105,000 $75,511    $918,434     $74,923      $(68,734)  $     -  $1,267,508
                             ========     ======== =======    ========     =======      ========   =======  ==========

    The accompanying notes are an integral part of the financial statements.

                         SECURITY CAPITAL PACIFIC TRUST

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   ----------------------------

                                               YEAR ENDED DECEMBER 31,
                                                 1996        1995        1994
                                           ---------   ---------   ---------
Operating Activities
 Net earnings                              $ 130,711   $  84,319   $  46,719
 Adjustments to reconcile net earnings to
  net cash flow provided by operating
  activities:
   Depreciation and amortization              46,911      38,228      26,517
   Provision for possible loss on
    investments                                    -         420       1,600
   Gain on sale of investments, net          (37,492)     (2,623)          -
   Increase in accounts payable                  565       2,719       3,463
   (Decrease) increase in accrued real
    estate taxes                              (2,168)      2,167       7,874
   Increase in accrued interest on long-
    term debt                                  9,214           -       5,391
   Increase in accrued expenses and other
    liabilities                                4,240       4,857       4,264
   Increase in other operating assets         (8,042)     (8,292)     (1,203)
                                           ---------   ---------   ---------
 Net cash flow provided by operating
  activities                                 143,939     121,795      94,625
                                           ---------   ---------   ---------
Investing activities:
 Real estate investments                    (628,640)   (311,619)   (380,688)
 Advances on Homestead Notes                 (25,242)          -           -
 Mortgage notes receivable                         -      (1,538)       (162)
 Principal repayments on other mortgage
  notes receivable                             2,319       7,701         189
 Proceeds from dispositions, net of
  closing costs                              291,056      10,968      12,146
 Operating cash contributed in Homestead
  transaction                                   (428)          -           -
                                           ---------   ---------   ---------
   Net cash flow used in investing
    activities                              (360,935)   (294,488)   (368,515)
                                           ---------   ---------   ---------
Financing activities:
 Proceeds from sale of shares, net of
  expenses                                         -     317,614     101,076
 Proceeds from lines of credit               510,985     278,000     266,250
 Principal payments on lines of credit      (529,785)   (302,900)   (215,750)
 Proceeds from Dividend Reinvestment and
  Share Purchase Plan, net                         -         988       3,823
 Proceeds from long-term debt                380,000           -     200,000
 Debt issuance costs incurred                 (5,659)     (1,496)     (4,422)
 Cash distributions paid on Common Shares    (90,728)    (76,804)    (46,121)
 Cash dividends paid on Preferred Shares     (24,167)    (21,823)    (16,100)
 Redemption of shareholder purchase
  rights                                           -           -        (448)
 Regularly scheduled principal payments
  on mortgages payable                        (2,037)     (1,748)     (1,398)
 Principal prepayment of mortgages
  payable                                    (43,005)       (303)    (10,474)
 Proceeds from exercise of stock options         116          (8)         21
                                           ---------   ---------   ---------
   Net cash flow provided by financing
    activities                               195,720     191,520     276,457
                                           ---------   ---------   ---------
Net increase (decrease) in cash and cash
 equivalents                                 (21,276)     18,827       2,567
Cash and cash equivalents at beginning of
 year                                         26,919       8,092       5,525
                                           ---------   ---------   ---------
Cash and cash equivalents at end of year   $   5,643   $  26,919   $   8,092
                                           =========   =========   =========
Non-cash investing and financing
 activities:
 Assumption of mortgages payable upon
  purchase of multifamily communities      $ 104,176   $  12,078   $  56,624
 Series A Preferred Shares converted to
  Common Shares                            $  67,626   $       -   $       -
 Accrual of Common Share distributions     $  24,537   $  22,437   $  14,506
 Fair market value adjustment related to
  Homestead Notes                          $  74,923   $       -   $       -
 Other:
 Homestead transaction--See description
  in Note 2
 Merger with Security Capital Pacific
  Incorporated--See description in Note 3

    The accompanying notes are an integral part of the financial statements.

                         SECURITY CAPITAL PACIFIC TRUST

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
Security Capital Pacific Trust (New York Stock Exchange Symbol: "PTR") is an equity real estate investment trust ("REIT") organized in 1963 under the laws of the state of Maryland, which primarily owns, develops, acquires and operates income-producing multifamily communities in the western United States.

Principles of Financial Presentation
The accounts of PTR and its majority-owned subsidiaries are consolidated in the accompanying financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of these financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

Cash and Cash Equivalents
PTR considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

Real Estate and Depreciation
Real estate is carried at depreciated cost, which is not in excess of estimated fair market value.

Costs directly related to the acquisition (including costs related to certain planned renovations identified during PTR's pre-acquisition due diligence), development or improvement of real estate, and certain indirect costs related to developments are capitalized. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

Depreciation is computed over the expected useful lives of depreciable property on a straight-line basis. Real estate assets are depreciated principally over the following useful lives:

             Buildings and improvements  20-40 years
             Furnishings and other        2-10 years

Make-Ready and Repairs and Maintenance
Make-ready (expenditures incurred in preparing a vacant multifamily unit for the next tenant) and repairs and maintenance expenditures, other than acquisition-related renovation costs identified during PTR's pre-acquisition due diligence, are expensed as incurred. PTR generally expenses carpet and appliance repairs and replacements after any planned acquisition-related renovation expenditures for such items have been incurred.

Interest
During 1996, 1995 and 1994, the total interest paid in cash on all outstanding debt, net of interest capitalized, was $23,631,000, $17,674,000 and $11,949,000, respectively.

PTR capitalizes interest incurred during the construction period as part of the cost of multifamily communities under development. Interest capitalized during 1996, 1995 and 1994 aggregated $16,941,000, $11,741,000 and $6,029,000, respectively.

Cost of Raising Capital
Costs incurred in connection with the issuance of equity securities are deducted from shareholders' equity. Costs incurred in connection with the issuance or renewal of debt are capitalized as other assets and amortized over the term of the related loan or the renewal period. Amortization of loan costs included in interest expense for 1996, 1995 and 1994 was $2,233,000, $1,543,000 and $1,903,000, respectively.

                         SECURITY CAPITAL PACIFIC TRUST

Interest Rate Contracts
From time to time, PTR utilizes derivative financial instruments as hedges in anticipation of future debt offerings to manage well-defined interest rate risk. Unrealized changes in the market value of interest rate contracts are deferred until the hedged transaction is consummated and realized gains and losses resulting from changes in the market value of these contracts are deferred and amortized into interest expense over the life of the related debt issuance.

Revenue and Gain Recognition
PTR leases its multifamily units under operating leases with terms of generally less than one year. Rental income is recognized according to the terms of the underlying leases which approximates the revenue which would be recognized if spread evenly over the lease term.

Gains on sales of real estate are recorded when the recognition criteria set forth by generally accepted accounting principles have been met.

Rental Expenses
Rental expenses shown on the accompanying Statement of Earnings include costs of on-site personnel, utilities, repairs and maintenance, make-ready, property insurance, marketing, landscaping, property management fees paid to unaffiliated companies, and other on-site administrative costs.

Federal Income Taxes
PTR has made an election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. PTR believes it qualifies as a REIT and, accordingly, no provisions have been made for federal income taxes in the accompanying financial statements.

Per Share Data
Primary earnings per share is computed based on the weighted-average number of common shares of beneficial interest, par value $1.00 per share ("Common Shares"), outstanding. Fully diluted earnings per Common Share is calculated from the weighted-average Common Shares outstanding plus the Common Shares that would be outstanding assuming conversion of all outstanding cumulative convertible Series A Preferred Shares of Beneficial Interest, par value $1.00 per share ("Series A Preferred Shares"), outstanding Trustee options and certain warrants exercisable by third parties (Note 8). For purposes of the fully diluted earnings per share calculation, dividends on the Series A Preferred Shares are added back to net earnings attributable to Common Shares. Primary earnings per share and fully diluted earnings per share were approximately the same for each of the three years presented, although there was reportable dilution for the third quarter of 1996. See Note 10.

Reclassifications
Certain of the 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

                         SECURITY CAPITAL PACIFIC TRUST

(2) HOMESTEAD TRANSACTION

On October 17, 1996, PTR, Security Capital Atlantic Incorporated ("ATLANTIC"), Security Capital Group Incorporated ("Security Capital") and Homestead Village Incorporated ("Homestead") consummated a merger agreement pursuant to which each of PTR, ATLANTIC and Security Capital contributed, through a series of merger transactions, all of their respective assets related to their Homestead Village(R) extended-stay lodging assets to Homestead, a newly formed company. In connection with the transaction, PTR and ATLANTIC entered into funding commitment agreements to finance the development of certain Homestead properties.

PTR contributed 54 Homestead Village(R) properties (or the rights to acquire such properties) ("Homestead Assets") to Homestead in exchange for 9,485,727 shares of Homestead common stock. Simultaneously, PTR received 6,363,789 warrants to acquire additional shares of Homestead common stock at a price of $10.00 per share in exchange for entering into a funding commitment agreement. In this agreement PTR agreed to provide up to $198.8 million in secured financing for developments to Homestead in exchange for up to $221.3 million in convertible mortgage notes ("Homestead Notes"), including those existing on the properties at the transaction date. See Note 5 for information on the Homestead Notes.

Upon full funding of the Homestead Notes and after giving effect to the Homestead Distribution described below, PTR's conversion rights would represent a 34.7% ownership interest in Homestead. This ownership interest assumes no further equity offerings by Homestead, conversion of all Homestead Notes by PTR and ATLANTIC and exercise of all outstanding warrants.

PTR's Homestead common stock and warrants to acquire additional common stock were distributed on November 12, 1996 to holders of record of Common Shares on October 29, 1996 (the "Homestead Distribution"). Each PTR shareholder received
0.125694 shares of Homestead common stock and 0.084326 warrants per PTR Common Share plus cash for fractional shares and warrants.

As of October 17, 1996, the Homestead Assets owned by PTR constituted 7.1% of PTR's total assets, and PTR's investment in its wholly owned Homestead Village subsidiaries, including intercompany advances, constituted less than 1% of PTR's total assets. PTR's Homestead Village(R) operations accounted for approximately 8.2% of PTR's total earnings from operations from January 1, 1996 to October 17, 1996.

The Homestead transaction had the following impact on PTR's balance sheet as of October 17, 1996, after giving effect to the Homestead Distribution (in thousands):

      Real estate contributed, net                                    $154,731
      Other non-cash operating assets and liabilities contributed,
       net                                                               3,001
      Operating cash contributed                                           428
      Deferred revenue (included in accrued expenses) relating to
       PTR's funding commitment                                         14,700
                                                                     ---------
                                                                      $172,860
                                                                     =========
      Homestead Notes received (funded amount)                        $ 75,946
      Homestead common stock and warrants distributed to PTR common shareholders (recorded as a reduction of additional paid-in
       capital)                                                         96,914
                                                                     ---------
                                                                      $172,860
                                                                     =========

                         SECURITY CAPITAL PACIFIC TRUST

(3) 1995 MERGER OF SECURITY CAPITAL PACIFIC INCORPORATED AND CONCURRENT SUBSCRIPTION OFFERING

On March 23, 1995, PTR consummated a merger (the "Merger") of Security Capital Pacific Incorporated ("PACIFIC"), a Maryland corporation, with and into PTR. PACIFIC was a private multifamily REIT controlled by Security Capital, PTR's principal shareholder. PACIFIC's portfolio consisted primarily of 17 operating multifamily communities aggregating 5,579 units. In the Merger, each outstanding share of PACIFIC common stock was converted into the right to receive 0.611 Common Shares. As a result, 8,468,460 of PTR's Common Shares valued at $138.7 million ($16.375 per share) were issued in the Merger in exchange for all of the outstanding shares of PACIFIC common stock. In addition, PTR assumed $51.9 million on PACIFIC's line of credit and $54.4 million of mortgage debt. The Merger has been accounted for as a purchase and, accordingly, the results of operations of PACIFIC have been included in PTR's financial statements from March 23, 1995.

The following summarized pro forma (unaudited) information assumes the Merger occurred on January 1, 1994, and represents the combined historical operating results of PTR and PACIFIC for the respective pro forma periods. No material pro forma adjustments to revenue and expenses were required. The weighted-average Common Shares outstanding have been adjusted to reflect the Merger conversion rate (0.611 Common Shares for each share of PACIFIC common stock). The pro forma financial information does not necessarily reflect the results of operations that would have occurred had PACIFIC and PTR constituted a single entity during such periods (in thousands, except per share amounts).

                                                  ------------------

                                                        DECEMBER 31,
                                                          1995       1994
                                                    ---------  ---------
      Rental Income                                  $271,091   $204,337
                                                    =========  =========
      Net earnings attributable to Common Shares     $ 64,152   $ 36,512
                                                    =========  =========
      Weighted-average Common Shares outstanding       68,955     52,846
                                                    =========  =========
      Per Common Share amounts:
        Net earnings attributable to Common Shares   $   0.93   $   0.69
                                                    =========  =========

Concurrently with the consummation of the Merger, PTR completed a subscription offering of 13.2 million Common Shares pursuant to which PTR received net proceeds of $216.3 million. The subscription offering was designed to allow shareholders of PTR to purchase Common Shares at the same price at which PACIFIC shareholders acquired Common Shares in the Merger ($16.375 per Common Share). Security Capital purchased $50 million (3.1 million Common Shares at $16.375 per Common Share) in the subscription offering pursuant to the oversubscription privilege.

                         SECURITY CAPITAL PACIFIC TRUST

(4) REAL ESTATE

Investments
Equity investments in real estate, at cost, were as follows (dollar amounts in thousands):

                            ---------------------------------------------
                                      YEAR ENDED DECEMBER 31,
                                    1996                     1995
                            ---------------------    ---------------------
                            INVESTMENT      UNITS    INVESTMENT      UNITS
                            ---------- ---------     ---------- ---------
Multifamily:
  Operating communities     $1,861,561    42,702     $1,507,458    38,737
  Communities under
   construction                186,710     5,479(1)     160,487     5,424(1)
  Development communities
   in planning:
    Development communities
     owned                      48,504     3,351(1)      19,921     2,047(1)
    Development communities
     under control                 (2)     3,737(1)         (2)     2,408(1)
                            ---------- ---------     ---------- ---------
      Total development
       communities              48,504     7,088         19,921     4,455
                            ---------- ---------     ---------- ---------
  Land held for future
   development                  30,043         -         28,796         -
                            ---------- ---------     ---------- ---------
      Total multifamily      2,126,818    55,269      1,716,662    48,616
                            ---------- ---------     ---------- ---------
Homestead Assets                     -                  108,460
Other non-multifamily           26,545                   30,744
                            ----------               ----------
      Total real estate     $2,153,363               $1,855,866
                            ==========               ==========

--------
(1) Unit information is based on management's estimates and is unaudited.
(2) PTR's investment as of December 31, 1996 and 1995 for developments in planning and under control was $1.6 million and $2.2 million, respectively, and is reflected in the "other assets" caption of PTR's balance sheets.

The change in investments in real estate, at cost, consisted of the following (in thousands):

                                           ----------------------------------
                                               YEAR ENDED DECEMBER 31,
                                                 1996        1995        1994
                                           ----------  ----------  ----------
      Balance at January 1                 $1,855,866  $1,296,288  $  872,610
                                           ----------  ----------  ----------
      Multifamily:
      Acquisitions and renovations
       expenditures                           463,935     385,356     270,024
      Development expenditures, excluding
       land
       acquisitions                           187,377     117,980     111,184
      Acquisition and improvement of land
       held for current or future
       development                             20,880      11,255      16,789
      Recurring capital expenditures            7,992       5,119       3,746
      Dispositions                           (269,693)     (6,166)    (11,902)
                                           ----------  ----------  ----------
      Net multifamily activity subtotal       410,491     513,544     389,841
                                           ----------  ----------  ----------
      Non-multifamily:
      Homestead development expenditures,
       including land acquisitions             54,883      48,247      35,943
      Contribution of Homestead Assets
       (Note 2)                              (161,370)          -           -
      Non-multifamily dispositions             (6,527)     (2,235)       (331)
      Provisions for possible losses                -        (220)     (1,600)
      Other                                        20         242        (175)
                                           ----------  ----------  ----------
      Balance at December 31               $2,153,363  $1,855,866  $1,296,288
                                           ==========  ==========  ==========

                         SECURITY CAPITAL PACIFIC TRUST

At January 29, 1997, PTR had contingent contracts or letters of intent, subject to PTR's final due diligence, to acquire land for the near term development of an estimated 3,507 multifamily units with an aggregate estimated development cost of $264.5 million. At the same date, PTR also had contingent contracts or letters of intent, subject to final due diligence, for the acquisition of 964 additional operating multifamily units with a total expected investment of $77.2 million, including planned renovations.

At January 29, 1997, PTR had unfunded development commitments for developments under construction of $158.8 million.

Pre-Sale Agreements and Development Subsidiary
To enhance its flexibility in developing and acquiring multifamily communities which meet PTR's investment criteria, PTR has and will enter into presale agreements with third-party owner/developers to acquire communities developed by such owner/developers. PTR has and will fund such developments through mortgage loans on the communities. For financial reporting purposes, these transactions are recorded as real estate developments rather than mortgage loans due to PTR's commitment to acquire these properties upon completion.

In addition, to provide greater flexibility for the use of land acquired for development and to facilitate disposition of excess parcels, PTR has and will make mortgage loans to PTR Development Services Incorporated ("PTR Development Services") to purchase land for development. PTR may also fund developments of multifamily communities by PTR Development Services where the particular community or submarket does not meet PTR's objectives for long-term ownership but presents an attractive investment opportunity. PTR owns all of the preferred stock of PTR Development Services, which entitles PTR to substantially all of the net operating cash flow (95%) of PTR Development Services. An unaffiliated trust owns all of the common stock of PTR Development Services. The common stock is entitled to receive the remaining 5% of net operating cash flow.

As of December 31, 1996, the outstanding balance of development and mortgage loans made by PTR to third-party owner/developers and PTR Development Services aggregated $127.3 million and $18.8 million, respectively. The activities of third-party owner/developers and PTR Development Services are consolidated with PTR's activities and all intercompany transactions have been eliminated in consolidation.

Gains and Provision for Loss on Real Estate and Investments
Each year, REIT Management formulates operating and capital plans based on an ongoing active review of PTR's portfolio. Based in part upon the market research provided by Security Capital Investment Research Incorporated and in an effort to optimize its portfolio composition, PTR may from time to time seek to dispose of assets that in management's view no longer meet PTR's long-term investment objectives. The proceeds from these selected dispositions will be redeployed, typically through tax-deferred exchanges, into assets that in PTR's view offer better long-term cash flow growth prospects. As a result of this asset optimization strategy, PTR disposed of 22 multifamily communities and one industrial building during 1996, representing aggregate net proceeds of $291.1 million, and disposed of one multifamily property in the fourth quarter of 1995, representing net proceeds of $8.8 million. For federal income tax purposes, the majority of the dispositions were structured as tax-deferred exchanges which deferred gain recognition. For financial reporting purposes, however, the transactions qualified for profit recognition and aggregate gains of $37.5 million and $2.6 million were recorded for 1996 and 1995, respectively.

Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of ("SFAS No. 121"), adopted by PTR effective January 1, 1996, establishes accounting standards for the review of long-lived assets to be held and used for impairment whenever the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that certain long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell, PTR did not recognize any losses on the date it adopted SFAS No. 121.

As part of PTR's asset optimization strategy, 19 communities and two non-multifamily properties were held for disposition as of December 31, 1996. The aggregate carrying value of properties held for disposition was $178.9 million at December 31, 1996. Each property's carrying value is less than or equal to its estimated fair market

                         SECURITY CAPITAL PACIFIC TRUST
value, net of estimated costs to sell. Such properties are not depreciated during the period for which they are determined to be held for disposition. Subject to normal closing risks, PTR expects to complete the disposition of all properties during 1997 and redeploy the net proceeds from such dispositions through tax-deferred exchanges into the acquisition of multifamily communities. The earnings from operations for properties held for dispositions which are included in PTR's earnings from operations for 1996, 1995 and 1994 were $15.8 million, $15.3 million and $10.5 million, respectively.

PTR's other real estate investments are periodically evaluated for impairment and provisions for possible losses are made if required. As a result of such evaluation, PTR recorded a provision for possible loss of $220,000 and $1,600,000 during 1995 and 1994, respectively, relating to a non-multifamily investment which was subsequently sold in October 1995. Also, during 1995 it was determined that PTR could potentially be liable for certain maintenance items under the terms of a 1993 master lease agreement on a non-multifamily property which resulted in the recording of an estimated provision for loss of $200,000. The recording of a provision for loss has no impact on cash flow from operating activities. As of December 31, 1996, PTR's real estate investments were carried at depreciated cost, which is not in excess of estimated fair market value.

(5) MORTGAGE NOTES RECEIVABLE

Homestead Convertible Mortgage Notes
In connection with the Homestead transaction described in Note 2 and pursuant to fundings which have occurred under the funding commitment agreement, PTR holds Homestead Notes. The Homestead Notes were created under a master facility providing for aggregate fundings of up to $198.8 million in exchange for Homestead Notes with a face amount of up to $221.3 million. Under the terms of the funding commitment agreement, PTR receives approximately $1.00 in principal amount of Homestead Notes for every $.90 funded (i.e., the Homestead Notes are issued at a discount). The discount is amortized into interest income over the term of the Homestead Notes using a method which approximates the effective interest method. Maximum fundings are established for each individual development project and specific liens are recorded to secure payment. The Homestead Notes are cross-collateralized, which enables PTR to foreclose or take possession of any one or more of the underlying properties upon the occurrence of an event of default. The Homestead Notes require semi-annual interest-only payments at 9% per annum of the face amount of the Homestead Notes outstanding, are callable at the option of Homestead after 5 years and mature on October 31, 2006.

The Homestead Notes are convertible into Homestead common stock after March 31, 1997 on the basis of one share of Homestead common stock for every $11.50 of principal amount outstanding, subject to adjustment. The initial value attributed to the conversion feature has been recorded as an additional component of the Homestead Notes' balance and the corresponding discount is being amortized into interest income over the term of the Homestead Notes using a method which approximates the effective interest method. The difference between the fair value of the Homestead Notes (assuming conversion), based upon the trading price of Homestead's common stock on the American Stock Exchange at December 31, 1996, ($18.00) and the amortized cost of the Homestead Notes is reflected as an additional component of the Homestead Notes' balance and as an unrealized holding gain in Shareholders' Equity.

As described in Note 2, PTR also received Homestead warrants in exchange for entering into the funding commitment agreement. The warrants were distributed to PTR shareholders with the Homestead common stock. The value associated with the receipt of the Homestead warrants has been recorded as deferred revenue which is included in accrued expenses and other liabilities in the accompanying 1996 Balance Sheet and is being amortized into interest income using a method which approximates the effective interest method over the term of the Homestead Notes.

The effective interest rate on the Homestead Notes as a percentage of the "funded" balance, including amortization of discount and deferred revenue, is approximately 12.4% per annum (10.7% excluding conversion feature and warrant-related amortization).

                         SECURITY CAPITAL PACIFIC TRUST

Following is a reconciliation of the Homestead Notes' components described above to the amount reflected in the accompanying 1996 Balance Sheet (in thousands).

      Face amount of Homestead Notes              $ 112,639
      Original issue discount                       (11,451)
                                                  ---------
      Amount funded                                 101,188
      Amortization of original issue discount           121
      Conversion feature--initial value               7,933
      Unamortized discount on conversion feature     (7,861)
      Fair value adjustment                          74,923
                                                  ---------
      Carrying value at December 31, 1996         $ 176,304
                                                  =========

As of December 31, 1996, PTR had funded $101.2 million of its funding commitment. This leaves a remaining commitment under the funding commitment agreement of approximately $97.6 million, which will be provided to Homestead to fund developments as needed on development properties contributed by PTR.

Other Mortgage Notes Receivable
The change in investments in other mortgage notes receivable which primarily originated in connection with PTR's sale of non-multifamily communities consisted of the following (in thousands):

                                           ----------------------------

                                     1996        1995        1994
                               ---------   ---------   ---------
      Balances at January 1    $  15,844   $  22,597   $  22,624
      Notes originated                 -       1,538         162
      Reduction of principal      (2,319)     (8,291)       (189)
                               ---------   ---------   ---------
      Balances at December 31  $  13,525   $  15,844   $  22,597
                               =========   =========   =========

Interest rates on mortgage notes receivable range from 7.00% to 10.00% with a weighted-average rate of 8.4%. Maturity dates on mortgage notes receivable range from 1998 to 2008.

(6) BORROWINGS

Credit Facilities
PTR has a $350 million unsecured revolving line of credit with Texas Commerce Bank, National Association ("TCB"), as agent for a group of financial institutions (collectively, the "Lenders"). The line matures August 1998 and may be extended annually for an additional year with the approval of the Lenders. The line of credit bears interest at the greater of prime (8.25% at December 31, 1996) or the federal funds rate plus 0.50% or at PTR's option, LIBOR (5.50% at December 31, 1996) plus 1.125% (6.625% at December 31, 1996).
The spread over LIBOR can vary from LIBOR plus 0.75% to LIBOR plus 1.50% based upon the rating of PTR's senior unsecured debt. Additionally, there is a commitment fee on the average unfunded line of credit balance. The commitment fee was $396,000, $502,000 and $224,000 for 1996, 1995 and 1994, respectively.

A summary of PTR's line of credit borrowings is as follows (dollars in thousands):

                                           ----------------------------

                                                   YEAR ENDED DECEMBER 31,
                                                     1996       1995       1994
                                               ---------  ---------  ---------
      Total line of credit                     $ 350,000  $ 350,000  $ 275,000
      Borrowings outstanding at December 31       99,750    129,000    102,000
      Weighted-average daily borrowings          112,248     51,858     59,890
      Maximum borrowings outstanding at any
       month end                                 188,750    138,000    124,000
      Weighted-average daily nominal interest
       rate                                         7.3%       8.0%       7.0%
      Weighted-average daily effective
       interest rate                                8.8%      11.1%      10.6%
      Weighted-average nominal interest rate
       at
       December 31                                  6.6%       7.3%       7.8%

                        SECURITY CAPITAL PACIFIC TRUST

On September 9, 1996, PTR entered into a short-term, unsecured, borrowing agreement with TCB. The loan matures September 9, 1997 and bears interest at an overnight rate, which has ranged from 5.80% to 7.50%. At December 31, 1996, there was $10.5 million of borrowings outstanding under this agreement.

Long-Term Debt
As of December 31, 1996, PTR has issued a total of $580 million of long-term unsecured senior notes ("Notes"), which bear interest at specified rates per annum, payable semi-annually. Funds from such issuances were used primarily for acquisition, development and renovation of multifamily communities and to repay revolving credit balances incurred for such purposes. The following table summarizes the Notes:

-------------------------------------------------------------------------------

                      ISSUANCE         AVERAGE EFFECTIVE
                           AND            INTEREST RATE,
                   OUTSTANDING        INCLUDING OFFERING          ORIGINAL   PRINCIPAL
                     PRINCIPAL COUPON      DISCOUNTS AND MATURITY     LIFE     PAYMENT
DATE OF ISSUANCE        AMOUNT   RATE     ISSUANCE COSTS     DATE  (YEARS) REQUIREMENT
----------------  ------------ ------ ------------------ -------- -------- -----------
10/21/96          $ 15 million 6.600%             7.030% 10/15/99   3.00       (1)
10/21/96            20 million 6.950              7.400  10/15/02   6.00       (1)
10/21/96            20 million 7.150              7.500  10/15/03   7.00       (1)
10/21/96            20 million 7.250              7.630  10/15/04   8.00       (1)
10/21/96            20 million 7.300              7.640  10/15/05   9.00       (1)
10/21/96            20 million 7.375              7.685  10/15/06  10.00       (1)
10/21/96            15 million 6.500              6.750  10/15/26  30.00       (1)
                  ------------ ------             ------           -----
Subtotal/Average  $130 million 7.350%             7.500%            6.85
                  ------------ ------             ------           -----
8/6/96            $ 20 million 7.550%             7.680%   8/1/08  12.00       (1)
8/6/96              20 million 7.625              7.730    8/1/09  13.00       (1)
8/6/96              20 million 7.650              7.770    8/1/10  14.00       (1)
8/6/96              20 million 8.100              8.210    8/1/15  19.00       (1)
8/6/96              20 million 8.150              8.250    8/1/16  20.00       (1)
                  ------------ ------             ------           -----
Subtotal/Average  $100 million 7.840%             7.950%           15.60
                  ------------ ------             ------           -----
2/23/96           $ 50 million 7.150%             7.300%  2/15/10  10.50       (2)
2/23/96            100 million 7.900              8.030   2/15/16  18.00       (3)
                  ------------ ------             ------           -----
Subtotal/Average  $150 million 7.710%             7.840%           15.50
                  ------------ ------             ------           -----
2/8/94            $100 million 6.875%             6.978%  2/15/08  10.50       (4)
2/8/94             100 million 7.500              7.653   2/15/14  18.00       (5)
                  ------------ ------             ------           -----
Total/Average     $200 million 7.240%             7.370%           14.25
                  ------------ ------             ------           -----
Grand
 Total/Average    $580 million 7.500%             7.620%           12.03
                  ============ ======             ======           =====

--------
(1) Entire principal amount due at maturity.
(2) These Notes require aggregate annual principal payments of $6.25 million commencing in 2003.
(3) These Notes require aggregate annual principal payments of $10 million in 2011, $12.5 million in 2012, $15 million in 2013, $17.5 million in 2014, $20 million in 2015 and $25 million in 2016.
(4) These Notes require annual principal payments of $12.5 million commencing in 2001.
(5) These Notes require aggregate annual principal payments of $10 million in 2009, $12.5 million in 2010, $15 million in 2011, $17.5 million in 2012, $20 million in 2013, and $25 million in 2014.

The Notes, other than the $15 million of 6.500% Notes issued October 21, 1996 and due 2026 (the "6.500% Notes"), are redeemable any time at the option of PTR, in whole or in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relating to market yields available at redemption. The 6.500% Notes may be repaid on October 15, 1999 at the option of the holders at their full principal amount together with accrued interest. If the holders do not exercise their right to require PTR to repay the 6.500% Notes on October 15,

                         SECURITY CAPITAL PACIFIC TRUST

1999, they may be repaid at the option of PTR, in whole or in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relating to market yields available at redemption. The Notes are governed by the terms and provisions of an indenture agreement.

Mortgages Payable
Mortgages payable at December 31, 1996 consisted of the following (dollar amounts in thousands):

                     ----------------------------------------------------------

                                                          BALLOON    PRINCIPAL    PRINCIPAL
                           EFFECTIVE  SCHEDULED PERIODIC  PAYMENT   BALANCE AT   BALANCE AT
                            INTEREST   MATURITY  PAYMENT   DUE AT DECEMBER 31, DECEMBER 31,
        COMMUNITY            RATE(1)       DATE    TERMS MATURITY         1996         1995
        ---------          ---------  --------- -------- -------- ------------ ------------
CONVENTIONAL FIXED RATE:
  Knight's Castle                N/A   10/01/96      (7)      N/A     $      -     $  7,609
  Tigua Village                 9.90%  05/01/97      (2)      677          683          694
  Chasewood                      N/A   06/01/97      (7)      N/A            -        9,485
  Presidio at South
   Mountain                      N/A   10/01/97      (7)      N/A            -       14,593
  Silvercliff                   7.66   11/10/97      (2)    7,304        7,382        7,469
  Braeswood Park                7.51   01/01/98      (2)    6,635        6,761        6,889
  Seahawk                       8.05   01/10/98      (2)    5,350        5,427        5,505
  La Tierra at the Lakes        7.89   12/01/98      (2)   25,105       26,019       26,444
  Windsail                      8.88   02/01/99      (2)    4,675        4,798        4,843
  Clubhouse                     8.75   12/01/99      (2)    5,501        5,831            -
  Greenpointe                   8.50   03/01/00      (3)    3,410        3,638        3,696
  Mountain Shadow               8.50   03/01/00      (3)    3,130        3,340        3,394
  Sunterra                      8.25   03/01/00      (3)    7,612        8,138        8,274
  Brompton Court                8.39   09/01/00      (2)   13,340       14,318       14,543
  Spring Park                    N/A   09/27/00      (7)      N/A            -        4,293
  Park Place I                   N/A   11/01/00      (7)      N/A            -        3,515
  Park Place II                  N/A   11/01/00      (7)      N/A            -        3,517
  Treat Commons                 7.50   09/14/01      (2)    6,578        7,192        7,296
  El Dorado                     7.59   10/01/02      (2)   15,527       16,718            -
  Ashton Place                  7.75   10/01/23      (3)      N/A       47,342            -
  Double Tree II                8.25   05/01/33      (3)      N/A        4,750        4,770
                                                                   ---------    ---------
                                                                       162,337      136,829
TAX-EXEMPT FIXED RATE(4):
  Cherry Creek                  8.11   11/01/01      (2)    2,630        4,000        4,210
  Fox Creek                     8.71   05/01/97      (2)    4,246        4,236            -
  Summertree                    6.65   12/15/18      (2)    4,435        4,435            -
  Redwood Shores                5.53   10/01/08      (2)   16,820       25,220            -
                                                                   ---------    ---------
                                                                        37,891        4,210
TAX-EXEMPT FLOATING
 RATE(4):
  Apple Creek                   6.48   09/01/07      (5)   11,100       11,100       11,100
COMBINED(6):
  Las Flores                    8.42   06/01/24      (3)      N/A        5,860        5,915
                                                                   ---------    ---------
    Total/Average Mortgage
     Debt                       7.60%                               $217,188     $158,054
                                ====                               =========    =========

                         SECURITY CAPITAL PACIFIC TRUST

--------
(1) Represents the effective interest rate, including loan cost amortization and other ongoing fees and expenses, as of December 31, 1996.
(2) Amortizing monthly with a balloon payment due at maturity.
(3) Fully amortizing.
(4) Tax-exempt rates include credit enhancement and other bond-related costs, where applicable.
(5) Monthly payments are interest only until maturity and the interest rate is adjusted weekly by the remarketing agent. Weighted-average daily interest rate was 5.97% for 1996. Mortgage is secured by a letter of credit of $11.4 million. The fee for this letter of credit is 5.05% per annum of the outstanding mortgage payable balance.
(6) In 1990, the Las Flores apartments were refinanced pursuant to multifamily bonds aggregating $6.2 million. The bonds consist of $4.5 million Series A tax exempt fixed rate bonds and $1.7 million Series B taxable fixed rate bonds. The bonds are guaranteed by the GNMA mortgage-backed securities program.
(7) Mortgage was prepaid during 1996.

The changes in mortgages payable during the past three years consisted of the following (in thousands):

                                           ----------------------------

                                                  1996        1995        1994
                                            ---------   ---------   ---------
      Balances at January 1                  $158,054    $ 93,624     $48,872
        Notes originated or assumed           104,176      66,481      56,624
        Principal payments and prepayments    (45,042)     (2,051)    (11,872)
                                            ---------   ---------   ---------
      Balances at December 31                $217,188    $158,054     $93,624
                                            =========   =========   =========

Scheduled Debt Maturities
Approximate principal payments due during each of the years in the 20-year period ending December 31, 2016 are as follows (in thousands):

                       ------------------------------------------------

                              UNSECURED                SHORT TERM
                              LONG-TERM      UNSECURED  BORROWING
                   MORTGAGES       DEBT LINE OF CREDIT AGREEMENT       TOTAL
                  ---------  ---------  -------------- ---------- ---------
      1997          $ 15,266  $      -      $     -      $10,450   $ 25,716
      1998            40,012         -       99,750            -    139,762
      1999            12,790    30,000            -            -     42,790
      2000            29,799         -            -            -     29,799
      2001            11,280    12,500            -            -     23,780
      2002            17,348    32,500            -            -     49,848
      2003             1,752    38,750               -         -     40,502
      2004             1,903    38,750            -            -     40,653
      2005             2,066    38,750            -            -     40,816
      2006             2,241    38,750            -            -     40,991
      2007            13,528    18,750            -            -     32,278
      2008            18,863    38,750            -            -     57,613
      2009             1,603    36,250            -            -     37,853
      2010             1,732    38,750            -            -     40,482
      2011             1,871    25,000            -            -     26,871
      2012             2,022    30,000            -            -     32,022
      2013             2,185    35,000            -            -     37,185
      2014             2,361    42,500            -            -     44,861
      2015             2,551    40,000            -            -     42,551
      2016             2,756    45,000            -            -     47,756
      Thereafter      33,259         -            -            -     33,259
                  ---------  ---------    ---------    ---------  ---------
      Total:       $217,188   $580,000      $99,750      $10,450   $907,388
                  =========  =========    =========    =========  =========

                         SECURITY CAPITAL PACIFIC TRUST

Covenants
PTR's debt instruments generally contain certain covenants common to the type of facility or borrowing, including financial covenants establishing minimum debt service coverage ratios and maximum loan to value ratios. PTR was in compliance with all covenants pertaining to its debt instruments at December 31, 1996.

(7) DISTRIBUTIONS

PTR's distribution strategy is to distribute what it believes is a conservative percentage of cash flow while maintaining its status as a REIT which generally requires annual distributions of at least 95% of PTR's taxable income.

PTR announces the following year's projected annual distribution level after the Board's annual budget review and approval in December of each year. At its December 10, 1996 Board meeting, the Board announced an increase in the annual distribution level from $1.24 to $1.30 per Common Share and declared the first quarter 1997 distribution of $0.325 per Common Share. The first quarter distribution was paid on February 20, 1997 to shareholders of record on February 7, 1997. The payment of distributions is subject to the discretion of the Board and is dependent upon the financial condition and operating results of PTR.

Pursuant to the terms of the Preferred Shares, PTR is restricted from declaring or paying any distribution with respect to its Common Shares unless all cumulative distributions with respect to the Preferred Shares have been paid and sufficient funds have been set aside for Preferred Share distributions that have been declared.

PTR made total cash distributions of $1.24 per Common Share in 1996, $1.15 per Common Share in 1995 and $1.00 per Common Share in 1994. In addition, on November 12, 1996, PTR distributed 0.125694 shares of Homestead common stock and warrants to purchase 0.084326 shares of Homestead common stock per Common Share in the Homestead Distribution to each holder of record of Common Shares on October 29, 1996.

For federal income tax purposes, the following summarizes the taxability of cash distributions paid on the Common Shares in 1995 and 1994 and the estimated taxability for 1996:

                                           ----------------------------

                                 1996       1995       1994
                           ---------  ---------  ---------
      Per Common Share
        Ordinary income        $0.61      $0.92      $0.68
        Capital gains           0.11          -          -
        Return of capital       0.52       0.23       0.32
                           ---------  ---------  ---------
          Total                $1.24      $1.15      $1.00
                           =========  =========  =========

The Homestead securities distributed by PTR to each holder of Common Shares in the Homestead Distribution were valued at $2.16 per PTR Common Share for federal income tax purposes, of which $1.06 was taxable as ordinary income, $0.19 was taxable as a capital gain and $0.91 was treated as a return of capital.

On July 21, 1994, in addition to the normal Common Share distributions paid, PTR redeemed the shareholder purchase rights issued pursuant to the Rights Agreement dated as of February 23, 1990, as amended. Pursuant to the redemption, each holder of record at the close of business on July 21, 1994 was entitled to receive $0.01 per shareholder purchase right. The redemption price was paid on August 12, 1994 and was taxable as ordinary income for federal income tax purposes.

                         SECURITY CAPITAL PACIFIC TRUST

For federal income tax purposes, the following summaries reflect the taxability of dividends paid on Series A Preferred Shares and Series B Cumulative Redeemable Preferred Shares ("Series B Preferred Shares"), respectively, for periods prior to 1996 and the estimated taxability for 1996. The Series A and Series B Preferred Shares are discussed in Note 8.

                                           ----------------------------

                                           1996       1995       1994
                                     ---------  ---------  ---------
      Per Series A Preferred Share:
        Ordinary income                  $1.47      $1.75      $1.75
        Capital gains                     0.28          -          -
        Return of capital                    -          -          -
                                     ---------  ---------  ---------
          Total                          $1.75      $1.75      $1.75
                                     =========  =========  =========
                                                   DATE OF
                                                  ISSUANCE
                                                        TO
                                           1996   12/31/95
                                     ---------  ---------
      Per Series B Preferred Share:
        Ordinary income                  $1.89    $1.3625
        Capital gains                     0.36          -
                                     ---------  ---------
          Total                          $2.25    $1.3625
                                     =========  =========

Due to the increase in the conversion ratio (Note 8) resulting from the Homestead Distribution to holders of Common Shares, holders of Series A Preferred Shares were deemed to have received a distribution of $2.43 on November 12, 1996 for federal income tax purposes. Of this amount, $1.19 was taxable as ordinary income, $0.22 was taxable as a capital gain and $1.02 was treated as a return of capital.

PTR's tax return for the year ended December 31, 1996 has not been filed, and the taxability information for 1996 is based upon the best available data. PTR's tax returns for prior years have not been examined by the Internal Revenue Service and, therefore, the taxability of the dividends is subject to change.

(8) SHAREHOLDERS' EQUITY

Shares of Beneficial Interest
At December 31, 1996, 150,000,000 shares of beneficial interest, par value $1.00 per share, were authorized. The Board is authorized to issue, from the authorized but unissued shares of PTR, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each series.

Series A Preferred Shares
The Series A Preferred Shares issued in November 1993 have a liquidation preference of $25.00 per share for an aggregate liquidation preference at December 31, 1996 of $162.4 million plus any accrued but unpaid distributions. Holders of the Series A Preferred Shares are entitled only to limited voting rights under certain conditions. During 1996, 2,705,000 of PTR's Series A Preferred Shares were converted, at the option of the holders, into 3,294,000 Common Shares (an implied conversion ratio of 1.2178 Common Shares for each Series A Preferred Share, which is a combination of the original conversion ratio of 1.2162 and the adjusted ratio discussed below).

As a result of the Homestead Distribution, PTR adjusted the conversion price of its Series A Preferred Shares, effective as of the opening of business on October 30, 1996, from $20.556 to $18.561 per Common Share (a conversion ratio of 1.3469 Common Shares for each Series A Preferred Share), as required by the Articles Supplementary governing the Series A Preferred Shares. Distributions on the Series A Preferred Shares are cumulative in an amount per share equal to the greater of $1.75 per annum or the annualized quarterly PTR distribution rate on the Common Shares into which the Series A Preferred Shares are convertible. The Series A Preferred Share dividends are payable quarterly in arrears on the last day of March, June, September and December

                         SECURITY CAPITAL PACIFIC TRUST
of each year. Based on the projected 1997 distribution level of $1.30 per Common Share, the projected 1997 dividend on the Series A Preferred Shares is $1.751 per share. The Series A Preferred Shares are redeemable at the option of PTR after November 30, 2003.

Series B Preferred Shares
The Series B Preferred Shares issued in May 1995 have a liquidation preference of $25.00 per share for an aggregate liquidation preference of $105.0 million plus any accrued but unpaid distributions. The net proceeds (after underwriting commissions and other offering costs) to PTR from the sale of the Series B Preferred Shares were $101.4 million. On and after May 24, 2000, the Series B Preferred Shares may be redeemed for cash at the option of PTR, in whole or in part, at a redemption price of $25.00 per share plus accrued and unpaid distributions, if any, to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of PTR, which may include shares of other series of preferred shares. The holders of the Series B Preferred Shares have no preemptive rights with respect to any shares of the capital securities of PTR or any other securities of PTR convertible into or carrying rights or options to purchase any such shares. The Series B Preferred Shares have no stated maturity and are not subject to any sinking fund or other obligation of PTR to redeem or retire the Series B Preferred Shares and are not convertible into any other securities of PTR. In addition, holders of the Series B Preferred Shares are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9% of the liquidation preference per annum (equivalent to $2.25 per share). Such distributions are cumulative from the date of original issue and are payable quarterly in arrears on the last day of each March, June, September and December.

Series A Preferred Shares and Series B Preferred Shares are collectively referred to as "Preferred Shares." The net proceeds from the sale of Preferred Shares were used primarily for the acquisition, development and renovation of multifamily communities, and to repay revolving credit balances incurred for such purposes.

Both series of Preferred Shares rank on a parity as to distributions and liquidation proceeds.

All dividends due and payable on Preferred Shares have been accrued and paid as of the end of each fiscal year and, accordingly, are reflected in the accompanying financial statements.

Option Plan
In January 1987, PTR adopted its Share Option Plan for Outside Trustees (the "1987 Plan"). There are 200,000 Common Shares reserved for issuance upon exercise of options which could have been granted to independent Trustees under the 1987 Plan. All options granted are for a term of five years and are exercisable in whole or in part. The exercise price of the options granted may not be less than the fair market value on the date of grant. At December 31, 1996, there were 32,000 options for Common Shares outstanding and exercisable under the 1987 Plan at exercise prices ranging from $10.625 to $21.50 per Common Share. No further options may be granted under the 1987 Plan.

Outstanding Warrants
As a result of the Merger discussed in Note 3, warrants to acquire 140,530 Common Shares at an exercise price of $14.21 per share were outstanding as of December 31, 1996. These warrants are subject to adjustment to prevent dilution and expire on November 8, 1999.

Ownership Restrictions and Significant Shareholder
PTR's Restated Declaration of Trust and the Articles Supplementary governing the Preferred Shares restrict beneficial ownership (or ownership generally attributed to a person under the REIT tax rules) of PTR's outstanding shares by a single person, or persons acting as a group, to 9.8% of the Common Shares and 25% of each series of Preferred Shares. The purpose of these provisions are to assist in protecting and preserving PTR's REIT status and to protect the interests of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For PTR to qualify as a REIT under the Internal Revenue Code of 1986, as amended, not more than 50% in value of its outstanding capital shares

                         SECURITY CAPITAL PACIFIC TRUST
may be owned by five or fewer individuals at any time during the last half of PTR's taxable year. The provision permits five persons to acquire up to a maximum of 9.8% each of the Common Shares, or an aggregate of 49% of the outstanding Common Shares, and thus assists the Trustees in protecting and preserving PTR's REIT status for tax purposes.

Common Shares owned by a person or group of persons in excess of the 9.8% limit are subject to redemption by PTR. The provision does not apply where a majority of the Board, in its sole and absolute discretion, waives such limit after determining that the eligibility of PTR to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of PTR as a REIT is advantageous to the shareholders.

The Board has permitted Security Capital, the owner of the REIT Manager (see
Note 9), to acquire up to 49% of PTR's fully converted Common Shares. Security Capital Group's ownership of Common Shares is attributed for tax purposes to its shareholders. Security Capital Group owned 36.3% of PTR's total outstanding Common Shares at December 31, 1996. Pursuant to an agreement between Security Capital Group and PTR, Security Capital Group has agreed to acquire no more than 49% of the fully converted Common Shares except pursuant to an all-cash tender offer for all Common Shares held open for 90 days. Security Capital Group would have no limitation on making a tender offer if an unrelated third party commences such a tender offer.

Purchase Rights
In 1994, the Board authorized the distribution of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding at the close of business on July 21, 1994. Holders of additional Common Shares issued after July 21, 1994 and prior to the expiration of the Purchase Rights on July 21, 2004 will be entitled to one Purchase Right for each additional Common Share.

Each Purchase Right entitles the holder under certain circumstances to purchase from PTR one one-hundredth of a share of a series of Junior Participating Preferred Shares, par value $1.00 per share (the "Participating Preferred Shares"), at a price of $60.00 per one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons acquires beneficial ownership of 20% or more of the fully converted Common Shares (49% in the case of Security Capital Group and certain defined affiliates), commences or announces a tender offer or exchange offer which would result in the beneficial ownership by a person or group of persons of 25% or more of the outstanding Common Shares (49% in the case of Security Capital Group and certain defined affiliates) or files or announces their intention to file with any regulatory authority an application seeking approval of any transaction which would result in the beneficial ownership by a person of 25% or more of the outstanding Common Shares (49% in the case of Security Capital Group and certain defined affiliates). Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of PTR pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights will expire in July 2004 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of PTR or any other form of consideration determined by the Board.

Shelf Registration
On September 27, 1996, PTR filed a $300 million shelf registration statement with the Securities and Exchange Commission. These securities can be issued in the form of unsecured debt and preferred shares of beneficial interest on an as-needed basis, subject to PTR's ability to effect an offering on satisfactory terms. As of December 31, 1996, $170 million in securities were available to be issued under this shelf registration.

                         SECURITY CAPITAL PACIFIC TRUST

(9) REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

Effective March 1, 1991, PTR entered into a REIT management agreement (the "REIT Management Agreement") with Security Capital Pacific Incorporated (the "REIT Manager"), pursuant to which the REIT Manager assumed day-to-day management of PTR. All officers of PTR are employees of the REIT Manager and PTR currently has no employees. The REIT Manager provides both strategic and day-to-day management services to PTR, including research, investment analysis, acquisition, development, dispositions, property management, capital markets, legal, accounting and other administrative services. The REIT Manager is a wholly owned subsidiary of Security Capital Group (see Note 8).

The REIT Management Agreement requires PTR to pay a base annual fee of $855,000 plus 16% of cash flow as defined in the REIT Management Agreement in excess of $4,837,000, payable monthly. In the REIT Management Agreement, cash flow is calculated by reference to PTR's cash flow from operations plus (i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Trustees of PTR and (iii) 33% of any interest paid by PTR on convertible subordinated debentures (of which there has been none since inception of the REIT Management Agreement); and after deducting (i) regularly scheduled principal payments (excluding prepayments or balloon payments) for debt with commercially reasonable amortization schedules, (ii) actual or assumed principal and interest payments on long-term debt, (iii) interest income received in connection with the Homestead Notes resulting from the Homestead transaction discussed in Notes 2 and 5 and (iv) distributions actually paid with respect to any nonconvertible preferred shares of beneficial interest of PTR. The REIT Management Agreement provides that the long-term unsecured debt described in Note 6 is treated as if it had regularly scheduled principal and interest payments similar to a 20-year, level monthly payment, fully amortizing mortgage, and the assumed principal and interest payments are deducted from cash flow in determining the fee. Cash flow does not include dividend and interest income from PTR Development Services, realized gains or losses from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of 0.25% per year on the average daily balance of cash equivalent investments.

PTR is obligated to reimburse the REIT Manager for certain expenses incurred by the REIT Manager on behalf of PTR relating to PTR's operations, consisting primarily of external professional fees, offering costs and travel expenses.

The REIT Management Agreement is renewable by PTR annually, subject to a determination by the independent Trustees (who receive performance benchmark information verified by an independent third party) that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of PTR and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice.

SCG Realty Services Incorporated ("SCG Realty Services"), a subsidiary of Security Capital, has managed and currently manages a substantial majority of PTR's operating multifamily communities (91.3% as of January 29, 1997, based on total expected investment). Homestead Realty Services Incorporated ("Homestead Realty Services"), a subsidiary of Security Capital, managed all of PTR's operating Homestead Village(R) extended-stay lodging assets through October 17, 1996 (See Note 2).

PTR recently announced that it received a proposal from Security Capital to exchange the REIT Manager and SCG Realty Services for Common Shares. As a result of the proposed transaction, PTR would become an internally managed REIT and Security Capital would remain PTR's largest shareholder. The Board has formed a special committee comprised of independent Trustees to review the proposed transaction. The proposed transaction is subject to approval by both the special committee and the full Board. If the Board approves the transaction, a proxy statement, subject to review by the Securities and Exchange Commission, will be mailed to PTR's common shareholders prior to a shareholder vote on the proposed transaction.

                         SECURITY CAPITAL PACIFIC TRUST

(10) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data (in thousands except per share amounts) for 1996 and 1995 is as follows:

                               ------------------------------------------------

                                    THREE MONTHS ENDED                    YEAR
                        -------------------------------------------      ENDED
                              3-31       6-30       9-30      12-31      12-31
                        ---------  ---------  ---------  ---------  ---------
1996:
  Rental income           $75,809    $79,491    $84,802    $81,944   $322,046
                        =========  =========  =========  =========  =========
  Earnings from
   operations             $22,920    $24,462    $24,718    $21,989   $ 94,089
  Gain on sale of
   investments, net         2,923      5,160     25,257      4,152     37,492
  Less extraordinary
   item--loss on early
   extinguishment of
   debt                         -        870          -          -        870
  Less preferred share
   dividends                6,388      6,386      6,182      5,211     24,167
                        ---------  ---------  ---------  ---------  ---------
  Net earnings
   attributable to
   Common Shares          $19,455    $22,366    $43,793    $20,930   $106,544
                        =========  =========  =========  =========  =========
  Net earnings per
   Common Share:
    Primary               $  0.27    $  0.31    $  0.60    $  0.28   $   1.46
                        =========  =========  =========  =========  =========
    Fully-diluted         $     -    $     -    $   .57    $     -   $      -
                        =========  =========  =========  =========  =========
  Weighted-average
   Common Shares:
    Primary                72,211     72,223     72,628     75,147     73,057
                        =========  =========  =========  =========  =========
    Fully-diluted               -          -     83,217          -          -
                        =========  =========  =========  =========  =========
1995:
  Rental income           $53,518    $65,719    $70,176    $73,060   $262,473
                        =========  =========  =========  =========  =========
  Earnings from
   operations             $14,540    $20,806    $23,203    $23,147   $ 81,696
  Gain on sale of
   investments, net             -          -          -      2,623      2,623
  Less preferred share
   dividends                4,025      5,023      6,387      6,388     21,823
                        ---------  ---------  ---------  ---------  ---------
  Net earnings
   attributable to
   Common Shares          $10,515    $15,783    $16,816    $19,382   $ 62,496
                        =========  =========  =========  =========  =========
  Primary and fully-
   diluted net earnings
   per Common Shares      $  0.20    $  0.22    $  0.23    $  0.27   $   0.93
                        =========  =========  =========  =========  =========
  Weighted-average
   Common Shares
   outstanding             51,485     72,027     72,211     72,211     67,052
                        =========  =========  =========  =========  =========


(11) COMMITMENTS AND CONTINGENCIES

PTR is a party to various claims and routine litigation arising in the ordinary course of business. PTR does not believe that the results of any of such claims and litigation, individually or in the aggregate, will have a material adverse effect on its business, financial position or results of operations.

PTR is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence investigation procedures, PTR has conducted Phase I environmental assessments on each property prior to acquisition since 1984. The cost of complying with environmental regulations was not material to PTR's results of operations for any of the years in the three-year period ended December 31, 1996. PTR is not aware of any environmental condition on any of its communities which is likely to have a material adverse effect on PTR's financial condition or results of operations.

See Notes 4 and 5 for development and acquisition commitments.

                         SECURITY CAPITAL PACIFIC TRUST

(12) FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value of financial instruments was determined by PTR based on available market information and valuation methodologies believed to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that PTR could realize upon disposition.

As of December 31, 1996 and 1995, the carrying amount of certain financial instruments employed by PTR, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses were representative of their fair values because of the short-term maturity of these instruments. Similarly, the carrying value of lines of credit balances approximates fair value as of those dates since the interest rate fluctuates based on published market rates. As discussed in Note 5, the Homestead Notes outstanding at December 31, 1996 are reflected at fair value in the accompanying balance sheet. PTR believes the carrying value of the other mortgage notes receivable approximates fair value. As of December 31, 1996 and 1995, based on the borrowings available to PTR, the carrying value of the long-term debt and mortgages was a reasonable estimation of their fair values.

Derivative Financial Instruments
PTR has only limited involvement with derivative financial instruments and does not use them for trading purposes. PTR occasionally utilizes derivative financial instruments as hedges in anticipation of future transactions to manage well-defined interest rate risk.

In anticipation of a 1997 debt offering, PTR entered into interest rate contracts in 1996 with notional amounts aggregating $50 million which PTR plans to terminate when the anticipated offering is completed. As of December 31, 1996, the fair value of these interest rate contracts was an unrealized loss of approximately $831,000 (approximately $69,250 as of March 10, 1997) based on quoted market prices or estimates obtained from brokers. There were no derivative financial instruments outstanding as of December 31, 1995.

(13) SUBSEQUENT EVENT

On March 10, 1997, PTR borrowed $60 million under a short-term borrowing agreement with a financial institution. The loan matures on September 10, 1997, but provides for early repayment at PTR's option on the 10th day of each month during the term. Interest is payable monthly at an annual rate of LIBOR plus 0.60% (6.0375% at March 10, 1997). These proceeds were used to pay down PTR's $350 million line of credit which had an outstanding balance of $151.5 million after the paydown on March 10, 1997.

                                                                    SCHEDULE III

                         SECURITY CAPITAL PACIFIC TRUST

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996

                 --------------------------------------------------------------

                                                                GROSS AMOUNT AT WHICH
                                                               CARRIED AT DECEMBER 31,
                             INITIAL COST TO PTR       COSTS            1996
                             ------------------- CAPITALIZED ---------------------------
                                       BUILDINGS      SUBSE-           BUILDINGS            ACCUMU-      CON-
                      ENCUM-                 AND    QUENT TO                 AND          LATED DE- STRUCTION     YEAR
     PROPERTIES      BRANCES   LAND IMPROVEMENTS ACQUISITION   LAND IMPROVEMENTS  TOTALS PRECIATION      YEAR ACQUIRED
     ----------      ------- ------ ------------ ----------- ------ ------------ ------- ---------- --------- --------
                                                              (IN THOUSANDS)
MULTIFAMILY:
Albuquerque, New
 Mexico:
 Commanche Wells     $    -  $  719   $ 4,072      $   374   $  719   $ 4,445    $ 5,164   $  331     1985      1994
 Corrales Pointe          -     944     5,351          516      944     5,867      6,811      507     1986      1993
 Entrada Pointe           -   1,014     5,744          918    1,014     6,662      7,676      518     1986      1994
 La Paloma                -   4,135         -       19,039    4,135    19,039     23,174    1,073     1996      1993
 La Ventana               -   2,210         -       13,117    2,657    12,670     15,327      387     1996      1994
 Pavilions                -   2,182     7,624        5,632    2,182    13,256     15,438    1,864       (a)       (a)
 Sandia Ridge             -   1,339     5,358          959    1,339     6,317      7,656      898     1986      1992
 Vistas at Seven Bar
  Ranch (g)               -   2,597         -       19,277    2,597    19,277     21,874      243     1996      1994
 Vista Del Sol            -   1,105     4,419          544    1,105     4,963      6,068      165     1987      1993
 Wellington Place         -   1,881     7,523        1,052    1,881     8,575     10,456      701     1981      1993
 Telegraph Hill           -   1,216     6,889          140    1,216     7,029      8,245       48     1986      1996
Austin, Texas:
 Anderson Mill Oaks       -   1,794    10,165          600    1,794    10,764     12,558      912     1984      1993
 Cannon Place             -   1,220     4,879          747    1,220     5,626      6,846      459     1984      1993
 Estates of Gracy
  Farms (g)               -     788         -          453      788       453      1,241       (b)      (b)     1993
 Hunters' Run             -   1,400         -       10,080    1,400    10,080     11,480      516     1995      1993
 Hunters' Run II          -     797         -        7,479      797     7,479      8,276      115     1996      1995
 Monterey Ranch
  Village II              -   1,151         -       22,889    1,151    22,889     24,040      291     1996      1993
 The Ridge                -   1,669     6,675        2,296    1,669     8,971     10,640      826     1978      1993
 Rock Creek               -   1,311     7,431        1,504    1,311     8,935     10,246      741     1979      1993
 Saddlebrook              -     800         -       12,521      800    12,521     13,321    1,184     1994      1992
 Shadowood                -   1,197     4,787          638    1,197     5,425      6,622      476     1985      1993
Dallas, Texas:
 Apple Ridge              -   1,986     7,942        1,223    1,986     9,165     11,151      736     1984      1993
 Custer Crossing          -   1,532     8,683          340    1,532     9,023     10,555      758     1985      1993
 Park Meadows (g)         -   1,373         -        4,625    1,373     4,624      5,997       (b)      (b)     1996
 Post Oak Ridge           -   2,137    12,111        1,024    2,137    13,135     15,272    1,096     1983      1993
 Quail Run                -   1,613     9,140          459    1,613     9,599     11,212      801     1983      1993
 Summerstone              -   1,028     5,823          251    1,028     6,074      7,102      516     1983      1993
 Timber Ridge             -     997     5,651          470      997     6,121      7,118      363     1984      1994
 Timber Ridge II (g)      -     675         -          567      675       567      1,242       (b)      (b)     1996
 Woodland Park            -   1,386     5,543          435    1,386     5,978      7,364      482     1986      1993
Denver, Colorado:
 Cambrian                 -   2,256     9,026          877    2,256     9,903     12,159      909     1983      1993
 The Cedars               -   3,128    12,512        1,785    3,128    14,297     17,425    1,330     1984      1993
 Fox Creek I              -   1,167     4,669          615    1,167     5,284      6,451      423     1984      1993
 Fox Creek II             -       -         -          217        -       217        217       (b)      (b)     1995
 Hickory Ridge            -   4,402    17,607        1,578    4,402    19,185     23,587    2,112     1984      1992
 Reflections I            -   1,591     6,362          940    1,591     7,301      8,892      675     1980      1993
 Reflections II           -     805         -       11,530      805    11,530     12,335      335     1996      1993
 Silvercliff          7,382   2,410    13,656          332    2,410    13,988     16,398    1,031     1991      1994
 Sunwood                  -   1,030     4,596          606    1,030     5,202      6,232      570     1981      1992
El Paso, Texas:
 Acacia Park              -   1,130         -       13,151    1,130    13,151     14,281      760     1995      1993
 Cielo Vista              -   1,111     4,445        3,368    1,111     7,813      8,924      519     1962      1993
 The Crest at Shadow
  Mountain                -     865         -        7,152      865     7,152      8,017    1,106     1991      1992
 Double Tree              -   1,106     4,423          708    1,106     5,130      6,236      488     1980      1993
 Las Flores           5,860     625     6,624        1,253      625     7,877      8,502    3,368       (c)       (c)
 Mountain Village         -   1,203     4,824        1,410    1,203     6,234      7,437      991     1982      1992
 The Patriot              -   1,027         -       11,204    1,027    11,204     12,231      485     1996      1993

                ---------------------------------------------------------------

                                                                    GROSS AMOUNT AT WHICH
                             INITIAL COST TO PTR       COSTS CARRIED AT DECEMBER 31, 1996
                            -------------------- CAPITALIZED ----------------------------
                                       BUILDINGS      SUBSE-            BUILDINGS            ACCUMU-       CON-
                     ENCUM-                  AND    QUENT TO                  AND          LATED DE-  STRUCTION      YEAR
    PROPERTIES      BRANCES    LAND IMPROVEMENTS ACQUISITION    LAND IMPROVEMENTS  TOTALS PRECIATION       YEAR  ACQUIRED
    ----------      ------- ------- ------------ ----------- ------- ------------ ------- ----------  ---------  --------
 Park Place          $    - $   992      $ 7,409     $   416 $   992      $ 7,825 $ 8,817     $1,708         (d)       (d)
 The Phoenix              -     454            -      10,234     454       10,234  10,688      1,136       1993      1993
 Shadow Ridge             -   1,524        3,993       6,864   1,524       10,857  12,381      1,190         (e)       (e)
 Tigua Village          683     161          146       2,109     161        2,255   2,416      1,228         (f)       (f)
Houston, Texas:
 American Rice            -  13,162            -         254  13,162          254  13,416         (b)        (b)     1996
 Beverly Palms            -   1,393        7,893         919   1,393        8,812  10,205        647       1970      1994
 Braeswood Park       6,761   1,861       10,548         195   1,861       10,743  12,604        912       1984      1993
 Brompton Court      14,318   4,058       22,993       4,393   4,058       27,386  31,444      1,830       1972      1994
 Cranbrook Forest         -   1,326        5,302         329   1,326        5,631   6,957        463       1984      1993
 Memorial Heights I       -   3,169            -      15,273   3,169       15,273  18,442        290       1996      1996
 Memorial Heights
  II                      -   9,164            -         475   9,164          475   9,639         (b)        (b)     1996
 Oaks at Medical
  Center I                -   4,210            -      14,201   4,210       14,201  18,411        347         (b)     1994
 Oaks at Medical
  Center II               -   3,368            -       2,044   3,368        2,044   5,412         (b)        (b)     1994
 Pineloch                 -   1,980       11,221         558   1,980       11,779  13,759        988       1984      1993
 Plaza Del Oro            -   1,713        9,706         658   1,713       10,364  12,077        710       1984      1994
 Seahawk              5,427   1,258        7,125         362   1,258        7,487   8,745        542       1984      1994
 Sacks                    -   2,812            -           -   2,812            -   2,812         (b)        (b)     1996
 Weslayan Oaks            -     581        3,293         124     581        3,417   3,998        294       1984      1993
Inland Empire,
 California:
 The Crossing             -   2,227       12,622         560   2,227       13,182  15,409        232       1989      1996
 Miramonte                -   2,357       13,364         614   2,357       13,978  16,335        374       1989      1995
 Mission Springs &
  Villas                  -   5,780       32,757         758   5,780       33,515  39,295        506       1988      1996
 Westcourt Village        -   1,909       10,817       2,607   1,909       13,424  15,333        273       1986      1996
 Woodsong Village         -   1,846       10,469         177   1,846       10,646  12,492         97       1985      1996
Kansas City,
 Kansas:
 SWC 119th &
  Quivira                 -   1,565            -         368   1,565          367   1,932         (b)        (b)     1996
 NEC 119th &
  Quivira                 -   1,540            -         470   1,540          470   2,010         (b)        (b)     1996
Las Vegas, Nevada:
 The Hamptons             -   2,959       16,790       1,381   2,959       18,171  21,130        799       1989      1995
 Horizons at
  Peccole Ranch           -   3,173       18,048         509   3,173       18,557  21,730        851       1990      1995
 King's Crossing          -   2,860       16,272         269   2,860       16,541  19,401        764       1991      1995
 La Tierra at the
  Lakes              26,019   5,904       33,561       2,792   5,904       36,353  42,257      1,676       1986      1995
 Sunterra             8,138   2,086       11,867         301   2,086       12,168  14,254        561       1986      1995
Omaha, Nebraska:
 Apple Creek         11,100   1,953       11,069         773   1,953       11,842  13,795        787       1987      1994
 Oakbrook                 -   1,108        6,307         121   1,108        6,428   7,536        296       1994      1995
Orange County,
 California:
 Aliso Viejo              -   4,872            -         883   4,872          883   5,755         (b)        (b)     1996
 Las Flores
  Apartment Homes         -   4,190            -       4,044   4,190        4,044   8,234         (b)        (b)     1996
 Newpointe                -   1,403        7,981         100   1,403        8,081   9,484        109       1987      1996
 Villa Marseilles         -   1,970       11,162         255   1,970       11,417  13,387         26       1991      1996
Phoenix, Arizona:
 Arrowhead I (g)          -   2,019            -         370   2,019          370   2,389         (b)        (b)     1995
 Bay Club                 -   2,797       11,188       1,122   2,797       12,310  15,107      1,037       1985      1993
 Foxfire                  -   1,055        5,976         326   1,055        6,302   7,357        465       1985      1994
 Miralago I (g)           -   2,743            -      16,697   2,743       16,697  19,440          6       1996      1995
 Moorings at Mesa
  Cove                    -   3,261       13,045       1,066   3,261       14,111  17,372      1,464       1985      1992
 North Mountain
  Village                 -   2,704       15,323         432   2,704       15,755  18,459      1,199       1986      1994
 Peaks at Papago
  Park I                  -   4,131       23,408       1,732   4,131       25,140  29,271      1,843       1988      1994
 Peaks at Papago
  Park II                 -   1,000            -       6,188   1,000        6,188   7,188        101       1996      1994
 The Ridge--Phoenix       -   1,852       10,492         411   1,852       10,903  12,755        918       1987      1993
 San Antigua              -   4,200            -      19,589   4,200       19,589  23,789      1,732       1994      1991
 San Marina               -   1,208        4,831         911   1,208        5,742   6,950      1,044       1986      1992
 San Marquis North        -   1,215            -       9,535   1,215        9,535  10,750        608       1994      1993
 San Marquis South        -   2,312            -      11,167   2,312       11,167  13,479        968       1994      1993
 San Palmera (g)          -   3,515            -      17,534   3,515       17,534  21,049          7       1996      1995
 San Valiente I (g)       -   3,062            -      13,851   3,062       13,851  16,913         (b)        (b)     1995
 Scottsdale Greens        -   3,489       19,774       5,035   3,489       24,809  28,298      1,629       1980      1994
 Superstition Park        -   2,340        9,362         991   2,340       10,353  12,693      1,069       1985      1992
Portland, Oregon:
 Arbor Heights            -   2,669            -       6,135   2,669        6,135   8,804         (b)        (b)     1996

                ---------------------------------------------------------------

                                                                  GROSS AMOUNT AT WHICH
                                                                 CARRIED AT DECEMBER 31,
                               INITIAL COST TO PTR       COSTS            1996
                               ------------------- CAPITALIZED ---------------------------
                                         BUILDINGS      SUBSE-           BUILDINGS            ACCUMU-      CON-
                        ENCUM-                 AND    QUENT TO                 AND          LATED DE- STRUCTION     YEAR
     PROPERTIES        BRANCES   LAND IMPROVEMENTS ACQUISITION   LAND IMPROVEMENTS  TOTALS PRECIATION      YEAR ACQUIRED
     ----------        ------- ------ ------------ ----------- ------ ------------ ------- ---------- --------- --------
 Brighton              $    -  $1,675   $ 9,532      $   270   $1,675   $ 9,801    $11,476   $   90     1985      1996
 Cambridge Crossing         -   2,260         -        3,574    2,260     3,574      5,834       (b)      (b)     1996
 Club at the Green          -   1,640     9,327          184    1,640     9,511     11,151      453     1991      1995
 Double Tree I              -   1,548     8,810          157    1,548     8,967     10,515      416     1990      1995
 Double Tree II         4,750     991     5,611           79      991     5,690      6,681      252     1994      1995
 Knight's Castle            -   1,963    11,164           55    1,963    11,219     13,182      524     1989      1995
 Meridian at
  Murrayhill                -   2,517    14,320          420    2,517    14,739     17,256      680     1990      1995
 Preston's Crossing
  (g)                       -     851         -       12,015      851    12,015     12,866      125     1996      1995
 Riverwood Heights          -   1,479     8,410          274    1,479     8,684     10,163      399     1990      1995
 Squire's Court             -   1,630     9,249          101    1,630     9,350     10,980      435     1989      1995
 Timberline                 -   1,058     5,995          282    1,058     6,277      7,335      114     1990      1996
Reno, Nevada:
 Meadowview I & II          -   3,485         -          735    3,485       735      4,220       (b)      (b)     1996
 Vista Ridge                -   2,002         -       15,593    2,002    15,593     17,595       (b)      (b)     1995
Salt Lake City, Utah:
 Brighton Place             -   2,091    11,892        1,300    2,091    13,191     15,282      582     1979      1995
 Cherry Creek           4,000   1,290     7,330          362    1,290     7,692      8,982      344     1986      1995
 Fox Creek              4,236   1,172     6,641          123    1,172     6,764      7,936        -     1985      1996
 Greenpointe            3,638     891     5,050           67      891     5,117      6,008      238     1985      1995
 Greenpointe Expan-
  sion                      -      32         -          124       32       124        156       (b)      (b)     1996
 Mountain Shadow        3,340     832     4,730          125      832     4,855      5,687      222     1985      1995
 Mountain Shadow
  Expansion                 -      95         -          239       95       239        334       (b)      (b)     1996
 Remington                  -   2,324         -       13,765    2,324    13,765     16,089       76     1996      1995
 Riverview                  -   4,636         -        6,329    4,636     6,329     10,965       (b)      (b)     1996
 Summertree             4,435   1,521     8,619           43    1,521     8,662     10,183       39     1986      1996
San Antonio, Texas:
 Applegate                  -   1,455     8,248          522    1,455     8,770     10,225      737     1983      1993
 Austin Point               -   1,728     9,725          615    1,728    10,340     12,068      870     1982      1993
 Camino Real                -   1,084     4,338          859    1,084     5,197      6,281      529     1979      1993
 Cobblestone Village        -     786     3,120          691      786     3,811      4,597      658     1984      1992
 Contour Place              -     456     1,829          339      456     2,168      2,624      427     1984      1992
 The Crescent               -   1,145         -       14,545    1,145    14,545     15,690    1,384     1994      1992
 Dymaxion I                 -     683     3,740          231      683     3,971      4,654      228     1984      1994
 The Gables                 -   1,025     5,809          554    1,025     6,363      7,388      521     1983      1993
 Marbach Park               -   1,122     6,361          651    1,122     7,012      8,134      605     1985      1993
 Palisades Park             -   1,167     6,613          481    1,167     7,094      8,261      598     1983      1993
 Panther Springs            -     585     3,317          145      585     3,462      4,047      294     1985      1993
 Rancho Mirage              -     724     2,971        1,437      724     4,407      5,131      368     1974      1993
 Stanford Heights           -   1,631         -       11,703    1,631    11,703     13,334      399     1996      1993
 Sterling Heights           -   1,644         -       10,460    1,644    10,460     12,104      558     1995      1993
 St. Tropez I               -   2,013     8,054          971    2,013     9,025     11,038      983     1982      1992
 St. Tropez II              -     605         -          554      605       554      1,159       (b)      (b)     1994
 Towne East Village         -     350     1,985          236      350     2,221      2,571      182     1983      1993
 Villas of Castle
  Hills                     -   1,037     4,148          746    1,037     4,894      5,931      424     1971      1993
 Waters of Northern
  Hills                     -   1,251     7,105          785    1,251     7,890      9,141      604     1982      1994
San Diego, Califor-
 nia:
 Club Pacifica              -   2,141    12,132          343    2,141    12,474     14,615      227     1987      1996
 El Dorado Hills       16,718   4,418    25,084          713    4,418    25,797     30,215      237     1983      1996
 Ocean Crest                -   2,369    13,427          447    2,369    13,874     16,243      280     1993      1996
 Scripps Landing            -   1,332     7,550          318    1,332     7,868      9,200      646     1985      1994
 The Palisades              -   4,741    26,866           31    4,741    26,897     31,638       59     1991      1996
 Tierrasanta Ridge          -   2,859    16,130          695    2,859    16,825     19,684    1,340     1994      1994
San Francisco (Bay
 Area), California:
 Harborside                 -   3,213    18,210            -    3,213    18,210     21,423       (b)      (b)     1996
 Ashton Place          47,342   9,782    55,429          687    9,782    56,116     65,898      385     1970      1996
 Quail Ridge                -   2,633    14,923          587    2,633    15,508     18,141      246     1986      1996
 Redwood Shores        25,220   5,608    31,778          263    5,608    32,046     37,654      215     1986      1996
 Treat Commons          7,192   5,788    32,802          316    5,788    33,118     38,906      884     1988      1995
Santa Fe, New Mexico:
 Foothills of Santa
  Fe Phase I                -   1,396         -        1,098    1,396     1,098      2,494       (b)      (b)     1995
 The Meadows of Santa
  Fe                        -     760         -       11,672      760    11,672     12,432    1,220     1994      1993

             ------------------------------------------------------------------

                                                             GROSS AMOUNT AT WHICH CARRIED AT
                            INITIAL COST TO PTR        COSTS        DECEMBER 31, 1996
                           --------------------- CAPITALIZED --------------------------------
                                       BUILDINGS      SUBSE-             BUILDINGS               ACCUMU-      CON-
                    ENCUM-                   AND    QUENT TO                   AND             LATED DE- STRUCTION     YEAR
   PROPERTIES      BRANCES     LAND IMPROVEMENTS ACQUISITION     LAND IMPROVEMENTS     TOTALS PRECIATION      YEAR ACQUIRED
   ----------     -------- -------- ------------ ----------- -------- ------------ ---------- ---------- --------- --------
Seattle, Wash-
 ington:
 Canyon Creek     $      - $  5,250  $        -   $  9,393   $  5,250  $    9,393  $   14,643   $   (b)      (b)
 Canyon Crown            -    4,370           -        231      4,370         231       4,601       (b)      (b)
 Clubhouse           5,831    1,223       6,928         20      1,223       6,948       8,171        -     1982      1996
 Forrest Creste          -    1,681           -        312      1,681         312       1,993       (b)      (b)     1996
 Harbour Pointe          -    2,027           -      2,865      2,027       2,865       4,892       (b)      (b)     1996
 Logan's Ridge           -    1,950      11,118        278      1,950      11,395      13,345      524     1987      1995
 Matanza Creek           -    1,016       5,814        267      1,016       6,081       7,097      276     1991      1995
 Millwood Es-
  tates                  -    1,593       9,200        608      1,593       9,808      11,401      440     1987      1995
 Pebble Cove             -    1,895           -     15,084      1,895      15,084      16,979      148     1996      1995
 Remington Park          -    2,795      15,593        732      2,795      16,325      19,120      684     1990      1995
 Walden Pond             -    2,033      11,535        336      2,033      11,871      13,904      545     1990      1995
Tucson, Arizona:
 Cobble Creek            -    1,422       5,690        777      1,422       6,477       7,899    1,041     1980      1992
 Craycroft Gar-
  dens                   -      348       1,392        234        348       1,626       1,974      235     1963      1992
 San Ventana (g)         -    3,177           -     20,561      3,177      20,560      23,737       89     1996      1993
 Tierra Antigua          -      992       3,967        527        992       4,494       5,486      669     1979      1992
 Villa Caprice           -    1,279       7,248        319      1,279       7,567       8,846      641     1972      1993
 Windsail            4,798    1,852       7,407        718      1,852       8,124       9,976      770     1986      1993
Tulsa, Oklahoma:
 Southern Slope          -      779       4,413        170        779       4,584       5,363      392     1982      1993
                  -------- --------  ----------   --------   --------  ----------  ----------   ------     ----      ----
 Total Multifam-
  ily              217,188  357,708   1,189,347    549,720    358,155   1,738,620   2,096,775   93,386
                  -------- --------  ----------   --------   --------  ----------  ----------   ------     ----      ----
LAND HELD FOR
 FUTURE MULTI-
 FAMILY DEVELOP-
 MENT:
Austin, Texas:
 Monterey Ranch
  Village I (h)          -      424           -      1,887        424       1,887       2,311       (b)      (b)     1993
 Monterey Ranch
  Village III
  (i)                    -    1,131           -      6,036      1,131       6,036       7,167       (b)      (b)     1993
 Monterey Ranch
  IV (j)                 -      920           -          -        920           -         920        -      N/A      1993
El Paso, Texas:
 West Ten (k)            -    1,523           -         83      1,523          83       1,606        -      N/A      1994
Houston, Texas:
 SPCA Tract (l)          -      563           -          -        563           -         563       (b)      (b)     1996
North Arlington,
 Texas:
 Cracker Barrel          -      245           -          -        245           -         245        -
Phoenix, Arizo-
 na:
 San Valiente
  (m)                    -    1,647           -        540      1,647         540       2,187        -      N/A      1995
 Arrowhead II
  (n)                    -    1,601           -        128      1,601         128       1,729        -      N/A      1995
 Miralago II             -    1,801          33         33      1,801          66       1,867        -
San Antonio,
 Texas:
 Dymaxion II (o)         -      545           -         18        545          18         563        -      N/A      1994
 Indian Trails
  II (p)                 -      864           -         43        864          43         907        -      N/A      1994
 Walker Ranch
  I (q)                  -    2,230           -      1,282      2,230       1,282       3,512       (b)      (b)     1994
 Walker Ranch
  II (r)                 -    1,481           -        579      1,481         579       2,060       (b)      (b)     1994
 Walker Ranch
  III (s)                -      555           -        258        555         258         813       (b)      (b)     1994
Santa Fe, New
 Mexico:
 Foothills of
  Santa Fe II
  (t)                    -    1,114           -        147      1,115         146       1,261       (b)      (b)     1995
 St. Francis (u)         -    1,941           -        391        941         391       2,332        -      N/A      1994
                           --------  ----------   --------   --------  ----------  ----------   ------
 Total Develop-
  ment Land                  18,585          33     11,425     18,586      11,457      30,043
                           --------  ----------   --------   --------  ----------  ----------   ------
HOTEL:
San Francisco,
 California:
 Wharf Holiday
  Inn (v)                -   12,861       1,935      8,075     12,861      10,009      22,870    3,440     1972      1971
                           --------  ----------   --------   --------  ----------  ----------   ------

            -------------------------------------------------------------------

                                                               GROSS AMOUNT AT WHICH CARRIED AT
                              INITIAL COST TO PTR        COSTS        DECEMBER 31, 1996
                             --------------------- CAPITALIZED --------------------------------
                                         BUILDINGS      SUBSE-             BUILDINGS               ACCUMU-      CON-
                      ENCUM-                   AND    QUENT TO                   AND             LATED DE- STRUCTION     YEAR
    PROPERTIES       BRANCES     LAND IMPROVEMENTS ACQUISITION     LAND IMPROVEMENTS     TOTALS PRECIATION      YEAR ACQUIRED
    ----------      -------- -------- ------------ ----------- -------- ------------ ---------- ---------- --------- --------
OFFICE/INDUSTRIAL:
Dallas, Texas:
 Irving Blvd.       $      - $    109  $      303   $    128   $    109  $      431  $      540  $   249     1968      1977
El Paso, Texas:
 Vista Industrial          -      567       2,504         63        567       2,568       3,135      499     1987      1987
                    -------- --------  ----------   --------   --------  ----------  ----------  -------
 TOTAL OFFICE/
  INDUSTRIAL               -      676       2,807        191        676       2,999       3,675      748
                    -------- --------  ----------   --------   --------  ----------  ----------  -------
 TOTAL              $217,188 $389,830  $1,194,122   $569,411   $390,278  $1,763,085  $2,153,363  $97,574
                    ======== ========  ==========   ========   ========  ==========  ==========  =======

-------
(a) Phase I (118 units) was acquired in 1991 and Phase II (122 units) was developed in 1992.
(b) As of December 31, 1996, property was undergoing development.
(c) Phase I (120 units) was developed in 1980, Phase II (60 units) was developed in 1981 and Phase III (288 units) was developed in 1983.
(d) Phase I (160 units) was developed in 1989 and Phase II (132 units) was developed in 1991.
(e) Phase I (208 units) was acquired in 1991 and Phase II (144 units) was developed in 1994.
(f) Phase I (84 units) was developed in 1970 and Phase II (100 units) was developed in 1978.
(g) Represents properties owned by third party developers that are subject to presale agreements to PTR to acquire such properties. PTR's investment as of December 31, 1996 represents development loans made by PTR to such developers.
(h) 19.9 acres of undeveloped land.
(i) 53.1 acres of undeveloped land.
(j) 11.01 acres of undeveloped land.
(k) 25.30 acres of undeveloped land.
(l) .05 acres of undeveloped land.
(m) 7.6 acres of undeveloped land.
(n) 11.60 acres of undeveloped land.
(o) 18.0 acres of undeveloped land.
(p) 25.6 acres of undeveloped land.
(q) 38.7 acres of undeveloped land.
(r) 30.5 acres of undeveloped land.
(s) 10.3 acres of undeveloped land.
(t) 19.2 acres of undeveloped land.
(u) 10.4 acres of undeveloped land.
(v) PTR owns the building and land leased to hold Holiday Inns of America, Inc. at Fisherman's Wharf in San Francisco.
The lease with Holiday Inns expires in 2018.

The following is a reconciliation of the carrying amount and related accumulated depreciation of PTR's investment in real estate, at cost (in thousands):

                                                   ----------------------------

                                                   DECEMBER 31,
                                         ----------------------------------
           CARRYING AMOUNTS                    1996        1995        1994
           ----------------              ----------  ----------  ----------
Balance at January 1                     $1,855,866  $1,296,288  $  872,610
Multifamily:
  Acquisitions and renovations
   expenditures                             463,935     385,356     270,024
  Development expenditures, excluding
   land acquisition                         187,377     117,980     111,184
  Acquisition and improvements of land
   held for current and future
   development                               20,880      11,255      16,789
  Recurring capital expenditures              7,992       5,119       3,746
  Dispositions                             (269,693)     (6,166)    (11,902)
                                         ----------  ----------  ----------
    Net multifamily activity subtotal    $  410,491  $  513,544  $  389,841
                                         ----------  ----------  ----------
Non-multifamily:
  Homestead development expenditure,
   including land acquisitions           $   54,883  $   48,247  $   35,943
  Contribution of Homestead Assets         (161,370)          -           -
  Non-multifamily dispositions               (6,527)     (2,235)       (331)
  Provision for possible loss                     -        (220)     (1,600)
  Other                                          20         242        (175)
                                         ----------  ----------  ----------
Balance at December 31                   $2,153,363  $1,855,866  $1,296,288
                                         ==========  ==========  ==========

                                                   -------------------------
                                                     DECEMBER
                                                       31,
                                         ----------------------------------
       ACCUMULATED DEPRECIATION                1996        1995        1994
       ------------------------          ----------  ----------  ----------
Balance at January 1                     $   81,979  $   46,199  $   22,022
Depreciation for the year                    44,887      36,685      24,614
Accumulated depreciation of real estate
 sold                                       (22,653)       (646)       (151)
Contribution of Homestead Assets             (6,639)          -           -
Other                                             -        (259)       (286)
                                         ----------  ----------  ----------
Balance at December 31                   $   97,574  $   81,979  $   46,199
                                         ==========  ==========  ==========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Trustees and Shareholders of Security Capital Industrial Trust:

We have audited the accompanying consolidated balance sheets of Security Capital Industrial Trust and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Industrial Trust and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        Arthur Andersen LLP

Chicago, Illinois
February 10, 1997

                       SECURITY CAPITAL INDUSTRIAL TRUST

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             ------------------

                                                            DECEMBER 31,
                        ASSETS                                1996        1995
                        ------                          ----------  ----------
Real Estate                                             $2,508,747  $1,827,670
  Less accumulated depreciation                            109,147      56,406
                                                        ----------  ----------
                                                         2,399,600   1,771,264
Cash and Cash Equivalents                                    4,770      22,235
Accounts Receivable                                          5,397       5,764
Other Assets                                                52,539      34,709
                                                        ----------  ----------
    Total assets                                        $2,462,306  $1,833,972
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Liabilities:
  Line of credit                                        $   38,600  $   81,000
  Long-term debt                                           524,191     324,527
  Mortgage notes payable                                    91,757      96,013
  Securitized debt                                          36,025      38,090
  Assessment bonds payable                                  12,170      11,173
  Accounts payable and accrued expenses                     35,357      32,826
  Construction payable                                      24,645      20,437
  Distributions payable                                     25,058      20,558
  Other liabilities                                         18,130      14,416
                                                        ----------  ----------
    Total liabilities                                      805,933     639,040
                                                        ----------  ----------
Commitments and Contingencies
Minority Interest                                           56,984      58,741
Shareholders' Equity:
  Series A Preferred Shares; $0.01 par value: 5,400,000
   shares issued and outstanding at December 31, 1996
   and 1995; stated liquidation preference of $25 per
   share                                                   135,000     135,000
  Series B Convertible Preferred Shares; $0.01 par
   value; 8,050,000 shares issued and outstanding at
   December 31, 1996; stated liquidation preference of
   $25 per share                                           201,250           -
  Series C Preferred Shares; $0.01 par value; 2,000,000
   shares issued and outstanding at December 31, 1996;
   stated liquidation preference of $50 per share          100,000           -
  Common Shares of beneficial interest, $0.01 par
   value; 93,676,546 shares issued and outstanding at
   December 31, 1996 and 81,416,451 shares issued and
   outstanding at December 31, 1995                            937         814
  Additional paid-in capital                             1,257,347   1,059,142
  Accumulated undistributed net realized gain on
   disposition of real estate                                    -           -
  Distributions in excess of net earnings                  (95,145)    (58,765)
                                                        ----------  ----------
    Total shareholders' equity                           1,599,389   1,136,191
                                                        ----------  ----------
    Total liabilities and shareholders' equity          $2,462,306  $1,833,972
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       SECURITY CAPITAL INDUSTRIAL TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   ----------------------------

                                                  1996        1995       1994
                                            ---------   ---------  ---------
Income:
  Rental income                              $227,000    $153,879    $70,609
  Other real estate income                      5,342       2,899          -
  Interest income                               1,121       1,725      1,093
                                            ---------   ---------  ---------
    Total income                              233,463     158,503     71,702
                                            ---------   ---------  ---------
Expenses:
  Rental expenses, net of recoveries of
   $33,677 in 1996, $20,139 in 1995 and
   $10,490 in 1994                             26,674      18,460      7,244
  Depreciation and amortization                59,850      39,767     18,169
  Interest expense                             38,819      32,005      7,568
  REIT management fee                          21,472      14,207      8,673
  General and administrative                    1,025         839        770
  Other expense                                 2,913       2,234      1,220
                                            ---------   ---------  ---------
    Total expenses                            150,753     107,512     43,644
                                            ---------   ---------  ---------
Net earnings before minority interest and
 gain (loss) on disposition of real estate     82,710      50,991     28,058
Minority interest share in net earnings         3,326       3,331      2,992
                                            ---------   ---------  ---------
Net earnings before gain (loss) on
 disposition of real estate                    79,384      47,660     25,066
Gain (loss) on disposition of real estate         (29)      1,053         35
                                            ---------   ---------  ---------
Net earnings                                   79,355      48,713     25,101
Less preferred share dividends                 25,895       6,698          -
                                            ---------   ---------  ---------
Net Earnings Attributable to Common Shares   $ 53,460    $ 42,015    $25,101
                                            =========   =========  =========
Weighted Average Common Shares Outstanding     84,504      68,924     44,265
                                            =========   =========  =========
Per Share Net Earnings Attributable to
 Common Shares                               $   0.63    $   0.61    $  0.57
                                            =========   =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                       SECURITY CAPITAL INDUSTRIAL TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (IN THOUSANDS)

                  -------------------------------------------------------------

                                                                                                                  ACCUMULATED
                                       SERIES A    SERIES B    SERIES C                                         UNDISTRIBUTED
                                      PREFERRED   PREFERRED   PREFERRED                                          NET REALIZED
                      COMMON SHARES   SHARES AT   SHARES AT   SHARES AT                                               GAIN ON
                   ----------------   AGGREGATE   AGGREGATE   AGGREGATE ADDITIONAL                DISTRIBUTIONS   DISPOSITION
                   NUMBER OF    PAR LIQUIDATION LIQUIDATION LIQUIDATION    PAID-IN  SUBSCRIPTIONS  IN EXCESS OF       OF REAL
                      SHARES  VALUE  PREFERENCE  PREFERENCE  PREFERENCE    CAPITAL     RECEIVABLE  NET EARNINGS        ESTATE
                   --------- ------ ----------- ----------- ----------- ----------  ------------- ------------- -------------
Balances at
December 31,
1993.............   19,762   $364.0  $      -    $      -    $      -   $  402,179    $(189,912)    $ (3,180)      $    -
 Subscriptions
 receivable
 collected.......   16,642        -         -           -           -            -      189,912            -            -
 Sale of common
 shares..........      310      3.1         -           -           -        3,407            -            -            -
 Initial public
 offering........    3,261     32.6         -           -           -       37,467            -            -            -
 Public rights
 offering........    6,612     66.1         -           -           -       99,934            -            -            -
 Sale of common
 shares..........   18,000    180.0         -           -           -      274,320            -            -            -
 Less costs of
 raising capital.        -        -         -           -           -       (9,304)           -            -            -
 Net earnings
 before gain on
 disposition of
 real estate.....        -        -         -           -           -            -            -       25,066            -
 Gain on
 disposition of
 real estate.....        -        -         -           -           -            -            -            -           35
 Common share
 distributions...        -        -         -           -           -            -            -      (37,663)         (35)
 Distributions
 accrued.........        -        -         -           -           -            -            -      (15,097)           -
                    ------   ------  --------    --------    --------   ----------    ---------     --------       ------
Balances at
December 31,
1994.............   64,587    645.8         -           -           -      808,003            -      (30,874)           -
 Sale of common
 shares..........   16,260    162.6         -           -           -      249,837            -            -            -
 Sale of
 preferred
 shares..........        -        -   135,000           -           -            -            -            -            -
 Dividend
 reinvestment and
 share purchase
 plan............       13      0.1         -           -           -          217            -            -            -
 Less cost of
 raising capital.        -        -         -           -           -       (5,022)           -            -            -
 Limited
 partnership
 units converted
 to common
 shares..........      556      5.6         -           -           -        6,107            -            -            -
 Net earnings
 before gain on
 disposition of
 real estate.....        -        -         -           -           -            -            -       47,660            -
 Gain on
 disposition of
 real estate.....        -        -         -           -           -            -            -            -        1,053
 Common share
 distributions...        -        -         -           -           -            -            -      (48,295)      (1,053)
 Series A
 Preferred Share
 dividends.......        -        -         -           -           -            -            -       (6,698)           -
 Distributions
 accrued.........        -        -         -           -           -            -            -      (20,558)           -
                    ------   ------  --------    --------    --------   ----------    ---------     --------       ------
Balances at
December 31,
1995.............   81,416    814.1   135,000           -           -    1,059,142            -      (58,765)           -
 Sale of common
 shares..........   12,218    122.5         -           -           -      210,639            -            -            -
 Sales of
 preferred
 shares..........        -        -         -     201,250     100,000            -            -            -            -
 Dividend
 reinvestment and
 share purchase
 plan............       21       .2         -           -           -          356            -            -            -
 Common shares
 issued upon
 exercise of
 warrants........       22       .2         -           -           -          218            -            -            -
 Less cost of
 raising capital.        -        -         -           -           -      (13,008)           -            -            -
 Net earnings
 before loss on
 disposition of
 real estate.....        -        -         -           -           -            -            -       79,384            -
 Loss on
 disposition of
 real estate.....        -        -         -           -           -            -            -            -          (29)
 Common share
 distributions...        -        -         -           -           -            -            -      (64,811)          29
 Preferred share
 dividends.......        -        -         -           -           -            -            -      (25,895)           -
 Distributions
 accrued.........        -        -         -           -           -            -            -      (25,058)           -
                    ------   ------  --------    --------    --------   ----------    ---------     --------       ------
Balances at
December 31,
1996.............   93,677   $937.0  $135,000    $201,250    $100,000   $1,257,347    $       -     $(95,145)      $    -
                    ======   ======  ========    ========    ========   ==========    =========     ========       ======
                           TOTAL
                   SHAREHOLDERS'
                          EQUITY
                   -------------
Balances at
December 31,
1993.............   $  209,451
 Subscriptions
 receivable
 collected.......      189,912
 Sale of common
 shares..........        3,410
 Initial public
 offering........       37,500
 Public rights
 offering........      100,000
 Sale of common
 shares..........      274,500
 Less costs of
 raising capital.       (9,304)
 Net earnings
 before gain on
 disposition of
 real estate.....       25,066
 Gain on
 disposition of
 real estate.....           35
 Common share
 distributions...      (37,698)
 Distributions
 accrued.........      (15,097)
                   -------------
Balances at
December 31,
1994.............      777,775
 Sale of common
 shares..........      250,000
 Sale of
 preferred
 shares..........      135,000
 Dividend
 reinvestment and
 share purchase
 plan............          217
 Less cost of
 raising capital.       (5,022)
 Limited
 partnership
 units converted
 to common
 shares..........        6,112
 Net earnings
 before gain on
 disposition of
 real estate.....       47,660
 Gain on
 disposition of
 real estate.....        1,053
 Common share
 distributions...      (49,348)
 Series A
 Preferred Share
 dividends.......       (6,698)
 Distributions
 accrued.........      (20,558)
                   -------------
Balances at
December 31,
1995.............    1,136,191
 Sale of common
 shares..........      210,762
 Sales of
 preferred
 shares..........      301,250
 Dividend
 reinvestment and
 share purchase
 plan............          356
 Common shares
 issued upon
 exercise of
 warrants........          218
 Less cost of
 raising capital.      (13,008)
 Net earnings
 before loss on
 disposition of
 real estate.....       79,384
 Loss on
 disposition of
 real estate.....          (29)
 Common share
 distributions...      (64,782)
 Preferred share
 dividends.......      (25,895)
 Distributions
 accrued.........      (25,058)
                   -------------
Balances at
December 31,
1996.............   $1,599,389
                   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                       SECURITY CAPITAL INDUSTRIAL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                   ----------------------------

                                                  1996        1995        1994
                                            ---------   ---------   ---------
Operating Activities:
  Net earnings                              $  79,355   $  48,713   $  25,101
  Minority interest                             3,326       3,331       2,992
  Adjustments to reconcile net earnings to
   net cash provided by operating
   activities:
    Depreciation and amortization              59,850      39,767      18,169
    (Gain)/Loss on disposition of real
     estate                                        29      (1,053)        (35)
    Rent leveling                              (4,777)     (4,364)     (1,862)
    Amortization of deferred financing
     costs                                      2,339       2,092       1,023
  Increase in accounts receivable and other
   assets                                     (10,166)    (14,392)    (10,994)
  Increase in accounts payable and accrued
   expenses                                     2,531      19,028       8,497
  Increase in other liabilities                 3,714       7,032       4,331
                                            ---------   ---------   ---------
      Net cash provided by operating
       activities                             136,201     100,154      47,222
                                            ---------   ---------   ---------
Investing Activities:
  Real estate investments                    (657,873)   (633,251)   (629,424)
  Tenant improvements and lease commissions   (14,806)     (6,163)     (2,425)
  Recurring capital expenditures               (2,851)       (330)        (22)
  Proceeds from disposition of real estate      9,652      10,949           -
                                            ---------   ---------   ---------
      Net cash used in investing activities  (665,878)   (628,795)   (631,871)
                                            ---------   ---------   ---------
Financing Activities:
  Proceeds from sale of shares, net of
   expenses                                   434,587     279,977     283,703
  Net proceeds from sale of shares to
   Affiliates                                  64,416     100,001     312,315
  Proceeds from dividend reinvestment,
   share purchase plan and exercised
   warrants                                       574         217           -
  Proceeds from long-term debt offerings      199,632     324,455           -
  Debt issuance costs                          (4,698)     (6,194)     (3,783)
  Distributions paid to common shareholders   (85,340)    (64,445)    (37,698)
  Distributions paid to minority interest
   holders                                     (5,237)     (5,033)     (4,003)
  Preferred share dividends                   (25,895)     (6,698)          -
  Payments on note payable to Affiliates            -           -      (8,000)
  Proceeds from line of credit                411,200     361,100     424,720
  Payments on line of credit                 (453,600)   (440,100)   (348,126)
  Regularly scheduled principal payments on
   mortgage notes payable                      (3,738)     (3,491)     (1,577)
  Balloon principal payments made upon
   maturity                                   (19,689)    (10,183)    (18,169)
                                            ---------   ---------   ---------
      Net cash provided by financing
       activities                             512,212     529,606     599,382
                                            ---------   ---------   ---------
Net Increase/(Decrease) in Cash and Cash
 Equivalents                                  (17,465)        965      14,733
Cash and Cash Equivalents, beginning of
 period                                        22,235      21,270       6,537
                                            ---------   ---------   ---------
Cash and Cash Equivalents, end of period    $   4,770   $  22,235   $  21,270
                                            =========   =========   =========
Supplemental Schedule of Noncash Investing
 and Financing Activities:
  In connection with formation of limited
   partnerships, real estate was acquired
   in exchange for the following:
    Assumption of existing mortgage notes
     payable, assessment bonds payable and
     securitized debt                       $       -   $       -   $  55,452
    Minority ownership interest contributed         -           -      16,780
  In conjunction with real estate acquired:
    Assumption of existing mortgage notes
     payable                                   18,103      14,688      68,447
  Conversion of minority interest
   partnership units into Common Shares             -       6,112           -
                                            ---------   ---------   ---------
      Total                                 $  18,103   $  20,800   $ 140,679
                                            =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                       SECURITY CAPITAL INDUSTRIAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. NATURE OF OPERATIONS:

Security Capital Industrial Trust ("SCI"), a Maryland real estate investment trust ("REIT"), is a national operating company focused exclusively on meeting the distribution space needs of national, regional and local industrial real estate users through the SCI National Operating System(TM). SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and build-to-suit facilities for its customers. SCI's operating strategy is to provide an exceptional level of services to its existing and prospective customers on a national, regional and local basis. SCI deploys capital in markets with excellent long-term growth prospects where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities designed for both warehousing and light manufacturing uses. As of December 31, 1996, SCI's portfolio contained 80.6 million square feet in 942 operating buildings and had an additional 5.9 million square feet under development in 47 buildings for a total of 86.5 million square feet in 36 target market cities. SCI completed its initial public offering on March 31, 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REIT Organization Status
In January 1993, SCI was formed as a Maryland real estate investment trust. In February 1993, Security Capital Industrial Investors Incorporated, a Delaware corporation, was merged with and into SCI. SCI has made an election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended.

REITs are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met. During 1996, 1995 and 1994, SCI was in compliance with the REIT requirements. Thus, no federal income tax provision has been reflected in the accompanying consolidated financial statements.

Basis of Presentation
The accompanying consolidated financial statements include the results of SCI, its subsidiaries and its majority-owned and controlled partnerships (SCI has no unconsolidated subsidiaries or minority ownership interests). The effects of intercompany transactions have been eliminated. Certain amounts included in the consolidated financial statements for prior years have been reclassified to conform with the 1996 financial statement presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate and Depreciation
Real estate is carried at cost. Costs directly related to the acquisition, renovation or development of real estate are capitalized and are depreciated over the following useful lives:

             Tenant improvements  10 years
             Acquired buildings   30 years
             Developed buildings  40 years

Depreciation is computed using a straight-line method. Certain real estate was acquired through formation of partnerships (see Note 5) wherein SCI contributed cash and the limited partners contributed real estate in exchange for partnership units which are ultimately exchangeable for SCI's Common Shares of beneficial interest, par value $0.01 per share (the "Common Shares"). In consolidating the partnerships' assets, real estate cost includes the estimated fair value attributable to the limited partners' interests at the acquisition dates because (1) SCI's cash contributions constituted over 50% of the acquisition prices, (2) the acquisitions were from unrelated third-parties and
(3) the limited partners were not considered "promoters" under SEC Staff Accounting Bulletin 48. The limited partners' interests will be reflected as minority interest in the consolidated financial statements until the units are exchanged for SCI Common Shares. In management's opinion, real estate assets are not carried at amounts in excess of their estimated net realizable values.

                       SECURITY CAPITAL INDUSTRIAL TRUST

Recent Accounting Pronouncement
Effective January 1, 1996, SCI adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS No. 121") which had no material impact on its consolidated financial statements. SFAS No. 121 establishes accounting standards for the review for impairment of long-lived assets to be held and used, whenever the carrying amount of an asset may not be recoverable, and requires that certain long-lived assets to be disposed of be reported at the lower of carrying amount or fair value less cost to sell.

Capitalized Interest
SCI capitalizes interest costs incurred during the land development or construction period of qualifying projects.

Deferred Loan Fees
Included in other assets as of December 31, 1996 and 1995 are costs of $9.2 million and $6.8 million, respectively, associated with obtaining financing (see Note 4) which have been capitalized and are being amortized (to interest expense or capitalized interest, as appropriate) over the life of the loan using the effective interest rate method.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash in bank accounts and funds invested in money market funds.

Minority Interest
Minority interest is carried at cost and represents limited partners' interests in various real estate partnerships controlled by SCI. As discussed in Real Estate and Depreciation, certain minority interests are carried at the pro rata share of the estimated fair value of property at the acquisition dates. Common Shares of SCI issued upon exchange of limited partnership units will be accounted for at the cost of the minority interest surrendered.

Earnings per Share
Per share data is computed based on the weighted average number of Common Shares outstanding during the period. Exercise of outstanding warrants and options to acquire 29,764 Common Shares would not have a material dilutive effect on earnings per share. The conversion of the limited partnership units (see Note 5) and the Series B Cumulative Convertible Redeemable Preferred Shares, par value $.01 per share ("Series B Preferred Shares"), into Common Shares is not assumed since the effect would not be dilutive.

Interest Rate Contracts
SCI utilizes various interest rate contracts to hedge interest rate risk on anticipated debt offerings. These anticipatory hedges are designated, and effective, as hedges of identified debt issuances which have a high probability of occurring. Gains and losses resulting from changes in the market value of these contracts are deferred and amortized into interest expense over the life of the related debt issuance.

                       SECURITY CAPITAL INDUSTRIAL TRUST

3. REAL ESTATE:

Real estate investments are comprised of income producing distribution facilities, construction in progress and land planned for distribution facility development in the following markets:

                                                     ------------------

                                             PERCENTAGE OF TOTAL COST
                                                   DECEMBER 31,
                                                     1996          1995
                                             ------------  ------------
      Atlanta, Georgia                               7.99%         8.32%
      Austin, Texas                                  3.32          3.26
      Birmingham, Alabama                            1.33          1.83
      Charlotte, North Carolina                      2.39          2.90
      Chattanooga, Tennessee                         0.60          0.83
      Chicago, Illinois                              3.80          0.83
      Cincinnati, Ohio                               2.57          2.48
      Columbus, Ohio                                 2.16          2.26
      Dallas/Fort Worth, Texas                       4.79          3.17
      Denver, Colorado                               2.37          2.89
      East Bay (San Francisco), California           4.49          5.91
      El Paso, Texas                                 2.99          3.70
      Fort Lauderdale/Miami, Florida                 1.05          0.94
      Houston, Texas                                 5.16          6.34
      Indianapolis, Indiana                          4.69          5.87
      Kansas City, Kansas/Missouri                   1.95          2.37
      Las Vegas, Nevada                              1.99          1.24
      Los Angeles/Orange County, California          3.65          2.91
      Louisville, Kentucky                           0.46          0.22
      Memphis, Tennessee                             2.03          1.83
      Nashville, Tennessee                           1.87          2.13
      New Jersey/I-95 Corridor                       1.92            -
      Oklahoma City, Oklahoma                        0.56          0.74
      Orlando, Florida                               1.15          1.06
      Phoenix, Arizona                               1.69          1.81
      Portland, Oregon                               2.29          1.83
      Reno, Nevada                                   2.01          2.36
      Rio Grande Valley, Texas                       0.89          1.04
      Salt Lake City, Utah                           2.35          2.29
      San Antonio, Texas                             4.56          4.78
      San Diego, California                          0.61          0.55
      Seattle, Washington                            1.57          1.46
      South Bay (San Francisco), California          7.84          9.71
      Tampa, Florida                                 4.53          5.94
      Tulsa, Oklahoma                                0.49          0.67
      Washington, D.C./Baltimore                     5.08          3.14
      Other                                          0.81          0.39
                                             ------------  ------------
                                                   100.00%       100.00%
                                             ============  ============

                       SECURITY CAPITAL INDUSTRIAL TRUST

The following summarizes real estate investments as of December 31 (in thousands):

                                                     ------------------

                                              1996       1995
                                        ---------- ----------
      Land held for development         $  109,316 $   60,363
      Land under development                40,465     56,944
      Improved land                        356,428    242,015
      Buildings and improvements         1,918,256  1,380,389
      Construction in progress              77,506     80,958
      Capitalized preacquisition costs       6,776      7,001
                                        ---------- ----------
          Total real estate              2,508,747  1,827,670
      Less accumulated depreciation        109,147     56,406
                                        ---------- ----------
          Net real estate               $2,399,600 $1,771,264
                                        ========== ==========

Capitalized preacquisition costs include $1,634,000 and $2,137,000 of funds on deposit with title companies as of December 31, 1996 and 1995, respectively, for property acquisitions.

Other real estate income consists primarily of gains on disposition of undepreciated property and fees and other income from build-to-suit customers generated to a large extent by SCI Development Services Incorporated ("SCI Development Services"). SCI Development Services develops build-to-suit distribution space facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. The activities of SCI Development Services are consolidated with SCI and all intercompany transactions have been eliminated. As of December 31, 1996, the outstanding balances of development and mortgage loans made by SCI to SCI Development Services for the purchase of distribution facilities and land for distribution facility development aggregated $162.0 million. SCI Development Services pays federal and state taxes at the applicable corporate rate.

The REIT Manager provides SCI Development Services with day-to-day management for a fee based on 16% of SCI Development Services' pre-tax cash flow, including gains and losses realized on property sales. The fee incurred for 1996 was approximately $1.3 million. Dividends and interest paid by SCI Development Services to SCI are excluded from SCI's cash flow for determining the REIT management fee paid by SCI.

SCI leases its properties to customers under agreements which are classified as operating leases. The leases generally provide for payment of all or a portion of utilities, property taxes and insurance by the customer. SCI's largest customer accounted for less than 1.5% of SCI's 1996 rental income (on an annualized basis), and the annualized base rent for SCI's 20 largest customers accounted for less than 12.9% of SCI's 1996 rental income (on an annualized basis). Minimum lease payments receivable on non-cancelable leases with lease periods greater than one year are as follows (in thousands):

             1997        $  241,100
             1998           202,698
             1999           161,395
             2000           119,975
             2001            83,309
             Thereafter     200,772
                         ----------
                         $1,009,249
                         ==========

In addition to the December 31, 1996 construction payable accrual of $24.6 million, SCI had unfunded commitments on its contracts for developments under construction totaling $106.6 million. These commitments relate to development activity in Atlanta, Charlotte, Chicago, Cincinnati, Dallas, East Bay (San Francisco), Houston, Indianapolis, Kansas City, Las Vegas, Nashville, Orange County, CA, Orlando, Portland, Rio Grande Valley, Salt Lake City, San Antonio, Seattle, Tampa, and Washington, D.C./Baltimore.

                       SECURITY CAPITAL INDUSTRIAL TRUST

4. BORROWINGS:

Mortgage notes payable, assessment bonds payable and securitized debt consisted of the following at December 31, 1996 (in thousands):

                      ---------------------------------------------------------

                                                                                         BALLOON
                                                                 PERIODIC                PAYMENT
                                          INTEREST    MATURITY    PAYMENT   PRINCIPAL     DUE AT
       DESCRIPTION             MARKET         RATE        DATE       DATE     BALANCE   MATURITY
       -----------        -----------   ---------   ---------  ---------   ---------  ---------
Mortgage Notes Payable:
 Charlotte Commerce Park
  #4                      Charlotte         9.250%   06/01/97         (1)    $ 1,522    $ 1,511
 DeSoto Business Park     Baltimore         9.750    03/01/97         (1)      6,053      6,008
 Downtown Distribution
  Center                  San Antonio       9.375    07/01/97         (1)      1,186      1,169
 Eigenbrodt Way Distri-
  bution Center #1        East Bay          8.590    04/01/03         (1)      1,723      1,479
 Gateway Corporate Cen-
  ter #10                 South Bay         8.590    04/01/03         (1)      2,094      1,361
 Hayward Industrial Cen-
  ter I & II              East Bay          8.590    04/01/03         (1)     14,541     12,480
 Landmark One Distribu-
  tion
  Center #1               San Antonio       9.250    06/01/97         (1)      1,886      1,872
 Oxmoor Distribution
  Center #1               Birmingham        8.390    04/01/99         (1)      4,131      3,895
 Oxmoor Distribution
  Center #2               Birmingham        8.100    05/01/99         (1)      1,521      1,439
 Oxmoor Distribution
  Center #3               Birmingham        8.100    05/01/99         (1)      1,511      1,426
 Peter Cooper Distribu-
  tion
  Center #1               El Paso          10.625    06/01/99         (1)      2,664      2,619
 Platte Valley Indus-
  trial Center #1         Kansas City       9.750    03/01/00         (1)        524        256
 Platte Valley Indus-
  trial Center #3         Kansas City       9.750    06/01/98         (1)      1,168      1,091
 Platte Valley Indus-
  trial Center #4         Kansas City      10.100    11/01/21         (2)      2,100          -
 Platte Valley Indus-
  trial Center #5         Kansas City       9.500    07/01/97         (1)      2,911      2,795
 Platte Valley Indus-
  trial Center #8         Kansas City       8.750    08/01/04         (1)      2,000      1,488
 Platte Valley Indus-
  trial Center #9         Kansas City       8.100    04/01/17         (2)      3,477          -
 Princeton Distribution
  Center                  Cincinnati        9.250    02/19/99         (1)      1,247      1,300
 Rio Grande Industrial
  Center #1               Brownsville       8.875    09/01/01         (1)      3,368      2,544
 Riverside Industrial
  Center #3               Kansas City       8.750    08/01/04         (1)      1,571      1,170
 Riverside Industrial
  Center #4               Kansas City       8.750    08/01/04         (1)      4,246      3,161
 Southwide Lamar Indus-
  trial
  Center #1               Memphis           7.670    05/01/24         (1)        421        674
 Sullivan 75 Distribu-
  tion
  Center #1               Atlanta           9.960    04/01/04         (1)      1,857      1,663
 Tampa West Distribution
  Center #20              Tampa             9.125    11/30/00         (2)        203          -
 Thorton Business Center
  #1- #4                  South Bay         8.590    04/01/03         (1)      9,537      8,185
 Titusville Industrial
  Center #1               Orlando          10.000    09/01/01         (1)      4,942      4,181
 Vista Del Sol Indus-
  trial
  Center #1               El Paso           9.680    08/01/07         (2)      2,978          -
 Vista Del Sol Indus-
  trial
  Center #3               El Paso           9.680    08/01/07         (2)      1,260          -
 West One Business Cen-
  ter #1                  Las Vegas         8.250    09/01/00         (1)      4,584      4,252
 West One Business Cen-
  ter #3                  Las Vegas         9.000    09/01/04         (1)      4,531      3,847
                                                                           ---------
                             8.99% Weighted-average rate                     $91,757
                                                                           =========
Assessment Bonds Pay-
 able:
 City of Las Vegas        Las Vegas          8.75%   10/01/13         (2)    $   312    $     -
 City of Las Vegas        Las Vegas          8.75    10/01/13         (2)        241          -
 City of Hayward          South Bay          7.00    03/01/98         (2)          7          -
 City of Fremont          South Bay          7.00    03/01/11         (2)     10,870          -
 City of Wilsonville      Portland           6.82    08/19/04         (2)        161          -
 City of Kent             Seattle            7.85    06/20/05         (2)        134          -
 City of Kent             Seattle            7.98    05/20/09         (2)         76          -
 City of Portland         Portland           7.25    11/07/15         (2)        113          -
 City of Portland         Portland           7.25    11/17/07         (2)          6          -
 City of Portland         Portland           7.25    09/15/16         (2)        250          -
                                                                           ---------
                             7.10% Weighted-average rate                     $12,170
                                                                           =========
Securitized Debt:
 Tranche A                         (3)       7.74%   02/01/04         (1)    $27,686    $20,821
 Tranche B                         (3)       9.94    02/01/04         (1)      8,339      7,215
                                                                           ---------
                             8.25% Weighted-average rate                     $36,025
                                                                           =========

-------
(1) Amortizing monthly with a balloon payment due at maturity.
(2) Fully amortizing.
(3) Secured by real estate located primarily in Fort Lauderdale/Miami, Orlando and Tampa.

                       SECURITY CAPITAL INDUSTRIAL TRUST

Mortgage notes payable are secured by real estate with an aggregate undepreciated cost of $165.0 million at December 31, 1996. Assessment bonds payable are secured by real estate with an aggregate undepreciated cost of $219.6 million at December 31, 1996. Securitized debt is collateralized by real estate with an aggregate undepreciated cost of $68.1 million at December 31, 1996.

Line of Credit
SCI has a $350.0 million unsecured revolving line of credit agreement with NationsBank of Texas, N.A. (as agent for a bank group). Borrowings bear interest at SCI's option, at either (a) the greater of the federal funds rate plus 0.5% and the prime rate, or (b) LIBOR plus 1.25% based upon SCI's current senior debt ratings. The prime rate was 8.25% and the 30 day LIBOR rate was 5.50% at December 31, 1996. Additionally, there is a commitment fee ranging from .125% to .25% per annum of the unused line of credit balance. The line is scheduled to mature in May 1998 and may be extended annually for an additional year with the approval of NationsBank and the other participating lenders; if not extended, at SCI's election, the facility will either (a) convert to a three-year term note or (b) continue on a revolving basis with the remaining one-year maturity. All debt incurrences are subject to a covenant that SCI maintain a debt to tangible net worth ratio of not greater than 1 to 1. Additionally, SCI is required to maintain an adjusted net worth (as defined) of at least $1.0 billion, to maintain interest payment coverage of not less than 2 to 1 and to maintain a fixed charge coverage ratio of not less than 1.4 to 1. SCI is in compliance with all covenants contained in the line of credit, and as of February 10, 1997, no borrowings were outstanding on the line of credit.

A summary of SCI's line of credit borrowings is as follows for the years ended December 31, (in thousands):

                                                  ------------------

                                                             1996        1995
                                                       ---------   ---------
      Weighted-average daily interest rate                  7.02%        8.0%
      Borrowings outstanding at December 31             $ 38,600    $ 81,000
      Weighted-average daily borrowings                 $ 44,268    $ 61,132
      Maximum borrowings outstanding at any month end   $124,200    $246,000
      Total line of credit at December 31               $350,000    $350,000

Long-Term Debt

                                                             ------------------

                                                              DECEMBER 31,
                                                                1996       1995
                                                          ---------  ---------
                                                             (IN THOUSANDS)
8.72% Senior Unsecured Notes, issued on March 2, 1995 in
 an original principal amount of $150,000,000. Interest
 is payable March 1 and September 1 of each year. The
 Notes are payable in eight consecutive annual
 installments of $18,750,000 commencing March 1, 2002
 and maturing on March 1, 2009.                            $150,000   $150,000
9.34% Senior Unsecured Notes, issued on March 2, 1995 in
 an original principal amount of $50,000,000. Interest
 is payable March 1 and September 1 of each year. The
 Notes are payable in six consecutive annual
 installments ranging from $5,000,000 to $12,500,000
 commencing on March 1, 2010 and maturing on March 1,
 2015.                                                       50,000     50,000
7.13% Senior Unsecured Notes due 1998, issued on May 16,
 1995 in an original principal amount of $15,000,000,
 net of original issue discount. Interest is payable May
 15 and November 15 of each year.                            14,993     14,990
7.25% Senior Unsecured Notes due 2000, issued on May 16,
 1995 in an original principal amount of $17,500,000,
 net of original issue discount. Interest is payable May
 15 and November 15 of each year.                            17,448     17,444
7.30% Senior Unsecured Notes due 2001, issued on May 16,
 1995 in an original principal amount of $17,500,000,
 net of original issue discount. Interest is payable May
 15 and November 15 of each year.                             17,435     17,429

                       SECURITY CAPITAL INDUSTRIAL TRUST

                                                             ------------------

                                                             DECEMBER 31,
                                                               1996       1995
                                                         ---------  ---------
                                                            (IN THOUSANDS)
7.88% Senior Unsecured Notes, issued on May 16, 1995 in
 an original principal amount of $75,000,000, net of
 original issue discount. Interest is payable May 15 and
 November 15 of each year. The Notes are payable in
 eight annual installments of $9,375,000 beginning May
 15, 2002 and maturing on May 15, 2009.                      74,668     74,664
7.25% Senior Unsecured Notes, issued on May 17, 1996 in
 an original principal amount of $50,000,000, net of
 original issue discount. Interest is payable May 15 and
 November 15 of each year. The Notes are payable in four
 annual installments of $12,500,000 beginning May 15,
 1999 and maturing on May 15, 2002.                          49,951         -
7.95% Senior Unsecured Notes, issued on May 17, 1996 in
 an original principal amount of $100,000,000, net of
 original issue discount. Interest is payable May 15 and
 November 15 of each year. The Notes are payable in four
 annual installments of $25,000,000 beginning May 15,
 2005 and maturing on May 15, 2008.                          99,840         -
8.65% Senior Unsecured Notes, issued on May 17, 1996 in
 an original principal amount of $50,000,000, net of
 original issue discount. Interest is payable May 15 and
 November 15 of each year. The Notes are payable in
 seven annual installments ranging from $5,000,000 to
 $12,500,000 beginning May 15, 2010 and maturing on May
 15, 2016.                                                   49,856         -
                                                         ---------  ---------
    Total long-term debt, net of original issue discount   $524,191   $324,527
                                                         =========  =========

All of the foregoing Notes are redeemable at any time at the option of SCI, in whole or in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relative to market yields available at redemption. The Notes are governed by the terms and provisions of an indenture agreement (the "Indenture") between SCI and State Street Bank and Trust Company, as trustee.

Under the terms of the Indenture, SCI can incur additional debt only if, after giving effect to the debt being incurred and application of proceeds therefrom,
(i) the ratio of debt to total assets, as defined in the Indenture, does not exceed 60%, (ii) the ratio of secured debt to total assets, as defined in the Indenture, does not exceed 40% and (iii) SCI's pro forma interest coverage ratio, as defined in the Indenture, for the four preceding fiscal quarters is not less than 1.5:1. In addition, SCI may not at any time own total unencumbered assets, as defined in the Indenture, equal to less than 150% of the aggregate outstanding principal amount of SCI's unsecured debt. At December 31, 1996, SCI was in compliance with all debt covenants contained in the Indenture.

Approximate principal payments due on long-term debt, mortgage notes payable, assessment bonds payable and securitized debt during each of the years in the five-year period ending December 31, 2001 and thereafter are as follows (in thousands):

             1997                             $ 18,265
             1998                               19,782
             1999                               25,689
             2000                               38,429
             2001                               40,686
             2002 and thereafter               522,101
                                            ---------
             Total principal due               664,952
             Less: Original issue discount        (809)
                                            ---------
                 Total carrying value        $664,143
                                            =========

                       SECURITY CAPITAL INDUSTRIAL TRUST

During 1996, 1995 and 1994, interest expense was $38,819,000, $32,005,000, and
$7,568,000, respectively, which was net of capitalized interest of $16,138,000, $8,599,000 and $2,208,000, respectively. Total amortization of deferred loan fees included in interest expense was $2,339,000, $2,092,000 and $1,023,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The total interest paid in cash on all outstanding debt was $50,704,000, $33,634,000, and $8,992,000 during 1996, 1995, and 1994, respectively.

5. MINORITY INTEREST:

Minority interest represents limited partners' interests in five real estate partnerships controlled by SCI.

SCI owns a 70.0% general partnership interest in Red Mountain Joint Venture, which owns approximately $3 million of property in Albuquerque, New Mexico.

On December 22, 1993, SCI acquired a 68.7% controlling general partnership interest in SCI Limited Partnership-I, which owns distribution facilities primarily in the San Francisco Bay area. Limited partners are entitled to exchange each partnership unit for one Common Share and are entitled to receive preferential cumulative quarterly distributions per unit equal to the quarterly distribution in respect of Common Shares. At December 31, 1996, 4,520,533 limited partnership units were outstanding and no units had been exchanged.

During the first two quarters of 1994, SCI acquired an 81.2% controlling general partnership interest in SCI Limited Partnership-II, which owns distribution facilities primarily in Austin, Charlotte, Dallas, Denver, El Paso and the San Francisco Bay area. Limited partners are entitled to exchange each partnership unit for one Common Share and are entitled to receive preferential cumulative quarterly distributions per unit equal to the quarterly distribution in respect of Common Shares. During the third quarter of 1995, certain limited partners in SCI Limited Partnership-II exercised their conversion rights to exchange partnership units for Common Shares on a one for one basis. As a result of these conversions, SCI's general partnership interest in SCI Limited Partnership-II increased to 97.4%, and SCI's outstanding Common Shares increased by 555,651 shares. As of December 31, 1996, there were 90,213 limited partnership units outstanding in SCI Limited Partnership-II.

In October 1994, SCI acquired a 50.4% controlling general partnership interest in SCI Limited Partnership-III, which owns distribution facilities primarily in Tampa, Florida. During 1995, SCI contributed an additional $11.9 million to this partnership for asset acquisitions which increased SCI's general partnership interest to 71.8%. During 1996, SCI contributed $4.2 million for a property acquisition in San Antonio, Texas which increased SCI's general partnership interest from 71.8% to 75.6%. Limited partners are entitled to exchange each partnership unit for one Common Share and are entitled to receive preferential cumulative quarterly distributions per unit equal to the quarterly distribution in respect of Common Shares. As of December 31, 1996, there were 514,900 limited partnership units outstanding in SCI Limited Partnership-III and no units had been exchanged.

In October 1994, SCI IV, Inc., a wholly-owned subsidiary of SCI, made a $27.5 million cash contribution to SCI Limited Partnership-IV, a Delaware limited partnership ("Partnership-IV"), in exchange for a 96.36% general partner interest in Partnership-IV, and third party investors that were not affiliated with SCI contributed an aggregate of $1.0 million in assets to Partnership-IV in exchange for limited partner interests totalling 3.6% in Partnership-IV. SCI contributed an additional $150,000 to the partnership in 1996 in conjunction with a Section 1031 exchange transaction which increased SCI's interest from 96.36% to 96.38%. SCI IV, Inc., as general partner, manages the activities of Partnership-IV and has fiduciary responsibilities to Partnership-IV and its other partners.

Both Partnership-IV and SCI IV, Inc. are legal entities that are separate and distinct from SCI, its affiliates and each other, and each has separate assets, liabilities, business functions and operations. The assets owned by Partnership-IV consist of income-producing, improved real property located in Florida, Ohio and Oklahoma. The sole assets owned by SCI IV, Inc. are its general partner advances to and interest in Partnership-IV. SCI and its affiliates had no borrowings from Partnership-IV at December 31, 1996 and 1995. Partnership-IV had $1,384,000 and $283,000 of borrowings from SCI IV, Inc. at December 31, 1996 and 1995, respectively. SCI IV, Inc. had $1,384,000 and $283,000 of borrowings from SCI and its affiliates at December 31, 1996 and 1995, respectively. For financial

                       SECURITY CAPITAL INDUSTRIAL TRUST
reporting purposes, the assets, liabilities, results of operations and cash flows of each of Partnership-IV and SCI IV, Inc. are included in SCI's consolidated financial statements, and the third party investors' interests in Partnership-IV are reflected as minority interest. Limited partners are entitled to exchange each partnership unit for one Common Share and are entitled to receive preferential cumulative quarterly distributions per unit equal to the quarterly distribution in respect of Common Shares. At December 31, 1996, there were 68,612 limited partnership units outstanding in Partnership-IV and no units had been exchanged.

6. SHAREHOLDERS' EQUITY:

On November 13, 1996, SCI issued 2,000,000 Series C Cumulative Redeemable Preferred Shares (the "Series C Preferred Shares"). The Series C Preferred Shares have a liquidation preference of $50.00 per share for an aggregate liquidation preference of $100.0 million plus accrued and unpaid dividends. The net proceeds (after underwriting commission and other offering costs) of the Series C Preferred Shares issued were $97.1 million. Holders of the Series C Preferred Shares are entitled to receive, when, as and if declared by SCI's Board of Trustees (the "Board"), out of funds legally available for payment of distributions, cumulative preferential cash distributions at a rate of 8.54% of the liquidation preference per annum (equivalent to $4.27 per share). On or after November 13, 2026, the Series C Preferred Shares may be redeemed for cash at the option of SCI. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include shares of other series of preferred shares.

On August 21, 1996, SCI commenced a rights offering to sell 6,787,806 Common Shares at $17.25 per Common Share and also authorized an additional 3,393,903 Common Shares for oversubscriptions or third party subscribers. In September 1996, SCI issued 7,865,645 Common Shares of the 10,181,709 Common Shares subscribed for and recorded subscriptions receivable of $40.0 million. In October 1996, 2,316,064 Common Shares were issued and all subscriptions receivable were collected. Gross proceeds from the offering totaled $175.6 million.

On September 24, 1996, SCI offered 2,036,342 Common Shares to third party subscribers in the rights offering that were not accepted in whole or in part due to demand in excess of the Common Shares offered. All of the Common Shares were subscribed for as of September 30, 1996 and subscriptions receivable for gross proceeds of $35.1 million recorded. In October 1996, all of such Common Shares were issued and all subscriptions receivable were collected.

Security Capital Group Incorporated ("Security Capital"), an affiliate of SCI's REIT Manager, purchased 3,734,240 Common Shares in connection with the September rights offering at the same price paid by the public. As of December 31, 1996, Security Capital owned 46.0% of SCI's outstanding 93,676,546 Common Shares.

In February 1996, SCI issued a total of 8,050,000 Series B Cumulative Convertible Redeemable Preferred Shares (the "Series B Preferred Shares"). The Series B Preferred Shares have a liquidation preference of $25.00 per share for an aggregate liquidation preference of $201.3 million plus any accrued and unpaid dividends. Holders of the Series B Preferred Shares are only entitled to limited voting rights under certain conditions. The Series B Preferred Shares are convertible at any time, unless previously redeemed, at the option of the holders thereof into Common Shares at a conversion price of $19.50 per share (equivalent to a conversion rate of 1.282 Common Shares for each Series B Preferred Share), subject to adjustment in certain circumstances. Holders of the Series B Preferred Shares are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of 7% of the liquidation preference per annum (equivalent to $1.75 per share) or the distribution on the Common Shares, or portion thereof, into which a Series B Preferred Share is convertible. Distributions on the Series B Preferred Shares are cumulative from the date of original issue and payable quarterly in arrears on the last day of March, June, September and December of each year. The Series B Preferred Shares are redeemable at the option of SCI on or after February 21, 2001.

On September 29, 1995, SCI issued 9,421,505 Common Shares at $15.375 per share and received subscriptions for 6,838,658 additional Common Shares at the same price in conjunction with a rights offering ($250 million). The

                       SECURITY CAPITAL INDUSTRIAL TRUST
additional Common Shares were issued on October 3, 1995. Security Capital purchased 6,504,148 Common Shares in this offering (40% of the shares sold). As of December 31, 1995, Security Capital owned 48.3% of SCI's outstanding 81,416,451 Common Shares.

On June 21, 1995, SCI issued 5,400,000 Series A Cumulative Redeemable Preferred Shares (the "Series A Preferred Shares"). The Series A Preferred Shares have a liquidation preference of $25.00 per share for an aggregate liquidation preference of $135.0 million plus any accrued and unpaid dividends. The net proceeds (after underwriting commission and other offering costs) of the Series A Preferred Shares issued were $130.4 million. Holders of the Series A Preferred Shares are entitled only to limited voting rights under certain conditions. Holders of the Series A Preferred Shares will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9.4% of the liquidation preference per annum (equivalent to $2.35 per share). Such distributions are cumulative from the date of original issue and are payable quarterly in arrears on the last day of March, June, September, and December of each year. The Series A Preferred Shares are redeemable at the option of SCI on or after June 21, 2000. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include shares of other series of preferred shares.

In October and November 1994, SCI completed an offering of 18,000,000 Common Shares at a price of $15.25 per share. 17,750,000 Common Shares were issued on October 5, 1994, and 250,000 Common Shares were issued on November 17, 1994. 9,800,000 of the Common Shares were purchased by Security Capital, at the same price paid by the public, with no underwriting discount or commission ($149.5 million). 8,200,000 of the Common Shares were sold through an underwritten offering at $15.25 per share. The underwriting discount on these Common Shares was $0.80 per share. After additional costs of the offering, net proceeds to SCI were $266.9 million.

On June 29, 1994, SCI completed a rights offering and issued 6,611,571 Common Shares at $15.125 per share ($100 million). Security Capital purchased 3,517,483 Common Shares in this offering (53% of the shares sold). On March 31, 1994, SCI completed its initial public offering and sold 3,260,870 Common Shares at $11.50 per share ($37.5 million). Security Capital purchased 523,370 Common Shares in this offering (16% of the shares sold).

Dividend Reinvestment and Share Purchase Plan
In March 1995, SCI adopted a Dividend Reinvestment and Share Purchase Plan (the "1995 Plan"), which commenced in April 1995. The 1995 Plan allows holders of Common Shares the opportunity to acquire additional Common Shares by automatically reinvesting distributions. Common Shares are acquired pursuant to the 1995 Plan at a price equal to 98% of the market price of such Common Shares, without payment of any brokerage commission or service charge. The 1995 Plan also allows participating common shareholders to purchase a limited number of additional Common Shares at 98% of the market price of such Common Shares, by making optional cash payments, without payment of any brokerage commission or service charge. Holders of Common Shares who do not participate in the 1995 Plan continue to receive distributions as declared.

Option Plan
In April 1994, SCI adopted its Share Option Plan for Outside Trustees (the "Outside Trustees Plan"). Under the Outside Trustees Plan, there are 100,000 Common Shares approved which can be granted to non-employee Trustees. All options granted are for a term of five years and are immediately exercisable in whole or in part. The exercise price of the options granted may not be less than the fair market value on the date of the grant. At December 31, 1996 there were 18,000 options for Common Shares outstanding and exercisable under the Outside Trustees Plan at exercise prices of $15.50, $16.00, and $17.50.

SCI adopted the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock Based Compensation" during 1996. Under the provisions of this statement, SCI will continue to account for the Outside Trustees Plan under the provisions of APB Opinion No. 25, and make the pro forma disclosures required by SFAS 123 where applicable. The effect of adopting this statement was immaterial to SCI's consolidated financial statements.

                       SECURITY CAPITAL INDUSTRIAL TRUST

Shareholder Purchase Rights
On December 7, 1993, the Board declared a dividend of one preferred share purchase right ("Right") for each outstanding Common Share to be distributed to all holders of record of the Common Shares on December 31, 1993. Each Right entitles the registered holder to purchase one-hundredth of a Participating Preferred Share for an exercise price of $40.00 per one-hundredth of a Participating Preferred Share, subject to adjustment as provided in the Rights Agreement. The Rights will generally be exercisable only if a person or group (other than certain affiliates of SCI) acquires 20% or more of the Common Shares or announces a tender offer for 25% or more of the Common Shares. Under certain circumstances, upon a shareholder acquisition of 20% or more of the Common Shares (other than certain affiliates of SCI), each Right will entitle the holder to purchase, at the Right's then-current exercise price, a number of Common Shares having a market value of twice the Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions will entitle each holder of a Right to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Right's exercise price. The Rights held by certain 20% shareholders will not be exercisable. The Rights will expire on December 7, 2003, unless the expiration date of the Rights is extended, and the Rights are subject to redemption at a price of $0.01 per Right under certain circumstances.

7. DISTRIBUTIONS:

The annual distribution per Common Share was $1.01 in 1996, $0.935 in 1995 and $0.85 in 1994. Distributions attributable to realized gains on the disposition of investments may be considered for payment to shareholders on a special, as-incurred basis.

For federal income tax purposes, the following summarizes the taxability of distributions paid on Common Shares in 1995 and 1994 and the estimated taxability for 1996:

                                        ----------------------------

                                 1996       1995       1994
                           ---------  ---------  ---------
      Per Common Share:
        Ordinary income       $0.879     $0.692      $0.67
        Capital gains              -          -          -
        Return of capital      0.131      0.243       0.18
                           ---------  ---------  ---------
          Total               $1.010     $0.935      $0.85
                           =========  =========  =========

On December 17, 1996, SCI declared a distribution of $0.2675 per Common Share payable on February 18, 1997 to shareholders of record as of February 4, 1997. At the same time, SCI announced that it set an annualized distribution level of $1.07 per Common Share for 1997.

Pursuant to the terms of the preferred shares, SCI is restricted from declaring or paying any distribution with respect to the Common Shares unless all cumulative distributions with respect to the preferred shares have been paid and sufficient funds have been set aside for distributions that have been declared for the then-current distribution period with respect to the preferred shares.

                       SECURITY CAPITAL INDUSTRIAL TRUST

For Federal income tax purposes, the following summary reflects the taxability of dividends paid on the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares for the period prior to 1996 and the estimated taxability for 1996.

                                                  ------------------

                                                   DATE OF
                                                  ISSUANCE
                                                        TO
                                                  DECEMBER
                                           1996   31, 1995
                                     ---------  ---------
      Per Series A Preferred Share:
        Ordinary Income                  $2.35      $1.24
        Capital Gains                        -          -
                                     ---------  ---------
          Total                          $2.35      $1.24
                                     =========  =========
                                        DATE OF
                                       ISSUANCE
                                             TO
                                       DECEMBER
                                       31, 1996
                                     ---------
      Per Series B Preferred Share:
        Ordinary Income                  $1.50
        Capital Gains                        -
                                     ---------
          Total                          $1.50
                                     =========
      Per Series C Preferred Share:
        Ordinary Income                  $0.57
        Capital Gains                        -
                                     ---------
          Total                          $0.57
                                     =========

SCI's tax return for the year ended December 31, 1996 has not been filed, and the taxability information for 1996 is based upon the best available data. SCI's tax returns have not been examined by the Internal Revenue Service and, therefore, the taxability of the distributions is subject to change.

8. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

Selected quarterly financial data (in thousands except for per share amounts) for 1996 and 1995 is as follows:

                               ------------------------------------------------

                               THREE MONTHS ENDED,              YEAR ENDED
                               3-31        6-30       9-30      12-31      12-31
                         ---------   ---------  ---------  ---------  ---------
1996:
  Rental income            $50,062     $54,361    $59,391    $63,186   $227,000
                         =========   =========  =========  =========  =========
  Earnings from opera-
   tions                   $17,262     $19,456    $20,427    $25,565   $ 82,710
  Minority interest
   share in net
   earnings                    756         884        859        827      3,326
  Loss on disposition of
   real estate                 (29)          -          -          -        (29)
                         ---------   ---------  ---------  ---------  ---------
  Net earnings              16,477      18,572     19,568     24,738     79,355
  Less preferred share
   dividends                 4,673       6,695      6,694      7,833     25,895
                         ---------   ---------  ---------  ---------  ---------
  Net earnings attribut-
   able to Common Shares   $11,804     $11,877    $12,874    $16,905   $ 53,460
                         =========   =========  =========  =========  =========
  Net earnings per Com-
   mon Share               $  0.14     $  0.15    $  0.16    $  0.18   $   0.63
                         =========   =========  =========  =========  =========

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               ------------------------------------------------

                                     THREE MONTHS ENDED,             YEAR ENDED
                               3-31       6-30       9-30      12-31      12-31
                         ---------  ---------  ---------  ---------  ---------
1995:
  Rental income             $32,901    $35,340    $40,372    $45,266   $153,879
                         =========  =========  =========  =========  =========
  Earnings from
   operations               $10,528    $10,372    $13,121    $16,970   $ 50,991
  Minority interest
   share in net earnings        865        874        807        785      3,331
  Gain on disposition of
   real estate                    -          -          -      1,053      1,053
                         ---------  ---------  ---------  ---------  ---------
  Net earnings                9,663      9,498     12,314     17,238     48,713
  Less preferred share
   dividends                      -        353      3,172      3,173      6,698
                         ---------  ---------  ---------  ---------  ---------
  Net earnings
   attributable to
   Common Shares            $ 9,663    $ 9,145    $ 9,142    $14,065   $ 42,015
                         =========  =========  =========  =========  =========
  Net earnings per
   Common Share             $  0.15    $  0.14    $  0.14    $  0.17   $   0.61
                         =========  =========  =========  =========  =========

9. REIT MANAGEMENT AGREEMENT:

Security Capital Industrial Incorporated (the "REIT Manager"), a subsidiary of Security Capital (Note 6), is the REIT manager of SCI. All officers of SCI are employees of the REIT Manager and SCI currently has no employees. Pursuant to the REIT management agreement, in exchange for providing research, strategic planning, investment analysis, acquisition and development services, asset management, capital markets, legal and accounting services and day-to-day management of SCI's operations, the REIT Manager is entitled to receive from SCI a REIT management fee, payable quarterly, equal to 16% of cash flow, as defined in the agreement, before deducting (i) fees paid to the REIT Manager,
(ii) extraordinary expenses incurred at the request of the independent Trustees of SCI, and (iii) 33% of any interest paid by SCI on convertible subordinated debentures (of which there has been none since inception of the REIT management agreement); and, after deducting (iv) actual or assumed regularly scheduled principal and interest payments on long-term debt and (v) distributions actually paid with respect to any non-convertible preferred shares of beneficial interest of SCI. The REIT management agreement has been amended so that the long-term senior notes described in Note 4 will be treated as if they had regularly scheduled principal and interest payments similar to a 20-year level monthly payment, fully amortizing mortgage and the assumed principal and interest payments will be deducted from cash flow in determining the fee for future periods. Cash flow does not include interest and income from SCI Development Services, realized gains from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of .2% of the average daily balance of funds invested in interest bearing cash accounts, the earnings on which are not subject to the 16% fee. For the years ended December 31, 1996, 1995 and 1994, the REIT Manager earned REIT management fees totalling $21,472,000, $14,207,000 and $8,673,000, respectively.

10. PROPERTY MANAGEMENT COMPANY:

Commencing January 1994, SCI Client Services Incorporated ("Client Services"), a subsidiary of Security Capital, began providing property management services for certain of SCI's properties. The agreement is subject to termination by SCI or Client Services on 30 days' notice, is renewable annually upon approval of SCI's independent Trustees, and provides for a monthly fee to Client Services of no more than 3% per annum of property revenues, paid monthly, plus leasing commissions consistent with industry practice, which together were $10.1 million, $4.7 million and $1.7 million for 1996, 1995 and 1994, respectively. As of December 31, 1996, Client Services managed 90.0% of SCI's 80.6 million total operating square feet. The REIT Manager anticipates that Client Services will manage additional SCI properties in the future. Any management contracts executed with Client Services are expected to be at terms management believes are no less favorable to SCI than could be obtained with unaffiliated third parties.

                       SECURITY CAPITAL INDUSTRIAL TRUST

11. RELATED PARTY TRANSACTIONS:

SCI leases space to related parties on market terms that management believes are no less favorable to SCI than those that could be obtained with unaffiliated third parties. These transactions are summarized as follows:

                                         --------------------------------------

                                         SECURITY     REIT    CLIENT
                                          CAPITAL  MANAGER  SERVICES
                                         (NOTE 6) (NOTE 9) (NOTE 10)      TOTAL
                                         -------- -------- --------- ----------
Rental revenue during the year ended
 December 31, 1994                       $203,220 $ 44,926  $112,542 $  360,688
Rental revenue during the year ended
 December 31, 1995                       $415,264 $210,856  $194,335 $  820,455
Rental revenue during the year ended
 December 31, 1996                       $593,657 $210,856  $571,970 $1,376,483
Square feet leased as of December 31,
 1996                                     102,268   25,007    84,520    211,795
Annualized revenue for leases in effect
 at December 31, 1996                    $744,718 $210,856  $766,190 $1,721,764

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

Fair Value of Financial Instruments
The following disclosure of the estimated fair value of financial instruments is presented in accordance with the requirements of SFAS No. 107. The estimated fair value amounts have been determined by SCI using available market information and valuation methodologies.

As of December 31, 1996 and 1995, the carrying amounts of certain financial instruments employed by SCI, including cash and cash equivalents, accounts and notes receivable, accounts payable and accrued expenses were representative of their fair values because of the short-term maturity of these instruments. As of December 31, 1995, based on the borrowings available to SCI, the carrying value of the long-term debt and mortgages was a reasonable estimation of their fair values. As of December 31, 1996, the fair value of the long-term debt and mortgages has been estimated based on quoted market prices for the same or similar issues or by discounting the future cash flows using rates currently available for debt with similar terms and maturities. The increase in the fair value of long-term debt and mortgages over the carrying value in the table below is a result of a net reduction in the interest rates available to SCI at December 31, 1996 from the interest rates in effect at the dates of issuance. The long-term debt and many of the mortgages contain prepayment penalties or yield maintenance provisions which would make the cost of refinancing exceed the benefit of refinancing at the lower rates. As of December 31, 1996, the fair value of all derivative financial instruments are amounts at which they could be settled, based on quoted market prices or estimates obtained from brokers (there were no derivative financial instruments outstanding as of December 31, 1995). The following table reflects the carrying amount and estimated fair value of SCI's financial instruments (in thousands):

                                                     ------------------

                                           DECEMBER 31, 1996
                                           CARRYING     FAIR
                                             AMOUNT    VALUE
                                           -------- --------
      Balance sheet financial instruments
        Long-term debt                     $524,191 $549,613
        Mortgages                          $139,952 $142,643
      Derivative financial instruments
        Interest rate contracts            $      - $  1,218

Derivative Financial Instruments
SCI has only limited involvement with derivative financial instruments and does not use them for trading purposes. SCI uses derivatives to manage well-defined interest rate risk.

                       SECURITY CAPITAL INDUSTRIAL TRUST

The primary risks associated with derivative instruments are market risk (price risk) and credit risk. Price risk is defined as the potential for loss in the value of the derivative due to adverse changes in market prices (interest rates). SCI utilizes derivative instruments in anticipation of future transactions to manage well defined interest rate risk. Through hedging, SCI can effectively manage the risk of increases in interest rates on future debt issuances.

Credit risk is the risk that one of the parties to a derivative contract fails to perform or meet their financial obligation under the contract. SCI does not obtain collateral to support financial instruments subject to credit risk but monitors the credit standing of counterparties. As of December 31, 1996, the counterparties to all outstanding contracts were financial institutions with AA or A+ credit ratings. SCI does not anticipate non-performance by any of the counterparties to its derivative contracts. Should a counterparty fail to perform, however, SCI would incur a financial loss to the extent of the positive fair market value of the derivative instruments.

The following table summarizes the activity in interest rate contracts for the year ended December 31, 1996 (in millions):

                                                     ------------------

                                                INTEREST
                                            RATE FUTURES      INTEREST
                                               CONTRACTS    RATE SWAPS
                                            ------------    ---------
      Notional amount at December 31, 1995        $    -        $    -
      New contracts                                156.0         173.0
      Matured or expired contracts                 (50.0)            -
      Terminated contracts                             -        (140.0)
                                              ---------     ---------
      Notional amount at December 31, 1996        $106.0(1)     $ 33.0(2)
                                              =========     =========

--------
(1) Included in the $106.0 million notional amount at December 31, 1996 are two contracts totalling $80.0 million which settled on January 31, 1997 (see Note
14), and a $26.0 million contract with a termination date of July 15, 1997. The $26.0 million contract locks in the 30 year Treasury at a rate of 6.56%.
(2) The remaining swap contract as of December 31, 1996, which matures in 2007, provides for SCI to pay a fixed rate of 6.61% and receive a floating rate equal to the three month LIBOR rate.

Deferred losses totalling $1.9 million on matured, expired or terminated interest rate contracts were recorded on the balance sheet as of December 31, 1996. These losses related to the unwind of hedges placed for the May 1996 debt offering (see Note 4) and are being amortized into interest expense over a weighted-average amortization period of 10.8 years.

13. COMMITMENTS AND CONTINGENCIES:

Environmental Matters
All of the properties acquired by SCI have been subjected to Phase I environmental reviews. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is SCI aware of any environmental liability (including asbestos-related liability) that SCI believes would have a material adverse effect on SCI's business, financial condition or results of operations.

14. SUBSEQUENT EVENTS:

On January 22, 1997, SCI announced that it received a proposal from Security Capital to exchange the REIT Manager and Client Services, the REIT manager's property management affiliate, for Common Shares. As a result of the proposed transaction, SCI would become an internally managed REIT, and Security Capital would remain SCI's largest shareholder. SCI's Board has formed a special committee comprised of independent Trustees to review the proposed transaction. The proposed transaction is subject to approval by the special committee, the full Board and SCI's shareholders.

On February 7, 1997, SCI completed a public offering of 4,025,000 Common Shares. Net proceeds to SCI after underwriting discounts and offering costs were $80.4 million.

                       SECURITY CAPITAL INDUSTRIAL TRUST

On February 4, 1997, SCI issued $100.0 million of Series A 2015 Notes under its Medium-Term Note program established in November 1996. The Series A 2015 Notes bear interest at 7.81%, payable semi-annually on February 1 and August 1, commencing August 1, 1997. Installments of principal will be paid annually on each February 1, commencing February 1, 2010, in the following amounts: $20 million in 2010, $15 million in 2011, $15 million in 2012, $20 million in 2013, $20 million in 2014 and $10 million in 2015. The Series A 2015 Notes have a weighted-average life to maturity of 15.35 years and a final maturity extending to 2015. The average effective interest cost is 7.73%, including all costs associated with the offering plus $1.7 million in proceeds received on January 31, 1997 in connection with two interest rate protection agreements entered into in August and November 1996 in anticipation of the debt offering. Both the August 1996 and the November 1996 interest rate protection agreements were in the form of a forward treasury lock agreement with an AA rated financial institution. The August agreement included a notional principal amount of $30.0 million and a reference price of 99.653 on the thirty year Treasury Note. The November agreement included a notional principal amount of $50.0 million and a reference price of 101 29/32 on the ten year Treasury Note. The settlement date on both contracts was January 31, 1997.

On October 11, 1996, and as amended on October 31, 1996, SCI filed a shelf registration statement with the Securities and Exchange Commission regarding the offering from time to time of $600 million in one or more series of its debt securities, preferred shares of beneficial interest and Common Shares of beneficial interest, and had approximately $78 million remaining under its previous shelf registration statement. After the Series C Preferred Share offering in November 1996 (see Note 6) and the offerings described above, as of February 10, 1997, approximately $393 million in securities were available to be issued under the shelf registration statement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Trustees and Shareholders of Security Capital Industrial Trust:

We have audited, in accordance with generally accepted auditing standards, the financial statements of Security Capital Industrial Trust, and have issued our report thereon dated February 10, 1997. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The supplemental
Schedule III--Real Estate and Accumulated Depreciation ("Schedule III") is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The
Schedule III has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        Arthur Andersen LLP

Chicago, Illinois
February 10, 1997

                       SECURITY CAPITAL INDUSTRIAL TRUST

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                      ---------------------------------------------------------

                                                                          GROSS AMOUNTS AT
                                                                            WHICH CARRIED
                                    INITIAL COSTS             COSTS      AT CLOSE OF PERIOD
                                 -------------------    CAPITALIZED  ---------------------------  ACCUMULATED           DATE OF
                  NO. OF  ENCUM-          BUILDING &     SUBSEQUENT           BUILDING &   TOTAL DEPRECIATION     CONSTRUCTION/
   DESCRIPTION    BLDGS. BRANCES   LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS   (A,B)          (C)       ACQUISITION
   -----------    ------ ------- ------ ------------ --------------  ------ ------------ ------- ------------  ----------------
OPERATING
PROPERTIES
Atlanta, Georgia
 Atlanta Airport
 Distribution
 Center                3         $1,758      $     -        $ 4,610  $1,763      $ 4,605 $ 6,368      $   (70)       1996
 Atlanta NE
 Distribution
 Center                4          3,248            -         11,942   3,248       11,942  15,190         (156)       1996
 Atlanta West
 Distribution
 Center               21          6,995       36,055          7,007   6,995       43,062  50,057       (2,496)    1994, 1996
 Carter-Pacific
 Business Center       3            556        3,151             59     556        3,210   3,766         (115)       1995
 Chattahoochee
 Business Center       4            362        2,049            601     438        2,574   3,012            -        1996
 Fulton Park
 Distribution
 Center                4            447        2,533            (79)    426        2,475   2,901            -        1996
 International
 Airport
 Industrial
 Center                9          2,939       14,146          4,436   2,969       18,552  21,521       (1,251)    1994, 1995
 LaGrange
 Distribution
 Center                1            174          986            103     174        1,089   1,263          (91)       1994
 Northeast
 Industrial
 Center                4          1,109        6,283           (158)  1,050        6,184   7,234         (168)       1996
 Northmont
 Industrial
 Center                1            566        3,209            135     566        3,344   3,910         (244)       1994
 Oakcliff
 Industrial
 Center                3            608        3,446            142     608        3,588   4,196         (206)       1995
 Olympic
 Industrial
 Center                2            698        3,956            950     757        4,847   5,604         (120)       1996
 Peachtree
 Commerce
 Business Center       4            707        4,004            490     707        4,494   5,201         (379)       1994
 Peachtree
 Distribution
 Center                1            302        1,709             27     302        1,736   2,038         (115)       1994
 Plaza Industrial
 Center                1             66          372             11      66          383     449          (19)       1995
 Pleasantdale
 Industrial
 Center                2            541        3,184            102     541        3,286   3,827         (214)       1995
 Regency
 Industrial
 Center                9          1,853       10,480            555   1,856       11,032  12,888         (804)       1994
 Sullivan 75
 Distribution
 Center                3     (d)    728        4,123            217     728        4,340   5,068         (291)    1994, 1995
 Tradeport
 Distribution
 Center                3          1,464        4,563          5,215   1,479        9,763  11,242         (479)    1994, 1996
 Weaver
 Distribution
 Center                2            935        5,182            369     935        5,551   6,486         (350)       1995
 Westfork
 Industrial
 Center               10          2,483       14,115            415   2,483       14,530  17,013         (720)       1995
 Zip Industrial
 Center                4            533        3,023           (275)    485        2,796   3,281            -        1996
Austin, Texas
 Braker Service
 Center                3          1,765       10,002            789   1,765       10,791  12,556       (1,012)       1994
 Corridor Park
 Corporate Center      6          2,109        1,681         12,135   2,131       13,794  15,925         (369)    1995, 1996
 Montopolis
 Distribution
 Center                1            580        3,384            430     580        3,814   4,394         (349)       1994
 Pecan Business
 Center                4            630        3,572            217     631        3,788   4,419         (177)       1995
 Rutland
 Distribution
 Center                2            460        2,617            197     462        2,812   3,274         (275)       1993
 Southpark
 Corporate Center      7          1,946            -         13,894   1,946       13,894  15,840         (694) 1994, 1995, 1996
 Walnut Creek
 Corporate Center     12          2,707        5,649         15,668   2,707       21,317  24,024         (671) 1994, 1995, 1996

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                     ----------------------------------------------------------

                                                                             GROSS AMOUNTS AT
                                                                              WHICH CARRIED
                                     INITIAL COSTS              COSTS       AT CLOSE OF PERIOD
                                  --------------------    CAPITALIZED ------------------------------  ACCUMULATED        DATE OF
                   NO. OF  ENCUM-           BUILDING &     SUBSEQUENT           BUILDING &     TOTAL DEPRECIATION  CONSTRUCTION/
   DESCRIPTION     BLDGS. BRANCES    LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS     (A,B)          (C)    ACQUISITION
   -----------     ------ ------- ------- ------------ -------------- ------- ------------ --------- ------------  -------------
Birmingham,
Alabama
 Oxmoor
 Distribution
 Center                 4     (d)   2,398       13,591            123   2,398       13,714    16,112       (1,215)       1994
 Perimeter
 Distribution
 Center                 2           2,489       14,109            428   2,490       14,536    17,026       (1,285)       1994
Charlotte, North
Carolina
 Barringer
 Industrial
 Center                 3             308        1,746            380     308        2,126     2,434         (176)       1994
 Bond
 Distribution
 Center                 2             905        5,126            859     905        5,985     6,890         (527)       1994
 Charlotte
 Commerce Center       10     (d)   4,341       24,954            765   4,342       25,718    30,060       (2,221)       1994
 Charlotte
 Distribution
 Center                 5           3,131            -         11,549   3,131       11,549    14,680         (344)    1995, 1996
 Northpark
 Distribution
 Center                 1             307        1,742             38     307        1,780     2,087         (145)       1994
Chattanooga,
Tennessee
 Stone Fort
 Distribution
 Center                 4           2,063       11,688            150   2,063       11,838    13,901         (889)       1994
 Tiftonia
 Distribution
 Center                 1             146          829            182     146        1,011     1,157          (51)       1995
Chicago, Illinois
 Bedford Park
 Distribution
 Center                 1             473        2,678             17     473        2,695     3,168          (15)       1996
 Bridgeview
 Distribution
 Center                 4           1,302        7,378            384   1,302        7,762     9,064         (102)       1996
 Des Plaines
 Distribution
 Center                 3           2,158       12,232            278   2,159       12,509    14,668         (311)    1995, 1996
 Elk Grove
 Distribution
 Center                 8           3,674       20,820          1,793   3,674       22,613    26,287         (555)    1995, 1996
 Glendale Heights
 Distribution
 Center                 1           1,126        6,382             40   1,126        6,422     7,548            -        1996
 Glenview
 Distribution
 Center                 1             214        1,213              7     214        1,220     1,434           (7)       1996
 Itasca
 Distribution
 Center                 1             319        1,808             23     319        1,831     2,150          (41)       1996
 Mitchell
 Distribution
 Center                 1           1,236        7,004            287   1,236        7,291     8,527         (137)       1996
 Northlake
 Distribution
 Center                 1             372        2,106             41     372        2,147     2,519          (47)       1996
 Tri-Center
 Distribution
 Center                 3             889        5,038             82     889        5,120     6,009          (42)       1996
Cincinnati, Ohio
 Airpark
 Distribution
 Center                 2           1,692            -         10,020   1,718        9,994    11,712         (169)       1996
 Blue
 Ash/Interstate
 Distribution
 Center                 1             144          817            469     144        1,286     1,430          (44)       1995
 Capital
 Distribution
 Center I               4           1,750        9,922            574   1,751       10,495    12,246         (680)       1994
 Capital
 Distribution
 Center II              5           1,953       11,067            876   1,953       11,943    13,896         (853)       1994

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                        -------------------------------------------------------

                                                                        GROSS AMOUNTS AT
                                                                          WHICH CARRIED
                                   INITIAL COSTS             COSTS     AT CLOSE OF PERIOD
                                 ------------------    CAPITALIZED  -------------------------  ACCUMULATED           DATE OF
                  NO. OF  ENCUM-         BUILDING &     SUBSEQUENT          BUILDING &  TOTAL DEPRECIATION     CONSTRUCTION/
   DESCRIPTION    BLDGS. BRANCES  LAND IMPROVEMENTS TO ACQUISITION   LAND IMPROVEMENTS  (A,B)          (C)       ACQUISITION
   -----------    ------ ------- ----- ------------ --------------  ----- ------------ ------ ------------  ----------------
 Capital
 Industrial
 Center I             10         1,039        5,885            841  1,039        6,726  7,765         (375)    1994, 1995
 Empire
 Distribution
 Center                3           529        2,995            223    529        3,218  3,747         (138)       1995
 Production
 Distribution
 Center                1     (f)   598        2,717            (18)   479        2,818  3,297         (201)       1994
 Springdale
 Commerce Center       3           421        2,384            431    421        2,815  3,236          (74)       1996
Columbus, Ohio
 Capital Park
 South
 Distribution
 Center                3         1,981            -         18,781  1,981       18,781 20,762         (320)       1996
 Columbus West
 Industrial
 Center                3           645        3,655            578    645        4,233  4,878         (199)       1995
 Corporate Park
 West                  2           679        3,849             45    679        3,894  4,573          (54)       1996
 Fischer
 Distribution
 Center                1         1,197        6,785            561  1,197        7,346  8,543         (475)       1995
 McCormick
 Distribution
 Center                5         1,664        9,429            697  1,664       10,126 11,790         (666)       1994
 New World
 Distribution
 Center                1           207        1,173            411    207        1,584  1,791         (120)       1994
Dallas/Fort
Worth, Texas
 Carter
 Industrial
 Center                1           334            -          2,301    334        2,301  2,635           (8)       1996
 Dallas Corporate
 Center                4         3,325            -         15,517  3,325       15,517 18,842         (208)       1996
 Franklin
 Distribution
 Center                2           528        2,991            392    528        3,383  3,911         (317)       1994
 Freeport
 Distribution
 Center                1           613        3,473             34    613        3,507  4,120          (19)       1996
 Great Southwest
 Distribution
 Center                8         2,260       10,697          3,420  2,269       14,108 16,377         (590) 1994, 1995, 1996
 Great Southwest
 Industrial
 Center                2           308        1,744             96    308        1,840  2,148          (68)       1995
 Lone Star
 Distribution
 Center                2           967        5,477             57    967        5,534  6,501         (107)       1996
 Metropolitan
 Distribution
 Center                1           201        1,097            716    297        1,717  2,014          (76)       1995
 Northgate
 Distribution
 Center                5         1,570        8,897            339  1,570        9,236 10,806         (700)    1994, 1996
 Northpark
 Business Center       2           467        2,648            158    467        2,806  3,273          (79)    1995, 1996
 Northway
 Business Plaza        7           565        3,202            184    565        3,386  3,951            -        1995
 Redbird
 Distribution
 Center                2           738        4,186             86    739        4,271  5,010         (112)    1994, 1996
 Skyline Business
 Center                4           409        2,320             21    409        2,341  2,750            -        1995
 Stemmons
 Distribution
 Center                1           272        1,544            341    272        1,885  2,157         (103)       1995
 Stemmons
 Industrial
 Center               11         1,497        8,484            993  1,497        9,477 10,974         (532) 1994, 1995, 1996
 Trinity Mills
 Distribution
 Center                4         1,709        9,684            584  1,709       10,268 11,977         (191)       1996
 Valwood Business
 Center                2           520        2,945            (35)   520        2,910  3,430            -        1995

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                        -------------------------------------------------------

                                                                       GROSS AMOUNTS AT
                                                                         WHICH CARRIED
                                   INITIAL COSTS             COSTS    AT CLOSE OF PERIOD
                                 ------------------    CAPITALIZED -------------------------  ACCUMULATED           DATE OF
                  NO. OF  ENCUM-         BUILDING &     SUBSEQUENT         BUILDING &  TOTAL DEPRECIATION     CONSTRUCTION/
   DESCRIPTION    BLDGS. BRANCES LAND  IMPROVEMENTS TO ACQUISITION  LAND IMPROVEMENTS  (A,B)          (C)       ACQUISITION
   -----------    ------ ------- ----- ------------ -------------- ----- ------------ ------ ------------  ----------------
Denver, Colorado
 Denver Business
 Center                5         1,156        7,486          5,892 1,156       13,378 14,534       (1,141) 1992, 1994, 1996
 Havana
 Distribution
 Center                1           401        2,281             67   401        2,348  2,749         (270)       1993
 Moline
 Distribution
 Center                1           327        1,850             95   327        1,945  2,272         (181)       1994
 Moncrieff
 Distribution
 Center                1           314        2,493            147   314        2,640  2,954         (356)       1992
 Pagosa
 Distribution
 Center                1           406        2,322            100   406        2,422  2,828         (295)       1993
 Stapleton
 Distribution
 Center                1           219        1,247             49   219        1,296  1,515         (148)       1993
 Upland
 Distribution
 Center I              6           820        5,710          8,007   821       13,716 14,537       (1,243) 1992, 1994, 1995
 Upland
 Distribution
 Center II             6         2,456       13,946            486 2,489       14,399 16,888       (1,569)    1993, 1994
East Bay (San
Francisco),
California
 East Bay
 Industrial
 Center                1           531        3,009            137   531        3,146  3,677         (246)       1994
 Eigenbrodt Way
 Distribution
 Center                1     (d)   393        2,228             39   393        2,267  2,660         (226)       1993
 Hayward Commerce
 Center                4         1,933       10,955            276 1,933       11,231 13,164       (1,104)       1993
 Hayward Commerce
 Park                  9         2,764       15,661          1,037 2,764       16,698 19,462       (1,603)       1994
 Hayward
 Distribution
 Center                7     (e) 3,417       19,255            262 3,417       19,517 22,934       (1,947)       1993
 Hayward
 Industrial
 Center               13     (d) 4,481       25,393          1,727 4,481       27,120 31,601       (2,603)       1993
 Patterson Pass
 Business Center       2           862        4,885             34   862        4,919  5,781         (492)       1993
 San Leandro
 Distribution
 Center                3         1,387        7,862            188 1,387        8,050  9,437         (817)       1993
El Paso, Texas
 Billy the Kid
 Distribution
 Center                1           273        1,547            453   273        2,000  2,273         (145)       1994
 Broadbent
 Industrial
 Center                3           676        5,183            248   676        5,431  6,107         (668)       1993
 Goodyear
 Distribution
 Center                1           511        2,899             32   511        2,931  3,442         (251)       1994
 Northwestern
 Corporate Center      4         1,272        3,155          6,632 1,278        9,781 11,059         (819) 1992, 1993, 1994
 Pan Am
 Distribution
 Center                1           318            -          2,330   318        2,330  2,648         (107)       1995
 Peter Cooper
 Distribution
 Center                1     (d)   495        2,816             42   495        2,858  3,353         (244)       1994
 Vista Corporate
 Center                4         1,945            -         10,211 1,946       10,210 12,156         (420) 1994, 1995, 1996
 Vista Del Sol
 Industrial
 Center                7     (d) 2,255       12,782          9,310 3,516       20,831 24,347       (1,468)    1994, 1995

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                    ------------------------------------------------------------

                                                                             GROSS AMOUNTS AT
                                                                              WHICH CARRIED
                                     INITIAL COSTS              COSTS       AT CLOSE OF PERIOD
                                  --------------------    CAPITALIZED ------------------------------  ACCUMULATED
                   NO. OF  ENCUM-           BUILDING &     SUBSEQUENT           BUILDING &     TOTAL DEPRECIATION
   DESCRIPTION     BLDGS. BRANCES    LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS     (A,B)          (C)
   -----------     ------ ------- ------- ------------ -------------- ------- ------------ --------- ------------
Fort
Lauderdale/Miami,
Florida
 Airport West
 Distribution
 Center                 1             675        3,825            644   1,276        3,868     5,144         (129)
 North Andrews
 Distribution
 Center                 1     (f)     698        3,956             91     698        4,047     4,745         (292)
 Port 95
 Distribution
 Center                 1           1,174        6,654             26   1,174        6,680     7,854         (370)
Houston, Texas
 Crosstimbers
 Distribution
 Center                 1             359        2,035            427     359        2,462     2,821         (213)
 Hempstead
 Distribution
 Center                 3           1,013        5,740            545   1,013        6,285     7,298         (551)
 I-10 Central
 Distribution
 Center                 2             181        1,023            100     181        1,123     1,304         (104)
 I-10 Central
 Service Center         1              58          330             29      58          359       417          (33)
 Pine Forest
 Business Center       18           4,859       27,557          1,451   4,859       29,008    33,867       (1,684)
 Post Oak
 Business Center       16           3,462       17,966          2,468   3,462       20,434    23,896       (1,718)
 Post Oak
 Distribution
 Center                 7           2,115       12,017          1,224   2,115       13,241    15,356       (1,433)
 South Loop
 Distribution
 Center                 5           1,051        5,964            689   1,052        6,652     7,704         (527)
 Southwest
 Freeway
 Industrial
 Center                 1              84          476             27      84          503       587          (44)
 West by
 Northwest
 Industrial
 Center                13           3,076        8,382         17,984   3,088       26,354    29,442       (1,308)
 White Street
 Distribution
 Center                 1             469        2,656            164     469        2,820     3,289         (168)
Indianapolis,
Indiana
 Eastside
 Distribution
 Center                 2             471        2,668            246     472        2,913     3,385         (106)
 North by
 Northeast
 Distribution
 Center                 1           1,058            -          6,009   1,059        6,008     7,067         (107)
 Park 100
 Industrial
 Center                29          10,918       61,874          2,854  10,985       64,661    75,646       (2,757)
 Park Fletcher
 Distribution
 Center                12           3,251       18,418          1,612   3,309       19,972    23,281         (711)
 Shadeland
 Industrial
 Center                 3             428        2,431            440     429        2,870     3,299         (130)
Kansas City,
Kansas/Missouri
 44th Street
 Business Center        1             143          813            284     143        1,097     1,240          (27)
                    DATE OF CONSTRUCTION/
   DESCRIPTION                ACQUISITION
   -----------     ----------------------
Fort
Lauderdale/Miami,
Florida
 Airport West
 Distribution
 Center                     1995
 North Andrews
 Distribution
 Center                     1994
 Port 95
 Distribution
 Center                     1995
Houston, Texas
 Crosstimbers
 Distribution
 Center                     1994
 Hempstead
 Distribution
 Center                     1994
 I-10 Central
 Distribution
 Center                     1994
 I-10 Central
 Service Center             1994
 Pine Forest
 Business Center      1993, 1994, 1995
 Post Oak
 Business Center      1993, 1994, 1996
 Post Oak
 Distribution
 Center                  1993, 1994
 South Loop
 Distribution
 Center                     1994
 Southwest
 Freeway
 Industrial
 Center                     1994
 West by
 Northwest
 Industrial
 Center            1993, 1994, 1995, 1996
 White Street
 Distribution
 Center                     1995
Indianapolis,
Indiana
 Eastside
 Distribution
 Center                     1995
 North by
 Northeast
 Distribution
 Center                     1995
 Park 100
 Industrial
 Center                  1994, 1995
 Park Fletcher
 Distribution
 Center               1994, 1995, 1996
 Shadeland
 Industrial
 Center                     1995
Kansas City,
Kansas/Missouri
 44th Street
 Business Center            1996

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                        -------------------------------------------------------

                                                                        GROSS AMOUNTS AT
                                                                          WHICH CARRIED
                                    INITIAL COSTS             COSTS    AT CLOSE OF PERIOD
                                  ------------------    CAPITALIZED -------------------------  ACCUMULATED          DATE OF
                   NO. OF  ENCUM-         BUILDING &     SUBSEQUENT         BUILDING &  TOTAL DEPRECIATION    CONSTRUCTION/
   DESCRIPTION     BLDGS. BRANCES  LAND IMPROVEMENTS TO ACQUISITION  LAND IMPROVEMENTS  (A,B)          (C)      ACQUISITION
   -----------     ------ ------- ----- ------------ -------------- ----- ------------ ------ ------------ ----------------
 Congleton
 Distribution
 Center                 3           518        2,937            203   518        3,140  3,658        (254)       1994
 Lamar
 Distribution
 Center                 1           323        1,829            274   323        2,103  2,426        (166)       1994
 Macon Bedford
 Distribution
 Center                 1           304        1,725            140   304        1,865  2,169         (34)       1996
 Platte Valey
 Industrial
 Center                 9     (d) 3,533       20,017            550 3,533       20,567 24,100      (1,479)       1994
 Riverside
 Distribution
 Center                 5     (d)   533        3,024            226   534        3,249  3,783        (230)       1994
 Riverside
 Industrial
 Center                 5     (d) 1,012        5,736            212 1,012        5,948  6,960        (419)       1994
 Terrace &
 Lackman
 Distribution
 Center                 1           285        1,615            397   285        2,012  2,297        (139)       1994
Las Vegas, Nevada
 Hughes Airport
 Center                 1           876            -          3,511   910        3,477  4,387        (241)       1994
 Las Vegas
 Corporate Center       5     (e) 3,255            -         14,229 3,256       14,228 17,484        (537) 1994, 1995, 1996
 West One
 Business Center        4     (d) 2,468       13,985             78 2,468       14,063 16,531        (156)       1996
Louisville, Ken-
tucky
 Louisville
 Distribution
 Center                 2         1,219        3,402          6,200 1,220        9,601 10,821        (173)    1995, 1996
Memphis, Tennes-
see
 Airport
 Distribution
 Center                15         4,543       25,748          1,894 4,544       27,641 32,185      (1,230)    1995, 1996
 Delp
 Distribution
 Center                 6         1,910       10,826            814 1,910       11,640 13,550        (678)       1995
 Fred Jones
 Distribution
 Center                 1           125          707             66   125          773    898         (49)       1994
 Southwide
 Industrial
 Center                 4     (d)   423        3,365            271   425        3,634  4,059        (236)       1994
Nashville, Ten-
nessee
 Bakertown
 Distribution
 Center                 2           463        2,626             53   463        2,679  3,142        (103)       1995
 I-40 Industrial
 Center                 3           665        3,774            150   666        3,923  4,589        (200)    1995, 1996
 Interchange City
 Distribution
 Center                 3         1,953        5,767          3,638 2,095        9,263 11,358        (423) 1994, 1995, 1996
 Space Park South
 Distribution
 Center                15         3,499       19,830            929 3,499       20,759 24,258      (1,514)       1994
New Jersey/I-95
Corridor
 Clearview
 Distribution
 Center                 1         2,232       12,648              - 2,232       12,648 14,880            -       1996
 Kilmer
 Distribution
 Center                 4         2,526       14,313              - 2,526       14,313 16,839            -       1996
 Meadowland
 Industrial
 Center                 1         2,409       13,653            246 2,409       13,899 16,308        (191)       1996

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                    -----------------------------------------------------------

                                                                                    GROSS AMOUNTS AT
                                                                                       WHICH CARRIED
                                        INITIAL COSTS          COSTS              AT CLOSE OF PERIOD
                                 --------------------    CAPITALIZED -------------------------------
                  NO. OF  ENCUM-           BUILDING &     SUBSEQUENT           BUILDING &                ACCUMULATED
    DESCRIPTION   BLDGS. BRANCES    LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
    -----------   ------ ------- ------- ------------ -------------- ------- ------------ ---------- ---------------
Oklahoma City,
Oklahoma
 Greenfield
 Service Center        2             257        1,172            362     258        1,533      1,791           (134)
 Melcat
 Distribution
 Center                1             240        1,363            268     240        1,631      1,871           (133)
 Meridian
 Business Center       2             195        1,109            402     196        1,510      1,706            (99)
 Oklahoma
 Distribution
 Center                3             893        5,082            266     893        5,348      6,241           (607)
 Will Rogers
 Service Center        2             334        1,891            252     334        2,143      2,477           (170)
Orange County,
California
 Mid-Counties
 Distribution
 Center                5           2,804       15,895          1,431   2,805       17,325     20,130           (719)
 North County
 Distribution
 Center                2          16,543            -         22,571  16,543       22,571     39,114           (119)
 Pacific Business
 Center                2           1,179            -          4,820   1,179        4,820      5,999            (66)
 Santa Ana
 Distribution
 Center                1             647        3,668             26     647        3,694      4,341           (246)
Orlando, Florida
 33rd Street
 Industrial
 Center                9  (d)(f)   1,980       11,237            523   1,980       11,760     13,740           (531)
 Chancellor
 Distribution
 Center                1             380        2,156            692     380        2,848      3,228           (182)
 La Quinta
 Distribution
 Center                1             354        2,006            592     354        2,598      2,952           (182)
 Titusville
 Industrial
 Center                1     (d)     283        1,603             62     283        1,665      1,948           (118)
Phoenix, Arizona
 24th Street
 Industrial
 Center                2             503        2,852            188     503        3,040      3,543           (299)
 Alameda
 Distribution
 Center                1             369        2,423            166     369        2,589      2,958           (397)
 Hohokam 10
 Industrial
 Center                5           2,940            -         10,992   2,940       10,992     13,932           (108)
 I-10 West
 Business Center       3             263        1,525            102     263        1,627      1,890           (186)
 Kyrene Commons
 Distribution
 Center                1             430        2,656             77     430        2,733      3,163           (435)
 Martin Van Buren
 Distribution
 Center                6             572        3,285            188     572        3,473      4,045           (318)
 Papago
 Distribution
 Center                1             420        2,383             73     420        2,456      2,876           (225)
 Pima
 Distribution
 Center                1             306        1,742            195     306        1,937      2,243           (195)
 Tiger
 Distribution
 Center                1             402        2,279            592     402        2,871      3,273           (265)
 Watkins
 Distribution
 Center                1             242        1,375            192     243        1,566      1,809           (101)
Portland, Oregon
 Argyle
 Distribution
 Center                3             946        5,388            211     946        5,599      6,545           (589)
                           DATE OF
                     CONSTRUCTION/
    DESCRIPTION        ACQUISITION
    -----------   ----------------
Oklahoma City,
Oklahoma
 Greenfield
 Service Center         1994
 Melcat
 Distribution
 Center                 1994
 Meridian
 Business Center        1994
 Oklahoma
 Distribution
 Center                 1993
 Will Rogers
 Service Center         1994
Orange County,
California
 Mid-Counties
 Distribution
 Center                 1995
 North County
 Distribution
 Center                 1996
 Pacific Business
 Center                 1996
 Santa Ana
 Distribution
 Center                 1994
Orlando, Florida
 33rd Street
 Industrial
 Center           1994, 1995, 1996
 Chancellor
 Distribution
 Center                 1994
 La Quinta
 Distribution
 Center                 1994
 Titusville
 Industrial
 Center                 1994
Phoenix, Arizona
 24th Street
 Industrial
 Center                 1994
 Alameda
 Distribution
 Center                 1992
 Hohokam 10
 Industrial
 Center                 1996
 I-10 West
 Business Center        1993
 Kyrene Commons
 Distribution
 Center                 1992
 Martin Van Buren
 Distribution
 Center              1993, 1994
 Papago
 Distribution
 Center                 1994
 Pima
 Distribution
 Center                 1993
 Tiger
 Distribution
 Center                 1994
 Watkins
 Distribution
 Center                 1995
Portland, Oregon
 Argyle
 Distribution
 Center                 1993

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                  ----------------------------------------------------------------------------------------------------------------
                                                                            GROSS AMOUNTS AT
                                                                              WHICH CARRIED
                                    INITIAL COSTS              COSTS       AT CLOSE OF PERIOD
                                 --------------------    CAPITALIZED -------------------------------                       DATE OF
                  NO. OF  ENCUM-           BUILDING &     SUBSEQUENT           BUILDING &                ACCUMULATED CONSTRUCTION/
   DESCRIPTION    BLDGS. BRANCES    LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)   ACQUISITION
   -----------    ------ ------- ------- ------------ -------------- ------- ------------ ---------- --------------- -------------
 Columbia
 Distribution
 Center                2             550        3,121            107     551        3,227      3,778           (231)       1994
 PDX Corporate
 Center North          7     (e)   2,405            -         10,698   2,542       10,561     13,103           (380)    1995, 1996
 Wilsonville
 Corporate Center      6     (e)   2,963            -         11,143   2,963       11,143     14,106           (301)    1995, 1996
Reno, Nevada
 Golden Valley
 Distribution
 Center                2           2,850            -         10,331   2,812       10,369     13,181              -        1996
 Meredith Kleppe
 Business Center       5           1,573        8,949            699   1,573        9,648     11,221           (991)       1993
 Pacific
 Industrial
 Center                4           2,501            -         10,519   2,501       10,519     13,020           (568)    1994, 1995
 Packer Way
 Business Center       3             458        2,604            408     458        3,012      3,470           (312)       1993
 Packer Way
 Distribution
 Center                2             506        2,879            164     506        3,043      3,549           (318)       1993
 Spice Island
 Distribution
 Center                1             435        2,466            648     435        3,114      3,549            (51)       1996
Rio Grande
Valley, Texas
 Rio Grande
 Distribution
 Center                5     (d)     527        2,987            480     527        3,467      3,994           (160)       1995
 Rio Grande
 Industrial
 Center                8     (d)   2,188       12,399          1,190   2,188       13,589     15,777           (664)       1995
Salt Lake City,
Utah
 Centennial
 Distribution
 Center                2           1,149            -          7,769   1,149        7,769      8,918           (281)       1995
 Clearfield
 Distribution
 Center                2           2,500       14,165            101   2,481       14,285     16,766           (471)       1995
 Ogden
 Distribution
 Center                1             463        2,625             50     463        2,675      3,138              -        1996
 Salt Lake
 International
 Distribution
 Center                2           1,364        2,792          7,520   1,364       10,312     11,676           (289)    1994, 1996
San Antonio,
Texas
 10711
 Distribution
 Center                2             582        3,301            473     582        3,774      4,356           (338)       1994
 Blossom Business
 Center                2             573        3,249            605     573        3,854      4,427           (182)       1995
 Coliseum
 Distribution
 Center                2           1,102        2,380         10,433   1,568       12,347     13,915           (728)    1994, 1995
 Distribution
 Drive Center          1             473        2,680            191     473        2,871      3,344           (382)       1992
 Downtown
 Distribution
 Center                1     (d)     241        1,364            255     241        1,619      1,860           (146)       1994
 I-10 Central
 Distribution
 Center                1             223        1,275            161     223        1,436      1,659           (202)       1992
 I-35 Business
 Center                4             663        3,773            350     663        4,123      4,786           (477)       1993
 Ison Business
 Center                3             648        3,674          1,146     648        4,820      5,468           (219)       1995
 Landmark One
 Distribution
 Center                1     (d)     341        1,933            251     341        2,184      2,525           (177)       1994
 Macro
 Distribution
 Center                1             225        1,282            139     225        1,421      1,646           (191)       1993

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                    -----------------------------------------------------------

                                                                            GROSS AMOUNTS AT
                                                                              WHICH CARRIED
                                    INITIAL COSTS              COSTS       AT CLOSE OF PERIOD
                                 --------------------    CAPITALIZED -------------------------------
                  NO. OF  ENCUM-           BUILDING &     SUBSEQUENT           BUILDING &                ACCUMULATED
DESCRIPTION       BLDGS. BRANCES    LAND IMPROVEMENTS TO ACQUISITION    LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
-----------       ------ ------- ------- ------------ -------------- ------- ------------ ---------- ---------------
 Northwest
 Corporate Center      6             609        3,453            341     609        3,794      4,403               -
 Perrin Creek
 Corporate Center      6           1,547            -          8,502   1,610        8,439     10,049            (216)
 San Antonio
 Distribution
 Center I             13           2,154       12,247          2,628   2,154       14,875     17,029          (1,881)
 San Antonio
 Distribution
 Center II             3             969            -          5,713     885        5,797      6,682            (429)
 San Antonio
 Distribution
 Center III            6           1,709        9,684            503   1,709       10,187     11,896            (210)
 Sentinel
 Business Center       6           1,276        7,230            797   1,276        8,027      9,303            (560)
 Woodlake
 Distribution
 Center                2             248        1,405             64     248        1,469      1,717            (134)
San Diego,
California
 Carmel Mountain
 Ranch Industrial
 Center                2           1,834            -          4,384   1,834        4,384      6,218              (2)
 Eastgate
 Distribution
 Center                1           2,204            -          5,151   2,204        5,151      7,355               -
Seattle,
Washington
 Andover East
 Business Center       2             535        3,033            198     535        3,231      3,766            (234)
 Fife Corporate
 Center                3           4,059            -          7,820   4,060        7,819     11,879               -
 Kent Corporate
 Center                2           2,882        1,987          8,246   3,154        9,961     13,115            (395)
 Van Doren's
 Distribution
 Center                1     (e)     895            -          3,343     977        3,261      4,238             (62)
South Bay (San
Francisco),
California
 Bayside Business
 Center                2     (e)   2,088            -          3,802   2,088        3,802      5,890             (24)
 Bayside
 Corporate Center      7     (e)   4,365            -         16,080   4,365       16,080     20,445            (454)
 Bayside Plaza I      12     (e)   5,212       18,008            393   5,216       18,397     23,613          (1,839)
 Bayside Plaza II      2     (e)     634            -          2,784     634        2,784      3,418            (342)
 Gateway
 Corporate Center     11  (d)(e)   7,575       24,746          4,432   7,575       29,178     36,753          (2,876)
 Shoreline
 Business Center       8     (e)   4,328       16,101            314   4,328       16,415     20,743          (1,634)
 Shoreline
 Business Center
 II                    2     (e)     922            -          4,595     922        4,595      5,517            (283)
 Spinnaker
 Business Center      12     (e)   7,043       25,220            662   7,043       25,882     32,925          (2,606)
 Thornton
 Business Center       5     (d)   3,988       11,706          6,072   3,989       17,777     21,766          (1,373)
 Trimble
 Distribution
 Center                5           2,836       16,067            606   2,836       16,673     19,509          (1,628)
Tampa, Florida
 Adamo
 Distribution
 Center                1             105          595            300     105          895      1,000             (24)
 Clearwater
 Distribution
 Center                2     (f)      92          524             48      92          572        664             (39)
                        DATE OF
                  CONSTRUCTION/
DESCRIPTION         ACQUISITION
-----------       --------------
 Northwest
 Corporate Center         1995
 Perrin Creek
 Corporate Center    1995, 1996
 San Antonio
 Distribution      1992, 1993,
 Center I             1994
 San Antonio
 Distribution
 Center II                1994
 San Antonio
 Distribution
 Center III               1996
 Sentinel
 Business Center          1994
 Woodlake
 Distribution
 Center                   1994
San Diego,
California
 Carmel Mountain
 Ranch Industrial
 Center                   1996
 Eastgate
 Distribution
 Center                   1996
Seattle,
Washington
 Andover East
 Business Center          1994
 Fife Corporate
 Center                   1996
 Kent Corporate
 Center                   1995
 Van Doren's
 Distribution
 Center                   1995
South Bay (San
Francisco),
California
 Bayside Business
 Center                   1996
 Bayside
 Corporate Center    1995, 1996
 Bayside Plaza I          1993
 Bayside Plaza II         1994
 Gateway
 Corporate Center    1993, 1996
 Shoreline
 Business Center          1993
 Shoreline
 Business Center
 II                       1995
 Spinnaker
 Business Center          1993
 Thornton
 Business Center     1993, 1996
 Trimble
 Distribution
 Center                   1994
Tampa, Florida
 Adamo
 Distribution
 Center                   1995
 Clearwater
 Distribution
 Center               1994

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                 ----------------------------------------------------


                                    INITIAL COSTS              COSTS
                                ---------------------    CAPITALIZED
                 NO. OF  ENCUM-            BUILDING &     SUBSEQUENT
  DESCRIPTION    BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION
  -----------    ------ ------- -------- ------------ --------------
Commerce Park
Distribution
Center                4         $    811   $    4,597       $    205
Eastwood
Distribution
Center                1     (f)      122          690             36
Joe's Creek
Distribution
Center                3     (f)      242        1,369            174
Lakeland
Distribution
Center                1              938        5,313            541
Orchid Lake
Industrial
Center                1               41          235             10
Plant City
Distribution
Center                1     (f)      206        1,169             50
Sabal Park
Distribution
Center                1              352            -          3,042
Silo Bend
Distribution
Center                4     (f)    2,887       16,358            655
Silo Bend
Industrial
Center                1     (f)      525        2,975            222
St. Petersburg
Service Center        1               35          197             21
Tampa East
Distribution
Center               12     (f)    2,780       15,757          1,337
Tampa East
Industrial
Center                2     (f)      332        1,880            104
Tampa West
Distribution
Center               16  (d)(f)    3,341       19,046          1,663
Tampa West
Industrial
Center                4     (f)      700        1,161          3,569
Tampa West
Service Center        4     (f)      970        5,501            273
ulsa, Oklahoma
52nd Street
Distribution
Center                1              340        1,924             64
70th East
Distribution
Center                1              129          733            131
East 55th Street
Distribution
Center                1     (f)      210        1,191             28
Expressway
Distribution
Center                4              573        3,280            322
Henshaw
Distribution
Center                3              500        2,829             70
Washington,
D.C./Baltimore
Ardmore
Distribution
Center                3            1,431        8,110            231
Ardmore
Industrial
Center                2              984        5,581            128
Chantilly
Distribution
Center                1            1,650            -          9,352
Concorde
Industrial
Center                4            1,538        8,717            319
De Soto Business
Park                  5     (d)    1,774       10,055            978
Eisenhower
Industrial
Center                3            1,240        7,025            894
Fleet
Distribution
Center                8            3,198       18,121            430
Hampton Central
Distribution
Center                1              986            -          3,635
Patapsco
Distribution
Center                1              270        1,528            499
Sunnyside
Industrial
Center                3            1,541        8,733            947

Other markets         9     (f)    2,703       16,583           (105)
                    ---         --------   ----------       --------
  Total Operat-
  ing Properties    942         $352,574   $1,406,914       $515,196
                    ---         --------   ----------       --------


                 ---------------------------------------------------------------
                         GROSS AMOUNTS AT
                          WHICH CARRIED
                        AT CLOSE OF PERIOD
                 --------------------------------                        DATE OF
                            BUILDING &                ACCUMULATED  CONSTRUCTION/
   DESCRIPTION       LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)    ACQUISITION
   -----------   -------- ------------ ---------- ---------------  -------------
 Commerce Park
 Distribution
 Center          $    811   $    4,802 $    5,613       $    (342)     1994
 Eastwood
 Distribution
 Center               122          726        848             (51)     1994
 Joe's Creek
 Distribution
 Center               242        1,543      1,785            (102)     1994
 Lakeland
 Distribution
 Center               938        5,854      6,792            (498)     1994
 Orchid Lake
 Industrial
 Center                41          245        286             (17)     1994
 Plant City
 Distribution
 Center               206        1,219      1,425             (86)     1994
 Sabal Park
 Distribution
 Center               352        3,042      3,394             (26)     1996
 Silo Bend
 Distribution
 Center             2,887       17,013     19,900          (1,131)     1994
 Silo Bend
 Industrial
 Center               525        3,197      3,722            (226)     1994
 St. Petersburg
 Service Center        35          218        253             (15)     1994
 Tampa East
 Distribution
 Center             2,780       17,094     19,874          (1,165)     1994
 Tampa East
 Industrial
 Center               332        1,984      2,316            (139)     1994
 Tampa West
 Distribution
 Center             3,400       20,650     24,050          (1,421)  1994, 1995
 Tampa West
 Industrial
 Center               700        4,730      5,430            (119)  1994, 1996
 Tampa West
 Service Center       971        5,773      6,744            (405)     1994
Tulsa, Oklahoma
 52nd Street
 Distribution
 Center               340        1,988      2,328            (141)     1994
 70th East
 Distribution
 Center               129          864        993             (54)     1994
 East 55th Street
 Distribution
 Center               210        1,219      1,429             (88)     1994
 Expressway
 Distribution
 Center               573        3,602      4,175            (405)     1993
 Henshaw
 Distribution
 Center               499        2,900      3,399            (213)     1994
Washington,
D.C./Baltimore
 Ardmore
 Distribution
 Center             1,431        8,341      9,772            (549)     1994
 Ardmore
 Industrial
 Center               985        5,708      6,693            (381)     1994
 Chantilly
 Distribution
 Center             2,103        8,899     11,002               -      1996
 Concorde
 Industrial
 Center             1,538        9,036     10,574            (470)     1995
 De Soto Business
 Park               1,774       11,033     12,807            (170)     1996
 Eisenhower
 Industrial
 Center             1,240        7,919      9,159            (515)     1994
 Fleet
 Distribution
 Center             3,198       18,551     21,749            (558)     1996
 Hampton Central
 Distribution
 Center               986        3,635      4,621             (59)     1996
 Patapsco
 Distribution
 Center               270        2,027      2,297             (57)     1995
 Sunnyside
 Industrial
 Center             1,541        9,680     11,221            (618)     1994
                                                                    1991, 1994,
 Other markets      2,825       16,356     19,181            (748)     1996
                 --------   ---------- ----------       ---------
   Total Operat-
   ing Properties$356,428   $1,918,256 $2,274,684       $(109,147)
                 --------   ---------- ----------       ---------

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                  ------------------------------------------------------------------------------------------------------------------
                                                                              GROSS AMOUNTS AT
                                                                               WHICH CARRIED
                                     INITIAL COSTS              COSTS        AT CLOSE OF PERIOD
                                 ---------------------    CAPITALIZED --------------------------------                       DATE OF
                  NO. OF  ENCUM-            BUILDING &     SUBSEQUENT            BUILDING &                ACCUMULATED CONSTRUCTION/
  DESCRIPTION     BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION     LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)   ACQUISITION
  -----------     ------ ------- -------- ------------ -------------- -------- ------------ ---------- --------------- -------------
LAND UNDER DE-
VELOPMENT
Atlanta, Georgia
 Atlanta North
 East
 Distribution
 Center                          $  1,287   $        -       $    334 $  1,621   $        - $    1,621       $       -      1995
Charlotte, North
Carolina
 Charlotte
 Distribution
 Center                               695            -            483    1,178            -      1,178               -   1995, 1996
Chicago,
Illinois
 O'Hare Cargo
 Distribution
 Center                             3,557            -          1,615    5,172            -      5,172               -      1996
 North Avenue
 Distribution
 Center                             1,675            -             99    1,774            -      1,774               -      1996
Cincinnati, Ohio
 Princeton
 Distribution
 Center                      (d)      816            -            204    1,020            -      1,020               -      1996
Dallas/Fort
Worth, Texas
 Dallas
 Corporate
 Center                               615            -            310      925            -        925               -      1995
 Great Southwest
 Industrial
 Center II                            836            -              7      843            -        843               -      1996
East Bay (San
Francisco),
California
 Patterson Pass
 Business Center                      590            -            409      999            -        999               -      1996
Houston, Texas
 West by
 Northwest
 Industrial
 Center                               744            -             89      833            -        833               -      1993
Indianapolis,
Indiana
 Ameriplex
 Distribution
 Center                               634            -             55      689            -        689               -      1996
Kansas City,
Kansas/Missouri
 Platte Valley
 Ind Ctr                              416            -             44      460            -        460               -      1994
Las Vegas,
Nevada
 Black Mountain
 Distribution
 Center                             1,108            -             70    1,178            -      1,178               -      1995
 Las Vegas
 Corporate
 Center                      (e)      893            -            411    1,304            -      1,304               -   1993, 1995
Nashville,
Tennessee
 Interchange
 City
 Distribution
 Center                               369            -            558      927            -        927               -      1995

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                  -------------------------------------------------------------

                                                                               GROSS AMOUNTS AT
                                                                                WHICH CARRIED
                                     INITIAL COSTS              COSTS         AT CLOSE OF PERIOD
                                 ---------------------    CAPITALIZED  --------------------------------
                  NO. OF  ENCUM-            BUILDING &     SUBSEQUENT             BUILDING &                ACCUMULATED
     DESCRIPTION  BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION      LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
     -----------  ------ ------- -------- ------------ --------------  -------- ------------ ---------- ---------------
Orange County,
California
 Mid-Counties
 Distribution
 Center                          $  3,360   $        -       $ (2,809) $    551   $        - $      551       $       -
 Pacific Business
 Center                             3,017            -            183     3,200            -      3,200               -
 Foothill
 Business Center                    1,841            -             68     1,909            -      1,909               -
Orlando, Florida
 Orlando Central
 Park                                 613            -             78       691            -        691               -
Portland, Oregon
 PDX Corporate
 Center North                       1,464            -            346     1,810            -      1,810               -
 The Evergreen
 Park                               2,241            -            788     3,029            -      3,029               -
Rio Grande
Valley, Texas
 Valley
 Industrial
 Center                               230            -            102       332            -        332               -
Salt Lake City,
Utah
 Centennial Dist
 Center                             2,115            -             39     2,154            -      2,154               -
San Antonio,
Texas
 Tri-County
 Distribution
 Center                               496            -            119       615            -        615               -
Seattle,
Washington
 Van Doren's
 Distribution
 Center                      (e)    1,670            -            212     1,882            -      1,882               -
Tampa, Florida
 Sabal Park
 Distribution
 Center                               428            -             76       504            -        504               -
Washington,
DC/Baltimore
 Airport Commons
 Distribution
 Center                             2,320            -             37     2,357            -      2,357               -
 Chantilly
 Distribution
 Center                               592            -            677     1,269            -      1,269               -
 Hampton Central
 Distribution
 Center                               880            -            359     1,239            -      1,239               -
                                 --------   ----------       --------  --------   ---------- ----------       ---------
   Total Land
   Under
   Development                   $ 35,502            -       $  4,963  $ 40,465            - $   40,465               -
                                 --------   ----------       --------  --------   ---------- ----------       ---------
                        DATE OF
                  CONSTRUCTION/
     DESCRIPTION    ACQUISITION
     -----------  -------------
Orange County,
California
 Mid-Counties
 Distribution
 Center                1995
 Pacific Business
 Center                1995
 Foothill
 Business Center       1995
Orlando, Florida
 Orlando Central
 Park                  1996
Portland, Oregon
 PDX Corporate
 Center North          1996
 The Evergreen
 Park                  1996
Rio Grande
Valley, Texas
 Valley
 Industrial
 Center                1996
Salt Lake City,
Utah
 Centennial Dist
 Center                1996
San Antonio,
Texas
 Tri-County
 Distribution
 Center                1996
Seattle,
Washington
 Van Doren's
 Distribution
 Center                1994
Tampa, Florida
 Sabal Park
 Distribution
 Center                1995
Washington,
DC/Baltimore
 Airport Commons
 Distribution
 Center                1996
 Chantilly
 Distribution
 Center                1995
 Hampton Central
 Distribution
 Center                1994
   Total Land
   Under
   Development

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                   ------------------------------------------------------------

                                                                                GROSS AMOUNTS AT
                                                                                 WHICH CARRIED
                                      INITIAL COSTS              COSTS         AT CLOSE OF PERIOD
                                  ---------------------    CAPITALIZED  --------------------------------
                   NO. OF  ENCUM-            BUILDING &     SUBSEQUENT             BUILDING &                ACCUMULATED
     DESCRIPTION   BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION      LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
     -----------   ------ ------- -------- ------------ --------------  -------- ------------ ---------- ---------------
  LAND HELD FOR
  DEVELOPMENT
  -------------
Atlanta, Georgia
 Atlanta West
 Distribution
 Center                           $    750 $          -       $      1  $    751   $        - $      751       $       -
 Atlanta NE
 Distribution
 Center                                520            -            266       786            -        786               -
 Clark Howell
 Road
 Distribution
 Center                              1,679            -            126     1,805            -      1,805               -
 Riverside
 Distribution
 Center                              1,378            -            119     1,497            -      1,497               -
Austin, Texas
 Corridor Park
 Corporate Center                      585            -            727     1,312            -      1,312               -
 Southpark
 Corporate Center                      526            -             62       588            -        588               -
 Walnut Creek
 Corporate Center                    1,029            -             32     1,061            -      1,061               -
Charlotte, North
Carolina
 Charlotte
 Distribution
 Center                              1,599            -              -     1,599            -      1,599               -
Chicago, Illinois
 North Avenue
 Distribution
 Center                              1,524            -             73     1,597            -      1,597               -
 O'Hare Cargo
 Distribution
 Center                              2,216            -            655     2,871            -      2,871               -
Cincinnati, Ohio
 Sharonville
 Distribution
 Center                              1,780            -             35     1,815            -      1,815               -
 Princeton
 Distribution
 Center                                436            -             (1)      435            -        435               -
Columbus, Ohio
 Capital Park
 South
 Distribution
 Center                                909            -            320     1,229            -      1,229               -
 International
 Street Commerce
 Center                                555            -             27       582            -        582               -
Dallas/Fort
Worth, Texas
 Dallas Corporate
 Center                              1,534            -              -     1,534            -      1,534               -
 Freeport
 Distribution
 Center                                414            -              1       415            -        415               -
 GSW Distribution
 Center                              1,539            -              -     1,539            -      1,539               -
Denver, Colorado
 Upland
 Distribution
 Center I                            1,128            -             17     1,145            -      1,145               -
                            DATE OF
                      CONSTRUCTION/
     DESCRIPTION        ACQUISITION
     -----------   ---------------------
  LAND HELD FOR
  DEVELOPMENT
  -------------
Atlanta, Georgia
 Atlanta West
 Distribution
 Center                      1994
 Atlanta NE
 Distribution
 Center                      1995
 Clark Howell
 Road
 Distribution
 Center                      1996
 Riverside
 Distribution
 Center                      1996
Austin, Texas
 Corridor Park
 Corporate Center            1994
 Southpark
 Corporate Center            1996
 Walnut Creek
 Corporate Center         1994, 1996
Charlotte, North
Carolina
 Charlotte
 Distribution
 Center                   1995, 1996
Chicago, Illinois
 North Avenue
 Distribution
 Center                      1996
 O'Hare Cargo
 Distribution
 Center                      1996
Cincinnati, Ohio
 Sharonville
 Distribution
 Center                      1996
 Princeton
 Distribution
 Center                      1996
Columbus, Ohio
 Capital Park
 South
 Distribution
 Center                1994, 1995, 1996
 International
 Street Commerce
 Center                      1996
Dallas/Fort
Worth, Texas
 Dallas Corporate
 Center                      1995
 Freeport
 Distribution
 Center                      1996
 GSW Distribution
 Center                      1996
Denver, Colorado
 Upland
 Distribution
 Center I                    1994

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                   ------------------------------------------------------------

                                                                               GROSS AMOUNTS AT
                                                                                WHICH CARRIED
                                      INITIAL COSTS              COSTS        AT CLOSE OF PERIOD
                                  ---------------------    CAPITALIZED --------------------------------
                   NO. OF  ENCUM-            BUILDING &     SUBSEQUENT            BUILDING &                ACCUMULATED
     DESCRIPTION   BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION     LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
     -----------   ------ ------- -------- ------------ -------------- -------- ------------ ---------- ---------------
East Bay (San
Francisco), Cali-
fornia
 Patterson Pass
 Business Center                  $    920   $        -       $    597 $  1,517   $        - $    1,517       $       -
El Paso, Texas
 Northwestern
 Corporate Center                    3,455            -          2,853    6,308            -      6,308               -
 Vista Corporate
 Center                                351            -            123      474            -        474               -
 Vista Del Sol
 Industrial
 Center                              2,923            -            191    3,114            -      3,114               -
Fort
Lauderdale/Miami,
Florida
 Port 95
 Distribution
 Center I                            8,419            -              -    8,419            -      8,419               -
Houston, Texas
 West by
 Northwest
 Industrial
 Center                              1,859            -            203    2,062            -      2,062               -
Indianapolis, In-
diana
 North by
 Northeast
 Distribution
 Center                                437            -             54      491            -        491               -
 Plainfield Park                     1,967            -            656    2,623            -      2,623               -
Las Vegas, Nevada
 Black Mountain
 Distribution
 Center                              2,845            -            117    2,962            -      2,962               -
 Las Vegas
 Corporate Center             (e)    2,772            -            248    3,020            -      3,020               -
Louisville, Ken-
tucky
 Riverport
 Distribution
 Center                                539            -             47      586            -        586               -
Los Angeles Ba-
sin, California
 Foothills
 Business Center                    11,350            -            174   11,524            -     11,524               -
Nashville, Ten-
nessee
 Nashville/l-24
 Distribution
 Center                                776            -             90      866            -        866               -
Orlando, Florida
 Orlando Central
 Park                                4,007            -             30    4,037            -      4,037               -
Phoenix, Arizona
 Kyrene Commons
 Distribution
 Center                              2,530            -             46    2,576            -      2,576               -
Portland, Oregon
 The Evergreen
 Park                                2,235            -              -    2,235            -      2,235               -
                         DATE OF
                   CONSTRUCTION/
     DESCRIPTION     ACQUISITION
     -----------   -------------
East Bay (San
Francisco), Cali-
fornia
 Patterson Pass
 Business Center        1996
El Paso, Texas
 Northwestern
 Corporate Center    1991, 1992
 Vista Corporate
 Center                 1993
 Vista Del Sol
 Industrial
 Center              1994, 1996
Fort
Lauderdale/Miami,
Florida
 Port 95
 Distribution
 Center I               1996
Houston, Texas
 West by
 Northwest
 Industrial
 Center                 1993
Indianapolis, In-
diana
 North by
 Northeast
 Distribution
 Center                 1994
 Plainfield Park        1996
Las Vegas, Nevada
 Black Mountain
 Distribution
 Center              1995, 1996
 Las Vegas
 Corporate Center       1995
Louisville, Ken-
tucky
 Riverport
 Distribution
 Center                 1996
Los Angeles Ba-
sin, California
 Foothills
 Business Center     1995, 1996
Nashville, Ten-
nessee
 Nashville/l-24
 Distribution
 Center                 1996
Orlando, Florida
 Orlando Central
 Park                   1996
Phoenix, Arizona
 Kyrene Commons
 Distribution
 Center              1992, 1996
Portland, Oregon
 The Evergreen
 Park                   1996

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)
                   ------------------------------------------------------------

                                                                               GROSS AMOUNTS AT
                                                                                WHICH CARRIED
                                     INITIAL COSTS              COSTS         AT CLOSE OF PERIOD
                                 ---------------------    CAPITALIZED  --------------------------------
                  NO. OF  ENCUM-            BUILDING &     SUBSEQUENT             BUILDING &                ACCUMULATED
   DESCRIPTION    BLDGS. BRANCES     LAND IMPROVEMENTS TO ACQUISITION      LAND IMPROVEMENTS TOTAL(A,B) DEPRECIATION(C)
   -----------    ------ ------- -------- ------------ --------------  -------- ------------ ---------- ---------------
Reno, Nevada
 Golden Valley
 Distribution
 Center                          $    609   $        -       $  1,601  $  2,210   $        - $    2,210       $       -
Rio Grande
Valley, Texas
 Rio Grande
 Industrial
 Center                               429            -             10       439            -        439               -
Salt Lake City,
Utah
 Salt Lake
 International
 Distribution
 Center                             1,804            -             16     1,820            -      1,820               -
 Centennial
 Distribution
 Center                             2,726            -             46     2,772            -      2,772               -
San Antonio,
Texas
 Coliseum
 Distribution
 Center                               651            -            326       977            -        977               -
 Perrin Creek
 Corporate Center                   2,637            -            153     2,790            -      2,790               -
 San Antonio
 Distribution
 Center III                         1,290            -             13     1,303            -      1,303               -
San Diego,
California
 Carmel Mountain
 Ranch Industrial
 Center                             1,899            -             40     1,939            -      1,939               -
Seattle,
Washington
 Van Doren's
 Distribution
 Center                      (e)    1,138            -            110     1,248            -      1,248               -
South Bay (San
Francisco),
California
 Mowry Business
 Center                             5,931            -            103     6,034            -      6,034               -
Tampa, Florida
 Sabal Park
 Distribution
 Center                             1,694            -             95     1,789            -      1,789               -
 Tampa East
 Distribution
 Center                             3,528            -              7     3,535            -      3,535               -
Washington,
DC/Baltimore
 Hampton Central
 Distribution
 Center                             1,298            -             (2)    1,296            -      1,296               -
 Meadowridge
 Distribution
 Center                             5,617            -            172     5,789            -      5,789               -
                     ---         --------   ----------       --------  --------   ---------- ----------       ---------
   Total Land
   Held for
   Development                   $ 98,737            -       $ 10,579  $109,316            - $  109,316               -
                     ---         --------   ----------       --------  --------   ---------- ----------       ---------
Grand Total                      $486,813   $1,406,914       $530,738  $506,209   $1,918,256 $2,424,465       $(109,147)
                     ===         ========   ==========       ========  ========   ========== ==========       =========
                        DATE OF
                  CONSTRUCTION/
   DESCRIPTION      ACQUISITION
   -----------    -------------
Reno, Nevada
 Golden Valley
 Distribution
 Center                 1995
Rio Grande
Valley, Texas
 Rio Grande
 Industrial
 Center                 1995
Salt Lake City,
Utah
 Salt Lake
 International
 Distribution
 Center              1994, 1995
 Centennial
 Distribution
 Center                 1996
San Antonio,
Texas
 Coliseum
 Distribution
 Center                 1994
 Perrin Creek
 Corporate Center       1996
 San Antonio
 Distribution
 Center III             1996
San Diego,
California
 Carmel Mountain
 Ranch Industrial
 Center                 1995
Seattle,
Washington
 Van Doren's
 Distribution
 Center                 1994
South Bay (San
Francisco),
California
 Mowry Business
 Center                 1996
Tampa, Florida
 Sabal Park
 Distribution
 Center                 1995
 Tampa East
 Distribution
 Center                 1994
Washington,
DC/Baltimore
 Hampton Central
 Distribution
 Center                 1994
 Meadowridge
 Distribution
 Center                 1996
   Total Land
   Held for
   Development
Grand Total

                       SECURITY CAPITAL INDUSTRIAL TRUST

                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

--------
(a) Reconciliation of total cost to balance sheet caption at December 31, 1996 (in thousands):

      total per schedule III            $2,424,465
      construction in process               77,506
      capitalized preacquisition costs       6,776
                                        ----------
          Total real estate             $2,508,747(g)
                                        ==========

(b) The aggregate cost for Federal income tax purposes was approximately $2,340,922,000.

(c) Buildings are depreciated over their estimated useful lives (30 years for acquisitions, 40 years for developments).

(d) $165,049,812 of these properties are pledged as collateral for $91,756,998 in mortgage notes payable.

(e) $219,627,378 of these properties are subject to lien under $12,170,468 of net assessment bonds payable.

(f) $68,139,988 of these properties are pledged as collateral for $27,685,408 and $8,339,169 in first and second priority mortgage notes, respectively.

(g) A summary of activity for real estate and accumulated depreciation is as follows:

                                                               -------------
                                                                DECEMBER 31,
                                                                        1996
                                                              (IN THOUSANDS)
                                                              --------------
      Real Estate
        Balance at beginning of year                              $1,827,670
        Additions:
          Acquisitions/Completions                                   649,049
          Improvements                                                43,568
        Cost of real estate sold                                      (7,863)
        Change in construction in process                             (3,452)
        Change in capitalized preacquisition costs                      (225)
                                                                  ----------
        Balance at end of year                                    $2,508,747
                                                                  ==========
      Accumulated Depreciation
        Balance at beginning of year                              $   56,406
        Depreciation expense                                          52,919
        Accumulated depreciation associated with real estate
         sold                                                           (178)
                                                                  ----------
        Balance at end of year                                    $  109,147
                                                                  ==========

                          SECURITY CAPITAL U.S. REALTY

                                AUDITORS' REPORT

To the Shareholders of
SECURITY CAPITAL U.S. REALTY
Luxembourg

We have audited the consolidated financial statements, which consist of the consolidated statement of net assets, the consolidated statement of operations, the consolidated statement of changes in net assets, the consolidated statement of cash flows, the consolidated statement of changes in shares outstanding, the consolidated financial highlights for the year, the consolidated schedules of investments and the notes to the consolidated financial statements of Security Capital U.S. Realty (the "Company") as of and for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Board of Directors of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors of the Company in preparing the consolidated financial statements, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the attached consolidated financial statements described above give, in conformity with the legal requirements and United States generally accepted accounting principles, a true and fair view of the financial position of the Company at December 31, 1996 and of the results of its operations and changes in its net assets for the year then ended.

Price Waterhouse                      Jean-Robert Lentz
                                      Reviseur d'enterprises

Luxembourg, February 28, 1997

                          SECURITY CAPITAL U.S. REALTY

                      CONSOLIDATED STATEMENT OF NET ASSETS

                              AT DECEMBER 31, 1996
              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

ASSETS
STRATEGIC INVESTMENTS:
 CarrAmerica, at market/fair value (cost $428,416)            554,573
 Pacific Retail, at fair value (cost $210,315)                209,091
 Regency, at market value (cost $67,098)                       98,986
 Storage USA, at market value (cost $271,883)                 321,745
SPECIAL OPPORTUNITY INVESTMENTS:
 Publicly traded positions, at market value (cost $178,008)   223,745
 Security Capital, at fair value (cost $22,500)                22,500
                                                            ---------
                                                            1,430,640
                                                            ---------
Cash and cash equivalents                                      54,957
Accounts receivable and prepayments                             8,294
Interest receivable from affiliate                                366
                                                            ---------
TOTAL ASSETS                                                 1,494,257
                                                            ---------
LIABILITIES
Accounts payable and accrued expenses                           2,651
Operating advisor fee payable                                   2,614
Taxes payable                                                     393
Line of credit                                                169,500
                                                            ---------
TOTAL LIABILITIES                                              175,158
                                                            ---------
TOTAL NET ASSETS (SHAREHOLDERS' EQUITY)                      1,319,099
                                                            =========
NET ASSETS ARE COMPRISED OF:
 Paid in capital                                            1,050,184
 Undistributed net investment income                           13,015
 Undistributed realised gain                                    3,480
 Unrealised appreciation on investments                       252,420
                                                            ---------
                                                             1,319,099
                                                            =========
Represented by 96,492,710 shares outstanding
NET ASSET VALUE PER SHARE                                        13.67


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

   CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

INVESTMENT INCOME

Dividends from strategic investments:
 CarrAmerica (net of withholding tax of $2,015)                        11,552
 Pacific Retail (net of withholding tax of $1,359)                      8,123
 Regency Realty (net of withholding tax of $115)                          658
 Storage USA (net of withholding tax of $1,292)                         7,408
                                                                    ---------
                                                                       27,741
Dividends from publicly-traded investments (net of withholding tax
 of $770)                                                               4,422
                                                                    ---------
                                                                       32,163
Interest and other income                                               2,673
                                                                    ---------
TOTAL INVESTMENT INCOME                                                34,836
                                                                    ---------
EXPENSES
Operating advisor fees                                                  8,041
Custodian fees                                                            318
Professional expenses                                                     431
Offering expenses                                                         592
Directors fees                                                             57
Administrative expenses                                                   845
Amortisation of formation expenses                                      1,654
Formation expenses                                                        172
Line of credit arrangement fees                                         2,991
Taxes                                                                     628
Interest on line of credit                                              6,168
                                                                    ---------
TOTAL EXPENSES                                                         21,897
NET INVESTMENT INCOME                                                  12,939
Realised gains on publicly-traded investments                           3,480
Increase in appreciation on investments                               252,294
                                                                    ---------
Increase in net assets resulting from operations                      268,713
                                                                    =========



   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

   CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996
              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

OPERATING ACTIVITIES:
 Net Income                                                         268,713
 Adjustments to reconcile net income to net cash provided by op-
  erating activities:
  Movement in unrealised gain                                      (252,294)
  Amortisation of formation expenses                                  1,654
  Changes in operating assets and liabilities:
   Accounts receivable and prepayments                               (8,289)
   Interest receivable from affiliate                                  (366)
   Accounts payable and accrued expenses                              2,426
   Operating advisor fees payable                                     2,594
   Other liabilities                                                    386
                                                                 ----------
Net cash provided by operating activities                            14,824
                                                                 ----------
INVESTING ACTIVITIES:
 Investments in Strategic Positions:
  CarrAmerica                                                      (428,416)
  Pacific Retail                                                   (157,255)
  Regency                                                           (67,098)
  Storage USA                                                      (271,883)
 Investments in Publicly-traded Positions                          (176,413)
 Investments in Security Capital                                    (22,500)
                                                                 ----------
Net cash used in investing activities                            (1,123,565)
                                                                 ----------
FINANCING ACTIVITIES:
 Proceeds from public and private offerings                         987,238
 Proceeds from line of credit                                       376,500
 Repayment of line of credit                                       (207,000)
                                                                 ----------
Net cash provided by financing activities                         1,156,738
                                                                 ----------
Net increase in cash and cash equivalents                            47,997
Cash and cash equivalents, beginning of the year                      6,960
                                                                 ----------
Cash and cash equivalents, end of the year                           54,957
                                                                 ==========


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS
              FOR THE YEAR/PERIOD ENDED DECEMBER 31, 1996 AND 1995

              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             ----------
                                                        1996       1995
                                                  ---------  ---------
Net investment income                                12,939         76
Realised gains on publicly-traded investments         3,480          0
Increase in appreciation on investments             252,294        126
                                                  ---------  ---------
Increase in net assets resulting from operations    268,713        202
Paid-in subscriptions                               987,238     62,946
                                                  ---------  ---------
Increase in net assets during the year/period     1,255,951     63,148
Net assets at the beginning of the year/period       63,148          0
                                                  ---------  ---------
Net assets at the end of the year/period          1,319,099     63,148
                                                  =========  =========
Net Asset Value per share on December 31, 1996        13.67      10.03

            CONSOLIDATED STATEMENT OF CHANGES IN SHARES OUTSTANDING
              FOR THE YEAR/PERIOD ENDED DECEMBER 31, 1996 AND 1995

                                       NUMBER OF SHARES
                                     ---------------------
                                           1996       1995
                                     ---------- ---------
At the beginning of the year/period   6,294,573         0
Issued during the year/period        90,198,137 6,294,573
                                     ---------- ---------
At the end of the year/period        96,492,710 6,294,573
                                     ========== =========

                   CONSOLIDATED FINANCIAL HIGHLIGHTS FOR THE
                  YEAR/PERIOD ENDED DECEMBER 31, 1996 AND 1995
                                (EXPRESSED IN $)

                                                                1996       1995
                                                          ---------  ---------
Per share data:
Net asset value beginning of the year/period                  10.03       0.00
Paid-in capital                                                0.00      10.00
Net investment income                                          0.12       0.01
Net change in unrealised appreciation and realised gains
 on investments in year/period                                 3.52       0.02
                                                          ---------  ---------
Net asset value at the end of the year/period                 13.67      10.03
                                                          =========  =========


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

          CONSOLIDATED SCHEDULE OF INVESTMENTS IN STRATEGIC POSITIONS

                              AT DECEMBER 31, 1996
              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

                 -----------------------------------------------------------------------------------
                                              NUMBER OF               MARKET/FAIR         PERCENTAGE
STRATEGIC INVESTEES       SECURITY TYPE     SHARES HELD        COST         VALUE      OF NET ASSETS
-------------------   ------------------- --------------  ----------- -----------      -------------
CarrAmerica                  Common Stock      18,515,307     415,416     541,573              41.1%
CarrAmerica               Preferred Stock        520,000       13,000      13,000               0.9%
Pacific Retail               Common Stock     20,909,091      210,315     209,091              15.9%
Regency                      Common Stock      3,770,900       67,098      98,986               7.5%
Storage USA                  Common Stock      8,551,354      271,883     321,745              24.4%
TOTAL INVESTMENTS IN STRATEGIC POSITIONS AT MARKET VALUE (FOR
PUBLICLY-
                                                                       ---------
TRADED COMPANIES) AND ESTIMATED FAIR VALUE (FOR UNTRADED COM-
PANIES)                                                                 1,184,395
                                                                       ---------

     CONSOLIDATED SCHEDULE OF INVESTMENTS IN SPECIAL OPPORTUNITY POSITIONS

                              AT DECEMBER 31, 1996
              (EXPRESSED IN $, IN THOUSANDS EXCEPT PER SHARE DATA)

                                          ------------------------------------
                                    NUMBER OF        MARKET/FAIR    PERCENTAGE
PROPERTY TYPE                     SHARES HELD   COST       VALUE OF NET ASSETS
-------------                     ----------- ------ ----------- -------------
Companies in which USREALTY owns
 a 5% or greater interest:
NONE
Companies in which USREALTY owns
 less than 5% interest:
Multifamily                         2,386,900 49,749      59,935          4.5%
Office/Industrial                   2,690,900 65,472      87,946          6.7%
Retail                              3,215,800 62,787      75,864          5.8%
                                                      ---------
Total investments in publicly-
 traded companies at market
 value:                                                  223,745
Investment in Security Capital                22,500      22,500          1.7%
TOTAL INVESTMENTS IN SPECIAL OPPORTUNITY POSITIONS
AT MARKET VALUE (FOR PUBLICLY-
                                                      ---------
TRADED COMPANIES) AND ESTIMATED FAIR VALUE (FOR
UNTRADED COMPANIES):                                     246,245
                                                      ---------

A detailed schedule of portfolio changes for the year ended December 31, 1996 is available free of charge upon request at the registered office.



   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                              AT DECEMBER 31, 1996

NOTE 1--ORGANISATION

Security Capital U.S. Realty (the "Company") is a Luxembourg real estate corporation organised as a "Societe d'Investissement a Capital Variable" ("SICAV"). The Company was formed on July 7, 1995 for the purpose of owning and operating United States of America real estate primarily through companies in which it has a strategic ownership position. The Company owns its assets through its wholly owned Luxembourg subsidiary, Security Capital Holdings S.A. ("HOLDINGS"). All accounts of HOLDINGS have been consolidated with the Company and all significant intercompany transactions have been eliminated upon consolidation. References herein to USREALTY are to the consolidated entity consisting of Security Capital U.S. Realty and Security Capital Holdings S.A., unless noted otherwise.

The Company expects to request shareholder approval in the first half of 1997 to convert to a Societe d'Investissement a Capital Fixe, which should not materially alter the Company's operations or prospects.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States and with Luxembourg regulatory requirements.

A. Market Value/Fair Value Basis of Presentation:
USREALTY accounts for its investments at market value or estimated fair value (depending on whether the investment is publicly traded or not) as management believes market/fair value more accurately reflects USREALTY's financial position and results of operations as a real estate business. Thus, USREALTY's investments in publicly traded companies are valued at market determined by using closing market prices as of the balance sheet date. Investments in private companies are valued at fair value generally determined at cost, or an appropriate lower value if the investment is not progressing as envisioned. If substantial additional capital is raised by the investee from independent third parties in a private placement, then USREALTY values its investment at the price at which that capital was raised when a substantial percentage of the new subscriptions have been funded. Untraded convertible securities are carried at their principal amount until convertible at an ascertainable value. The CarrAmerica convertible preferred each are convertible into one share of CarrAmerica common stock beginning April 1997, at which time they will be reflected at their conversion value.

Under market/fair value accounting, unrealised gains or losses are determined by comparing market/fair value of the securities held to the cost of such securities. Unrealised gains or losses relating to changes in market/fair value of USREALTY's investments are reported as a component of net earnings. Deferred income taxes, if any, are recorded at the applicable statutory rate as the estimate of taxes payable as if such gains were realised. Under current tax laws, and in light of USREALTY's operating methods and plans, USREALTY's investment gains generally are not subject to income taxes.

USREALTY's investments are generally long-term and USREALTY does not intend to sell securities simply to realise gain thereon (other than in the case of selected special opportunity investments).

At December 31, 1996, 17.1% of USREALTY's investments were private or untraded securities valued at their fair value as determined by the Board of Directors, using the methodology described above. This value may differ from the value that would have been used had a trading market for these shares existed. The valuation of assets assumes that any assets disposed of would be sold in an orderly process; any forced sale of assets under short-term pressures, which is not foreseen, could adversely affect realisable values.

B. Accounting for Investments and Income
All purchases and sales of publicly traded securities are recorded as of the trade date (being the date that USREALTY's broker actually executes an order to buy or sell). Purchases and sales of unlisted securities are recorded as of the date the actual purchase or sale is completed. Dividend income is recorded on the ex-dividend date for each dividend declared by an issuer. Dividends received are presented net of withholding taxes, which totalled $5.6 million during the twelve months ended December 31, 1996. The withholding tax is stated net of

                          SECURITY CAPITAL U.S. REALTY
estimated refunds of $56,573. HOLDINGS is entitled to the refunds as the withholding tax is not levied on the portion of dividends which is a return of capital. Interest income (including interest on convertible subordinated debentures issued by Security Capital Group Incorporated ("Security Capital")) is recorded on the accrual basis. Interest received is also stated net of withholding taxes, of which there were none in 1996. Realised gains and losses on sales of shares are determined on the average cost method.

C. Cash and Cash Equivalents
USREALTY considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

NOTE 3--INVESTMENTS

USREALTY will aim to have 65% to 85% of its assets deployed in strategic ownership positions ("Strategic Investments"), and 10% to 35% invested in special opportunity ownership positions, including up to 10% in securities of Security Capital.

A. Strategic Investments
Strategic investments represent significant (minimum of 25% to a general maximum of 49% of each issuer's fully diluted common stock outstanding) equity ownership positions in public companies, or in private companies that will be positioned to be taken public. With private companies which USREALTY sponsors, it will frequently own substantially more than 50% of the voting shares until such companies become publicly traded, at which time USREALTY's ownership will begin to be diluted until it reaches 35% to 45% ownership levels. USREALTY will be the largest shareholder of its strategic investees, have representation on their Boards of Directors, and influence their operations and strategy. Strategic investees are characterised by the perceived potential for a superior market niche and the ultimate potential for market preeminence with a focused strategy and product.

B. Special Opportunity Investments
(i) PUBLICLY-TRADED INVESTMENTS

"Publicly-Traded Investments" consist of ownership positions of less than 10% of the fully diluted stock in publicly-traded United States real estate investment trusts ("US REITS") and real estate companies. Publicly-traded investments have and will take the form of either direct investments in, or public market purchases of, shares of companies that USREALTY believes possess the requisite fundamentals to generate strong cash flow growth and/or value appreciation.

At December 31, 1996, USREALTY had $223.7 million (market value) of publicly-traded investments in thirteen companies. From time to time, when deemed appropriate, USREALTY may seek to increase a publicly-traded investment to a strategic investment.

(ii) INVESTMENT IN SECURITY CAPITAL GROUP INCORPORATED.

USREALTY has a Special Opportunity Investment in securities of Security Capital which, through wholly owned subsidiaries, owned approximately 39.4% of USREALTY's total subscribed shares at December 31, 1996 (and may from time to time purchase further shares on the open market and in new USREALTY offerings) and is the sole shareholder of USREALTY's Operating Advisor. The purpose of this investment is to provide USREALTY with the benefit of exposure to specific niches within the apartment and industrial real estate sectors, as well as the diversification benefits of fee income through Security Capital's real estate services and advisory activities. USREALTY intends to invest up to 10% of its assets in securities of Security Capital. USREALTY's investments in such securities will primarily be made in general offerings by Security Capital, on the same terms and conditions as all other investors in such offerings. To a lesser extent, USREALTY may negotiate purchases from independent third parties on an arm's-length basis. When and if Security Capital becomes traded on a recognised securities market, USREALTY may purchase Security Capital securities from third parties in open-market transactions. At December 31, 1996, USREALTY had funded $22.5 million (representing 10,724.5 common shares and $11.25 million principal amount of 6.5% convertible subordinated debentures due 2016) out of a total commitment of $110 million. The remaining commitment is expected to be funded in the first half of 1997.

                          SECURITY CAPITAL U.S. REALTY

NOTE 4--ACCOUNTS RECEIVABLE AND PREPAYMENTS

A. Deferred Costs
The Company believes that minimising intangible assets makes the Company more attractive to investors. Therefore, the unamortised portion of (i) costs associated with the formation of USREALTY and its initial private placement, and (ii) costs incurred in connection with arranging USREALTY's $300 million line of credit, were written off in October 1996. Such amortised costs were $3.7 million. Since October 1996, all costs of raising capital, including line of credit increases, are expensed as incurred (an additional $1.1 million for increasing the line of credit in 1996).

B. Accounts Receivable
The amounts included within accounts receivable and prepayments are as follows:

                                                ---------------------
                                                    DECEMBER 31,
                                                      1996       1995
                                                ---------  ---------
                                                  (IN THOUSANDS $)
      Dividends                                     8,236
      Debenture Interest from Security Capital        366
      Formation Expenses                                -      1,654
      Refund of withholding tax                        56
      Other                                             2          6
                                                ---------  ---------
                                                    8,660      1,660
                                                =========  =========

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                ---------------------
                                                    DECEMBER 31,
                                                      1996       1995
                                                ---------  ---------
                                                  (IN THOUSANDS $)
      Offering expenses                             1,090
      Interest Payable                                646          -
      Amount payable to Security Capital              217
      Custodian Fees                                  127
      Other                                           571        224
                                                ---------  ---------
                                                    2,651        224
                                                =========  =========

The offering expenses accruals are covered by the commission received during the November 1996 offering.

NOTE 6--ADVISORY AGREEMENT AND OPERATING EXPENSES

USREALTY has an advisory agreement with Security Capital (EU) Management S.A. (the "Operating Advisor"), a wholly-owned subsidiary of Security Capital. This agreement requires the Operating Advisor to provide USREALTY with advice with respect to the investment of assets of USREALTY. The Operating Advisor has agreed to identify tangible investment opportunities in U.S. real estate companies and evaluate such companies' competitive positions, management expertise, strategic direction, financial strength and their prospects for long-term sustainable per share cash flow growth. The Operating Advisor will also advise USREALTY on obtaining board and committee representation and management rights. The agreement is for a two-year term expiring July 1997. The agreement automatically renews for successive two-year periods unless either party gives notice they will not renew. The Operating Advisor subcontracts for certain services through its wholly-owned affiliate, Security Capital (UK) Management Limited (based in London), and another Security Capital subsidiary, Security Capital Investment Research Incorporated (based in Chicago). The Operating Advisor is entitled to a management fee, payable quarterly, at an annual rate of 1.25% of gross invested assets, excluding investments in Security Capital securities and investments of short-term cash and cash equivalents. The amounts accrued at December 31, 1996 represent two months' fees. USREALTY pays its own third-party operating and administrative expenses and transaction costs, provided that the Operating Advisor's fee will be reduced to the extent that third-party operating and administrative expenses (but not transaction costs) exceed 0.25% of assets, excluding Security Capital securities, per annum. Such third-party operating and administrative costs were 0.19% per annum in 1996.

                          SECURITY CAPITAL U.S. REALTY

USREALTY pays to the Custodian, Paying Agent, Domiciliary and Corporate Agent as well as the Registrar and Transfer Agent, a fee in accordance with usual practice in Luxembourg. Such fees are payable quarterly and are based on USREALTY's gross assets.

NOTE 7--TAXATION

The Company, as separate from HOLDINGS, is not liable for any Luxembourg tax on income. The Company is liable in Luxembourg for a capital tax of 0.06% per annum of its net asset value. Cash dividends and interest received by the Company or HOLDINGS on their investments may be subject to non-recoverable withholding or other taxes in the countries of origin. U.S. withholding tax rates of 15% were in effect for 1996. These are proposed to be increased to 30% based on a new tax treaty; however, the proposed increase is the subject of U.S. Senate committee review, and may not go into effect. If approved, the increase would probably become effective January 1, 1999. Management does not believe such an increase would materially adversely affect growth in net asset value per share.

HOLDINGS, an ordinary corporate taxpayer under Luxembourg law, owns substantially all of the consolidated group's interests in US REITs. Corporations which are resident Luxembourg taxpayers are taxed on their worldwide net income, determined on the basis of gross income less cost incurred. Certain items of income and capital gains are excluded from the calculation of income received for tax purposes, including income and capital gains from certain investments which meet certain holding period (generally one calendar year) and size requirements. HOLDINGS attempts to operate so as to have the highest possible percentage of its investments qualify for the exclusion. Interest accrued on advances from the Company to HOLDINGS are deducted in determining HOLDINGS's taxable income.

Income paid from HOLDINGS to the Company is subject to various levels of tax. Gross cash (but not accrued) interest payments from HOLDINGS to the Company, which were $5,029,787 during the twelve months ended December 31, 1996, are subject to withholding tax at a rate of 3.75% (which totalled $188,617 for the twelve months to December 31, 1996). No dividends were paid.

                       ---------------------
                           DECEMBER 31,
                             1996       1995
                       ---------  ---------
                         (IN THOUSANDS $)
      Capital Tax            439          -
      Withholding Tax        189          7
                       ---------  ---------
                             628          7
                       =========  =========

NOTE 8--LINE OF CREDIT

The Company's wholly owned subsidiary, HOLDINGS, has a $400 million revolving line of credit from a syndicate of European and international banks. The earliest date on which this line of credit will expire is June 1999, subject to annual extension with the consent of the lenders, but HOLDINGS has the right to convert the then outstanding borrowings into a two-year term loan on that date, with semi-annual amortisation payments to be made over the two-year period, which effectively extends the final loan payment to June 2001. Borrowings bear interest at the greater of United States prime or the federal funds rate plus 0.5% or, at HOLDINGS' option, LIBOR plus 1.75%. Additionally, there is a commitment fee of 0.25% to 0.375% on the average undrawn balance of the line of credit.

The amount of $2.99 million was paid to the syndicate of European and international banks as arrangement and upfront fees as well as to cover the costs of syndication.

The line of credit is secured by substantially all the assets of USREALTY. HOLDINGS has pledged all securities owned by it as collateral for the line, and the Company has guaranteed the line and pledged its shares in HOLDINGS as collateral.

                          SECURITY CAPITAL U.S. REALTY

In February 1997, HOLDINGS received preliminary agreement from the lead lending bank to increase the line of credit to $500 million and reduce the interest rate to 1.50% over LIBOR, subject to certain conditions and approvals.

Average daily borrowings during the twelve months ended December 31, 1996 were $84.9 million, at a weighted average interest rate of 7.18% per annum.

The line of credit requires USREALTY to continue to meet certain financial covenants. At December 31, 1996, USREALTY was in compliance with all covenants.

NOTE 9--SHAREHOLDERS' EQUITY

During the twelve months ended December 31, 1996, $987.3 million of equity capital subscriptions were called by the Company and funded by investors. This equity was partly raised through the completion of the funding of subscriptions under the Company's initial $509.5 million private offering.

The equity was also raised through the June 1996 international public offering where the Company accepted subscriptions for 22,244,420 shares: 13,112,000 shares through an underwritten public offering and 9,132,420 shares directly to its principal shareholder, Security Capital. The Company contracted to receive net proceeds per share of $10.95, equal to the net asset value per share on June 26, 1996, the day the offering was priced. The transaction was closed on July 2, 1996.

Additional equity was also raised through the November private offering where the Company sold 24,115,805 shares. The Company contracted to receive net proceeds per share of $12.32, equal to the net asset value per share on November 15, 1996, the day the offering was priced. The transaction closed on December 19, 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and ShareholdersSECURITY CAPITAL ATLANTIC INCORPORATED

We have audited the balance sheets of Security Capital Atlantic Incorporated as of December 31, 1996 and 1995, and the related statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Capital Atlantic Incorporated at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

Dallas, TexasFebruary 3, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Homestead Village Incorporated

We have audited the balance sheet of Homestead Village Incorporated as of December 31, 1996 and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1996 (not presented separately herein). The financial statements are the responsibility of Homestead Village Incorporated's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Homestead Village Incorporated at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

Dallas, Texas
February 24, 1997

                                      LOGO

                                    ANNEX I



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         MERGER AND ISSUANCE AGREEMENT

                           DATED AS OF MARCH 24, 1997

                                 BY AND BETWEEN

                     SECURITY CAPITAL ATLANTIC INCORPORATED

                                      AND

                      SECURITY CAPITAL GROUP INCORPORATED

                          AS AMENDED ON APRIL 21, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I DEFINITIONS.....................................................   1
  Section 1.1 Definitions.................................................   1
ARTICLE II THE MERGERS, WARRANT ISSUANCE AND RIGHTS OFFERING..............   4
  Section 2.1 The Mergers.................................................   4
  Section 2.2 Warrant Issuance............................................   5
  Section 2.3 The Rights Offering.........................................   5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF ATLANTIC....................   6
  Section 3.1 Organization and Qualification..............................   6
  Section 3.2 Capitalization..............................................   6
  Section 3.3 Issuance of Securities......................................   6
  Section 3.4 Authority; Non-Contravention; Approvals.....................   6
  Section 3.5 Registration Statements and Proxy Statement and Prospectus..   7
  Section 3.6 Disclosure, Financial Statements and Absence of Certain
   Changes................................................................   7
  Section 3.7 Absence of Undisclosed Liabilities..........................   8
  Section 3.8 Brokers and Finders.........................................   8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SCG..........................   8
  Section 4.1 Organization and Qualification..............................   8
  Section 4.2 Capitalization..............................................   8
  Section 4.3 Issuance of Securities......................................   9
  Section 4.4 Authority; Non-Contravention; Approvals.....................   9
  Section 4.5 Financial Statements........................................  10
  Section 4.6 Absence of Certain Changes or Events........................  10
  Section 4.7 Registration Statements and Proxy Statement and
   Prospectuses...........................................................  10
  Section 4.8 Taxes.......................................................  10
  Section 4.9 Absence of Undisclosed Liabilities..........................  11
  Section 4.10 Litigation.................................................  12
  Section 4.11 No Violation of Law........................................  12
  Section 4.12 Insurance..................................................  12
  Section 4.13 Employee Benefit Plans.....................................  13
  Section 4.14 Intellectual Property......................................  13
  Section 4.15 Labor......................................................  13
  Section 4.16 Brokers and Finders........................................  13
  Section 4.17 Investment Company Act.....................................  13
  Section 4.18 Adequacy of SCG Consideration..............................  13
  Section 4.19 Investment in Securities...................................  14
  Section 4.20 Title to Assets; No Real Property..........................  14
  Section 4.21 Projections................................................  14
ARTICLE V CONDUCT OF BUSINESSES PENDING THE MERGER CLOSING................  15
  Section 5.1 Conduct of Businesses.......................................  15
  Section 5.2 Conduct of Business of ATLANTIC.............................  16
ARTICLE VI ADDITIONAL AGREEMENTS..........................................  16
  Section 6.1 Access to Information.......................................  16
  Section 6.2 Proxy Statement and Registration Statement..................  17
  Section 6.3 Shareholders' Approval......................................  17
  Section 6.4 Affiliate Agreements........................................  17
  Section 6.5 Exchange....................................................  17
  Section 6.6 Expenses....................................................  17
  Section 6.7 Agreement to Cooperate......................................  18
  Section 6.8 Public Statements...........................................  18

                                                                           PAGE
                                                                           ----
  Section 6.9 Corrections to the SCG Warrant Registration Statement and
   SCG Warrant Prospectus.................................................  18
  Section 6.10 Voting of Shares...........................................  18
  Section 6.11 Confidentiality............................................  18
  Section 6.12 Personnel..................................................  19
  Section 6.13 Prorations.................................................  20
  Section 6.14 Tax Matters................................................  20
  Section 6.15 Standstill.................................................  21
ARTICLE VII CONDITIONS....................................................  21
  Section 7.1 Conditions to Each Party's Obligations......................  21
  Section 7.2 Conditions to Obligations of ATLANTIC.......................  22
  Section 7.3 Conditions to Obligations of SCG............................  23
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................  24
  Section 8.1 Termination.................................................  24
  Section 8.2 Effect of Termination.......................................  24
  Section 8.3 Amendment...................................................  25
  Section 8.4 Waiver......................................................  25
ARTICLE IX SURVIVAL AND REMEDY; INDEMNIFICATION...........................  25
  Section 9.1 Indemnification.............................................  25
  Section 9.2 Limitation of Indemnification...............................  25
  Section 9.3 Notice of Claims; Assumption of Defense.....................  25
  Section 9.4 Settlement or Compromise....................................  26
  Section 9.5 Failure of Indemnifying Party to Act........................  26
  Section 9.6 Survival....................................................  26
  Section 9.7 Waiver of Counterclaims for Indemnification.................  26
ARTICLE X GENERAL PROVISIONS..............................................  27
  Section 10.1 Notices....................................................  27
  Section 10.2 Interpretation.............................................  27
  Section 10.3 Miscellaneous..............................................  27
  Section 10.4 Counterparts...............................................  27
  Section 10.5 Parties in Interest........................................  28
  Section 10.6 No Presumption Against Drafter.............................  28

                                    EXHIBITS

EXHIBIT I     AGREEMENT AND PLAN OF MERGER
EXHIBIT II    WARRANT AGREEMENT
EXHIBIT III   WARRANT ISSUANCE AGREEMENT
EXHIBIT IV    AMENDED AND RESTATED ATLANTIC INVESTOR AGREEMENT
EXHIBIT V     ADMINISTRATIVE SERVICES AGREEMENT
EXHIBIT VI    LICENSE AGREEMENT
EXHIBIT VII   PROTECTION OF BUSINESS
EXHIBIT VIII  OPINION OF MAYER, BROWN & PLATT

                                   SCHEDULES

SCHEDULE 3.2(b)  SUBSCRIPTIONS, OPTIONS, ETC.
SCHEDULE 3.4(b)  ATLANTIC REQUIRED CONSENTS
SCHEDULE 4.4(b)  SCG REQUIRED CONSENTS
SCHEDULE 4.10    SCG SUBSIDIARY LITIGATION
SCHEDULE 4.14    SCG SUBSIDIARIES' INTELLECTUAL PROPERTY
SCHEDULE 4.20    ASSETS AND PERSONNEL
SCHEDULE 7.1     AGREEMENTS TO BE TERMINATED

                         MERGER AND ISSUANCE AGREEMENT

  THIS MERGER AND ISSUANCE AGREEMENT (this "Agreement"), is entered into as of March 24, 1997 by and between Security Capital Atlantic Incorporated, a Maryland corporation ("ATLANTIC"), and Security Capital Group Incorporated, a Maryland corporation ("SCG").

  WHEREAS, the Board of Directors of each of SCG and ATLANTIC have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

  WHEREAS, it is intended that pursuant to this Agreement, among other things, SCG will cause its subsidiaries engaged in the conduct of the businesses of managing the portfolio of and the properties owned by ATLANTIC to be merged with and into a subsidiary of ATLANTIC in exchange for certain securities of ATLANTIC.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Affiliate Agreement" shall have the meaning set forth in Section 6.4.

    "Affiliate Group" shall have the meaning set forth in Section 4.8.

    "Agreement and Plan of Merger" shall have the meaning set forth in
  Section 2.1.

    "ATLANTIC 10-K" shall have the meaning set forth in Section 3.6.

    "ATLANTIC Board" shall mean the Board of Directors of ATLANTIC.

    "ATLANTIC Common Shares" shall mean the shares of common stock, $.01 par value per share, of ATLANTIC.

    "ATLANTIC Financial Statements" shall have the meaning set forth in
  Section 3.6.

    "ATLANTIC Prospectus" shall mean the prospectus, as amended and supplemented, relating to the offering of ATLANTIC Common Shares pursuant to Section 2.3, which will form a part of the ATLANTIC Registration Statement.

    "ATLANTIC Registration Statement" shall mean the registration statement on Form S-11 of ATLANTIC, of which the ATLANTIC Prospectus will form a part, which has been or will be filed with the Commission in order to register the offering of ATLANTIC Common Shares pursuant to Section 2.3.

    "ATLANTIC Required Statutory Approvals" shall have the meaning set forth in Section 3.4(c).

    "ATLANTIC Shareholders' Approval Record Date" shall mean the record date for determination of the holders of ATLANTIC Common Shares entitled to vote with respect to obtaining the ATLANTIC Shareholders' Approval.

    "ATLANTIC Shareholders' Approval" shall have the meaning set forth in
  Section 6.3.

    "ATLANTIC Special Committee" shall have the meaning set forth in Section 7.2(a).

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Commission" shall mean the Securities and Exchange Commission.

    "Confidential Material" shall have the meaning set forth in Section
  6.11(a).

    "Current Market Price" of the ATLANTIC Common Shares and the SCG Class B Common Shares for any day shall mean the last reported sales price on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, in either case as reported on the New York Stock Exchange or, if such security is not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if bid and asked prices for such security on such day shall not have been reported through the National Association of Securities Dealers, Inc. Automated Quotations System, in the case of the ATLANTIC Common Shares, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange member firm regularly making a market in ATLANTIC Common Shares selected for such purpose by a Co-Chairman of the Board of ATLANTIC or the ATLANTIC Board, or, in the case of the SCG Class B Common Shares, the fair market value of the SCG Class B Common Shares as determined in good faith by the SCG Board.

    "Employee Benefit Plans" shall have the meaning set forth in Section
  4.13.

    "Employees" shall have the meaning set forth in Section 4.13.

    "Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances as in effect on the date hereof that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

    "Exchange" shall mean the New York Stock Exchange, another national securities exchange or the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" shall mean the average of the daily Current Market Prices of an ATLANTIC Common Share during the five (5) consecutive Trading Days commencing six Trading Days prior to the ATLANTIC Shareholders' Approval Record Date.

    "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, polychlorinated biphenyls and, only to the extent it exists at levels which are considered hazardous to human health, radon gas and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "toxic substances," "toxic pollutants," "contaminants" or "pollutants" or words of similar import, under any applicable Environmental Laws.

    "Indemnified Parties" shall have the meaning set forth in Section 9.1.

    "Indemnifying Parties" shall have the meaning set forth in Section 9.1.

    "Intellectual Property" shall mean all United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae.

    "Losses" shall have the meaning set forth in Section 9.1.

    "Merger Closing" shall have the meaning set forth in Section 2.1.

    "Post-Closing Accrual Statement" shall have the meaning set forth in
  Section 6.13.

    "Property Management Agreement" shall have the meaning set forth in
  Section 5.1(a).

    "Property Manager" shall mean SCG Realty Services Atlantic Incorporated, a Delaware corporation.

    "Prorated Items" shall have the meaning set forth in Section 6.13.

    "Providing Party" shall have the meaning set forth in Section 6.11(a).

    "Proxy Statement" shall mean the definitive ATLANTIC proxy statement, including the SCG Warrant Prospectus, to be filed with the Commission (i) as a proxy statement by ATLANTIC and (ii) as a part of the SCG Warrant Registration Statement by SCG.

    "Receiving Party" shall have the meaning set forth in Section 6.11(a).

    "REIT Management Agreement" shall have the meaning set forth in Section 5.1(a).

    "REIT Manager" shall mean Security Capital (Atlantic) Incorporated, a Nevada corporation.

    "Related Agreements" shall mean each of the agreements, instruments and documents contemplated to be entered into in connection with this Agreement, including, without limitation, the Agreement and Plan of Merger, the Warrant Issuance Agreement, the Warrant Agreement, the Amended and Restated ATLANTIC Investor Agreement, the Administrative Services Agreement, the License Agreement and the Affiliate Agreements.

    "Representatives" shall have the meaning set forth in Section 6.11(a).

    "Rights Offering Amount" shall have the meaning set forth in Section 2.3.

    "Rights Offering Closing Date" shall mean the third business day following the Rights Offering Expiration Date.

    "Rights Offering Expiration Date" shall have the meaning set forth in
  Section 2.3.

    "SCG Board" shall mean the Board of Directors of SCG.

    "SCG Class B Common Shares" shall mean the shares of Class B common stock, $.01 par value per share, of SCG.

    "SCG Financial Statements" shall have the meaning set forth in Section
  4.5.

    "SCG Proxy Statement" shall mean the definitive proxy statement mailed to shareholders of SCG with respect to the meeting of shareholders of SCG to be held in connection with the transactions contemplated by this Agreement.

    "SCG Required Statutory Approvals" shall have the meaning set forth in
  Section 4.4(c).

    "SCG Shareholders' Approval" shall have the meaning set forth in Section
  6.3.

    "SCG Subsidiaries" shall mean the REIT Manager and the Property Manager.

    "SCG Warrant Prospectus" shall mean the prospectus relating to the Warrant Issuance pursuant to Section 2.2 which will form a part of the SCG Warrant Registration Statement and the Proxy Statement.

    "SCG Warrant Registration Statement" shall mean the registration statement on Form S-4 of SCG, of which the Proxy Statement and the SCG Warrant Prospectus will form a part, to be filed with the Commission in order to register the Warrant Issuance pursuant to Section 2.2.

    "SCG Warrants" shall have the meaning set forth in Section 2.2.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Subsidiary Financial Statements" shall have the meaning set forth in
  Section 4.5.

    "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

    "Tax Returns" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

    "Termination Date" shall have the meaning set forth in Section 8.1(b).

    "Trading Day" shall mean any day on which the ATLANTIC Common Shares are traded on the New York Stock Exchange, or if such securities are not listed or admitted for trading on the New York Stock Exchange, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

    "Warrant Agreement" shall mean the Warrant Agreement between SCG and The First National Bank of Boston, as warrant agent, substantially in the form of Exhibit II hereto.

    "Warrant Issuance" shall have the meaning set forth in Section 2.2.

    "Warrant Issuance Agreement" shall mean the Warrant Issuance Agency Agreement substantially in the form of Exhibit III hereto.

    "Warrant Issuance Date" shall mean the date established by the Board of Directors of SCG as the date on which the SCG Warrants shall be delivered to the issuance agent pursuant to the Warrant Issuance Agreement, which date shall be within 30 days following the Warrant Issuance Record Date.

    "Warrant Issuance Record Date" shall have the meaning set forth in
  Section 2.2.

                                  ARTICLE II

               THE MERGERS, WARRANT ISSUANCE AND RIGHTS OFFERING

  Section 2.1 The Mergers. The events set forth in this Section 2.1 shall be effected, upon the terms and subject to the conditions of this Agreement, as soon as practicable after this Agreement and the transactions contemplated hereby are approved by the shareholders of each of ATLANTIC and SCG (the "Merger Closing"). It is the intention of the parties that each of the events set forth in this Section 2.1 shall occur simultaneously. ATLANTIC and SCG shall each take all actions necessary to cause the SCG Subsidiaries to be merged with and into a subsidiary of ATLANTIC, which subsidiary shall be a "qualified REIT subsidiary" of ATLANTIC within the meaning of Section 856(i)(2) of the Code, on the terms and conditions set forth in the agreement and plan of merger substantially in the form of Exhibit I hereto (the "Agreement and Plan of Merger"). ATLANTIC shall issue that number of ATLANTIC Common Shares in connection with the mergers described in this Section 2.1 equal to the number obtained by dividing $54,608,549 by the Fair Market Value of an ATLANTIC Common Share; provided, however, that in the event that the Fair Market Value of an ATLANTIC Common Share is less than $20.6367, then the number of ATLANTIC Common Shares issuable in connection with the mergers described in this Section 2.1 shall be 2,646,186; and provided, further, that in the event that the Fair Market Value of an ATLANTIC Common Share is more than $25.8633, then the number of ATLANTIC Common Shares issuable in connection with the mergers described in this Section 2.1 shall be 2,111,430.

  Section 2.2 Warrant Issuance. SCG shall issue (the "Warrant Issuance") warrants to purchase SCG Class B Common Shares (the "SCG Warrants") to holders of ATLANTIC Common Shares (other than those owned by SCG) as of the Warrant Issuance Record Date on the terms and in the manner described below. The SCG Warrants shall each (i) be exercisable for one SCG Class B Common Share, (ii) have an exercise price per SCG Class B Common Share equal to the Current Market Price of an SCG Class B Common Share on the Warrant Issuance Date,
(iii) shall expire 12 months from the date of issuance and (iv) shall have such other terms and conditions as set forth in the Warrant Agreement. The record date for determining the holders entitled to participate in the Warrant Issuance (the "Warrant Issuance Record Date") shall be the close of business on the date designated by SCG, which date shall be within the 28-day period following the Rights Offering Closing Date and which date shall be consistent with any restrictions in the ruling or opinion described in Section 7.1(d). SCG shall issue an aggregate number of SCG Warrants determined by dividing $46,926,322 by the Current Market Price of an SCG Class B Common Share on the Warrant Issuance Date. The number of SCG Warrants to be issued to each such holder shall be determined by multiplying (a) the aggregate number of SCG Warrants to be issued by (b) the number obtained by dividing (i) the aggregate number of ATLANTIC Common Shares held of record by the holder as of the close of business on the Warrant Issuance Record Date, by (ii) the total number of ATLANTIC Common Shares outstanding (other than those owned by SCG) as of the close of business on the Warrant Issuance Record Date. No certificates or scrip representing fractional SCG Warrants shall be issued in connection with the Warrant Issuance. The Warrant Issuance Agreement shall contain appropriate provision to aggregate and sell all fractional SCG Warrants and remit the net proceeds to the ATLANTIC shareholders who would otherwise be entitled to such fractions. The Warrant Issuance shall be made pursuant to and in accordance with the procedures set forth in the Warrant Issuance Agreement. The Warrant Issuance shall not occur unless and until all of the conditions set forth in this Agreement have been satisfied or waived and the mergers described in
Section 2.1 have been consummated.

  Section 2.3 The Rights Offering. ATLANTIC shall distribute as a dividend to each holder of record of ATLANTIC Common Shares, as of the close of business on the ATLANTIC Shareholders' Approval Record Date, rights to purchase ATLANTIC Common Shares entitling such holder to subscribe for and purchase ATLANTIC Common Shares during the period commencing on the date the ATLANTIC Prospectus is mailed to such holders and expiring on the close of business on the date of the Merger Closing (the "Rights Offering Expiration Date"). The issuance of such rights and the issuance of ATLANTIC Common Shares upon exercise of such rights shall be registered under the ATLANTIC Registration Statement and ATLANTIC shall use its best efforts to cause the rights to be tradeable on the Exchange on which the ATLANTIC Common Shares are listed. Each holder of ATLANTIC Common Shares shall receive one (1) right for every one (1) ATLANTIC Common Share held of record by such holder as of the ATLANTIC Shareholders' Approval Record Date. The exercise price per ATLANTIC Common Share for such rights shall be equal to the Fair Market Value of an ATLANTIC Common Share; provided, that in the event that the Fair Market Value of an ATLANTIC Common Share is more than $25.8633, then the exercise price per ATLANTIC Common Share shall be $25.8633. ATLANTIC shall make available for issuance in the rights offering, up to a maximum number of ATLANTIC Common Shares equal to the difference between (X) the amount determined by dividing
(A) the number of ATLANTIC Common Shares issuable pursuant to Section 2.1 by
(B) the percentage of all outstanding ATLANTIC Common Shares owned by SCG on the ATLANTIC Shareholders' Approval Record Date (the amount determined pursuant to this clause (X) being the "Rights Offering Amount") and (Y) the number of ATLANTIC Common Shares issuable to SCG pursuant to Section 2.1. Each holder shall be entitled to acquire one (1) ATLANTIC Common Share by paying the Fair Market Value and surrendering that number of rights (rounded down to the nearest one-one hundredth (1/100th)) equal to the amount determined by dividing the aggregate number of ATLANTIC Common Shares outstanding on the ATLANTIC Shareholders' Approval Record Date by the Rights Offering Amount. SCG agrees that it shall not exercise or sell or otherwise transfer any rights issued to it pursuant to this Section 2.3 and SCG shall not purchase or otherwise acquire any rights. ATLANTIC shall not accept subscriptions pursuant to such rights unless and until all of the conditions set forth in this Agreement have been satisfied or waived and the mergers described in Section
2.1 have been consummated.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ATLANTIC

  ATLANTIC represents and warrants to SCG as follows:

  Section 3.1 Organization and Qualification. ATLANTIC is duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted, including, without limitation, the conduct of the businesses currently conducted by the SCG Subsidiaries. ATLANTIC is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of ATLANTIC. True, accurate and complete copies of each of the articles of incorporation and bylaws of ATLANTIC as in effect on the date hereof, including all amendments thereto and proposed amendments thereof, have heretofore been delivered to SCG.

  Section 3.2 Capitalization.

  (a) The authorized shares of ATLANTIC consists of 250,000,000 shares of which 37,891,580 ATLANTIC Common Shares are issued and outstanding as of the date hereof. All of the issued and outstanding ATLANTIC Common Shares are validly issued, fully paid and nonassessable and free of preemptive rights.

  (b) Except as contemplated by this Agreement and the Related Agreements or as set forth in Schedule 3.2(b), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that are presently exercisable obligating ATLANTIC to issue, deliver or sell, or cause to be issued, delivered or sold, additional ATLANTIC Common Shares or obligating ATLANTIC to grant, extend or enter into any such agreement or commitment; provided, however, that the foregoing shall not apply to the adoption by ATLANTIC of any incentive plan providing for grants of options or restricted shares to directors and employees nor to any grant of options or restricted shares thereunder. There are no voting trusts, proxies or other agreements or understandings to which ATLANTIC is a party or by which ATLANTIC is bound with respect to the voting of any ATLANTIC Common Shares.

  Section 3.3 Issuance of Securities. The ATLANTIC Common Shares issuable to SCG hereunder, when issued in accordance with the provisions of this Agreement and the Related Agreements, will be duly and validly authorized and issued and will be fully paid and nonassessable. The ATLANTIC Common Shares issuable upon exercise of rights issued pursuant to Section 2.3, when issued in accordance with the provisions of this Agreement and the Related Agreements, will be duly and validly authorized and issued and will be fully paid and nonassessable.

  Section 3.4 Authority; Non-Contravention; Approvals.

  (a) ATLANTIC has full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to ATLANTIC Shareholders' Approval and ATLANTIC Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party, and the consummation by ATLANTIC of the transactions contemplated hereby and thereby, have been duly authorized by the ATLANTIC Board and no other proceedings on the part of ATLANTIC are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by ATLANTIC of the transactions contemplated hereby and thereby, except for ATLANTIC Shareholders' Approval and the obtaining of ATLANTIC Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by ATLANTIC, and, assuming the due authorization, execution and delivery hereof by SCG, constitutes a valid and binding agreement of ATLANTIC enforceable against ATLANTIC in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws.

  (b) The execution and delivery of this Agreement and the Related Agreements by ATLANTIC, to the extent it is a party thereto, do not, and the consummation by ATLANTIC of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of ATLANTIC under any of the terms, conditions or provisions of, (i) subject to obtaining ATLANTIC Shareholders' Approval, ATLANTIC's articles of incorporation or bylaws, (ii) subject to obtaining ATLANTIC Required Statutory Approvals and ATLANTIC Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to ATLANTIC or any of its properties or
(iii) except as set forth on Schedule 3.4(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which ATLANTIC is now a party or by which ATLANTIC or any of its properties may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of ATLANTIC.

  (c) Except for (i) the filing of the ATLANTIC Registration Statement, the Proxy Statement and the SCG Warrant Registration Statement with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness of the ATLANTIC Registration Statement and the SCG Warrant Registration Statement by the Commission and filings with various state blue sky authorities, (ii) any required filings by ATLANTIC pursuant to Section 2.1 and (iii) any required filings with or approvals from applicable federal or state housing authorities (the filings and approvals referred to in clauses
(i) through (iii) are collectively referred to as the "ATLANTIC Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by ATLANTIC or the consummation by ATLANTIC of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of ATLANTIC.

  Section 3.5 Registration Statements and Proxy Statement and Prospectuses. None of the information to be supplied by ATLANTIC for inclusion or incorporation by reference in the SCG Warrant Prospectus and the Proxy Statement will, at the time it becomes effective, at the time of the mailing of the SCG Warrant Registration Statement and any amendments thereof or supplements thereto, and at the time of the meeting of shareholders of ATLANTIC to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by ATLANTIC with respect to information supplied by SCG, or derived therefrom, for inclusion in the SCG Warrant Registration Statement.

  Section 3.6 Disclosure, Financial Statements and Absence of Certain Changes. ATLANTIC's Annual Report on Form 10-K for the year ended December 31, 1996 (the "ATLANTIC 10-K"), and each other report or document filed after December 31, 1996 by ATLANTIC with the Commission under the Exchange Act, taken together, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. ATLANTIC's audited consolidated financial statements contained in the ATLANTIC 10-K (the "ATLANTIC Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of ATLANTIC and its subsidiaries as of the dates set forth therein and the results of their operations and cash flows for the periods set forth therein. Since December 31, 1996, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of ATLANTIC.

  Section 3.7 Absence of Undisclosed Liabilities. ATLANTIC did not have, at December 31, 1996, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the ATLANTIC Financial Statements with respect to December 31, 1996 or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of ATLANTIC or (ii) have been discharged or paid in full prior to the date hereof.

  Section 3.8 Brokers and Finders. ATLANTIC has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SCG

  SCG represents and warrants to ATLANTIC as follows:

  Section 4.1 Organization and Qualification. SCG and each of the SCG Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each has the requisite power, corporate or otherwise, and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it is proposed by it to be conducted. Each SCG Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of any such SCG Subsidiary. True, accurate and complete copies of each of the articles of incorporation and bylaws of SCG and the certificate of incorporation and bylaws of each SCG Subsidiary as in effect on the date hereof, including all amendments thereto and proposed amendments and restatements thereof, have heretofore been delivered to ATLANTIC.

  Section 4.2 Capitalization.

  (a) The authorized stock of each of the REIT Manager and the Property Manager consists of 1,000 shares of common stock all of which are issued and outstanding. All of the issued and outstanding shares of common stock of the REIT Manager and the Property Manager are owned by SCG, or a wholly owned subsidiary of SCG, and are validly issued, fully paid and nonassessable. SCG, or one of its wholly owned subsidiaries, owns good and marketable title to the issued and outstanding shares of common stock of each of the SCG Subsidiaries, in each case, free and clear of all liens, encumbrances, claims, security interests and defects.

  (b) There are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating SCG or any subsidiary of SCG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of either SCG Subsidiary or obligating SCG or any subsidiary of SCG to grant, extend or enter into any agreement or commitment with respect to any of the foregoing. There are no voting trusts, proxies or other agreements or understandings to which SCG or any subsidiary of SCG is a party or is bound with respect to the voting of any shares of either SCG Subsidiary. Neither of the SCG Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

  Section 4.3 Issuance of Securities. Subject to receiving the SCG Shareholders' Approval, the SCG Warrants when issued in accordance with the provisions of this Agreement and the Related Agreements will constitute valid and binding agreements of SCG enforceable against SCG in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Subject to receiving the SCG Shareholders' Approval, the SCG Class B Common Shares issuable upon exercise of the SCG Warrants, when issued upon exercise of SCG Warrants and in accordance with the Warrant Agreement, will be duly and validly authorized and issued and will be fully paid and nonassessable.

  Section 4.4 Authority; Non-Contravention; Approvals.

  (a) SCG and each of the SCG Subsidiaries has full power, corporate or otherwise, and authority to enter into this Agreement and the Related Agreements to which it is a party and, subject to SCG Shareholders' Approval and SCG Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which they are parties, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, have been duly authorized by the SCG Board and the board of the relevant SCG Subsidiary, and no other corporate proceedings on the part of SCG or either SCG Subsidiary are necessary to authorize the execution and delivery of this Agreement or the Related Agreements and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby, except for SCG Shareholders' Approval and the obtaining of SCG Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by SCG, and, assuming the due authorization, execution and delivery hereof by ATLANTIC, constitutes a valid and binding agreement of SCG enforceable against SCG in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent this Agreement or any of the Related Agreements contains indemnification provisions for violations of federal or state securities laws, as enforceability of such provisions may be limited under federal and state securities laws. As of the date of this Agreement, neither of the SCG Subsidiaries is in violation of its charter, bylaws or other organizational documents.

  (b) The execution and delivery of this Agreement and the Related Agreements by SCG and each SCG Subsidiary, to the extent it is a party thereto, do not, and the consummation by SCG and the SCG Subsidiaries of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets of either of the SCG Subsidiaries under any of the terms, conditions or provisions of (i) subject to obtaining SCG Shareholders' Approval, SCG's or such SCG Subsidiary's articles of incorporation or bylaws, (ii) subject to obtaining SCG Required Statutory Approvals and SCG Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to SCG or either SCG Subsidiary or any of the assets of either of the SCG Subsidiaries, (iii) the certificate of incorporation or bylaws of an SCG Subsidiary or (iv) except as set forth on Schedule 4.4(b) hereto, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which SCG or either SCG Subsidiary is now a party or by which SCG or either SCG Subsidiary or any of the assets of either of the SCG Subsidiaries may be bound, excluding from the foregoing clauses (ii) and (iv) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

  (c) Except for (i) the filing of the Proxy Statement and the SCG Warrant Registration Statement with the Commission pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness of the SCG Warrant Registration Statement by the Commission and filings with various state blue sky authorities, (ii) any required filings by SCG or an SCG Subsidiary pursuant to Section 2.1 and (iii) any required filings by SCG of amendments to its articles of incorporation (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "SCG Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement and the Related Agreements by SCG or either SCG Subsidiary or the consummation by SCG or either SCG Subsidiary of the transactions contemplated hereby or thereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

  Section 4.5 Financial Statements. The audited financial statements of SCG for the years ended December 31, 1994, 1995 and 1996 (the "SCG Financial Statements" have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise set forth in such financial statements) and fairly present the financial position of SCG as of the dates presented and the results of its operations and cash flows for the periods presented. The unaudited balance sheet of each SCG Subsidiary as at February 28, 1997 and Statements of Funds From Operations for the years ending December 31, 1995 and 1996 (the "Subsidiary Financial Statements") fairly present the financial position of each SCG Subsidiary as of the dates presented and the results of their respective operations for the periods presented.

  Section 4.6 Absence of Certain Changes or Events. Since December 31, 1996, there has not been any material adverse change or any event (other than general economic or market conditions) which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of SCG or of either of the SCG Subsidiaries. Each of the SCG Subsidiaries have conducted their respective businesses in the ordinary course during the periods covered by the Subsidiary Financial Statements.

  Section 4.7 Registration Statements and Proxy Statement and Prospectuses. None of the information to be supplied by SCG for inclusion or incorporation by reference in the SCG Warrant Registration Statement will, at the time it becomes effective, at the time of the mailing of the SCG Warrant Prospectus and the Proxy Statement and any amendments thereof or supplements thereto, and at the time of the meeting of shareholders of ATLANTIC to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The SCG Warrant Registration Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by SCG with respect to information supplied by ATLANTIC, or derived therefrom, for inclusion in the SCG Warrant Registration Statement.

  Section 4.8 Taxes.

  (a) Each SCG Subsidiary has duly and timely filed with the appropriate governmental authorities all Tax Returns required to be filed by it (either separately or as a member of any affiliated group within the meaning of

Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law (an "Affiliated Group")) for all periods ending on or prior to the Merger Closing, except to the extent of any Tax Returns for which an extension of time for filing has been properly filed. Each such return and filing is true and correct in all respects. All Taxes owed by either SCG Subsidiary have been paid (whether or not shown on a Tax Return). No material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of SCG or either of the SCG Subsidiaries which (i) reasonably could be expected to result in an adjustment to the liability for Taxes for such period examined or (ii), by application of similar principles, reasonably could be expected to result in an adjustment to the liability for Taxes for any other period not so examined. All Taxes which each SCG Subsidiary is required by law to withhold or collect, including without limitation Taxes required to have been withheld in connection with amounts paid or owning to any employee, independent contractor, creditor, stockholder, or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of SCG or either of the SCG Subsidiaries except for statutory liens for Taxes not yet due.

  (b) None of SCG, the SCG Subsidiaries or the Affiliated Group has filed for an extension of a statute of limitations with respect to any Tax and no governmental authorities have requested an extension of the statute of limitations with respect to any Tax. The Tax Returns of SCG, each SCG Subsidiary and the Affiliated Group are not being and have not been examined by any taxing authority for any past year or periods. None of SCG, the SCG Subsidiaries or the Affiliated Group is a party to any pending action or any formal or informal proceeding by any taxing authority for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or, to the best knowledge of SCG, threatened against it, including claims by any taxing authority in a jurisdiction where SCG and the SCG Subsidiaries do not file tax returns that any of them is or may be subject to taxation in that jurisdiction.

  (c) Each SCG Subsidiary has properly accrued on its respective Subsidiary Financial Statements all Taxes due for which such SCG Subsidiary may be liable in its own right (including, without limitation, by reason of being a member of an Affiliated Group or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. Each SCG Subsidiary has established (and until the Closing shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

  (d) Neither SCG Subsidiary (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) is a party to any Tax allocation or sharing agreement other than a tax sharing agreement between an SCG Subsidiary and SCG, which such agreement will be terminated as of the Closing Date, and (iii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group, the common parent of which is SCG.

  (e) The Affiliated Group of which each SCG Subsidiary is a member has duly and timely filed all Tax Returns that it was required to file for each taxable period during which any SCG Subsidiary was a member of the group. All such Tax Returns were true, complete and correct in all respects and all Taxes owed by the Affiliated Group, whether or not shown on any Tax Return, have been paid for each taxable period during which any SCG Subsidiary was a member of the group.

  (f) Neither SCG Subsidiary has any liability for the Taxes of any person other than SCG or such SCG Subsidiary (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

  (g) Neither SCG Subsidiary has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. Each SCG Subsidiary has disclosed to the IRS all positions taken on its federal income tax returns which could give rise to a substantial understatement of tax under
Section 6662 of the Code.

  Section 4.9 Absence of Undisclosed Liabilities. SCG did not have, at December 31, 1996, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) with respect to any of the assets of either of the SCG Subsidiaries, and neither SCG Subsidiary had, at December 31, 1996, and none has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses) (a) except liabilities, obligations or contingencies which are accrued or reserved against in the SCG Financial Statements or the Subsidiary Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of SCG or either of the SCG Subsidiaries or
(ii) have been discharged or paid in full prior to the date hereof.

  Section 4.10 Litigation. Except as set forth on Schedule 4.10, there are no claims, suits, actions or proceedings pending or, to the best of SCG's knowledge, threatened, against, relating to or affecting either of the SCG Subsidiaries or any of the assets of either of the SCG Subsidiaries before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries. Neither SCG Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or by any of the Related Agreements or would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

  Section 4.11 No Violation of Law. Neither of the SCG Subsidiaries is in violation of or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any governmental or regulatory body or authority, except for violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries. No investigation or review of either of the SCG Subsidiaries by any governmental or regulatory body or authority is pending or, to the best knowledge of SCG, threatened, nor has any governmental or regulatory body or authority indicated to SCG or either SCG Subsidiary an intention to conduct the same. Each of the SCG Subsidiaries and each of its officers and employees has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by such SCG Subsidiary to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either of the SCG Subsidiaries.

  Section 4.12 Insurance. SCG or the SCG Subsidiaries maintain insurance coverage for each SCG Subsidiary and their respective assets of the types, and in amounts, typical of similar companies engaged in the respective businesses in which such SCG Subsidiary is engaged. All such insurance policies are in full force and effect, and with respect to all policies, none of SCG nor either SCG Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and of all agreements to which either of the SCG Subsidiaries is a party or otherwise bound and are valid, outstanding, collectable, and enforceable policies and will remain in full force and effect through their respective policy periods ending after the Merger Closing (assuming payment of any applicable premiums arising after the Merger Closing). Neither SCG nor either SCG Subsidiary has received written notice within the last 12 months from any insurance company or board of fire underwriters of any conditions, defects or inadequacies that would materially adversely affect the insurability of, or cause any material increase in the premiums for insurance covering, either of the SCG Subsidiaries or any of the assets of either of the SCG Subsidiaries that have not been cured or repaired to the satisfaction of the party issuing the notice.

  Section 4.13 Employee Benefit Plans. SCG has previously provided or made available to ATLANTIC a copy of each written employee benefit plan maintained by SCG and/or its affiliates ("Employee Benefit Plans") that provides retirement, pension, health care, long-term disability income, workers compensation, life insurance and any other postretirement benefits that, as of the date hereof, covers any employee of an SCG Subsidiary ("Employees") and a copy of each plan, contract, or arrangement constituting an employment or severance agreement with any director or Employee of an SCG Subsidiary. Each Employee Benefit Plan complies and has been administered in form and in operation in all material respects with all applicable requirements of law and no notice has been issued by any governmental authority questioning or challenging such compliance. Neither the execution or delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby constitutes or will constitute an event under any Employee Benefit Plan or any such employment or severance agreement that may result in any payment by ATLANTIC or any SCG Subsidiary, any restriction or limitation upon the assets of any Employee Benefit Plan, any acceleration of payment or vesting, increase in benefits or compensation, or forgiveness of any loan or other commitment to ATLANTIC or an SCG Subsidiary.

  Section 4.14 Intellectual Property. Schedule 4.14 is a true and complete list of all of the Intellectual Property used in the conduct of the businesses of the SCG Subsidiaries. All the Intellectual Property listed on Schedule 4.14 is either owned or being licensed by one of the SCG Subsidiaries. With respect to the Intellectual Property indicated on Schedule 4.14 as being owned by one of the SCG Subsidiaries, the respective SCG Subsidiary indicated as owning such Intellectual Property owns all right, title and interest in such Intellectual Property, free and clear of all liens, encumbrances, claims, security interests and defects. With respect to the Intellectual Property indicated on Schedule 4.14 as being licensed by one of the SCG Subsidiaries, the respective SCG Subsidiary indicated as licensing such Intellectual Property (i) has the right under the applicable license agreement to use the relevant Intellectual Property in the manner in which it is being used in the conduct of the business of the SCG Subsidiary and (ii) is in compliance with all terms and conditions of each such license agreement except where such failure to be in compliance could not reasonably be expected to have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either SCG Subsidiary. None of the Intellectual Property has been or is the subject of any pending adverse claim, or to the best knowledge of SCG, any threatened litigation or claim of infringement based on the use thereof by either one of the SCG Subsidiaries or a third party. Neither SCG nor either of the SCG Subsidiaries has received any notice contesting SCG's or the SCG Subsidiaries' right to use any of the Intellectual Property and, to the knowledge and SCG, neither of the SCG Subsidiaries has infringed upon or misappropriated any intellectual property rights of third parties.

  Section 4.15 Labor. None of SCG or any of the SCG Subsidiaries is a party to, or bound by, an collective bargaining agreement, contract or other understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of SCG, threatened against the SCG Subsidiaries. To the knowledge of SCG, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of either SCG Subsidiary.

  Section 4.16 Brokers and Finders. SCG has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  Section 4.17 Investment Company Act. None of SCG and the SCG Subsidiaries and as of the date of the Merger Closing they will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

  Section 4.18 Adequacy of SCG Consideration. Except for the Intellectual Property described on Schedule 4.14, no part of the respective businesses conducted by the SCG Subsidiaries is conducted through any entity other than the respective SCG Subsidiary.

  Section 4.19 Investment in Securities.

  (a) SCG understands that (i) no Federal or state agency has passed upon the ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1 or made any finding or determination as to the fairness of SCG's investment therein or the terms of the offer and the sale thereof pursuant to this Agreement and the Related Agreements and (ii) SCG must bear the economic risk of its investment in the ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1 for an indefinite period of time because such shares will not be registered under the Securities Act or any state securities laws, and, therefore, cannot be sold or transferred unless either they are subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registrations is available.

  (b) The ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1 are being acquired for SCG's own account and not with any view toward the resale or distribution thereof, or with any present intention of selling or distributing any such shares.

  (c) SCG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1.

  (d) SCG has carefully reviewed all documents that it has requested copies of, has been furnished with all other materials that it considers relevant to an investment in the ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1 and has had a full opportunity to ask questions of and receive answers from ATLANTIC or a person or persons acting on behalf of ATLANTIC concerning the terms and conditions of an investment in the ATLANTIC Common Shares to be issued in connection with the mergers described in Section 2.1.

  Section 4.20 Title to Assets; No Real Property. Set forth on Schedule 4.20 is a complete list of all of the assets currently owned by each SCG Subsidiary which are materially important in the conduct of its business as it is being currently conducted and a list of all officers and key employees of each such SCG Subsidiary. The SCG Subsidiaries have good, valid and marketable title to, or a leasehold interest in, (a) all of their material properties and assets (tangible and intangible) reflected in the Subsidiary Financial Statements, except as indicated in the notes thereto and except for properties and assets disposed of in the ordinary course of business, and (b) all of the material properties and assets purchased by an SCG Subsidiary since the date of such financial statements, except for properties and assets disposed of in the ordinary course of business, in each case subject to no lien, claim, or encumbrance other than (i) liens reflected in such financial statements, (ii) liens for current Taxes, assessments or governmental charges or levies not yet due and delinquent, and (iii) liens that could not reasonably be expected to have any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of either SCG Subsidiary. Neither SCG Subsidiary owns, in whole or in part, or holds as record title holder, or is the holder of any mortgage or deed of trust with respect to, any real property.

  Section 4.21 Projections. The projections prepared by SCG and furnished to ATLANTIC have been prepared in good faith and with all available information regarding the current operations of ATLANTIC and the SCG Subsidiaries and the operations of ATLANTIC as proposed to be conducted and are based upon assumptions which SCG believes to be reasonable. However, no representation or warranty is made by SCG that the results set forth in such projections or the assumptions underlying such projections will in fact be realized. SCG has previously caused Ernst & Young LLP to deliver to ATLANTIC a report verifying the mathematical accuracy of the methodology used by SCG in preparing the projections. All of the information supplied by SCG to Ernst & Young LLP for purposes of preparing such report has been provided or made available to ATLANTIC or, if not so provided or made available, is consistent with the information set forth in the projections in all material respects.

                                   ARTICLE V

               CONDUCT OF BUSINESSES PENDING THE MERGER CLOSING

  Section 5.1 Conduct of Businesses of SCG Subsidiaries. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as ATLANTIC shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreements and the Related Agreements, SCG shall cause each of the SCG Subsidiaries to:

    (a) conduct the businesses conducted by it in the ordinary and usual course of business and consistent with past practice and, as to the REIT Manager, the requirements of the Second Amended and Restated REIT Management Agreement dated as of June 30, 1996, between ATLANTIC and it (the "REIT Management Agreement"), and as to the Property Manager, each of the management agreements between ATLANTIC and it (collectively, the "Property Management Agreement");

    (b) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, capital stock of an SCG Subsidiary of any class or any debt or equity securities convertible into or exchangeable for such stock or amend or modify the terms and conditions of any of the foregoing;

    (c) not (i) incur or become contingently liable with respect to any additional indebtedness for borrowed money, (ii) take any action which would jeopardize ATLANTIC's status as a real estate investment trust under the Code, (iii) sell or otherwise dispose of any of its assets, (iv) prepay or cause to be prepaid any principal amount outstanding with respect to indebtedness for borrowed money or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) use reasonable efforts to preserve intact its businesses, organization and goodwill, keep available the services of its present officers and employees and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers and others having business relationships with it and ATLANTIC and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (e) confer with one or more representatives of ATLANTIC when requested to report on material operational matters and the general status of ongoing operations of its respective businesses;

    (f) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of its respective insurable assets and businesses in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by nationally recognized insurers;

    (g) except as may be required to distribute earnings and profits, not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock, or purchase, redeem or otherwise acquire any shares of their capital stock;

    (h) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof;

    (i) not acquire or agree to acquire any assets that are material, individually or in the aggregate, to either of the SCG Subsidiaries, or make or agree to make any capital expenditures except in the ordinary course of business consistent with past practice;

    (j) not adopt or amend in any material respect any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any present or former director or employee or, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice, increase the compensation of fringe benefits of any present or former director or employee; and not pay any benefit not required by an existing plan, arrangement or agreement, or grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies;

    (k) not take any action that would, or is reasonably likely to, result in any of its or ATLANTIC's representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in
  Article VII not being satisfied;

    (l) not pay, discharge or satisfy any claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (ii) liabilities reflected or reserved against in, or contemplated by, the Subsidiary Financial Statements, or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other documents, other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice;

    (m) not (i) adopt a plan of complete or partial liquidation; (ii) adopt any amendment to its charter or bylaws; (iii) enter into any contract, agreement or arrangement involving more than $500,000 annually, except for agreements entered into in the ordinary course of business and with prior written consent; (iv) authorize or enter into any agreement relating to property management services to be provided by it to a third party property owners on other than customary terms; (v) modify or change in any material respect any existing material agreements, except in the ordinary course and consistent with past practice; (vi) engage in any conduct the nature of which is materially different that the business in which it is currently engaged; or (vi) enter into any agreement providing for acceleration of payment or performance or other consequences as a result of a change of control of it; and

    (n) not authorize any of, or commit or agree to take any of, the foregoing actions set forth in subsections (b), (c), and (g) through (m).

  Section 5.2 Conduct of Business of ATLANTIC. After the date hereof and prior to the Merger Closing or earlier termination of this Agreement, except as SCG shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement and the Related Agreements, ATLANTIC shall:

    (a) conduct the businesses conducted by it in the ordinary and usual course of business and consistent with past practice;

    (b) not take any action which would jeopardize its status as a real estate investment trust under the Code; and

    (c) operate in compliance with the terms and conditions of the Investor Agreement, dated October 28, 1993, between ATLANTIC and SCG, as amended or supplemented.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

  Section 6.1 Access to Information. Each of the parties shall afford to the other party hereto and such other party's accountants, counsel, financial advisors and other representatives full access, during normal business hours throughout the period prior to the Merger Closing or earlier termination of this Agreement, to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of such party and, in the case of SCG, of the SCG Subsidiaries, as appropriate, and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the Commission in connection with the transactions contemplated by this Agreement and (b) such other information concerning their respective businesses, properties and personnel which are the subject of this Agreement or the Related Agreements as shall be reasonably requested; provided that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the transactions contemplated hereby or thereby. Each party shall promptly advise each other party in writing of any change or the occurrence of any event after the date of this Agreement or the Related Agreements having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such party or, in the case of SCG, either of the SCG Subsidiaries.

  Section 6.2 Proxy Statement and Registration Statement. SCG shall file with the Commission as soon as is reasonably practicable after the date hereof the SCG Warrant Registration Statement. SCG shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of securities pursuant to Sections 2.2. To the extent the ATLANTIC Registration Statement shall not have been filed and/or declared effective prior to the date of this Agreement, ATLANTIC shall (i) file as soon as is reasonably practicable after the date hereof the ATLANTIC Registration Statement and use all reasonable efforts to have the ATLANTIC Registration Statement declared effective by the Commission as promptly as practicable,
(ii) use all reasonable efforts to continue the effectiveness of the ATLANTIC Registration Statement and (iii) keep available for issuance under the ATLANTIC Registration Statement such number of shares as would be required to satisfy rights issued pursuant to Section 2.3 assuming that each shareholder of ATLANTIC (other than SCG) elects to subscribe for the maximum number of shares for which it is entitled to subscribe. To the extent the ATLANTIC Registration Statement shall have been filed and declared effective prior to the date of this Agreement, ATLANTIC shall use all reasonable efforts to continue the effectiveness of the ATLANTIC Registration Statement and shall keep available for issuance under the ATLANTIC Registration Statement such number of shares as would be required to satisfy rights issued pursuant to
Section 2.3 assuming that each shareholder of ATLANTIC (other than SCG) elects to subscribe for the maximum number of shares for which it is entitled to subscribe. ATLANTIC shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of securities pursuant to Sections 2.1 and 2.3. ATLANTIC and SCG shall promptly furnish to each other all information, and take such other actions as may reasonably be requested in connection with any action by any of them in connection with this Section 6.2 and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement and the Related Agreements.

  Section 6.3 Shareholders' Approval. Each of ATLANTIC and SCG shall promptly take such action as may be required by its declaration of trust or articles of incorporation, as applicable, its bylaws and applicable law and promptly seek, and use its best efforts to obtain, the requisite shareholder approval of this Agreement and the transactions contemplated hereby, including amendments to ATLANTIC's declaration of trust necessary to consummate the transactions contemplated hereby and any amendments to SCG's articles of incorporation necessary to consummate the transactions contemplated hereby (as appropriate, the "ATLANTIC Shareholders' Approval" and "SCG Shareholders' Approval"). The ATLANTIC Board and SCG Board shall recommend to their respective shareholders the approval of this Agreement and of the transactions contemplated by this Agreement; provided, however, that prior to the respective meetings of shareholders of ATLANTIC and SCG, the ATLANTIC Board or SCG Board, as the case may be, may withdraw, modify or amend such recommendation to the extent that the ATLANTIC Board or the ATLANTIC Special Committee or the SCG Board, as the case may be, deems it necessary to do so in the exercise of its fiduciary obligations to ATLANTIC or SCG, as the case may be, after being so advised by nationally recognized counsel not having an interest in the transactions contemplated by this Agreement or the Related Agreements.

  Section 6.4 Affiliate Agreements. ATLANTIC shall use its best efforts to cause each principal executive officer, director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of ATLANTIC to execute and deliver to SCG on or prior to the Warrant Issuance Date a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any SCG Warrants (or the SCG Class B Common Share issuable upon exercise thereof) issued in the Warrant Issuance and received by such person, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to SCG, is exempt from the registration requirements of the Securities Act.

  Section 6.5 Exchange. SCG shall use its best efforts to effect, at or before the Warrant Issuance Date, authorization for listing or quotation of the SCG Warrants on the New York Stock Exchange or another Exchange upon official notice of issuance of the SCG Warrants pursuant to the Warrant Issuance.

  Section 6.6 Expenses. All costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, however, that (i) all costs and expenses of the ATLANTIC Special Committee (including fees and expenses of counsel and its financial advisors), and all fees and expenses in connection with filing, printing and distributing the ATLANTIC Registration Statement, the ATLANTIC Prospectus and the Proxy Statement shall be paid by ATLANTIC and (ii) all costs and expenses in connection with filing, printing and distributing the SCG Warrant Registration Statement and the SCG Warrant Prospectus and all fees and expenses in connection with the listing of the SCG Warrants (and the SCG Class B Common Shares issuable upon exercise thereof) on any Exchange shall be paid by SCG.

  Section 6.7 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use its respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including, but not limited to, ATLANTIC Required Statutory Approvals, SCG Required Statutory Approvals and any filings under federal and state securities laws) and to lift any injunction or other legal bar to the transactions contemplated hereby and thereby (and, in such case, to proceed with such transactions as expeditiously as possible), subject, however, to obtaining ATLANTIC Shareholders' Approval and SCG Shareholders' Approval.

  Section 6.8 Public Statements. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule or regulation or rule or policy of the New York Stock Exchange or another Exchange.

  Section 6.9 Corrections to the SCG Warrant Registration Statement and SCG Warrant Prospectus. Prior to the date of ATLANTIC Shareholders' Approval, each of ATLANTIC and SCG shall correct promptly any information provided by it to be used specifically in the SCG Warrant Registration Statement or the ATLANTIC Registration Statement, or incorporated by reference into either such document, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the SCG Warrant Registration Statement or the ATLANTIC Registration Statement so as to correct the same and to cause the SCG Warrant Registration Statement and the ATLANTIC Registration Statement as so corrected to be disseminated to the shareholders of ATLANTIC, in each case to the extent required by applicable law.

  Section 6.10 Voting of Shares. SCG will vote all ATLANTIC Common Shares owned by it in favor of the approval and adoption of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, however, that SCG shall not be obligated to vote any ATLANTIC Common Shares in favor of such matters in the event that the ATLANTIC Board, the ATLANTIC Special Committee or the SCG Board withdraws, modifies or amends its recommendation pursuant to Section 6.3.

  Section 6.11 Confidentiality

  (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to the other party hereto (the "Receiving Party") or the Receiving Party's directors, officers, partners, Affiliates (as defined in Rule 12b-2 under the Exchange Act), employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a nonconfidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the ATLANTIC Registration Statement, the ATLANTIC Prospectus, the Proxy Statement, the SCG Warrant Registration Statement or the SCG Warrant Prospectus.

  (b) Subject to paragraph (c) below or except as required by applicable laws, regulations or legal process, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Related Agreements and the transactions contemplated hereby or thereby or evaluating, negotiating or advising with respect to such matters. Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transactions and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 6.11. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

  (c) In the event that the Receiving Party, its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Material are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, the Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legal available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

  (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prohibited by applicable laws, regulations or legal process, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, the Receiving Party and one Representative designated by the Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material to be used only in connection with litigation arising from the transactions contemplated by this Agreement.

  Section 6.12 Personnel.

  (a) SCG Liability for Employee Obligations. SCG shall indemnify and hold harmless ATLANTIC for any and all obligations, debts or liabilities relating to or arising from any Employee's employment with SCG or an SCG Subsidiary, which obligation, debt or liability arises prior to the Merger Closing date. SCG shall honor or cause its insurance carriers to honor all claims for benefits by the Employees under each Employee Benefit Plan with respect to claims incurred by the Employees or their covered dependents before the Merger Closing date.

  (b) Employee Benefit Plans. ATLANTIC shall establish or cause to be established employee benefit plans for the respective Employees who become employees of ATLANTIC or any subsidiary thereof after the Merger Closing that are substantially similar to the Employee Benefit Plans, which plans shall recognize service of the

Employees with ATLANTIC and SCG and their affiliates to the same extent such service has been recognized under the Employee Benefit Plans. The medical plans established by ATLANTIC shall recognize any deductibles and copayments Employees have made under the SCG medical plan in the current plan year.

  (c) Nonassumption of Employee Benefit Plan Liability. ATLANTIC shall not incur any liability with respect to an Employee Benefit Plan.

  Section 6.13 Prorations. No later than ninety (90) days after the date of the Merger Closing, SCG shall prepare and deliver a statement (a "Post-Closing Accrual Statement") prorating all of the items listed in this Section 6.13 ("Prorated Items") through the date of the Merger Closing. SCG shall be liable for or entitled to the benefit of the Prorated Items to the extent the Prorated Items relate to any time period up to the date of the Merger Closing, and ATLANTIC shall be liable for or entitled to the benefit of the Prorated Items to the extent Prorated Items relate to periods from and subsequent to the date of the Merger Closing. Prorated Items shall be settled between SCG and ATLANTIC in cash. The Prorated Items are as follows:

    (a) all Taxes relating to the businesses of the SCG Subsidiaries which shall have accrued and become payable prior to the date of the Merger Closing shall be paid by SCG. All Taxes which shall be (or should be) accrued but unpaid or which have been paid in advance shall be properly prorated as of the date of the Merger Closing between SCG and ATLANTIC. In connection with such proration of Taxes, in the event that actual tax figures are not available at the time of delivery of the Post-Closing Accrual Statement, the taxes to be prorated shall be based upon the actual taxes for the preceding year for which actual tax amounts are available and such taxes shall be reprorated upon request of either party made within sixty (60) days of the date that the actual amounts become available, provided that the actual amount is at least 5% more or 5% less than the amount on which the original proration was based, and appropriate payment shall be made within thirty (30) days after such reproration;

    (b) rents, taxes and other items payable by either of the SCG
  Subsidiaries under any agreement;

    (c) the amount of any license or registration fees with respect to any licenses or registrations of either of the SCG Subsidiaries;

    (d) the amount of charges for water, telephone, electricity and other utilities and fuel;

    (e) all accrued vacation, termination and severance pay and accrued sickness benefits for all Employees including related, social security taxes, unemployment compensation taxes, workers compensation taxes and premiums and other employment taxes relating to the same;

    (f) all other operating expenses, including without limitation insurance premiums and amounts payable to service providers, of the SCG Subsidiaries;

    (g) all management fees, commissions and other fees and income of the SCG Subsidiaries; and

    (h) all other items not specifically described in subsections (a)-(g) above which are normally prorated in connection with similar transactions.

In addition to the Prorated Items, the Post-Closing Accrual Statement shall also reflect any payments made by SCG or either of the SCG Subsidiaries prior to Merger Closing with respect to any Prorated Items. SCG agrees to furnish ATLANTIC with such documents and other records as ATLANTIC reasonably requests in order to confirm all adjustment and proration calculations reflected on the Post-Closing Accrual Statement.

  Section 6.14 Tax Matters.

  (a) Tax Reporting. The parties agree that they will report, and will cause the SCG Subsidiaries and the surviving corporation in the mergers pursuant to
Section 2.1 to report, the Merger on all Tax Returns and other filings as tax-free reorganizations under Section 368(a) of the Code.

  (b) Tax Sharing Agreements. Any Tax sharing agreement between SCG and an SCG Subsidiary will be terminated as of the Merger Closing and will have no further effect for any taxable year.

  (c) Returns for Periods Through the Closing Date. SCG will include the income of each of the SCG Subsidiaries (including any deferred income triggered into income by Section 1.1502-13 of the Treasury Regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury Regulations) on the SCG consolidated Tax Returns for all periods through the Merger Closing and pay any Taxes attributable to such income. Each SCG Subsidiary will furnish Tax information to SCG for inclusion in SCG's consolidated Tax Returns for the period which includes the date of the Merger Closing in accordance with each SCG Subsidiary's past custom and practice. SCG will allow ATLANTIC a reasonable opportunity to review and comment upon such Tax Returns (including any amended returns) prior to their being filed to the extent that they relate to any SCG Subsidiary. Without the consent of ATLANTIC, SCG will take no position on such returns that relate to any SCG Subsidiary that would be inconsistent with prior positions taken by SCG. The income of each SCG Subsidiary will be apportioned to the period up to and including the Merger Closing date and the period after the Merger Closing date by closing the books of each SCG Subsidiary as of the end of the Merger Closing date.

  (d) Cooperation. SCG and ATLANTIC will cooperate fully with each other in connection with (i) the preparation and filing of any Federal, state or local tax returns that include the business and operations of the SCG Subsidiaries for any period prior to and including the date of the Merger Closing, and (ii) any audit examination by any government taxing authority of the returns referred to in clause (i). Such cooperation shall include, without limitation, the furnishing or making available of records, books of account or other materials of the SCG Subsidiaries necessary or helpful for the defense against assertions of any taxing authority as to any tax returns which include operations of the SCG Subsidiaries for any period prior to and including the date of the Merger Closing.

  (e) Claims. In a case in which ATLANTIC or its subsidiaries receives any inquiry, whether oral or written, from any taxing authority relating to any matter which could result in the indemnification of ATLANTIC by SCG under
Section 9.1, ATLANTIC will promptly give SCG written notice (the "Tax Inquiry Notice") of such inquiry. If such Tax Inquiry Notice is not given to SCG within 30 days after the receipt by ATLANTIC or its subsidiaries of such an inquiry and ATLANTIC's failure to give such Tax Inquiry Notice materially and substantially adversely affects the ability of SCG to contest any claim made by such taxing authority, SCG shall not be liable to ATLANTIC under Section
9.1 for such claim.

  (f) Notice 88-19 Election. ATLANTIC will make an election to be subject to rules similar to the rules of Section 1374 of the Code in accordance with Internal Revenue Service Notice 88-19, 1988-1 C.B. 486, or any future applicable administrative rules or treasury regulations.

  (g) Settlement or Compromise. ATLANTIC will not settle or otherwise compromise any claim or issue subject to indemnification under Section 9.1 without SCG's prior written consent, which SCG shall not unreasonably withhold. Nothing contained herein shall require ATLANTIC to contest a claim if ATLANTIC shall waive the payment by SCG of any amount that might otherwise be payable by SCG pursuant to Section 9.1 hereof in respect of such claim.

  Section 6.15 Standstill. SCG agrees that, during the period beginning on the Closing Date and ending 180 days thereafter, it will not sell or cause to be sold any ATLANTIC Common Shares beneficially owned by SCG.

                                  ARTICLE VII

                                  CONDITIONS

  Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following conditions:

    (a) The other party shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Merger Closing, and the representations and warranties of each such other party shall be true and correct in all material respects on and as of
  (i) the date
  made and (ii) the Merger Closing date with the same effect as if made on that date; and each party shall have received a certificate of an executive officer of each such party to that effect;

    (b) This Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall have been approved by the affirmative vote of a majority of the ATLANTIC Common Shares and the SCG shareholders' Approval shall have been obtained;

    (c) The ATLANTIC Registration Statement and the SCG Warrant Registration Statement shall each have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Commission;

    (d) ATLANTIC and SCG shall have received a study from Arthur Andersen LLP or another nationally recognized independent certified public accounting firm concluding that the accumulated earnings and profits for the SCG Subsidiaries as of December 31, 1996 and the projected earnings and profits of the SCG Subsidiaries for the period beginning January 1, 1997 and ending on the Merger Closing date are in the aggregate less than $5,000,000;

    (e) Each of ATLANTIC and SCG shall have received a favorable opinion of Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII hereto) to the effect that the mergers described in Section 2.1 each will qualify as a reorganization within the meaning of Section 368 of the Code and that each of ATLANTIC, the SCG Subsidiaries, and the subsidiary of ATLANTIC that shall be the surviving corporation in such mergers will be a party to the reorganization within the meaning of Section 368(b) of the Code will constitute a transaction subject to the reorganization provisions of the Code and related provisions;

    (f) ATLANTIC and SCG shall have received (i) an opinion from Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII hereto) that the performance of this Agreement will not jeopardize the status of ATLANTIC as a "real estate investment trust" under the Code or (ii) a favorable ruling from the Internal Revenue Service to the effect that the Warrant Issuance will be respected for federal income tax purposes as a direct issuance of the SCG Warrants by SCG to the shareholders of ATLANTIC and an opinion from Mayer, Brown & Platt (substantially in the form set forth in Exhibit VIII hereto) that the performance of this Agreement will not jeopardize the status of ATLANTIC as a "real estate investment trust" under the Code;

    (g) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

    (h) All governmental consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained and be in effect at the Merger Closing (including ATLANTIC Required Statutory Approvals and SCG Required Statutory Approvals), and all consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement and the Related Agreements shall have been obtained;

    (i) Each of the parties shall have acquired all material consents required from third parties necessary to consummate the transactions contemplated by this Agreement;

    (j) All agreements set forth on Schedule 7.1 shall have been terminated effective as of the Closing; and

    (k) SCG shall have forgiven all indebtedness owing to it from each SCG Subsidiary.

  Section 7.2 Conditions to Obligations of ATLANTIC. Unless waived by ATLANTIC, the obligation of ATLANTIC to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the following additional conditions:

    (a) The Special Committee of the ATLANTIC Board (the "ATLANTIC Special Committee") shall have received from J.P. Morgan Securities Inc., or another investment banking firm satisfactory to the ATLANTIC Special Committee, a written opinion to the effect that, as of the date of the Proxy Statement and the SCG Warrant Prospectus, the consideration to be received in the transactions contemplated by this Agreement and by the Related Agreements is fair, from a financial point of view, to ATLANTIC and its shareholders (other than SCG), and such opinion shall not have been withdrawn, revoked or modified;

    (b) SCG shall have executed and delivered to ATLANTIC an Amended and Restated ATLANTIC Investor Agreement substantially in the form of Exhibit IV hereto;

    (c) SCG shall have executed and delivered to ATLANTIC an Administrative Services Agreement substantially in the form of Exhibit V hereto;

    (d) SCG Realty Services Incorporated shall have distributed all of the outstanding shares of the Property Manager to its sole shareholder;

    (e) SCG shall have executed and delivered to ATLANTIC a License Agreement with respect to the name "Security Capital" substantially in the form of
  Exhibit VI hereto;

    (f) SCG shall have executed and delivered to ATLANTIC the Protection of Business Agreement substantially in the form of Exhibit VII hereto;

    (g) ATLANTIC shall have received a "comfort letter" from the independent public accountants of SCG, dated as of the effective date of the SCG Warrant Registration Statement, with respect to financial information of SCG included or incorporated by reference in the Proxy Statement and the SCG Warrant Registration Statement in form and substance reasonably satisfactory to ATLANTIC and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements;

    (h) The SCG Warrants to be issued pursuant to the Warrant Issuance shall have been authorized, upon official notice of issuance, for listing or quotation on the Exchange, if any, on which the SCG Class B Common Shares are authorized for listing or quotation; and

    (i) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of ATLANTIC, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to ATLANTIC and the shareholders of ATLANTIC of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCG Warrants to be received by the shareholders of ATLANTIC pursuant to
  Section 2.2), and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to ATLANTIC and the shareholders of ATLANTIC of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the SCG Warrants to be received by the shareholders of ATLANTIC pursuant to
  Section 2.2).

  Section 7.3 Conditions to Obligations of SCG. Unless waived by SCG, the obligation of SCG to effect the transactions contemplated hereby and by the Related Agreements shall be subject to the fulfillment at or prior to the Merger Closing of the additional following conditions:

    (a) The Affiliate Agreements required to be executed and delivered by affiliates of ATLANTIC pursuant to Section 6.4 shall have been executed and delivered as required by Section 6.4;

    (b) ATLANTIC shall have executed and delivered to SCG an Amended and Restated ATLANTIC Investor Agreement substantially in the form of Exhibit IV hereto;

    (c) ATLANTIC shall have executed and delivered to SCG an Administrative Services Agreement substantially in the form of Exhibit V hereto;

    (d) ATLANTIC shall have executed and delivered to SCG a License Agreement with respect to the name "Security Capital" substantially in the form of
  Exhibit VI hereto;

    (e) SCG shall have received a "comfort letter" from the independent public accountants of ATLANTIC, dated as of the effective date of the SCG Warrant Registration Statement, with respect to financial information of ATLANTIC included or incorporated by reference in the Proxy Statement and the SCG Warrant Registration Statement in form and substance reasonably satisfactory to SCG and customary in scope and substance for "comfort letters" delivered by independent public accountants in connection with registration statements and proxy statements; and

    (f) No governmental consent, order or approval legally required for the consummation of the transactions contemplated by this Agreement and by the Related Agreements shall have any terms which in the reasonable judgment of SCG, when taken together with the terms of all such consents, orders or approvals, would materially impair the value to SCG of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the ATLANTIC Common Shares to be received by SCG pursuant to Section 2.1), and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to SCG and the shareholders of SCG of the transactions contemplated by this Agreement and the Related Agreements (including, without limitation, the value of the ATLANTIC Common Shares to be received by SCG pursuant to Section 2.1).

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Merger Closing, whether before or after approval by the shareholders of ATLANTIC and SCG:

    (a) by mutual consent of each of the parties hereto;

    (b) unilaterally by either of the parties hereto, so long as such party has not breached any of its obligations hereunder (except for such breaches as are immaterial), if the transactions contemplated hereby shall not have been consummated on or before December 31, 1997 (the "Termination Date");

    (c) unilaterally by either of the parties hereto (i) if the other party
  (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of the terminating party (which condition is not waived) by reason of a breach by the non-terminating party of its obligations hereunder or (ii) if any condition to the obligations of the terminating party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date;

    (d) unilaterally by SCG if ATLANTIC, through the ATLANTIC Board or ATLANTIC Special Committee, either fails to recommend to ATLANTIC's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation; and

    (e) unilaterally by ATLANTIC if SCG, through the SCG Board, either fails to recommend to SCG's shareholders the approval of this Agreement and the transactions contemplated hereby or withdraws, modifies or amends such recommendation.

  Section 8.2 Effect of Termination. In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party hereto or their respective officers or directors or (except as set forth in this Section 8.2 and in Sections 6.6 and 6.11 and Article IX, which shall survive such termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. Upon any termination pursuant to
Section 8.1(d), ATLANTIC shall pay to SCG all of the documented, out-of-pocket expenses incurred by SCG after the date hereof in connection with the transactions contemplated by this Agreement. Upon any termination pursuant to Section 8.1(e), SCG shall pay to ATLANTIC all of the documented, out-of-pocket expenses incurred by ATLANTIC after the date hereof in connection with the transactions contemplated by this Agreement.

  Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law; provided, however, this Agreement may not be amended in any material respect following the ATLANTIC Shareholders' Approval or SCG Shareholders' Approval.

  Section 8.4 Waiver. At any time prior to the Merger Closing, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein except ATLANTIC Shareholders' Approval or the SCG Shareholders' Approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                     SURVIVAL AND REMEDY; INDEMNIFICATION

  Section 9.1 Indemnification. Each party hereto agrees to indemnify (each an "Indemnifying Party") the other party hereto and each of such other party's affiliates (each an "Indemnified Party" and collectively, the "Indemnified Parties") against, and agrees to hold it and them harmless from, any and all liabilities, losses, costs, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation and litigation) (collectively, "Losses") incurred or suffered by an Indemnified Party arising out of or in connection with any breach of, or inaccuracy in, (i) to the extent SCG is the Indemnifying Party, any of the representations and warranties or agreements of SCG under this Agreement and
(ii) to the extent ATLANTIC is the Indemnifying Party, the representations and warranties of the ATLANTIC set forth in Section 3.3 and Section 3.4(a) of this Agreement. In addition, SCG agrees to indemnify ATLANTIC and each of ATLANTIC's affiliates (other than SCG, but including, after the Merger Closing, the surviving corporation in the merger pursuant to Section 2.1) (ATLANTIC and such included affiliates being included within the terms "Indemnified Party" and "Indemnified Parties" as used in the other sections of this Article IX) against, and agrees to hold it and them harmless from, any and all Losses incurred or suffered by it or them arising out of or in connection with (X) any breach of, or inaccuracy in, any of the representations and warranties of ATLANTIC set forth in this Agreement other than those set forth in Section 3.3 or Section 3.4(a), (Y) any acts or omissions of either of the SCG Subsidiaries in their respective capacities as REIT Manager and Property Manager prior to the Merger Closing, but only to the extent that such breach, inaccuracy, act, or omission arises out of or results from the gross negligence, bad faith, or willful misconduct of either SCG Subsidiary or (Z) any income tax liabilities arising pursuant to Treasury Regulations section 1.1502-6 or any analogous state or local tax provisions.

  Section 9.2 Limitation of Indemnification. An Indemnified Party shall not be entitled to indemnification under this Article IX until the aggregate of all Losses with respect to which such Indemnified Party would otherwise be entitled to indemnification under this Article IX exceeds $250,000, in which event the Indemnified Party shall be entitled to all such Losses including such $250,000; provided, however, that none of the indemnification obligations hereunder (other than for Losses arising in connection with a breach of the representations and warranties set forth in Section 4.8 or under clause (Z) of
Section 9.1) shall exceed the Fair Market Value of the ATLANTIC Common Shares received by SCG pursuant to Section 2.1.

  Section 9.3 Notice of Claims; Assumption of Defense. The Indemnified Party shall give prompt notice to the Indemnifying Party, in accordance with the terms of Section 10.1 and in the case of a tax inquiry in compliance with the terms of Section 6.14(e), of the assertion of any claim, or the commencement of any suit, action or proceeding by any party in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (a) participate in and (b) upon notice to the Indemnified Party and upon the Indemnifying Party's written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 9.1 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided that (x) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and (y) the Indemnifying Party shall thereafter consult with the Indemnified Party upon its reasonable request from time to time with respect to such claim, suit, action or proceeding; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the Indemnifying Party, if the Indemnified Party reasonably believes that representation of it by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interest between the Indemnified Party and any other party represented by such counsel in such proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

  Section 9.4 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any claim, suit, action or proceeding of the kind referred to in Section 9.3 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. No party shall settle or compromise any such claim, suit, action or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld.

  Section 9.5 Failure of Indemnifying Party to Act. In the event that the Indemnifying Party does not elect to assume the defense of any claim, suit, action or proceeding within a reasonable time of being notified by the Indemnified Party, then any failure of the Indemnified Party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

  Section 9.6 Survival. The indemnification provided by this Article IX shall be a continuing right to indemnification and shall survive the closing of the transactions contemplated hereby and the expiration or termination of this Agreement (i) for a period of two years following the Merger Closing with respect to any indemnification not in connection with a breach of the representations and warranties set forth in Section 4.8 and clause (Z) of
Section 9.1 and (ii) until the expiration of the statute of limitations (as it may be extended) with respect to each tax year or period pertinent to the representations and warranties set forth in Section 4.8 and clause (Z) of
Section 9.1 with respect to any indemnification in connection with a breach thereof; and the Indemnified Party shall be entitled to bring an action thereon only if the Indemnified Party has given the Indemnifying Party written notice within such two-year period, or statute-of-limitations period, as the case may be.

  Section 9.7 Waiver of Counterclaims for Indemnification. If and to the extent that SCG, by virtue of being an Indemnifying Party hereunder, would have a claim against any Indemnified Party for indemnification against Losses under the REIT Management Agreement or Property Management Agreement, SCG hereby waives and forever releases the Indemnified Parties from any such claim.

                                   ARTICLE X

                              GENERAL PROVISIONS

  Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to ATLANTIC, to:

      Security Capital Atlantic Incorporated
      Six Piedmont Center
      Atlantic, Georgia 30305
      Attention: Constance B. Moore
      Fax: (404) 233-2379

      with copies to:

      Mayer, Brown & Platt
      190 South LaSalle Street
      Chicago, Illinois 60603
      Attention: Edward J. Schneidman
      Fax: (312) 701-7711

      Hogan & Hartson L.L.P.
      Columbia Square
      555 Thirteenth Street, NW
      Washington, D.C. 20004
      Attention: J. Warren Gorrell, Jr.
      Fax: (202) 657-5910

    (b) If to SCG, to:

      Security Capital Group Incorporated
      125 Lincoln Avenue, Suite 300
      Santa Fe, New Mexico 87501
      Attention: Jeffrey A. Klopf
      Fax: (505) 988-8920

      with a copy to:

      Mayer, Brown & Platt
      190 South LaSalle Street
      Chicago, Illinois 60603
      Attention: Edward J. Schneidman
      Fax: (312) 701-7711

  Section 10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.3 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) shall not be assigned by operation of law or otherwise; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

  Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.6 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

                                   * * * * *

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Security Capital Atlantic
                                           Incorporated

                                             /s/ Constance B. Moore
                                          By: _________________________________
                                             Constance B. Moore
                                             Co-Chairman

                                          Security Capital Group Incorporated

                                             /s/ Jeffrey A. Klopf
                                          By: _________________________________
                                             Jeffrey A. Klopf
                                             Senior Vice President

                                    ANNEX II

                     SECURITY CAPITAL ATLANTIC INCORPORATED
                         1997 LONG-TERM INCENTIVE PLAN

                               TABLE OF CONTENTS


SECTION 1...................................................................   1
  GENERAL...................................................................   1
    1.1.  Purpose...........................................................   1
    1.2.  Participation.....................................................   1
SECTION 2...................................................................   1
  OPTIONS...................................................................   1
    2.1.  Definition........................................................   1
    2.2.  Eligibility.......................................................   2
    2.3.  Price.............................................................   2
    2.4.  Exercise..........................................................   2
    2.5.  Post-Exercise Limitations.........................................   2
    2.6.  Expiration Date...................................................   3
SECTION 3...................................................................   3
  DIVIDEND EQUIVALENT UNITS.................................................   3
    3.1.  Award of Dividend Equivalent Units................................   3
    3.2.  Terms and Conditions of Dividend Equivalent Units.................   3
SECTION 4...................................................................   4
  SHARE PURCHASE PROGRAM....................................................   4
    4.1.  Purchase of Shares................................................   4
    4.2.  Matching Shares and Options.......................................   4
    4.3.  Restrictions on Shares............................................   4
    4.4.  Purchase Loans....................................................   4
SECTION 5...................................................................   5
  SHARE AWARDS..............................................................   5
    5.1.  Definition........................................................   5
    5.2.  Eligibility.......................................................   5
    5.3.  Terms and Conditions of Awards....................................   5
SECTION 6...................................................................   5
  OPERATION AND ADMINISTRATION..............................................   5
    6.1.  Effective Date....................................................   5
    6.2.  Shares Subject to Plan............................................   6
    6.3.  Individual Limits on Awards.......................................   6
    6.4.  Adjustments to Shares.............................................   6
    6.5.  Change in Control.................................................   7
    6.6.  Limit on Distribution.............................................   8
    6.7.  Liability for Cash Payments.......................................   8
    6.8.  Performance-Based Compensation....................................   8
    6.9.  Withholding.......................................................   9
    6.10. Transferability...................................................   9
    6.11. Notices...........................................................   9
    6.12. Form and Time of Elections........................................   9
    6.13. Agreement With Trust..............................................   9
    6.14. Limitation of Implied Rights......................................   9
    6.15. Evidence..........................................................  10
    6.16. Action by Company or Related Company..............................  10
    6.17. Gender and Number.................................................  10
    6.18. Applicable Law....................................................  10


SECTION 7...................................................................  10
  COMMITTEE.................................................................  10
    7.1.  Administration....................................................  10
    7.2.  Selection of Committee............................................  10
    7.3.  Powers of Committee...............................................  10
    7.4.  Delegation by Committee...........................................  11
    7.5.  Information to be Furnished to Committee..........................  11
    7.6.  Liability and Indemnification of Committee........................  11
SECTION 8...................................................................  11
  AMENDMENT AND TERMINATION.................................................  11

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                         1997 LONG-TERM INCENTIVE PLAN

                                   SECTION 1

                                    GENERAL

  1.1. Purpose. The Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan (the "Plan") has been established by Security Capital Atlantic Incorporated (the "Company") to:

    (a) attract and retain employees and other persons providing services to the Company and the Related Companies (as defined below);

    (b) motivate Participants (as defined in subsection 1.2), by means of appropriate incentives, to achieve long-range goals;

    (c) provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and

    (d) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the value of the Company's common shares;

and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term shareholder return. The term "Related Company" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code")), with respect to the Company or any affiliate of the Company which is designated as a Related Company by the Committee.

  1.2. Participation. Subject to the terms and conditions of the Plan, the Committee (as described in Section 7) shall determine and designate, from time to time, from among the Eligible Individuals (as defined below), those persons who will be granted one or more awards under Sections 2, 3, 4 or 5 of the Plan (an "Award"), and thereby become "Participants" in the Plan. In the discretion of the Committee, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies. For purposes of the Plan, the term "Eligible Individual" shall mean any employee of the Company or a Related Company, and any other person providing material services to the Company or a Related Company; provided, however, that a member of the Board of Directors of the Company (the "Board") who is not an employee of the Company or a Related Company shall not be an "Eligible Individual".

                                   SECTION 2

                                    OPTIONS

  2.1. Definitions. The grant of an "Option" under this Section 2 entitles the Participant to purchase common shares of beneficial interest of the Company ("Shares") at a price fixed at the time the Option is granted, subject to the terms of this Section. Options granted under this Section may be either Incentive Share Options or Non-Qualified Share Options, as determined in the discretion of the Committee. An "Incentive Share Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422 of the Code. A "Non-Qualified Share Option" is an Option that is not intended to be an Incentive Share Option.

  2.2. Eligibility. The Committee shall designate the Participants to whom Options are to be granted under this Section and shall determine the number of Shares subject to each such Option. If the Committee grants

Incentive Share Options, to the extent that the aggregate fair market value of Shares with respect to which Incentive Share Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all related companies within the meaning of section 424(f) of the
Code) exceeds $100,000, such options shall be treated as Non-Qualified Share Options, to the extent required by section 422 of the Code.

  2.3. Price. The determination and payment of the purchase price of a Share under each Option granted under this Section shall be subject to the following:

    (a) The purchase price shall be established by the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than the par value of a Share on such date; further, provided, in no event shall the purchase price of a Share under an Incentive Share Option be less than the Fair Market Value (defined below) of a Share at the time the Option is granted.

    (b) Subject to the following provisions of this subsection, the full purchase price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (or such later date as may be permitted by the Committee in the case of a cashless exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.

    (c) The purchase price shall be payable in cash or in Shares (valued at Fair Market Value as of the day of exercise) that have been held by the Participant at least six months, or in any combination thereof, as determined by the Committee.

    (d) The "Fair Market Value" of a Share as of any date shall be determined in accordance with the following rules:

      (i) If the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the average of the highest and lowest sales price per Share on such date on the principal exchange on which the Shares are then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

      (ii) If the Shares are not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the average of the lowest reported bid price and highest reported asked price of the Shares on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Shares in such market.

      (iii) If the Shares are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

      (iv) For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.

  2.4. Exercise. Except as otherwise expressly provided in the Plan, an Option granted under this Section shall be exercisable in accordance with the following terms of this subsection:

    (a) The terms and conditions relating to exercise of an Option shall be established by the Committee, and may include, without limitation, conditions relating to completion of a specified period of service (subject to paragraph (b) below), achievement of performance standards prior to exercise of the Option or the achievement of Share ownership objectives by the Participant. The Committee, in its sole discretion, may accelerate the vesting of any Option under circumstances designated by it at the time the Option is granted or thereafter.

    (b) No Option may be exercised by a Participant after the Expiration Date (as defined in subsection 2.6) applicable to that Option.

  2.5. Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

  2.6. Expiration Date. The "Expiration Date" with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that unless determined otherwise by the Committee, the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

    (a) the ten-year anniversary of the date on which the Option is granted;

    (b) if the Participant's Date of Termination occurs by reason of death, Disability or Retirement, the one-year anniversary of such Date of Termination; or

    (c) if the Participant's Date of Termination occurs for reasons other than Retirement, death or Disability, the three-month anniversary of such Date of Termination.

For purposes of the Plan, a Participant's "Date of Termination" shall be the date on which he both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies, regardless of the reason for the cessation; provided that a "Date of Termination" shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant's services. Except as otherwise provided by the Committee, a Participant shall be considered to have a "Disability" during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent. "Retirement" of a Participant shall mean the occurrence of a Participant's Date of Termination after providing at least five years of service to the Company or the Related Companies and attaining age 60.

                                   SECTION 3

                           DIVIDEND EQUIVALENT UNITS

  3.1. Award of Dividend Equivalent Units. Unless determined otherwise by the Committee, a Participant who is awarded an Option under the Plan (other than a matching Option awarded under subsection 4.2) shall also be entitled to receive "Dividend Equivalent Units" with respect to such Option, as follows:

    (a) Annual crediting of Dividend Equivalent Units. As of the last day of each calendar year, each Participant shall be credited with a number of Dividend Equivalent Units equal to (i) the dividend amount paid per Share during such calendar year, reduced by the dollar amount that the Committee determines to be the S&P 500 average dividend yield for such year, multiplied by (ii) the number of Shares underlying the Participant's outstanding Options that are entitled to Awards under this Section 3 during such calendar year (reduced pro rata to reflect Shares underlying such Options that were not outstanding on the record date with respect to each dividend payment date during such year), divided by (iii) the Fair Market Value of a Share on the last day of the calendar year.

    (b) Additional credits to reflect dividend payments on Dividend Equivalent Units. As of the last day of each calendar year, each Participant shall be credited with additional Dividend Equivalent Units equal to (i) the dividend amount paid per Share during such calendar year, multiplied by (ii) the number of Dividend Equivalent Units outstanding during such calendar year (reduced pro rata to reflect Dividend Equivalent Units that were not outstanding on each dividend payment date during such year), divided by (iii) the Fair Market Value of a Share on the last day of the calendar year.

  3.2. Terms and Conditions of Dividend Equivalent Units. Unless determined otherwise by the Committee, Dividend Equivalent Units shall be subject to the following terms and conditions:

    (a) Dividend Equivalent Units shall vest in accordance with the vesting schedule applicable to the Option with respect to which the Dividend Equivalent Unit was awarded.

    (b) Each vested Dividend Equivalent Unit shall entitle the holder thereof to a Share on the last day of the calendar year in which occurs the first of (i) the date the Participant exercises the Option with respect to which the Dividend Equivalent Unit was awarded, or (ii) the date such Option expires by its terms (whether by reason of termination of employment or otherwise); provided, however, prior to the date the Shares would otherwise be payable, to the extent permitted by the Committee, a Participant may irrevocably elect to defer receipt of such Shares until the last date of a later calendar year, but in no event later than the last day of the calendar year in which occurs the tenth anniversary of the grant of the underlying Option. Any such deferral election shall be made in such form and at such times as the Committee may determine and shall be subject to such other terms, conditions and limitations as the Committee may establish.

    (c) All Dividend Equivalent Units which are not vested upon the Participant's Date of Termination shall be forfeited.

    (d) Settlement of all Dividend Equivalent Units shall be made in the form of Shares.

                                   SECTION 4

                            SHARE PURCHASE PROGRAM

  4.1. Purchase of Shares. The Committee may, from time to time, establish one or more programs under which Participants will be permitted to purchase Shares under the Plan and shall designate the Participants eligible to participate under such Share purchase programs. The purchase price for Shares available under such programs, and other terms and conditions of such programs, shall be established by the Committee, provided that the purchase price may not be less than par value.

  4.2. Matching Shares and Options. Except as otherwise provided in subsection 4.1, any Share purchase program established by the Committee under this Section may provide for the award of matching Shares or Options in the amount, if any, determined by the Committee.

  4.3. Restrictions on Shares. The Committee may impose such restrictions with respect to Shares purchased under subsection 4.1, or matching Shares or Options awarded pursuant to subsection 4.2, as the Committee determines to be appropriate. Such restrictions may include, without limitation, restrictions of the type that may be imposed with respect to Share Awards under Section 5.

  4.4. Purchase Loans. In connection with the purchase of Shares under this
Section 4, the Committee, in its sole discretion, may determine that the Company shall, at the Participant's election, make a loan (a "Loan") to the Participant for all or a portion of the purchase price of the Shares purchased. The Loan may be used only for the purpose of financing the purchase, subject to the following:

    (a) Each Loan shall be evidenced by a promissory note and pledge agreement in such form as the Committee shall approve; provided, that the note shall (i) provide full recourse to the Participant, (ii) provide for interest at a rate to be determined by the Committee, (iii) be secured, pursuant to a pledge agreement, by the purchased Shares, and (iv) comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

    (b) Each Loan shall provide for a term of no more than 10 years.

    (c) All principal and interest outstanding under a Loan with respect to any Participant will automatically become due and payable (i) 60 days after the date the Participant voluntarily terminates employment with the Company and Related Companies for any reason other than death, Disability or Retirement, (ii) 90 days after the date on which the Company terminates the Participant's employment with the Company and Related Companies for any reason other than Cause, (iii) 180 days after the Participant's employment with the Company and Related Companies terminates by reason of death, Disability or Retirement or following a Change in Control of the Company, or (iv) immediately upon a sale of the Shares which are pledged as collateral for the loan or if the Participant's employment with the Company and Related Companies is terminated for Cause.

    (d) Each Loan shall contain such other terms, conditions and limitations as may be determined by the Committee in its sole discretion.

                                   SECTION 5

                                 SHARE AWARDS

  5.1 Definition. Subject to the terms of this Section, a Share Award under the Plan is a grant of Shares to a Participant, the earning, vesting or distribution of which is subject to one or more conditions established by the Committee. Such conditions may relate to events (such as performance or continued employment) occurring before or after the date the Share Award is granted, or the date the Shares are earned by, vested in or delivered to the Participant. If the vesting of Share Awards is subject to conditions occurring after the date of grant, the period beginning on the date of grant of a Share Award and ending on the vesting or forfeiture of such Shares (as applicable) is referred to as the "Restricted Period". [To the extent that vesting of a Share Award is contingent on continued employment, the required employment shall not be less than three years following the grant of the Award. To the extent that the vesting of a Share Award is contingent on performance, the performance shall be measured over a period of not less than one year.] Share Awards may provide for delivery of the shares of Shares at the time of grant or may provide for a deferred delivery date. A Share Award may, but need not, be made in conjunction with a cash-based incentive compensation program maintained by the Company and may, but need not, be in lieu of cash otherwise awardable under such program.

  5.2 Eligibility. The Committee shall designate the Participants to whom Share Awards are to be granted and the number of Shares that are subject to each such Award.

  5.3 Terms and Conditions of Awards. Share Awards granted to Participants under the Plan shall be subject to the following terms and conditions:

    (a) Beginning on the date of grant (or, if later, the date of distribution) of Shares comprising a Share Award, and including any applicable Restricted Period, the Participant as owner of such Shares shall have the right to vote such Shares.

    (b) Payment of dividends with respect to Share Awards shall be subject to the following:

      (i) On and after the date that a Participant has a fully earned and vested right to the Shares comprising a Share Award and the Shares have been distributed to the Participant, the Participant shall have all dividend rights (and other rights) of a shareholder with respect to such Shares.

      (ii) Prior to the date that a Participant has a fully earned and vested right to the shares comprising a Share Award, the Committee, in its sole discretion, may award Dividend Rights with respect to such shares.

      (iii) On and after the date that a Participant has a fully earned and vested right to the Shares comprising a Share Award, but before the Shares have been distributed to the Participant, the Participant shall be entitled to Dividend Rights with respect to such Shares, at the time and in the form determined by the Committee.

      (iv) A "Dividend Right" with respect to shares comprising a Share Award shall entitle the Participant, as of each dividend payment date, to an amount equal to the dividends payable with respect to a Share multiplied by the number of such Shares. Dividend Rights shall be settled in cash or in Shares valued at Fair Market Value as of the date of settlement, as determined by the Committee, shall be payable at the time determined by the Committee and shall be subject to such other terms and conditions as the Committee may determine.

                                   SECTION 6

                         OPERATION AND ADMINISTRATION

  6.1 Effective Date. The Plan shall be effective as of the date it is adopted by the Board; provided, however, that Awards granted under the Plan prior to its approval by shareholders will be contingent on approval of the Plan by the Company's shareholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board.

  6.2. Shares Subject to Plan. The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 6.4, the number of Shares which may be issued with respect to Awards under the Plan shall not exceed 3,000,000 Shares in the aggregate. Except as otherwise provided herein, any Shares subject to an Award which for any reason expires or is terminated without issuance of Shares (including Shares that are not issued because they are withheld to satisfy tax withholding) shall again be available under the Plan.

  6.3. Individual Limits on Awards. Notwithstanding any other provision of the Plan to the contrary, no Participant shall receive any Award of an Option under the Plan to the extent that the sum of:

    (a) the number of Shares subject to such Award;

    (b) the number of Shares subject to all other prior Awards of Options under the Plan during the one-year period ending on the date of the Award; and

    (c) the number of Shares subject to all other prior share options granted to the Participant under other plans or arrangements of the Company during the one-year period ending on the date of the Award;

would exceed the Participant's Individual Limit under the Plan. The determination made under the foregoing provisions of this subsection shall be based on the Shares subject to the Awards at the time of grant, regardless of when the Awards become exercisable. Subject to the provisions of subsection 6.4, a Participant's "Individual Limit" shall be 500,000 Shares.

  6.4. Adjustments to Shares.

  (a) If the Company shall effect any subdivision or consolidation of Shares or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of Shares outstanding without receiving compensation therefor in money, services or property, then the Committee shall equitably adjust (i) the number of Shares available under the Plan; (ii) the number of shares available under any individual or other limits; (iii) the number of Shares subject to outstanding Awards; and (iv) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.

  (b) If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange, the shareholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, there shall be substituted for the shares subject to outstanding Awards an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of the Company in respect of such shares, subject to the following:

    (i) If the Committee determines that the substitution described in accordance with the foregoing provisions of this paragraph would not be fully consistent with the purposes of the Plan or the purposes of the outstanding Awards under the Plan, the Committee may make such other adjustments to the Awards to the extent that the Committee determines such adjustments are consistent with the purposes of the Plan and of the affected Awards.

    (ii) All or any of the Awards may be cancelled by the Committee on or immediately prior to the effective date of the applicable transaction, but only if the Committee gives reasonable advance notice of the cancellation to each affected Participant, and only if either: (A) the Participant is permitted to exercise all Awards which are vested (or become vested under Section 6.5) for a reasonable period prior to the effective date of the cancellation; or (B) the Participant receives payment or other benefits that the Committee determines to be reasonable compensation for the value of the cancelled Awards, to the extent such Awards are vested (or become vested under Section 6.5).

    (iii) Upon the occurrence of a reorganization of the Company or any other event described in this paragraph (b), any successor to the Company shall be substituted for the Company to the extent that the Company and the successor agree to such substitution.

  (c) Upon (or, in the discretion of the Committee, immediately prior to) the sale to (or exchange with) a third party unrelated to the Company of all or substantially all of the assets of the Company, all Awards shall be cancelled. If Awards are cancelled under this paragraph, then, with respect to any affected Participant, either:

    (i) the Participant shall be provided with reasonable advance notice of the cancellation, and the Participant shall be permitted to exercise the Award for a reasonable period prior to the effective date of the cancellation; or

    (ii) the Participant shall receive payment or other benefits that the Committee determines to be reasonable compensation for the value of the cancelled Awards.

The foregoing provisions of this paragraph shall also apply to the sale of all or substantially all of the assets of the Company to a related party, if the Committee determines such application is appropriate.

  (d) In determining what action, if any, is necessary or appropriate under the foregoing provisions of this subsection, the Committee shall act in a manner that it determines to be consistent with the purposes of the Plan and of the affected Awards and, where applicable or otherwise appropriate, in a manner that it determines to be necessary to preserve the benefits and potential benefits of the affected Awards for the Participants and the Company.

  (e) The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Shares or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

  (f) Except as expressly provided by the terms of this Plan, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

  (g) Awards under the Plan are subject to adjustment under this subsection only during the period in which they are considered to be outstanding under the Plan. For purposes of this subsection, an Award is considered "outstanding" on any date if the Participant's ability to obtain all benefits with respect to the Award is subject to limits imposed by the Plan (including any limits imposed by the Agreement reflecting the Award). The determination of whether an Award is outstanding shall be made by the Committee.

  6.5. Change in Control. In the event that (i) a Participant's employment is terminated by the Company or the successor to the Company or an affiliated entity which is his or her employer for reasons other than Cause following a Change in Control of the Company (as defined below), or (ii) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Options and related Awards which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested. For purposes of the Plan, a "Change in Control" means the happening of any of the following:

    (a) the shareholders of the Company approve a definitive agreement to merge the Company into or consolidate the Company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (as defined below) (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; or

    (b) the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any "person" as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of the Company); or

    (c) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors still in office at the time of such election or nomination who were Directors at the beginning of such period).

For purposes of this subsection, a Participant's employment shall be deemed to be terminated by the Company or the successor to the Company or an affiliated entity if the Participant terminates employment after (i) a substantial adverse alteration in the nature of the Participant's status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant's annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control.

  6.6. Limit on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:

    (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

    (b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

    (c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

  6.7. Liability for Cash Payments. Subject to the provisions of this Section, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the service rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

  6.8. Performance-Based Compensation. To the extent that the Committee determines that it is necessary or desirable to conform any Awards under the Plan with the requirements applicable to "Performance-Based Compensation", as that term is used in Code section 162(m)(4)(C), it may, at or prior to the time an Award is granted, take such steps and impose such restrictions with respect to such Award as it determines to be necessary to satisfy such requirements including, without limitation:

    (a) The establishment of performance goals that must be satisfied prior to the payment or distribution of benefits under such Awards.

    (b) The submission of such Awards and performance goals to the Company's shareholders for approval and making the receipt of benefits under such Awards contingent on receipt of such approval.

    (c) Providing that no payment or distribution be made under such Awards unless the Committee certifies that the goals and the applicable terms of the Plan and Agreement reflecting the Awards have been satisfied.

To the extent that the Committee determines that the foregoing requirements relating to Performance-Based Compensation do not apply to Awards under the Plan because the Awards constitute Options, the Committee may, at the time the Award is granted, conform the Awards to alternative methods of satisfying the requirements applicable to Performance-Based Compensation.

  6.9. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Shares that have been held by the Participant less than six months or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law.

  6.10. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant's family (including, without limitation, to a trust or partnership for the benefit of a Participant's family), subject to such limits as the Committee may establish. In no event shall an Incentive Share Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Code section 422.

  6.11. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

  6.12. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

  6.13. Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

  6.14. Limitation of Implied Rights.

  (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

  (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.

  6.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

  6.16. Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors or directors, as applicable, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of the Company.

  6.17. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

  6.18. Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Maryland, without giving effect to choice of law principles.

                                   SECTION 7

                                   COMMITTEE

  7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 7.

  7.2. Selection of Committee. So long as the Company is subject to section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act, none of whom shall be eligible to receive Awards under the Plan.

  7.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

    (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select individuals to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

    (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

    (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

    (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

    (e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

  7.4. Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange or NASDAQ (if appropriate), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

  7.5. Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee's or Participant's employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

  7.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

                                   SECTION 8

                           AMENDMENT AND TERMINATION

  The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 6.4 (relating to certain adjustments to shares), no amendment or termination may materially adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board.

                                   ANNEX III

                    OPINION OF J.P. MORGAN SECURITIES INC.

[Date of Proxy Statement and Prospectus]

Special Committee of the Board of Directors
Security Capital Atlantic Incorporated
Sixth Floor
Six Piedmont Center
Atlanta, Georgia 30305

Attention: Ned Holmes
    Chairman

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to Security Capital Atlantic Incorporated (the "Company") and its shareholders (other than Security Capital Group Incorporated ("SCG")) of the consideration proposed to be received in the transactions (the "Transaction") contemplated by the Merger and Issuance Agreement, dated as of March 24, 1997 (the "Agreement"), between the Company and Security Capital Group Incorporated ("SCG") and by the Related Agreements (as defined in the Agreement). Pursuant to the Agreement, Security Capital (Atlantic) Incorporated and SCG Realty Services Atlantic Incorporated (together, the "Management Companies") will be merged with and into a subsidiary of the Company, and the Company will issue such number of shares of its common stock as calculated pursuant to a formula contained in the Agreement. In addition, SCG will issue to the Company's shareholders such number of warrants to purchase Class B Common Shares of SCG as calculated pursuant to a formula contained in the Agreement.

  In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain information concerning the business of the Management Companies and the Company and certain publicly available information concerning certain other companies engaged in businesses comparable to those of the Management Companies and the Company; (iii) publicly available terms of certain transactions involving companies comparable to the Management Companies and the Company and the consideration received in connection with such transactions; (iv) the audited financial statements of the Company for the fiscal year ended December 31, 1995; and (v) certain internal financial analyses and forecasts concerning the Management Companies and the Company prepared by management of the Management Companies and the Company.

  In addition, we have held discussions with certain members of the management of the Company, SCG and the Management Companies with respect to certain aspects of the Transaction, the past and current business operations of the Company and the Management Companies, the financial condition and future prospects and operations of the Company and the Management Companies, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company, SCG and the Management Companies or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Management Companies to which such analyses or forecasts relate. We have

                                     III-1
also assumed that the Transaction will have the tax consequences described to us in materials furnished to us by representatives of the Company, and that the other conditions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's or SCG 's securities will trade at any future time.

  In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions.

  We will receive a fee from the Company for the delivery of this opinion. We and our affiliates maintain banking, capital markets, advisory and other business relationships with the Company and SCG and its affiliates, including Morgan Guaranty Trust Company of New York acting as the agent bank under the Company's existing commercial bank facility. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or SCG for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date thereof that the consideration to be received in the transactions contemplated by the Agreement and by the Related Agreements is fair, from a financial point of view, to the Company and its shareholders (other than SCG).

  This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

                                          Very truly yours,

                                          J.P. Morgan Securities Inc.


                                          By: _________________________________
                                                        Jon Zehner
                                                     Managing Director

                                     III-2

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Eighth of the Registrant's Articles of Incorporation provides as follows with respect to indemnification of its directors and officers:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article Ninth of the Registrant's Articles of Incorporation provides as follows with respect to limitation of liability of its directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XIII of the Registrant's bylaws provides as follows with respect to indemnification of its directors and officers and advances for expenses:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  In addition, the Registrant has entered into indemnity agreements with each of its officers and Directors which provide for reimbursement of all expenses and liabilities of such officer or Director, arising out of any lawsuit or claim against such officer or Director due to the fact that he was or is serving as an officer or Director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) Refer to Index to Exhibits.

  (b) Refer to Index to Financial Statements included as part of the Prospectus.

  (c) Refer to Annex II and Annex III to the Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (1) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA FE, STATE OF NEW MEXICO ON THE 1ST DAY OF MAY, 1997.

                                          Security Capital Group Incorporated

                                             /s/ William D. Sanders
                                          By: _________________________________
                                             William D. Sanders
                                             Chairman

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Sanders, C. Ronald Blankenship, Jeffrey A. Klopf and Ariel Amir, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or nominee, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

     /s/ William D. Sanders          Chairman of the Board of         May 1, 1997
____________________________________  Directors, President and
         William D. Sanders           Chief Executive Officer
                                      (principal executive
                                      officer) and Director

   /s/ Gerald R. Morgan, Jr.         Vice President (principal        May 1, 1997
____________________________________  financial officer)
       Gerald R. Morgan, Jr.

       /s/ Jayson C. Cyr             Vice President (principal        May 1, 1997
____________________________________  accounting officer)
           Jayson C. Cyr

      /s/ Samuel W. Bodman           Director                         May 1, 1997
____________________________________
          Samuel W. Bodman

      /s/ Hermann Buerger            Director                         May 1, 1997
____________________________________
          Hermann Buerger

    /s/ John P. Frazee, Jr.          Director                         May 1, 1997
____________________________________
        John P. Frazee, Jr.


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

  /s/ Cyrus F. Freidheim, Jr.        Director                         May 1, 1997
____________________________________
      Cyrus F. Freidheim, Jr.

     /s/ H. Laurence Fuller          Director                         May 1, 1997
____________________________________
         H. Laurence Fuller

        /s/ Ray L. Hunt              Director                         May 1, 1997
____________________________________
            Ray L. Hunt

    /s/ John T. Kelley, III          Director                         May 1, 1997
____________________________________
        John T. Kelley, III

     /s/ Peter S. Willmott           Director                         May 1, 1997
____________________________________
         Peter S. Willmott


                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                            DOCUMENT DESCRIPTION
 -------                          --------------------
  2.1    Merger and Issuance Agreement, dated as of March 24, 1997, between
          Security Capital Atlantic Incorporated ("ATLANTIC") and Security
          Capital, as amended (the "ATLANTIC Merger") (included as Annex I to this registration statement)
  2.2    Merger and Issuance Agreement, dated as of March 24, 1997, between
          Security Capital Pacific Trust ("PTR") and Security Capital, as
          amended (the "PTR Merger") (incorporated by reference to Exhibit 2.1 to the PTR Form 8-K filed March 26, 1997 (File No. 1-10272, the "PTR
          Form 8-K"))
  2.3    Merger and Issuance Agreement, dated as of March 24, 1997, between
          Security Capital Industrial Trust ("SCI") and Security Capital, as
          amended (the "SCI Merger") (incorporated by reference to Exhibit 2.1 to the SCI Form 8-K filed March 26, 1997 (File No. 1-12846, the "SCI
          Form 8-K"))
  2.4    ATLANTIC Merger Form of Agreement and Plan of Merger
  2.5    PTR Merger Form of Agreement and Plan of Merger (incorporated by reference to Exhibit 2.5 to Security Capital's registration statement
          on Form S-4 (File No. 333-     , the "SC PTR Form
          S-4"))
  2.6    SCI Merger Form of Agreement and Plan of Merger (incorporated by reference to Exhibit 2.6 to Security Capital's registration statement
          on Form S-4 (File No. 333-     , the "SC SCI Form
          S-4"))
  4.1    Security Capital Articles of Amendment and Restatement (incorporated by reference to Exhibit 4.1 to Security Capital's registration statement on Form S-1 (File No. 333-26037, the "SC Form S-1")
  4.2    Security Capital Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 to the SC Form S-1)
  4.3    Rights Agreement, dated as of April 21, 1997, between Security Capital and The First National Bank of Boston, as Rights Agent, including form of Rights Certificate (incorporated by reference to Exhibit 4.3 to the SC Form S-1)
  4.4    Form of stock certificate for shares of Class A common stock of
          Security Capital (to be filed by amendment)
  4.5    Form of stock certificate for shares of Class B common stock of
          Security Capital (to be filed by amendment)
  4.6    Form of 12% Convertible Subordinated Debentures due June 30, 2014
          (incorporated by reference to Exhibit 4.6 to the SC Form S-1)
  4.7    Form of 6.50% Convertible Subordinated Debentures due March 29, 2016
          (incorporated by reference to Exhibit 4.7 to the SC Form S-1)
  4.8    Form of Warrant Agreement by and between Security Capital and The
          First National Bank of Boston, as warrant agent, including form of warrant certificate (incorporated by reference to Exhibit 4.8 to the
          SC Form S-1)
  4.9    Stock Purchase Warrant issued June 30, 1994 by Security Capital to
          Citibank, N.A. (incorporated by reference to Exhibit 4.9 to the SC
          Form S-1)
  5      Opinion of Mayer, Brown & Platt (including opinion of Ballard Spahr
          Andrews & Ingersoll in support thereof) (to be filed by amendment)
  8      Opinion of Mayer, Brown & Platt (to be filed by amendment)
 10.1    Investor Agreement, dated as of October 28, 1993, between ATLANTIC and
          Security Capital (incorporated by reference to Exhibit 10.4 to
          ATLANTIC's Form S-11 (File No. 333-7071, the "ATLANTIC Form S-11"))

 EXHIBIT
   NO.                            DOCUMENT DESCRIPTION
 -------                          --------------------
 10.2    Form of Amended Restated Investor Agreement between ATLANTIC and
          Security Capital (incorporated by reference to Exhibit 10.1 to the
          ATLANTIC Form S-4 filed March 26, 1997 (File No. 1-12303, the
          "ATLANTIC Form 8-K"))
 10.3    Investor Agreement, dated as of October 17, 1996, by and between
          Homestead Village Incorporated ("Homestead") and Security Capital
          (incorporated by reference to Exhibit 10.2 to Homestead's Form 10-Q for the quarter ended September 30, 1996 (File No. 1-12269, the
          "Homestead Form 10-Q"))
 10.4    Second Amended and Restated Investor Agreement, dated as of July 11,
          1994, by and between Property Trust of America, a predecessor to PTR
          ("PTA"), and Security Capital Realty Incorporated, a predecessor to
          Security Capital ("SCRI") (incorporated by reference to Exhibit 10.1 to PTR's Form 8-K dated July 19, 1994)
 10.5    Supplemental Investment Agreement, dated as of October 1, 1991, by and between PTA and Southwest Realty Advisors Incorporated, a predecessor to SCRI (incorporated by reference to Exhibit 10.70 to PTR Form S-11
          (File No. 33-43201))
 10.6    Second Supplemental Investment Agreement, dated as of December 7,
          1993, by and between PTA and SCRI (incorporated by reference to
          Exhibit 10.2 to PTR's Form 8-K dated May 3, 1994)
 10.7    Third Supplemental Investment Agreement, dated as of December 6, 1994, by and between PTA and SCRI (incorporated by reference to Exhibit
          10.6 to PTR's Form 10-K for the year ended December 31, 1994)
 10.8    Form of Third Amended and Restated Investor Agreement between PTR and
          Security Capital (incorporated by reference to Exhibit 10.1 to the
          PTR Form 8-K)
 10.9    Second Amended and Restated Investor Agreement, dated as of November
          18, 1993, between SCI and SCRI (incorporated by reference to Exhibit
          10.14 to SCI Form S-3 (File No. 33-73382))
 10.10   First Supplemental Investment Agreement, dated August 23, 1995, between SCI, Security Capital and SCRI (incorporated by reference to
          Exhibit 10.11 to SCI's Form 10-K for the year ended December 31,
          1995)
 10.11   Form of Third Amended and Restated Investor Agreement between SCI and
          Security Capital (incorporated by reference to Exhibit 10.1 to the
          SCI Form 8-K)
 10.12   Second Amended and Restated REIT Management Agreement, dated as of
          June 30, 1996, between ATLANTIC and Security Capital Realty Services
          Atlantic Incorporated (incorporated by reference to Exhibit 10.3 to the ATLANTIC Form S-11)
 10.13   Fifth Amended and Restated REIT Management Agreement, dated as of May
          21, 1996, between PTR and Security Capital Pacific Incorporated
          (incorporated by reference to Exhibit 10.9 to PTR's Form 10-K for the year ended December 31, 1996 (the "PTR Form 10-K"))
 10.14   Seventh Amended and Restated REIT Management Agreement, dated June 30,
          1996, between SCI and Security Capital Industrial Incorporated
          (incorporated by reference to Exhibit 10 to SCI's Form 8-K dated
          August 20, 1996)
 10.15   Form of property management agreement for ATLANTIC's communities
          (incorporated by reference to Exhibit 10.13 to ATLANTIC's Form S-11)
 10.16   Management Agreement, dated as of September 1, 1995, by and between
          PTR and SCRI (incorporated by reference to Exhibit 10.7 to the PTR
          Form 10-K)
 10.17   Advisory Agreement dated July 5, 1995 between Security Capital U.S.
          Realty, Security Capital Holdings, S.A. and Security Capital (EU)
          Management S.A. (to be filed by amendment)
 10.18   Sub-Advisory Agreement dated July 5, 1995 between Security Capital
          (EU) Management S.A. and Security Capital Investment Research
          Incorporated (to be filed by amendment)

 EXHIBIT
   NO.                            DOCUMENT DESCRIPTION
 -------                          --------------------
 10.19   Amended and Restated Credit Agreement, dated as of August 19, 1996 between SC Realty Incorporated and Wells Fargo Realty Advisors
          Funding, Incorporated, as agent for the financial institutions identified therein, including form of Revolving Credit Note (to be filed by amendment)
 10.20   Amended and Restated Pledge Agreement, dated as of August 19, 1996, by and between SC Realty Incorporated and Wells Fargo Realty Advisors,
          Incorporated (to be filed by amendment)
 10.21   Amended and Restated Guaranty, dated as of August 19, 1996, by
          Security Capital in favor of Wells Fargo Realty Advisors,
          Incorporated (to be filed by amendment)
 10.22   Form of Indemnification Agreement entered into between Security
          Capital and each of its directors (to be filed by amendment)
 10.23   1996 Security Capital Outside Directors Plan (to be filed by amendment)
 10.24   Security Capital 1995 Option Plan (as amended and restated effective
          December 3, 1996) (incorporated by reference to Exhibit 10.28 to the
          SC Form S-1)
 10.25   Security Capital Deferred Fee Plan for Directors (to be filed by amendment)
 10.26   Security Capital 1991 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.30 to the SC Form S-1)
 10.27   Security Capital 1991 Option Plan B (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.31 to the SC Form S-1)
 10.28   Security Capital 1992 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.32 to the SC Form S-1)
 10.29   Security Capital 1992 Option Plan B (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.33 to the SC Form S-1)
 10.30   Security Capital Realty Investors 1991 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.34 to the SC Form S-1)
 10.31   Security Capital Realty Investors 1991 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.35 to the SC Form S-1)
 21      Subsidiaries of Security Capital (to be filed by amendment)
 23.1    Consent of Mayer, Brown & Platt (included in the opinion filed as
          Exhibit 5)
 23.2    Consent of Ballard Spahr Andrews & Ingersoll (included in the opinion filed as a part of Exhibit 5)
 23.3    Consent of Arthur Andersen LLP
 23.4    Consent of KPMG Peat Marwick LLP
 23.5    Consent of Price Waterhouse LLP
 23.6    Consent of Ernst & Young LLP
 23.7    Consent of Ernst & Young LLP
 24      Power of Attorney pursuant to which amendments to this Registration
          Statement may be filed (included in this Registration Statement at page II-4)
 99.1    Form of Proxy